UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DESTINATION XL GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT DATED JULY 17, 2026—SUBJECT TO COMPLETION

555 Turnpike Street

Canton, Massachusetts 02021

Dear DXL Stockholders:

You are invited to attend the special meeting of stockholders of Destination XL Group, Inc., a Delaware corporation (“DXL”), which will be held at [●] a.m., Eastern Time, on [●], 2026 (the “special meeting”). The special meeting will be held at the corporate offices of DXL located at 555 Turnpike Street, Canton, Massachusetts 02021.

On December 11, 2025, DXL, Divine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of DXL (the “merger subsidiary”), and FBB Holdings I, Inc., a Delaware corporation (“FBB”), entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which the merger subsidiary would merge with and into FBB, with FBB continuing as the surviving corporation as a wholly owned subsidiary of DXL (the “merger”).

Under the terms of the merger agreement, if the merger is consummated, at the effective time of the merger, each share of common stock, par value $0.01 per share, of FBB (“FBB common stock”) (excluding (i) any shares held as treasury stock by FBB or held or owned by DXL or any subsidiary of DXL or FBB, (ii) any dissenting shares, and (iii) any shares held by a FBB stockholder that is an unaccredited investor) would be converted into the right to receive that number of fully paid and nonassessable shares of the common stock, par value $0.01 per share, of DXL (“DXL common stock”) equal to the exchange ratio, which would be calculated based on the total number of the new issuance of DXL common stock (which would be the number of shares equal to the fully diluted DXL shares multiplied by the quotient of fifty-five percent (55%) divided by forty-five percent (45%)) divided by the number of FBB common stock issued and outstanding immediately prior to the effective time of the merger. If the merger is consummated, immediately following the effective time of the merger, FBB stockholders would be expected to own or hold rights to acquire 55% of the combined company (as defined below) and DXL stockholders would be expected to own or hold rights to acquire 45% of the combined company, in each case, on a fully diluted basis using the treasury stock method. If the merger is consummated, DXL would continue to operate under the same name (the “combined company”).

The Board of Directors of DXL (the “DXL Board”) has continued to evaluate the merger, including in light of developments since the execution of the merger agreement. As part of that evaluation, the DXL Board has considered, among other things, the increasingly challenging consumer environment since the execution of the merger agreement in December 2025, FBB’s level of indebtedness, concerns regarding FBB’s potential negative equity value, and the substantial economic dilution that DXL stockholders would experience if the merger were consummated on its current terms. Based on this evaluation, including these considerations, the DXL Board has determined that the merger and the transactions contemplated by the merger agreement, including the issuance proposal, are no longer advisable and are not in the best interests of DXL and its stockholders. Notwithstanding this determination, the DXL Board is contractually obligated under the merger agreement to submit the issuance proposal to DXL stockholders for approval.

At the special meeting, DXL will ask its stockholders to consider and vote on the following matters:

•

a proposal to approve the issuance of shares of DXL common stock as the merger consideration pursuant to the terms of the merger agreement and the resulting “change of control” under the Nasdaq rules (“proposal 1” or “issuance proposal”);

•

a proposal to approve and adopt an amendment to the restated certificate of incorporation of DXL to effect a reverse stock split at a ratio of not less than 1-for-2 and not more than 1-for-30 pursuant to the amendment set forth in Section 1 on Annex C to the proxy statement (“proposal 2” or “reverse stock split proposal”);

•

a proposal to approve and adopt an amendment to the Second Amended and Restated 2016 Incentive Compensation Plan (the “2016 plan”) to (a) increase the total number of shares of DXL common stock available for issuance under the 2016 plan by 13,500,000 shares; (b) increase the total number of shares of DXL common stock available for issuance upon the exercise of incentive stock options granted under the 2016 plan by 13,500,000 shares; (c) change the share fungible rate from 1.9 shares to 1.5 shares; and (d) remove the annual per participant limitations with respect to the share amount and/or dollar value of awards that can be granted under the 2016 plan (“proposal 3” or “2016 plan proposal”); and

•

a proposal to approve an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies with respect to the issuance proposal, the reverse stock split proposal and/or the 2016 plan proposal (“proposal 4” or “adjournment proposal”).

As described in the accompanying proxy statement, certain of DXL stockholders, including the directors and chief financial officer of DXL, who in the aggregate own approximately [●]% of the shares of DXL common stock outstanding as of the record date, are parties to voting agreements with FBB, whereby such stockholders agreed to vote their shares in favor of the approval of each of proposals 1, 2 and 4, subject to the terms therein. These voting agreements were entered into in connection with the execution of the merger agreement, prior to the DXL Board’s ongoing evaluation of the merger and updated determination to recommend that DXL stockholders vote against the issuance proposal. The voting agreements remain binding on the stockholders subject thereto, notwithstanding the updated position of the DXL Board, unless and until they terminate in accordance with their terms.

In December 2025, the DXL Board unanimously approved the merger agreement and determined that it was fair to, and in the best interests of, DXL and its stockholders as of the date of its approval. However, after careful consideration, including continued evaluation of the merger, including in light of developments since the execution of the merger agreement, with the assistance of external financial and legal advisors, the DXL Board has withdrawn its prior recommendation in favor of the merger and the issuance proposal.

Accordingly, the DXL Board unanimously recommends that DXL stockholders vote (i) “AGAINST” the issuance proposal, (ii) “FOR” the reverse stock split proposal, (iii) “FOR” the 2016 plan proposal, and (iv) “FOR” the adjournment proposal.

This proxy statement includes information regarding FBB, its business, financial condition and prospects, as well as statements regarding the potential strategic and financial benefits of the merger and the expected performance of the combined company that have been provided by FBB or its representatives and reflect FBB’s views. The DXL Board has continued to evaluate the merger, including in light of developments since the execution of the merger agreement. As part of that evaluation, the DXL Board has considered, among other things, the increasingly challenging consumer environment since the execution of the merger agreement in December 2025, FBB’s level of indebtedness, concerns regarding FBB’s potential negative equity value, and the substantial economic dilution that DXL stockholders would experience if the merger were consummated on its current terms. Based on this evaluation, including these considerations, the DXL Board has determined that the merger and the transactions contemplated by the merger agreement, including the issuance proposal, are no longer advisable and are not in the best interests of DXL and its stockholders. As a result, certain statements identified in this proxy statement as coming from FBB regarding the anticipated benefits of the merger, the outlook for the combined company or the strategic rationale for the transaction may differ from, or be inconsistent with, the current views of the DXL Board. Accordingly, stockholders are presented with differing perspectives in this proxy statement and are urged to carefully consider the DXL Board’s recommendation that stockholders vote “AGAINST” the issuance proposal, together with the other information contained in this proxy statement, including the risks described under “Risks Related to the Merger,” in determining how to vote on the proposals.

Shares of DXL common stock are currently listed on The Nasdaq Global Market under the symbol “DXLG”. If the merger is consummated, it is expected that DXL common stock would trade on The Nasdaq Global Market under the symbol “DXLG”. More information about DXL, FBB and the proposed transactions is contained in the accompanying proxy statement.

DXL URGES YOU TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 28.

Your vote is important. Whether or not you expect to attend the special meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting. You can also vote your shares via the internet or by telephone as provided in the instructions set forth in the enclosed proxy card. If you hold your shares in “street name” through a broker, you should follow the procedures provided by your broker.

The DXL Board appreciates your careful consideration of these important matters and encourages you to vote your shares.

Sincerely,

Lionel F. Conacher	Harvey S. Kanter
Chairman of the DXL Board	President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement or the DXL common stock to be issued in connection with the merger or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated  , 2026 and is first being mailed to stockholders on or about   , 2026.

PRELIMINARY PROXY STATEMENT DATED JULY 17, 2026—SUBJECT TO COMPLETION

DESTINATION XL GROUP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2026

To the Stockholders of Destination XL Group, Inc.:

Notice is hereby given that a special meeting of stockholders of Destination XL Group, Inc. (“DXL”) will be held at the corporate offices of DXL, located at 555 Turnpike Street, Canton, Massachusetts 02021, at [●] a.m., Eastern Time on [●], 2026 to consider and vote on the following proposals:

1.

To approve the issuance of shares of DXL common stock as the merger consideration pursuant to the terms of the merger agreement and the resulting “change of control” under the Nasdaq rules (“proposal 1” or “issuance proposal”);

2.

To approve and adopt an amendment to the restated certificate of incorporation of DXL to effect a reverse stock split at a ratio of not less than 1-for-2 and not more than 1-for-30 pursuant to the amendment set forth in Section 1 on Annex C to the proxy statement (“proposal 2” or “reverse stock split proposal”);

3.

To approve and adopt an amendment to the Second Amended and Restated 2016 Incentive Compensation Plan to (a) increase the total number of shares of DXL common stock available for issuance under the 2016 plan by 13,500,000 shares; (b) increase the total number of shares of DXL common stock available for issuance upon the exercise of incentive stock options granted under the 2016 plan by 13,500,000 shares; (c) change the share fungible rate from 1.9 shares to 1.5 shares; and (d) remove the annual per participant limitations with respect to the share amount and/or dollar value of awards that can be granted under the 2016 plan (“proposal 3” or “2016 plan proposal”); and

4.

To approve an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies with respect to the issuance proposal, the reverse stock split proposal and/or the 2016 plan proposal (“proposal 4” or “adjournment proposal”).

The issuance proposal, the reverse stock split proposal and the 2016 plan proposal each require the affirmative vote of a majority of the votes cast by DXL stockholders at the special meeting. Approval of the issuance proposal is a condition to the completion of the merger. Although approval of the reverse stock split proposal is not expressly stated in the merger agreement as a condition to the completion of the merger, the merger agreement includes a condition to the merger that the DXL common stock to be issued as merger consideration be authorized for listing on The Nasdaq Stock Market (“Nasdaq”), subject to official notice of issuance. In order to consummate the merger with FBB, DXL must satisfy the Nasdaq initial listing standards, which require, among other things, a minimum bid price of $4.00 per share. On [●], 2026, the last practicable date before the printing of the proxy statement, the closing price per share of DXL common stock as reported on Nasdaq was $[●] per share. Accordingly, although not expressly stated in the merger agreement as a condition precedent to the completion of the merger, approval of the reverse stock split proposal is expected to be necessary to enable DXL to meet the minimum bid price requirement for Nasdaq listing and to satisfy the related Nasdaq-listing condition to the completion of the merger. In addition, regardless of whether the issuance proposal is approved and the merger is consummated, the reverse stock split proposal is imperative to provide DXL with flexibility to regain and maintain compliance with the minimum bid price requirement for continued listing on Nasdaq. If DXL is unable to regain and maintain compliance with Nasdaq listing standards, DXL common stock would become subject to delisting, which would adversely affect the liquidity and marketability of DXL common stock. Accordingly, the Board of Directors of DXL (the “DXL Board”) believes that approval of the reverse stock split proposal is necessary to support DXL’s ongoing capital markets profile and strategic flexibility, regardless of whether the merger is consummated. Approval of the 2016 plan proposal and the adjournment proposal is not a condition to the completion of the merger with FBB. However, the DXL Board believes approval of the 2016 plan proposal is important to ensure that a sufficient number of shares of DXL common stock are available for issuance to participants under the 2016 plan to support DXL’s ongoing compensation programs, regardless of whether the merger is consummated.

These proposals are more fully described in the proxy statement following this notice.

The DXL Board has withdrawn its prior recommendation in favor of the merger and the issuance proposal and now recommends that you vote (i) “AGAINST” the issuance proposal, (ii) “FOR” the reverse stock split proposal, (iii) “FOR” the 2016 plan proposal, and (iv) “FOR” the adjournment proposal.

The DXL Board has fixed the close of business on [●], 2026 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the special meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the special meeting. A list of the stockholders of record as of the close of business on [●] will be available for inspection by any of our stockholders for any purpose germane to the special meeting during normal business hours at our principal executive offices, 555 Turnpike Street, Canton, Massachusetts 02021, beginning on [●] and at the special meeting. Stockholders are invited to attend the special meeting in person. Regardless of whether you plan to attend the special meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the special meeting.

By Order of the DXL Board,

Robert S. Molloy

General Counsel and Secretary

[●], 2026

Canton, Massachusetts

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following section provides answers to frequently asked questions about the special meeting of stockholders and the merger. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a stockholder. For a more complete response to these questions and for additional information, please refer to the cross-referenced pages below. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information”.

Except as specifically indicated, the following information and all other information contained in this proxy statement does not give effect to the reverse stock split described in Proposal 2.

Q:	What is the merger?

A:

Destination XL Group, Inc., a Delaware corporation (“DXL”), Divine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of DXL (the “merger subsidiary”), and FBB Holdings I, Inc., a Delaware corporation (“FBB”), have entered into an Agreement and Plan of Merger, dated as of December 11, 2025 (the “merger agreement”), that contains the terms and conditions of the proposed business combination of DXL and FBB. Under the merger agreement, at the effective time of the merger, the merger subsidiary would merge with and into FBB, with FBB continuing as the surviving corporation as a wholly owned subsidiary of DXL (the “merger”). If the merger is consummated, DXL would continue to operate under the same name (the “combined company”). The combined company would be expected to trade on The Nasdaq Global Market under the ticker symbol “DXLG”.

Under the terms of the merger agreement, if the merger is consummated, at the effective time of the merger, each share of common stock, par value $0.01 per share, of FBB (“FBB common stock”) (excluding (i) any shares held as treasury stock by FBB or held or owned by DXL or any subsidiary of DXL or FBB, (ii) any dissenting shares, and (iii) any shares held by a FBB stockholder that is an unaccredited investor) would be converted into the right to receive that number of fully paid and nonassessable shares of the common stock, par value $0.01 per share, of DXL (“DXL common stock”) equal to the exchange ratio, which would be calculated based on the total number of the new issuance of DXL common stock (which would be the number of shares equal to the fully diluted DXL shares multiplied by the quotient of fifty-five percent (55%) divided by forty-five percent (45%)) divided by the number of FBB common stock issued and outstanding immediately prior to the effective time of the merger. If the merger is consummated, immediately following the effective time of the merger, FBB stockholders would be expected to own or hold rights to acquire 55% of the combined company and DXL stockholders would be expected to own or hold rights to acquire 45% of the combined company, in each case, on a fully diluted basis using the treasury stock method.

Each share of DXL common stock, each option to purchase DXL common stock and each DXL restricted stock unit award that is issued and outstanding at the effective time of the merger would remain issued and outstanding and would be unaffected by the merger, other than adjustments for the reverse stock split and those shares subject to acceleration upon the consummation of the merger. The DXL performance stock unit award would be treated in accordance with its existing terms.

Each DXL performance-based award that is outstanding under the DXL long-term incentive plan (the “LTIP”) at the effective time of the merger, if the merger is consummated, (a) would be cancelled and paid out on a pro rata basis equal to the product of (i) the earned amount of the award based on the actual achievement of the applicable performance metrics through the latest practicable date prior to the closing of the merger and (ii) a fraction, the numerator of which is the number of calendar days elapsed from the first day of the performance period to the closing of the merger and the denominator of which is the total number of calendar days in the applicable performance period and (b) the payment would be made in a combination of cash (up to a maximum aggregate value of $1.4 million) and the remainder in shares of DXL common stock. Based on current performance, it is unlikely that the performance targets under the LTIP would be achieved. The time-vested portion of the current LTIP awards would be treated in accordance with their existing terms following the effective time of the merger and would continue to vest accordingly.

Q:	Why am I receiving these proxy materials?

A:

You are receiving these proxy materials because you have been identified as a stockholder of DXL as of the record date, and thus you are entitled to vote at DXL’s special meeting of stockholders (the “special meeting”). This document contains important information about the merger and the special meeting and serves as a proxy statement of DXL used to solicit proxies for the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of DXL common stock voted by proxy without attending the special meeting. Your vote is important, and DXL encourages you to submit your proxy as soon as possible, whether or not you intend to attend the special meeting.

Q:	Why is DXL submitting the issuance proposal for stockholder vote if the DXL Board recommends voting “AGAINST” the issuance proposal?

A:

DXL is submitting the issuance proposal for stockholder vote because DXL is contractually obligated to do so under the terms of the merger agreement. The merger agreement does not permit DXL to terminate the agreement solely as a result of a change in recommendation by the Board of Directors of DXL (the “DXL Board”), and, accordingly, DXL remains obligated to submit the issuance proposal to its stockholders for a vote and the merger agreement remains in effect unless and until terminated in accordance with its terms. By contrast, following a change in recommendation by the DXL Board, FBB has the right to terminate the merger agreement under specified circumstances, in which case DXL would be required to pay FBB a termination fee of $2.5 million and/or an out-of-pocket fees and expense reimbursement of up to $950,000. For more information, please see the section entitled “The Merger Agreement—Termination Fee; Expense Reimbursement.”

The merger was previously unanimously approved by the DXL Board in December 2025. The discussion in this proxy statement summarizes the considerations evaluated at the time the merger agreement was approved. As part of that evaluation, the DXL Board has considered, among other things, the increasingly challenging consumer environment since the execution of the merger agreement in December 2025, FBB’s level of indebtedness, concerns regarding FBB’s potential negative equity value, and the substantial economic dilution that DXL stockholders would experience if the merger were consummated on its current terms. Based on this evaluation, including these considerations, the DXL Board has determined that the merger and the transactions contemplated by the merger agreement, including the issuance proposal, are no longer advisable and are not in the best interests of DXL and its stockholders. For a more complete discussion of the DXL Board’s current recommendation and the reasons for that determination, please see the section entitled “The Merger—DXL’s Reasons for Recommending Against the Issuance Proposal; Updated Recommendation of the DXL Board.”

Q:	Does this proxy statement include different perspectives regarding the merger?

A:

Yes. This proxy statement includes information regarding FBB, its business, financial condition and prospects, as well as statements regarding the potential strategic and financial benefits of the merger and the expected performance of the combined company. Certain information has been provided by FBB or its representatives and reflects the views, including assumptions, projections and judgments of FBB.

The merger was previously unanimously approved by the DXL Board in December 2025. The DXL Board has continued to evaluate the merger, including in light of developments since the execution of the merger agreement. As part of that evaluation, the DXL Board has considered, among other things, the increasingly challenging consumer environment since the execution of the merger agreement in December 2025, FBB’s level of indebtedness, concerns regarding FBB’s potential negative equity value, and the substantial economic dilution that DXL stockholders would experience if the merger were consummated on its current terms. Based on this evaluation, including these considerations, the DXL Board has determined that the merger and the transactions contemplated by the merger agreement, including the issuance proposal, are no longer advisable and are not in the best interests of DXL and its stockholders. As a result, certain statements identified in this proxy statement as having been made or provided by FBB or its representatives regarding the anticipated benefits of the merger, the outlook for the combined company or the strategic rationale for the transaction may differ from, or be inconsistent with, the current views of the DXL Board. The DXL Board does not adopt or endorse such statements as reflecting its current views, and any anticipated benefits, synergies or other forward-looking matters described in such statements are subject to risks and uncertainties and may not be achieved.

Accordingly, stockholders are presented with differing perspectives in this proxy statement and are urged to carefully consider the DXL Board’s recommendation that stockholders vote “AGAINST” the issuance proposal, together with the other information contained in this proxy statement, including the risks described under “Risks Related to the Merger,” in determining how to vote on the proposals. DXL stockholders should also not place undue reliance on forward-looking statements or projections regarding the combined company.

Q:	What is required to consummate the merger?

A:

The consummation of the proposed merger with FBB is subject to a number of closing conditions, including the approval of the issuance proposal. Although approval of the reverse stock split proposal is not expressly stated in the merger agreement as a condition to the completion of the merger, the merger agreement includes a condition to the merger that the DXL common stock to be issued as merger consideration be authorized for listing on The Nasdaq Stock Market (“Nasdaq”), subject to official notice of issuance. In order to consummate the merger with FBB, DXL must satisfy the Nasdaq initial listing standards, which require, among other things, a minimum bid price of $4.00 per share. On [●], 2026, the last practicable date before the printing of the proxy statement, the closing price per share of DXL common stock as reported on Nasdaq was $[●] per share. Accordingly, although not a standalone condition precedent, approval of the reverse stock split proposal is expected to be necessary to enable DXL to meet the minimum bid price requirement for Nasdaq listing and to satisfy the related Nasdaq-listing condition to the completion of the merger. In addition, regardless of whether the issuance proposal is approved and the merger is consummated, the reverse stock split proposal is imperative to provide DXL with flexibility to regain and maintain compliance with the minimum bid price requirement for continued listing on Nasdaq. If DXL is unable to regain and maintain compliance with Nasdaq listing standards, DXL common stock would become subject to delisting, which would adversely affect the liquidity and marketability of DXL common stock. Accordingly, the DXL Board believes that approval of the reverse stock split proposal is necessary to support DXL’s ongoing capital markets profile and strategic flexibility, regardless of whether the merger is consummated. For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Closing of the Merger”.

Q:	Why is stockholder approval required for the issuance of shares of DXL common stock to existing stockholders of FBB in connection with the merger?

A:

DXL common stock is listed on The Nasdaq Global Market, and, as such, DXL is subject to Nasdaq Listing Rule 5635. Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of stock that would result in a “change of control” of the listed company. Based on the structure of the merger and the expected ownership of DXL common stock if the merger is consummated, the issuance of shares of DXL common stock would result in a “change of control” of DXL for purposes of Nasdaq Listing Rule 5635(b).

In the case of the merger, the number of shares of DXL common stock to be issued would be based on, among other factors, the reverse stock split ratio and the total number of outstanding shares of DXL common stock , on a fully diluted basis using the treasury stock method. Based on the assumptions set forth in this proxy statement, DXL would be expected to issue approximately [●] million shares of DXL common stock on a fully diluted basis, and DXL common stock to be issued pursuant to the merger agreement would represent greater than 20% of its voting stock. Such issuance would also be expected to result in a change of control under the Nasdaq rules. Accordingly, because the issuance of DXL common stock in connection with the merger would exceed these thresholds and would be expected to result in a change of control under the Nasdaq rules, stockholder approval is required to authorize the issuance of shares of DXL common stock in connection with the merger and the resulting “change of control” of DXL under the Nasdaq rules.

As described elsewhere in this proxy statement, the DXL Board has continued to evaluate the merger, including developments since the execution of the merger agreement, and has withdrawn its prior recommendation in favor of the merger and the issuance proposal and now recommends that stockholders vote “AGAINST” the issuance proposal.

Q:	What is the reverse stock split and why is it necessary?

A:

If the reverse stock split proposal is approved, prior to the effective time of the merger (in the event the issuance proposal is approved and the merger is to be consummated) or at such time as the DXL Board determines (in the event the issuance proposal is not approved and the merger is not consummated), by virtue of the filing of an amendment to the restated certificate of incorporation in the form of Section 1 of the certificate of amendment attached as Annex C to this proxy statement and incorporated herein by reference, the outstanding shares of DXL common stock will be combined into a lesser number of shares at a ratio in the range of one new share for every 2 to 30 shares outstanding (or any whole number in between) to be determined by the DXL Board and agreed to by FBB prior to the effective time and publicly announced by DXL and identified in the certificate of amendment so filed. The DXL Board believes that a reverse stock split is necessary for a number of reasons. In order to consummate the merger with FBB, DXL must satisfy the Nasdaq initial listing standards, which require, among other things, a minimum bid price of $4.00 per share. On [●], 2026, the last practicable date before the printing of the proxy statement, the closing price per share of DXL common stock as reported on Nasdaq was $[●] per share. Accordingly, approval of the reverse stock split proposal would be expected, if the merger is consummated, to enable DXL to meet the minimum bid price requirement for Nasdaq listing and to satisfy the related Nasdaq listing condition to the completion of the merger. In addition, regardless of whether the issuance proposal is approved and the merger is consummated, the reverse stock split proposal is imperative to provide DXL with flexibility to regain and maintain compliance with the minimum bid price requirement for continued listing on Nasdaq. If DXL is unable to regain and maintain compliance with Nasdaq listing standards, DXL common stock would become subject to delisting, which would adversely affect the liquidity and marketability of DXL common stock. Accordingly, the DXL Board believes that approval of the reverse stock split proposal is necessary to support DXL’s ongoing capital markets profile and strategic flexibility, regardless of whether the merger is consummated.

Q:	How does the DXL Board recommend that DXL stockholders vote?

A:	After careful consideration, the DXL Board unanimously recommends that DXL stockholders vote:

•

AGAINST proposal 1 to approve the issuance of shares of DXL common stock as the merger consideration pursuant to the terms of the merger agreement and the resulting “change of control” under the Nasdaq rules (“proposal 1” or “issuance proposal”);

•

FOR proposal 2 to approve and adopt an amendment to the restated certificate of incorporation of DXL to effect a reverse stock split at a ratio of not less than 1-for-2 and not more than 1-for-30 pursuant to the amendment set forth in Section 1 on Annex C to this proxy statement (“proposal 2” or “reverse stock split proposal”);

•

FOR proposal 3 to approve and adopt an amendment to the Second Amended and Restated 2016 Incentive Compensation Plan to (a) increase the total number of shares of DXL common stock available for issuance under the 2016 plan by 13,500,000 shares; (b) increase the total number of shares of DXL common stock available for issuance upon the exercise of incentive stock options granted under the 2016 plan by 13,500,000 shares; (c) change the share fungible rate from 1.9 shares to 1.5 shares; and (d) remove the annual per participant limitations with respect to the share amount and/or dollar value of awards that can be granted under the 2016 plan (“proposal 3” or “2016 plan proposal”); and

•

FOR proposal 4 to approve an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies with respect to the issuance proposal, the reverse stock split proposal and/or the 2016 plan proposal (“proposal 4” or “adjournment proposal”).

The DXL Board believes that approval of the reverse stock split proposal and the 2016 plan proposal is important for DXL’s ongoing operations and capital markets positioning, regardless of whether the merger is consummated.

Q:	What risks should DXL stockholders consider in deciding whether to vote in favor of the issuance proposal and the reverse stock split proposal?

A:

DXL stockholders should carefully read the section of this proxy statement entitled “Risk Factors” beginning on page 28, which sets forth certain risks and uncertainties related to the merger and reverse stock split, risks and uncertainties to which the combined company’s business, if the merger is consummated, would be subject, risks and uncertainties to which DXL, as an independent company, is subject, and risks and uncertainties to which FBB, as an independent company, is subject.

In particular, stockholders should carefully consider the DXL Board’s recent determination that the merger and the transactions contemplated by the merger agreement, including the issuance proposal, are not in the best interests of DXL stockholders under the current terms of the merger agreement. Stockholders should also consider the potential effects of the voting agreements entered into by certain stockholders in connection with the execution of the merger agreement, which may increase the likelihood that the issuance proposal is approved notwithstanding the DXL Board’s recommendation against it.

Q:	When do you expect the merger to be consummated?

A:

If, notwithstanding the DXL Board’s recommendation against the issuance proposal, the DXL stockholders approve the issuance proposal, the consummation of the merger is expected to occur as promptly as practicable. The merger would be consummated, if at all, after the special meeting and following satisfaction or waiver of all closing conditions of the merger. For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Closing of the Merger”.

Q:	Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the merger?

A:

Neither DXL nor FBB is required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, DXL must comply with applicable federal and state securities laws and the Nasdaq rules in connection with the issuance of shares of DXL common stock in the merger, including the filing with the SEC of this proxy statement and the required stockholder approval for the resulting “change of control” of DXL under the Nasdaq rules. Prior to consummation of the merger, DXL intends to file an initial listing application with Nasdaq pursuant to Nasdaq’s “reverse merger” rules and to effect the initial listing of DXL common stock issuable in connection with the merger.

Q:	What is the private placement?

A:

Around the date of the merger agreement, FBB entered into commitment and subscription agreements with certain lenders under its existing term loan facility and Jim Fogarty (the “private placement investors”), pursuant to which the private placement investors agreed to purchase, and FBB agreed to sell, shares of FBB common stock for an aggregate purchase price of approximately $92 million immediately prior to the consummation of the merger (the “private placement”). The private placement investors subscribed to purchase these shares of FBB common stock through either (i) the payment of cash consideration and/or (ii) the exchange for cancellation of the principal amount of FBB’s outstanding term loan debt owed to such investor (the “debt-for-equity exchange”), with the total proceeds being used to pay down a portion of the outstanding indebtedness under FBB’s term loan facility. In addition, in connection with the private placement, the private placement investors were granted certain registration rights in the merger agreement with respect to the shares of DXL common stock they would receive if the merger is consummated in exchange for shares of FBB common stock. Such registration rights would require the combined company to use reasonable best efforts to prepare and file a registration statement with the SEC as soon as practicable following the closing of the merger but in no event later than the 30th day following such closing to register the resale of the shares purchased in the private placement. The closing of the private placement would occur immediately prior to the closing of the merger and is a condition to closing the merger.

Q:	What are the material U.S. federal income tax consequences of the merger and the reverse stock split to DXL stockholders?

A:

DXL stockholders would not sell, exchange or dispose of any shares of DXL common stock as a result of the merger if the merger is consummated. Thus, there would be no material U.S. federal income tax consequences to DXL stockholders as a result of the merger. DXL stockholders would not be expected to recognize gain or loss upon the reverse stock split.

For a more complete description of the material U.S. federal income tax consequences of the merger and the reverse stock split, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Reverse Stock Split”.

Q:	What constitutes a quorum for the special meeting?

A:

A majority of the issued and outstanding shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present and entitled to vote at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the special meeting?

A:	1: Issuance proposal

•	Standard: Approval of the issuance proposal requires the affirmative vote of a majority of the votes cast by DXL stockholders.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the issuance proposal, it will have no effect on the outcome of the proposal.

2:	Reverse stock split proposal

•	Standard: Approval of the reverse stock split proposal requires the affirmative vote of a majority of the votes cast by DXL stockholders.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the reverse stock split proposal, it will have no effect on the outcome of the proposal.

3:	2016 plan proposal

•	Standard: Approval of the 2016 plan proposal requires the affirmative vote of a majority of the votes cast by DXL stockholders.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the 2016 plan proposal, it will have no effect on the outcome of the proposal.

4:	Adjournment proposal

•	Standard: Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by DXL stockholders.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, it will have no effect on the outcome of the proposal.

Q:	Who would serve on the board of directors of the combined company following the merger?

A:

If the merger is consummated, DXL’s board of directors would consist of nine directors. The board would include four directors designated by DXL, consisting of Lionel F. Conacher, Carmen R. Bauza, Jack Boyle and Willem Mesdag. The board would also include four directors designated by FBB, consisting of Jim Fogarty, Yasir Anwar, Steven Tesoriere, and Josh Beer. One independent director would be mutually agreed to by DXL and FBB.

Q:	Who would lead the combined company as senior management following the merger?

A:

If the merger is consummated, Jim Fogarty would serve as Chief Executive Officer of DXL. Mr. Fogarty currently serves as Chief Executive Officer of FBB. Peter Stratton would continue to serve as Chief Financial Officer of DXL following the merger.

Q:	Are there any DXL stockholders already committed to voting in favor of the issuance proposal, the reverse stock split proposal and the adjournment proposal?

A:

Yes. Certain DXL stockholders, including the directors and chief financial officer of DXL, who collectively own approximately [●]% of DXL’s outstanding common stock as of the record date are subject to voting agreements, pursuant to which each such stockholder agreed to vote such stockholder’s shares of DXL common stock in favor of the transactions contemplated by the merger agreement. These voting agreements were entered into in connection with the execution of the merger agreement, prior to the DXL Board’s ongoing evaluation of the merger and updated determination to recommend that DXL stockholders vote against the issuance proposal. The voting agreements remain binding on the stockholders subject thereto, notwithstanding the updated position of the DXL Board, unless and until they terminate in accordance with their terms. Please see the section entitled “Agreements Related To The Merger”.

Q:	Why are my proxy and vote important?

A:	If you do not submit a proxy or attend the special meeting in person, it will be more difficult for DXL to obtain the necessary quorum to hold the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will take place at [●] a.m., Eastern Time on [●], 2026 at DXL’s corporate offices located at 555 Turnpike Street, Canton, Massachusetts 02021.

Q:	Who is entitled to attend the special meeting?

A:

All holders of shares of DXL common stock as of the close of business on [●], 2026, the record date for the special meeting (the “record date”) are entitled to receive notice of, attend the special meeting and any adjournment or postponement thereof, and vote at the special meeting.

You are entitled to attend and vote at the special meeting only if you were a DXL stockholder as of the record date or hold a valid proxy for the special meeting.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement and have decided how you wish to vote your shares of DXL common stock, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.

Q:	How can I vote my shares of DXL common stock?

A:

A holder of DXL common stock may vote by proxy or in person at the special meeting. If you hold your shares of DXL common stock in your name as a holder of record, to submit a proxy, you, as a holder of DXL common stock, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•	By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.

If a holder’s shares are held in “street name” by a bank, broker, or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Even if you plan to attend the special meeting, DXL recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q:	If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:

No. Your bank or broker cannot vote your shares on proposals 1, 2 and 3, but may vote your shares on proposal 4, without instructions from you. If your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares of DXL common stock with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to DXL, or by voting at the special meeting, unless you provide a “legal proxy”, which you must obtain from your broker, bank, or other nominee. Further, brokers, banks, or other nominees who hold shares of DXL common stock on behalf of their customers may not give a proxy to DXL to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on these matters.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are the record holder of your shares, you may revoke your proxy in any of the following ways:

•	Re-submitting your vote via the Internet or by telephone, by 11:59 p.m., Eastern Time, on [●], 2026;

•	Submitting another properly completed proxy card bearing a later date which is received prior to the meeting date;

•	Attending the special meeting, notifying the corporate secretary and voting by ballot at the special meeting; or

•

Submitting a written notice that you are revoking your proxy. The notice must be sent to 555 Turnpike Street, Canton, Massachusetts 02021, Attention: Secretary, and must be received before your DXL common stock has been voted at the special meeting.

If your shares are held by a broker, bank, or other nominee, you should contact your broker, bank, or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials?

A:

DXL stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold shares of DXL common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of DXL common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement to ensure that you vote every share of DXL common stock that you own.

Q:	Am I entitled to appraisal rights?

A:	No. DXL stockholders are not entitled to appraisal rights in connection with the merger or any of the proposals to be voted on at the special meeting.

Q:	Have FBB stockholders agreed to adopt the merger agreement?

A:	Yes. On December 11, 2025, FBB stockholders adopted the merger agreement and approved the merger and related transactions by written consent.

Q:	Who is paying for this proxy solicitation?

A:

DXL and FBB will equally share the cost of the printing, mailing and filing of this proxy statement and the fees paid to a financial printer or the SEC. DXL will pay any other fees and expenses incurred by it. DXL and FBB may use the services of their directors, officers and other employees to solicit proxies from DXL stockholders without additional compensation. DXL has also retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $17,500, plus the reimbursement of out-of-pocket expenses incurred by it on DXL’s behalf. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of DXL common stock for the forwarding of solicitation materials to the beneficial owners of DXL common stock. Upon request of the record holders, DXL will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the special meeting, you should read this entire proxy statement carefully, including the materials attached as annexes, as well as other documents referred to or incorporated by reference herein. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information”. As described elsewhere in this proxy statement, the DXL Board has continued to evaluate the merger, including developments since the execution of the merger agreement, and has withdrawn its prior recommendation in favor of the merger and the issuance proposal and now recommends that stockholders vote “AGAINST” the issuance proposal.

The Companies

Destination XL Group, Inc.

555 Turnpike Street

Canton, Massachusetts 02021

Tel: (781) 828-9300

Destination XL Group, Inc., a Delaware corporation (“DXL”), is the leading specialty retailer of big + tall men’s apparel with retail locations throughout the United States. DXL operates under the trade names of Destination XL®, DXL®, DXL® Big + Tall, DXL Men’s Apparel, DXL outlets, Casual Male XL® and Casual Male XL outlets. At May 2, 2026, DXL operated 293 stores, consisting of 257 DXL retail stores, 17 DXL outlet stores, 5 Casual Male XL retail stores, 14 Casual Male XL outlet stores, and a digital business, including an e-commerce site at www.dxl.com, a mobile site m.destinationXL.com and mobile app.

FBB Holdings I, Inc.

One New York Plaza

New York, New York 10004

Tel: (212) 613-9500

FBB Holdings I, Inc., a Delaware corporation (“FBB”) and parent company of FULLBEAUTY Brands, Inc., is the industry leader in extended sizes and a pioneer in size inclusive fashions for plus-size women and big & tall men seeking fashion inspiration, style advice, and clothing tailored to their individual needs. Beginning in 1901 with a mission to serve the plus sized customer, the company’s mission continues over 120 years later. The FULLBEAUTY family of premier fashion brands includes OneStopPlus®, the world’s first and largest online shopping destination for plus-size women, Catherines®, WomanWithin®, Jessica London®, Roaman’s®, SwimsuitsForAll®, Ellos®, Active For All®, Shoes For All®, Intimates For All®, KingSize®, Brylane Home®, June & Vie™, Eloquii®, CUUP®, Dia Shop™, Dia & Co®, Avenue®, Joe Browns®, FullBeauty® and FullBeauty Outlet®, collectively offering more than 100 individual brands.

The Combined Company

If the merger is consummated, immediately following the effective time of the merger, FBB stockholders would be expected to own or hold rights to acquire 55% of the combined company and DXL stockholders would be expected to own or hold rights to acquire 45% of the combined company, in each case, on a fully diluted basis using the treasury stock method. If the merger is consummated, DXL would continue to operate under the same name.

The principal executive office of the combined company would be expected to be located in Canton, Massachusetts.

Summary of the Merger

Upon the terms and subject to the conditions of the merger agreement, the merger subsidiary, a wholly owned direct subsidiary of DXL formed by DXL in connection with the merger, would merge with and into FBB, with FBB continuing as the surviving corporation as a wholly owned subsidiary of DXL.

DXL’s Reasons for Recommending Against the Issuance Proposal; Updated Recommendation of the DXL Board

The DXL Board, at a special meeting held on December 11, 2025, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of DXL common stock to stockholders of FBB, were fair to and in the best interests of DXL and its stockholders, (ii) approved and adopted the merger agreement, and (iii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the issuance of shares of DXL common stock to stockholders of FBB.

However, after careful consideration, including continued evaluation of the merger, including in light of developments since the execution of the merger agreement, with the assistance of external financial and legal advisors, the DXL Board has withdrawn its prior recommendation in favor of the merger and the issuance proposal. The DXL Board now believes that the merger and transactions contemplated by the merger agreement (including the proposed stock issuance) are not in the best interests of DXL and its stockholders.

Accordingly, the DXL Board unanimously recommends that DXL stockholders vote (i) “AGAINST” the issuance proposal, (ii) “FOR” the reverse stock split proposal, (iii) “FOR” the 2016 plan proposal, and (iv) “FOR” the adjournment proposal.

In reaching its decision in December 2025 to approve the merger agreement, the merger and the transactions contemplated by the merger agreement, and to originally recommend that DXL stockholders approve the issuance proposal, the DXL Board evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with DXL’s management, as well as with DXL’s financial and legal advisors, and considered a number of factors, including the following:

•

each of DXL’s and FBB’s respective business, operations, historical and projected financial results, strategic outlooks, liquidity, funding needs, access to capital and potential prospects and commercial and competitive dynamics in the consumer sector;

•	the strategic and financial rationale for the merger;

•	the potential operational, technological, infrastructure, risk and compliance

•	considerations associated with combining the businesses, operations and assets of DXL and FBB;

•	the capital structure of the combined company following the transaction;

•	its view with respect to other strategic alternatives potentially available to DXL, including continuing as a standalone company or pursuing alternative transactions;

•	the potential operational, financial and integration-related considerations associated with combining the businesses, including potential commercial synergies;

•	its review and discussions concerning the due diligence examination of the operations, financial condition, earnings, risk management and prospects of FBB;

•	the benefits and opportunities FBB was expected to bring, if the merger were completed, to the combined company;

•	the expectation that the transaction would be, if completed, generally tax-free for United States federal income tax purposes to DXL stockholders;

•

the fact that the consideration payable by DXL in the merger consists of DXL’s common stock, enabling DXL to acquire FBB without incurring the amount of indebtedness that would be required to fund an all-cash transaction;

•

the fact that DXL’s stockholders as of immediately prior to the completion of the merger would be expected to own, if the merger were completed, 45% of the issued and outstanding shares of common stock of the combined company, on a fully diluted basis, immediately following completion of the merger;

•

the financial presentation and the opinion, each dated as of December 10, 2025, of Guggenheim Securities, LLC (“Guggenheim Securities”) to the DXL Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken (the “December 2025 Opinion”), as described in the section entitled “The Merger—December 2025 Opinion of Guggenheim Securities, Financial Advisor to DXL.” On May 26, 2026, following the discussion between and among the DXL Board and its outside legal and financial advisors regarding the May 2026 Supplemental Financial Analyses (as defined and described in the section entitled “The Merger—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”), Guggenheim Securities advised the DXL Board that, in light of the May 2026 DXL-Provided Financial Projections and the May 2026 Synergy Estimates (each as defined in the section entitled “The Merger—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”) and the May 2026 Supplemental Financial Analyses, the DXL Board should no longer rely on the December 2025 Opinion expressed in Guggenheim Securities’ December 10, 2025 letter to the DXL Board or on the financial analyses Guggenheim Securities reviewed with the DXL Board at the December 10, 2025 DXL Board meeting in connection with the December 2025 Opinion. The December 2025 Opinion was rendered only on and as of December 10, 2025 and has not been and will not be updated. DXL stockholders should not rely on the December 2025 Opinion and it does not constitute advice or a recommendation to any DXL stockholder as to how any DXL stockholder should vote or act in connection with the merger or otherwise. The December 2025 Opinion and the summary of the financial analyses underlying the December 2025 Opinion should be read only together with the May 2026 Supplemental Financial Analyses;

•	the terms of the merger agreement, which DXL reviewed with its legal advisor, including the representations, warranties, covenants, deal protection and termination provisions contained therein;

•

the analyses presented by DXL’s legal advisors as to the structure of the merger, the merger agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that DXL (including the DXL Board) employed in considering the merger; and

•	the effects of the merger on DXL’s employees, including the prospects for continued employment with the combined company if the merger were completed.

In reaching its updated determination in June 2026 that the existing terms of the merger agreement are not in the best interests of DXL stockholders, the DXL Board continued to evaluate the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with DXL’s management, as well as with DXL’s financial and legal advisors, and reassessed the foregoing factors in light of developments since the execution of the merger agreement, including developments relating to market conditions, DXL’s business performance and updated information regarding FBB, and considered a number of additional factors, including the following:

•

the DXL Board’s ongoing evaluation of the merger, including in light of developments since the execution of the merger agreement, with the assistance of external financial and legal advisors, including multiple meetings and discussions regarding the evolving risk profile of the transaction, the assumptions underlying the previously anticipated benefits of the merger, the dilution in stockholder equity net book value, and the continued advisability of the transaction on its existing terms;

•

the increasingly challenging consumer environment since the execution of the merger agreement in December 2025, including softer discretionary spending trends, increased promotional activity across the retail sector, continued inflationary pressures and reduced visibility into near-term demand, each of which, in the view of the DXL Board, increases execution risk and uncertainty associated with achieving projected operating performance and anticipated synergies;

•

FBB’s indebtedness and the related concerns regarding leverage, execution risk and the best path forward for DXL and its stockholders, including the potential constraints that a more highly leveraged combined company could face with respect to financial flexibility, capital allocation, reinvestment in the business, and the ability to withstand adverse economic conditions, as well as the increased importance of successful integration and execution in order to realize any projected benefits of the merger;

•

the DXL Board’s view that, based on FBB’s level of indebtedness (pro forma for the $92 million debt/equitization that FBB is obligated to effect under the terms and conditions of the merger agreement), FBB may have negative equity value and, accordingly, the merger under its existing terms would be significantly economically dilutive to DXL and its stockholders;

•

the May 2026 Supplemental Financial Analyses, which do not constitute an opinion, view, report or appraisal as to the fairness, from a financial point of view, of the merger consideration or any other consideration in connection with the merger; and

•

the ability of DXL to continue to consider alternatives and determine the path forward that best positions DXL and its stockholders for future success, including the DXL Board’s assessment of DXL’s standalone business prospects, strategic flexibility, and the potential to evaluate and pursue other value-enhancing opportunities over time, subject to the terms of the merger agreement.

In the course of this ongoing evaluation, the DXL Board also revisited the assumptions underlying the anticipated strategic, financial and operational benefits of the merger, including expected synergies, growth opportunities and integration-related efficiencies, and considered the extent to which such assumptions remained achievable in light of current conditions and updated information. The DXL Board determined that, taken together, the risks and uncertainties associated with the merger, including those described above and in the section entitled “Risk Factors,” outweighed the potential benefits of the transaction on the existing terms. Accordingly, after considering the factors described above, as well as other factors described elsewhere in this proxy statement, the DXL Board determined that the merger, on the terms currently contemplated, is not in the best interests of DXL and its stockholders and recommends that stockholders vote “AGAINST” the issuance proposal. For more information on the DXL Board’s recommendation, please see the section entitled “The Merger—DXL’s Reasons for Recommending Against the Issuance Proposal; Updated Recommendation of the DXL Board”.

December 2025 Opinion of Guggenheim Securities, Financial Advisor to DXL

On May 26, 2026, following the discussion between and among the DXL Board and its outside legal and financial advisors regarding the May 2026 Supplemental Financial Analyses, Guggenheim Securities advised the DXL Board that, in light of the May 2026 DXL-Provided Financial Projections, the May 2026 Synergy Estimates and the May 2026 Supplemental Financial Analyses, the DXL Board should no longer rely on the December 2025 Opinion expressed in Guggenheim Securities’ December 10, 2025 letter to the

DXL Board or on the financial analyses Guggenheim Securities reviewed with the DXL Board at the December 10, 2025 DXL Board meeting in connection with the December 2025 Opinion.

The December 2025 Opinion was rendered only on and as of December 10, 2025 and has not been and will not be updated. DXL stockholders should not rely on the December 2025 Opinion and it does not constitute advice or a recommendation to any DXL stockholder as to how any DXL stockholder should vote or act in connection with the merger or otherwise. The December 2025 Opinion and the summary of the financial analyses underlying the December 2025 Opinion should be read only together with the May 2026 Supplemental Financial Analyses.

The DXL Board retained Guggenheim Securities in October 2024 as DXL’s financial advisor in connection with DXL’s assessment of potential strategic and financial alternatives and exploration and consideration of various potential extraordinary corporate transactions, including the merger. In connection with the merger, Guggenheim Securities rendered the December 2025 Opinion to the DXL Board to the effect that, as of December 10, 2025 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the stockholders of DXL. The December 2025 Opinion was provided to the DXL Board (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration in December 2025. The full text of the December 2025 Opinion, which was rendered only on and as of December 10, 2025 and has not been and will not be updated, is attached as Annex B to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of December 10, 2025, the date of such opinion.

In rendering the December 2025 Opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of common stock or other securities or financial instruments of or relating to DXL or FBB may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on DXL or FBB, their respective securities or other financial instruments or the merger or (iii) the impact of the merger on the solvency or viability of DXL, FBB or merger subsidiary or the ability of DXL, FBB or merger subsidiary to pay their respective obligations when they come due.

For a description of the December 2025 Opinion that Guggenheim Securities provided to the DXL Board, please see the section entitled “The Merger—December 2025 Opinion of Guggenheim Securities, Financial Advisor to DXL.”

May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL

On May 26, 2026, following the discussion between and among the DXL Board and its outside legal and financial advisors regarding the May 2026 Supplemental Financial Analyses, Guggenheim Securities advised the DXL Board that, in light of the May 2026 DXL-Provided Financial Projections, the May 2026 Synergy Estimates and the May 2026 Supplemental Financial Analyses, the DXL Board should no longer rely on the December 2025 Opinion expressed in Guggenheim Securities’ December 10, 2025 letter to the DXL Board or on the financial analyses Guggenheim Securities reviewed with the DXL Board at the December 10, 2025 DXL Board meeting in connection with the December 2025 Opinion.

The December 2025 Opinion was rendered only on and as of December 10, 2025 and has not been and will not be updated. DXL stockholders should not rely on the December 2025 Opinion and it does not constitute advice or a recommendation to any DXL stockholder as to how any DXL stockholder should vote or act in connection with the merger or otherwise. The December 2025 Opinion and the summary of the financial analyses underlying the December 2025 Opinion should be read only together with the May 2026 Supplemental Financial Analyses.

The May 2026 Supplemental Financial Analyses were provided to the DXL Board (in its capacity as such) for its information and assistance in connection with its ongoing evaluation of the merger. The May 2026 Supplemental Financial Analyses do not constitute an opinion, view, report or appraisal as to the fairness, from a financial point of view, of the merger consideration or any other consideration in connection with the merger. Aside from the December 2025 Opinion, Guggenheim Securities did not render any opinion, view, report or appraisal as to the fairness, from a financial point of view, of the merger consideration or any other consideration in connection with the merger.

In connection with the DXL Board’s ongoing evaluation of the merger, (i) DXL’s senior management updated the December 2025 DXL-Provided Financial Projections and the December 2025 Synergy Estimates, all as prepared by, discussed with and approved for Guggenheim Securities’ use by DXL’s senior management and (ii) FBB’s senior management updated the December 2025 FBB-Provided Financial Projections, as prepared by and discussed with DXL’s and FBB’s respective senior management. Guggenheim Securities was directed by the DXL Board to rely upon the May 2026 DXL-Provided Financial Projections (including for DXL and FBB) and the May 2026 Synergy Estimates in connection with the preparation of the May 2026 Supplemental Financial Analyses.

In connection with the May 2026 Supplemental Financial Analyses, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of common stock or other securities or financial instruments of or relating to DXL or FBB may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on DXL or FBB, their respective securities or other financial instruments or the merger or (iii) the impact of the merger on the solvency or viability of DXL, FBB or merger subsidiary or the ability of DXL, FBB or merger subsidiary to pay their respective obligations when they come due.

For a description of the May 2026 Supplemental Financial Analyses that Guggenheim Securities provided to the DXL Board and the defined terms used in this summary section, please see the section entitled “The Merger—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL.”

Summary Comparison of Key Analytical Results — May 2026 Supplemental Financial Analyses versus December 2025 Opinion

This “Summary Comparison of Key Analytical Results — May 2026 Supplemental Financial Analyses versus December 2025 Opinion”:

•

Should be read only together with, and is qualified in its entirety by the caveats, disclaimers, limitations, qualifications and other considerations noted in, the sections entitled “The Merger—December 2025 Opinion of Guggenheim Securities, Financial Advisor to DXL” and “The Merger—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”; and

•	Is not intended to summarize all aspects of Guggenheim Securities’ financial analyses in connection with the December 2025 Opinion or the May 2026 Supplemental Financial Analyses.

The following table presents a summary comparison of key analytical results from the December 2025 Opinion and the May 2026 Supplemental Financial Analyses, respectively:

Summary Comparison of Key Analytical Results ($ in millions, except per share data)
Standalone DCF Equity Value (Midpoints)	December 2025 Opinion	May 2026 Supplemental Financial Analyses

DXL Including Net Operating Loss Tax Benefit per Share	$1.72	$1.40

FBB Including §163(j) Tax Benefit	$129	($14)

DXL DCF-Based Equity Value Contribution (Based on Midpoint Standalone DCF Equity Values for DXL and FBB)	44%	100%

DXL Pro Forma DCF Accretion/(Dilution) Analysis	+87%(1)	+4%(2)

Required Incremental Debt Reduction by FBB for Equivalent Value Proposition for DXL’s Stockholders	N/A	($112)

(1)	Based on assumed synergies of $30.0 million.
(2)	Based on assumed synergies of $22.5 million (i.e., midpoint of $20.0 million and $25.0 million).

Unless otherwise indicated, all of Guggenheim Securities’ financial analyses regarding FBB reflect the $92 million debt/equitization that FBB is obligated to effect under the terms and conditions of the merger agreement.

In discussing the May 2026 Supplemental Financial Analyses with the DXL Board, Guggenheim Securities noted that the primary drivers of the variances in the items in the table above were the May 2026 DXL-Provided Financial Projections for DXL and FBB and the May 2026 Synergy Estimates (each as described in the section entitled “The Merger—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”) versus the December 2025 DXL-Provided Financial Projections for DXL and FBB and the December 2025 Synergy Estimates (each as described in the section entitled “The Merger—December 2025 Opinion of Guggenheim Securities, Financial Advisor to DXL”).

Overview of the Merger Agreement

Merger Consideration

At the effective time of the merger, each share of FBB common stock outstanding immediately prior to the effective time of the merger (other than (i) “Excluded Shares”, (ii) “Appraisal Shares”, and (iii) “Unaccredited Investor Shares”) would be converted into the right to receive that number of fully paid and nonassessable shares of DXL common stock equal to the exchange ratio (as described below).

No fractional shares of DXL common stock would be issued in connection with the merger. Any and all fractional shares of DXL common stock that a holder of FBB common stock would otherwise be entitled to receive pursuant to the merger agreement would be aggregated and would be rounded up to the nearest whole number of shares of DXL common stock.

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“Excluded Shares” means shares of FBB capital stock directly owned by (i) FBB as treasury stock or otherwise, (ii) DXL or merger subsidiary, or (iii) any subsidiary of DXL or merger subsidiary immediately prior to the effective time of the merger. At the effective time of the merger, if consummated, all Excluded Shares would be cancelled and cease to exist and no consideration would be delivered in exchange.

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“Appraisal Shares” means shares of FBB capital stock that are issued and outstanding immediately prior to the effective time of the merger (other than the Excluded Shares) that are held by holders who have not voted in favor of or consented to the adoption of the merger agreement who have properly exercised their appraisal rights.

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At the effective time of the merger, if consummated, the Appraisal Shares (if any) would not be converted into the right to receive the merger consideration, and holders of any Appraisal Shares would be entitled to receive payment of the fair value of Appraisal Shares in accordance with Delaware law, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under Delaware law. If, after the effective time of the merger, any such holder fails to perfect or effectively withdraws or loses such rights, the Appraisal Shares would be treated as if they had been converted into, at the effective time of the merger, the right to receive the merger consideration (without any interest) and the surviving corporation would remain liable for payment of the merger consideration for such shares.

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“Unaccredited Investor Shares” means shares of FBB common stock held immediately prior to the effective time of the merger by a FBB stockholder that is an unaccredited investor. Immediately prior to the effective time of the merger, Unaccredited Investor Shares would be converted into the right to receive cash consideration for the Unaccredited Investor Shares, without any interest thereon.

Exchange Ratio

The exchange ratio is defined as the new issuance of DXL shares divided by the number of FBB common stock issued and outstanding as of immediately prior to the effective time of the merger. The new issuance of DXL shares would be the number of shares equal to the fully diluted DXL shares multiplied by the quotient of fifty-five percent (55%) divided by forty-five percent (45%). The exchange ratio may be adjusted in certain limited circumstances relating to the capital structure of the parties.

Treatment of Unaccredited Investor Shares

Each share of FBB common stock held immediately prior to the effective time by an FBB stockholder that is an unaccredited investor would be converted into the right to receive the cash (without any interest) equal to the product of (a) the exchange ratio and (b) the DXL stock price. The DXL stock price is the dollar value of the average of the daily volume-weighted average sales price per share of DXL common stock (as reported by Bloomberg L.P.) for each of the ten (10) consecutive trading days immediately preceding the trading day two (2) days before the closing date of the merger. No unaccredited investor would receive any stock consideration in the merger.

Treatment of FBB Equity Awards

Under the terms of the merger agreement, prior to the effective time of the merger, FBB may take all actions deemed necessary and permissible to permit and effectuate vesting, settlement and payment of any FBB restricted stock awards (including any accrued dividends or dividend equivalents thereon) held by employees of FBB.

Treatment of DXL Equity and Performance-Based Awards

Each share of DXL common stock, each option to purchase DXL common stock and each DXL restricted stock unit award that is issued and outstanding at the effective time of the merger would remain issued and outstanding and would be unaffected by the merger, other than adjustments for the reverse stock split and those shares subject to acceleration upon the consummation of the merger. The DXL performance stock unit award would be treated in accordance with its existing terms.

Each DXL performance-based award that is outstanding under the LTIP at the effective time of the merger (a) would be cancelled and paid out on a pro rata basis equal to the product of (i) the earned amount of the award based on the actual achievement of the applicable performance metrics through the latest practicable date prior to the closing of the merger and (ii) a fraction, the numerator of which is the number of calendar days elapsed from the first day of the performance period to the closing of the merger and the denominator of which is the total number of calendar days in the applicable performance period and (b) the payment would be made in a combination of cash (up to a maximum aggregate value of $1.4 million) and the remainder in shares of DXL common stock. Based on current performance, it is unlikely that the performance targets under the LTIP would be achieved. The time-vested portion of the current LTIP awards would be treated in accordance with their existing terms following the effective time of the merger and would continue to vest accordingly.

Conditions to the Closing of the Merger

Approval of the issuance proposal is a condition to the completion of the merger. Although approval of the reverse stock split proposal is not expressly stated in the merger agreement as a condition to the completion of the merger, the merger agreement includes a condition to the merger that the DXL common stock to be issued as merger consideration be authorized for listing on The Nasdaq Stock Market (“Nasdaq”), subject to official notice of issuance. In order to consummate the merger with FBB, DXL must satisfy the Nasdaq initial listing standards, which require, among other things, a minimum bid price of $4.00 per share. On [●], 2026, the last practicable date before the printing of the proxy statement, the closing price per share of DXL common stock as reported on Nasdaq was $[●] per share. Accordingly, although not expressly stated in the merger agreement as a condition precedent to the completion of the merger, approval of the reverse stock split proposal is expected to be necessary to enable DXL to meet the minimum bid price requirement for Nasdaq listing and to satisfy the related Nasdaq-listing condition to the completion of the merger. Approval of the 2016 plan proposal and the adjournment proposal are not conditions to the completion of the merger with FBB. Additionally, each of the other closing conditions set forth in the merger agreement and described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” must be satisfied or waived.

Non-Solicitation of Acquisition Proposals

FBB has agreed that it will not, will cause its subsidiaries not to, and will cause each of its representatives not to, and on becoming aware of it will use its reasonable best efforts to stop any such person from continuing to, directly or indirectly:

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solicit, initiate or knowingly facilitate any communications, inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, an FBB Takeover Proposal (as described in the section entitled “The Merger Agreement—Non-Solicitation of Acquisition Proposals”);

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engage or otherwise participate in any communications, discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or for the purpose of facilitating, any inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, an FBB Takeover Proposal; or

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execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or any other agreement (other than an acceptable confidentiality agreement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any FBB Takeover Proposal.

DXL has agreed that it will not, will cause its subsidiaries not to, and will cause each of its representatives not to, and on becoming aware of it will use its reasonable best efforts to stop any such person from continuing to, directly or indirectly:

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solicit, initiate or knowingly facilitate any communications, inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, a DXL Takeover Proposal (as described in the section entitled “The Merger Agreement—Non-Solicitation of Acquisition Proposals”);

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engage or otherwise participate in any communications, discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or for the purpose of facilitating, any inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, a DXL Takeover Proposal; or

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execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or any other agreement (other than an acceptable confidentiality agreement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any DXL Takeover Proposal.

Termination Fee; Expense Reimbursement

Either DXL or FBB can terminate the merger agreement under specified circumstances, which would prevent the merger from being consummated. The merger agreement provides for the payment of a termination fee of $2.5 million by either DXL or FBB to the other party upon termination of the merger agreement under specified circumstances, and up to a maximum of $950,000 for all reasonable out-of-pocket fees and expenses incurred by either DXL or FBB in connection with the negotiation of the merger agreement.

Nasdaq Listing

If the issuance proposal is approved, prior to the effective time of the merger, DXL has agreed to prepare and submit to Nasdaq a listing application or notification, as applicable, covering the shares of DXL common stock to be issued as merger consideration, and will use its reasonable best efforts to cause the DXL common stock to be issued as merger consideration to be authorized for listing on Nasdaq, subject to official notice of issuance, and FBB has agreed to reasonably cooperate with DXL in connection with the foregoing.

Voting Agreements

In connection with the merger agreement, the directors and chief financial officer of DXL and Fund 1 Investments, LLC (an entity of which Pleasant Lake Partners LLC serves as investment advisor) (“PLP”) entered into voting agreements with FBB, pursuant to which such directors, chief financial officer and PLP agreed, among other things, at any meeting of the stockholders of DXL and in connection with any action proposed to be taken by written consent of the stockholders of DXL, that such directors, chief financial officer and PLP will:

•	appear at each meeting or otherwise cause all shares held by such directors, chief financial officer and PLP to be counted as present for the purpose of determining a quorum; and

•	be present (in person or by proxy) and vote, or deliver a written consent with respect to, all shares held by such directors, chief financial officer and PLP:

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in favor of (i) the issuance of DXL common stock as the merger consideration pursuant to the terms of the merger agreement and (ii) any other matters that would reasonably be expected to facilitate the merger, including any proposal to adjourn or postpone any meeting of the stockholders of DXL to a later date, notwithstanding the DXL Board’s current recommendation against the issuance proposal; and

•	against any Adverse Proposal (described in the section entitled “Agreements Related To The Merger—Voting Agreements”), except as permitted under the merger agreement.

In addition, the directors and chief financial officer of DXL also agreed not to transfer any DXL shares held by such directors and chief financial officer, and any transferee pursuant to an involuntary transfer will agree to hold such DXL shares subject to the restrictions, obligations, liabilities and rights under the voting agreement.

The directors and chief financial officer of DXL and PLP hold, in the aggregate, voting shares representing [●]% of the issued and outstanding shares of DXL common stock as of the record date and [●]% of the votes entitled to be cast at the special meeting.

These voting agreements were entered into in connection with the execution of the merger agreement, prior to the DXL Board’s ongoing evaluation of the merger and updated determination to recommend that DXL stockholders vote against the issuance proposal. The voting agreements remain binding on the stockholders subject thereto, notwithstanding the updated position of the DXL Board, unless and until they terminate in accordance with their terms.

These voting agreements, which reflect the decisions of the respective stockholders as of the execution of the merger agreement, may increase the likelihood that the issuance proposal is approved notwithstanding the DXL Board’s recommendation against it.

Lock-Up Agreements

Concurrently with the execution of the merger agreement, certain stockholders of FBB, expected to represent approximately [●]% of the outstanding shares of DXL common stock as of immediately following the merger, entered into lock-up agreements, pursuant to which they accepted certain restrictions on transfers of the shares of DXL common stock to be held by such stockholders for a 90-day period following the closing date of the merger. If the merger agreement is terminated in accordance with its terms, the stockholders party to the lock-up agreements will be automatically released from their obligations and liabilities under the lock-up agreements.

Private Placement

Around the date of the merger agreement, FBB entered into commitment and subscription agreements with the private placement investors, pursuant to which the private placement investors agreed to purchase, and FBB agreed to sell, shares of FBB common stock for an aggregate purchase price of approximately $92 million. In addition, in connection with the private placement, the private placement investors were granted certain registration rights with respect to the shares of DXL common stock they would receive in the merger in exchange for shares of FBB common stock. Such registration rights would require the combined company to use reasonable best efforts to prepare and file a registration statement with the SEC as soon as practicable following the closing of the merger, if consummated, but in no event later than the 30th day following such closing to register the resale of the shares purchased in the private placement. The closing of the private placement is expected to occur immediately prior to the closing of the merger and is a condition to closing the merger. The private placement is discussed in more detail in the section entitled “Agreements Related To The Merger”.

Management of the Combined Company Following the Merger

If the merger is consummated, at the effective time of the merger, the executive management team of the combined company would be expected to include the following individuals:

Name	Position with the Combined Company	Current Position with either DXL or FBB
Jim Fogarty	Chief Executive Officer	Chief Executive Officer of FBB
Peter H. Stratton, Jr.	Chief Financial Officer	Chief Financial Officer of DXL

Board of Directors of the Combined Company Following the Merger

If the merger is consummated, immediately after the effective time of the merger, the combined company’s board of directors would be composed of nine members, with four designated by DXL, including Lionel F. Conacher, Carmen R. Bauza, Jack Boyle, and Willem Mesdag, and four designated by FBB, including Jim Fogarty, Yasir Anwar, Steven Tesoriere, and Josh Beer, and one director mutually agreed to by DXL and FBB. It is expected that Lionel F. Conacher would serve as chairman of the combined company’s board of directors.

Interests of DXL’s Directors and Executive Officers in the Merger

DXL’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of DXL stockholders generally. These interests are discussed in more detail in the section entitled “The Merger—Interests of DXL’s Directors and Executive Officers in the Merger”. The DXL Board was aware of and considered these interests, among other matters, in reaching its decision to approve the merger agreement in December 2025, and in evaluating and negotiating the merger agreement and the merger. Following developments since the execution of the merger agreement, the DXL Board now recommends that DXL stockholders vote “AGAINST” the issuance proposal.

Federal Securities Law Consequences; Resale Restrictions

If the merger is consummated, the issuance of DXL common stock in the merger to FBB stockholders would be effected by means of a private placement, which is exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and such shares would be “restricted securities”. The shares issued in connection with the merger would not be registered under the Securities Act upon issuance and would not be freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. FBB represented and warranted to DXL in the merger agreement that less than thirty (30) holders of FBB common stock have not executed an investor questionnaire certifying that such stockholder is an “accredited investor” pursuant to Regulation D under the Securities Act (such investors “unaccredited investors”). Additionally, the shares of DXL common stock issued in the merger to certain of FBB stockholders would be subject to the resale restrictions under the lock-up agreements, as further described in the section entitled “Agreements Related To The Merger”.

Material U.S. Federal Income Tax Consequences of the Merger and the Reverse Stock Split

DXL stockholders would not sell, exchange or dispose of any shares of DXL common stock as a result of the merger if the merger is consummated. Thus, there would be no material U.S. federal income tax consequences to DXL stockholders as a result of the merger. DXL stockholders would not be expected to recognize gain or loss upon the reverse stock split.

For a more complete description of the material U.S. federal income tax consequences of the reverse stock split and merger, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Reverse Stock Split”.

Accounting Treatment

If the merger is consummated, the merger would be treated by DXL as a reverse acquisition under U.S. generally accepted accounting principles (“GAAP”). For accounting purposes, FBB would be considered the accounting acquirer in this transaction even though DXL would be the legal acquirer.

Appraisal Rights

DXL stockholders are not entitled to appraisal rights in connection with the merger.

Summary of Risk Factors

The DXL Board no longer recommends that stockholders approve the merger. As a result, stockholders are being asked to vote on a transaction that the DXL Board has determined is not in the best interests of DXL stockholders on its current terms. These developments since the execution of the merger agreement may materially affect stockholders’ assessment of the merger and the likelihood that the merger will be completed.

On May 26, 2026, following the discussion between and among the DXL Board and its outside legal and financial advisors regarding the May 2026 Supplemental Financial Analyses (as defined and described in the section entitled “The Merger—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”), Guggenheim Securities advised the DXL Board that, in light of the May 2026 DXL-Provided Financial Projections and the May 2026 Synergy Estimates (each as defined in the section entitled “The Merger—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”) and the May 2026 Supplemental Financial Analyses, the DXL Board should no longer rely on the December 2025 Opinion expressed in Guggenheim Securities’ December 10, 2025 letter to the DXL Board or on the financial analyses Guggenheim Securities reviewed with the DXL Board at the December 10, 2025 DXL Board meeting in connection with the December 2025 Opinion.

Both DXL and FBB are subject to various risks associated with their businesses and their industries. In addition, the merger, including the possibility that the merger may not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

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The DXL Board’s recommendation that stockholders vote against the issuance proposal may create uncertainty regarding the outcome of the stockholder vote and may adversely affect the market price of DXL common stock.

•	The DXL Board’s change in recommendation may adversely affect DXL’s relationships with FBB and increase the likelihood of disputes, including litigation.

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Certain stockholders entered into voting agreements in connection with the merger agreement in favor of the issuance proposal, which may increase the likelihood that the issuance proposal is approved notwithstanding the DXL Board’s recommendation against it.

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The DXL Board’s recommendation against the issuance proposal may increase the likelihood that the merger is not consummated and that DXL will be subject to the risks associated with remaining a standalone company.

•	The DXL Board’s recommendation against the issuance proposal may encourage alternative transactions or unsolicited proposals, which could create additional uncertainty and volatility.

•	The existence of differing views between DXL and FBB regarding the merger may adversely affect the parties’ ability to complete the transaction or collaborate effectively.

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Information regarding FBB and the potential benefits of the merger in this proxy statement is based in part on information provided by FBB, and stockholders are presented with differing perspectives regarding the merger.

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If the merger with FBB is not consummated for any reason, including as a result of the DXL Board’s recommendation against the issuance proposal or a failure to obtain stockholder approval, DXL’s business could suffer materially and DXL’s stock price could decline.

•	Some of DXL’s directors and executive officers have conflicts of interest that may influence them to support the merger.

•	The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

•	The market price of the combined company’s common stock may decline as a result of the merger, if consummated.

•	DXL stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

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During the pendency of the merger, DXL may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the merger agreement.

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Because the lack of a public market for FBB common stock makes it difficult to evaluate the fairness of the merger, FBB stockholders may receive consideration in the merger that is greater than or less than the fair market value of FBB common stock.

•	The merger is expected to result in an annual limitation on DXL’s ability to utilize its net operating loss carryforwards.

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DXL and FBB may become involved in securities litigation or stockholder derivative litigation in connection with the merger in the future, and this could divert the attention of DXL and FBB management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

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Failure to consummate the merger may result in DXL paying a termination fee and/or out-of-pocket fees and expenses to FBB and could harm the price of DXL common stock and the future business and operations of each company.

•	Once the merger has consummated, there can be no further recourse by either party or its stockholders for a breach of representation or warranty.

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The exchange ratio is not adjustable based on the market price of DXL common stock so the merger consideration at the closing would have, if the merger is consummated, greater or lesser value than the market price at the time the merger agreement was signed.

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Certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

•	If the conditions to the merger are not met, the merger may not occur.

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There can be no assurance that the per-share market price of DXL common stock following the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of DXL common stock issued and outstanding before the reverse stock split.

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If the reverse stock split is approved and effected, the resulting per-share market price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of DXL common stock may not improve.

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The reverse stock split will have the effect of increasing the number of authorized shares of DXL common stock available for future issuance, and any such future issuances may have a dilutive effect on its earnings per share, voting power and other interests of existing DXL stockholders.

•	The reverse stock split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

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The reduced number of issued shares of DXL common stock resulting from the reverse stock split could adversely affect the liquidity of DXL common stock and result in higher transaction costs if the merger is not consummated.

Additional discussion of the risks summarized in this risk factor summary, and other risks that DXL and FBB face, can be found below under the heading “Risk Factors” and should be carefully considered, together with other information in this proxy statement.

MARKET PRICE AND DIVIDEND INFORMATION

DXL common stock is listed for trading on The Nasdaq Global Market under the symbol “DXLG”. On June 30, 2026, DXL submitted a transfer application to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market.

On December 10, 2025, the last trading day prior to the public announcement of the proposed merger on December 11, 2025, the closing price per share of DXL common stock as reported on Nasdaq was $1.08 per share. On [●], 2026, the last practicable date before the printing of this proxy statement, the closing price per share of DXL common stock as reported on Nasdaq was $[●] per share.

If the merger is consummated, and subject to successful application for initial listing with Nasdaq, DXL common stock would be expected to continue to be listed on The Nasdaq Capital Market under the symbol “DXLG”.

As of the record date, DXL had approximately [●] stockholders of record.

DXL has never declared or paid cash dividends on DXL common stock. DXL currently anticipates that all of its earnings in the foreseeable future will be used for the operation and growth of its business and paying down debt. Future payment of dividends and share buybacks, if any, will be at the discretion of the DXL Board.

FBB common stock is not listed for trading.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference into this proxy statement, contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to DXL or FBB, the management of either such company or the proposed transaction between DXL or FBB, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. Forward-looking statements are not historical facts but rather are based on current plans, expectations, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of DXL, as well as assumptions made by, and information currently available to management. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. In light of developments since the execution of the merger agreement as described in this proxy statement, including the DXL Board’s withdrawal of its prior recommendation and its recommendation that stockholders vote “AGAINST” the issuance proposal, the forward-looking statements in this proxy statement should be evaluated in that context. DXL and FBB undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. DXL uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “outlook,” “predicts,” “potential,” “continue,” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents DXL has filed with the SEC as well as the possibility that (i) risks associated with DXL’s ability to obtain the stockholder approval required to consummate the proposed transaction, including approval of the issuance of shares of DXL common stock in the merger and the resulting “change of control” of DXL under the Nasdaq rules or the contemplated reverse stock split, and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe, or at all, or that the closing of the proposed transaction, will not occur; (ii) the response of DXL stockholders to the proposed transaction; (iii) the DXL Board’s recommendation that stockholders vote “AGAINST” the issuance proposal and the resulting uncertainty regarding whether the merger will be completed; (iv) risks related to DXL’s ability to manage its operating expenses and its expenses associated with the proposed transaction pending closing; (v) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transaction, including continued listing on Nasdaq; (vi) the risk that as a result of adjustments to the post-closing equity split, DXL stockholders and FBB stockholders could own more or less of the combined company than is currently anticipated; (vii) risks related to the market price of DXL common stock relative to the exchange ratio; (viii) unexpected liabilities, costs, charges, expenditures or expenses resulting from the proposed transaction; (ix) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (x) DXL’s ability to retain personnel as a result of the announcement or completion of the proposed transaction; (xi) risks associated with the possible failure to realize certain anticipated benefits of the proposed transaction, including with respect to future financial and operating results; and (xii) risks associated with the possible failure to properly and effectively integrate the proposed transaction. Additionally, forward-looking statements related to FBB’s future expectations are subject to numerous risks and uncertainties. Neither DXL nor FBB gives any assurance that either DXL or FBB will achieve its expectations.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of DXL described in the “Risk Factors” section of this proxy statement, DXL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by DXL from time to time with the SEC. Please see the section entitled “Where You Can Find Additional Information”.

All forward-looking statements included in this proxy statement are based upon information available to DXL and FBB on the date hereof. If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of operations of DXL, FBB or the combined company, if the merger is consummated, could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. DXL and FBB do not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any statement is made, the occurrence of unanticipated events or any new information that becomes available in the future, except as required by law.

RISK FACTORS

You should carefully consider the following risk factors relating to the consummation of the merger and to the combined company following the merger in deciding how to vote for the proposals presented in this proxy statement. These factors should be considered in conjunction with the other information included or incorporated by reference by DXL in this proxy statement.

Risks Related to the Merger

The DXL Board’s recommendation that stockholders vote against the issuance proposal may create uncertainty regarding the outcome of the stockholder vote and may adversely affect the market price of DXL common stock.

The DXL Board has determined to recommend that DXL stockholders vote against the issuance proposal. This recommendation may create significant uncertainty regarding the likelihood that the merger will be consummated. Such uncertainty may result in increased volatility in the trading price of DXL common stock and may adversely affect DXL’s ability to maintain or attract investors, including institutional investors that may have investment mandates tied to transaction outcomes or strategic direction.

Moreover, market participants may interpret the DXL Board’s recommendation as an indication that the merger is not in the best interests of DXL or its stockholders or that there are risks or uncertainties not fully reflected in the trading price of DXL common stock, which could negatively impact investor confidence and the market price of DXL common stock, potentially for an extended period of time.

The DXL Board’s change in recommendation may adversely affect DXL’s relationships with FBB and increase the likelihood of disputes, including litigation.

The DXL Board’s recommendation that stockholders vote against the issuance proposal may give rise to questions regarding DXL’s obligations under the merger agreement, depending on the circumstances under which such recommendation was made and any applicable contractual provisions, including any provisions governing changes in recommendation, fiduciary duties or efforts covenants. As a result, the change in recommendation may lead to disputes with FBB, including claims that DXL has breached its obligations under the merger agreement or failed to comply with applicable covenants or standards of conduct. Such disputes may result in litigation, including actions seeking damages, injunctive relief or the enforcement of contractual provisions, including specific performance, which could be costly and time-consuming and could divert management’s attention from DXL’s business and, if adversely determined, could result in monetary or equitable remedies that could have a material adverse effect on DXL’s financial condition and results of operations.

Certain stockholders entered into voting agreements in connection with the merger agreement in favor of the issuance proposal, which may increase the likelihood that the issuance proposal is approved notwithstanding the DXL Board’s recommendation against it.

Certain stockholders of DXL entered into voting agreements pursuant to which they have agreed to vote their shares of DXL common stock in favor of the issuance proposal. These voting agreements were entered into in connection with the execution of the merger agreement, prior to the DXL Board’s ongoing evaluation of the merger and updated determination to recommend that DXL stockholders vote against the issuance proposal. The voting agreements remain binding on the stockholders subject thereto, notwithstanding the updated position of the DXL Board, unless and until they terminate in accordance with their terms. As a result of these voting commitments, the likelihood that the issuance proposal will be approved may be increased, even though the DXL Board has withdrawn its prior recommendation in favor of the merger and the issuance proposal and now recommends that stockholders vote “AGAINST” the issuance proposal, and such outcome may occur irrespective of the views of other stockholders.

In particular, these voting agreements may make it more difficult for other DXL stockholders to influence the outcome of the vote on the issuance proposal, and may reduce the practical impact of votes cast by stockholders who do not support the issuance proposal. Accordingly, the issuance proposal could be approved despite the DXL Board’s recent determination, after its ongoing evaluation of the merger and in light of developments since the execution of the merger agreement, that the merger and the transactions contemplated by the merger agreement, including the issuance proposal, are not in the best interests of DXL stockholders.

If the issuance proposal is approved, and the other conditions to the merger are satisfied or waived (including the reverse stock split approval), the merger would be completed, notwithstanding the DXL Board’s recommendation against the issuance proposal, and stockholders who did not vote in favor of the issuance proposal would nevertheless be subject to the effects of the completed transaction.

The DXL Board’s recommendation against the issuance proposal may increase the likelihood that the merger is not consummated and that DXL will be subject to the risks associated with remaining a standalone company.

In light of the DXL Board’s recommendation, there is a heightened risk that DXL stockholders will not approve the merger. If the merger is not consummated, DXL will continue to operate as a standalone company. In that event, DXL would remain subject to the risks associated with its standalone business, including those described elsewhere in this proxy statement, and may have incurred significant costs and disruption in pursuing the merger without realizing any corresponding benefits, which could adversely affect DXL’s operating results and financial condition.

The DXL Board’s recommendation against the issuance proposal may encourage alternative transactions or unsolicited proposals, which could create additional uncertainty and volatility.

The DXL Board’s recommendation against the issuance proposal may signal to third parties that DXL could be open to alternative strategic transactions, subject to the limitations in the merger agreement. As a result, DXL may receive unsolicited acquisition proposals or be subject to takeover attempts or proxy contests, including actions by stockholders or other parties seeking to influence the composition of the DXL Board or DXL’s strategic direction. While such developments could result in alternative transactions that may be favorable to stockholders, they could also lead to additional uncertainty, increased volatility in the price of DXL common stock, additional transaction costs and potential disruption to DXL’s business operations, as well as increased demands on management and the DXL Board.

The existence of differing views between DXL and FBB regarding the merger may adversely affect the parties’ ability to complete the transaction or collaborate effectively.

The DXL Board’s recommendation against the issuance proposal reflects a divergence in views between DXL and FBB regarding the merits of the transaction. This divergence may impair the parties’ ability to cooperate effectively in fulfilling their respective obligations under the merger agreement, including efforts to satisfy closing conditions and to manage ongoing obligations during the interim period. This lack of alignment could create operational inefficiencies, delay required actions, and adversely affect the overall business performance of DXL during the pendency of the transaction, including by creating uncertainty among employees, customers, suppliers and other business partners.

Information regarding FBB and the potential benefits of the merger in this proxy statement is based in part on information provided by FBB, and stockholders are presented with differing perspectives regarding the merger.

This proxy statement includes information regarding FBB, its business, financial condition and prospects, as well as statements regarding the potential strategic and financial benefits of the merger and the expected performance of the combined company. Certain of this information has been provided by FBB or its representatives and reflects FBB’s views regarding the anticipated benefits of the transaction, which may involve assumptions, projections and judgments that are inherently uncertain and subject to change.

After careful consideration, including continued evaluation of the merger, including in light of developments since the execution of the merger agreement, with the assistance of external financial and legal advisors, the DXL Board has withdrawn its prior recommendation in favor of the merger and the issuance proposal. The DXL Board now believes that the merger and transactions contemplated by the merger agreement (including the proposed stock issuance) are not in the best interests of DXL and its stockholders. As a result, certain statements identified in this proxy statement as having been made or provided by FBB or its representatives regarding the expected benefits of the merger, the outlook for the combined company or the strategic rationale for the transaction may differ from, or be inconsistent with, the views of the DXL Board. The DXL Board does not adopt or endorse such statements as reflecting its current views, and any anticipated benefits, synergies or other forward-looking matters described in such statements are subject to risks and uncertainties and may not be achieved.

Accordingly, stockholders are presented with differing perspectives in this proxy statement and should carefully consider the DXL Board’s recommendation against the issuance proposal, together with the other information included in this proxy statement, including the risks described in this section, in determining how to vote on the proposals presented, and should not place undue reliance on forward-looking statements or projections regarding the combined company.

If the merger with FBB is not consummated for any reason, including as a result of the DXL Board’s recommendation against the issuance proposal or a failure to obtain stockholder approval, DXL’s business could suffer materially and DXL’s stock price could decline.

The consummation of the proposed merger with FBB is subject to a number of closing conditions, including the approval by DXL stockholders, approval by Nasdaq of DXL’s listing application for DXL common stock to be issued as merger consideration, and other customary closing conditions. If the merger is not consummated for any reason, including as a result of the DXL Board’s recommendation against the issuance proposal or a failure to obtain stockholder approval, DXL may be subject to a number of material risks, and its business and stock price could be adversely affected, as follows:

•	DXL has incurred and expects to continue to incur significant expenses related to the proposed merger with FBB even if the merger is not consummated.

•

The merger agreement contains covenants relating to DXL’s solicitation of competing acquisition proposals and the conduct of DXL’s business between the date of signing the merger agreement and the closing of the merger. As a result, significant business decisions and transactions before the closing of the merger are restricted or prohibited. Accordingly, DXL may be unable to pursue business opportunities that would otherwise be in its best interest as a standalone company. If the merger agreement is terminated after DXL has invested significant time and resources in the transaction process, DXL may have a limited ability to continue its current operations without obtaining additional financing to fund its operations.

•	DXL could be obligated to pay FBB a $2.5 million termination fee in connection with the termination of the merger agreement, depending on the reason for the termination.

•	DXL could be obligated to pay FBB a $950,000 out-of-pocket fees and expense reimbursement in connection with the termination of the merger agreement, depending on the reason for the termination.

•	DXL’s business partners and investors in general may view the failure to consummate the merger as a poor reflection on its business or prospects.

•	Some of DXL’s suppliers and other business partners may seek to change or terminate their relationships with DXL as a result of the proposed merger.

•

As a result of the proposed merger, current and prospective employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect DXL’s ability to retain its key employees, who may seek other employment opportunities.

•	DXL’s management team may be distracted from day-to-day operations as a result of the proposed merger.

•	The market price of DXL common stock may decline to the extent that the current market price reflects a market assumption that the proposed merger will be completed.

In addition, if the merger agreement is terminated and the DXL Board determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger.

Some of DXL’s directors and executive officers have conflicts of interest and/or economic interests in connection with the merger that are different from, or in addition to, those of DXL stockholders generally.

When considering how to vote on the proposals related to the merger, DXL stockholders should be aware that DXL’s directors and executive officers have conflicts of interest and/or certain interests, including economic interests, in the merger that may be different from, or in addition to, the interests of DXL stockholders more generally, including, among others, their continued service as a director of either the combined company or DXL as a standalone company, retention and severance benefits, the potential payout of certain DXL LTIP awards, and continued indemnification. For a more detailed discussion, see “The Merger—Interests of DXL’s Directors and Executive Officers in the Merger”.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either party can refuse to complete the merger upon the occurrence of a material adverse effect affecting the other party between December 11, 2025, the date of the merger agreement, and the closing of the merger. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on DXL or FBB, to the extent they resulted from the following:

(i)	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii)	changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world;

(iii)	changes in conditions in the industries in which such persons generally conduct business;

(iv)	changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v)

any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism (including cyberattacks or cyberterrorism) or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi)

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;

(vii)	any change resulting from the announcement of the merger agreement or the pendency of the merger and the transactions contemplated by the merger agreement;

(viii)	the compliance by any party with the terms of the merger agreement, including any action taken or refrained from being taken pursuant to or in accordance with the merger agreement;

(ix)	any action taken or refrained from being taken, in each case which such person has expressly approved, consented to or requested in writing following the date of the merger agreement;

(x)	changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);

(xi)

changes in the price or trading volume of the DXL common stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a material adverse effect under the merger agreement and may be taken into consideration when determining whether a material adverse effect has occurred, to the extent not otherwise excluded under the merger agreement); and

(xii)

any failure, in and of itself, by such person to meet (A) any public estimates or expectations of revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a material adverse effect under the merger agreement and may be taken into consideration when determining whether a material adverse effect has occurred, to the extent not otherwise excluded under the merger agreement).

Notwithstanding the above, with respect to clauses (i), (ii), (iv), (v), (vi) and (x), to the extent that such change has had a disproportionate adverse effect on such person relative to other companies of a similar size operating in the industries in which such person conducted business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a material adverse effect under the merger agreement.

DXL stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

In the event the merger is consummated, if the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, DXL stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and stock price following the merger.

During the pendency of the merger, DXL may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the merger agreement.

Covenants in the merger agreement impede the ability of DXL or FBB to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the merger agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, or facilitating the communication, engaging in any communications, discussions or negotiations, or taking any action that could reasonably be expected to lead to certain acquisition inquiries or acquisition proposal, such as certain acquisitions of such party’s common stock, tender offers for such party’s common stock, and mergers or other business combinations. Any such transactions could be favorable to DXL stockholders.

Because the lack of a public market for FBB common stock makes it difficult to evaluate the fairness of the merger, FBB stockholders may receive consideration in the merger that is greater than or less than the fair market value of FBB common stock.

The outstanding share capital of FBB is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of FBB. Because the percentage of DXL’s equity to be issued to FBB stockholders was determined based on negotiations between the parties, it is possible that the value of the DXL common stock to be issued in connection with the merger would be greater than the fair market value of FBB. Alternatively, it is possible that the value of the shares of DXL common stock to be issued in connection with the merger would be less than the fair market value of FBB.

In the event the merger is consummated, the combined company would incur significant transaction costs as a result of the merger, including investment banking, legal and accounting fees. In addition, the combined company would incur significant consolidation and integration expenses, which cannot be accurately estimated at this time. These costs could include the possible relocation of certain operations as well as costs associated with terminating existing office leases and the loss of benefits of certain favorable office leases. Actual transaction costs may substantially exceed FBB’s estimates and may have an adverse effect on the combined company’s financial condition and operating results.

The merger would result in an annual limitation on DXL’s ability to utilize its net operating loss carryforwards.

Under Section 382 of the Code, use of DXL’s net operating loss carryforwards (“NOLs”) would be limited if DXL experiences an “ownership change.” For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increases by more than 50 percentage points over its lowest ownership percentage within a specified testing period. DXL would experience an ownership change as a result of the merger, and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the effective time would be limited. The limitation would be determined by the fair market value of DXL common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. Limitations imposed on DXL’s ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than they would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.

DXL and FBB may become involved in securities litigation or stockholder derivative litigation in connection with the merger in the future, and this could divert the attention of DXL and FBB management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. DXL, FBB and the combined company may become involved in this type of litigation in connection with the merger in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of DXL, FBB and the combined company.

Failure to consummate the merger may result in DXL paying a termination fee and/or out-of-pocket fees and expenses to FBB and could harm the price of DXL common stock and the future business and operations of each company.

If the merger is not completed and the merger agreement is terminated under certain circumstances, DXL may be required to pay FBB a termination fee of $2.5 million and/or an out-of-pocket fees and expense reimbursement of up to $950,000. Even if a termination fee or expense reimbursement is not payable in connection with a termination of the merger agreement, DXL will have incurred significant fees and expenses, which must be paid whether or not the merger is consummated. Further, if the merger is not consummated, it could significantly harm the market price of DXL common stock.

Once the merger has consummated, there can be no further recourse by either party or its stockholders for a breach of any representation or warranty.

The representations and warranties of FBB, DXL and the merger subsidiary contained in the merger agreement or any certificate or instrument delivered pursuant to the merger agreement would terminate at the effective time of the merger, and there would be no recourse for any breach of such representations and warranties following the closing of the merger.

The exchange ratio is not adjustable based on the market price of DXL common stock so the merger consideration at the closing would have, if the merger is consummated, greater or lesser value than the market price at the time the merger agreement was signed.

Under the terms of the merger agreement, at the effective time of the merger, each share of FBB common stock (excluding (i) shares held as treasury stock by FBB or held or owned by DXL, the merger subsidiary or any subsidiary of DXL or FBB, (ii) dissenting shares, and (iii) unaccredited investor shares), after giving effect to the cancellation of all FBB warrants outstanding, would be converted solely into the right to receive a number of validly issued, fully paid and nonassessable shares of DXL’s common stock equal to the exchange ratio, which would be calculated based on the total number of the new issuance of DXL common stock (which would be the number of shares equal to the fully diluted DXL shares multiplied by the quotient of fifty-five percent (55%) divided by forty-five percent (45%)) divided by the number of FBB common stock issued and outstanding immediately prior to the effective time of the merger.

If the merger is consummated, immediately following the effective time of the merger, FBB stockholders would be expected to own or hold rights to acquire 55% of the combined company and DXL stockholders would be expected to own or hold rights to acquire 45% of the combined company, in each case, on a fully diluted basis using the treasury stock method.

Any changes in the market price of DXL common stock before the completion of the merger would not affect the number of shares of DXL common stock issuable to FBB stockholders pursuant to the merger agreement. Therefore, if before the completion of the merger the market price of DXL common stock declines from the market price on the date of the merger agreement, then FBB stockholders would receive, if the merger is consummated, merger consideration with substantially lower value than the value of such merger consideration on the date of the merger agreement. Similarly, if before the completion of the merger the market price of DXL common stock increases from the market price of DXL common stock on the date of the merger agreement, then FBB stockholders would receive, if the merger is consummated, merger consideration with substantially greater value than the value of such merger consideration on the date of the merger agreement. The merger agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the market price of DXL common stock, for each one percentage point change in the market price of DXL common stock, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration payable to FBB stockholders pursuant to the merger agreement.

Certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

The terms of the merger agreement prohibit each of DXL and FBB from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when, among other things, the DXL Board or the board of directors of FBB, as applicable, determines in good faith after consultation with its financial advisors and outside legal counsel that an unsolicited alternative takeover proposal is or is reasonably likely to result in a superior takeover proposal, and that failure to cooperate with the proponent of the proposal could be reasonably likely to violate the fiduciary duties of the DXL Board or the board of directors of FBB, as applicable.

If the conditions to the merger are not met, the merger may not occur.

Even if the share issuances and amendments to the restated certificate of incorporation to effect the reverse stock split expected to be necessary for the merger are approved by DXL stockholders, specified conditions must be satisfied or waived to complete the merger. These conditions are set forth in the merger agreement and described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger”. DXL cannot assure you that all of the conditions would be satisfied or waived. If the conditions are not satisfied or waived, the merger would not occur or would be delayed, and DXL and FBB each may lose some or all of the intended benefits of the merger.

Risks Related to the Reverse Stock Split

There can be no assurance that the per-share market price of DXL common stock following the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of DXL common stock issued and outstanding before the reverse stock split.

The principal purpose of the reverse stock split is to increase the per-share market price of DXL common stock above the minimum bid price requirement under the Nasdaq rules so that DXL can maintain its listing on Nasdaq. Also, in order to consummate the merger with FBB, DXL must satisfy the Nasdaq initial listing standards, which require, among other things, a minimum bid price of $4.00 per share. However, there can be no assurance that the market price per share of DXL common stock after the reverse stock split will be unchanged or increase in proportion to the reduction in the number of shares of DXL common stock issued and outstanding before the reverse stock split. For example, based on the closing price of DXL common stock on [●], 2026 of $0.[●] per share, if the DXL Board were to implement the reverse stock split and utilize a ratio of 1-for-[●] shares, the per share price of DXL common stock immediately after giving effect to the reverse stock split would be expected to be $[●]. DXL cannot assure you that the market price per post-reverse stock split share will exceed or remain in excess of the (i) $4.00 minimum bid price initial listing requirement in connection with the merger, which requires the combined company to have a minimum bid price of $4.00 per share, or the (ii) $1.00 minimum bid price for a sustained period of time to meet the continued listing requirements should the merger not be completed. In addition, the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower-priced stocks. If the merger is not consummated, even if the market price per post-split share of DXL common stock remains in excess of $1.00 per share, DXL may be delisted due to a failure to meet other Nasdaq continued listing requirements, including requirements related to the minimum stockholders’ equity requirement, the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of “round lot” holders.

If the reverse stock split proposal is not approved, DXL may be unable to regain compliance with Nasdaq’s minimum bid price requirement, which could result in the delisting of DXL common stock and have a material adverse effect on DXL and, if the merger is completed, the combined company.

Nasdaq has continued listing standards that DXL must maintain to avoid delisting, including, among others, a minimum bid price requirement of $1.00 per share (the “minimum bid price requirement”). On February 4, 2026, DXL received a letter from the Listing Qualifications staff of Nasdaq indicating that, based upon the closing bid price of DXL common stock for the last 30 consecutive business days, it was not in compliance with the minimum bid price requirement. At that time, DXL was provided a compliance period of 180 calendar days to regain compliance with the minimum bid price requirement, which compliance period is expected to expire on or around August 3, 2026. If DXL is unable to regain compliance within the initial 180-day period, it may be eligible for an additional compliance period of 180 calendar days to regain compliance if it meets certain requirements, including if it (i) transfers its listing to The Nasdaq Capital Market and (ii) meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. However, if Nasdaq concludes that DXL will not be able to cure the deficiency, or if DXL determines not to submit a transfer application or make the required representation, Nasdaq will provide notice to DXL that its common stock will be subject to delisting. On June 30, 2026, DXL (i) submitted a transfer application to Nasdaq to transfer to The Nasdaq Capital Market and (ii) provided written notice to Nasdaq requesting an additional compliance period of 180 calendar days, advising Nasdaq that it submitted a transfer application, and advising Nasdaq that it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement.

DXL is seeking stockholder approval for the reverse stock split to provide the DXL Board the ability, if necessary, to increase the price of DXL common stock in order to meet the minimum bid price requirement for continued listing of DXL common stock on Nasdaq, should DXL be unable to regain compliance during the initial compliance period or any additional compliance period provided by Nasdaq. Additionally, if the DXL

Board does not implement the reverse stock split within one year of the date on which the reverse stock split is approved by DXL stockholders, the authority granted in this proposal to implement the reverse stock split will terminate, which could further limit DXL’s flexibility to address any future non-compliance with the minimum bid price requirement.

The reverse stock split requires approval by DXL stockholders, and there can be no assurance that such approval will be obtained. If the reverse stock split proposal is not approved, the DXL Board will not have the authority to effect the reverse stock split and DXL may be unable to cure the minimum bid price deficiency within the applicable compliance period. As a result, DXL common stock could become subject to delisting from Nasdaq. If DXL common stock were delisted, it may trade on an over-the-counter market, which could result in reduced liquidity, increased volatility and a diminished trading market for DXL common stock. Additionally, delisting from Nasdaq could result in, among other things: (i) reduced institutional investor interest, as many institutional investors and investment funds are restricted from investing in or maintaining positions in securities not listed on a national securities exchange; (ii) a significant impairment of DXL’s ability, or, if the merger is completed, the combined company’s ability, to raise capital through public or private equity offerings on acceptable terms, or at all; and (iii) reputational harm, which could negatively impact relationships with customers, suppliers, employees and other business partners. In addition, if the merger is completed prior to DXL regaining compliance with the minimum bid price requirement, the combined company would inherit this deficiency and, if the reverse stock split has not been implemented, would face the same risk of delisting from Nasdaq, which could have a material adverse effect on the combined company’s stock price, liquidity and ability to raise capital. Even if the reverse stock split proposal is approved and the DXL Board implements the reverse stock split, there can be no assurance that the market price of DXL common stock will increase proportionately, or that the market price will remain at a level sufficient to satisfy or maintain Nasdaq’s minimum bid price requirement or any other continued listing requirements. Accordingly, even if the reverse stock split is approved and implemented, there is no guarantee that DXL common stock, or, if the merger is completed, the combined company’s common stock, will not ultimately be delisted from Nasdaq.

If the reverse stock split is approved and effected, the resulting per-share market price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of DXL common stock may not improve.

While the DXL Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share market price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of DXL common stock may not necessarily improve.

The reverse stock split will have the effect of increasing the number of authorized shares of DXL common stock available for future issuance, and any such future issuances may have a dilutive effect on its earnings per share, voting power and other interests of existing DXL stockholders.

The reverse stock split will not apply to the number of authorized shares available for issuance under DXL’s charter. Therefore, because the number of issued and outstanding shares of DXL common stock will decrease as a result of the reverse stock split, it will have the effect of increasing the number of authorized shares available for issuance. Future issuances of DXL common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of existing DXL stockholders. For example, DXL may use the additional authorized but unissued shares to restructure existing indebtedness, raise additional capital through equity financing, enter into strategic partnerships, or sell securities convertible into or exercisable for DXL common stock, any of which may result in substantial dilution to existing DXL stockholders.

The reverse stock split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of DXL common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

The reduced number of issued shares of DXL common stock resulting from the reverse stock split could adversely affect the liquidity of DXL common stock and result in higher transaction costs if the merger is not consummated.

Although the DXL Board believes that the decrease in the number of shares of DXL common stock issued as a result of the reverse stock split and the anticipated increase in the market price of DXL common stock could encourage interest in DXL common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares issued after the reverse stock split. The reverse stock split may also result in higher transaction costs if the merger is not consummated. The liquidity of DXL common stock may be negatively impacted by the reverse stock split, given the reduced number of shares that would be outstanding after the reverse stock split if the merger is not consummated, particularly if the stock price does not increase as a result of the reverse stock split. Accordingly, the reverse stock split may not achieve the desired results of increasing marketability and liquidity of DXL common stock if the merger is not consummated.

Risks Related to DXL

For risks related to the business of DXL, please refer to the section entitled “Item 1A. Risk Factors” set forth in DXL’s Annual Report on Form 10-K for the year ended January 31, 2026 as filed with the SEC on March 19, 2026.

Risks Related to FBB

This section includes information regarding FBB, FBB’s business, financial condition and prospects, and the potential benefits of the merger, which has been provided by FBB or its representatives and reflects FBB’s views. FBB continues to support the merger. The merger was previously unanimously approved by the DXL Board in December 2025. The DXL Board has continued to evaluate the merger, including in light of developments since the execution of the merger agreement. As part of that evaluation, the DXL Board has considered, among other things, the increasingly challenging consumer environment since the execution of the merger agreement in December 2025, FBB’s level of indebtedness, concerns regarding FBB’s potential negative equity value, and the substantial economic dilution that DXL stockholders would experience if the merger were consummated on its current terms. Based on this evaluation, including these considerations, the DXL Board has determined that the merger and the transactions contemplated by the merger agreement, including the issuance proposal, are no longer advisable and are not in the best interests of DXL and its stockholders. Accordingly, certain statements in this proxy statement regarding FBB, the anticipated benefits of the merger, the combined company or future performance may differ from, and in certain cases may be inconsistent with, the current views of the DXL Board. DXL stockholders should not view the inclusion of information provided by FBB or statements regarding the potential benefits of the merger as a recommendation by the DXL Board or as an indication that the DXL Board believes such statements will be realized. Such statements are subject to significant uncertainties and risks, many of which are outside the control of DXL, and there can be no assurance that any of the anticipated benefits of the merger would be achieved. Accordingly, stockholders are urged to carefully consider the DXL Board’s current recommendation against the issuance proposal, together with the other information contained in this proxy statement, including the risks described under “Risks Related to the Merger,” in determining how to vote on the proposals.

Unless otherwise indicated or the context otherwise requires, references in this Risks Related to FBB section to “FullBeauty Brands,” the “Company,” “we,” “us,” “our” and other similar terms collectively refer to FBB Holdings I, Inc. and its subsidiaries.

We operate in an industry that involves numerous risks and uncertainties. You should carefully consider the risk factors discussed below, as well as the other information presented herein, as described in “FBB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this proxy statement, in evaluating us and our business. The risks and uncertainties described below may change over time and other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or prospects could be materially and adversely affected.

General economic conditions may adversely affect our business.

Our performance is subject to macroeconomic conditions and their impact on levels of consumer spending. Some of the factors negatively impacting discretionary consumer spending include general economic conditions, high unemployment, increased taxation, high consumer debt, reductions in net worth based on severe market declines (such as in residential real estate markets), higher fuel, energy and other prices, increasing interest rates, inflation, severe weather conditions and low consumer confidence. In addition, any significant volatility in the financial markets could negatively impact the levels of future discretionary consumer spending. Consumer confidence is also affected by the domestic and international political situation. Our financial condition and operations could be impacted by changes in government regulations in areas including, but not limited to, taxes, trade policies, tariffs, customs regulations, data privacy and security and artificial intelligence (“AI”). The outbreak or escalation of war, geopolitical instability, or the occurrence of terrorist acts or other hostilities primarily in or affecting the United States, could lead to a decrease in spending by consumers. In addition, natural disasters, industrial accidents, and acts of war in various parts of the world could have the effect of disrupting supplies and raising prices globally which, in turn, may have adverse effects on the world and U.S. economies and lead to a downturn in consumer confidence and spending. Such macroeconomic and other factors could have a negative effect on consumer spending in the United States, which in turn could have a material and adverse effect on our business, results of operations, financial condition, and cash flows. While our business is diversified across product categories and is not heavily concentrated in any single selling period, we generally experience modestly higher sales volume in the second and fourth quarters, and a downturn in consumer spending during those periods could have a disproportionate effect on our results.

Our business depends on customers’ use of our digital platforms, including our e-commerce websites, and response to print media and digital marketing strategies; if our overall marketing strategies, including maintenance of a robust customer list, are not successful, our business and results of operations could be adversely affected.

Our business depends on customers’ use of our e-commerce websites and their response to our digital marketing and print media strategies. The level of customer traffic and volume of customer purchases on our e-commerce websites is substantially dependent on our ability to provide attractive and accessible websites that promote a high-quality customer experience. Customer response to our print media and digital marketing is substantially dependent on merchandise assortment, merchandise availability and creative presentation, as well as the selection of customers to whom our marketing is directed, changes in marketing strategies and the size and frequency of our communications. Although we utilize sophisticated in-house database modeling to enhance the effectiveness of our targeted online and print marketing campaigns, there can be no assurance that our efforts will be successful. Our maintenance of a robust customer list, which we believe includes desirable demographic characteristics for the products we offer, has also been a key component of our overall strategy. If we are unable to maintain and increase customers’ use of our e-commerce websites and the volume of goods they purchase, if the performance of our e-commerce websites, emails and catalogs declines, if our overall marketing strategy is not successful, or if evolving laws and regulations impact how we are able to use our digital marketing channels or otherwise govern e-commerce websites, our business and results of operations could be adversely affected. See “—Regulatory, administrative and litigation developments, including government regulation of e-commerce and digital marketing specifically, are evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.”

If we fail to acquire new customers, or fail to do so in a cost-effective manner, we may not be able to increase or maintain revenue or profitability.

Our success depends on our ability to acquire customers in a cost-effective manner. In order to expand our customer base, we may need to appeal to and acquire customers who have historically used other means of commerce to purchase fashion apparel and home goods and may prefer alternatives to our offerings, such as traditional brick and mortar retailers or the websites of our competitors. We have made significant investments related to customer acquisition and expect to continue to spend significant amounts to acquire additional customers, and we cannot be assured that we will always succeed in doing so in a cost-effective manner. If the quality of our shopping experience declines or if consumers do not perceive the products we offer to be of high value and quality, we may not be able to acquire new customers. If we are unable to acquire new customers who purchase products in numbers sufficient to grow our business, our net revenue may stagnate or decrease, and our business, financial condition and operating results may be materially adversely affected.

We utilize paid and non-paid advertising to acquire new customers. Our paid advertising includes search engine marketing, display advertising and paid social media advertisements. Our non-paid advertising efforts include search engine optimization, non-paid social media, mobile “push” notifications and email. We obtain a significant amount of traffic via search engines, and we also seek to obtain traffic via social networking websites and other channels used by our current and prospective customers. Search engines frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our sites can be negatively affected. A major search engine could change its algorithms in a manner that negatively affects our paid or non-paid search ranking, and competitive dynamics could impact the effectiveness of search engine marketing or search engine optimization. As e-commerce and social networking continue to evolve, we may be unable to establish, develop or maintain relationships with these channels on acceptable terms. Increased competition for online advertising inventory, reduced effectiveness of targeted advertising due to evolving data privacy regulations, and higher customer acquisition costs could further reduce marketing efficiency and negatively impact our profitability and cash flow. In addition, evolving laws and regulations governing digital marketing and data privacy may impact our ability to use our current advertising strategies more broadly. If we are unable to cost-effectively drive traffic to our sites, our ability to acquire new customers and our financial condition would suffer. See “—Regulatory, administrative and litigation developments, including government regulation of e-commerce and digital marketing specifically, are evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.”

Our business and results of operations could be adversely affected if we fail to accurately predict apparel trends and customer preferences.

We believe that continued success depends on our ability to provide a compelling value proposition for our customers. Our products and services must satisfy the desires of our customers, whose preferences may change over time. Apparel trends and customer preferences are volatile and tend to change rapidly, particularly women’s apparel. In order to be successful, we must identify, obtain supplies of, and offer to customers attractive, high-quality and affordable merchandise on a continuous and timely basis. Our success depends in large part upon our ability to predict effectively and respond to changing fashion tastes and consumer demands and to translate market trends to appropriate saleable product offerings. If we are unable to predict or respond to changing styles or trends successfully and misjudge the market for products or any new product lines, our sales will be impacted and we may be faced with a substantial amount of unsold inventory and missed opportunities. In response, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory, which would decrease our revenues and margins. Failure to effectively gauge the direction of customer preferences, or convey a compelling brand image or price/value equation to customers may result in lower sales and lower operating income. This could have an adverse effect on our business and results of operations.

Our use and planned expansion of AI technologies present operational, regulatory, cybersecurity, legal, and reputational risks that could adversely affect our business, financial condition, and results of operations.

We are increasingly leveraging AI, machine learning, and automated decision-making tools in certain aspects of our business and may expand such use in the future. While we believe these technologies may improve operational efficiency, enhance customer experience, and support data-driven decision-making, their use presents risks and uncertainties that could adversely affect our business, financial condition, and results of operations.

AI technologies are complex and rapidly evolving. Our AI systems, including those developed internally or provided by third-party vendors, may produce inaccurate, misleading, or biased outputs, or may fail to perform as intended. Such failures could have a negative impact on our business, customer interactions, or brand reputation and could expose us to liability, regulatory actions, and threats of litigation. In addition, our use of AI technologies may present challenges in asserting intellectual property ownership over the resulting output, and could increase our exposure to claims of intellectual property infringement, data privacy violations, cybersecurity risks, or contractual disputes, particularly where AI systems rely on third-party data, models, or infrastructure. Securing and enforcing intellectual property rights in rapidly evolving areas can be costly and time-consuming, and our current protections may be insufficient. See “—We may be unable to protect our trademarks and other intellectual property rights.”

The regulatory environment surrounding AI is evolving in the United States and internationally. New or proposed laws and regulations may impose compliance obligations, require changes to our practices, increase costs, or restrict our ability to deploy AI tools in certain contexts. For example, federal and state legislatures have enacted or are considering enacting laws governing the use of artificial intelligence technologies to make decisions, such as pricing decisions or decisions that could have a significant impact on consumers. Regulatory scrutiny, litigation, or governmental investigations related to AI usage could result in reputational harm, penalties, or operational limitations.

AI systems may also require significant investments in technology infrastructure, data governance, cybersecurity controls, and personnel training. If we are unable to successfully integrate AI into our operations, manage associated risks, or realize anticipated benefits, our competitive position and financial performance could be adversely affected.

The growing adoption of AI-driven search and discovery tools by consumers may reduce the effectiveness of traditional digital marketing channels, including search engine marketing and search engine optimization, on which we rely to drive traffic to our e-commerce websites. If consumers increasingly discover and purchase products through AI-powered platforms rather than conventional search engines or direct website visits, our customer acquisition model could be disrupted, and our marketing costs could increase without a corresponding increase in sales.

Furthermore, reliance on third-party AI-related service providers subjects us to risks related to service availability, model performance, data handling practices, and vendor solvency. Any disruption, security incident, or failure by such providers could materially impact our operations.

If we fail to implement appropriate governance, oversight, and internal controls over our AI initiatives, or if stakeholders perceive our use of AI as unethical, unsafe, or inconsistent with applicable standards, our reputation and stakeholder trust in us could be harmed and we may be subject to regulatory scrutiny, litigation or governmental investigations. Ensuring that our employees use only Company-approved AI technologies presents an additional challenge; unauthorized use of AI tools could expose us to data security, intellectual property, or regulatory risks outside of our existing controls.

Our business largely depends on a strong brand image and, if we are unable to maintain and enhance our brand image, or fail to adequately protect our brand image, we may be unable to increase or maintain our level of sales.

We believe that our brand image and brand awareness around our different brands has contributed significantly to the success of our business. We also believe that maintaining and enhancing our brand image is important to maintaining and expanding our customer base. Our ability to successfully integrate new brands and to expand into new markets or to maintain the strength and distinctiveness of our brand image in our existing markets will be adversely impacted if we fail to connect with our target customers. Maintaining and enhancing our brand image may require us to make substantial investments in areas such as merchandising, marketing, operations, community relations, catalog and website graphics and employee training, which could adversely affect our cash flow, and which may ultimately be unsuccessful. Furthermore, our brand image could be jeopardized if we fail to maintain high standards for merchandise quality, if we fail to comply with local laws and regulations or if we experience negative publicity or other negative events that affect our image and reputation.

Some of these risks may be beyond our ability to control, such as the effects of negative publicity, including on social media, regarding our company, our vendors or other strategic partners. Failure to successfully market and maintain our brand image in new and existing markets could harm our business, results of operations and financial condition.

If we do not efficiently manage inventory levels, our results of operations could be adversely affected.

We must maintain sufficient inventory levels to operate our business successfully, but we must also avoid accumulating excess inventory, which increases working capital needs and may lower gross margins. We obtain most of our inventory from vendors located outside the United States. Some of these vendors often require lengthy advance notice of order requirements to be able to supply products in the quantities requested. This usually requires us to order merchandise and enter commitments for the purchase of such merchandise, well in advance of the time these products will be offered for sale. In addition, certain of our vendors may require minimum order quantities for certain of our products that exceed our near-term sales expectations, which may require us to purchase and hold excess inventory. As a result, it may be difficult to respond to changes in the consumer preferences or other changes in the markets for our products. If we do not accurately forecast demand for our products or the time it will take to obtain new inventory, inventory levels will not be appropriate, and our results of operations could be adversely affected. Excess inventory may also require increased markdown activity, which could materially reduce gross margins and negatively impact operating income.

Additional tariffs on product imported to the United States, retaliatory trade actions taken by other countries, and resulting trade wars have had, and may continue to have, a material adverse impact on our business.

Because most of our inventory is sourced from vendors located outside the United States, our business is subject to risks associated with international trade. These risks include the imposition of new or increased tariffs, duties or other import-related charges, changes in trade agreements, trade restrictions, quotas, sanctions, and changes in the interpretation or enforcement of existing trade laws and regulations.

In 2025, the United States government announced the imposition of additional tariffs and reciprocal tariffs on most goods imported into the United States. Multiple nations, including China, responded with reciprocal tariffs and other trade actions, which triggered the U.S. government to increase the reciprocal tariffs on countries that retaliated against the U.S. enacted trade policy. The recent and ongoing enactment of tariffs by the government of the United States (including as a result of the recent Supreme Court ruling on tariff authority), along with the unpredictability of the tariff rates, pose a significant risk to our business operations, and have, and may continue to, materially increase our costs and reduce our margins. The tariffs have resulted in, and may also continue to lead to, additional order cancellations and higher pricing for our products, reducing consumer demand and further impacting our sales volume. Successful challenges to the authorization of certain tariffs, including under Learning Resources, Inc. v. Trump, may entitle companies to refunds or other offsets. There remains significant uncertainty regarding the implementation of such decision, including the process that will govern refund claims, the timing of any potential refunds, and the ultimate amounts, if any, that we recover. We are actively monitoring the impact of any tariffs that become effective, as well as potential retaliatory tariffs imposed by other countries and will continue to work on strategies to moderate or minimize the effects of trade actions.

There can be no assurance that our efforts to diversify sourcing across geographies, negotiate cost sharing with vendors, adjust pricing without materially affecting demand, and manage inventory levels will be successful, or that they will fully or significantly offset the negative impact of the tariffs on our business. Given the uncertainty regarding the scope and duration of current and potential tariffs, as well as the potential for additional trade actions by the United States or other countries, the specific impact to our business, results of operations, cash flows, and financial condition is uncertain, but could continue to be material. The extent of any such impact will further depend on the ultimate tariff rates imposed under current and any future statutory authorities, the duration of such measures, and the outcome of ongoing and potential legal challenges.

Our success depends on our ability to build and maintain a high-quality workforce, and competition for talent may make it difficult to do so.

Our success depends, in part, on having a high-quality management team and workforce with the appropriate skills, experience and leadership capabilities to support our business and execute our strategic initiatives. Our success also depends, in part, on our ability to recruit, retain and motivate our employees sufficiently, both to maintain our current business and to execute our strategic initiatives. Competition for experienced and well-qualified employees in our industry is particularly intense in many of the places where we do business, and we may not be successful in attracting and retaining such personnel. Changes to our current and future office environments, adoption of new work models and our business requirements or expectations about when or how often employees work either on-site or remotely may not meet the expectations of our employees. As certain jobs and employers increasingly operate remotely, traditional geographic competition for talent may change in ways that cannot be fully predicted at this time. If our employment proposition is not perceived as favorable compared to other companies’ policies, it could negatively impact our ability to attract, hire and retain our employees. In addition, changes in U.S. immigration policy or the availability of work visas could affect our ability to attract and retain skilled employees in areas such as technology, data analytics, and e-commerce operations, and could more broadly affect labor availability in industries on which our supply chain and outsourced operations depend.

In particular, our success depends on the continued service and performance of our senior management team and other key personnel. The loss of one or more members of senior management could result in diminished organizational focus, weaker operating execution, and reduced ability to identify and pursue strategic initiatives.

Our business could suffer because of increases in the price of raw materials, labor, energy and freight.

Raw materials used to manufacture our merchandise are subject to availability constraints and price volatility caused by a variety of factors including high or low demand for fabrics, labor conditions, transportation or freight costs, currency fluctuations, acreage devoted to cotton crops and crop yields, climate change, weather conditions, supply conditions, economic inflation, tariffs, environmental protection, other standards and other unpredictable factors. Increases in the price of cotton, wool, petroleum-based man-made materials and other raw materials used in the production of fabric and accessories, as well as increases in labor and energy costs, could result in increases in the costs of our products and the expense of transporting them to our distribution centers and to our customers. There can be no assurance that we will be able to reflect any such higher costs in the prices for our products. Consequently, higher product costs could have a negative effect on our gross profit margin and increased selling prices could have a negative effect on our sales volume. To the extent that we cannot offset cost increases with other cost reductions or efficiencies, such increased costs may result in increased product prices, which could lead to reduced customer demand and adversely affect our business and results of operations.

Our business would suffer if our distribution center or customer care center were shut down, disrupted, or not successfully optimized.

Our business would suffer materially if our distribution center or customer care center were shut down, disrupted, or not successfully optimized. Most of the merchandise we purchase is shipped directly to our distribution center in Indianapolis, Indiana, where it is prepared for shipment to the customer. Our ability to meet consumer expectations, manage inventory, complete sales and achieve objectives for operating efficiencies depends on the proper operation of this facility. We also maintain a customer care center in El Paso, Texas, supplemented by outsourced resources in the Philippines, that collectively receive millions of points of contact, including phone calls, emails and live chats, annually, maintains a live online chat capability and responds to social media comments. As a result of damage to, or prolonged interruption of, operations at any of our distribution center or customer care facilities due to a work stoppage, supply chain disruption, weather conditions such as tornado, flood, blizzard, the impact of climate change, epidemics, pandemics, labor shortages, or other disruptions or other natural disaster or event, we could lose sales or incur significantly higher costs and longer lead times associated with distributing our products to customers, or experience delayed response time to customers at our customer care center.

We maintain business interruption and property insurance, but our insurance coverage may not be sufficient, or insurance proceeds may not be paid to us timely if our distribution center or our customer care center is shut down for any unplanned reason. These factors could have a material adverse effect on our business and results of operations.

If we do not adequately predict customer demand or otherwise optimize and operate our distribution center successfully, it could result in excess or insufficient fulfillment capacity, or result in increased costs, or both, or harm our business in other ways. Orders from several of our websites are fulfilled primarily from a single location. As we continue to add distribution center capability or add new businesses with different requirements, our distribution center systems become increasingly complex and operating them becomes more challenging. We may be unable to adequately operate and staff our distribution center efficiently.

In addition, a failure to optimize inventory in our distribution center will increase our net shipping cost by requiring, among other things, partial shipments. Our ability to receive inbound inventory efficiently and ship completed orders to customers also may be negatively affected by inclement weather, fire, flood, power loss, earthquakes, labor disputes, acts of war or terrorism, acts of God and similar factors.

We rely on third parties to deliver our merchandise and catalogs to our customers, and our business could be negatively impacted by disruptions in the operations of these third-party service providers.

We rely on third-party shipping partners, such as FedEx and DHL, to deliver our merchandise and on the United States Postal Service (“USPS”) to deliver our catalogs to our customers. Relying on these third-party delivery services puts us at risk for cost increases that they may demand or disruptions in their operations, such as employee strikes, inclement weather and their inability to meet our shipping demands. If we are forced to use other delivery services, our costs could increase and we may be unable to meet shipment deadlines. Moreover, we may be unable to obtain terms as favorable as those received from the transportation providers we currently use, which would further increase our costs. In addition, if our products are not delivered to our customers on time, our customers may cancel their orders, or we may lose business from these customers in the future. These circumstances may negatively impact our financial condition and results of operations.

System interruptions that impair customer access to our sites or other performance failures in our technology infrastructure could damage our business, reputation and brand and substantially harm our business and results of operations.

We rely extensively on our information technology systems to track inventory, manage our supply chain, record and process transactions, manage customer communications, summarize results and manage our business. We must periodically update or upgrade our IT platforms to ensure that we continue to provide compelling customer experiences. The failure of our IT systems to operate properly or effectively, problems with transitioning to upgraded or replacement systems or difficulty in integrating new systems could adversely impact our business. In addition, our IT systems may be subject to damage and/or interruption from power outages, computer, network and telecommunications failures, computer viruses, hackers, terrorist attacks, denial of service attacks, security breaches, ransomware, phishing and social engineering scams, usage errors by our employees and harmful acts by our website visitors, and similar events. If our IT systems are damaged or cease to function properly, we may have to make a significant investment to fix or replace them, and we may suffer loss of critical data (including customer data) and interruptions or delays in our operations in the interim. Any significant disruption in our

IT systems or loss of or access to data could harm our reputation and credibility and could adversely affect our business, financial condition or results of operations. See “—Unauthorized disclosure of sensitive or confidential information, whether through a breach of our computer system or otherwise, could severely hurt our business.”

We use complex proprietary hardware and software in our technology infrastructure, which we seek to continually update and improve. We may not always be successful in executing these upgrades and improvements, and the operation of our systems may be subject to failure. We have in the past and may in the future experience slowdowns or interruptions in some or all our sites when we are updating them, and new technologies or infrastructures may not be fully integrated with existing systems on a timely basis, or at all. Significant capital investment may be required to keep up with rapid technological change (including the successful utilization of data analytics, AI and machine learning). The failure of our IT systems to operate effectively and remain innovative may result in reduced efficiency and may have an adverse effect on our reputation, results of operations and financial condition. See “—Our use and planned expansion of AI technologies present operational, regulatory, cybersecurity, legal, and reputational risks that could adversely affect our business, financial condition, and results of operations.”

Additionally, if we expand our use of third-party services, including cloud-based services, our technology infrastructure may be subject to increased risk of slowdown or interruption as a result of integration with such services and/or failures by such third parties and our contractual and operational safeguards may not be effective in preventing the failure of these systems or services to operate effectively and be available. Our net revenue depends on the number of visitors who shop on our sites and the volume of orders we can handle. Unavailability of our sites or reduced order fulfillment performance would reduce the volume of goods sold and could also materially adversely affect consumer perception of our brand. As our transaction volume grows and we expand our use of third-party cloud-based services, the demands on our technology platform will increase, and there can be no assurance that we will be able to scale our systems and infrastructure on a timely or cost-effective basis. Any slowdown or failure of our sites and the underlying technological infrastructure could harm our business, reputation and our ability to acquire, retain and serve our customers, which could materially adversely affect our results of operations. Our disaster recovery plan may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur.

Unauthorized disclosure of sensitive or confidential information, whether through a breach of our computer system or otherwise, could severely hurt our business.

Our business involves the receipt, storage and transmission of customers’ personal information, consumer preferences and payment card information, as well as confidential information about our employees, suppliers and our business, some of which is entrusted to third-party service providers and vendors. Despite the security measures we have in place, including commercially available systems, software, tools and monitoring, our facilities and systems — and those of third parties with which we do business — may be vulnerable to security breaches, cyber-attacks, acts of vandalism, computer viruses, misplaced or lost data, AI-enabled threats, and human errors. The methods used to obtain unauthorized access to or penetrate our systems or systems of our third-party providers and to access our sensitive information are constantly evolving and may be difficult to anticipate or detect for extended periods. Our associates, contractors or third-party partners may also purposefully or inadvertently cause breaches. There is no guarantee that our safeguards will be adequate against all threats.

Despite our efforts, an electronic security breach in our systems (or in the systems of third parties with which we do business and that process data on our behalf) that results in the unauthorized release of individually identifiable customer or other sensitive data could nonetheless occur and have a material adverse effect on our reputation and lead to financial losses from remedial actions, loss of business or potential liability, including possible punitive damages. In the event of a security breach, there can be no assurance that limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any claim. We also cannot provide assurances that our existing cyber insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims or that the insurer will not deny coverage as to any future claim. Successful assertion of one or more large claims against us that exceeds available insurance coverage or results in changes to our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and results of operations.

We maintain a cybersecurity program that includes technical safeguards, employee training, incident response procedures, and third-party security assessments designed to protect our systems and data. Despite these measures, no security program can eliminate all risk, and our defenses may not be sufficient to prevent or detect every potential intrusion, attack, or data loss event.

As part of the combined company following the merger, we expect to integrate and align our cybersecurity practices with those of DXL, including its enterprise risk management framework. There can be no assurance that this integration will be achieved without disruption or that the combined company’s cybersecurity program will be sufficient to address the expanded threat surface of the larger organization.

In addition, as the regulatory environment relating to retailers and other companies’ obligation to protect such sensitive data becomes increasingly rigorous, with new and constantly changing requirements applicable to our business, compliance with those requirements could result in additional costs, and a material failure on our part to comply could subject us to fines or other regulatory sanctions and potentially to lawsuits. See “—Failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection, or the expansion of current or the enactment of new laws, regulations or industry standards relating to privacy, data protection, advertising and consumer protection, could adversely affect our business, financial condition, and results of operations.” Further, we could be required to expend significant capital and other resources to address any data security incident or breach, which may not be covered or fully covered by our insurance, and which may involve payments for investigations, forensic analyses, legal advice, public relations advice, system repair or replacement or other services.

Increases in postage, paper and printing costs could adversely affect the costs of producing and distributing our catalog and promotional mailings, which could have an adverse effect on our business and results of operations.

Mailings of catalogs and other print media are a key aspect of our business. We currently use the USPS for distribution of substantially all our catalogs and are therefore vulnerable to postal rate increases, including potential discontinuation of bulk mailing discounts we currently leverage for cost savings. Increases in postage, paper and printing costs would increase the cost of our catalog mailings and could reduce our profitability to the extent that we are unable to offset such increases by raising prices, by implementing more efficient printing, mailing, delivery and order fulfillment systems or by using alternative direct-mail formats.

The market price for paper has fluctuated significantly in the past and may continue to fluctuate in the future. We do not have multi-year fixed-price contracts for the supply of paper and are not guaranteed access to, or reasonable prices for, the amounts required for our business over the long term. We also depend upon a limited number of external vendors to print and mail our catalogs, which subjects us to pricing risks and disruption if any printer experiences production issues or fails to perform. Any inability to source paper or printing services in the quality and quantity required, or any material increase in associated costs, could impact customer acquisition, result in lost sales or otherwise adversely affect our business.

The increasing popularity of GLP-1 medications could reduce demand for our products and adversely affect our business.

In recent years, GLP-1 receptor agonists used as weight-loss medications, including widely publicized drugs such as Wegovy and Ozempic, have experienced accelerated development, rapid adoption and significant media attention. These medications are designed to promote weight loss and may result in meaningful and sustained reductions in body weight for certain individuals. To the extent that these medications become more widely available, more affordable, or more commonly prescribed, a portion of our customer base may experience weight loss that reduces their need for plus-size apparel.

Our business is focused on serving plus-size and extended plus-size individuals. If a significant number of current or potential customers reduce their apparel size or shift their purchasing preferences to smaller-size assortments not offered by us, overall demand for our products could decline. In addition, customers experiencing rapid or ongoing weight changes may defer apparel purchases, reduce purchase frequency, or migrate to competitors with broader size ranges. Any such changes in customer behavior could negatively impact our sales, inventory planning, merchandising strategy, and long-term growth prospects.

The long-term magnitude and duration of any such demand shifts remain uncertain. Weight changes may occur gradually and may vary significantly by individual customer. At the same time, these trends may also present potential opportunities for our business. Customers experiencing size transitions may require replacement wardrobes across multiple size ranges over time, which could increase purchase frequency or demand for a broader range of sizes and fits. We may also benefit from opportunities to introduce new fits or product lines, expand adjacent size categories, or strengthen customer relationships through personalized service and size-inclusive offerings.

Our portfolio of established plus-size brands, combined with our direct-to-consumer customer data and digital marketing capabilities, may position us to serve customers through weight transitions in ways that traditional retailers cannot. However, our ability to realize any such benefits will depend on our ability to anticipate and respond effectively to evolving consumer preferences, manage inventory and costs, and execute our strategic initiatives successfully. If the use of GLP-1 medications continues to grow and materially alters the purchasing patterns of our target demographics, the net effect on our business and results of operations could be adverse.

The inability of our customers to access credit could harm our business and results of operations.

A significant portion of our customers finance their purchases of our products with credit, including our private label credit cards, co-branded credit cards and other general purpose credit cards. If the banks providing such credit limit the amount of credit they make available to our customers, or otherwise increase the fees associated with such credit, or if access to credit is otherwise limited due to regulatory restrictions on credit card interest rates, our business and results of operations could be adversely affected. Any deterioration in consumer credit quality, increased delinquencies or changes in underwriting standards by our credit partners could reduce purchasing power among our customers.

Our indebtedness could adversely affect our financial health, limit our ability to obtain future financing, and reduce our flexibility to respond to changes in our business. In addition, any inability to access liquidity or the capital markets on acceptable terms could adversely affect our business, results of operations, financial position and cash flows.

As of January 3, 2026, we had significant indebtedness consisting of amounts outstanding under our term loan and asset-based revolving credit facility. For a description of our indebtedness please refer to the section entitled “FBB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Description of Indebtedness.” In connection with the merger, our indebtedness is expected to be modified as further described in the section entitled “The Merger Agreement—Financing.” Our indebtedness could have significant consequences. Because of our indebtedness:

•	our ability to satisfy our obligations with respect to our debt may be adversely affected;

•	we may be more vulnerable to adverse economic and general industry conditions, including interest rate fluctuations, because a portion of our borrowings are at variable rates of interest;

•	our ability to obtain additional financing or pursue strategic acquisitions and investments may be limited, and we may be required to make non-strategic divestitures;

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a significant portion of our cash flow from operations may have to be dedicated to the payment of principal and interest on our debt, thereby reducing our ability to use that cash flow to fund our operations, capital expenditures and future business opportunities;

•	we may be unable to renew or refinance our debt on terms as favorable as our existing debt or at all; and

•	our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures could be diminished.

If cash flow declines, we may be required to reduce capital expenditure, limit strategic investments, delay growth initiatives, or seek additional capital on terms that may be less favorable. In addition, increases in interest rates could increase our debt service obligations where borrowings are subject to variable rates.

We largely depend on cash generated from our existing operations to support our growth. If we were unable to generate sufficient cash from our existing operations, changes in the credit and capital markets, including market disruptions, limited liquidity and interest rate fluctuations, may increase the cost of financing or restrict the company’s access to this potential source of future liquidity. In addition, a decrease in the ratings that rating agencies assign to our short and long-term debt may also negatively impact our access to the debt capital markets and increase our cost of borrowing. As a result of occasional instability in the global financial markets, our liquidity may be affected, or our capital resources may not be sufficient to satisfy our liquidity needs. Although we believe that our existing cash and cash equivalents, cash provided by operations and available borrowings under our existing credit facilities will be adequate to satisfy our capital needs for the next 12 months, any renewed tightening of the credit markets could make it more difficult for us to access funds, enter into an agreement for new indebtedness or obtain funding through the issuance of our securities. Our credit facilities also have financial covenants which, if not met, may further impede our ability to access funds under such facilities.

The terms of our credit facilities may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

We are a holding company, and our credit facility agreements are directly between our wholly owned subsidiaries and the relevant banking institutions. Our term loan and asset-based revolving credit facility, and any additional debt financing we may incur would likely contain, covenants requiring us to maintain or adhere to certain covenants that restrict our operations, which include limitations on our ability to, among other things: incur additional indebtedness; create liens on property; engage in mergers, consolidations and other fundamental changes; dispose of assets; make investments, loans or advances; make certain acquisitions; engage in certain transactions with affiliates; declare or pay dividends on, or repurchase, our stock; and change our lines of business or fiscal year. Our term loan facility includes a financial maintenance covenant based on leverage, and our asset-based revolving credit facility includes a springing financial maintenance covenant based on a fixed charge coverage ratio that becomes applicable in certain circumstances. Additionally, the ability of our subsidiaries to pay upstream dividends and make other distributions to us is subject to certain covenants and limitations pursuant to our credit facility.

Complying with these covenants could adversely affect our ability to respond to changes in our business, manage our operations, invest capital in new businesses and fund capital expenditures. Our ability to comply with these covenants may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. A failure to comply could result in an event of default, upon which lenders could elect to declare all amounts outstanding to be due and payable. If we are in default, we may be unable to borrow additional amounts under our facilities and our ability to obtain future financing may be negatively impacted. If our indebtedness were to be accelerated, it would have a material adverse effect on our financial condition.

Failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection, or the expansion of current or the enactment of new laws, regulations or industry standards relating to privacy, data protection, advertising and consumer protection, could adversely affect our business, financial condition, and results of operations.

In addition to our own sensitive and proprietary business information, we handle transactional and personal information about our employees, customers, consumers and users of our e-commerce websites. We also process data for a variety of marketing and advertising purposes, including email communications, affiliate partnerships, social media interactions, influencer partnerships, digital marketing, direct mailers and public relations initiatives, and, because of our data collection and processing activities, we are subject to various laws, regulations and industry standards. Increasingly complex and rigorous, and sometimes conflicting laws, regulatory standards, industry standards, external and internal privacy and security policies, contracts and other obligations govern the collection, use, retention, sharing and security of personal data, particularly in the context of digital marketing, which we rely upon to attract new customers. For example, the California Consumer Privacy Act of 2018 and similar state privacy laws impose obligations on companies to disclose to consumers information about how their personal data is collected, used, shared and stored and to provide certain individual privacy rights to persons, such as the right to request correction or deletion of personal data and the right to opt-out of certain sales or disclosures of personal data.

Laws, regulations and industry standards relating to privacy, data protection, marketing and advertising and consumer protection continue to evolve as various federal and state legislative and regulatory bodies, or self-regulatory organizations, expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection, consumer protection and advertising. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. Such evolving legislation may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment in resources for compliance programs, and impact strategies and availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

Our practices may not have complied with or may not comply in the future with all such laws, regulations, standards, requirements and obligations. Any failure, or perceived failure, by us to comply with any federal or state privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject, contracts by which we are bound, or other obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities, customers, suppliers or others or other liabilities or may require us to change our operations and/or cease using certain data sets. Any such claims, proceedings or actions may also hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings or actions, distract our management, increase our costs of doing business, result in a loss of customers, suppliers or vendors or result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Further, we may publish privacy policies, marketing materials, and other statements, such as statements regarding compliance with certain certifications or self-regulatory principles, regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair or misrepresentative of our practices, then we may be subject to investigation, enforcement actions by regulators or other adverse consequences. For example, our compliance with our privacy policies and our general consumer data privacy and security practices may be subject to review by the Federal Trade Commission or the Attorney General of the states in which we operate, which may bring enforcement actions to challenge allegedly unfair and deceptive trade practices, including the violation of privacy policies and representations or material omissions therein. Negative publicity we might receive regarding any actual or perceived violations of consumer privacy rights, including fines and enforcement actions against us or other similarly placed businesses, may also impair consumers’ trust in our privacy practices and make them reluctant to give their consent to share their data with us.

Federal and state governmental authorities continue to evaluate the privacy implications of third-party cookies and other online tracking methods used for behavioral advertising. Our use of such technologies subjects us to potential claims under the California Invasion of Privacy Act and similar laws, as well as risks from evolving legislation and browser-level restrictions that could limit the effectiveness of our digital marketing practices. If the use of these technologies is significantly restricted or our ability to employ them is impaired, our costs of operations could increase and our ability to acquire new customers on cost-effective terms could be materially and adversely affected.

We derive a significant portion of our operating income from our private label and co-brand credit card programs, and changes in consumer behavior, credit performance, or regulatory developments could materially reduce this revenue.

Our credit card operations facilitate sales and generate significant revenue from fees related to extending credit. Through both our primary private label credit card program and our “second look” co-branded credit card program, we receive royalty payments and other revenue sharing based primarily on net sales. The amount of revenue we earn is directly affected by customer purchase volume, revolving balances, credit quality, fee structures (including late fees), and applicable regulatory requirements. Regulatory developments, such as legislative actions by Consumer Financial Protection Bureau (CFPB), may materially reduce fee income and alter the economics of our agreement with our credit card partner. If certain fee limits are reduced or other regulatory changes occur, our royalty rates, marketing funds, and other revenue components may be reduced or restructured. In addition, declines in consumer spending, higher charge-offs, reduced approval rates, tighter credit standards, or operational changes by our bank partner could adversely impact net sales under the program. Any material reduction in credit card program revenue could have a material adverse effect on our financial condition, results of operations, and cash flows.

We are subject to payment-related risks, including in our credit card operations.

We accept payments using a variety of methods, including our private label credit cards, co-branded credit cards, credit and debit cards, gift cards, mobile payments and online payments. Acceptance of these payment options subjects us to rules, regulations, contractual obligations and compliance requirements, including payment network rules and operating guidelines and rules governing electronic funds transfers. These requirements may change over time or be reinterpreted, making compliance more difficult, costly, or uncertain.

We are subject to the Payment Card Industry Data Security Standard (“PCI-DSS”), which is a multifaceted security standard that is designed to protect credit card account data as mandated by payment card industry entities. The PCI-DSS requires companies to adopt certain measures to ensure the security of cardholder information, and noncompliance with PCI-DSS can result in penalties ranging from $5,000 to $100,000 per month by credit card companies, litigation, damage to our reputation and revenue losses. We use vendors to help us with PCI-DSS compliance. Despite our compliance efforts, we may become subject to claims that we have violated PCI-DSS, based on past, present, and future business practices, which could have an adverse impact on our business and reputation.

The payment and payment process methods that we accept subject us to potential fraud and theft by threat actors, which could negatively impact our revenue and profitability. If we fail to comply with applicable rules or requirements for the payment methods we accept, or if payment-related data is compromised due to a breach or misuse of data, we may be liable for costs incurred by third parties or our ability to accept or facilitate certain types of payments may be impaired. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs, adversely affecting our business and operating results.

Changes in credit card use and applications, payment patterns, credit fraud, and default rates may also result from a variety of economic, legal, social, and other factors that we cannot control or predict with certainty. Changes that adversely impact our ability to extend credit and collect payments or our customers’ ability to use credit products could negatively affect our results.

Reliance on promotions and markdowns to encourage customer purchases could adversely affect our gross margins and results of operations.

The apparel industry is dominated by large brands and national/mass retailers, where price competition, promotion and branded product assortment drive differentiation between competitors in the industry. To be competitive, we must offer customers compelling products at attractive prices, including through promotions and markdowns. Increased reliance on promotions and markdowns to encourage customers to purchase our merchandise could have a negative impact on our gross margins, results of operations and brand image.

Our business relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could have a material adverse effect on our net revenue and business.

Our business is highly dependent upon email and other messaging services for promoting our sites and products. Daily promotions offered through emails and other messages sent by us generate a significant portion of our revenue. We provide daily emails and periodic “push” communications to customers and other prospects informing them of what is available for purchase on our sites, and we believe these messages are an important part of our customer experience and help generate a substantial portion of our net revenue. If we are unable to successfully deliver emails or other messages to our subscribers, or if subscribers decline to open our emails or other messages, or otherwise “opt-out” of receiving emails from us, our net revenue and profitability would be materially adversely affected. Changes in how webmail applications organize and prioritize email may result in our emails being delivered in a less prominent location in a subscriber’s inbox or viewed as “spam” by our subscribers and may reduce the likelihood of that subscriber opening our emails. Actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact our business. From time to time, internet service providers or other regulations that limit our ability to send such communications or impose additional requirements upon us in connection with sending such communications would also adversely impact our business. Our use of email and other messaging services to send communications about our sites or other matters may also result in legal claims against us, which may cause us increased expenses and, if successful, might result in fines and orders with costly reporting and compliance obligations or might limit or prohibit our ability to send emails or other messages. We also rely on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services that increase costs, limit promotional communications, limit our ability or our customers’ ability to send communications through their services, or disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by customers and potential customers, could materially adversely affect our business, financial condition and operating results.

Significant merchandise returns could harm our business.

We allow our customers to return products, subject to our return policy. If merchandise returns are significant, or significantly more than we estimate, our business, prospects, financial condition and results of operations could be harmed. Further, we modify our policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of product returns. From time to time, our products are damaged in transit, or we may experience undetected production issues that result in products that do not meet our expected quality, which can increase return rates and harm our brand.

Existing and increased competition in the apparel industry or decreasing demand for plus-size products may adversely affect our business and results of operations.

We compete with numerous direct-to-consumer companies and retailers, including national department store chains, men’s and women’s specialty apparel chains, outdoor specialty stores, apparel catalog businesses, sportswear marketers and online apparel businesses that sell similar lines of merchandise, for customers, vendors and personnel. Decreased demand for plus-sized clothing compared to an unchanged or increased number of competitors could lead to increased competition. Our competitors may be able to adopt more aggressive pricing and promotional policies, adapt to changes in customer tastes or requirements more quickly, devote greater resources to the design, sourcing, distribution, marketing and sale of their products or generate greater national brand recognition than us. In addition, our competitors may seek to emulate facets of our business strategy, which could result in a reduction of any competitive advantage or special appeal that we might possess. An inability to overcome these potential competitive disadvantages or effectively market our products relative to our competitors could have an adverse effect on our business and results of operations.

From time to time, we may acquire new companies, enter strategic partnerships, expand our existing brand portfolio or launch new brands or collections, and our failure to successfully perform these activities could negatively affect our business.

As part of our growth strategy, we may pursue acquisitions or enter strategic partnerships that are consistent with our mission and enable us to leverage our competitive strengths. We have made strategic acquisitions in the past and may in the future consider strategic transactions and business arrangements, including acquisitions, asset purchases, strategic partnerships, joint ventures, restructurings, divestitures and investments. Acquiring and integrating new businesses involves additional risks that could adversely affect our growth and results of operations, including difficulties assimilating acquired operations, personnel, financial systems and general operating procedures, diversion of our capital and management’s attention from other business issues and opportunities, and the need to make accurate assumptions regarding valuation, operations and growth potential. Newly acquired businesses may be unprofitable, and we may incur significant costs and expenses in connection with any acquisition, including in remerchandising and rebranding. Our ability to integrate newly acquired products or other acquired assets will depend on the successful expansion of our existing financial controls, distribution models, information systems, management and human resources and on attracting, training and retaining qualified employees. Any such transaction may require us to incur non-recurring or other charges, may increase our near and long-term expenditure and may pose significant integration challenges or disrupt our management or business, which could harm our operations and financial results. In addition, we may finance any future acquisition with equity or debt financing. Equity financing could result in dilution of stockholders, and any additional leverage that may be incurred with respect to any future acquisitions could adversely affect our profitability and limit our ability to capitalize on future business opportunities.

Additionally, we may launch new collections or expand our existing brand portfolio, both of which may require significant upfront investments, including investments in marketing, information technology and additional personnel. We may not be able to generate satisfactory revenue from these efforts to offset these upfront costs. Any lack of market acceptance of our efforts to launch new collections or expand our existing brand portfolio could have a material adverse effect on our business, prospects, financial condition and results of operations.

Regulatory, administrative and litigation developments, including government regulation of e-commerce and digital marketing specifically, are evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

Laws and regulations at the local, state, federal and international levels frequently change, and the ultimate cost of compliance cannot be precisely estimated. In addition, we cannot predict the impact that may result from regulatory or administrative changes. Changes in regulations, the imposition of additional regulations, or the enactment of any new or more stringent legislation that impacts employment and labor, advertising, data privacy, labeling, trade, product safety, transportation and logistics, tax, accounting, operations, or environmental issues, among others, could have an adverse impact on our results of operations, financial position and cash flows. Additionally, from time to time, we are involved in litigation incidental to our business. Our current exposure could change in the event of the discovery of damaging facts with respect to legal matters pending against us or determinations by judges, juries or other finders of fact that are not in accordance with management’s evaluation of the claims. Should management’s evaluation prove incorrect, our exposure could greatly exceed expectations and have a material adverse effect on our results of operations, financial position and cash flows.

In addition, laws and regulations governing the use of digital marketing channels are rapidly evolving. It may become more difficult for us to comply with such laws, and future data privacy laws and regulations or industry standards, as well as related enforcement, may restrict or limit our ability to use some or all the marketing strategies on which we currently rely. The failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these digital marketing channels could adversely impact our reputation or subject us to fines or other penalties. See “—Failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection, or the expansion of current or the enactment of new laws, regulations or industry standards relating to privacy, data protection, advertising and consumer protection, could adversely affect our business, financial condition, and results of operations.”

We cannot be sure that our agents’, suppliers’ and other partners’ practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceedings or actions could force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by customers and vendors and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. Adverse legal or regulatory developments could substantially harm our business. In particular, if we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our customer base may be adversely affected, and we may not be able to maintain or grow our net revenue and expand our business as anticipated.

In addition, as part of the combined public company following the merger, we may become subject to evolving disclosure and compliance obligations related to environmental, social, and governance matters, including proposed federal and state requirements regarding climate-related financial risk and greenhouse gas emissions disclosures. Many of these requirements remain subject to ongoing legal challenges and implementation uncertainty, and compliance could require the development of new data collection processes, internal controls, and reporting capabilities that we have not previously maintained as a private company.

Our business is subject to risks associated with global sourcing and manufacturing.

We source substantially all our products from a network of vendors primarily in Asia and Africa, both directly and through the utilization of agents in select countries. We may also source products indirectly through domestic vendors with foreign sources. Our inability to effectively source inventory directly could negatively impact our ability to deliver our inventory supply and could disrupt our business, which may adversely affect our operating results.

We are at risk for increases in vendor costs and cannot be certain that we will not experience operational difficulties with these third-party vendors, such as reductions in the availability of production capacity, decline in plus-size clothing expertise, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines. The inability of a vendor to ship orders in a timely manner or to meet our safety, quality and social compliance standards could have a material adverse impact on our business, results of operations, financial position and cash flows.

Additionally, we face a variety of risks generally associated with doing business in foreign markets and importing merchandise from abroad (see also “— Additional tariffs on product imported to the United States, retaliatory trade actions taken by other countries, and resulting trade wars have had, and may continue to have, a material adverse impact on our business”), including but not limited to:

•	financial, political or labor instability in any of the countries in which our merchandise is manufactured or the channels through which it passes;

•	fluctuations in the value of the U.S. dollar against foreign currencies;

•	inability of our manufacturers to comply with local laws, including labor laws, health and safety laws or labor practices;

•	increased security and regulatory requirements applicable to imported goods;

•	impact of natural disasters, industrial accidents and public health concerns on our foreign sourcing offices and vendor manufacturing operations;

•	delays and disruptions in shipping due to port security considerations, labor disputes, political instability or access restrictions to shipping routes such as the Suez Canal;

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regulations under the United States Foreign Corrupt Practices Act of 1977, as amended, and similar laws, economic sanctions laws, regulations and regimes (including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury), restrictions related to forced labor and human rights concerns, and other international laws and regulations; and

•	increased costs and delays of transportation.

We currently ship most of our products from vendors to our domestic distribution centers by ocean. If a disruption occurs in the operation of ports through which our products transit, including disruptions caused by geopolitical instability affecting shipping routes, we and our vendors may have to ship some or all of our products from Asia or other regions by air freight or to alternative shipping destinations in the United States or Canada. Shipping by air is significantly more expensive than shipping by ocean and our profitability could be reduced. Similarly, shipping to alternative destinations in the United States or neighboring countries could lead to increased lead times and costs for our products. A disruption at ports (domestic or abroad) through which our products are imported could have a material adverse effect on our results of operations, financial position and cash flows.

We require our independent manufacturers to operate in compliance with applicable laws and our internal requirements, and we work with a third-party audit vendor to confirm a responsible and ethical supply chain. Our vendor code of conduct, guidelines for vendors or other vendor compliance programs promote ethical business practices and we monitor compliance with them; however, we do not control these manufacturers, their labor practices, the health and safety conditions of their facilities or from where they buy their raw materials. Any violation of labor, health, environmental, safety or other laws, including issues relating to human rights abuses, forced labor, or workplace safety violations, by any of the independent manufacturers we use could damage our reputation and could have a material adverse effect on our business.

Unseasonal or severe weather conditions may adversely affect our merchandise sales.

Our business may be adversely affected by unseasonal weather conditions. Sales of certain seasonal apparel items, are dependent in part on the weather and may decline in years in which weather conditions do not favor the use of these products. Sales of our spring and summer products, which traditionally consist of lighter clothing, swimwear, and the like, may be adversely affected by cool or wet weather. Similarly, sales of our fall and winter products, which include sweaters, flannel, outerwear, and the like, may be adversely affected by mild, dry or warm weather.

The effects of climate change may result in an increase in the frequency, severity, and duration of extreme weather conditions and natural disasters, as well as shifts in traditional seasonal weather patterns. Severe weather events may impact our ability to deliver orders to customers on schedule and staff our distribution and customer care centers, which could have an adverse effect on our business and results of operations. In addition, because we purchase inventory based in part on anticipated weather patterns, unanticipated weather or unseasonably severe weather may result in excess inventory or lost sales, either of which would have an adverse impact on our results of operations.

We may be unable to protect our trademarks and other intellectual property rights, and third parties may claim that we infringe on their intellectual property.

We believe that our trademarks and service marks are important to our success and competitive position due to their name recognition with our customers. We devote substantial resources to the establishment and protection of our trademarks and service marks on a worldwide basis, including in certain of the countries in which we have business operations or plan to have business operations. While we have registered our primary trademarks in our core product categories in the United States, because we have not registered all our trademarks in all categories, or in all foreign countries in which we may fulfill orders through third-party vendors for our merchandise, our international expansion and product merchandising using these marks could be limited.

In addition to trademark protection, we protect our assets through a combination of copyrights, trade secrets, patents and other intellectual property rights. Nevertheless, the actions we have taken, including establishing and protecting our trademarks and service marks, may not be adequate to prevent others from imitating our products or to prevent others from seeking to block sales of our products if we were to expand into other markets. Also, others may assert proprietary rights in our intellectual property, and we may not be able to successfully resolve these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States and laws and enforcement mechanisms to protect our intellectual property from unauthorized usage in new technologies, like AI, are evolving and may be inadequate. See “—Our use and planned expansion of AI technologies present operational, regulatory, cybersecurity, legal, and reputational risks that could adversely affect our business, financial condition, and results of operations.”

Any litigation regarding our trademarks could be time-consuming and costly and we cannot assure that our rights in, or ownership of, our trademarks or other intellectual property rights would be upheld if challenged. The loss of exclusive use of our trademarks and other intellectual property could have a material adverse effect on our results of operations, financial position and cash flows.

We may be subject to costly litigation in the event third parties claim our products or services infringe upon their proprietary rights. Third parties may have, or may in the future obtain, patents, including design patents, that our products, brands or technology may infringe. Any of these third parties could make a claim of infringement against us, and we may also be subject to claims by third parties that we have breached their copyright, trademark or license usage rights. We also face the risk of infringing third-party intellectual property rights from the use of outputs generated using AI which may contain or be substantially similar to third-party material protected by intellectual property, including patents, copyrights or trademarks.

Litigation could result in substantial expense to us and significant diversion of efforts by our technical and management personnel. An adverse determination in any such proceeding could subject us to significant liabilities to third parties, could prevent us from using our trademarks or other intellectual property rights or could require us to seek licenses from third parties and such licenses may be costly and may not be available on acceptable terms or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from commercializing our products, which would have a material adverse effect on our business, results of operations and financial condition.

Matters relating to unionized employees and multiemployer plan obligations could adversely affect our business.

Some of our employees are represented by a union. Participation in labor unions could put us at increased risk of labor strikes and disruption of our operations. Responding to unionization attempts may distract management and our workforce. If a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could significantly increase our costs. Any of these changes could adversely affect our business, financial condition, results of operations or cash flows.

In addition, the terms of our collective bargaining agreements require us to make periodic contributions on behalf of our unionized employees to defined benefit multiemployer pension plans. These plans have been determined to be in “critical status,” and we could be subject to withdrawal liability in the event of a withdrawal from such plans, which would be payable over an extended period and could adversely impact our results of operations.

Labor shortages or increases in labor costs could harm our business.

Any labor shortage, particularly those of which occur in our distribution center during peak-selling periods, may negatively impact our ability to process inventory in a timely manner. Additionally, because of the tight labor market, our hourly rates have increased to attract candidates. If we are unable to pass on these higher costs through price increases or reduced workforce hours, our margins and profitability may be adversely impacted, which could have a material adverse effect on our results of operations, financial position and cash flows.

Our growth may place significant strains on our resources.

Our growth may place a significant strain on our managerial, operational and financial resources. Moving forward, our systems, procedures or controls may not be adequate to support our operations, and we may be unable to achieve the rapid execution necessary to successfully implement our business plan. Our future operating results, if any, will also depend on our ability to add additional personnel commensurate with the growth of our operations, if any. If we are unable to manage growth effectively, our business, results of operations and financial condition will be adversely affected.

We may be subject to product liability claims or negative publicity if we need to recall any product we sell or if we fail to comply with applicable product safety laws.

The products we sell are regulated by many different governmental bodies, including but not limited to the Consumer Product Safety Commission and the Food and Drug Administration in the United States, and similar state laws (including California’s Proposition 65) and international regulatory authorities. Although we test the products sold on our websites, selected products still could present safety problems of which we are not aware. This could lead us to recall selected products, either voluntarily or at the direction of a governmental authority and may lead to a lack of consumer acceptance or loss of consumer trust. Product safety concerns, recalls, defects or errors could result in the rejection of our products by customers, damage to our reputation, lost sales, product liability litigation and increased costs, any or all of which could harm our business and have a material adverse effect on our financial position, results of operations and cash flows.

Some of the products we sell or manufacture may expose us to product liability claims relating to personal injury, death, or environmental or property damage. Certain third parties also sell products using our platform that may increase our exposure to product liability claims, such as if these sellers do not have sufficient protection from such claims. Although we maintain liability insurance, our coverage may not be adequate for liabilities actually incurred or insurance may not continue to be available to us on economically reasonable terms, or at all.

We are subject to taxation risks, including income tax liabilities and state and local tax obligations, which could adversely affect our business. We are subject to income taxes in the United States (federal and state). Tax laws, regulations and administrative practices in various jurisdictions may be subject to significant change due to economic, political and other conditions, and significant judgment is required in evaluating and estimating our provision and accruals for these taxes. Our effective tax rates could be adversely affected by a tax authority challenging a position taken by the company, earnings being lower than anticipated in jurisdictions where we have lower statutory rates and higher than anticipated in jurisdictions where we have higher statutory rates, losses incurred in jurisdictions for which we are not able to realize the related tax benefit, entry into new businesses and geographies and changes to our existing businesses, acquisitions (including integrations) and investments, changes in our deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles, and interpretations. We are also subject to audit in various jurisdictions, and such jurisdictions may assess additional income tax liabilities against us.

Although we believe our tax estimates are reasonable, the outcome of any tax audits, investigations, and related litigation could be materially different from our historical income tax provisions and accruals.

Developments in an audit, litigation, or the relevant laws, regulations, administrative practices, principles, and interpretations could have a material effect on our operating results or cash flows in the period or periods for which that development occurs, as well as for prior and subsequent periods.

One or more states or municipalities could assert that the Company is liable for sales and use, commerce, or similar type of taxes, which could adversely affect our business.

We ship product to retail customers throughout the United States. In South Dakota v. Wayfair, Inc. et al (“Wayfair”), the U.S. Supreme Court ruled that states may charge tax on purchases made from out-of-state sellers, even if the seller does not have a physical presence in the taxing state. The effect of Wayfair was to uphold economic nexus principles in determining sales and use tax nexus. As a result of the decision, most states have adopted laws that require an out-of-state retailer to register and collect sales and use or other non-income type taxes upon meeting certain economic nexus standards regardless of whether the company has physical presence in the state. Although we believe we are complying with the applicable legislative requirements and collecting taxes where obligated to do so, our interpretation and application of the legislation may differ from the states, which could result in the states’ attempt to impose additional tax liabilities, including potential penalties and interest. Furthermore, the requirements by state or local governments on out-of-state sellers to collect sales and use taxes could deter future sales, which could have an adverse impact on our business.

Litigation costs and the outcome of litigation could have a material adverse effect on our business.

From time to time we may be subject to litigation claims through the ordinary course of our business operations regarding, but not limited to, employment matters, compliance with the Americans with Disabilities Act of 1990, footwear, apparel and accessory safety standards, product liability claims, security of customer and employee personal information, advertising and promotional practices, contractual relations with vendors, marketing and infringement of trademarks and other intellectual property rights. Litigation to defend ourselves against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations or cash flows.

If our intangible assets become impaired, we may be required to record a significant charge to earnings.

We have a significant amount of intangible assets. Our intangible asset balances as of January 3, 2026, was approximately $131.1 million. We test indefinite-lived intangible assets for impairment at least annually or more frequently if indicators of impairment exist. Such assets are considered to be impaired when the net book value of an intangible asset exceeds its estimated fair value. An impairment of a significant portion of our intangible assets could materially adversely affect our financial condition and results of operations.

Risks Related to the Combined Company

The following risks relate to the combined company and would apply only if the merger is consummated. There can be no assurance that the merger will be consummated.

The combined company would have a substantial amount of indebtedness following the merger, which could materially adversely affect its financial condition and ability to comply with its covenants.

If the merger is consummated, the combined company would be expected to have a significant amount of indebtedness, including obligations under the A&R Term Loan Facility (defined below) and the Combined ABL Facility (defined below). The combined company’s level of indebtedness could have material consequences, including requiring a substantial portion of its cash flow from operations to be dedicated to the payment of principal and interest thereon, increasing its vulnerability to adverse economic and industry conditions, limiting its flexibility in planning for or reacting to changes in its business or competitive environment, limiting its ability to obtain additional financing for working capital, capital expenditures, acquisitions or other corporate purposes, and placing it at a competitive disadvantage relative to competitors with less indebtedness. If the combined company’s cash flow declines, it may be required to reduce capital expenditure, delay growth initiatives, or seek additional capital on less favorable terms.

The A&R Term Loan Facility and the Combined ABL Facility would contain financial and other restrictive covenants that limit our ability to, among other things:

•	incur additional indebtedness or issue certain preferred equity;

•	create liens on our assets;

•	make dividends, distributions or other restricted payments;

•	make certain investments or acquisitions;

•	sell or otherwise dispose of assets;

•	engage in mergers or other fundamental changes;

•	engage in certain transactions with affiliates; and

•	prepay or repurchase certain subordinated or junior indebtedness.

The A&R Term Loan Facility would include a financial maintenance covenant requiring compliance with a maximum total net leverage ratio. The Combined ABL Facility is expected to include a springing minimum fixed charge coverage ratio that becomes operative when borrowing availability falls below a specified threshold.

The combined company’s ability to comply with these covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. If the combined company fails to comply with these covenants and is unable to obtain waivers or amendments from its lenders, an event of default could occur, which could result in the acceleration of indebtedness and the enforcement of remedies against collateral securing such indebtedness. In such circumstances, the combined company may not have sufficient liquidity to repay accelerated obligations and may not be able to obtain alternative financing on acceptable terms, or at all. Any of these factors could have a material adverse effect on the combined company’s business, financial condition, results of operations and cash flows.

For more information on the A&R Term Loan Facility and the Combined ABL Facility, please see the section entitled “The Merger Agreement—Financing”.

The Combined ABL Facility has not yet been entered into, and the combined company may not be able to establish such facility on the anticipated terms or within the expected timeframe, which could adversely affect its liquidity and financial condition.

If the merger is consummated, the Combined ABL Facility is expected to be implemented in connection with the closing of the merger, subject to the terms and conditions set forth in the Bank of America Commitment Letter (as defined below). The Combined ABL Facility has not yet been entered into, and although DXL and FBB have agreed to use reasonable best efforts to establish the Combined ABL Facility, there can be no assurance that such facility would be entered into on the anticipated terms or within the expected timeframe if the conditions set forth in the Bank of America Commitment letter are not met.

In addition, availability under the Combined ABL Facility is expected to be subject to a borrowing base based primarily on eligible inventory and accounts receivable and may be reduced by reserves or other adjustments imposed by lenders. As a result, the amount of loans available for borrowing may fluctuate based on seasonal or other changes in working capital and lender discretion under the applicable credit documentation. If the Combined ABL Facility is not established on anticipated terms or if borrowing availability thereunder is more limited than expected, the combined company’s liquidity and financial flexibility could be adversely affected, which could have a material adverse effect on its business, financial condition and results of operations.

The combined company may incur losses for the foreseeable future and may never achieve profitability.

The combined company may never become profitable. The combined company may need to increase brand awareness, successfully grow its store portfolio, grow its digital business, maintain a state-of-the-art website, predict and respond to fashion trends, grow its existing customer base, hire qualified personnel, build successful collaborations and alliances, grow and sustain the number of transactions, units-per-transaction and share of wallet and operate at appropriate operating margins. Failure to grow its market share could have a material adverse effect on the combined company’s results of operations, cash flows, and financial position. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

The integration of FBB with DXL may present significant challenges, and the combined company may not realize anticipated synergies and other benefits of the merger.

The combination of independent businesses is complex, costly and time-consuming, and combining DXL’s and FBB’s businesses and operations may divert significant management attention and resources and disrupt the combined company’s business if the merger is consummated. The failure to meet the challenges involved in integrating the businesses and to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the combined company’s business activities and could adversely affect its results of operations. The overall combination of the DXL business and the FBB business may also result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customer and other business relationships. The risks and difficulties of integration include, among others:

•	the diversion of management attention to integration matters;

•

integrating operations and systems, including intellectual property and communications systems, administrative and information technology infrastructure and financial reporting and internal control systems, some of which may prove to be incompatible;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the businesses;

•	integrating employees and attracting and retaining key personnel, including talent;

•	retaining existing, and obtaining new customers and suppliers;

•	managing the expanded operations of a significantly larger and more complex company;

•	realizing contingent liabilities that are larger than expected; and

•	potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the transaction.

Many of these factors are outside of DXL’s control and, if the merger is consummated, would be outside the control of the combined company, and any one of them could result in lower revenues, higher costs and diversion of management time and energy, which could materially impact the business, financial condition and results of operations of the combined company.

In addition, even if the operations of the DXL business and the FBB business are integrated successfully, the full benefits of the transaction may not be realized, including expected synergies, cost savings or sales or growth opportunities. These benefits may not be achieved within the anticipated time frame or at all. Further, additional unanticipated costs may be incurred in the integration of the DXL business and the FBB business. All of these factors could cause dilution to the earnings per share of DXL, decrease or delay the projected accretive effect of the transaction, and negatively impact the price of DXL common stock following the transaction.

The success of the combined company would also depend on relationships with third parties and pre-existing customers of DXL and FBB, which relationships may be affected by customer or third-party preferences or public attitudes about the merger. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s success would depend on its ability to maintain and renew relationships with pre-existing customers, suppliers and other third parties of both DXL and FBB, and its ability to establish new relationships. There can be no assurance that the business of the combined company would be able to maintain and renew pre-existing contracts and other business relationships, or enter into or maintain new contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on the combined company’s business, financial condition or results of operations.

If the merger is consummated, the combined company’s stock price would be expected to be volatile, and the market price of its common stock may drop following the merger.

The market price of the combined company’s common stock following the merger could be subject to significant fluctuations. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate following the merger include:

•	overall changes in the economy and general market volatility, including the effects of inflation and/or recession;

•	news announcements regarding the combined company’s quarterly or annual results of operations;

•	failure to meet or exceed financial projections the combined company may provide to the public;

•	quarterly comparable sales;

•	period-to-period fluctuations in the combined company’s financial results;

•	announcement of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the combined company or its competitors;

•	entry into, or termination of, key agreements;

•	competitive developments;

•	loss of key employees;

•	governmental regulation or changes in laws applicable to the combined company (such as increased wage and paid benefits laws);

•	litigation affecting the combined company;

•	changes in the market valuations of similar companies;

•	sales of its common stock by the combined company or its stockholders in the future;

•	trading volume of the combined company’s common stock;

•	adverse publicity relating to the combined company’s markets; or

•	market views as to the prospects of the combined company or the retail clothing industry generally.

Moreover, stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies or the retail clothing industry. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Regardless of the merits or the ultimate results of such litigation, if instituted, such litigation could result in substantial costs and diversion of management’s attention and resources, which could significantly harm the combined company’s profitability and reputation.

Additionally, a decrease in the stock price of the combined company may cause the combined company’s common stock to no longer satisfy the continued listing standards of Nasdaq. If the combined company is unable to maintain the requirements for listing on Nasdaq, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its common stock.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and the combined company’s management would be required to devote substantial time to compliance matters.

If the merger is consummated, FBB as the accounting acquirer would be responsible for the combined company’s public company obligations. Although DXL is currently a public company, FBB has operated as a privately held company and has not been subject to public company reporting requirements. The combined company would therefore incur significant additional legal, accounting and other expenses as FBB implements and integrates the controls and procedures necessary for public company compliance for the first time. The obligations of being a public company in the United States require significant expenditures and would place significant demands on the combined company’s management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the listing requirements of the stock exchange on which the combined company’s securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. In addition, the combined company expects these rules and regulations to make it more difficult and more expensive for the combined company to obtain director and officer liability insurance and the combined company may be required to incur substantial costs to maintain the same or similar coverage that FBB had as a privately held company. The combined company’s management and other personnel would need to devote a substantial amount of time to ensure that the combined company complies with all of these requirements and to keep pace with new regulations, otherwise the combined company may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

The sale or availability for sale of a substantial number of shares of common stock of the combined company after the merger and the private placement and after expiration of applicable lock-up periods could adversely affect the market price of such shares after the merger.

Sales of a substantial number of shares of common stock of the combined company in the public market after the merger, the private placement or if existing stockholders of DXL and FBB sell, or indicate an intention to sell, substantial amounts of the combined company’s common stock in the public market after expiration of applicable lock-up periods and other legal restrictions on resale, or the perception that these sales could occur, could adversely affect the market price of such shares and could materially impair the combined company’s ability to raise capital through equity offerings in the future. In addition, in connection with the private placement, the private placement investors were granted certain registration rights with respect to the shares of FBB common stock purchased in the private placement, which would be exchanged for shares of DXL common stock at the effective time. Such registration rights would require the combined company to use reasonable best efforts to prepare and file a registration statement with the SEC as soon as practicable following the closing of the merger but in no event later than the 30th day following such closing to register the resale of the shares purchased in the private placement. DXL and FBB are unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of the combined company or the availability of these securities for future sale would have on the market price of the combined company’s common stock after the merger.

Ownership of the combined company’s common stock may be highly concentrated, and it may prevent other stockholders from influencing significant corporate decisions.

If the merger is consummated, former FBB stockholders (including the private placement investors) are estimated to beneficially own or control approximately 55% of the combined company on a fully diluted basis using the treasury stock method. Accordingly, former FBB stockholders would have substantial influence over the outcome of any corporate action of the combined company requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets or any other significant corporate transaction. These stockholders also may exert influence in delaying or preventing a change of control of the combined company, even if such change of control would benefit the other stockholders of the combined company.

Certain significant stockholders of the combined company could attempt to influence changes which could adversely affect the combined company’s operations, financial condition and the value of DXL common stock.

If the merger is consummated, certain former stockholders of FBB would hold significant ownership positions in the combined company, including Oaktree Opportunities Fund Xb Holdings (Delaware), L.P., Oaktree Opportunities Fund XI Holdings (Delaware), L.P. and certain of their affiliates (“Oaktree”), which would hold approximately 26.9% of the outstanding equity. Stockholders with significant ownership stakes may from time to time seek to influence corporate actions, engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes at the combined company. Such campaigns may seek to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by significant stockholders can be costly and time-consuming and could disrupt the combined company’s operations and divert the attention of the board of directors and senior management from executing the combined company’s business strategy. These actions could adversely affect the combined company’s operations, financial condition and the value of your investment in DXL common stock.

DXL and FBB do not anticipate that the combined company would pay any cash dividends in the foreseeable future.

The current expectation is that the combined company would be expected to retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the combined company’s common stock would be the stockholders’ sole source of gain, if any, for the foreseeable future.

An active trading market for the combined company’s common stock may not be sustained and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the merger, there had been no public market for FBB’s common stock. An active trading market for the combined company’s shares of common stock may not be sustained. If an active market for its common stock is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price, or at all.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, its stock price and trading volume could decline.

The trading market for the combined company’s common stock would be influenced by the research and reports that industry or equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined company’s common stock after the completion of the merger, if the merger is consummated, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined company would not have any control over the analysts, or the content and opinions included in their reports. The price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

The combined company must maintain effective internal controls over financial reporting, and if the combined company is unable to do so, the accuracy and timeliness of the combined company’s financial reporting may be adversely affected, which could have a material adverse effect on the combined company’s business and stock price.

The combined company must maintain effective internal control over financial reporting in order to accurately and timely report its results of operations and financial condition. In addition, as a public company, the Sarbanes-Oxley Act requires, among other things, that the combined company assess the effectiveness of its disclosure controls and procedures quarterly and the effectiveness of the combined company’s internal control over financial reporting at the end of each fiscal year.

The rules governing the standards that must be met for the combined company management to assess the combined company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act are complex and require significant documentation, testing and possible remediation. These stringent standards require that the combined company’s audit committee be advised and regularly updated on management’s review of internal control over financial reporting. The combined company’s management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to the combined company as a public company. If the combined company fails to staff the combined company’s accounting, finance and information technology functions adequately or maintain internal control over financial reporting adequate to meet the demands that would be placed upon the combined company as a public company, including the requirements of the Sarbanes-Oxley Act, the combined company’s business and reputation may be harmed and its stock price may decline. Furthermore, investor perceptions of the combined company may be adversely affected, which could cause a decline in the market price of its common stock.

The combined company’s success would depend significantly on its key personnel and its ability to attract and retain additional personnel.

In the event the merger is consummated, the combined company’s success would be dependent on the personal efforts, performance and abilities of its key management, which includes its executive officers as well as members of its senior management. The loss of any of its senior management may result in a loss of organizational focus, poor operating execution, an inability to identify and execute strategic initiatives, an impairment in its ability to identify new store locations, and an inability to consummate possible acquisitions. The competition is intense for the type of highly skilled individuals with relevant industry experience that the combined company would require, and it may not be able to continue to attract and retain new employees of the caliber needed to achieve its objectives.

Anti-takeover provisions in the combined company’s charter documents and under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company’s stockholders to replace or remove the combined company’s management.

Provisions in the combined company’s amended and restated certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because the combined company would be incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits stockholders owning in excess of 15% of the outstanding combined company’s voting stock from merging or combining with the combined company in certain circumstances. Although DXL and FBB believe these provisions collectively would provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors of the combined company, which is responsible for appointing the members of management.

The bylaws of the combined company would provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between the combined company and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers or other employees.

The amended and restated bylaws of the combined company would provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for any state law claims for (a) any derivative action or proceeding brought on behalf of the combined company; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, stockholder, employee or agent of the combined company to the combined company or its stockholders; (c) any action asserting a claim against the combined company or any of its directors, officers, stockholders, employees or agents arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws; or (e) any action asserting a claim against the combined company or any of its directors, officers, stockholders, employees or agents governed by the internal affairs doctrine; provided, that these choice of forum provisions do not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. The amended and restated bylaws would provide that the federal district courts would be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The choice of forum provision may make it more expensive for stockholders to bring a claim than if the stockholders were permitted to select another jurisdiction and limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or its directors, officers or other employees, which may discourage such lawsuits against the combined company and its directors, officers and other employees. If a court were to find the choice of forum provision contained in the bylaws to be inapplicable or unenforceable in an action, the combined company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect the combined company’s business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in shares of the combined company’s capital stock shall be deemed to have notice of and to have consented to the provisions of the combined company’s bylaws described above.

The combined company’s business is seasonal and unfavorable general political and economic conditions could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s business is expected to be seasonal. Historically, a significant portion of DXL’s operating income has been generated during its second and fourth quarters. If, for any reason, the combined company miscalculates the demand for its products during these quarters, its sales in that quarter could decline, resulting in higher labor costs as a percentage of sales, lower margins and excess inventory, which could cause the combined company’s annual operating results to suffer. Due to seasonality, the possible adverse impact from such risks is potentially greater if any such risks occur during the combined company’s second and fourth quarters. Additionally, the combined company’s operations may be negatively affected by local, regional or national political and economic conditions, such as levels of disposable consumer income, inflation, consumer debt, interest rates, consumer confidence and other macro issues. The volatile political environment increases the chance of other legislative and regulatory changes at both the federal and state level that could affect the combined company in ways it cannot predict. In addition, global economies, conflicts, trade negotiations and policies may directly or indirectly affect the combined company’s business.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page 121 of this proxy statement describe the material aspects of the merger, including the merger agreement. While DXL believes that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the merger agreement, which is attached as Annex A to this proxy statement, and the other documents to which DXL has referred to or incorporated by reference herein. For a more detailed description of where you can find those other documents, please see the section entitled “Where You Can Find Additional Information” beginning on page 228 of this proxy statement. As described elsewhere in this proxy statement, the DXL Board has continued to evaluate the merger, including developments since the execution of the merger agreement, and has withdrawn its prior recommendation in favor of the merger and the issuance proposal and now recommends that stockholders vote “AGAINST” the issuance proposal.

Terms of the Merger

Each of the DXL Board, the board of directors of a wholly owned direct subsidiary of DXL (the “merger subsidiary”) and the Board of Directors of FBB has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, the merger subsidiary would merge with and into FBB, with FBB continuing as the surviving corporation and as a wholly owned subsidiary of DXL (the “merger”).

Under the terms of the merger agreement, if the merger is consummated, at the effective time of the merger, each share of common stock, par value $0.01 per share, of FBB (“FBB common stock”) (excluding (i) any shares held as treasury stock by FBB or held or owned by DXL or any subsidiary of DXL or FBB, (ii) any dissenting shares, and (iii) any shares held by a FBB stockholder that is an unaccredited investor) would be converted into the right to receive that number of fully paid and nonassessable shares of the common stock, par value $0.01 per share, of DXL (“DXL common stock”) equal to the exchange ratio, which would be calculated based on the total number of shares outstanding of DXL common stock and FBB common stock immediately prior to the effective time of the merger, in each case, on a fully diluted basis using the treasury stock method. If the merger is consummated, immediately following the effective time of the merger, FBB stockholders would be expected to own or hold rights to acquire 55% of the combined company and DXL stockholders would be expected to own or hold rights to acquire 45% of the combined company, in each case, on a fully diluted basis using the treasury stock method. If the merger is consummated, DXL would continue to operate under the same name.

See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.

Prior Approval and Continued Evaluation of the Merger

The merger agreement was unanimously approved by the DXL Board in December 2025 following consideration of the factors described elsewhere in this proxy statement. The discussion included in this proxy statement reflects the considerations evaluated at that time and, in part, information provided by FBB or its representatives, and is provided for historical context only. The DXL Board has continued to evaluate the merger, including in light of developments since the execution of the merger agreement. As part of that evaluation, the DXL Board has considered, among other things, the increasingly challenging consumer environment since the execution of the merger agreement in December 2025, FBB’s level of indebtedness, concerns regarding FBB’s potential negative equity value, and the substantial economic dilution that DXL stockholders would experience if the merger were consummated on its current terms. Based on this evaluation, including these considerations, the DXL Board has determined that the merger and the transactions contemplated by the merger agreement, including the issuance proposal, are no longer advisable and are not in the best interests of DXL and its stockholders.

For a more complete discussion of the DXL Board’s current recommendation and the reasons for that determination, please see “—DXL’s Reasons for Recommending Against the Issuance Proposal; Updated Recommendation of the DXL Board.”

Effect on DXL if the Merger is Not Completed

If the share issuances and amendments to the restated certificate of incorporation to effect the reverse stock split expected to be necessary for the merger are not approved by DXL stockholders, or if the merger is not consummated for any other reason, FBB will not be combined with DXL and DXL will continue to operate as it did prior to entering into the merger agreement. In addition, if the merger agreement is terminated and the DXL Board determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger. Moreover, DXL will also incur the costs and expenses of the merger and this proxy solicitation whether or not the merger is consummated.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement and certain events that followed, including developments since the execution of the merger agreement that caused the DXL Board to withdraw its prior recommendation in favor of the merger and the issuance proposal and recommend that the DXL stockholders vote against the issuance proposal. The following chronology does not purport to be complete and may not contain all of the information that is important to you, nor does it catalogue every conversation or correspondence by or among members of the DXL Board, DXL management, DXL’s advisors and representatives or other parties and their respective affiliates, advisors or representatives.

The DXL Board and its senior management regularly review and discuss DXL’s historical performance, future growth prospects and overall strategic objectives and consider a variety of potential financial and strategic opportunities to enhance stockholder value. These reviews have periodically included consideration of strategic and financial alternatives, including, but not limited to, a possible merger or sale transaction.

Prior to 2024, representatives of DXL and FBB, including Harvey Kanter, the chief executive officer of DXL, and Jim Fogarty, the chief executive officer of FBB, had occasionally met to discuss the potential for strategic transactions between the companies. In November 2023, Mr. Kanter was contacted by email by Mr. Fogarty for a meeting, and Mr. Kanter and Mr. Fogarty held a call to discuss the potential for a combination of DXL and FBB and indicated willingness to enter into a non-disclosure agreement to facilitate further discussions. On February 12, 2024, DXL, FBB, Oaktree, and Goldman Sachs Specialty Lending Group, L.P., entered into a certain mutual confidentiality and non-disclosure agreement. The agreement included a customary one-year standstill provision which did not contain a so-called “don’t ask, don’t waive” provision prohibiting FBB from requesting a private waiver of the standstill.

On February 13, 2024, at a meeting of the DXL Board, Mr. Kanter provided an update to the DXL Board regarding his communications with Mr. Fogarty about the potential combination between the companies.

On February 25, 2024, representatives of each of DXL and FBB, including Mr. Kanter and Mr. Fogarty, met to discuss a potential combination transaction, including potential cost and commercial synergies. Over the next approximately two months, both parties conducted due diligence on each other and engaged in a series of meetings and break-out sessions to discuss the business and operations of each of DXL and FBB.

On April 11, 2024, DXL and Guggenheim Securities entered into a certain non-disclosure agreement in connection with the DXL Board’s evaluation of Guggenheim Securities’ role as a potential financial advisor for DXL’s review of strategic and financial alternatives, including, but not limited to, a possible merger or sale transaction.

On June 26, 2024, Fund 1 Investments, LLC (“PLP”), with respect to its shares of the DXL common stock held for the benefit of private investment vehicles for which Pleasant Lake Partners LLC serves as investment advisor, filed a Schedule 13D, disclosing its ownership of 5,732,261 shares of DXL Common Stock, representing a 9.8% ownership interest in DXL. Additionally, PLP also disclosed that it held certain cash-settled swaps, pursuant to cash-settled swap agreements with an unaffiliated third-party financial institution, which corresponded to an aggregate of 4,444,011 notional shares of the DXL common stock, representing approximately 7.6% of the outstanding shares of the DXL common stock.

On July 11, 2024, PLP amended its Schedule 13D to disclose that the cash-settled swaps corresponded to an aggregate of 5,136,073 notional shares of the DXL common stock, representing approximately 8.8% of the outstanding shares of the DXL common stock.

On July 31, 2024, at a meeting of the DXL Board, Mr. Kanter provided an update to the DXL Board regarding PLP, its ownership percentage in DXL and its prior interest in acquiring DXL. The DXL Board discussed that DXL was not for sale and that a non-disclosure agreement with a standstill would be required for further conversations with PLP.

On August 6, 2024, Lionel Conacher, the chairman of the DXL Board, Mr. Kanter and Peter Stratton, the chief financial officer of DXL, met with management of PLP. The purpose of the meeting was to introduce PLP to the chairman of the DXL Board and to better understand PLP’s intention as a large stockholder of DXL.

On August 13, 2024, PLP amended its Schedule 13D to disclose that the cash-settled swaps corresponded to an aggregate of 5,728,573 notional shares of the DXL common stock, representing approximately 9.8% of the outstanding shares of the DXL common stock.

On September 12, 2024, the DXL Board met by videoconference, with representatives from Greenberg Traurig, LLP, DXL’s outside counsel (“Greenberg Traurig”), to discuss the meeting with PLP and determined that DXL would be open to receiving a written proposal from PLP. The DXL Board instructed Greenberg Traurig to relay that determination to PLP’s counsel, which GT communicated on September 16, 2024.

On September 21, 2024, Mr. Fogarty called Mr. Kanter to discuss FBB’s intent to propose a merger between the two companies in a stock-for-stock transaction that would result in DXL stockholders owning 35% of the combined company and FBB stockholders owning 65% of the combined company. Later that same day, FBB delivered to DXL a non-binding indication of interest reflecting such proposal.

On September 27, 2024, the DXL Board met by videoconference, with representatives from Greenberg Traurig, and discussed FBB’s non-binding indication of interest and the recent communications with PLP. At the meeting, the DXL Board created a “Transaction Committee,” consisting of Messrs. Lionel Conacher, Jack Boyle and Willem Mesdag (the “DXL Transaction Committee”), to efficiently explore strategic and financial alternatives. The DXL Transaction Committee was granted full and exclusive authority of the DXL Board to take all actions with respect to exploring a potential strategic transaction with both FBB and PLP, including utilizing the DXL Board’s financial, accounting and legal advisors. The DXL Transaction Committee also directed Mr. Mesdag to meet with management of PLP to discuss a potential strategic partnership.

On October 2, 2024, representatives of Guggenheim Securities, at the direction of the DXL Transaction Committee, reached out to FBB to request that FBB provide certain financial information in order for DXL to better assess whether a potential combination transaction could be appropriate.

On October 8, 2024, at the direction of the DXL Transaction Committee, Mr. Mesdag met with management of PLP to discuss a possible strategic partnership.

On October 18, 2024, DXL, FBB, Oaktree, and Goldman Sachs Specialty Lending Group, L.P. entered into a certain amended confidentiality and non-disclosure agreement to extend the term of the agreement by eight months.

On October 28, 2024, Mr. Conacher met with Mr. Fogarty to discuss a possible strategic partnership and reviewed certain financial information about FBB that FBB had shared with DXL in advance of the meeting.

On October 31, 2024, DXL and Guggenheim Securities entered into an engagement letter to formalize Guggenheim Securities’ role as lead financial advisor in connection with DXL’s review of strategic and financial alternatives, including a possible merger or sale transaction.

On November 23, 2024, PLP sent a letter to DXL seeking increased ownership interest in DXL and a waiver of Section 203 of the DGCL.

On November 25, 2024, the DXL Transaction Committee met with representatives of Guggenheim Securities to review the PLP letter and the possible strategic partnership opportunity with FBB. Representatives of Guggenheim Securities presented potential scenarios of a merger and discussed the various benefits and risks associated therewith to be considered by the DXL Transaction Committee in exploring the opportunities with both PLP and FBB.

On November 26, 2024, PLP further amended its Schedule 13D to disclose its ownership of 5,758,261 shares of DXL Common Stock, representing a 10.6% ownership interest in DXL. Additionally, PLP also disclosed that the cash-settled swaps it held corresponded to an aggregate of 5,763,573 notional shares of the DXL common stock, representing approximately 10.6% of the outstanding shares of the DXL common stock.

On December 10, 2024, DXL responded to PLP’s letter dated November 23, 2024, informing PLP that DXL determined to not authorize any further acquisition of DXL securities by PLP or exempt PLP from Section 203 of the DGCL at this time.

On December 10, 2024, representatives of Guggenheim Securities, at the direction of the DXL Transaction Committee, met with Mr. Fogarty and representatives from FBB’s largest stockholders and provided feedback from the DXL Transaction Committee as to DXL’s interest in pursuing a stock-for-stock merger with FBB that would result in DXL stockholders owning 50% of the combined company. FBB informed representatives of Guggenheim Securities that they would be open to pursuing such transaction, pending their due diligence on DXL. Representatives of Guggenheim Securities conveyed this message to DXL management on December 11, 2024, which was then communicated by DXL management to the DXL Transaction Committee.

On December 20, 2024, PLP delivered a non-binding, unsolicited letter to DXL expressing its interest in acquiring all of the outstanding shares of common stock of DXL that are not owned by PLP or its affiliates for cash consideration of $3.00 per share, subject to the completion of due diligence and negotiation of the terms of a definitive agreement. On the same day, the DXL Transaction Committee met with representatives of Guggenheim Securities to review the PLP letter and potential next steps. Following a presentation of financial analyses by Guggenheim Securities, the DXL Transaction Committee instructed Guggenheim Securities to communicate to PLP that while DXL appreciated the interest in the Company and welcomed further discussions subject to entering into a non-disclosure agreement to discuss the offer, PLP’s offer undervalued DXL. The DXL Transaction Committee believed that PLP would be able to improve its proposal if DXL provided PLP with non-public information after PLP’s entry into a confidentiality and non-disclosure agreement.

On December 23, 2024, PLP amended its Schedule 13D to disclose the offer letter, which was also filed as an exhibit to Schedule 13D. On the same day, the DXL Board met by videoconference, with representatives from Guggenheim Securities, to receive an update from the DXL Transaction Committee about PLP’s non-binding, unsolicited offer and to receive an update regarding the strategic opportunity with FBB.

On January 7, 2025, the DXL Transaction Committee held a meeting and directed Guggenheim Securities to contact FBB and other potential interested parties to discuss and evaluate potential strategic transactions.

As directed by the DXL Transaction Committee, over the following several weeks, representatives of Guggenheim Securities reached out to approximately 20 parties, including both strategic and financial buyers, to discuss their interest in a potential strategic transaction. Out of the approximately 20 parties contacted, only FBB and PLP agreed to engage with DXL. Representatives of Guggenheim Securities provided regular updates to DXL management during such outreach and DXL management provided regular updates to the DXL Transaction Committee.

On January 17, 2025, the DXL Transaction Committee was reconstituted to include the entire DXL Board in order to streamline decision-making and ensure full board alignment in support of continuing discussions and negotiations with both PLP and FBB. On the same day, DXL and PLP entered into a confidentiality and non-disclosure agreement, which provided for a term of one year and included an 8-month standstill provision which would terminate if DXL were to enter into an agreement with a third party providing for a change of control transaction of DXL.

On February 5, 2025, FBB was granted access to the virtual data room containing information regarding DXL for purposes of conducting due diligence on DXL.

On February 21, 2025, PLP was granted access to the virtual data room containing information regarding DXL for purposes of conducting due diligence on DXL.

During the next four months, FBB and its advisors conducted due diligence on DXL and PLP and its advisors separately conducted due diligence on DXL.

On April 30, 2025, PLP submitted a revised non-binding bid to acquire all of the outstanding shares of common stock of DXL that were not owned by PLP or its affiliates for $1.49 – $1.92 per share in cash. PLP explained that the reduction in the proposed value was primarily a result of the declining macroeconomic environment, potential tariffs and changing consumer behavior.

On May 2, 2025, FBB delivered to DXL an indicative non-binding proposal proposing, among other things, a stock-for-stock merger between the two companies that would result in DXL stockholders owning 40% of the combined company and FBB stockholders owning 60% of the combined company. The proposal provided that the initial board of directors of the combined company would be composed of nine members, with four designated by DXL, four designated by FBB and the chief executive officer of the combined company, and that the board of directors of the combined company would select the chairperson of the board as well as the chairpersons of the committees of the board. The proposal also provided that the combined company would be led by Mr. Fogarty as its chief executive officer.

On May 7, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig, and discussed the offers proposed by PLP and FBB. A representative from Guggenheim Securities discussed the potential synergies with each of PLP and FBB and reviewed DXL as a standalone company, and also discussed updating DXL’s business operating plan. Following the discussion, the DXL Transaction Committee directed Guggenheim Securities to continue the dialogue with each of PLP and FBB and to seek updated proposals from both PLP and FBB.

On May 30, 2025, representatives of FBB provided DXL senior management with certain financial projections for FBB covering the calendar years ending December 31, 2025 through December 31, 2029 (the “May 2025 FBB-Provided Financial Projections”).

On May 27, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig. The DXL Transaction Committee discussed certain financial projections and the various assumptions accompanying such projections, which were prepared by the DXL management team in advance of the meeting. Additionally, a representative of Greenberg Traurig discussed the fiduciary duties of the DXL Board when considering alternatives that may be available to DXL.

From May 2025 to June 2025, FBB and PLP conducted additional due diligence to further refine their respective bids. During this time, members of the senior management of DXL and FBB held virtual meetings to determine the potential strategic and cost synergy opportunity from a proposed merger.

On June 11, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig. A representative of Guggenheim Securities and members of the

DXL management team provided an update on the recent communications with both FBB and PLP, and also discussed the timing and cadence of each proposal. The DXL Transaction Committee continued to discuss and assess the potential benefits of a business combination for DXL.

On June 22, 2025, PLP submitted a revised bid to acquire all of the outstanding shares of common stock of DXL that are not owned by PLP or its affiliates for $1.96 per share in cash.

On June 22, 2025, FBB reaffirmed its interest in a stock-for-stock merger with DXL that would result in DXL stockholders owning 40% of the combined company and FBB stockholders owning 60% of the combined company.

On June 23, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present. A representative from Greenberg Traurig discussed the fiduciary duties of the DXL Board in general in assessing strategic transactions. The DXL Transaction Committee discussed the history and current status of negotiations, the terms proposed by FBB and PLP, the various benefits and risks of the proposals, and also considered DXL’s prospects as an independent company. Following this discussion, the DXL Transaction Committee directed Guggenheim Securities to provide PLP with DXL’s counteroffer of $3.00 per share purchase price.

Between June 23, 2025 and July 23, 2025, representatives of Guggenheim Securities, at the direction of the DXL Transaction Committee, and representatives of PLP had several conversations about valuation for a transaction with PLP. During these conversations, there was a verbal offer of $2.05 per share purchase price by PLP.

On July 20, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present. A representative from Guggenheim Securities discussed valuation approaches and considerations in evaluating strategic transactions generally and provided an update on the status of discussions with PLP. Following this discussion, the DXL Transaction Committee determined that it would provide a number at which DXL would be willing to engage in transaction negotiations with PLP.

On July 23, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present. A representative from Guggenheim Securities provided an update on the status of discussions with PLP since the July 20, 2025 DXL Transaction Committee meeting. Following this discussion, the DXL Transaction Committee approved a price of $2.20 per share to engage in transaction negotiations and directed Guggenheim Securities to relay this price to PLP. The same day, representatives of Guggenheim Securities relayed to PLP the DXL $2.20 per share price at which the DXL Transaction Committee would be willing to engage in transaction negotiations.

On July 23, 2025, DXL and PLP agreed to a non-binding $2.20 per share purchase price, subject to PLP’s due diligence on DXL and negotiation of the terms of a definitive agreement. Over the next couple of months, PLP conducted further due diligence on DXL.

On August 7, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present, and discussed the status of discussions with PLP. The DXL Transaction Committee instructed Greenberg Traurig to send the draft definitive agreement, which had been prepared by Greenberg Traurig and circulated to the full DXL Board in advance of this meeting, to PLP.

On September 3, 2025, PLP communicated to Guggenheim Securities that it had lowered its bid to $1.60 per share due to a decrease in DXL’s market price and general market conditions. Representatives of Guggenheim Securities informed DXL’s senior management of PLP’s decreased bid shortly thereafter.

Later on September 3, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present, and discussed the revised bid proposed by PLP. Following this discussion, the DXL Transaction Committee directed Guggenheim Securities to inform PLP that DXL was not interested in pursuing a sale transaction with PLP. The DXL Transaction Committee also instructed

Guggenheim Securities to continue the dialogue with FBB about a potential transaction opportunity. That same day, representatives of Guggenheim Securities notified management of each of PLP and FBB of the DXL Transaction Committee’s decision.

On September 5, 2025, representatives of FBB reached out to representatives of Guggenheim Securities and described a potential financing transaction that could reduce FBB’s balance sheet debt prior to any transaction with DXL. Following FBB’s outreach, representatives of Guggenheim Securities informed DXL senior management of FBB’s proposal.

On September 17, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present, and discussed the recent conversation that Guggenheim Securities had with FBB regarding the potential reduction of FBB’s balance sheet debt. The DXL Transaction Committee reviewed detailed financial and market information about FBB and considered current and prospective market conditions, the potential synergies of the combined company, the various benefits and risks of a sale transaction with FBB, and DXL’s prospects as an independent company. Based upon these discussions, the DXL Transaction Committee instructed Guggenheim Securities to inform FBB that DXL would be interested in pursuing a stock-for-stock transaction with FBB if FBB’s debt was reduced by $125 million and if the merger would result in DXL stockholders owning 50% of the combined company.

On September 17, 2025, representatives of Guggenheim Securities met with representatives of FBB by telephone to provide feedback from the DXL Transaction Committee regarding its willingness to pursue a transaction if FBB’s debt was reduced by $125 million and DXL’s stockholders held 50% ownership of the combined company.

On September 19, 2025, FBB submitted a counteroffer, proposing a $100 million debt reduction and a stock-for-stock merger that would result in 40% ownership of the combined company for the DXL stockholders and 60% ownership of the combined company for the FBB stockholders.

On September 23, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig attending, and discussed and assessed the counteroffer by FBB. The DXL Transaction Committee again considered the financial prospects of remaining independent and the various benefits and risks of a sale transaction with FBB. Based upon these discussions, the DXL Transaction Committee instructed Guggenheim Securities to counteroffer with a $100 million debt reduction and 49% ownership of the combined company for the DXL stockholders. On the same day, as instructed by the DXL Transaction Committee, representatives of Guggenheim Securities submitted to DXL’s counteroffer to FBB, proposing a $100 million debt reduction and 49% ownership of the combined company for the DXL stockholders.

On September 24, 2025, representatives of FBB notified Guggenheim Securities that it was willing to transact on the terms provided in DXL’s latest counteroffer, which was to pursue a stock-for-stock merger, subject to the completion of due diligence review and negotiation of the terms of a definitive agreement.

On September 26, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig attending. A representative from Guggenheim Securities provided an update that FBB approved DXL’s counteroffer. Representatives of Guggenheim Securities and Greenberg Traurig also discussed the various factors to be considered by the DXL Transaction Committee in negotiating a definitive agreement, including contractual covenants with respect to FBB’s planned debt reduction. The representative of Greenberg Traurig also discussed general timing of the proposed transaction with FBB and the major action items needed to consummate the proposed transaction.

On September 29, 2025, representatives from each of DXL, FBB, Guggenheim Securities, Greenberg Traurig, Rothschild & Co (“Rothschild”), financial advisor to FBB, and Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), outside counsel to FBB, met by videoconference to provide information about their respective organizations and the potential transaction between DXL and FBB.

During October 2025, after reviewing additional operating results that became available following FBB’s delivery of its May 2025 FBB-Provided Financial Projections, DXL senior management raised questions regarding certain assumptions and forecasts reflected in those projections based on concerns regarding the continued reliability of those projections in light of FBB’s then-current operating performance and trends. Following discussions with DXL senior management concerning these matters, representatives of FBB orally communicated and discussed adjusted assumptions and forecasts. DXL senior management considered these adjusted assumptions and forecasts in its ongoing evaluation of FBB and the merger.

On October 1, 2025, representatives from Greenberg Traurig and Cleary Gottlieb met by videoconference to discuss legal and structuring topics, including the proposed timeline of the transaction.

On October 13, 2025, Greenberg Traurig distributed an initial draft of the merger agreement to Cleary Gottlieb. Between October 13, 2025 and December 11, 2025, multiple drafts of the merger agreement were exchanged and negotiated, and representatives of Greenberg Traurig and Cleary Gottlieb participated in a series of calls and videoconferences to discuss and negotiate various matters, including the merger agreement and other ancillary agreements and documents.

On October 14, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig attending. The DXL Transaction Committee discussed certain key terms in the merger agreement, and a representative from Greenberg Traurig provided the DXL Transaction Committee with an update regarding the status of the merger agreement.

On October 28, 2025, the DXL Transaction Committee met with Mr. Fogarty by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present, and discussed the current status of FBB and the contemplated transaction between the companies.

On October 30, 2025, representatives of FBB informed representatives of Guggenheim Securities that after conversations with its equity and debt holders, and due to a significant decrease in DXL’s stock price, FBB was submitting a revised offer, proposing a $75 million debt reduction and 49% ownership of the combined company for the DXL stockholders. Representatives of Guggenheim Securities informed DXL’s senior management of FBB’s revised offer shortly thereafter.

On October 31, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present, and discussed the latest proposal by FBB provided to Guggenheim Securities the day before this meeting. Following this discussion, the DXL Transaction Committee determined that FBB must reduce its debt by $100 million in order for the transaction to move forward. The DXL Transaction Committee instructed Guggenheim Securities to relay this position to FBB.

On October 31, 2025, representatives of Guggenheim Securities reached out to representatives of FBB to communicate the DXL Transaction Committee’s determination with respect to FBB’s debt.

On November 3, 2025, FBB countered with a $100 million debt reduction and 45% ownership of the combined company for the DXL stockholders.

On November 5, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig attending, and discussed the counteroffer by FBB. The DXL Transaction Committee again considered the financial prospects of remaining independent. Based upon these discussions, the DXL Transaction Committee instructed Guggenheim Securities to counteroffer with (i) a $100 million debt reduction, (ii) 45% ownership of the combined company for the DXL stockholders and (iii) a requirement that the board of directors of the combined company would be composed of nine members, with four designated by DXL, four designated by FBB and one independent director to be mutually agreed to by DXL and FBB, and that the designees of DXL would select the chairperson of the board of directors of the combined company.

On November 5, 2025, representatives of Guggenheim Securities conveyed to representatives of FBB that DXL was prepared to move forward with negotiations at the terms set forth by the DXL Transaction Committee at its November 5 DXL Transaction Committee meeting.

On November 14, 2025, FBB informed representatives of Guggenheim Securities that, after consultation with its lenders and shareholders, FBB was only prepared to offer approximately $92 million in debt reduction. Representatives of FBB relayed this debt reduction limitation to Guggenheim Securities along with the accompanying proposal for ownership of approximately 45% ownership of the combined company for the DXL stockholders. FBB added that it agreed to DXL’s governance proposal relating to board composition.

On November 15, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present, and reviewed the counteroffer by FBB and the latest discussion that had taken place between FBB and Guggenheim Securities. The DXL Transaction Committee instructed Guggenheim Securities to (i) prepare certain pro forma financial information regarding the combined company based on financial projections provided to Guggenheim Securities by DXL’s senior management and (ii) request from FBB the debt documents in connection with FBB’s debt reduction for DXL’s review in connection with the proposed debt reduction.

On November 16, 2025, the DXL Transaction Committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present. Representatives of Guggenheim Securities presented a preliminary financial analysis of the proposed terms by FBB, noting the $92 million in debt paydown as compared to the $100 million paydown the DXL Transaction Committee had previously proposed. Further, the DXL Transaction Committee and its advisors discussed whether to continue to engage in discussions with FBB. Following this discussion, the DXL Transaction Committee directed Guggenheim Securities to work with FBB, on DXL’s behalf, to finalize the transaction on the terms proposed by FBB, subject to finalization of definitive documentation.

On November 24, 2025, Greenberg Traurig delivered to Cleary Gottlieb an initial draft of the voting agreement, which provided, among other things, for certain DXL stockholders to vote in favor of the transactions contemplated by the merger agreement, and such agreement was subsequently negotiated and finalized over the next couple of weeks.

On November 26, 2025, Greenberg Traurig delivered to Cleary Gottlieb an initial draft of the lock-up agreement, and such agreement was subsequently negotiated and finalized over the next couple of weeks.

On November 30, 2025, the compensation committee of the DXL Board (the “DXL compensation committee”) met by videoconference, with representatives from Greenberg Traurig present, and discussed the treatment of DXL’s outstanding equity awards under DXL’s stock-approved incentive compensation plan in connection with the proposed transaction with FBB. The DXL compensation committee asked certain questions, which were responded to by representatives of Greenberg Traurig.

On December 1, 2025, FBB distributed to DXL certain debt documents in connection with its proposed debt reduction. Over the next several days, representatives of FBB and DXL had calls and videoconferences to discuss and negotiate the debt documents.

On December 1, 2025, the DXL Board met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present. A representative of Greenberg Traurig provided an overview of the process for approving the merger transaction by the DXL Board and also discussed the current draft of the merger agreement. A representative of Guggenheim Securities provided an overview of the process for the DXL Board requesting Guggenheim Securities to issue a fairness opinion in connection with the transaction and discussed certain economic and strategic considerations in connection with the proposed merger with FBB.

On December 10, 2025, the DXL compensation committee met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present, and discussed certain compensation arrangements in connection with the proposed merger with FBB, to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

On December 10, 2025, the DXL Board met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present. Representatives of Greenberg Traurig reviewed the final merger agreement, including the principal terms and conditions, as well as the ancillary agreements, and responded to questions from the DXL Board regarding the legal ramifications of those terms and conditions. The DXL Board was also reminded of its fiduciary duties to stockholders in connection with the proposed merger transaction, as well as the applicable legal standards governing their deliberations and decision-making process. Greenberg Traurig also summarized DXL’s rights and obligations under the proposed merger agreement. Also at this meeting of the DXL Board, Guggenheim Securities reviewed its financial analyses of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated December 10, 2025, to the DXL Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the stockholders of DXL. Guggenheim Securities also delivered to the DXL Board a copy of its conflicts disclosure letter, dated December 10, 2025, summarizing the material relationships that Guggenheim Securities has with FBB and other parties affiliated with FBB. All questions posed by the members of the DXL Board were answered by management and representatives of Guggenheim Securities and Greenberg Traurig, as appropriate, and the DXL Board engaged in a discussion regarding the terms of the proposed transaction, the results of the transaction process, and the factors supporting the DXL Board’s determination that the proposed transaction is in the best interests of DXL and its stockholders. After such presentations and discussions, the DXL Board voted unanimously to approve the resolutions which, among other things, formally approved the merger agreement and related matters and authorized management, with the assistance of counsel, to finalize the merger agreement and all related documents.

Following the December 10, 2025 DXL Board meeting, representatives of Greenberg Traurig, Guggenheim Securities, Cleary Gottlieb and Rothschild worked throughout the evening of December 10 and into the morning of December 11 to finalize the merger agreement and all related transaction documents.

On the morning of December 11, 2025, the DXL Board re-convened by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present, and discussed the execution version of the merger agreement and transaction documents, including any edits from those reviewed at the December 10 DXL Board meeting. After review and discussion of the final merger agreement, the DXL Board voted unanimously to approve the resolutions, which, among other things, formally approved the definitive merger agreement and related matters and authorized management, with the assistance of counsel, to execute the merger agreement and all related documents.

Later that same day, representatives of DXL, Merger Sub, and FBB executed the merger agreement. Concurrently with the execution of the merger agreement, certain directors and stockholders of DXL executed voting agreements, and certain stockholders of FBB executed lock-up agreements. Immediately following the execution of the merger agreement, FBB delivered the FBB stockholder written consents approving the FBB stockholder matters, including approval of the merger. Later that afternoon, the transaction was publicly announced and representatives of DXL and FBB held a joint webcast for investors.

On January 9, 2026, DXL received an unsolicited takeover proposal (“unsolicited proposal”) from Zodiac Partners, a private holding company and an acquisition entity of Camac Partners, a registered investment firm based in Florida. On the same day, DXL shared the unsolicited proposal with Guggenheim Securities and Greenberg Traurig, and on January 10, 2026, DXL shared the unsolicited proposal with FBB.

On January 16, 2026, the DXL Board met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present, to discuss the unsolicited proposal and the material terms included therein, including the take-private proposal in an all-cash transaction and the acquisition price of $1.25 per share. The DXL Board carefully reviewed and considered the unsolicited proposal in accordance with the terms of the merger agreement and in consideration of its fiduciary duties under Delaware law. The DXL Board also consulted with outside legal and financial advisors. Following such consultation and deliberation among the members of the DXL Board, the DXL Board determined that the unsolicited proposal did not represent the best value or course of action for DXL stockholders, did not constitute a DXL Superior Proposal (as defined in the merger agreement), and was not reasonably likely to lead to a DXL Superior Proposal.

On January 20, 2026, representatives of Guggenheim Securities, at the direction of the DXL Board, had a telephone conference with representatives of Zodiac Partners to inform Zodiac Partners of the DXL Board’s decision to not take any action with respect to the unsolicited proposal for the reasons set forth above.

On January 27, 2026, Guggenheim Securities received a follow-up letter from Zodiac Partners addressed to the DXL Board, which reaffirmed Zodiac Partners’ continued interest in DXL and sought a limited due diligence process, and promptly shared the letter with the DXL Board.

On January 30, 2026, representatives of Greenberg Traurig, at the direction of the DXL Board, sent a response letter to Zodiac Partners setting forth the reasons why the DXL Board came to its determination to not take any actions with respect to the unsolicited proposal, including the DXL Board’s fiduciary duties under Delaware law as well as its determination that the unsolicited proposal did not constitute a DXL Superior Proposal under the merger agreement and was not likely to lead to a DXL Superior Proposal. Following such response letter, DXL did not engage in further negotiations with Zodiac Partners and did not provide Zodiac Partners with access to non-public information regarding DXL.

On April 2, 2026, the chief financial officer of DXL executed a voting agreement with FBB.

On May 11, 2026, DXL notified Mr. Kanter that it did not intend to renew his employment agreement. This notification was provided in accordance with Mr. Kanter’s expressed desire to retire, and as required by his employment agreement. Accordingly, Mr. Kanter’s employment agreement will expire and his employment with DXL will terminate on August 11, 2026.

On May 12, 2026, Zodiac Partners commenced a tender offer (the “Zodiac tender offer”) to acquire all outstanding shares of DXL common stock at a price of $0.82 per share in cash, subject to the terms and conditions set forth in the Offer to Purchase on Schedule TO filed with the U.S. Securities and Exchange Commission (the “SEC”). On the same date, DXL delivered a notice to FBB pursuant to the Merger Agreement informing FBB of the commencement of the Zodiac tender offer.

On May 13, 2026, the DXL Board met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present, to discuss the Zodiac tender offer and the terms thereof. The DXL Board discussed its fiduciary duties to stockholders in connection with the proposed Zodiac tender offer as well as its obligations under the merger agreement.

On May 20, 2026, the DXL Board met by videoconference, with representatives from Greenberg Traurig present. In connection with the DXL Board’s evaluation of the Zodiac tender offer, DXL’s senior management updated certain previously prepared financial projections for DXL for the fiscal period ending January 31, 2035, which included projected revenues, operating income, capital expenditures, cost reductions, working capital requirements and other relevant financial metrics over such period. The projections had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of DXL’s senior management as to the expected future performance of DXL. The DXL Board discussed and approved these projections and determined to instruct Guggenheim Securities to use these projections in its May 2026 Supplemental Financial Analyses.

On May 22, 2026, DXL filed a Solicitation/Recommendation Statement on Schedule 14D-9C with the SEC, which included a press release stating that the DXL Board was evaluating the Zodiac tender offer in consultation with its financial and legal advisors and advising stockholders to take no action at that time pending such evaluation.

On May 24, 2026, the DXL Board met by videoconference, with representatives from Greenberg Traurig present. Following a request from DXL, FBB’s senior management updated certain previously prepared financial projections for FBB for the fiscal period ending December 31, 2029, which included projected revenues, operating income, capital expenditures, cost reductions, working capital requirements and other relevant financial metrics over such period (these projections being referred to herein as the May 2026 FBB-Provided Financial Projections (as defined in the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL.”)). DXL senior management updated the DXL Board on discussions had with FBB senior management regarding the May 2026 FBB-Provided Financial Projections and the underlying assumptions made by FBB senior management in the preparation of such financial projections. In addition, DXL’s senior management updated the May 2026 FBB-Provided Financial Projections to extend them through the fiscal period ending December 31, 2034 and to adjust for other assumptions regarding macroeconomic conditions, consumer retail conditions, future revenue growth and operating margins reflecting the best then-currently available estimates and judgments of DXL’s senior management as to the expected future performance of FBB. The DXL Board discussed such FBB financial projections, as revised by DXL senior management in similar nature and degree as adjustments made to the May 2025 FBB-Provided Financial Projections, and determined to scale back some of the adjustments made by DXL senior management in order to give greater effect to FBB’s assumptions and forecasts (such FBB financial projections, as updated by DXL senior management and as further updated by the DXL Board are included and a part of the May 2026 DXL-Provided Financial Projections). The DXL Board discussed and approved the May 2026 DXL-Provided Financial Projections and determined to instruct Guggenheim Securities to use the May 2026 DXL-Provided Financial Projections in its May 2026 Supplemental Financial Analyses.

On May 25, 2026, the DXL Board met by videoconference, with representatives from Guggenheim Securities, Greenberg Traurig and Joele Frank, Wilkinson Brimmer Katcher (“Joele Frank”) present. The DXL Board discussed the status of the Zodiac tender offer, including the timeline for DXL’s responses and the legal requirements relating to the Schedule 14D-9. Representatives of Greenberg Traurig reviewed fiduciary duty considerations applicable to the DXL Board in evaluating the Zodiac tender offer, as well as the provisions of the merger agreement relating to a potential change of recommendation and the termination fee that would be payable to FBB in certain circumstances pursuant to the merger agreement. In connection with the DXL Board’s evaluation of the Zodiac tender offer and its continuing evaluation of the merger, the DXL Board, together with its advisors, reviewed and discussed the May 2026 DXL-Provided Financial Projections. The DXL Board, together with its advisors, also discussed the material assumptions underlying the May 2026 DXL-Provided Financial Projections, including assumptions regarding macroeconomic conditions, consumer retail conditions, future revenue growth and operating margins, the nature and degree of adjustments to certain assumptions and forecasts underlying FBB’s May 2025 FBB-Provided Financial Projections following discussions with DXL senior management, as well as the inherent uncertainties associated with such projections. Guggenheim Securities was previously directed by the DXL Board to rely upon the May 2026 DXL-Provided Financial Projections in connection with the preparation of the May 2026 Supplemental Financial Analyses (as described in the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”). Following that discussion, and to facilitate the DXL Board’s continuing evaluation of the merger, representatives of Guggenheim Securities reviewed with the DXL Board the May 2026 Supplemental Financial Analyses. Guggenheim Securities further advised the DXL Board that, in light of the May 2026 DXL-Provided Financial Projections, the May 2026 Synergy Estimates and the May 2026 Supplemental Financial Analyses (as such terms are defined in the section entitled, “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”), the DXL Board should no longer rely on the December 2025 Opinion expressed in Guggenheim Securities’ December 10, 2025 letter to the DXL Board or on the financial analyses Guggenheim Securities reviewed with the DXL Board at the December 10, 2025 DXL Board meeting in connection with the December 2025 Opinion. Guggenheim Securities also delivered to the DXL Board a copy of its conflicts disclosure letter, dated May 26, 2026, summarizing the material relationships that Guggenheim Securities has with FBB, Zodiac Partners and other parties affiliated with FBB and Zodiac Partners.

On May 26, 2026, the DXL Board met by videoconference, with representatives from Guggenheim Securities, Greenberg Traurig and Joele Frank present. The DXL Board revisited and reiterated everything discussed at the May 25, 2026 meeting. Following such discussion, the DXL Board (i) determined that the Zodiac tender offer is not in the best interests of DXL and its stockholders, (ii) recommended that stockholders reject the Zodiac tender offer and not tender their shares of DXL common stock pursuant to the Zodiac tender offer, (iii) determined that the merger and the transactions contemplated by the merger agreement are no longer in the best interests of DXL and its stockholders and (iv) determined that not withdrawing its recommendation to DXL’s stockholders that they approve the issuance proposal would be reasonably expected to violate the fiduciary duties of DXL’s directors under applicable law.

Also on May 26, 2026, DXL filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, setting forth the DXL Board’s recommendation with respect to the Zodiac tender offer.

Pursuant to DXL’s determination and resolutions, on the same day, DXL delivered a notice to FBB pursuant to Section 5.06(f) of the merger agreement informing FBB of the DXL Board’s determination of its intent to effect a DXL Adverse Recommendation Change (the “notice”). In the notice, the DXL Board stated that, after consulting with its financial advisor and outside counsel, and taking into account updated financial analyses, it had determined that such action was necessary to comply with its fiduciary duties under applicable law. Subsequent to the delivery of the notice, DXL management and FBB management teams engaged in discussions regarding the DXL Board’s determination and the terms of the merger agreement, although FBB did not propose any modifications to the terms of the merger agreement.

On May 27, 2026, Zodiac Partners filed Amendment No. 1 to its Tender Offer Statement on Schedule TO with the SEC, amending and supplementing the Offer to Purchase.

On May 28, 2026, DXL received a comment letter from the staff of the Division of Corporation Finance of the SEC in connection with DXL’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on May 26, 2026. In the comment letter, the SEC staff requested that DXL revise its disclosure to (i) provide additional detail regarding the financial analyses of Guggenheim Securities, including a more comprehensive description of such analyses, the underlying long-term forecasts and the material assumptions and limitations associated therewith, and (ii) revise or delete references to the Private Securities Litigation Reform Act of 1995 in light of the inapplicability of the forward-looking statement safe harbor provisions to statements made in connection with a tender offer.

Between May 28, 2026 and May 31, 2026, representatives of Guggenheim Securities, at the direction of the DXL Board, had a series of telephone conferences with representatives of Rothschild to discuss the DXL Board’s reasons for changing its recommendation regarding the merger.

On June 1, 2026, DXL senior management and FBB senior management met by videoconference, with representatives of Guggenheim Securities and Rothschild present, to discuss the May 2026 FBB-Provided Financial Projections and FBB initiatives, including strategic marketing initiatives.

On the morning of June 2, 2026, the DXL Board met by videoconference, with representatives from Guggenheim Securities, Greenberg Traurig and Joele Frank present. DXL senior management updated the DXL Board on its June 1, 2026 meeting with FBB senior management. Representatives of Guggenheim Securities updated the DXL Board on its recent discussions with Rothschild. The DXL Board discussed the May 2026 DXL-Provided Financial Projections and the May 2026 FBB-Provided Financial Projections, the May 2026 Supplemental Financial Analyses, the increasingly challenging consumer environment since the execution of the merger agreement, and FBB’s indebtedness. The DXL Board discussed and concluded that, even accepting as correct and reliable (which the DXL Board did not) the May 2026 FBB-Provided Financial Projections, the DXL Board still could not recommend the merger as it is no longer advisable or in the best interests of DXL and its stockholders. The DXL Board (i) determined that the merger and the transactions contemplated by the merger agreement are not in the best interests of DXL and its stockholders, (ii) determined to withdraw its prior recommendation to DXL’s stockholders in favor of the merger and (iii) determined to recommend that DXL stockholders vote AGAINST the issuance proposal.

On the same day, Zodiac Partners filed Amendment No. 2 to its Tender Offer Statement on Schedule TO with the SEC, amending and supplementing the Offer to Purchase.

Also on June 2, 2026, Cleary Gottlieb delivered a written response to DXL’s May 26, 2026 notice, asserting that DXL’s actions constituted a breach of the merger agreement and requesting that DXL retract the notice and refrain from effecting an adverse recommendation change. In its response, FBB contended, among other things, that the DXL Board’s determination did not satisfy the requirements for an adverse recommendation change under the merger agreement and that DXL had failed to negotiate in good faith pursuant to the terms thereof.

Later that evening, the DXL Board met by videoconference, with representatives from Guggenheim Securities, Greenberg Traurig and Joele Frank present. The DXL Board discussed the letter sent by Cleary Gottlieb on behalf of FBB that same day. The DXL Board reaffirmed its determination to recommend that DXL stockholders vote AGAINST the issuance proposal.

On June 3, 2026, DXL filed a Current Report on Form 8-K with the SEC providing an update regarding, among other things, the status of the merger and related matters. DXL publicly announced that the DXL Board had continued to evaluate the previously announced merger between DXL and FBB and was engaging with FBB in constructive discussions to determine the best path forward. DXL announced that, as part of its ongoing fiduciary duties to DXL’s stockholders, the DXL Board, with the assistance of external financial and legal advisors, had conducted a comprehensive ongoing evaluation of the merger. DXL further announced that, although the DXL Board continued to believe in the industrial logic of the combination, the DXL Board believed that the existing terms of the merger agreement were not in the best interests of DXL stockholders given the increasingly challenging consumer environment since the execution of the merger agreement in December 2025 and FBB’s indebtedness.

On June 5, 2026, DXL, after evaluating the requested revisions by the SEC with the assistance of its legal and financial advisors, filed an amendment to its Schedule 14D-9 (Schedule 14D-9/A) with the SEC.

On June 8, 2026, Greenberg Traurig was informed by the staff of the Division of Corporation Finance of the SEC that it had no further comments on DXL’s Schedule 14D-9.

On June 12, 2026, Zodiac Partners filed Amendment No. 3 to its Tender Offer Statement on Schedule TO with the SEC, which continued to relate to its offer to acquire all outstanding shares of DXL common stock at $0.82 per share in cash and described the terms and conditions of the Zodiac tender offer, including sources of funds and related arrangements.

On June 23, 2026, Zodiac Partners filed Amendment No. 4 to its Tender Offer Statement on Schedule TO with the SEC, which continued to relate to its offer to acquire all outstanding shares of DXL common stock, increased the offer price to $0.84 per share in cash and further amended and supplemented the terms and conditions of the Zodiac tender offer, including sources of funds and related arrangements, including through an Amended Offer to Purchase and related materials.

On June 23, 2026, DXL filed a Current Report on Form 8-K with the SEC providing an update regarding the revised unsolicited Zodiac tender offer. In the Form 8-K, the DXL Board stated that it was evaluating the revised Zodiac tender offer with the assistance of its financial and legal advisors and advised DXL stockholders to take no action at that time pending review by the DXL Board.

On June 23, 2026, DXL filed Amendment No. 2 to its Schedule 14D-9 with the SEC. The amendment supplemented and updated DXL’s prior disclosures in response to continuing developments relating to the Zodiac tender offer, the reasons for the DXL Board’s position, and other related disclosure.

On June 29, 2026, representatives of Cleary Gottlieb, on behalf of FBB, delivered a letter to DXL asserting that DXL’s delays in preparing and filing the updated proxy statement were inconsistent with DXL’s obligations under the merger agreement, and that DXL’s actions had caused a significant risk that the merger could not be consummated by the termination date in the merger agreement. FBB further asserted that any failure to hold the stockholder vote by the termination date would have been caused solely by DXL’s ongoing delay, for which FBB would hold DXL responsible under the merger agreement, and requested that DXL take immediate steps to accelerate the preparation and filing of the proxy statement. FBB also reserved all rights under the merger agreement.

On June 30, 2026, representatives of Greenberg Traurig, at the direction of the DXL Board, delivered a written response to FBB in response to Cleary Gottlieb’s June 2, 2026 letter. In its response, DXL disputed FBB’s assertions that DXL had breached the merger agreement in connection with the DXL Board’s adverse recommendation change and stated that DXL had complied with its obligations under the merger agreement and that the DXL Board had acted in good faith, after consultation with its financial and legal advisors, in determining that a failure to change its recommendation would be reasonably expected to violate the fiduciary duties of DXL’s directors. DXL further stated that FBB had not proposed any changes to the terms of the merger agreement for the DXL Board to consider following delivery of the notice, which was required by the merger agreement for DXL to negotiate in good faith. DXL also stated that, although FBB had not proposed any changes to the terms of the merger agreement, DXL had nevertheless engaged in discussions with FBB and its advisors regarding the DXL Board’s concerns. DXL also reiterated its view that the merger was no longer in the best interests of DXL’s stockholders and reserved all rights under the merger agreement.

On July 1, 2026, DXL entered into a Commitment Letter (the “Bank of America Commitment Letter”) with Bank of America, N.A. (“Bank of America”), pursuant to which Bank of America committed to provide the entire principal amount of the Combined ABL Facility, subject to the terms and conditions set forth therein. On July 1, DXL also entered into a Fee Letter with Bank of America, pursuant to which DXL agreed to pay certain fees to Bank of America in connection with the Combined ABL Facility.

On July 2, 2026, the DXL Board met by videoconference, with representatives from Guggenheim Securities and Greenberg Traurig present. The DXL Board discussed the status of the revised Zodiac tender offer, including the timeline for DXL’s response and the legal requirements relating to the Schedule 14D-9. A representative of Greenberg Traurig discussed the fiduciary duties of the DXL Board in evaluating the revised Zodiac tender offer, as well as DXL’s continuing obligations under the merger agreement. The DXL Board also revisited and discussed the financial analyses previously prepared by Guggenheim Securities, each of which were also discussed by the DXL Board at its May 25, 2026 and May 26, 2026 meetings. Following such discussion, the DXL Board determined that the revised Zodiac tender offer was not in the best interests of DXL and its stockholders and recommended that stockholders reject the revised Zodiac tender offer and not tender their shares of DXL common stock pursuant to the revised Zodiac tender offer. The DXL Board further discussed the proxy statement and other merger-related considerations.

On July 8, 2026, DXL filed a Current Report on Form 8-K with the SEC announcing that the DXL Board, following a review with its financial and legal advisors, had unanimously determined that the revised Zodiac tender offer to acquire all outstanding shares of DXL common stock for $0.84 per share in cash was not advisable and not in the best interests of DXL and its stockholders. The DXL Board also unanimously recommended that DXL stockholders reject the revised tender offer and not tender their shares.

On July 8, 2026, DXL filed Amendment No. 3 to its Schedule 14D-9 with the SEC. The amendment updated DXL’s disclosure regarding the revised Zodiac tender offer and reflected the DXL Board’s determination, following consultation with its financial and legal advisors, that the revised Zodiac tender offer was not advisable and not in the best interests of DXL and its stockholders. The amendment also included additional disclosure regarding the background of the revised Zodiac tender offer and the DXL Board’s reasons for recommending that DXL stockholders reject the revised Zodiac tender offer and not tender their shares.

On July 8, 2026, representatives of Greenberg Traurig, at the direction of the DXL Board, delivered a written response to FBB in response to Cleary Gottlieb’s June 29, 2026 letter. DXL disputed FBB’s assertions that DXL’s actions in connection with the preparation and filing of the proxy statement were inconsistent with DXL’s obligations under the merger agreement and asserted that DXL had complied with its obligations under the merger agreement. DXL also asserted that FBB’s account of the proxy statement preparation process omitted material facts, including the substantial revisions required following the DXL Board’s adverse recommendation change and delays in obtaining information, financial disclosures and other materials from FBB necessary to finalize the proxy statement. DXL further asserted that any delays in finalizing and filing the proxy statement were attributable to information and issues relating to FBB, rather than DXL, and that DXL had acted reasonably and promptly throughout the proxy statement preparation process. DXL objected to any suggestion that it had breached the merger agreement and reserved all rights and defenses available to it under the merger agreement.

DXL’s Reasons for Recommending Against the Issuance Proposal; Updated Recommendation of the DXL Board

The DXL Board, at a special meeting held on December 11, 2025, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of DXL common stock to stockholders of FBB, were fair to and in the best interests of DXL and its stockholders, (ii) approved and adopted the merger agreement, and (iii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the issuance of shares of DXL common stock to stockholders of FBB.

However, after careful consideration, including continued evaluation of the merger, including in light of developments since the execution of the merger agreement, with the assistance of external financial and legal advisors, the DXL Board has withdrawn its prior recommendation in favor of the merger and the issuance proposal. The DXL Board now believes that the merger and transactions contemplated by the merger agreement (including the proposed stock issuance) are not in the best interests of DXL and its stockholders.

Accordingly, the DXL Board unanimously recommends that DXL stockholders vote “AGAINST” the issuance proposal, “FOR” the reverse stock split proposal, “FOR” the 2016 plan proposal, and “FOR” the adjournment proposal.

As described above in “—Background of the Merger,” the DXL Transaction Committee was reconstituted on January 17, 2025 to include all members of the DXL Board, and accordingly all references to the DXL Transaction Committee in the Background of the Merger section refer to the full DXL Board from that date forward. In reaching its decision in December 2025 to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to originally recommend that DXL stockholders approve the issuance proposal, the DXL Board evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with DXL’s management, as well as with DXL’s financial and legal advisors, and considered a number of factors, including the following:

•

each of DXL’s and FBB’s respective business, operations, historical and projected financial results, strategic outlooks, liquidity, funding needs, access to capital and potential prospects and commercial and competitive dynamics in the consumer sector;

•	the strategic and financial rationale for the merger;

•	the potential operational, technological, infrastructure, risk and compliance considerations associated with combining the businesses, operations and assets of DXL and FBB;

•	capital structure of the combined company following the transaction;

•	its view with respect to other strategic alternatives potentially available to DXL, including continuing as a standalone company or pursuing alternative transactions;

•	the potential operational, financial and integration-related considerations associated with combining the businesses, including potential commercial synergies;

•	its review and discussions concerning the due diligence examination of the operations, financial condition, earnings, risk management and prospects of FBB;

•	the benefits and opportunities FBB was expected to bring, if the merger were completed, to the combined company;

•	the expectation that the transaction would be, if completed, generally tax-free for United States federal income tax purposes to DXL stockholders;

•

the fact that the consideration payable by DXL in the merger consists of DXL’s common stock, enabling DXL to acquire FBB without incurring the amount of indebtedness that would be required to fund an all-cash transaction;

•

the fact that DXL’s stockholders as of immediately prior to the completion of the merger would be expected to own, if the merger were completed, 45% of the issued and outstanding shares of common stock of the combined company, on a fully diluted basis, immediately following completion of the merger;

•

the financial presentation and the opinion, each dated as of December 10, 2025, of Guggenheim Securities to the DXL Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken (the “December 2025 Opinion”), as described in the section entitled “The Merger—December 2025 Opinion of Guggenheim Securities, Financial Advisor to DXL.” On May 26, 2026, following the discussion between and among the DXL Board and its outside legal and financial advisors regarding the May 2026 Supplemental Financial Analyses (as defined and described in the section entitled “The Merger—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”), Guggenheim Securities advised the DXL Board that, in light of the May 2026 DXL-Provided Financial Projections, the May 2026 Synergy Estimates and the May 2026 Supplemental Financial Analyses, the DXL Board should no longer rely on the December 2025 Opinion expressed in Guggenheim Securities’ December 10, 2025 letter to the DXL Board or on the financial analyses Guggenheim Securities reviewed with the DXL Board at the December 10, 2025 DXL Board meeting in connection with the December 2025 Opinion. The December 2025 Opinion was rendered only on and as of December 10, 2025 and has not been and will not be updated. DXL stockholders should not rely on the December 2025 Opinion and it does not constitute advice or a recommendation to any DXL stockholder as to how any DXL stockholder should vote or act in connection with the merger or otherwise. The December 2025 Opinion and the summary of the financial analyses underlying the December 2025 Opinion should be read only together with the May 2026 Supplemental Financial Analyses;

•	the terms of the merger agreement, which DXL reviewed with its legal advisor, including the representations, warranties, covenants, deal protection and termination provisions contained therein;

•

the analyses presented by DXL’s legal advisors as to the structure of the merger, the merger agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that DXL (including the DXL Board) employed in considering the merger; and

•	the effects of the merger on DXL’s employees, including the prospects for continued employment with the combined company if the merger were completed.

In reaching its updated determination in June 2026 that the existing terms of the merger agreement are not in the best interests of DXL stockholders, the DXL Board continued to evaluate the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with DXL’s management, as well as with DXL’s financial and legal advisors, and reassessed the foregoing factors in light of developments since the execution of the merger agreement, including developments relating to market conditions, DXL’s business performance and updated information regarding FBB, and considered a number of additional factors, including the following:

•

the DXL Board’s ongoing evaluation of the merger, including in light of developments since the execution of the merger agreement, with the assistance of external financial and legal advisors, including multiple meetings and discussions regarding the evolving risk profile of the transaction, the assumptions underlying the previously anticipated benefits of the merger, the dilution in stockholder equity net book value, and the continued advisability of the transaction on its existing terms;

•

the increasingly challenging consumer environment since the execution of the merger agreement in December 2025, including softer discretionary spending trends, increased promotional activity across the retail sector, continued inflationary pressures and reduced visibility into near-term demand, each of which, in the view of the DXL Board, increases execution risk and uncertainty associated with achieving projected operating performance and anticipated synergies;

•

FBB’s indebtedness and the related concerns regarding leverage, execution risk and the best path forward for DXL and its stockholders, including the potential constraints that a more highly leveraged combined company could face with respect to financial flexibility, capital allocation, reinvestment in the business, and the ability to withstand adverse economic conditions, as well as the increased importance of successful integration and execution in order to realize any projected benefits of the merger;

•

the DXL Board’s view that, based on FBB’s level of indebtedness (pro forma for the $92 million debt/equitization that FBB is obligated to effect under the terms and conditions of the merger agreement), FBB may have negative equity value and, accordingly, the merger under its existing terms would be significantly economically dilutive to DXL and its stockholders;

•

the May 2026 Supplemental Financial Analyses, which do not constitute an opinion, view, report or appraisal as to the fairness, from a financial point of view, of the merger consideration or any other consideration in connection with the merger; and

•

the ability of DXL to continue to consider alternatives and determine the path forward that best positions DXL and its stockholders for future success, including the DXL Board’s assessment of DXL’s standalone business prospects, strategic flexibility, and the potential to evaluate and pursue other value-enhancing opportunities over time, subject to the terms of the merger agreement.

In the course of this ongoing evaluation, the DXL Board also revisited the assumptions underlying the anticipated strategic, financial and operational benefits of the merger, including expected synergies, growth opportunities and integration-related efficiencies, and considered the extent to which such assumptions remained achievable in light of current conditions and updated information. The DXL Board determined that, taken together, the risks and uncertainties associated with the merger, including those described above and in the section entitled “Risk Factors,” outweighed the potential benefits of the transaction on the existing terms. Accordingly, after considering the factors described above, as well as other factors described elsewhere in this proxy statement, the DXL Board determined that the merger, on the terms currently contemplated, is not in the best interests of DXL and its stockholders and recommends that stockholders vote “AGAINST” the issuance proposal.

The DXL Board also considered the risks and uncertainties associated with the merger and concluded that, in light of developments since the execution of the merger agreement, those risks now outweigh the benefits of pursuing the merger on its current terms. These risks and uncertainties include, among others:

•	the risk that the existing terms of the merger agreement do not adequately address the deteriorating consumer environment and FBB’s indebtedness;

•	the risk that execution and integration challenges, leverage and market conditions could adversely affect DXL and, if the merger is consummated, the combined company and DXL stockholders;

•

the advice from Guggenheim Securities to the DXL Board that based upon the updated information provided to Guggenheim Securities and current circumstances, the DXL Board should no longer rely on the December 2025 Opinion expressed in Guggenheim Securities’ December 10, 2025 letter to the DXL Board, or on the analyses Guggenheim Securities reviewed with the DXL Board at the December 10, 2025 DXL Board meeting in connection with the December 2025 Opinion;

•	the diversion of management attention and resources and uncertainty affecting employees, customers and suppliers during the pendency of the merger;

•	the possibility that the transaction will not be completed, despite the expenditure of time and resources and notwithstanding deal protection provisions in the merger agreement;

•

the possibility that the anticipated benefits of the transaction would not be realized when expected, or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where DXL and FBB operate businesses;

•	the risk of losing key employees during the pendency of the merger and thereafter;

•

the restrictions on the conduct of DXL’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent DXL from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on DXL’s overall business, including its relationships with customers, employees and suppliers;

•	the fact that DXL stockholders would not be entitled to appraisal rights in connection with the merger;

•	the possibility of encountering difficulties in achieving anticipated cost savings and operating synergies in the amounts currently estimated or within the time frame currently contemplated;

•	certain anticipated merger-related costs, which could be higher than expected;

•

the fact that the merger agreement contains certain restrictions on the ability of DXL to solicit proposals for alternative transactions or engage in discussions regarding such proposals, including the requirement for DXL to pay FBB a termination fee of $2.5 million and reimburse FBB’s expenses up to $950,000 in certain circumstances;

•	the potential for legal claims challenging the merger;

•

the risk that the merger may not be completed despite the combined efforts of DXL and FBB or that completion may be unduly delayed, including as a result of delays in obtaining the requisite approvals; and

•	the other risks described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors”.

The foregoing discussion of the information, risks and factors considered by the DXL Board is not intended to be exhaustive but includes the material factors and risks considered by the DXL Board. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, and following its ongoing evaluation and determination to withdraw its prior recommendation and recommend that stockholders vote against the issuance proposal, the DXL Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The DXL Board considered all these factors as a whole in its continued evaluation of the merger agreement and the transactions contemplated thereby.

For the reasons set forth above, the DXL Board has determined that the merger and the transactions contemplated by the merger agreement, including the issuance proposal, are not in the best interests of DXL and its stockholders and has withdrawn its prior recommendation in favor of the merger and the issuance proposal.

In considering the recommendation of the DXL Board, you should be aware that certain directors and executive officers of DXL may have interests in the merger that are different from, or in addition to, interests of DXL stockholders generally and may create potential conflicts of interest. The DXL Board was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby, and in making its recommendation to DXL stockholders. See “—Interests of DXL’s Directors and Executive Officers in the Merger” below.

FOR THE REASONS SET FORTH ABOVE, THE DXL BOARD UNANIMOUSLY RECOMMENDS THAT THE DXL STOCKHOLDERS VOTE (I) “AGAINST” THE ISSUANCE PROPOSAL, (II) “FOR” THE REVERSE STOCK SPLIT PROPOSAL, (III) “FOR” THE 2016 PLAN PROPOSAL AND (IV) “FOR” THE ADJOURNMENT PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING.

December 2025 Opinion of Guggenheim Securities, Financial Advisor to DXL

On May 26, 2026, following the discussion between and among the DXL Board and its outside legal and financial advisors regarding the May 2026 Supplemental Financial Analyses (as defined and described in the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”), Guggenheim Securities advised the DXL Board that, in light of the May 2026 DXL-Provided Financial Projections and the May 2026 Synergy Estimates (each as described in the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”) and the May 2026 Supplemental Financial Analyses, the DXL Board should no longer rely on the December 2025 Opinion expressed in Guggenheim Securities’ December 10, 2025 letter to the DXL Board or on the financial analyses Guggenheim Securities reviewed with the DXL Board at the December 10, 2025 DXL Board meeting in connection with the December 2025 Opinion.

The December 2025 Opinion was rendered only on and as of December 10, 2025 and has not been and will not be updated. DXL stockholders should not rely on the December 2025 Opinion and it does not constitute advice or a recommendation to any DXL stockholder as to how any DXL stockholder should vote or act in connection with the merger or otherwise. The December 2025 Opinion and the summary of the financial analyses underlying the December 2025 Opinion should be read only together with the May 2026 Supplemental Financial Analyses.

Overview of December 2025 Opinion

The DXL Board retained Guggenheim Securities in October 2024 as DXL’s financial advisor in connection with DXL’s assessment of potential strategic and financial alternatives and exploration and consideration of various potential extraordinary corporate transactions, including the merger. In selecting Guggenheim Securities as its financial advisor, the DXL Board considered that, among other things, Guggenheim Securities has had a long-standing investment banking relationship with DXL and is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the retail and apparel industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the December 10, 2025 meeting of the DXL Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of the December 2025 Opinion, to the DXL Board to the effect that, as of December 10, 2025 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the stockholders of DXL.

This description of the December 2025 Opinion is qualified in its entirety by the full text of the December 2025 Opinion, which was rendered only on and as of December 10, 2025, and has not been and will not be updated, is attached as Annex B to this proxy statement and which you should read carefully and in its entirety, together with the May 2026 Supplemental Financial Analyses, as described in the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL.” The December 2025 Opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. The December 2025 Opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities as of December 10, 2025, the date of such opinion.

In rendering the December 2025 Opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of common stock or other securities or financial instruments of or relating to DXL or FBB may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on DXL or FBB, their respective securities or other financial instruments or the merger or (iii) the impact of the merger on the solvency or viability of DXL, FBB or merger subsidiary or the ability of DXL, FBB or merger subsidiary to pay their respective obligations when they come due.

In reading the discussion of the December 2025 Opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this proxy statement):

•	was provided to the DXL Board (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration in December 2025;

•	did not constitute a recommendation to the DXL Board with respect to the merger;

•	does not constitute advice or a recommendation to any DXL stockholder as to how any DXL stockholder should vote or act in connection with the merger or otherwise;

•

did not address DXL’s underlying business or financial decision to pursue or effect the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for DXL or the effects of any other transaction in which DXL might engage;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to the extent expressly specified in such opinion;

•

expressed no view or opinion as to (i) any other term, aspect or implication of (x) the merger (including, without limitation, the form or structure of the merger) or the merger agreement or (y) any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or (ii) the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified in such opinion), creditors or other constituencies of DXL or FBB; and

•

expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of DXL’s or FBB’s directors, officers or employees, or any class of such persons, in connection with the merger relative to the merger consideration or otherwise.

In connection with rendering the December 2025 Opinion, Guggenheim Securities:

•	Reviewed a draft of the merger agreement, dated as of December 9, 2025;

•	Reviewed certain publicly available business and financial information regarding DXL;

•	Reviewed certain non-public business and financial information regarding DXL and FBB and their respective businesses and future prospects (including (i) certain financial projections for DXL on a standalone basis for the fiscal years ending January 31, 2026 through January 31, 2035, (ii) certain financial projections for FBB on a standalone basis for the calendar years ending December 31, 2025 through December 31, 2034, (iii) certain estimates as to potentially realizable existing net operating loss carry-forwards expected to be utilized by DXL and (iv) certain estimates as to potentially realizable benefits under Section 163(j) of the Code available and expected to be utilized by FBB (together, (i) through (iv), for purposes of this section and the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL,” the “December 2025 DXL-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for Guggenheim Securities’ use by DXL’s senior management (collectively with the December 2025 Synergy Estimates (as defined below), for purposes of this section, the “December 2025 DXL-Provided Information”);

•

Reviewed certain non-public business and financial information regarding FBB and its business and future prospects (including certain financial projections for FBB on a standalone basis for the calendar years ending December 31, 2025 through December 31, 2029 (for purposes of this section and the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL,” the “December 2025 FBB-Provided Financial Projections,” and together with the December 2025 DXL-Provided Financial Projections, the “December 2025 Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by and discussed with FBB’s senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by DXL’s senior management (collectively, for purposes of this section, the “December 2025 FBB-Provided Information”);

•

Reviewed certain estimated cost savings, operating synergies and other combination benefits expected to result from the merger and estimated costs to achieve the same (collectively, for purposes of this section and the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL,” the “December 2025 Synergy Estimates” or the “December 2025 Synergies”), all as prepared by and discussed with DXL’s and FBB’s respective senior management and approved for Guggenheim Securities’ use by DXL’s senior management;

•

Discussed with DXL’s senior management their then-current strategic and financial rationale for the merger as well as their then-current views regarding DXL’s and FBB’s respective businesses, operations, historical and projected financial results, liquidity, funding needs, access to capital and future prospects and the commercial and competitive dynamics in the consumer sector;

•

Discussed with FBB’s senior management their then-current strategic and financial rationale for the merger as well as their then-current views regarding FBB’s business, operations, historical and projected financial results, liquidity, funding needs, access to capital and future prospects and the commercial and competitive dynamics in the consumer sector;

•	Performed discounted cash flow analyses with respect to DXL, FBB and the December 2025 Synergies based on the December 2025 DXL-Provided Financial Projections and the December 2025 Synergy Estimates;

•	Reviewed the historical prices, certain trading multiples and the trading activity of DXL common stock;

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Compared the financial performance of DXL and FBB and certain trading multiples and the trading activity of DXL common stock with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating DXL and FBB;

•	Reviewed the pro forma financial results, financial condition and capitalization of DXL giving effect to the merger; and

•	Conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at the December 2025 Opinion, Guggenheim Securities noted that:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with DXL or FBB (including, without limitation, the December 2025 DXL-Provided Information and the December 2025 FBB-Provided Information) or obtained from public sources, data suppliers and other third parties.

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Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the December 2025 DXL-Provided Information or the December 2025 FBB-Provided Information), (ii) expressed no view or opinion regarding the reasonableness or achievability of the December 2025 Financial Projections, the December 2025 Synergy Estimates, any other estimates or any other forward-looking information provided by DXL or FBB or the assumptions upon which any of the foregoing were based and (iii) relied upon the assurances of DXL’s senior management that they were (in the case of the December 2025 DXL-Provided Information) and assumed that FBB’s senior management were (in the case of the December 2025 FBB-Provided Information) unaware of any facts or circumstances that had made the December 2025 DXL-Provided Information or the December 2025 FBB-Provided Information incomplete, inaccurate or misleading.

•

Guggenheim Securities (i) was advised by DXL’s senior management, and assumed, that the December 2025 DXL-Provided Financial Projections had been (y) reasonably prepared on bases reflecting the then-best currently available estimates and judgments of DXL’s senior management as to the expected future performance of DXL and FBB and (z) reviewed by the DXL Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion, (ii) was advised by DXL’s senior management, and assumed, that the December 2025 Synergy Estimates had been (y) reasonably prepared on bases reflecting the then-best currently available estimates and judgments of DXL’s and FBB’s respective senior management as to the expected amounts and realization of the December 2025 Synergies and (z) reviewed by the DXL Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion, (iii) assumed that the December 2025 FBB-Provided Financial Projections had been reasonably prepared on bases reflecting the then-best currently available estimates and judgments of FBB’s senior management as to the expected future performance of FBB on a standalone basis and (iv) assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties were reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of the December 2025 Opinion:

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During the course of Guggenheim Securities’ engagement, Guggenheim Securities was asked by the DXL Board to solicit indications of interest from various potential third-party transaction counterparties regarding a potential extraordinary corporate transaction with or involving DXL, and Guggenheim Securities considered the results of such solicitation process in rendering the December 2025 Opinion.

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Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of DXL, FBB or any other entity or the solvency or fair value of DXL, FBB or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

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Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and the December 2025 Opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of DXL’s senior management, FBB’s senior management and DXL’s other professional advisors with respect to such matters. Guggenheim Securities assumed that the merger will qualify, for U.S. federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the merger to DXL, FBB or their respective securityholders.

•	Guggenheim Securities further assumed that:

•

In all respects meaningful to its analyses, (i) the final executed form of the merger agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) DXL, FBB and merger subsidiary will comply with all terms and provisions of the merger agreement and (iii) the representations and warranties of DXL, FBB and merger subsidiary contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger would be satisfied without any waiver, amendment or modification thereof;

•

The merger will be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on DXL, FBB or the merger (including its contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses and the December 2025 Opinion; and

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Concurrently with, but immediately prior to, the merger, those certain commitment and subscription agreements by and between FBB and the private placement investors will be consummated on the terms and subject to the conditions set forth in such commitment and subscription agreements, such that the aggregate amount of indebtedness of FBB upon consummation of the merger shall be as reflected in the December 2025 DXL-Provided Information.

Summary of Financial Analyses in Connection with the December 2025 Opinion

Overview of Financial Analyses in Connection with the December 2025 Opinion

This “Summary of Financial Analyses in Connection with the December 2025 Opinion” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the DXL Board in connection with Guggenheim Securities’ rendering of the December 2025 Opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses in connection with the December 2025 Opinion.

The preparation of a fairness opinion is a complex process and involves various professional judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering the December 2025 Opinion, which was rendered only on and as of December 10, 2025 and has not been and will not be updated.

In arriving at the December 2025 Opinion, Guggenheim Securities:

•

based its financial analyses on various assumptions, including assumptions concerning general economic, business and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of DXL, FBB and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual financial analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all its financial analyses and did not attribute any particular weight to any one financial analysis or factor; and

•

ultimately arrived at the December 2025 Opinion based on the results of all its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with the December 2025 Opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration, to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering the December 2025 Opinion:

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Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses, including as set forth in the financial analyses described in the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL.”

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None of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to DXL or FBB. However, such companies were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to DXL or FBB based on Guggenheim Securities’ familiarity with the retail and apparel sector in the United States.

•

In any event, selected publicly traded companies analysis is not mathematical. Rather, such analysis involves complex considerations and professional judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which DXL and FBB were compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

•

Unless otherwise noted below, (i) all of Guggenheim Securities’ financial analyses regarding FBB reflect the $92 million debt/equitization that FBB is obligated to effect under the terms and conditions of the merger agreement and (ii) all stock price data is as of December 9, 2025.

Certain Definitions in Connection with the December 2025 Opinion and the May 2026 Supplemental Financial Analyses

Throughout this “Summary of Financial Analyses in Connection with the December 2025 Opinion” and the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL,” the following defined terms are used in connection with Guggenheim Securities’ various financial analyses:

•	DCF: means discounted cash flow.

•	EBITDA: means the relevant company’s operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization.

•	EBITDA multiple: represents the relevant company’s Enterprise Value (as defined below) divided by its historical or projected EBITDA.

•

Enterprise Value or EV: represents the relevant company’s Equity Value (as defined below) plus (i) the principal or face amount of total debt and certain other debt-like items and (ii) the principal or face amount of any non-controlling/minority interests less (iii) excess cash, cash equivalents, and short- and long-term marketable investments and certain other cash-like items.

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Equity Value: represents the relevant company’s (i) gross equity value as calculated (a) based on outstanding common shares, restricted stock units and performance stock units (in each of the foregoing cases, as applicable) plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants times (b) the relevant company’s stock price less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.

•	Unlevered free cash flow: means the relevant company’s after-tax unlevered operating cash flow minus capital expenditures and changes in working capital.

DXL Standalone Financial Analyses in Connection with the December 2025 Opinion

Recap of DXL Standalone Financial Analyses. In evaluating DXL in connection with rendering the December 2025 Opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses. Solely for informational reference purposes, Guggenheim Securities also reviewed the selected publicly traded companies described below.

Recap of DXL Standalone Financial Analyses
	Reference Range for DXL on a Standalone Basis ($ per share)
Financial Analyses	Low	High
Discounted Cash Flow Analysis:
DXL Standalone DCF Valuation	$1.50	$1.79
DXL Standalone DCF Valuation Including
Net Operating Loss Tax Benefit	$1.58	$1.88

For Informational Reference Purposes Only
Selected Publicly Traded Companies Analysis:
DXL Standalone Public Market Trading Valuation Based on Wall Street Consensus Estimates	$1.10	$1.52
DXL Standalone Public Market Trading Valuation Based on DXL Management Projections	$0.79	$1.00

December 2025 DXL DCF Analysis. Guggenheim Securities performed standalone discounted cash flow analysis of DXL based on projected unlevered free cash flows (after deduction of stock-based compensation) for DXL and an estimate of its terminal/continuing value at the end of the projection horizon. Guggenheim Securities also performed discounted cash flow analysis of the net synergies expected to result from the merger.

In performing its discounted cash flow analysis with respect to DXL:

•	Guggenheim Securities utilized the December 2025 DXL-Provided Financial Projections for DXL.

•	Guggenheim Securities used a discount rate range of 15.0% – 17.0% based on its estimate of DXL’s weighted average cost of capital.

•

In estimating DXL’s terminal/continuing value, Guggenheim Securities used a reference range of perpetual growth rates of DXL’s terminal year normalized unlevered free cash flow of 0.00% – 1.00%. The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to DXL’s implied terminal year EBITDA multiples.

Guggenheim Securities’ discounted cash flow analyses resulted in an overall reference range of (i) $1.50 – $1.79 per share for purposes of evaluating DXL common stock on a standalone intrinsic-value basis and (ii) $1.58 – $1.88 per share for purposes of evaluating DXL common stock on an intrinsic-value basis including the net present value of expected net operating loss tax benefits.

FBB Standalone Financial Analyses in Connection with the December 2025 Opinion

Recap of FBB Standalone Financial Analyses. In evaluating FBB in connection with rendering the December 2025 Opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses. Solely for informational reference purposes, Guggenheim Securities also reviewed the selected publicly traded companies described below.

Recap of FBB Standalone Financial Analyses
	Reference Range for FBB on a Standalone Basis ($ in millions)
Financial Analyses	Low	High
Discounted Cash Flow Analysis:
FBB Standalone DCF Valuation	$97.3	$144.8
FBB Standalone DCF Valuation Including
§163(j) Tax Benefit	$107.0	$155.3

For Informational Reference Purposes Only
Selected Publicly Traded Companies Analysis:
FBB Standalone Public Market Trading Valuation	($48.3)	$33.1

December 2025 FBB DCF Analysis. Guggenheim Securities performed standalone discounted cash flow analysis of FBB based on projected unlevered free cash flows (after deduction of stock-based compensation) for FBB and an estimate of its terminal/continuing value at the end of the projection horizon. Guggenheim Securities also performed discounted cash flow analysis of the net synergies expected to result from the merger.

In performing its discounted cash flow analysis with respect to FBB:

•	Guggenheim Securities utilized the December 2025 DXL-Provided Financial Projections for FBB.

•	Guggenheim Securities used a discount rate range of 14.5% – 16.5% based on its estimate of FBB’s weighted average cost of capital.

•

In estimating FBB’s terminal/continuing value, Guggenheim Securities used a reference range of perpetual growth rates of FBB’s terminal year normalized unlevered free cash flow of 0.00% – 1.00%. The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to FBB’s implied terminal year EBITDA multiples.

Guggenheim Securities’ discounted cash flow analysis resulted in an overall reference range of (i) $97.3 million – $144.8 million for purposes of evaluating FBB’s common stock on a standalone intrinsic-value basis and (ii) $107.0 million – $155.3 million for purposes of evaluating FBB’s common stock on an intrinsic-value basis including the net present value of expected §163(j) tax benefits.

Relative Valuation Analyses in Connection with the December 2025 Opinion

In assessing the merger consideration in connection with rendering the December 2025 Opinion, Guggenheim Securities performed various relative valuation financial analyses which are summarized below. Solely for informational reference purposes, Guggenheim Securities also reviewed the implied ownership percentage derived using a selected publicly traded companies analysis.

DXL Implied Ownership Analysis. In assessing implied ownership percentages for DXL’s stockholders and FBB’s stockholders (in each case as implied by the exchange ratio), Guggenheim Securities derived valuation reference ranges for the ownership percentages of DXL and FBB, respectively, using the financial methodology described in the captions “December 2025 DXL DCF Analysis” and “December 2025 FBB DCF Analysis.”

The following table summarizes the implied ownership percentages derived using the foregoing financial methodology. With respect to any indicated reference range of implied ownership percentages, the range was calculated by (i) dividing the low end of the implied per share price of DXL common stock (including the net present value of expected net operating loss tax benefits) in the financial analysis described under the caption “December 2025 DXL DCF Analysis” by the high end of the implied per share price of FBB’s common stock (including the net present value of expected §163(j) tax benefits) in the financial analysis described under the caption titled “December 2025 FBB DCF Analysis” and (ii) dividing the high end of the implied per share price of DXL common stock (including the net present value of expected net operating loss tax benefits) in the financial analysis described under the caption “December 2025 DXL DCF Analysis” by the low end of the implied per share price of FBB’s common stock (including the net present value of expected §163(j) tax benefits) in the financial analysis described under the caption titled “December 2025 FBB DCF Analysis.”

DXL Implied Ownership Analysis
DXL Merger-Implied Equity Ownership	45.0%

	Implied DXL Ownership Percentage
Financial Analyses	Low	High
Discounted Cash Flow Analysis	37%	51%

For Informational Reference Purposes
Selected Publicly Traded Companies Analysis:
Market-Implied Based on Wall Street Consensus (DXL and FBB at 3.1x – 5.2x CY2026E EV / EBITDA)	66%	100%
Market-Implied Based on DXL Management Projections (DXL and FBB at 3.1x – 5.2x CY2026E EV / EBITDA)	58%	100%

Guggenheim Securities’ financial analysis resulted in an implied ownership percentage reference range of 37% – 51%, as compared to the merger-implied ownership percentage by DXL stockholders of 45%.

Contribution Analysis. Guggenheim Securities compared (i) certain of DXL’s and FBB’s respective Equity Value contribution percentages and (ii) the net diluted merger-implied ownership splits for DXL’s stockholders and FBB’s stockholders (in each case as implied by the exchange ratio). In order to facilitate the comparability of such Equity Value contribution percentages with the merger-related equity ownership splits, Guggenheim Securities leverage adjusted FBB’s market-implied Enterprise Value based on FBB’s standalone net debt balance. The results of such contribution analysis, both with and without synergy estimates, are indicated in the table below:

DXL and FBB Contribution Analysis
Merger-Implied Equity Ownership Splits (DXL and FBB Stockholders, Respectively)	45.0%	—	55.0%

Equity Value Contribution	DXL	Synergies	FBB
DCF Equity Value:
No Synergies	43.7%	—	56.3%
Including Synergies	23.5%	46.1%	30.3%

Market-Implied Equity Value (FBB at 3.1x CY2026E EV / EBITDA):
No Synergies	N/A	—	N/A
Including Synergies	N/A	N/A	N/A

Market-Implied Equity Value (FBB at 5.2x CY2026E EV / EBITDA):
No Synergies	65.9%	—	34.1%
Including Synergies	31.0%	53.0%	16.0%

DXL DCF Accretion/(Dilution) Analysis in Connection with the December 2025 Opinion

Guggenheim Securities analyzed the pro forma impact of the merger on DXL’s status quo standalone DCF valuation based on (i) the December 2025 DXL-Provided Financial Projections for DXL and FBB and the December 2025 Synergy Estimates, (ii) the merger consideration and (iii) FBB’s pro forma indebtedness after reflecting the $92 million debt/equitization that FBB is obligated to effect under the terms and conditions of the merger agreement.

In performing its DCF accretion/(dilution) analysis with respect to DXL:

•

Guggenheim Securities used discount rate ranges of (i) 15.00% – 17.00% on a status quo standalone basis (consistent with DXL’s estimated status quo weighted average cost of capital) and (ii) 13.25% – 15.25% on a pro forma combined-company basis (taking into account a smaller size/liquidity premium and higher leverage).

•

In estimating DXL’s terminal/continuing value on both a status quo standalone basis and on a pro forma combined-company basis, Guggenheim Securities used a reference range of perpetual growth rates of DXL’s terminal year normalized unlevered free cash flow of 0.00% – 1.00%. The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to DXL’s implied terminal year EBITDA multiples.

DXL DCF Accretion/(Dilution) Analysis
	Reference Range for DXL ($ per share)		% DCF Accretion/ (Dilution)
	Low	High	Midpoint
Status Quo Standalone DCF Valuation Including Net Operating Loss Tax Benefit	$1.58	$1.88

Pro Forma Combined Company DCF Valuation with $30 million of Synergies	$2.84	$3.68	+87%

Guggenheim Securities’ DCF accretion/(dilution) analysis resulted in an overall reference range of (i) $1.58 – $1.88 per share for purposes of evaluating DXL common stock on a status quo standalone intrinsic value basis and (ii) $2.84 – $3.68 per share for purposes of evaluating DXL common stock on a pro forma intrinsic value basis including $30 million of synergies from the December 2025 Synergy Estimates.

Other Financial Reviews Solely for Informational Reference Purposes in Connection with the December 2025 Opinion

In order to provide certain context for the financial analyses in connection with the December 2025 Opinion as described above, Guggenheim Securities undertook various additional financial reviews as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews to be determinative methodologies for purposes of its opinion.

DXL and FBB Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed DXL’s historical stock price performance, trading metrics and the historical and projected financial performance for DXL and FBB compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for DXL and the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

DXL and FBB Selected Publicly Traded Companies Analysis
Trading Enterprise Value / CY2026E EBITDA
Select Publicly Traded Company Peers
J. Jill, Inc.	3.1x
Genesco Inc.	3.6x
Duluth Holdings Inc.	4.8x
Torrid Holdings Inc.	5.2x

DXL
DXL (Wall Street Consensus Estimates)	3.1x

In performing its selected publicly traded companies analysis with respect to DXL, Guggenheim Securities selected, based on its professional judgment, a reference range of CY2026E EBITDA trading multiples of 3.1x – 5.2x and applied such trading multiples to the December 2025 DXL-Provided Financial Projections for DXL.

Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range of $0.79 – $1.00 per share for purposes of evaluating DXL common stock on a standalone basis.

Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range of ($48.3) million – $33.1 million for purposes of evaluating FBB’s common stock on a standalone basis.

DXL Stock Price Trading History. Guggenheim Securities reviewed DXL’s stock price trading history from December 9, 2024 through December 9, 2025 (the last trading day prior to the announcement of the merger), and Guggenheim Securities noted that DXL common stock generally had traded in a range of approximately $0.88 – $3.10 per share.

DXL Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed available Wall Street equity research analyst stock price targets for DXL as published prior to December 9, 2025 (the last trading day prior to the announcement of the merger) and Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for DXL common stock were $1.30 – $2.00 per share.

Other Considerations in Connection with the December 2025 Opinion

Except as described in the summary above, DXL did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing the December 2025 Opinion. The type and amount of consideration payable in the merger were determined through negotiations between DXL and FBB and were approved by the DXL Board. The decision to enter into the merger agreement was solely that of the DXL Board. The December 2025 Opinion, which was rendered only on and as of December 10, 2025 and has not been and will not be updated, was just one of the many factors taken into consideration by the DXL Board. DXL stockholders should not rely on the December 2025 Opinion and it does not constitute advice or a recommendation to any DXL stockholder as to how any DXL stockholder should vote or act in connection with the merger or otherwise. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the DXL Board with respect to the fairness, from a financial point of view, to DXL’s stockholders of the merger consideration.

Pursuant to the terms of Guggenheim Securities’ engagement as DXL’s financial advisor, DXL has agreed to pay Guggenheim Securities, upon consummation of the merger, a cash transaction fee (based upon a percentage of the aggregate merger consideration associated with the merger, subject to a minimum of $2,000,000), which cash transaction fee currently is estimated to be $2,000,000. Additionally, DXL may, in its discretion, increase the amount of such fee by up to 0.25% of the aggregate merger consideration. DXL has previously paid Guggenheim Securities (i) a cash milestone fee of $1,500,000 that became payable upon the rendering of the December 2025 Opinion and (ii) a cash work fee of $250,000 that became payable in May 2026, each of which will be credited against the foregoing cash transaction fee. In addition, DXL has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

Aside from its current engagement by DXL, Guggenheim Securities has not been previously engaged by DXL during the two years prior to the rendering of the December 2025 Opinion to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities has not been previously engaged by FBB during the two years prior to the rendering of the December 2025 Opinion to provide financial advisory or investment banking services for which Guggenheim Securities received fees, except that Guggenheim Securities acted as financial advisor to FBB in connection with its July 2024 acquisition of certain assets of Avenue Stores, for which Guggenheim Securities received agreed upon fees. Guggenheim Securities may in the future seek to provide DXL and FBB or their respective affiliates with financial advisory and investment banking services unrelated to the merger, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to DXL, FBB, other participants in the merger or their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to DXL, FBB, other participants in the merger or their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in DXL, FBB, other participants in the merger or their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to DXL, FBB, other participants in the merger or their respective affiliates or the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL

Overview of the May 2026 Supplemental Financial Analyses

On May 26, 2026, following the discussion between and among the DXL Board and its outside legal and financial advisors regarding the May 2026 Supplemental Financial Analyses, Guggenheim Securities advised the DXL Board that, in light of the May 2026 DXL-Provided Financial Projections, the May 2026 Synergy Estimates and the May 2026 Supplemental Financial Analyses, the DXL Board should no longer rely on the December 2025 Opinion expressed in Guggenheim Securities’ December 10, 2025 letter to the DXL Board or on the financial analyses Guggenheim Securities reviewed with the DXL Board at the December 10, 2025 DXL Board meeting in connection with the December 2025 Opinion.

The December 2025 Opinion was rendered only on and as of December 10, 2025 and has not been and will not be updated. DXL stockholders should not rely on the December 2025 Opinion and it does not constitute advice or a recommendation to any DXL stockholder as to how any DXL stockholder should vote or act in connection with the merger or otherwise. Similarly, the May 2026 Supplemental Financial Analyses do not constitute advice or a recommendation to any DXL stockholder as to how any DXL stockholder should vote or act in connection with the merger or otherwise.

The May 2026 Supplemental Financial Analyses were provided to the DXL Board (in its capacity as such) for its information and assistance in connection with its ongoing evaluation of the merger. The May 2026 Supplemental Financial Analyses do not constitute an opinion, view, report or appraisal as to the fairness, from a financial point of view, of the merger consideration or any other consideration in connection with the merger. Aside from the December 2025 Opinion, Guggenheim Securities did not render any opinion, view, report or appraisal as to the fairness, from a financial point of view, of the merger consideration or any other consideration in connection with the merger.

In connection with the DXL Board’s ongoing evaluation of the merger, DXL’s senior management updated (i) the December 2025 DXL-Provided Financial Projections (comprised of (w) certain updated financial projections for DXL on a standalone basis for the fiscal years ending January 31, 2026 through January 31, 2035, (x) certain updated financial projections for FBB on a standalone basis for the calendar years ending December 31, 2025 through December 31, 2034, (y) certain updated estimates as to potentially realizable existing net operating loss carry-forwards expected to be utilized by DXL and (z) certain updated estimates as to potentially realizable benefits under Section 163(j) of the Code available and expected to be utilized by FBB) and (ii) the December 2025 Synergy Estimates, all as prepared by, discussed with and approved for Guggenheim Securities’ use by DXL’s senior management (each of the foregoing as so updated, the “May 2026 DXL-Provided Financial Projections” and the “May 2026 Synergy Estimates” or the “May 2026 Synergies”). In addition, FBB’s senior management updated the December 2025 FBB-Provided Financial Projections, as prepared by FBB’s senior management and discussed with DXL’s and FBB’s respective senior management (as so updated, the “May 2026 FBB-Provided Financial Projections”). Guggenheim Securities was directed by the DXL Board to rely upon the May 2026 DXL-Provided Financial Projections and the May 2026 Synergy Estimates in connection with the preparation of the May 2026 Supplemental Financial Analyses.

In connection with the May 2026 Supplemental Financial Analyses, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of common stock or other securities or financial instruments of or relating to DXL or FBB may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on DXL or FBB, their respective securities or other financial instruments or the merger or (iii) the impact of the merger on the solvency or viability of DXL, FBB or merger subsidiary or the ability of DXL, FBB or merger subsidiary to pay their respective obligations when they come due.

To facilitate the DXL Board’s ongoing evaluation of the merger following DXL senior management’s updates to the December 2025 DXL-Provided Financial Projections, representatives of Guggenheim Securities prepared and reviewed with the DXL Board certain financial analyses, including the following:

•	Discounted cash flow analyses with respect to DXL, FBB and the May 2026 Synergies based on the May 2026 DXL-Provided Financial Projections and the May 2026 Synergy Estimates;

•

A selected public company trading analysis that compared the financial performance of DXL and FBB and certain trading multiples and the trading activity of DXL common stock with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating DXL and FBB;

•	A review of certain Wall Street equity research price targets for the DXL common stock;

•	A review of the historical prices, certain trading multiples and the trading activity of DXL common stock; and

•	Such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate (the foregoing, collectively, the “May 2026 Supplemental Financial Analyses”).

In connection with the May 2026 Supplemental Financial Analyses, Guggenheim Securities:

•

Discussed with DXL’s senior management their then-current strategic and financial rationale for the merger as well as their then-current views regarding DXL’s and FBB’s respective businesses, operations, recent and projected financial results, liquidity, funding needs, access to capital and future prospects and the commercial and competitive dynamics in the consumer sector; and

•	Discussed with FBB’s senior management their then-current views regarding FBB’s business, operations, projected financial results and future prospects.

The DXL Board, together with DXL’s senior management and Guggenheim Securities, discussed the limitations of the May 2026 Supplemental Financial Analyses, including, among other things, that:

•

The May 2026 DXL-Provided Financial Projections and the May 2026 Synergy Estimates were not prepared with a view toward public disclosure, were inherently subject to significant judgment and uncertainty and were necessarily based on numerous variables and assumptions that were beyond DXL’s control;

•	The results of the May 2026 Supplemental Financial Analyses should be assessed as a whole rather than individually;

•

The May 2026 Supplemental Financial Analyses, particularly those based on estimates and projections, were not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such financial analyses; and

•	The May 2026 Supplemental Financial Analyses did not purport to be appraisals or reflect the prices at which the DXL common stock may trade at the present time or at any time in the future.

With respect to the information used in conducting the May 2026 Supplemental Financial Analyses, Guggenheim Securities noted that:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with DXL or FBB (including, without limitation, the May 2026 DXL-Provided Financial Projections, the May 2026 Synergy Estimates and the May 2026 FBB-Provided Financial Projections) or obtained from public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the May 2026 DXL-Provided Financial Projections, the May 2026 Synergy Estimates and the May 2026 FBB-Provided Financial Projections), (ii) expressed no view or opinion regarding the reasonableness or achievability of the May 2026 DXL-Provided Financial Projections, the May 2026 Synergy Estimates or the May 2026 FBB-Provided Financial Projections, any other estimates or any other forward-looking information provided by DXL or FBB or the assumptions upon which any of the foregoing were based and (iii) relied upon the assurances of DXL’s senior management that they were (in the case of the May 2026 DXL-Provided Financial Projections and the May 2026 Synergy Estimates) and assumed that FBB’s senior management were (in the case of the May 2026 FBB-Provided Financial Projections) unaware of any facts or circumstances that had made such incomplete, inaccurate or misleading.

•

Guggenheim Securities (i) was advised by DXL’s senior management, and assumed, that the May 2026 DXL-Provided Financial Projections had been (y) reasonably prepared on bases reflecting the then-best currently available estimates and judgments of DXL’s senior management as to the expected future performance of DXL and FBB and (z) reviewed by the DXL Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with performing the May 2026 Supplemental Financial Analyses, (ii) was advised by DXL’s senior management, and assumed, that the May 2026 Synergy Estimates had been (y) reasonably prepared on bases reflecting the then-best currently available estimates and judgments of DXL’s senior management as to the expected amounts and realization of the May 2026 Synergies and (z) reviewed by the DXL Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with performing the May 2026 Supplemental Financial Analyses, (iii) assumed that the May 2026 FBB-Provided Financial Projections had been reasonably prepared on bases reflecting the then-best currently available estimates and judgments of FBB’s senior management as to the expected future performance of FBB on a standalone basis and (iv) assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties were reasonable and reliable.

In connection with the May 2026 Supplemental Financial Analyses, Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of DXL, FBB or any other entity, or the solvency or fair value of DXL, FBB or any other entity. Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts, and the May 2026 Supplemental Financial Analyses should not be construed as constituting advice with respect to such matters.

Unless otherwise noted below, all of Guggenheim Securities’ financial analyses regarding FBB reflect the $92 million debt/equitization that FBB is obligated to effect under the terms and conditions of the merger agreement.

DXL Standalone Financial Analyses in Connection with the May 2026 Supplemental Financial Analyses

Recap of DXL Standalone Financial Analyses. In evaluating DXL in connection with conducting the May 2026 Supplemental Financial Analyses, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses. Solely for informational reference purposes, Guggenheim Securities also reviewed the selected publicly traded companies described below.

Recap of DXL Standalone Financial Analyses
	Reference Range for DXL on a Standalone Basis ($ per share)
Financial Analyses	Low	High
Discounted Cash Flow Analysis:
DXL Standalone DCF Valuation	$1.21	$1.42
DXL Standalone DCF Valuation Including Net Operating Loss Tax Benefit	$1.30	$1.53

For Informational Reference Purposes Only
Selected Publicly Traded Companies Analysis:
DXL Standalone Public Market Trading Valuation Based on Wall Street Consensus Estimates	$0.48	$0.73
DXL Standalone Public Market Trading Valuation Based on DXL Management Projections	$0.63	$1.06

May 2026 DXL DCF Analysis. Guggenheim Securities performed standalone discounted cash flow analysis of DXL based on projected unlevered free cash flows (after deduction of stock-based compensation) for DXL and an estimate of its terminal/continuing value at the end of the projection horizon. Guggenheim Securities also performed discounted cash flow analysis of the net synergies expected to result from the merger.

In performing its discounted cash flow analysis with respect to DXL:

•	Guggenheim Securities utilized the May 2026 DXL-Provided Financial Projections for DXL.

•	Guggenheim Securities used a discount rate range of 15.25% – 17.25% based on its estimate of DXL’s weighted average cost of capital.

•

In estimating DXL’s terminal/continuing value, Guggenheim Securities used a reference range of perpetual growth rates of DXL’s terminal year normalized unlevered free cash flow of 0.00% – 1.00%. The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to DXL’s implied terminal year EBITDA multiples.

Guggenheim Securities’ discounted cash flow analysis resulted in an overall reference range of (i) $1.21 – $1.42 per share for purposes of evaluating DXL common stock on a standalone intrinsic-value basis and (ii) $1.30 – $1.53 per share for purposes of evaluating DXL common stock on an intrinsic-value basis including the net present value of expected net operating loss tax benefits, as compared to (a) $1.50 – $1.79 per share and (b) $1.58 – $1.88 per share, respectively, when evaluated in connection with the December 2025 Opinion.

FBB Standalone Financial Analyses in Connection with the May 2026 Supplemental Financial Analyses

Recap of FBB Standalone Financial Analyses. In evaluating FBB in connection with conducting the May 2026 Supplemental Financial Analyses, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses. Solely for informational reference purposes, Guggenheim Securities also reviewed the selected publicly traded companies described below.

Recap of FBB Standalone Financial Analyses
	Reference Range for FBB on a Standalone Basis ($ in millions)
Financial Analyses	Low	High
Discounted Cash Flow Analysis:
FBB Standalone DCF Valuation	($22.5)	($3.5)
FBB Standalone DCF Valuation Including
§163(j) Tax Benefit	($22.5)	($3.5)

For Informational Reference Purposes Only
Selected Publicly Traded Companies Analysis:
FBB Standalone Public Market Trading Valuation	($61.8)	$86.4

May 2026 FBB DCF Analysis. Guggenheim Securities performed standalone discounted cash flow analysis of FBB based on projected unlevered free cash flows (after deduction of stock-based compensation) for FBB and an estimate of its terminal/continuing value at the end of the projection horizon. Guggenheim Securities also performed discounted cash flow analysis of the net synergies expected to result from the merger.

In performing its discounted cash flow analysis with respect to FBB:

•	Guggenheim Securities utilized the May 2026 DXL-Provided Financial Projections for FBB.

•	Guggenheim Securities used a discount rate range of 14.75% – 16.75% based on its estimate of FBB’s weighted average cost of capital.

•

In estimating FBB’s terminal/continuing value, Guggenheim Securities used a reference range of perpetual growth rates of FBB’s terminal year normalized unlevered free cash flow of 0.00% – 1.00%. The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to FBB’s implied terminal year EBITDA multiples.

Guggenheim Securities’ discounted cash flow analysis resulted in an overall reference range of (i) ($22.5) million – ($3.5) million for purposes of evaluating FBB’s common stock on a standalone intrinsic-value basis and (ii) ($22.5) million – ($3.5) million for purposes of evaluating FBB’s common stock on an intrinsic-value basis including the net present value of expected §163(j) tax benefits, as compared to overall reference ranges of (a) $97.3 million – $144.8 million and (b) $107.0 million – $155.3 million, respectively, when evaluated in connection with the December 2025 Opinion.

Relative Valuation Analyses in Connection with the May 2026 Supplemental Financial Analyses

In assessing the value of DXL and FBB in connection with the May 2026 Supplemental Financial Analyses, Guggenheim Securities performed various relative valuation financial analyses which are summarized below. Solely for informational reference purposes, Guggenheim Securities also reviewed the implied ownership percentage derived using a selected publicly traded companies analysis.

DXL Implied Ownership Analysis. In assessing implied ownership percentages for DXL’s stockholders and FBB’s stockholders (in each case as implied by the exchange ratio), Guggenheim Securities derived valuation reference ranges for the ownership percentages of DXL and FBB, respectively, using the financial methodology described in the captions “May 2026 DXL DCF Analysis” and “May 2026 FBB DCF Analysis”.

The following table summarizes the implied ownership percentages derived using the foregoing financial methodology. With respect to any indicated reference range of implied ownership percentages, the range was calculated by (i) dividing the low end of the implied per share price of DXL common stock (including the net present value of expected net operating loss tax benefits) in the financial analysis described under the caption “May 2026 DXL DCF Analysis” by the high end of the implied per share price of FBB’s common stock (including the net present value of expected §163(j) tax benefits) in the financial analysis described under the caption titled “May 2026 FBB DCF Analysis” and (ii) dividing the high end of the implied per share price of DXL common stock (including the net present value of expected net operating loss tax benefits) in the financial analysis described under the caption “May 2026 DXL DCF Analysis” by the low end of the implied per share price of FBB’s common stock (including the net present value of expected §163(j) tax benefits) in the financial analysis described under the caption titled “May 2026 FBB DCF Analysis”.

DXL Implied Ownership Analysis
DXL Merger-Implied Equity Ownership	45.0%

	Implied DXL Ownership Percentage
Financial Analyses	Low	High
Discounted Cash Flow Analysis	100%	100%

For Informational Reference Purposes
Selected Publicly Traded Companies Analysis:
Market-Implied Based on Wall Street Consensus (DXL and FBB at 3.1x – 7.0x CY2026E EV / EBITDA)	24%	100%
Market-Implied Based on DXL Management Projections (DXL and FBB at 3.1x – 7.0x CY2026E EV / EBITDA)	29%	100%

Guggenheim Securities’ financial analyses resulted in an implied ownership percentage of 100%, as compared to the merger-implied ownership percentage by DXL stockholders of 45%, and an implied ownership percentage reference range of 37% – 51% when evaluated in connection with the December 2025 Opinion.

DXL DCF Accretion/(Dilution) Analysis in Connection with the May 2026 Supplemental Financial Analyses

Guggenheim Securities analyzed the pro forma impact of the merger on DXL’s status quo standalone DCF valuation based on (i) the May 2026 DXL-Provided Financial Projections for DXL and FBB and the May 2026 Synergy Estimates, (ii) the merger consideration and (iii) FBB’s pro forma indebtedness after reflecting the $92 million debt/equitization that FBB is obligated to effect under the terms and conditions of the merger agreement.

In performing its DCF accretion/(dilution) analysis with respect to DXL:

•

Guggenheim Securities used discount rate ranges of (i) 15.25% – 17.25% on a status quo standalone basis (consistent with DXL’s estimated status quo standalone weighted average cost of capital) and (ii) 13.50% – 15.50% on a pro forma combined-company basis (taking into account a smaller size/liquidity premium and higher leverage).

•

In estimating DXL’s terminal/continuing value on both a status quo standalone basis and on a pro forma combined-company basis, Guggenheim Securities used a reference range of perpetual growth rates of DXL’s terminal year normalized unlevered free cash flow of 0.00% – 1.00%. The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to DXL’s implied terminal year EBITDA multiples.

DXL DCF Accretion/(Dilution) Analysis
	Reference Range for DXL ($ per share)		% DCF Accretion/ (Dilution)
	Low	High	Midpoint
Status Quo Standalone DCF Valuation Including Net Operating Loss Tax Benefit	$1.30	$1.53

Pro Forma Combined Company DCF Valuation with $20 million of Synergies	$1.18	$1.63	(3%)

Pro Forma Combined Company DCF Valuation with $25 million of Synergies	$1.34	$1.82	+11%

Guggenheim Securities’ DCF accretion/(dilution) analysis resulted in an overall reference range of (i) $1.30 – $1.53 per share for purposes of evaluating DXL common stock on a status quo standalone intrinsic value basis, (ii) $1.18 – $1.63 per share for purposes of evaluating DXL common stock on a pro forma intrinsic value basis including $20 million of synergies from the May 2026 Synergy Estimates and (iii) $1.34 – $1.82 per share for purposes of evaluating DXL common stock on a pro forma intrinsic value basis including $25 million of synergies from the May 2026 Synergy Estimates, as compared to (a) $1.58 – $1.88 per share for purposes of evaluating DXL common stock on a status quo standalone intrinsic value basis and (b) $2.84 – $3.68 per share for purposes of evaluating DXL common stock on a pro forma intrinsic value basis including $30 million of synergies from the December 2025 Synergy Estimates, in each case of (a) and (b) when evaluated in connection with the December 2025 Opinion.

In Guggenheim Securities’ view, this updated DCF accretion/(dilution) analysis indicated that the existing economic terms of the merger would have to be significantly restructured to maintain the value proposition for DXL’s stockholders as implied by Guggenheim Securities’ financial analyses in connection with the December 2025 Opinion.

Debt/Equitization Analysis in Connection with the May 2026 Supplemental Financial Analyses

To further assist the DXL Board in connection with its ongoing evaluation of the merger, Guggenheim Securities performed a debt/equitization analysis to assess the required incremental debt reduction that would be needed by FBB in light of (i) DXL stockholders’ pro forma 45% economic ownership of the combined company and (ii) DXL’s contributed DCF-based equity value. Such debt/equitization analysis was performed based on DCF analyses for each of DXL and FBB on a standalone basis utilizing (i) the May 2026 DXL-Provided Financial Projections for each of DXL and FBB and (ii) solely for informational reference purposes, the May 2026 DXL-Provided Financial Projections for DXL and the May 2026 FBB-Provided Financial Projections for FBB. In each case, DXL’s contributed DCF-based equity value was grossed up (i.e., divided by DXL stockholders’ pro forma 45% economic ownership) and then multiplied by 55% (based on FBB stockholders’ pro forma 55% economic ownership) to determine FBB’s required contributed DCF-based equity value, with the required incremental debt reduction by FBB being back solved to achieve FBB’s required contributed DCF-based equity value.

Based on the midpoints of its DCF analysis, Guggenheim Securities’ debt/equitization analysis indicated that FBB would be required to further reduce its indebtedness — beyond FBB’s $92 million debt/equitization that FBB is obligated to effect under the terms and conditions of the merger agreement — as indicated in the table below:

Debt/Equitization Analysis ($ in millions)
Primary Analysis	Required Incremental Debt Reduction by FBB (Beyond $92 Million)	Required Total Debt Reduction by FBB
May 2026 DXL-Provided Financial Projections for Each of DXL and FBB	($111.9)	($203.8)

For Informational Reference Purposes Only
May 2026 DXL-Provided Financial Projections for DXL and May 2026 FBB-Provided Financial Projections for FBB	($38.0)	($129.9)

Other Financial Reviews Solely for Informational Reference Purposes in Connection with the May 2026 Supplemental Financial Analyses

In order to provide certain context for the financial analyses in connection with the May 2026 Supplemental Financial Analyses as described above, Guggenheim Securities undertook various additional financial reviews as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews to be determinative methodologies for purposes of its analyses.

DXL and FBB Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed DXL’s historical stock price performance, trading metrics and the historical and projected financial performance for DXL and FBB compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for DXL and the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

DXL and FBB Selected Publicly Traded Companies Analysis
Trading Enterprise Value / CY2026E EBITDA
Select Publicly Traded Company Peers
J. Jill, Inc.	3.1x
Genesco Inc.	4.9x
Torrid Holdings Inc.	6.1x
Duluth Holdings Inc.	7.0x

DXL
DXL (Wall Street Consensus Estimates)	5.7x

In performing its selected publicly traded companies analysis with respect to DXL, Guggenheim Securities selected, based on its professional judgment, a reference range of CY2026E EBITDA trading multiples of 3.1x – 7.0x and applied such trading multiples to the May 2026 DXL-Provided Financial Projections for DXL.

Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range of $0.63 – $1.06 per share for purposes of evaluating DXL common stock on a standalone basis, as compared to an overall reference range of $0.79 – $1.00 per share when evaluated in connection with the December 2025 Opinion.

Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range of ($61.8) million – $86.4 million for purposes of evaluating FBB’s common stock on a standalone basis, as compared to an overall reference range of ($48.3) million – $33.1 million when evaluated in connection with the December 2025 Opinion.

DXL Stock Price Trading History. Guggenheim Securities reviewed DXL’s stock price trading history from May 11, 2025 through May 11, 2026 (the last trading day prior to the Zodiac tender offer), and Guggenheim Securities noted that DXL common stock generally had traded in a range of approximately $0.44 – $1.69 per share, as compared to a range of approximately $0.88 – $3.10 per share from December 9, 2024 through December 9, 2025 (the last trading day prior to the announcement of the merger) in connection with the December 2025 Opinion.

DXL Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed available Wall Street equity research analyst stock price targets for DXL as published prior to May 11, 2026 (the last trading day prior to the Zodiac tender offer) and Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for DXL common stock were $1.00 – $1.50 per share, as compared to a range of $1.30 – $2.00 per share as published prior to December 9, 2025 (the last trading day prior to the announcement of the merger) in connection with the December 2025 Opinion.

Other Considerations in Connection with the May 2026 Supplemental Financial Analyses

Except as described in the summary above, DXL did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing or providing the May 2026 Supplemental Financial Analyses. The decision to enter into and, conduct an ongoing evaluation of, the merger agreement was solely that of the DXL Board. The December 2025 Opinion, which was rendered only on and as of December 10, 2025 and has not been and will not be updated, was just one of the many factors taken into consideration by the DXL Board in December 2025 in entering into the merger agreement and the May 2026 Supplemental Financial Analyses was just one of many factors taken into consideration by the DXL Board in May 2026 in determining that the merger is not in the best interests of DXL stockholders. Consequently, Guggenheim Securities’ financial analyses in December of 2025, and subsequently in May 2026, should not be viewed as determinative of the decision of the DXL Board with respect to the merger.

DXL stockholders should not rely on the December 2025 Opinion and it does not constitute advice or a recommendation to any DXL stockholder as to how any DXL stockholder should vote or act in connection with the merger or otherwise, and should be read only together with the May 2026 Supplemental Financial Analyses described in this section.

Pursuant to the terms of Guggenheim Securities’ engagement as DXL’s financial advisor, DXL has agreed to pay Guggenheim Securities, upon consummation of the merger, a cash transaction fee (based upon a percentage of the aggregate merger consideration associated with the merger, subject to a minimum of $2,000,000), which cash transaction fee currently is estimated to be $2,000,000. Additionally, DXL may, in its discretion, increase the amount of such fee by up to 0.25% of the aggregate merger consideration. DXL has previously paid Guggenheim Securities (i) a cash milestone fee of $1,500,000 that became payable upon the rendering of the December 2025 Opinion and (ii) a cash work fee of $250,000 that became payable in May 2026, each of which will be credited against the foregoing cash transaction fee. In addition, DXL has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

Aside from its current engagement by DXL, Guggenheim Securities has not been previously engaged by DXL during the two years prior to the delivery of the May 2026 Supplemental Financial Analyses to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities has not been previously engaged by FBB during the two years prior to the delivery of the May 2026 Supplemental Financial Analyses to provide financial advisory or investment banking services for which Guggenheim Securities received fees, except that Guggenheim Securities acted as financial advisor to FBB in connection with its July 2024 acquisition of certain assets of Avenue Stores, for which Guggenheim Securities received agreed upon fees. Guggenheim Securities may in the future seek to provide DXL and FBB or their respective affiliates with financial advisory and investment banking services unrelated to the merger, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to DXL, FBB, Zodiac Partners, other participants in the merger or the Zodiac tender offer or their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to DXL, FBB, Zodiac Partners, other participants in the merger or the Zodiac tender offer or their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in DXL, FBB, Zodiac Partners, other participants in the merger or the Zodiac tender offer or their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to DXL, FBB, Zodiac Partners, other participants in the merger or the Zodiac tender offer or their respective affiliates or the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Certain Financial Projections

DXL does not, as a matter of course, publicly disclose long-term projections of future financial results due to the inherent unpredictability, uncertainty and subjectivity of underlying assumptions and estimates. However, DXL is including in this proxy statement certain unaudited prospective financial information for DXL and FBB that was made available to the DXL Board in connection with its evaluation of the merger as well as Guggenheim Securities for purposes of performing its financial analyses, as described above under “Summary—Summary Comparison of Key Analytical Results — May 2026 Supplemental Financial Analyses versus December 2025 Opinion,” “—December 2025 Opinion of Guggenheim Securities, Financial Advisor to DXL” and “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL.” We refer to this information as the “Financial Projections.” A summary of certain significant elements of this information is included in this proxy statement for the purpose of providing DXL stockholders access to certain nonpublic information made available to DXL, the DXL Board and Guggenheim Securities.

The inclusion of the Financial Projections should not be deemed an admission or representation by DXL, Guggenheim Securities, FBB or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such Financial Projections. The Financial Projections are not included to influence your views on the merger and the information from the Financial Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding FBB in this proxy statement.

The Financial Projections contained in this section were not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.

Neither DXL’s nor FBB’s independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. KPMG LLP reports incorporated by reference in this proxy statement relate to the previously issued financial statements of DXL. These reports, as well as the reports related to FBB included herein, do not extend to the Financial Projections and should not be read to do so.

Further, the Financial Projections do not take into account the effect of any possible failure of the merger to occur. No assurances can be given that the estimates and assumptions made in preparing the Financial Projections will prove accurate or that any of the Financial Projections will be realized.

Certain Standalone DXL Financial Projections used by Guggenheim Securities as of December 2025

The following table presents a summary of the 10-year DXL-Provided Financial Projections provided to Guggenheim Securities and approved for Guggenheim Securities’ use by DXL’s senior management, in the financial analyses performed in connection with the December 2025 Opinion as described in the section titled “—December 2025 Opinion of Guggenheim Securities, Financial Advisor to DXL.” The December 2025 Opinion was rendered only on and as of December 10, 2025 and has not been and will not be updated. DXL stockholders should not rely on the December 2025 Opinion and it does not constitute advice or a recommendation to any DXL stockholder as to how any DXL stockholder should vote or act in connection with the merger or otherwise. The December 2025 Opinion and the summary of the financial analyses underlying the December 2025 Opinion should be read only together with the May 2026 Supplemental Financial Analyses described in the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL.”

($ in millions)

	Fiscal Year Ending the Following January
	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Revenue	$442	$460	$488	$507	$528	$543	$559	$576	$593	$611
Adj. EBITDA(1)	$3	$6	$13	$18	$25	$29	$33	$37	$40	$43
Unlevered Free Cash Flow(2)	($19)	($2)	($2)	$3	$7	$10	$13	$15	$16	$18

(1)

Adjusted EBITDA was calculated as earnings before interest, taxes, depreciation, and amortization, and adjusted for certain non-recurring items. Such non-recurring items would include any impairment (gain) of assets, transaction-related costs associated with the merger, restructuring costs, severance costs, and accruals for non-recurring legal settlements.

(2)	Unlevered Free Cash Flow was calculated as after-tax unlevered operating cash flow minus capital expenditures and changes in working capital.

Certain Standalone FBB Financial Projections used by Guggenheim Securities as of December 2025

The following table presents a summary of the 10-year DXL Management Case for FBB provided to Guggenheim Securities, and approved for Guggenheim Securities’ use by DXL’s senior management, in the financial analyses performed in connection with the December 2025 Opinion as described in the section entitled “—December 2025 Opinion of Guggenheim Securities, Financial Advisor to DXL.” As described in the section entitled “—December 2025 Opinion of Guggenheim Securities, Financial Advisor to DXL”, DXL was provided the December 2025 FBB-Provided Financial Projections for the years ending December 31, 2025 through December 31, 2029 by the management of FBB, and management of DXL prepared the DXL Management Case for FBB for the years ending December 31, 2025 through December 31, 2034, based on DXL management’s judgment and experience in the industry, their analysis of FBB and its business and discussions with the management of FBB.

($ in millions)

	Fiscal Year Ending December
	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Revenue	$725	$714	$750	$780	$805	$829	$852	$873	$893	$911
Adj. EBITDA(1)	$40	$39	$49	$53	$56	$60	$63	$66	$70	$73
Unlevered Free Cash Flow(2)	$37	$24	$30	$33	$36	$39	$42	$44	$47	$49

(1)

Adjusted EBITDA was calculated as earnings before interest, taxes, depreciation, and amortization, and adjusted for certain non-recurring items. Such non-recurring items would include any impairment (gain) of assets, transaction-related costs associated with the merger, restructuring costs, severance costs, and accruals for non-recurring legal settlements.

(2)	Unlevered Free Cash Flow was calculated as after-tax unlevered operating cash flow minus capital expenditures and changes in working capital.

Certain Standalone DXL Financial Projections used by Guggenheim Securities as of May 2026

The following table presents a summary of the 9-year DXL-Provided Financial Projections provided to Guggenheim Securities and approved for Guggenheim Securities’ use by DXL’s senior management, in the financial analyses performed in connection with the May 2026 Supplemental Financial Analyses, as described in the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL.” The May 2026 Supplemental Financial Analyses were provided to the DXL Board (in its capacity as such) for its information and assistance in connection with its ongoing evaluation of the merger. The May 2026 Supplemental Financial Analyses do not constitute an opinion, view, report or appraisal as to the fairness, from a financial point of view, of the merger consideration or any other consideration in connection with the merger. Aside from the December 2025 Opinion, Guggenheim Securities did not render any opinion, view, report or appraisal as to the fairness, from a financial point of view, of the merger consideration or any other consideration in connection with the merger.

($ in millions)

	Fiscal Year Ending the Following January
	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Revenue	$441	$451	$460	$470	$481	$491	$508	$525	$543
Adj. EBITDA(1)	$6	$10	$12	$14	$18	$24	$28	$31	$35
Unlevered Free Cash Flow(2)	$1	$1	($1)	$2	$4	$8	$10	$11	$13

(1)

Adjusted EBITDA was calculated as earnings before interest, taxes, depreciation, and amortization, and adjusted for certain non-recurring items. Such non-recurring items would include any impairment (gain) of assets, transaction-related costs associated with the merger, restructuring costs, severance costs, and accruals for non-recurring legal settlements.

(2)	Unlevered Free Cash Flow was calculated as after-tax unlevered operating cash flow minus capital expenditures and changes in working capital.

Certain Standalone FBB Financial Projections Provided by FBB as of May 2026

The following table presents a summary of the updated four-year May 2026 FBB-Provided Financial Projections for the years ending December 31, 2026 through December 31, 2029, provided to DXL’s senior management, and used by DXL’s senior management to prepare the May 2026 DXL-Provided Financial Projections. FBB’s management prepared these financial projections based on its judgment and experience in the industry and its analysis of FBB and its business. The May 2026 FBB-Provided Financial Projections were provided by FBB or its representatives and reflect FBB’s views. Accordingly, the May 2026 FBB-Provided Financial Projections may differ from, and in certain cases may be inconsistent with, the current views of the DXL Board. DXL stockholders should not view the inclusion of the May 2026 FBB-Provided Financial Projections as a

recommendation by the DXL Board or as an indication that the DXL Board believes such projections will be realized, and should not place undue reliance on such projections.

($ in millions)

	Fiscal Year Ending December
	2026E	2027E	2028E	2029E
Revenue(1)	$675	$710	$741	$767
Adj. EBITDA(1)(2)	$38	$47	$50	$53
Adj. EBITDA less Capital Expenditures(1)	$29	$39	$42	$45

(1)

The May 2026 FBB-Provided Financial Projections furnished to DXL by FBB included estimates of Revenue and Adjusted EBITDA attributable to potential future acquisitions. The amounts presented in this table have been adjusted to exclude those acquisition-related estimates.

(2)

Adjusted EBITDA was calculated as earnings before interest, taxes, depreciation, and amortization, and adjusted for certain non-recurring items. Such non-recurring items would include any impairment (gain) of assets, transaction-related costs associated with the merger, restructuring costs, severance costs, and accruals for non-recurring legal settlements.

Certain Standalone FBB Financial Projections used by Guggenheim Securities as of May 2026

The following table presents a summary of the 9-year May 2026 DXL-Provided Financial Projections provided to Guggenheim Securities, and approved for Guggenheim Securities’ use by DXL’s senior management, in the financial analyses performed in connection with the May 2026 Supplemental Financial Analyses as described in the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL.” As described in the section entitled “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”, DXL was provided the May 2026 FBB-Provided Financial Projections for the years ending December 31, 2026 through December 31, 2029 by the management of FBB, and management of DXL prepared the May 2026 DXL-Provided Financial Projections for the years ending December 31, 2026 through December 31, 2034, based on DXL management’s judgment and experience in the industry, their analysis of FBB and its business and discussions with the management of FBB.

($ in millions)

	Fiscal Year Ending December
	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Revenue	$675	$680	$696	$713	$729	$746	$771	$796	$822
Adj. EBITDA(1)	$38	$40	$39	$38	$36	$34	$34	$34	$33
Unlevered Free Cash Flow(2)	$27	$23	$26	$24	$21	$19	$18	$18	$17

(1)

Adjusted EBITDA was calculated as earnings before interest, taxes, depreciation, and amortization, and adjusted for certain non-recurring items. Such non-recurring items would include any impairment (gain) of assets, transaction-related costs associated with the merger, restructuring costs, severance costs, and accruals for non-recurring legal settlements.

(2)	Unlevered Free Cash Flow was calculated as after-tax unlevered operating cash flow minus capital expenditures and changes in working capital.

In addition, Unlevered Free Cash Flow was not provided by FBB as part of the May 2026 FBB-Provided Financial Projections set forth above. Accordingly, Unlevered Free Cash Flow for FBB was calculated by DXL, with the assistance of Guggenheim Securities, using a methodology consistent with that used to calculate Unlevered Free Cash Flow in the DXL financial projections.

($ in millions)

	Fiscal Year Ending December
	2026E	2027E	2028E	2029E
Unlevered Free Cash Flow(1)	$27	$25	$32	$33

(1)	Unlevered Free Cash Flow was calculated as after-tax unlevered operating cash flow minus capital expenditures and changes in working capital.

The standalone Financial Projections for DXL and FBB were prepared separately using, in some cases, different assumptions, and are not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results DXL will achieve if the merger is completed and is not intended to represent forecasted financial information for DXL if the merger is completed. By including in this proxy statement a summary of the Financial Projections, none of DXL, FBB or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of DXL or FBB compared to the information contained in the Financial Projections. Neither DXL nor FBB undertakes any obligation to update or otherwise revise the Financial Projections to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. The Financial Projections summarized in this section are not included in this proxy statement in order to induce any holder of DXL common stock to vote in favor of the issuance proposal or any of the other proposals to be voted on at the special meeting.

Certain of the Financial Projections were not prepared in accordance with GAAP, including Adjusted EBITDA and Unlevered Free Cash Flow (collectively, the “non-GAAP financial measures”). DXL believes that the use of these non-GAAP financial measures is useful in analyzing the financial forecasts and that they enhance investors’ understanding of DXL and FBB financial projections. The presentation of these non-GAAP financial measures is not in accordance with GAAP and should not be considered superior to, or as a substitute for, net income (loss), cash provided by operations or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate Adjusted EBITDA and Unlevered Free Cash Flow in the same manner and, accordingly, the non-GAAP financial measures presented in the Financial Projections may not be comparable to similar Adjusted EBITDA and Unlevered Free Cash Flow measures used by other companies. Reconciliations of non-GAAP financial measures were not relied upon by Guggenheim Securities for purposes of the December 2025 Opinion or the May 2026 Supplemental Financial Analyses, each as described in the sections entitled “—December 2025 Opinion of Guggenheim Securities, Financial Advisor to DXL” and “—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL” or by the DXL Board in connection with its consideration of the merger. In addition, financial measures provided to a board of directors or a financial advisor are excluded from the definition of non-GAAP financial measures under SEC rules and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require, among other information, a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, DXL has not provided a reconciliation of the financial measures included in the Financial Projections.

Interests of DXL’s Directors and Executive Officers in the Merger

As described below, some of DXL’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other DXL stockholders generally. Members of the DXL Board were aware of and considered these interests, among other matters, in reaching its decision to approve the merger agreement in December 2025, and in evaluating and negotiating the merger agreement and the merger. In light of developments since the execution of the merger agreement, the DXL Board now recommends that DXL stockholders vote against the issuance proposal that is necessary for the merger. See the section entitled “The Merger—DXL’s Reasons for Recommending Against the Issuance Proposal; Updated Recommendation of the DXL Board”. DXL stockholders should take these interests into account in deciding whether to vote against the issuance proposal and in favor of the reverse stock split proposal and the 2016 plan proposal. These interests are described in more detail below.

Continued Board of Directors Service

Pursuant to the merger agreement, if the merger is consummated, it is expected that four of DXL’s current directors, Lionel F. Conacher, Carmen R. Bauza, Jack Boyle, and Willem Mesdag, would continue to serve on the board of directors of the combined company.

Change in Control Payments

The merger, if consummated, would constitute a “change in control” (a “CIC”) pursuant to the DXL agreements and plans applicable to the executive officers described herein. A description of potential payments to executive officers of DXL are detailed below. The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about compensation paid to DXL’s named executive officers that is based on, or otherwise relates to, the merger.

Harvey S. Kanter Employment Agreement

On August 11, 2023, DXL and Mr. Kanter entered into the First Amendment to his existing Employment Agreement (as amended, the “Amended Employment Agreement”). The amendment extended the end of the initial term of Mr. Kanter’s employment from April 1, 2025 to August 11, 2026, unless Mr. Kanter is terminated earlier in accordance with the terms of the Amended Employment Agreement (the “Initial Term”). On May 11, 2026, DXL notified Mr. Kanter that it does not intend to renew his Amended Employment Agreement. This notification was provided in accordance with the terms of the Amended Employment Agreement and consistent with Mr. Kanter indicating that he would like to retire. Accordingly, Mr. Kanter’s Amended Employment Agreement will expire and his employment with DXL will terminate on August 11, 2026 (the “Termination Date”).

Pursuant to his Amended Employment Agreement, Mr. Kanter receives an annual base salary of $850,000 as President and Chief Executive Officer with an annual automobile allowance of $10,000. Mr. Kanter receives a quarterly travel allowance in the amount of $30,000, which is intended to be used for travel between Mr. Kanter’s home and DXL’s corporate offices.

In connection with the extension of the Initial Term under the amendment, Mr. Kanter received 573,000 performance share units (“PSUs”) to be settled in shares of the DXL common stock upon vesting. The award will vest, if at all, in nine installments, when the trailing 30-day volume-weighted average closing price of a share of the DXL common stock meets or exceeds $6.50, $6.75, $7.00, $7.25, $7.50, $7.75, $8.00, $8.25, and $8.50, respectively, and the installments were subject to a minimum one-year vesting from the date of grant. All 573,000 PSUs remain outstanding and, if unvested, will expire on August 11, 2026.

Mr. Kanter is eligible to participate in DXL’s annual incentive plan (“AIP”) at a target rate of 100% of his earned salary, up to a maximum payout of up to 200% of target. Mr. Kanter is also eligible to participate in DXL’s Long-Term Incentive Plan, as amended (the “LTIP”) (as described below) at a target bonus equal to 170% of his base salary in effect on the effective date of participation. Pursuant to the terms of the LTIP, 50% of any award will be time-based compensation and 50% will be performance-based compensation. The maximum payout of performance-based compensation is 150% of target.

Pursuant to the Amended Employment Agreement, if Mr. Kanter experiences a Qualifying Termination (as defined below) during the one-year period following a CIC and prior to the Termination Date, then Mr. Kanter will be eligible to receive, subject to certain requirements described in the Employment Agreement, including the execution of a general release, a payment equal to (i) two (2) times his then-current base salary plus (ii) the then value of two (2) times his target bonus under the AIP, generally paid over twenty-four (24) months beginning on the 60th day following termination, except that if the CIC constitutes a “change in control event” under Section 409A and occurs prior to the Termination Date, the entire amount is paid in a lump sum within sixty (60) days of the termination of his employment following CIC (subject to any applicable 409A six-month delay for specified employees) as well as continued payment by the Company of health, dental and vision insurance for twelve (12) months. Payments made under this provision may be reduced to avoid any payments or benefits to the executive being treated as “excess parachute payments” within the meaning of Section 280G(b)(i) of the Code if such reduction would result in a greater amount being paid to Mr. Kanter than if such amounts were not reduced.

In addition, if a termination of Mr. Kanter’s employment prior to the expiration of the Initial Term meets the requirements of a Structured Retirement (as described below), such termination will be deemed to be a termination by DXL without “justifiable cause”. Based on the expected timing of the CIC, if consummated, and the Termination Date, the fact that Mr. Kanter has not started the process to name a successor or take other actions required for a Structured Retirement means that no Structured Retirement will occur prior to the potential CIC.

The proposed merger would constitute a CIC under the Amended Employment Agreement and the LTIP. For an estimate of the value of the severance payments and benefits that would be payable to Mr. Kanter upon a Qualifying Termination in connection with a CIC under the Amended Employment Agreement, see the section entitled “Quantification of Payments and Benefits to DXL’s Named Executive Officers in Connection with the Merger” below.

Employment Agreements with Named Executive Officers (Other than the CEO)

DXL has employment agreements with each of Messrs. Stratton, Gaeta, and Molloy and Ms. Surette (collectively, the “NEO Employment Agreements”). In accordance with the NEO Employment Agreements, if any of the executive officers experiences a termination without “justifiable cause” or for “good reason” (each, a “Qualifying Termination”) within one (1) year following a CIC, the named executive officer will receive twelve (12) months of the executive’s base salary. For Mr. Stratton and Mr. Molloy, this is the highest base salary in effect at any time during the six-month period ending on a CIC, for Mr. Gaeta and Ms. Surette, this is base salary in effect at the time of termination, in each case generally paid in a single payment within thirty (30) days after termination, subject to and conditioned upon the execution of a general release. Payments made under this provision are to be reduced if and to the extent necessary to avoid any payments or benefits to the executive being treated as “excess parachute payments” within the meaning of Section 280G(b)(i) of the Code.

The proposed merger would constitute a CIC under the NEO Employment Agreements and the LTIP. For an estimate of the value of the severance payments and benefits that would be payable to Messrs. Stratton, Gaeta, and Molloy and Ms. Surette upon a Qualifying Termination in connection with a CIC under the NEO Employment Agreements, see the section entitled “Quantification of Payments and Benefits to DXL’s Named Executive Officers in Connection with the Merger” below.

Employment Agreements with Executive Officers who are not Named Executive Officers

DXL entered into employment agreements with Stacey Jones as Chief Human Resources Officer on February 21, 2021 and with John F. Cooney as Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller on March 6, 2022 (together, the “Executive Officer Employment Agreements”). The Executive Officer Employment Agreements provide that the term of the agreements will continue until otherwise terminated by either party. Pursuant to the Executive Officer Employment Agreements, base salaries are subject to periodic review and adjustments. Ms. Jones currently receives an annual base salary of $377,500 and Mr. Cooney currently receives an annual base salary of $320,000. Both Ms. Jones and Mr. Cooney receive an annual $8,400 car allowance.

Pursuant to the Executive Officer Employment Agreements, Ms. Jones and Mr. Cooney are eligible to participate in the AIP. Ms. Jones and Mr. Cooney are also eligible to participate in the LTIP at a target bonus equal to a specific percentage of their annual base salary in effect on their effective date of participation, which is 70% for Ms. Jones and 50% for Mr. Cooney. Pursuant to the terms of the LTIP, 50% of any award will be time-based compensation and 50% will be performance-based compensation.

In accordance with the Executive Officer Employment Agreements, if either Ms. Jones or Mr. Cooney experiences a Qualifying Termination within one (1) year following a CIC, each will receive twelve (12) months of their base salary in effect at the time of termination, in each case generally paid in a single payment within thirty (30) days after termination, subject to and conditioned upon the execution of a general release. Payments made under this provision are to be reduced if and to the extent necessary to avoid any payments or benefits to the executive being treated as “excess parachute payments” within the meaning of Section 280G(b)(i) of the Code.

The proposed merger would constitute a CIC under the Executive Officer Employment Agreements and the LTIP. The estimated aggregate amount that would be realized by Ms. Jones and Mr. Cooney, who are not named executive officers, upon a Qualifying Termination in connection with a CIC under the Executive Officer Employment Agreements is $697,500.

DXL Long-Term Incentive Plan

The LTIP consists of a combination of time-based and performance-based awards (collectively, the “LTIP Awards”) for which payouts may consist of cash or equity or both. All LTIP Awards have been granted under the 2016 plan. Participants in the LTIPs are eligible to receive awards based on their “Target Cash Value,” which is defined as the participant’s annual base salary multiplied by his or her LTIP percentage.

The time-based portion of the LTIP (the “Time-Based LTIP Awards”), which represents 50% of the potential target payout, is made in a combination of cash and equity, which has historically consisted of restricted stock units (“RSUs”) or stock options. The Time-Based LTIP Awards vest equally over a four (4)-year period where the first tranche vests on the later of (i) April 1 immediately following the end of the first year of the performance period to which the award relates or (ii) the first anniversary of the date of grant (whichever applicable, the “Time-Vesting Date”) and then the second, third and fourth tranches vest on the second, third and fourth anniversaries of the Time Vesting Date, as applicable.

The performance-based portion of the LTIP (the “Performance-Based LTIP Awards”), which represents the remaining 50% of the potential target payout, are awards that vest based on financial metric(s) measured over a three (3)-year performance cycle. The current outstanding Performance-Based LTIP Awards under the 2024-2026 LTIP and the 2025-2027 LTIP, each of which approximate $2.4 million at target, will be granted at the end of the respective performance periods if the performance targets are achieved. Through the end of the first quarter of fiscal 2026, there was no accrual for performance under either LTIP. In the event the merger is consummated, the Performance-Based LTIP Awards under the 2024-2026 LTIP and the 2025-2027 LTIP (a) will be cancelled and paid out on a pro rata basis, equal to the product of (i) the earned amount of the award based on actual achievement of the applicable performance metrics through the latest practicable date prior to the closing of the merger and (ii) a fraction, the numerator of which is the number of calendar days elapsed from the first day of the performance period to the closing of the merger and the denominator of which is the total number of calendar days in the applicable performance period and (b) the payment will be made in a combination of cash (up to a maximum aggregate value of $1.4 million) and the remainder will be issued in shares of DXL common stock.

The Time-Based LTIP Awards that are issued and outstanding immediately prior to a CIC will remain in place after a CIC and continue to vest in accordance with their terms. If the merger is consummated, upon the CIC, the executive officers will have Time-Based LTIP Awards outstanding in the 2023-2025 LTIP, 2024- 2026 LTIP and the 2025 –2027 LTIP (the “Current LTIP Awards”).

The LTIPs include a “Structured Retirement” provision, which provides an opportunity for greater vesting upon retirement where the executive officer assists DXL in ensuring the succession of the executive’s position within DXL prior to the executive’s retirement. In order to be eligible to participate in a Structured Retirement, (i) the executive must terminate employment after meeting the age and service requirements set forth in the LTIP (which requires, at minimum, that the executive has attained age 59 and completed at least three (3) years of service in the case of the CEO, or five (5) years of service for other executives), (ii) the Compensation Committee must confirm through proper corporate action that the executive has met all of the succession planning objectives set by the Compensation Committee, (iii) the executive must continue to work until the date required by the Compensation Committee (which may not be more than sixty (60) days after the Compensation Committee confirms that the objectives have been met), and (iv) the executive must execute a release of claims in favor of DXL. The final determination as to whether the requirements of a Structured Retirement have been met is in the sole discretion of the Compensation Committee.

With respect to the Time-Based LTIP Awards, if an executive officer experiences a Qualifying Termination within six (6) months before or eighteen (18) months after a CIC, if (i) the respective LTIP performance period has ended on or before the potential CIC, any unvested equity and cash awards shall immediately vest, and to the extent the portion of the Participant’s Award(s) that is attributable to a Time-Based LTIP Award for a performance period that ended on or before such CIC had not yet vested or been paid to the Participant shall immediately vest; (ii) the respective LTIP performance period has not ended on or before the potential CIC and if such portion of the Time-Based LTIP Award is not assumed by the acquirer or converted into a new award, a pro-rata vesting of any unvested equity and cash awards shall immediately vest, based on the number of days from the start of the respective performance period to a CIC over the total days of the performance period.

The proposed merger, if consummated, would constitute a CIC for purposes of the LTIP.

The estimated value, if target is met, of the Performance-Based LTIP Awards to be cancelled and paid out with respect to each of Messrs. Kanter, Stratton, Gaeta, and Molloy and Ms. Surette is included in the table below. Additionally, the estimated value of the Time-Based LTIP Awards, which would be paid on a Qualifying Termination, is also included in the table below.

The estimated aggregate value, if target is met, of the Performance-Based LTIP Awards to be cancelled and paid out with respect to the two DXL executive officers who are not named executive officers is $229,270, assuming target. Additionally, the estimated aggregate value of the Time-Based LTIP Awards, which would be paid on a Qualifying Termination with respect to the two DXL executive officers who are not named executive officers is $63,065 in cash and $25,005 in RSUs. These amounts were determined using the assumptions set forth in the section entitled “Quantification of Payments and Benefits to DXL’s Named Executive Officers in Connection with the Merger.” As a result of such assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by DXL executive officers who are not named executive officers may materially differ from the amounts set forth above.

Kanter Performance Stock Units

Mr. Kanter was granted 573,000 performance stock units (“PSUs”) on August 11, 2023. The award consists of nine tranches, with the first tranche vesting if and when the 30-day volume-weighted closing price of DXL common stock is equal to or greater than $6.50 per share and subject to Mr. Kanter’s continuous employment through each vesting date. Each subsequent tranche will vest upon achievement of the 30-day volume-weighted closing price of DXL common stock in $0.25 increments with the ninth tranche vesting when such price is equal to or greater than $8.50 per share. All 573,000 PSUs remain outstanding and, if unvested, will expire on August 11, 2026.

To date, none of the PSUs have vested. If the proposed merger is consummated and the closing price of the merger equals or exceeds one or more of the average share price vesting thresholds in the PSU award, then any outstanding PSU shares as of the date of a CIC would 100% vest to the same extent as if the average share price had been achieved as of the date of a CIC. However, even if the merger is consummated, the current expected closing merger price is not expected to achieve nor exceed the lowest average share price vesting thresholds and, therefore, no PSU-related payment would be expected to be made on the CIC. In the event Mr. Kanter experiences a Qualifying Termination prior to the CIC (and prior to the Termination Date) and the CIC occurs within thirty (30) days following such Qualifying Termination and the CIC price is at or above any of the vesting threshold share values (which is not expected to occur), any unvested portion of the PSU award will vest based on the higher of performance through the Qualifying Termination and the CIC price.

Except as described above, no additional compensation that is based on or otherwise relates to the merger would be payable to the executive officers.

Quantification of Payments and Benefits to DXL’s Named Executive Officers in Connection with the Merger

The following table provides estimates of single trigger and double trigger CIC payments to the DXL named executive officers if the merger is consummated. The “CIC Payment” is a single trigger payment that would be made if the CIC is consummated. The amounts shown below assume, if the merger occurs, (i) the CIC occurred on July 6, 2026, (ii) a stock price of $1.08 (the average closing price per share of DXL common stock during the first five (5) days following the merger announcement), (iii) performance through the CIC as described herein, and (iv) continued employment through the CIC unless otherwise noted. All amounts are estimates. The calculations in the table do not include amounts that DXL’s named executive officers were already vested in as of the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

If the CIC is consummated after the Termination Date, Mr. Kanter would not receive any payments and the amounts for Mr. Kanter in the chart below would be zero.

For purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the merger and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the merger and a qualifying termination of employment.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Harvey S. Kanter(4)	$4,613,240	$115,180	$30,416	$4,758,836
Peter H. Stratton, Jr.	$795,001	$29,645		$824,646
Anthony J. Gaeta	$646,288	$21,854		$668,142
Robert S. Molloy	$626,835	$21,868		$648,703
Allison Surette	$607,878	$20,976		$628,854

(1)

The “Cash” column includes, for each named executive officer and as further detailed in the table below, the (i) the estimated value of the unvested cash Performance-Based LTIP Awards, assuming target, that will be cancelled and paid out, on a pro-rata basis, based on actual achievement through the potential CIC (which amounts are “single-trigger”), (ii) a cash severance payment equal to one (1) times base salary (except for Mr. Kanter, the cash severance payment is equal to two (2) times base salary, plus two (2) times current AIP at target), which amounts are “double-trigger”, and (iii) a cash payment for the pro rata vesting of unvested cash Time-Based LTIP Cash Awards, which amounts are “double-trigger”. For purposes of this table, we are assuming the actual achievement of the performance targets under the Performance-based LTIP Awards will be at target; however, based on current performance it is unlikely that the respective performance targets under either LTIP will be achieved.

Name	Performance-Based LTIP Award	Cash Severance	Time-Based LTIP Cash Awards	Total Cash
Harvey S. Kanter	$929,244	$3,400,000	$283,996	$4,613,240
Peter H. Stratton, Jr.	$238,177	$484,210	$72,614	$795,001
Anthony J. Gaeta	$182,063	$412,000	$52,225	$646,288
Robert S. Molloy	$175,691	$397,580	$53,564	$626,835
Allison Surette	$170,684	$386,250	$50,944	$607,878

(2)

The “Equity” column includes the estimated value of the unvested equity-based Time-Based LTIP Awards under DXL’s 2023-2025 LTIP, 2024-2026 LTIP and 2025-2027 LTIP that will vest, on a pro rata basis, in accordance with the terms of the LTIP, as described above, if an executive officer experiences a Qualifying Termination within six (6) months prior or eighteen (18) months following a CIC. Such amounts are “double-trigger”. Additionally, if the merger is consummated and if the closing price on the closing date of the merger equals or exceeds one or more of the average share price vesting thresholds in Mr. Kanter’s PSUs, then any outstanding PSUs will fully vest to the same extent as if the average DXL share price had been achieved as of the date of the CIC. Such amount is “single-trigger”. Using the average of the closing share price during the first five (5) business days following the merger announcement, which is $1.08, below all applicable thresholds, these PSUs are not expected to vest and so the estimated value of those awards is $0 and are not included in the table and values above.
(3)	The “Perquisites/Benefits” column includes, for Mr. Kanter, one-year of subsidized COBRA coverage under DXL’s health plan, which amount is “double-trigger”.
(4)

On May 11, 2026, DXL notified Mr. Kanter that it does not intend to renew his Amended Employment Agreement. This notification was provided in accordance with Mr. Kanter’s expressed desire to retire, and as required by his Employment Agreement. Accordingly, Mr. Kanter’s Amended Employment Agreement will expire and his employment with DXL will terminate on August 11, 2026.

Accounting Treatment

If the merger is consummated, the merger would be treated by DXL as a reverse acquisition under U.S. generally accepted accounting principles (“GAAP”). For accounting purposes, FBB would be considered to be the accounting acquirer in this transaction even though DXL would be the legal acquirer.

Federal Securities Law Consequences; Resale Restrictions

If the merger is consummated, the issuance of DXL common stock in the merger to FBB stockholders would be effected by means of a private placement, which is exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and such shares would be “restricted securities”. The shares issued in connection with the merger would not be registered under the Securities Act upon issuance and would not be freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. FBB represented and warranted to DXL in the merger agreement provides that the number of unaccredited investors is less than thirty (30). Additionally, the shares of DXL common stock issued in the merger to certain of FBB stockholders would be subject to the resale restrictions under the lock-up agreements, as further described in the section entitled “Agreements Related To The Merger”.

Material U.S. Federal Income Tax Consequences of the Merger and the Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax considerations of the merger and the reverse stock split that would be expected to apply generally to U.S. Holders (as defined below) of DXL common stock. This summary is based upon current provisions of the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to DXL or its stockholders as described in this summary. No ruling from the U.S. Internal Revenue Service, or the IRS, has been or will be requested in connection with the merger or the reverse stock split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

No attempt has been made to address all U.S. federal income tax consequences of the merger or the reverse stock split that may be relevant to particular U.S. Holders, including holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iii) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction”, “synthetic security”, integrated investment or any risk reduction strategy; (iv) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities; (v) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vi) who hold their shares through individual retirement or other tax-deferred accounts; (vii) who have a functional currency for United States federal income tax purposes other than the U.S. dollar, (viii) who are required under Section 451(b) of the Code to conform the timing of their income to their financial statements; or (ix) who acquired their shares of DXL common stock through the exercise of convertible securities or in a transaction subject to the gain rollover provisions of Section 1045 of the Code.

In addition, the following discussion does not address state, local or non-U.S. tax consequences of the merger or the reverse stock split, the Medicare tax on net investment income, U.S. federal estate and gift tax, the alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. The discussion generally assumes that for U.S. federal income tax purposes, neither the merger nor the reverse stock split will be integrated or otherwise treated as part of a unified transaction with any other transaction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of DXL common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is (or is treated as) a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

HOLDERS OF DXL COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER AND REVERSE STOCK SPLIT UNDER STATE, LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Consequences of the Merger

Because of the form of the merger, U.S. Holders of DXL common stock, as of immediately prior to the merger, would not sell, exchange or dispose of any shares of DXL common stock as a result of the merger. Thus, there would be no material U.S. federal income tax consequences to DXL stockholders as a result of the merger.

U.S. Federal Income Tax Consequences of the Reverse Stock Split

DXL stockholders should not recognize gain or loss as a result of the reverse stock split. The aggregate adjusted tax basis in the shares of DXL common stock received pursuant to the reverse stock split should equal the aggregate adjusted tax basis of the shares of DXL common stock exchanged therefor, and each DXL stockholder’s holding period for the shares of DXL common stock received pursuant to the reverse stock split will include the holding period in the shares of DXL common stock exchanged therefor. DXL stockholders that acquired DXL common stock on different dates or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

THE SPECIAL MEETING

Date, Time and Place

The special meeting of DXL stockholders will be held at the corporate offices of DXL located at 555 Turnpike Street, Canton, Massachusetts 02021, at [●] a.m., Eastern Time on [●], 2026.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on the following proposals:

1.

To approve the issuance of shares of DXL common stock as the merger consideration pursuant to the terms of the merger agreement and the resulting “change of control” under the Nasdaq rules (“proposal 1” or “issuance proposal”);

2.

To approve and adopt an amendment to the restated certificate of incorporation of DXL to effect a reverse stock split at a ratio of not less than 1-for-2 and not more than 1-for-30 pursuant to the amendment set forth in Section 1 on Annex C to this proxy statement (“proposal 2” or “reverse stock split proposal”);

3.

To approve and adopt an amendment to the Second Amended and Restated 2016 Incentive Compensation Plan to (a) increase the total number of shares of DXL common stock available for issuance under the 2016 plan by 13,500,000 shares; (b) increase the total number of shares of DXL common stock available for issuance upon the exercise of incentive stock options granted under the 2016 plan by 13,500,000 shares; (c) change the share fungible rate from 1.9 shares to 1.5 shares; and (d) remove the annual per participant limitations with respect to the share amount and/or dollar value of awards that can be granted under the 2016 plan (“proposal 3” or “2016 plan proposal”); and

4.

To approve an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies with respect to the issuance proposal, the reverse stock split proposal and/or the 2016 plan proposal (“proposal 4” or “adjournment proposal”).

The DXL Board unanimously recommends that DXL stockholders vote (i) “AGAINST” the issuance proposal, (ii) “FOR” the reverse stock split proposal, (iii) “FOR” the 2016 plan proposal, and (iv) “FOR” the adjournment proposal.

Approval of the issuance proposal is a condition to the completion of the merger. Although approval of the reverse stock split proposal is not expressly stated in the merger agreement as a condition to the completion of the merger, the merger agreement does include a condition to the merger that the DXL common stock to be issued as merger consideration be authorized for listing on Nasdaq, subject to official notice of issuance. In order to consummate the merger with FBB, DXL must satisfy the Nasdaq initial listing standards, which require, among other things, a minimum bid price of $4.00 per share. On [●], 2026, the last practicable date before the printing of the proxy statement, the closing price per share of DXL common stock as reported on Nasdaq was $[●] per share. Accordingly, although not expressly stated in the merger agreement as a condition precedent to the completion of the merger, approval of the reverse stock split proposal is expected to be necessary to enable DXL to meet the minimum bid price requirement for Nasdaq listing and to satisfy the related Nasdaq-listing condition to the completion of the merger. In addition, regardless of whether the issuance proposal is approved and the merger is consummated, the reverse stock split proposal is imperative to provide DXL with flexibility to regain and maintain compliance with the minimum bid price requirement for continued listing on Nasdaq. If DXL is unable to regain and maintain compliance with Nasdaq listing standards, DXL common stock would become subject to delisting, which would adversely affect the liquidity and marketability of DXL common stock. Approval of the 2016 plan proposal and the adjournment proposal is not a condition to the completion of the merger with FBB. However, the DXL Board believes approval of the 2016 plan proposal is important to ensure that a sufficient number of shares of DXL common stock are available for issuance to participants under the 2016 plan to support DXL’s ongoing compensation programs, regardless of whether the merger is consummated.

Record Date; Shares Outstanding and Entitled to Vote

The DXL Board has fixed [●], 2026 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of DXL common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, DXL had [●] shares of DXL common stock outstanding and entitled to vote at the special meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Quorum

Under the Fourth Amended and Restated By-Laws of DXL (the “By-Laws”), the holders of a majority of the shares of DXL common stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, then the affirmative vote of a majority of the votes cast by DXL stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time. The inspector of election appointed for the special meeting will determine whether a quorum is present. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

If a beneficial owner of shares held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. If the organization that holds the beneficial owner’s shares does not receive instructions from such stockholder on how to vote its shares on any proposal to be voted on at the special meeting, that bank, broker or other nominee will inform the inspector of election at the special meeting that it does not have authority to vote on any proposal at the special meeting with respect to such shares, and, furthermore, such shares will be deemed to be in attendance at the meeting. This is generally referred to as a “broker non-vote”. However, if the bank, broker or other nominee receives instructions from such stockholder on how to vote its shares as to at least one proposal but not all of the proposals, the shares will be voted as instructed on any proposal which voting instructions have been given but will not be voted on the other, uninstructed proposal(s).

How to Vote Your Shares

If you hold your shares in your own name, you may submit a proxy by telephone, via the internet or by mail or vote by attending the special meeting and voting during the special meeting.

•

Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m., Eastern Time on [●], 2026 by calling the toll-free telephone number on the accompanying proxy card and following the recorded instructions.

•

Submitting a Proxy via the internet: You can submit a proxy via the internet until 11:59 p.m., Eastern Time on [●], 2026 by accessing the web site listed on the accompanying proxy card and following the instructions.

•

Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. The envelope requires no additional postage if mailed in the United States. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow the instructions from the holder of record carefully.

How to Change Your Vote

The proxy accompanying this proxy statement is solicited on behalf of the DXL Board for use at the special meeting.

Any DXL stockholder of record voting by proxy, other than those DXL stockholders who have executed a voting agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the special meeting by:

•	Re-submitting your vote via the Internet or by telephone, by 11:59 p.m., Eastern Time, on [●], 2026;

•	Submitting another properly completed proxy card bearing a later date which is received prior to the meeting date;

•	Attending the special meeting, notifying the corporate secretary and voting by ballot at the special meeting; or

•

Submitting a written notice that you are revoking your proxy. The notice must be sent to 555 Turnpike Street, Canton, Massachusetts 02021, Attention: Secretary, and must be received before your DXL common stock has been voted at the special meeting.

If a stockholder of DXL has instructed a broker to vote its shares of DXL common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

Proxies; Counting Your Vote

A majority of the issued and outstanding shares entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum at the special meeting. Abstentions and broker non-votes will be included in determining the number of shares present and entitled to vote at the meeting for the purpose of determining the presence of a quorum. Stockholders shall have one vote for each share of stock entitled to vote owned by them as of the record date. Assuming the presence of a quorum at the meeting:

•

Approval of the issuance proposal requires the affirmative vote of a majority of the votes cast by DXL stockholders. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the issuance proposal, it will have no effect on the outcome of the proposal.

•

Approval of the reverse stock split proposal requires the affirmative vote of a majority of the votes cast by DXL stockholders. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the reverse stock split proposal, it will have no effect on the outcome of the proposal.

•

Approval of the 2016 plan proposal requires the affirmative vote of a majority of the votes cast by DXL stockholders. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the 2016 plan proposal, it will have no effect on the outcome of the proposal.

•

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by DXL stockholders. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, it will have no effect on the outcome of the proposal.

Appraisal Rights

DXL stockholders are not entitled to appraisal rights in connection with the merger.

Voting by DXL’s Directors and Certain Stockholders

Certain DXL stockholders, including the directors and chief financial officer of DXL, own approximately [●]% of DXL’s outstanding common stock as of the record date and are subject to voting agreements, pursuant to which each such stockholder agreed to vote such stockholder’s shares of DXL common stock in favor of the transactions contemplated by the merger agreement. These voting agreements were entered into in connection with the execution of the merger agreement, prior to the DXL Board’s ongoing evaluation of the merger and updated determination to recommend that DXL stockholders vote against the issuance proposal. The voting agreements remain binding on the stockholders subject thereto, notwithstanding the updated position of the DXL Board, unless and until they terminate in accordance with their terms. Certain of the voting agreements also grant FBB designees an irrevocable proxy and power of attorney, exercisable in specified circumstances if a stockholder party fails to vote in accordance with the applicable voting agreement, to vote the covered shares in accordance with its terms. Please see the section entitled “Agreements Related To The Merger”.

Solicitation of Proxies

DXL and FBB will equally share the cost of the printing and filing of this proxy statement and the fees paid to a financial printer or the SEC. DXL will pay any other fees and expenses incurred by it. DXL and FBB may use the services of its directors, officers and other employees to solicit proxies from DXL stockholders without additional compensation. DXL has also retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $17,500, plus the reimbursement of out-of-pocket expenses incurred by it on DXL’s behalf. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of DXL common stock for the forwarding of solicitation materials to the beneficial owners of DXL common stock. Upon request of the record holders, DXL will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The merger agreement has been attached to this proxy statement to provide you with information regarding its terms. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. DXL urges you to carefully read the merger agreement in its entirety as it is the legal document governing the merger.

The merger agreement contains representations and warranties that DXL and the merger subsidiary, on the one hand, and FBB, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if such statements made in the representations and warranties prove to be incorrect. In addition, the assertions made in the representations and warranties are qualified by the information in confidential disclosure schedules exchanged by the parties in connection with the signing of the merger agreement. While DXL and FBB do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about DXL, FBB or the merger subsidiary, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between DXL and the merger subsidiary, on the one hand, and FBB, on the other hand, and are modified by the disclosure schedules.

Structure of the Business Combination

On the terms and subject to the conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, the merger subsidiary, a wholly owned direct subsidiary of DXL, would merge with and into FBB, with FBB continuing as the surviving corporation in the merger and a wholly owned subsidiary of DXL.

Effects of the Merger; Certificate of Incorporation; By-Laws

The merger would have the effects set forth in the merger agreement and as specified in the applicable provisions of Delaware law. From and after the effective time of the merger, all property, rights, privileges, immunities, powers, franchises, licenses and authority of FBB and the merger subsidiary would vest in FBB as the surviving corporation, and all debts, liabilities, obligations, restrictions and duties of FBB and the merger subsidiary would become the debts, liabilities, obligations, restrictions and duties of FBB as the surviving corporation.

As of the effective time of the merger, the certificate of incorporation of FBB would be amended and restated in its entirety and would be the certificate of incorporation of the surviving corporation.

At the effective time of the merger, the bylaws of the surviving corporation would be amended and restated to conform to the bylaws of merger subsidiary that is in effect immediately prior to the effective time of the merger, which would conform with the rights and responsibilities of the surviving corporation under the merger agreement, including those rights and responsibilities related to director and officer indemnification and insurance.

Directors and Executive Officers of the Combined Company Following the Merger

At the effective time of the merger, the board of directors of the combined company would be composed of nine members, with four such members designated by DXL, four such members designated by FBB, and one such member mutually agreed to by both DXL and FBB. Jim Fogarty would serve as the Chief Executive Officer and Peter H. Stratton, Jr. would serve as the Chief Financial Officer of the combined company. The other officers of DXL at the effective time would be those mutually agreed by DXL and FBB through a process overseen by Mr. Fogarty in consultation with the directors designated by each of DXL and FBB for the combined company. The directors and officers of the combined company would hold office in accordance with the restated certificate of incorporation, as amended, of the combined company until their earlier resignation or removal or until their respective successors are duly elected or appointed and qualified.

Closing of the Merger; Effective Time

Unless earlier terminated in accordance with the terms of the merger agreement, the closing of the merger would take place on the third (3rd) business day following the satisfaction or (to the extent permitted by law) waiver of all of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions), or at such other place, time and date agreed to in writing by DXL and FBB, in accordance with the terms of the merger agreement.

The merger would become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or such later date and time as may be specified in the certificate of merger in accordance with Delaware law.

Merger Consideration

At the effective time of the merger, each share of FBB common stock outstanding immediately prior to the effective time of the merger (other than (i) “Excluded Shares”, (ii) “Appraisal Shares”, and (iii) “Unaccredited Investor Shares”) would be converted into the right to receive that number of fully paid and nonassessable shares of DXL common stock equal to the exchange ratio (as described below).

No fractional shares of DXL common stock would be issued in connection with the merger. Any and all fractional shares of DXL common stock that a holder of FBB common stock would otherwise be entitled to receive pursuant to the merger agreement would be aggregated and would be rounded up to the nearest whole number of shares of DXL common stock.

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“Excluded Shares” means shares of FBB capital stock directly owned by (i) FBB as treasury stock or otherwise, (ii) DXL or merger subsidiary, or (iii) any subsidiary of FBB, DXL or merger subsidiary immediately prior to the effective time of the merger. At the effective time of the merger, all Excluded Shares would be cancelled and cease to exist, and no consideration would be delivered in exchange therefor.

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“Appraisal Shares” means shares of FBB capital stock that are issued and outstanding immediately prior to the effective time of the merger (other than the Excluded Shares) that are held by holders who have not voted in favor of or consented to the adoption of the merger agreement who have properly exercised their appraisal rights. At the effective time of the merger, the Appraisal Shares (if any) would not be converted into the right to receive the merger consideration, and holders of any Appraisal Shares would be entitled to receive payment of the fair value of Appraisal Shares in accordance with Delaware law, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under Delaware law. If, after the effective time of the merger, any such holder fails to perfect or effectively withdraws or loses such rights, the Appraisal Shares would be treated as if they had been converted into, at the effective time of the merger, the right to receive the merger consideration (without any interest) and the surviving corporation would remain liable for payment of the merger consideration for such shares.

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“Unaccredited Investor Shares” means shares of FBB common stock held immediately prior to the effective time of the merger by a FBB stockholder that is an unaccredited investor. Immediately prior to the effective time of the merger, Unaccredited Investor Shares would be converted into the right to receive the cash consideration for the Unaccredited Investor Shares, without any interest thereon.

Exchange Ratio

The exchange ratio is defined as the new issuance of DXL shares divided by the number of FBB common stock issued and outstanding as of immediately prior to the effective time of the merger. The new issuance of DXL shares would be the number of shares equal to the fully diluted DXL shares multiplied by the quotient of fifty-five percent (55%) divided by forty-five percent (45%). The exchange ratio may be adjusted in certain limited circumstances relating to the capital structure of the parties.

Treatment of Unaccredited Investor Shares

Each share of FBB common stock held immediately prior to the effective time by an FBB stockholder that is an unaccredited investor would be converted into the right to receive cash (without any interest) equal to the product of (a) the exchange ratio and (b) the DXL stock price. The DXL stock price is the dollar value of the average of the daily volume-weighted average sales price per share of DXL common stock (as reported by Bloomberg L.P.) for each of the ten (10) consecutive trading days immediately preceding the trading day two (2) days before the closing date of the merger. No unaccredited investor would receive any stock consideration in the merger.

Treatment of FBB Equity Awards

Under the terms of the merger agreement, prior to the effective time of the merger, FBB may take all actions deemed necessary and permissible to permit and effectuate vesting, settlement and payment of any FBB restricted stock awards (including any accrued dividends or dividend equivalents thereon) held by employees of FBB.

Treatment of DXL Equity and Performance-Based Awards

Each share of DXL common stock, each option to purchase DXL common stock and each DXL restricted stock unit award that is issued and outstanding at the effective time of the merger would remain issued and outstanding and would be unaffected by the merger, other than adjustments for the reverse stock split and those shares subject to acceleration upon the consummation of the merger. The DXL performance stock unit award would be treated in accordance with its existing terms.

Each DXL performance-based award that is outstanding under the LTIP at the effective time of the merger (a) would be cancelled and paid out on a pro rata basis equal to the product of (i) the earned amount of the award based on actual achievement of the applicable performance metrics through the latest practicable date prior to the closing of the merger and (ii) a fraction, the numerator of which is the number of calendar days elapsed from the first day of the performance period to the closing of the merger and the denominator of which is the total number of calendar days in the applicable performance period and (b) the payment would be made in a combination of cash (up to a maximum aggregate value of $1.4 million) and the remainder in shares of DXL common stock. Based on current performance, it is unlikely that the respective performance targets under either LTIP would be achieved. The time-vested portion of the current LTIP awards would be treated in accordance with their existing terms following the effective time of the merger and would continue to vest accordingly.

Exchange and Payment Procedures

As soon as reasonably practicable after the effective time of the merger, DXL would cause the exchange agent to mail to each holder of record of FBB common stock entitled to receive the merger consideration a letter of transmittal which would include instructions for effecting the surrender of certificates or book-entry shares representing FBB common stock in exchange for the merger consideration. Upon proper surrender, the holder of the certificate or book-entry share would be entitled to receive either (i) the cash consideration for the Unaccredited Investor Shares or (ii) a physical certificate or uncertificated book entry representing the number of whole DXL common stock that such holder has the right to receive, together with a check representing any dividends or distributions that the holder has the right to receive, and the surrendered certificate or book-entry share would be immediately cancelled. No interest would be paid or would accrue on any cash payable upon surrender of any certificate or book entry-share.

All merger consideration issued or paid upon surrender of such certificates or book-entry shares would be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of FBB common stock. From and after the effective time of the merger, all holder of FBB common stock would cease to have any rights as stockholders of FBB, other than the right to receive the merger consideration and any dividends or other distributions that holders have the right to receive upon surrender of such certificates of book-entry shares (without interest) and the share registry of FBB would be closed with respect to all FBB common stock outstanding immediately prior to the effective time of the merger.

From and after the effective time of the merger, there would be no further registration of transfers on the share registry of the surviving corporation of FBB common stock that were outstanding immediately prior to the effective time of the merger and FBB common stock outstanding immediately prior to the effective time of the merger would, from and after the effective time of the merger, be deemed to evidence only the right to receive the allocable merger consideration in accordance with the terms of the merger agreement. If, after the effective time of the merger, any certificates or book entry-shares formerly representing FBB common stock are presented to DXL, the surviving corporation or the exchange agent for any reason, such certificates or book entry-shares would be canceled and exchanged, as provided in the merger agreement.

None of DXL, merger subsidiary, FBB or the exchange agent would be liable to any person for any portion of the exchange fund or the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Each of DXL, the exchange agent, or anyone on their behalf would be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any person pursuant to the merger agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable tax law.

Termination of Exchange Fund

At or prior to the effective time of the merger, DXL would deposit the DXL common stock (in certificated or book-entry form) with the exchange agent in the exchange fund, for the benefit of holders of FBB common stock certificates or book-entry shares, to be delivered as merger consideration. Any portion of the exchange fund that remains unclaimed or undistributed by the date that is twelve (12) months after the effective time of the merger would be delivered to DXL, upon demand. Any holder of FBB common stock certificates or book-entry shares would thereafter only look to DXL for satisfaction of its claim for the merger consideration and any cash in respect of dividends or distributions that the holder has the right to receive.

Lost, Stolen or Destroyed Certificates

If any certificate representing FBB common stock have been lost, stolen or destroyed, upon making an affidavit by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the exchange agent, the posting of a bond (as indemnity against any claim that may be made against it with respect to such certificate), the exchange agent would deliver, in exchange for such lost, stolen or destroyed certificate, the merger consideration and any cash in respect of any dividends or distributions that the holder has the right to receive.

Representations and Warranties

The merger agreement contains customary and substantially reciprocal representations and warranties of DXL and the merger subsidiary, on the one hand, and FBB, on the other, that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure schedules and, in the case of the representations and warranties of DXL, are also qualified, in some cases, by certain reports, registrations, schedules, forms, statements and other documents filed by DXL before December 9, 2025 (excluding forward-looking disclosures contained in the “Forward-Looking Statements” and “Risk Factors” sections of such reports, and any other statements or disclosures that are similarly predictive or forward looking in nature).

The reciprocal representations and warranties relate to, among other things:

•	corporate organization;

•	capitalization;

•	authority;

•	no violation;

•	consents and approvals;

•	financial statements;

•	advisors’ fees;

•	absence of certain changes or events;

•	legal proceedings;

•	taxes and tax returns;

•	employee benefit plans;

•	labor and employment;

•	internal control;

•	compliance with laws;

•	licenses;

•	material contracts;

•	environmental liability;

•	takeover laws;

•	accuracy of information;

•	affiliate transactions;

•	intellectual property;

•	title to assets;

•	real property;

•	leasehold;

•	anti-corruption laws;

•	insurance;

•	no other representations or warranties; and

•	non-reliance.

DXL and the merger subsidiary made additional representations and warranties to FBB relating to:

•	reports; and

•	fairness opinion.

FBB made additional representations and warranties to DXL and the merger subsidiary relating to:

•	pre-closing investment; and

•	FBB stockholders.

None of the representations, warranties, covenants and agreements in the merger agreement would survive the effective time of the merger.

Conduct of Business Pending the Merger

Pursuant to the terms of the merger agreement, each of DXL and FBB agreed that, except (i) as required by law, (ii) as expressly contemplated or permitted by the merger agreement, (iii) as set forth in the confidential disclosure schedules, (iv) certain necessary corporate actions of FBB required under the merger agreement, or (v) as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), that during the period from after the date of the merger agreement to the effective time of the merger or the earlier termination of the merger agreement, it will, and will cause each of their respective subsidiaries to, use commercially reasonable efforts to:

•	conduct its business solely in the ordinary course of business consistent with past practice;

•	keep available the services of current officers and employees; and

•	maintain and preserve intact its business organization and advantageous business relationships.

In addition, DXL and FBB agreed that, except (i) as required by law, (ii) as expressly contemplated by the merger agreement, (iii) as set forth in its confidential disclosure schedule, or (iv) consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will not permit any of its subsidiaries to:

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incur any indebtedness in excess of $250,000 in the aggregate, or make any loan or advance to any person (other than advances of expenses to employees in the ordinary course of business) or enter into any swap or hedging transaction, subject to certain exceptions in the case of FBB;

•	make, declare or pay any dividend, or make any other distribution (including interest) on, or directly or indirectly redeem, purchase or otherwise acquire, any equity interests;

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reclassify, combine, split, subdivide or issue, deliver, sell, grant, pledge (other than equity interests that are required to be pledged in accordance with any existing loan document) or otherwise encumber or subject to any lien (i) any of its (or its subsidiaries’) equity interests or any of its voting debt or (ii) any rights that are linked in any way to the price of any share capital of, or to the value of or of any part of, or to any dividends or distributions paid on any share capital of, its (or its subsidiaries’) share capital;

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except as required under the terms of any benefit plan or contract that are in effect on the date of the merger agreement (i) materially increase the compensation or benefits of any of its directors, officers or employees, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities, (y) in the ordinary course of business consistent with past practice or (z) the payment of incentive compensation for completed performance periods, (ii) engage any independent contractor that is a natural person, subject to certain exceptions, (iii) enter into, establish, adopt, amend or terminate any benefit plan other than as required by applicable law or pursuant to the terms of such benefit plan as in effect on the date of the merger agreement, subject to certain exceptions, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any benefit plan, (v) terminate the employment or services of any restricted employee, other than for cause, (vi) hire or promote any individual who would be a restricted employee, other than as a replacement hire receiving substantially similar terms of employment as the departed employee, (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (viii) pay, grant or award any equity awards or other incentive awards, or (ix) loan or advance any money or other property to any current or former employee or other service provider (other than advances for reimbursable employee expenses in the ordinary course of business and in accordance with its expense reimbursement policies);

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recognize any union or other labor organization, certify any collective bargaining or similar contract, enter into any collective bargaining or similar contracts, appraise or oppose any union organizing campaign, file any unfair labor practice charges, or take any other action similar to the foregoing or in anticipation of the foregoing;

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effectuate (i) a “plant closing” (as defined in WARN or any similar applicable law) affecting any site of employment of one or more facilities or operating units within any site of employment or facility, or (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility;

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(i) sell, transfer, mortgage, encumber or otherwise dispose of any of its tangible properties or assets in any transaction or series of transactions to any person other than in the ordinary course of business consistent with past practice, or (ii) cancel, release or assign to any such person any material indebtedness or any material claim, other than in the ordinary course of business consistent with past practice;

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sell, transfer, assign, pledge, license, convey, subject to any lien (other than permitted liens) or otherwise dispose of any intellectual property rights, other than non-exclusive licenses granted to its (or its subsidiaries’) contractor or service provider in the ordinary course of business;

•	change or amend any of its (or its subsidiaries’) data privacy or information security policies or practices, except as required by applicable law;

•	enter into any new line of business;

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settle any claim, action or proceeding requiring payment of an amount in excess of $100,000 individually or $250,000 in the aggregate, or would obligate it or its subsidiary to admit any wrongdoing, to grant any material rights, to take any material action or impose any material restrictions or material liabilities on the business, or would not provide a full release from any and all liability arising in connection with any such claim, action or proceeding;

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other than in the ordinary course of business consistent with past practice, directly or indirectly make, or agree to directly or indirectly make, any acquisition or investment whether by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other person;

•	other than as set forth in the capex budget, make any capital expenditures in excess of $1,000,000 in the aggregate;

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(i) amend the charter, except as contemplated by the merger agreement, or (ii) in the case of DXL, otherwise take any action to exempt any person (other than FBB), or any action taken by any such person, from any takeover statute or similarly restrictive provisions of its organizational documents;

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(i) implement or adopt any material change in its tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable law or GAAP or regulatory guidelines or to consummate the transactions contemplated by the merger agreement or (ii) make, change or revoke any material tax election, except, in each case, in the ordinary course of business;

•	fail to keep or cause to be kept its material existing insurance policies (or substantial equivalents) in such amounts substantially as in force as of the date of the merger agreement; or

•	agree, commit, resolve or propose to take any of the actions prohibited by any of the foregoing.

Required Stockholder Vote

The issuance proposal, the reverse stock split proposal and the 2016 plan proposal each requires the affirmative vote of a majority of the votes cast by DXL stockholders at the special meeting. Approval of the issuance proposal is a condition to the completion of the merger. Although approval of the reverse stock split proposal is not expressly stated in the merger agreement as a condition to the completion of the merger, the merger agreement includes a condition to the merger that the DXL common stock to be issued as merger consideration be authorized for listing on Nasdaq, subject to official notice of issuance. In order to consummate the merger with FBB, DXL must satisfy the Nasdaq initial listing standards, which require, among other things, a minimum bid price of $4.00 per share. On [●], 2026, the last practicable date before the printing of the proxy statement, the closing price per share of DXL common stock as reported on Nasdaq was $[●] per share. Accordingly, although not expressly stated in the merger agreement as a condition precedent to the completion of the merger, approval of the reverse stock split proposal is expected to be necessary to enable DXL to meet the minimum bid price requirement for Nasdaq listing and to satisfy the related Nasdaq-listing condition to the completion of the merger. In addition, regardless of whether the issuance proposal is approved and the merger is consummated, the reverse stock split proposal is imperative to provide DXL with flexibility to regain and maintain compliance with the minimum bid price requirement for continued listing on Nasdaq. If DXL is unable to regain and maintain compliance with Nasdaq listing standards, DXL common stock would become subject to delisting, which would adversely affect the liquidity and marketability of DXL common stock. Accordingly, the DXL Board believes that approval of the reverse stock split proposal is necessary to support DXL’s ongoing capital markets profile and strategic flexibility, regardless of whether the merger is consummated. Approval of the 2016 plan proposal and the adjournment proposal is not a condition to the completion of the merger with FBB. However, the DXL Board believes approval of the 2016 plan proposal is important to ensure that a sufficient number of shares of DXL common stock are available for issuance to participants under the 2016 plan to support DXL’s ongoing compensation programs, regardless of whether the merger is consummated.

Board Recommendation

The merger agreement contains a representation by DXL that the DXL Board has determined to recommend, upon the terms and subject to the conditions set forth in the merger agreement, that DXL stockholders provide the required DXL stockholder vote. The merger agreement further provides that, subject to certain procedures set forth in the merger agreement and described below, neither the DXL Board nor any committee thereof will withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner materially adverse to FBB or which would prevent or delay consummation of the merger, the recommendation of the DXL Board that DXL stockholders provide the required DXL stockholder vote. Please see the section entitled “—Non-Solicitation of Acquisition Proposals”.

However, as described elsewhere in this proxy statement and previously announced, the DXL Board has, in accordance with the merger agreement, withdrawn its prior recommendation in favor of the merger and the issuance proposal and now recommends that stockholders vote “AGAINST” the issuance proposal.

Non-Solicitation of Acquisition Proposals

FBB has agreed that it will not, will cause its subsidiaries not to, and will cause each of its representatives not to, and on becoming aware of it will use its reasonable best efforts to stop any such person from continuing to, directly or indirectly:

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solicit, initiate or knowingly facilitate any communications, inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, an FBB Takeover Proposal (as described below);

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engage or otherwise participate in any communications, discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or for the purpose of facilitating, any inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, an FBB Takeover Proposal; or

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execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or any other agreement (other than an acceptable confidentiality agreement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any FBB Takeover Proposal.

FBB has agreed that it will, will cause its subsidiaries to, and will cause each of its representatives to immediately cease any solicitation, discussions or negotiations with any persons that may be ongoing with respect to an FBB Takeover Proposal, or any inquiry, request, proposal or offer that would reasonably be expected to lead to an FBB Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any person in connection with an FBB Takeover Proposal and immediately terminate all physical and electronic data room access previously granted to any such person, its subsidiaries or its representatives.

FBB has agreed to promptly (but in any event within forty-eight (48) hours) (i) notify DXL in writing in the event that FBB or any of its subsidiaries or representatives receives an FBB Takeover Proposal and (ii) provide to DXL (x) an unredacted copy of any FBB Takeover Proposal made in writing and unredacted copies of all other material written materials exchanged between FBB (or any of its subsidiaries or representatives) and such person (or any of its affiliates or its or their representatives) or otherwise received by FBB (or any of its subsidiaries or representatives or any stockholder of FBB) and (y) a written summary of all material terms and conditions of any such FBB Takeover Proposal if not made in writing. From and after such notification, FBB has agreed to keep DXL informed on a prompt basis (and in any event within forty-eight (48) hours) of any material developments with respect to any such FBB Takeover Proposal or any material substantive discussions or negotiations. FBB has agreed to not, and will cause its subsidiaries not to, enter into any confidentiality or similar agreement with any person that prohibits FBB from providing to DXL any of the information required to be provided to DXL under the merger agreement.

For purposes of the merger agreement “FBB Takeover Proposal” means, in each case other than an Excluded Transaction (as described below), any proposal or offer from any person or group with respect to, in a single transaction or series of related transactions, any (i) direct or indirect acquisition, lease, exchange, transfer, license, sublicense, sale or disposition of 20% or more of the consolidated assets of FBB and the FBB subsidiaries (based on the fair market value), (ii) direct or indirect acquisition or sale of outstanding or newly issued FBB common stock or other securities of FBB representing (after giving effect to such acquisition) 20% or more of the outstanding FBB common stock or of the outstanding voting power of FBB, or any other direct or indirect acquisition of 20% or more of the outstanding voting power of FBB, (iii) tender offer or exchange offer that if consummated would result, directly or indirectly, in any person or group (or the stockholders of any person or group) beneficially owning 20% or more of the outstanding FBB common stock or of the outstanding voting power of FBB or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving FBB or any FBB subsidiary which would result in any person or group (or the stockholders of any person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding voting power of FBB or of the surviving entity in a merger involving FBB or the resulting direct or indirect parent of FBB or such surviving entity (or outstanding options, rights or warrants to purchase, or outstanding securities convertible into or exchangeable for, securities representing such voting power).

For purposes of the merger agreement, “Excluded Transaction” means any direct or indirect acquisition or sale of outstanding or newly issued FBB common stock by FBB, including pursuant to the pre-closing investment.

DXL has agreed that it will not, will cause its subsidiaries not to, and will cause each of its representatives not to, and on becoming aware of it will use its reasonable best efforts to stop any such person from continuing to, directly or indirectly:

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solicit, initiate or knowingly facilitate any communications, inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, a DXL Takeover Proposal (as described below);

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engage or otherwise participate in any communications, discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or for the purpose of facilitating, any inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, a DXL Takeover Proposal; or

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execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or any other agreement (other than an acceptable confidentiality agreement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any DXL Takeover Proposal, which is referred to as a “DXL Acquisition Agreement”.

DXL has agreed that it will, will cause its subsidiaries to, and will cause each of its representatives to immediately cease any solicitation, discussions or negotiations with any persons that may be ongoing with respect to a DXL Takeover Proposal, or any inquiry, request, proposal or offer that would reasonably be expected to lead to a DXL Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any person in connection with a DXL Takeover Proposal and immediately terminate all physical and electronic data room access previously granted to any such person, its subsidiaries or its representatives.

DXL has agreed to promptly (but in any event within forty-eight (48) hours) (i) notify FBB in writing in the event that DXL or any of its subsidiaries or representatives receives a DXL Takeover Proposal and (ii) provide to FBB (x) an unredacted copy of any DXL Takeover Proposal made in writing and unredacted copies of all other material written materials exchanged between DXL (or any of its subsidiaries or representatives) and such person (or any of its affiliates or its or their representatives) or otherwise received by DXL (or any of its subsidiaries or representatives or any stockholder of DXL) and (y) a written summary of all material terms and conditions of any such DXL Takeover Proposal if not made in writing. From and after such notification, DXL has agreed to keep FBB informed on a prompt basis (and in any event within forty-eight (48) hours) of any material developments with respect to any such DXL Takeover Proposal or any material substantive discussions or negotiations. DXL has agreed to not, and will cause its subsidiaries not to, enter into any confidentiality or similar agreement with any person that prohibits DXL from providing to FBB any of the information required to be provided to FBB under the merger agreement.

For purposes of the merger agreement, a “DXL Takeover Proposal” means any proposal or offer from any person or group with respect to, in a single transaction or series of related transactions, any (i) direct or indirect acquisition, lease, exchange, transfer, license, sublicense, sale or disposition of 20% or more of the consolidated assets of DXL and the DXL subsidiaries (based on the fair market value), (ii) direct or indirect acquisition or sale of outstanding or newly issued DXL common stock or other securities of DXL representing (after giving effect to such acquisition) 20% or more of the outstanding DXL common stock or of the outstanding voting power of DXL, or any other direct or indirect acquisition of 20% or more of the outstanding voting power of DXL, (iii) tender offer or exchange offer that if consummated would result, directly or indirectly, in any Person or group (or the stockholders of any person or group) beneficially owning 20% or more of the outstanding DXL common stock or of the outstanding voting power of DXL or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving DXL or any DXL subsidiary which would result in any person or group (or the stockholders of any person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding voting power of DXL or of the surviving entity in a merger involving DXL or the resulting direct or indirect parent of DXL or such surviving entity (or outstanding options, rights or warrants to purchase, or outstanding securities convertible into or exchangeable for, securities representing such voting power).

Notwithstanding anything contained in the merger agreement, if at any time before obtaining the required DXL stockholder vote, the DXL stockholders, DXL or any of its subsidiaries or representatives receives a bona fide written DXL Takeover Proposal and the DXL Board determines in good faith (after consultation with its financial advisor and outside counsel) that such DXL Takeover Proposal constitutes or would reasonably likely lead to a DXL Superior Proposal (as described below) and the failure to take the actions in (x) or (y) below would reasonably be expected to violate the fiduciary duties of DXL’s directors under applicable law, then DXL, its subsidiaries and its representatives may, following written notice to FBB:

•	(x) enter into an acceptable confidentiality agreement with the person or group making the DXL Takeover Proposal and thereafter furnish information to the person or group making such DXL

Takeover Proposal; provided, that DXL agrees to promptly (but in any event within forty-eight (48) hours) provide to FBB any written information that is provided to any person or group which was not previously provided to FBB; and

•	(y) engage in or otherwise participate in discussions or negotiations with the person or group making such DXL Takeover Proposal.

For purposes of the merger agreement, “DXL Superior Proposal” means any bona fide written DXL Takeover Proposal made by a third party and which, if consummated, would result in such third party acquiring, directly or indirectly, more than 50% of the voting power of DXL and the issued and outstanding DXL capital stock or more than 50% of the consolidated assets of DXL and its subsidiaries (based on the fair market value), including through the acquisition of one or more DXL subsidiaries owning such assets, for consideration consisting of cash and/or securities that the DXL Board determines in good faith (after consultation with its financial advisor and outside counsel) would be more favorable from a financial point of view to DXL stockholders than the transactions contemplated in the merger agreement, taking into account (i) any changes to the terms of the merger transactions irrevocably and timely proposed by FBB in response to such offer, (ii) all legal, regulatory, financial and other aspects of such proposal and of the merger agreement deemed relevant by the DXL Board in good faith and (iii) the obligation to pay the applicable termination fee to DXL.

Except as described below, DXL has also agreed that the DXL Board will not:

•	do any of the following (each, individually, a “DXL Adverse Recommendation Change”):

•	withhold, withdraw or modify in a manner adverse to FBB the recommendation to stockholders of DXL that they give the required DXL stockholder vote;

•	recommend or approve the approval of, or publicly propose to recommend or approve the approval of, any DXL Takeover Proposal; or

•	refrain from recommending against any DXL Takeover Proposal that is a tender offer or exchange offer within ten (10) business days after the commencement thereof; or

•	enter into or propose publicly to execute or enter into a DXL Acquisition Agreement (other than any acceptable confidentiality agreement).

Notwithstanding anything contained in the merger agreement, before the required DXL stockholder vote is obtained, the DXL Board may (i) make a DXL Adverse Recommendation Change or (ii) cause DXL to enter into a DXL Acquisition Agreement with respect to a DXL Takeover Proposal, in either case if the DXL Board determines in good faith (after consultation with its financial advisor and outside counsel) that (x) to do otherwise would be reasonably expected to violate the fiduciary duties of DXL’s directors under applicable law, and (y) in the case of clause (i) where the DXL Adverse Recommendation Change is made in response to a DXL Takeover Proposal or in the case of both clauses (i) and (ii), such DXL Takeover Proposal constitutes a DXL Superior Proposal. The DXL Board has agreed to not, and will cause DXL not to, take any action set forth in clause (i) or clause (ii) unless:

•	DXL has provided written notice to FBB advising FBB that the DXL Board intends to take such action and the reasons therefor;

•

in the case of any such notice of DXL Takeover Proposal, such notice specifies the material terms and conditions of such DXL Takeover Proposal, and includes a copy of the most current version of the agreement or proposal and all material related documentation with respect to such DXL Takeover Proposal;

•

a period of at least five (5) business days has elapsed following FBB’s receipt of such notice of DXL Adverse Recommendation Change (it being understood that any amendment or modification (other than an immaterial amendment or modification) to any of the terms of a DXL Takeover Proposal that is the basis for such proposed action will require a new notice and an additional four (4) business day period);

•

if requested by FBB, DXL has negotiated, and has caused its subsidiaries and representatives to negotiate, in good faith with FBB during such five (5) business day period (as may be extended) with respect to any changes to the terms of the merger agreement proposed by FBB during such period; and

•

taking into account any changes to the terms of the merger agreement irrevocably and timely proposed by FBB, the DXL Board has determined in good faith (after consultation with its financial advisor and outside counsel) that the failure to take such action would continue to be reasonably expected to violate the fiduciary duties of DXL’s directors under applicable law, and that, in the case of any notice of DXL Adverse Recommendation Change provided in connection with a DXL Takeover Proposal, the DXL Takeover Proposal would continue to constitute a DXL Superior Proposal even if such changes irrevocably offered by FBB were to be accepted by DXL; and provided, further that any purported termination of the merger agreement pursuant to this sentence will be void and of no force and effect unless the termination is in accordance with the termination provisions of the merger agreement and DXL pays the applicable termination fee to FBB.

Employee Benefits Matters

Commencing on the effective time of the merger and thereafter during the periods specified below, unless otherwise mutually determined by FBB and DXL, DXL would provide, or would cause the DXL subsidiaries (including, without limitation, the surviving corporation) to provide to each DXL employee and each FBB employee who at the effective time of the merger are an employee of DXL or the DXL subsidiaries (including, without limitation, the surviving corporation) (each, a “continuing employee”) with the following compensation and benefits: (i) for the period commencing at the effective time of the merger and ending on the one-year anniversary of the closing date of the merger, (A) a base salary or base wage rate that is no less favorable than the base salary or base wage rate provided to such continuing employee immediately prior to the effective time of the merger, and (B) annual cash or other short-term incentive compensation opportunities that are no less favorable than the annual cash or other short-term incentive compensation opportunities provided to such continuing employee immediately prior to the effective time of the merger and (ii) for the period commencing on the effective time of the merger until the surviving corporation in the merger and DXL adopt the new benefit plans, employee benefits (other than defined benefit plans, retiree welfare plans, change in control plans, deferred compensation plans, equity or equity-based compensation plans) that are substantially similar in the aggregate to the employee benefits provided to similarly situated employees of DXL immediately prior to the effective time of the merger; provided that DXL may satisfy these obligations for a transitional period through the end of the year in which the closing of the merger occurs by providing (x) for continuing employees who were FBB employees immediately prior to the closing, employee benefits under the FBB benefit plans in effect as of the closing; and (y) for continuing employees who were DXL employees immediately prior to the closing, employee benefits under the DXL benefit plans in effect as of the closing.

Prior to the closing of the merger, FBB and DXL agree to cooperate in reviewing, evaluating and analyzing the DXL benefit plans and FBB benefit plans with a view towards developing appropriate new benefit plans with respect to continuing employees, which would, to the extent permitted by applicable law, and among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, and (B) not discriminate between employees who were covered by DXL benefit plans, on the one hand, and those covered by FBB benefit plans, on the other hand.

As of the closing date of the merger, DXL and DXL subsidiaries (including, without limitation, the surviving corporation) agree to recognize all service of each continuing employee prior to the closing date of the merger to the same extent such service was recognized by DXL and FBB, respectively, for purposes of eligibility, participation, vesting and level of benefits (other than benefit accrued under any defined benefit plan or vesting under any equity or equity-based compensation plan, or to the extent that such recognition would result in a duplication of benefits).

In addition, following the effective time, DXL has agreed to waive pre-existing condition exclusions, actively at work requirements and waiting periods under applicable welfare benefit plans and provide appropriate credit for deductibles and out-of-pocket expenses incurred prior to the effective time, in each case, to the extent provided in the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

DXL and the merger subsidiary agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger in favor of any person who was or becomes prior to the effective time of the merger a current or former director, officer or employee of FBB (including any person who is or was serving at the request of FBB as a current or former officer, director or employee of a subsidiary of FBB) would survive the merger and would continue in full force and effect in accordance with their terms. For a period of six years from the effective time of the merger, the surviving corporation would, and DXL would cause the surviving corporation to, (i) cause the surviving corporation’s charter documents and the charter documents of any subsidiary of FBB to contain indemnification, exculpation and advancement of expenses provisions that are at least as favorable as those provisions contained in the charter documents of FBB and (ii) maintain any indemnification agreements of FBB and its subsidiaries with any such indemnified party existing prior to the date of the merger agreement on the terms set forth in such agreements.

In addition, at or prior to the effective time of the merger, FBB would, with DXL’s prior written consent (not to be unreasonably withheld), purchase a six year “tail” policy with terms, conditions, and coverage that are no less favorable than the terms, conditions and coverage provided to the indemnified parties under FBB’s existing policies as of the date of the merger agreement. The surviving corporation and DXL would cause the tail policy to be maintained in full force and effect, for its full term; provided that, if the tail policy becomes unavailable, DXL would cause the surviving corporation to obtain the greatest coverage available for a cost not exceeding an annual premium equal to the foregoing maximum premium.

Financing

Prior to the merger closing, FBB agrees to use its reasonable best efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the pre-closing investment contemplated by the commitment and subscription agreements and use its reasonable best efforts to satisfy all conditions and covenants applicable to FBB and comply with its obligations thereunder.

In connection with the closing of the merger, the combined company is expected to have a capital structure that includes (i) FBB’s existing term loan facility, which has been amended and restated pursuant to an executed amended and restated credit agreement that will become effective upon the occurrence of specified conditions at closing (the “A&R Term Loan Facility”), and (ii) a new combined asset-based revolving credit facility (the “Combined ABL Facility”).

The amendment and restatement governing the A&R Term Loan Facility has been executed and would become effective upon the satisfaction of specified closing conditions, including the consummation of the merger. Upon effectiveness, DXL and certain of its material domestic subsidiaries would become guarantors under the A&R Term Loan Facility, and the obligations thereunder would be secured by substantially all assets of the combined company, including its material U.S. subsidiaries, subject to customary exceptions. The A&R Term Loan Facility would mature in August 22, 2029 and would bear interest at a rate equal to term SOFR (subject to a 1.00% floor and a 0.15% credit spread adjustment) plus 7.50% per annum or, at the borrower’s option, an alternate base rate plus 6.50% per annum. The A&R Term Loan Facility contains customary affirmative and negative covenants, including limitations on indebtedness, liens, restricted payments, investments and asset sales, and would include a financial maintenance covenant requiring compliance with a maximum total net leverage ratio.

The combined company would use the proceeds from the transactions contemplated by the commitment and subscription agreements to reduce outstanding indebtedness under the A&R Term Loan Facility at closing.

In addition, in connection with the closing of the merger, DXL and FBB intend to establish the Combined ABL Facility for the surviving company and its subsidiaries, pursuant to the terms of the Bank of America Commitment Letter. The Combined ABL Facility is expected to provide revolving commitments subject to a borrowing base based primarily on eligible inventory and accounts receivable and to contain customary representations, covenants and events of default consistent with comparable asset-based revolving facilities for similarly situated retail companies, including a springing minimum fixed charge coverage ratio that becomes operative when borrowing availability falls below a specified threshold.

Pursuant to the merger agreement, each of DXL and FBB has agreed, and has agreed to cause its respective subsidiaries, to use reasonable best efforts to cooperate with the other party in connection with (i) the effectiveness of the A&R Term Loan Facility and (ii) the documentation and closing of the Combined ABL Facility for the surviving company and its subsidiaries on the closing date of the merger.

Each of DXL and FBB has further agreed, and has agreed to cause its respective subsidiaries, to use reasonable best efforts to (i) furnish the other party and debt financing sources with reasonably requested financial, corporate, organizational, and collateral information in connection with the preparation of the loan facilities, (ii) provide customary certificates, organizational documents, schedules, instruments and other deliverables reasonably requested by lenders, (iii) reasonably participate in customary diligence, (iv) all documentation and information reasonably requested in writing in connection with applicable “know-your-customer” and anti-money laundering rules and regulations, and (v) execute and deliver as of the closing of the merger any guarantee, pledge and security documents, other definitive financing documents, or other certificates or documents reasonably requested by the leading party or the debt financing sources.

Nasdaq Listing

If the issuance proposal is approved, prior to the effective time of the merger, DXL has agreed to prepare and submit to Nasdaq a listing application or notification, as applicable, covering the shares of DXL common stock to be issued as merger consideration, and will use its reasonable best efforts to cause the DXL common stock to be issued as merger consideration to be authorized for listing on Nasdaq, subject to official notice of issuance, and FBB has agreed to reasonably cooperate with DXL in connection with the foregoing.

Conditions to the Closing of the Merger

Each party’s obligations to effect the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the effective time of the merger, of the following conditions:

•

receipt of the affirmative vote by the holders of (i) a majority of the voting power of the outstanding FBB capital stock, (ii) a majority of the outstanding FBB preferred stock and (iii) a majority of the liquidation preference of all of the shares of FBB preferred stock, to approve and adopt the merger agreement, the merger, the amendment of the FBB charter and the amendment of the certificate of designation of the FBB preferred stock;

•

receipt of the affirmative vote of a majority of the votes cast at a meeting of the holders of DXL common stock to approve the issuance of shares of DXL common stock as the merger consideration pursuant to the terms of the merger agreement;

•	the DXL common stock to be issued as merger consideration has been authorized for listing on Nasdaq, subject to official notice of issuance;

•	the pre-closing investment has been consummated pursuant to, and in the amounts set forth in, the commitment and subscription agreements; and

•

no injunction preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement has been in effect and no statute, rule, regulation or injunction has been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes the consummation of the merger illegal.

DXL’s obligation to effect the merger is subject to the satisfaction, or waiver by DXL, at or prior to the effective time of the merger, of the following conditions:

•

the accuracy, in all material respects, of FBB’s representations and warranties relating to corporate organization, capitalization, authority; no violation, advisors’ fees, absence of certain changes or events, as of the date of the merger agreement and as of the closing date;

•	FBB has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•

since the date of the merger agreement, no event or events or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FBB;

•	the chief executive officer or chief financial officer of FBB has delivered to DXL a certificate certifying the satisfaction of the conditions set forth above; and

•

prior to the effective time of the merger, FBB will have (i) amended the FBB charter to increase the total number of authorized shares sufficient to permit the consummation of the pre-closing investment, (ii) amended the certificate of designation of the FBB preferred stock to cause the conversion of all issued and outstanding shares of FBB preferred stock into shares of FBB common stock and (iii) taken all actions necessary to cause the conversion of all issued and outstanding shares of FBB preferred stock into shares of FBB common stock.

FBB’s obligation to effect the merger is subject to the satisfaction, or waiver by FBB, at or prior to the effective time of the merger, of the following conditions:

•

the accuracy, in all material respects, of DXL’s representations and warranties relating to corporate organization, capitalization, authority; no violation, advisors’ fees, absence of certain changes or events, as of the date of the merger agreement and as of the closing date;

•	DXL has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•

since the date of the merger agreement, no event or events or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on DXL; and

•	the chief executive officer or chief financial officer of DXL has delivered to FBB a certificate certifying the satisfaction of the conditions set forth above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after receipt of the FBB stockholder approval or the required DXL stockholder vote, by action taken or authorized by the board of directors of the terminating party or parties:

•	by mutual consent of DXL and FBB in a written instrument;

•	by either DXL or FBB:

•

if any governmental entity of competent jurisdiction has issued a final and non-appealable order permanently enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated under the merger agreement;

•	if the required DXL stockholder vote has not been obtained at the DXL stockholders meeting or any adjournment or postponement;

•	if the FBB stockholder approval has not been obtained within five (5) calendar days of the date of the merger agreement; or

•	if the merger has not been consummated on or before September 11, 2026, subject to extension in accordance with the provisions of the merger agreement;

•	by DXL:

•

if FBB has breached any of its representations and warranties or failed to perform any of its covenants or agreements such that the conditions to DXL’s obligation to consummate the merger would not be satisfied, and such breach has not been cured within the specified cure period or is incapable of being cured;

•

if FBB has breached or failed to perform any of its covenants and agreements to consummate the pre-closing investment and take the necessary corporate actions with respect thereto, such that the conditions to DXL’s obligation to consummate the merger would not be satisfied, and such breach has not been cured within the specified cure period or is incapable of being cured; or

•

at any time prior to the receipt of the required DXL stockholder vote in connection with accepting a DXL Superior Proposal and entering into a DXL Acquisition Agreement; provided, that DXL concurrently pays FBB the applicable termination fee (as set forth below); or

•	by FBB:

•

if DXL has breached any of its representations and warranties or failed to perform any of its covenants or agreements such that the conditions to FBB’s obligation to consummate the merger would not be satisfied, and such breach has not been cured within the specified cure period or is incapable of being cured;

•

if Nasdaq has informed FBB or DXL, whether orally or in writing, that Nasdaq will not list the merger consideration upon consummation of the merger and otherwise at the effective time of the merger; or

•	at any time prior to the receipt of the required DXL stockholder vote in the event of a DXL Adverse Recommendation Change by the DXL Board or any committee thereof.

Termination Fee; Expense Reimbursement

In the event that:

•	the merger agreement is terminated by DXL pursuant to accepting a DXL Superior Proposal;

•	the merger agreement is terminated by FBB pursuant to a change in DXL Adverse Recommendation Change by the DXL Board; or

•

a DXL Takeover Proposal has been publicly announced and (i) the merger agreement is terminated due to failure to obtain the required DXL stockholder vote, lapse of end date of closing of the merger, or a breach by DXL, and (ii) DXL enters into an agreement to consummate a subsequent transaction in respect of the DXL Takeover Proposal within twelve (12) months after the termination of the merger agreement;

then DXL will pay FBB a termination fee equal to $2,500,000.

In the event that:

•	the merger agreement is terminated by DXL or FBB pursuant to the failure to obtain the required DXL stockholder vote; or

•	DXL has paid the termination fee of $2,500,000 as set forth above;

then, DXL will reimburse FBB for all reasonable out-of-pocket fees and expenses incurred by FBB in connection with the negotiation of the merger agreement, up to a maximum of $950,000.

In the event that the merger agreement is terminated by DXL due to FBB’s breach or failure to consummate the pre-closing investment and take the necessary corporate actions, then FBB will pay DXL a termination fee equal to $2,500,000 and FBB will reimburse DXL for all reasonable out-of-pocket fees and expenses incurred by DXL in connection with the negotiation of the merger agreement, up to a maximum of $950,000.

Amendments; Extensions; Waivers

Subject to compliance with applicable law, the merger agreement may be amended by DXL, merger subsidiary and FBB, by action taken or authorized by their respective boards of directors, at any time before or after the FBB stockholder approval or the required DXL stockholder vote; provided that (i) after the FBB stockholder approval has been obtained, any amendment of the merger agreement that by applicable law requires the further approval by the stockholders of FBB will be effective only with the approval of such stockholders and (ii) after the required DXL stockholder vote has been obtained, any amendment of the merger agreement that by applicable law requires the further approval by the stockholders of DXL will be effective only with the approval of such stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

At any time prior to the effective time of the merger, DXL (on behalf of itself and the merger subsidiary) and FBB may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of DXL or the merger subsidiary, in the case of FBB, or FBB, in the case of DXL, (b) waive any inaccuracies in the representations and warranties of DXL or the merger subsidiary, in the case of FBB, or FBB, in the case of DXL, contained in the merger agreement, and (c) waive compliance by DXL or the merger subsidiary, in the case of FBB, or FBB, in the case of DXL, with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer of such party.

Assignment

Neither the merger agreement, nor any of the rights, interests or obligations under the merger agreement, may be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent will be void.

Entire Agreement; No Third-Party Beneficiaries

The merger agreement, together with the mutual confidentiality and non-disclosure agreement dated as of February 12, 2024 (as amended), constitutes the entire agreement among the parties with respect to the merger and the other transactions contemplated in the merger agreement, and is not intended to, and does not, confer upon any person any rights or remedies, other than, following the effective time of the merger, (i) the provisions of Article II of the merger agreement relating to the payment of the merger consideration and any dividends or other distributions payable will be enforceable by holders of FBB capital stock at the effective time of the merger as provided in the merger agreement, (ii) the FBB selling stockholders are intended third party beneficiaries of Section 6.02 of the merger agreement governing such selling stockholders’ resale registration rights, and (iii) the indemnified directors and officers are intended third party beneficiaries of Section 6.11(a) of the merger agreement, providing for rights to indemnification, advancement of expenses and exculpation of liabilities to such indemnified parties.

Expenses

Except as otherwise explicitly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby will be paid by the party incurring such costs and expenses.

Specific Performance

The parties to the merger agreement acknowledge and agree that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of the merger agreement. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach.

Governing Law and Jurisdiction

The merger agreement is governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the laws of any other jurisdiction. The parties have agreed that any dispute arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement will be brought and determined exclusively in the Delaware Court of Chancery or, if (and only if) such court finds it lacks jurisdiction, the State or Federal courts of the United States of America sitting in Delaware, and any appellate court from any thereof.

AGREEMENTS RELATED TO THE MERGER

Voting Agreements

In connection with the merger agreement, the directors and chief financial officer of DXL and PLP entered into a voting agreement with FBB pursuant to which such directors, chief financial officer and PLP agreed, among other things, at any meeting of the stockholders of DXL and in connection with any action proposed to be taken by written consent of the stockholders of DXL, that such directors, chief financial officer and PLP will:

•	appear at each meeting or otherwise cause all shares held by such directors, chief financial officer and PLP to be counted as present for the purpose of determining a quorum; and

•

be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all shares held by such directors, chief financial officer and PLP:

•

in favor of (i) the issuance of DXL common stock as the merger consideration pursuant to the terms of the merger agreement and (ii) any other matters that would reasonably be expected to facilitate the merger, including any proposal to adjourn or postpone any meeting of the stockholders of DXL to a later date, notwithstanding the DXL Board’s current recommendation against the issuance proposal; and

•	against any Adverse Proposal (described below), except as permitted under the merger agreement.

For purposes of the voting agreements, “Adverse Proposal” means (i) any DXL Takeover Proposal (as described above); (ii) any change in the present capitalization of DXL or any amendment or change to the DXL charter or bylaws; (iii) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of DXL set forth in the merger agreement; or (iv) any other action, proposal or transaction that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or prevent the consummation of, or otherwise adversely affect, the merger, the other transactions contemplated in the merger agreement or the voting agreement.

In addition, the directors and chief financial officer of DXL agreed not to transfer any DXL shares held by such directors, and any transferee pursuant to an involuntary transfer will agree to hold such DXL shares subject to the restrictions, obligations, liabilities and rights under the voting agreement.

Each voting agreement terminates upon the earliest to occur of: (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, and (iii) the termination of the voting agreement by mutual written consent of the parties thereto.

The directors and chief financial officer of DXL and PLP hold, in the aggregate, voting shares representing [●]% of the issued and outstanding shares of DXL common stock as of the record date and [●]% of the votes entitled to be cast at the special meeting.

These voting agreements were entered into in connection with the execution of the merger agreement, prior to the DXL Board’s ongoing evaluation of the merger and updated determination to recommend that DXL stockholders vote against the issuance proposal. The voting agreements remain binding on the stockholders subject thereto, notwithstanding the updated position of the DXL Board, unless and until they terminate in accordance with their terms.

Lock-Up Agreements

Concurrently with the execution of the merger agreement, certain stockholders of FBB expected to represent approximately [●]% of the outstanding shares of DXL common stock as of immediately following the merger, entered into lock-up agreements, pursuant to which they accepted certain restrictions on transfers of the shares of DXL common stock to be held by such stockholders for a 90-day period following the closing date of the merger. If the merger agreement is terminated in accordance with its terms, the stockholders party to the lock-up agreements will be automatically released from their obligations and liabilities under the lock-up agreements.

Private Placement

Around the date of the merger agreement, FBB entered into commitment and subscription agreements with the private placement investors, pursuant to which the private placement investors agreed to purchase, and FBB agreed to sell, shares of FBB common stock for an aggregate purchase price of approximately $92 million. In addition, in connection with the private placement, the private placement investors were granted certain registration rights with respect to the shares of FBB common stock purchased in the private placement, which would be exchanged for shares of DXL common stock at the effective time. Such registration rights would require the combined company to use reasonable best efforts to prepare and file a registration statement with the SEC as soon as practicable following the closing of the merger but in no event later than the 30th day following such closing to register the resale of the shares purchased in the private placement. The closing of the private placement is expected to occur immediately prior to the closing of the merger. The closing of the private placement is a condition to closing the merger.

The below listed private placement investors purchasing private placement shares are expected to beneficially own or be affiliates of holders of more than 5% of the combined company’s common stock:

Name of Private Placement Investor	Percent of Class
Entities affiliated with Oaktree Capital Management(1)	26.94%
Entities affiliated with Charlesbank Capital Partners(2)	11.17%
Entities affiliated with Arbour Lane Capital Management(3)	8.90%

(1)

Consists of: (i) Opps FB Holdings I, L.P., (ii) Opps FB Holdings II, L.P., (iii) Opps FB Holdings III, L.P., (iv) Opps FB Holdings IV, L.P., (v) Opps FB Holdings V, L.P., (vi) Opps FB Holdings VI, LP, (vii) Opps FB Holdings VII, L.P., (viii) Opps FB Holdings VIII, L.P., (ix) VOF FB Holdings I, LLC, (x) VOF FB Holdings II, LLC, (xi) VOF FB Holdings III, LLC and (xii) VOF FB Holdings IV, LLC. Steven Tesoriere, a member of the combined company’s Board, is a managing director at Oaktree Capital Management. Mr. Tesoriere has voting or dispositive power with respect to shares held by Oaktree Capital Management, including the entities set forth in (i) through (xii).

(2)

Consists of: (i) Hudson Post Credit Opportunities SPV-F, LP, (ii) Hudson Point II-B Financing LLC, (iii) Hudson Point Credit Opportunities Aggregator III-B, LLC and (iv) Hudson Point Credit Dislocation Overage Financing-B LLC.

(3)	Consists of: (i) ALCOF II NUBT, L.P. and (ii) ALCOF III NUBT, L.P.

PROPOSAL 1

ISSUANCE PROPOSAL

The DXL stockholders are being asked to approve the issuance of shares of DXL common stock as the merger consideration pursuant to the terms of the merger agreement and the resulting “change of control” of DXL under the Nasdaq rules. As described elsewhere in this proxy statement and previously announced, the DXL Board has, in accordance with the merger agreement, withdrawn its prior recommendation in favor of the merger and the issuance proposal and now recommends that stockholders vote “AGAINST” the issuance proposal. The discussion in this proxy statement of the transactions and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this proxy statement.

You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement. Please see the sections titled “Merger” and “The Merger Agreement” beginning on pages 65 and 121, respectively, for additional information and a summary of certain terms of the merger agreement.

Background and Reasons for Submitting the Issuance Proposal for Stockholder Vote

Under the terms of the merger agreement, if the merger is consummated, DXL would issue shares of DXL common stock to FBB stockholders as merger consideration. DXL common stock is listed on The Nasdaq Global Market, and, as such, DXL is subject to Nasdaq Listing Rule 5635. Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of stock that would result in a “change of control” of the listed company. Based on the structure of the merger and the expected ownership of DXL common stock if the merger is consummated, the issuance of shares of DXL common stock would result in a “change of control” of DXL for purposes of Nasdaq Listing Rule 5635(b).

In the case of the merger, if completed, the number of shares of DXL common stock to be issued would be based on, among other factors, the reverse stock split ratio and the total number of outstanding shares of DXL common stock, on a fully diluted basis using the treasury stock method. Based on the assumptions set forth in this proxy statement, if the merger is consummated, DXL would be expected to issue approximately [●] million shares of DXL common stock on a fully diluted basis, and DXL common stock to be issued pursuant to the merger agreement would represent greater than 20% of its voting stock. Such issuance would also be expected to result in a change of control under the Nasdaq rules.

Accordingly, if the merger is consummated, because the issuance of DXL common stock in connection with the merger would exceed these thresholds and would be expected to result in a change of control under the Nasdaq rules, stockholder approval is required to authorize the issuance of shares of DXL common stock as the merger consideration in connection with the merger and the resulting “change of control” of DXL under the Nasdaq rules.

Dilution

If proposal 1 and, to a lesser extent, proposal 3 are approved, existing DXL stockholders will experience significant dilution in ownership interests and voting rights as a result of the issuance of shares of DXL common stock in connection with the merger. The number of shares of DXL common stock to be issued will be based on, among other factors, the reverse stock split ratio and the total number of outstanding shares of DXL common stock, on a fully-diluted basis.

Effect on Other Proposals

Approval of this proposal 1 by DXL stockholders is a separate vote from approval of the amendment to the restated certificate of incorporation of DXL to effect a reverse stock split contemplated by proposal 2, and from approval of the amendment to the Second Amended and Restated 2016 Incentive Compensation Plan contemplated by proposal 3. Accordingly, DXL stockholders may vote for proposal 2 and proposal 3 and vote against proposal 1. However, if DXL stockholders do not approve this proposal 1, DXL will not have satisfied the condition precedent to the completion of the merger under the merger agreement, even if proposal 2 and proposal 3 are approved by DXL stockholders.

If this proposal 1 is not approved by DXL stockholders at the special meeting, the merger will not be consummated. In that event, proposal 2 and proposal 3 may still be implemented, in the DXL Board’s discretion. Because the DXL Board believes those proposals are important to DXL’s ongoing operations and capital structure, the DXL Board expects to implement proposal 2 and proposal 3, if approved by the DXL stockholders, regardless of whether the merger is consummated.

Vote Needed for Approval

The affirmative vote of a majority of the votes cast by DXL stockholders, in person or by proxy, is required for the issuance proposal. Abstentions, the failure to vote, and broker non-votes, if any, will have no effect on the outcome of the issuance proposal.

Recommendation

THE DXL BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE ISSUANCE PROPOSAL.

PROPOSAL 2

REVERSE STOCK SPLIT PROPOSAL

On July 17, 2026, the DXL Board approved, and is recommending that its stockholders approve, an amendment (the “amendment”) to DXL’s restated certificate of incorporation, as amended (the “charter”), to effect a reverse stock split of the issued and outstanding shares of DXL common stock at a ratio of not less than 1-for-2 and not more than 1-for-30, such ratio, and the implementation and timing of such reverse stock split, to be determined in the sole discretion of the DXL Board and announced by DXL before this certificate of amendment is filed with the Secretary of State of the State of Delaware (the “reverse stock split”). As part of proposal 2, DXL stockholders are also being asked to authorize the DXL Board to elect, in its sole discretion and without further action by the DXL stockholders, to abandon the proposed amendment and not effect the reverse stock split.

If approved by DXL stockholders, the final decision of whether to proceed with the reverse stock split and the effective time of the reverse stock split will be determined by the DXL Board in its sole discretion and announced by DXL before this certificate of amendment is filed with the Secretary of State of the State of Delaware. Approval of proposal 2 includes the authorization of the DXL Board such that, even if approved by its stockholders, the DXL Board may elect, in its sole discretion and without further action by the DXL stockholders, to abandon the proposed amendment and not effect the reverse stock split. Also, if the DXL Board does not implement the reverse stock split within the one-year anniversary of the date on which the reverse stock split is approved by the DXL stockholders at the special meeting or any adjournment or postponement thereto, the authority granted in this proposal to implement the reverse stock split will terminate.

The amendment to effect the reverse stock split, if any, will include the split ratio fixed by the DXL Board, within the range approved by its stockholders at the special meeting. The ratio, if any, selected by the DXL Board for the reverse stock split would be publicly disclosed by DXL to its stockholders on or before the date on which the amendment reflecting the reverse stock split is filed with the Secretary of State of the State of Delaware. The text of the proposed amendment is set forth in Section 1 in the form attached as Annex C to this proxy statement. Upon the effectiveness of the amendment, all issued and outstanding shares of DXL common stock and treasury shares will be reclassified by combining them into a lesser number of shares, such that one share of DXL common stock will be issued and outstanding in lieu of a specified number of shares within the approved reverse stock split range.

If this proposal 2 is approved by DXL stockholders at the special meeting, no further approval or authorization of DXL stockholders will be required to effect (or abandon) the reverse stock split. However, if the DXL Board does not implement the reverse stock split within the one-year anniversary of the date on which the reverse stock split is approved by the DXL stockholders, the authority granted in this proposal to implement the reverse stock split will terminate.

The proposed form of the amendment to effect the reverse stock split, as more fully described below, will effect the reverse stock split but will not change the number of authorized shares of DXL common stock or preferred stock, or the par value of DXL common stock or preferred stock.

Background and Reasons DXL is Seeking Approval of the Reverse Stock Split Proposal

DXL common stock is publicly traded and listed on Nasdaq under the symbol “DXLG”. The DXL Board has approved the proposed amendment to the charter to effect the reverse stock split, and believes the reverse stock split proposal is important to DXL independent of the merger, for the following reasons:

Maintain its Listing on Nasdaq, Whether or Not the Merger is Consummated

By potentially increasing the trading price of DXL common stock, the reverse stock split would reduce the risk that DXL common stock could be delisted from Nasdaq before the effective time of the merger or in the event the merger is not consummated.

Nasdaq has continued listing standards that DXL must maintain to avoid delisting, including, among others, a minimum bid price requirement of $1.00 per share (the “minimum bid price requirement”). On February 4, 2026, DXL received a letter from the Listing Qualifications staff of Nasdaq indicating that, based upon the closing bid price of DXL common stock for the last 30 consecutive business days, it was not in compliance with the minimum bid price requirement. At that time, DXL was provided a compliance period of 180 calendar days, or until August 3, 2026, to regain compliance with the minimum bid price requirement. If DXL is unable to regain compliance within the initial 180-day period, it may be eligible for an additional compliance period of 180 calendar days to regain compliance if it meets certain requirements, including if it (i) transfers its listing to The Nasdaq Capital Market and (ii) meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. However, if Nasdaq concludes that DXL will not be able to cure the deficiency, or if DXL determines not to submit a transfer application or make the required representation, Nasdaq will provide notice to DXL that its common stock will be subject to delisting. On June 30, 2026, DXL (i) submitted a transfer application to Nasdaq to transfer to The Nasdaq Capital Market and (ii) provided written notice to Nasdaq requesting an additional compliance period of 180 calendar days, advising Nasdaq that it submitted a transfer application, and advising Nasdaq that it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement.

A reason DXL is seeking stockholder approval for this reverse stock split is to provide the DXL Board the ability, if necessary, to increase the price of DXL common stock in order to meet the minimum bid price requirement for continued listing of DXL common stock on Nasdaq should DXL be unable to regain compliance during the initial compliance period or any additional compliance period provided by Nasdaq. A reverse stock split may also make DXL common stock more attractive to a broader range of investors who may prefer to invest in shares that trade at higher share prices and, therefore, potentially increase the trading volume and liquidity of DXL common stock. If the DXL Board does not implement the reverse stock split within the one-year anniversary of the date on which the reverse stock split is approved by the DXL stockholders, the authority granted in this proposal to implement the reverse stock split will terminate. Accordingly, the DXL Board believes that authority to effect the reverse stock split is in the best interests of DXL and its stockholders and is important to support DXL’s continued Nasdaq listing, liquidity and capital markets flexibility, regardless of whether the merger is consummated.

In evaluating the reverse stock split, the DXL Board took into consideration a number of positive and negative factors commonly associated with reverse stock splits, including those discussed below under the section entitled “—Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split”. The DXL Board determined, however, that the potential negative factors were significantly outweighed by the potential benefits, and believes that the increase of the per-share market price of DXL common stock that may result from the reverse stock split may allow DXL to maintain or regain compliance with Nasdaq listing requirements, support the continued listing of DXL common stock on The Nasdaq Capital Market or another tier of Nasdaq, encourage greater interest in DXL common stock from market participants, and enhance the liquidity and marketability of DXL common stock. If the merger were to be completed, the reverse stock split may also assist in satisfying applicable Nasdaq listing requirements in connection with the merger.

Reducing the number of issued and outstanding shares of DXL common stock through the reverse stock split is intended, absent other factors, to increase the per-share market price of DXL common stock. However, other factors, such as DXL’s financial results, market conditions and the market perception of its business may adversely affect the market price of DXL common stock. In addition, the reverse stock split will result in additional authorized and unissued shares becoming available for general corporate purposes as the DXL Board may determine from time to time.

The DXL Board believes that maintaining the current number of authorized shares of DXL common stock, irrespective of the reverse stock split, is necessary to provide DXL with the flexibility to act in the future with respect to raising additional financing, potential strategic collaborations and other corporate purposes without the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of DXL common stock may arise. Such a delay might deny DXL the flexibility that the DXL Board views as important and in the best interests of DXL and its stockholders.

There can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of DXL common stock will increase following the reverse stock split, that the market price of DXL common stock will not decrease in the future, or that DXL common stock will achieve a high enough price per share to consummate the merger or permit its continued listing on Nasdaq.

Meet the Initial Listing Requirements on Nasdaq in Connection with the Merger

DXL intends to file an initial listing application pursuant to the terms of the merger agreement in connection with the merger. The initial listing requirements are more difficult to achieve than Nasdaq’s continued listing requirements. According to the Nasdaq rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. The listing standards of Nasdaq will require DXL (following the merger, if consummated) to have, among other things, a $4.00 per share minimum bid/closing price for a certain number of trading days preceding the closing of the merger, unless it effects a reverse stock split. On [●], 2026, the last practicable date before the printing of the proxy statement, the closing price per share of DXL common stock as reported on Nasdaq was $[●] per share. Accordingly, the reverse stock split may be necessary in order to satisfy applicable Nasdaq requirements in the event the merger is consummated. In addition to the minimum bid price requirement, Nasdaq’s initial listing standards require, among other things, that DXL (following the merger, if consummated) satisfy minimum standards relating to stockholders’ equity, market value of listed securities, and number of round lot stockholders. Based on the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement, DXL currently expects to satisfy these additional initial listing requirements; however, there can be no assurance that Nasdaq will approve any such listing application.

In addition, it is a condition to the closing of the merger that the Nasdaq listing application for the combined company be approved by Nasdaq. If the reverse stock split proposal is not approved and DXL is unable to otherwise effect the reverse stock split, such condition to closing the merger may not be satisfied. Please see the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” for additional information in this regard.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

Before voting on this proposal, you should consider the risks and potential disadvantages associated with the implementation of the reverse stock split discussed under the section entitled “Risk Factors—Risks Related to the Reverse Stock Split”.

Board Discretion to Effect the Reverse Stock Split

If the reverse stock split proposal is approved by the DXL stockholders, the DXL Board will have the discretion to implement the reverse stock split or to not effect the reverse stock split at all. The DXL Board intends to effect the reverse stock split if it determines, in its sole discretion, that effecting such reverse stock split is necessary to regain compliance with the minimum bid price requirement. If the DXL Board does not implement the reverse stock split within the one-year anniversary of the date on which the reverse stock split is approved by the DXL stockholders, the authority granted in this proposal to implement the reverse stock split will terminate. Following the reverse stock split, if implemented, there can be no assurance that the market price of DXL common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split or that the market price of the post-split common stock can be maintained above $1.00. There can also be no assurance that the DXL common stock will not be delisted from The Nasdaq Capital Market.

If the DXL stockholders approve the reverse stock split proposal, the reverse stock split will be effected, if at all, in the event that the DXL Board, in its sole discretion, determines that effecting such reverse stock split is in the best interests of DXL and the DXL stockholders and is necessary to regain compliance with the minimum bid price requirement. No further action on the part of the DXL stockholders will be required to either effect or abandon the reverse stock split. If the DXL Board does not implement the reverse stock split prior to the one-year anniversary of the date on which the reverse stock split is approved by the DXL stockholders at the special meeting, the authority granted in this proposal to implement the reverse stock split will terminate and the certificate of amendment will be abandoned.

The market price of the DXL common stock is dependent upon DXL’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of the DXL common stock declines, the percentage decline as an absolute number and as a percentage of DXL’s overall market capitalization may be greater than what would occur in the absence of the reverse stock split. Furthermore, the reduced number of shares that would be outstanding after the reverse stock split could significantly reduce the trading volume and otherwise adversely affect the liquidity of DXL common stock.

Potential Anti-Takeover Effect

SEC rules require disclosure and discussion of the effects of any proposal that could be used as an anti-takeover device. This proposal, if adopted and implemented, will result in a relative increase in the number of authorized but unissued shares of DXL common stock vis-à-vis the outstanding shares of DXL common stock and could, under certain circumstances, have an anti-takeover effect, although that is not the purpose or intent of the proposal. A relative increase in the number of authorized but unissued shares of DXL common stock could have other effects on DXL stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized shares. A relative increase in the authorized but unissued shares of DXL common stock could potentially deter takeovers, including takeovers that the DXL Board determines are not in the best interest of its stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. Other than in connection with the merger, the DXL Board is not aware of any attempt to take control of the DXL business, and the DXL Board has not considered the reverse stock split to be a tool to be utilized as a type of anti-takeover device. Other than in connection with the merger, DXL currently has no plans, proposals or arrangements to issue any shares of DXL common stock that would become newly available for issuance as a result of the reverse stock split.

Effect on Outstanding DXL Common Stock; Procedure for Effecting the Reverse Stock Split

If the stockholders of DXL approve the reverse stock split, and if the DXL Board elects to proceed with the reverse stock split, the DXL Board will determine the ratio of the reverse stock split to be implemented within the range approved by its stockholders and will file the amendment to the certificate of incorporation, in Section 1 of the form attached as Annex C to this proxy statement, with the Secretary of State of the State of Delaware reflecting the designated ratio. The DXL Board may decide not to effect the reverse stock split without resoliciting stockholder approval.

The table below illustrates a range of the possible reverse stock split ratios with the implied number of issued and outstanding shares of DXL common stock resulting from the reverse stock split, based on [●] shares of DXL common stock issued and outstanding as of [●], 2026:

	Prior to Reverse Stock Split								Immediately After Reverse Stock Split
Proposed Ratio	Authorized Shares of Common Stock	Outstanding Shares of Common Stock, Net of Treasury Shares		Closing Stock Price at [●], 2026		Market Value			Authorized Shares of Common Stock	Outstanding Shares of Common Stock, Net of Treasury Shares		Closing Stock Price at [●], 2026			Market Value
2:1	125,000,000	[●	]	$0.[●	]	$	[●	]	125,000,000	[●	]	$	[●	]	$	[●	]
10:1	125,000,000	[●	]	$0.[●	]	$	[●	]	125,000,000	[●	]	$	[●	]	$	[●	]
15:1	125,000,000	[●	]	$0.[●	]	$	[●	]	125,000,000	[●	]	$	[●	]	$	[●	]

	Prior to Reverse Stock Split								Immediately After Reverse Stock Split
Proposed Ratio	Authorized Shares of Common Stock	Outstanding Shares of Common Stock, Net of Treasury Shares		Closing Stock Price at [●], 2026		Market Value			Authorized Shares of Common Stock	Outstanding Shares of Common Stock, Net of Treasury Shares		Closing Stock Price at [●], 2026			Market Value
20:1	125,000,000	[●	]	$0.[●	]	$	[●	]	125,000,000	[●	]	$	[●	]	$	[●	]
25:1	125,000,000	[●	]	$0.[●	]	$	[●	]	125,000,000	[●	]	$	[●	]	$	[●	]
30:1	125,000,000	[●	]	$0.[●	]	$	[●	]	125,000,000	[●	]	$	[●	]	$	[●	]

Beneficial Owners of DXL Common Stock / Shares Held in “Street Name”

Upon the implementation of the reverse stock split, DXL intends to treat shares held by stockholders in “street name” through a bank, broker or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers and other nominees will be instructed to effect the reverse stock split for their beneficial holders holding DXL common stock in street name. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the reverse stock split. If a stockholder holds shares of DXL common stock with a bank, broker or other nominee and has any questions about the reverse stock split, the stockholder is encouraged to contact their bank, broker or nominee.

Registered Holders of DXL Common Stock

Certain registered holders of DXL common stock hold some or all of their shares electronically in book-entry form with DXL’s transfer agent, EQ, LLC. These stockholders do not hold physical stock certificates evidencing their ownership of DXL common stock. Instead, they are provided with a statement reflecting the number of shares of DXL common stock registered in their accounts. If a stockholder holds registered shares in book-entry form with DXL’s transfer agent, no action needs to be taken to receive post-reverse stock split shares. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of DXL common stock held following the reverse stock split.

Holders of Certificated Shares of DXL Common Stock

As of the date of this proxy statement, certain shares of DXL common stock were held in certificated form. Beginning at the effective time of the reverse stock split, each certificate representing shares of DXL common stock issued prior to the effective time of the reverse stock split will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split. Stockholders of record at the time of the reverse stock split who hold shares of DXL common stock in certificated form will also be sent a transmittal letter by DXL’s transfer agent after the effective time. The transmittal letter will be accompanied by instructions on how a stockholder should exchange his, her or its certificates representing the pre-split shares of DXL common stock for a statement of holding. When a stockholder submits their certificates representing the pre-split shares of DXL common stock, the post-split shares of DXL common stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, a stockholder will receive a statement of holding that indicates the number of post-split shares the stockholder owns in book-entry form. DXL will no longer issue physical stock certificates unless a stockholder makes a specific request for a share certificate representing your post-split ownership interest.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNLESS AND UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM DXL’S TRANSFER AGENT.

Treatment of Fractional Shares

Fractions of shares of DXL common stock resulting from the reverse stock split will be issued in connection with the reverse stock split. In addition, DXL will issue that number of fractions of shares of DXL common stock necessary for each stockholder that has a fractional interest resulting from the reverse stock split to hold stock, on a certificate-by-certificate basis and after giving effect to the reverse stock split and such additional fractional issuances, in the amount of the next higher whole number of shares of DXL common stock (the “fractional issuance”). As a result, each stockholder (on a certificate-by-certificate basis) will hold the same percentage of the outstanding DXL common stock immediately following the reverse stock split as that stockholder did immediately prior to the reverse stock split, except for minor adjustment due to the fractional issuance. Each certificate representing a fraction of a share outstanding immediately following the effectiveness of the reverse stock split shall represent the next higher whole number of shares of the DXL common stock, and no separate certificates shall be issued for fractions of shares to be issued in the fractional issuance. The DXL Board has determined that the decreased administrative burdens and benefits of efficiency and accuracy in maintaining its capitalization records represent sufficient consideration for the fractional issuance, such that DXL stockholders receiving fractions of shares of DXL common stock in the fractional issue will not be required to make any additional cash payment for such fractions.

Effect on Authorized but Unissued Shares of DXL Capital Stock

Currently, DXL is authorized to issue up to a total of 125,000,000 shares of DXL common stock, of which [●] shares were issued, [●] shares were held as treasury stock and [●] shares were outstanding as of [●], 2026, which is the record date, and 1,000,000 shares of DXL preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of [●], 2026. The reverse stock split, if approved and effected, will not have any effect on the authorized number of shares of DXL common stock or DXL preferred stock.

The reverse stock split will not change the existing terms of DXL common stock. After the reverse stock split, the shares of DXL common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the DXL common stock now authorized. The DXL common stock that remains issued following the reverse stock split will continue to be fully paid and non-assessable.

Effect on Equity Awards

As of the effective time of the reverse stock split, the number of shares subject to all outstanding options, restricted stock units, performance stock units, deferred stock units and other rights to acquire DXL common stock will automatically be proportionately reduced in the same ratio as the reduction in the number of shares of issued common stock, and any fractional shares will be rounded down to the nearest whole share of DXL common stock in order to comply with the requirements of Sections 409A and 424 of the Code. Correspondingly, the per share exercise price of any stock options will automatically be increased based on the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to such options will remain approximately the same. In addition, as of the effective time of the reverse stock split, DXL will proportionately decrease the total number of shares of DXL common stock that remain available for future grants under DXL’s Second Amended and Restated 2016 Incentive Compensation Plan and the Seventh Amended and Restated Non-Employee Director Compensation Plan.

Effect on Registration and Stock Trading

DXL common stock is currently registered under Section 12(b) of the Exchange Act, and DXL is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of DXL common stock under the Exchange Act. If the reverse stock split is approved and effected, DXL common stock will receive a new CUSIP number.

Accounting Consequences

The reverse stock split will not affect the par value of DXL common stock per share, which will remain par value $0.01 per share. As a result, as of the effective time of the reverse stock split, the stated capital attributable to DXL common stock will be reduced proportionally based on the reverse stock split ratio and the additional paid-in capital account on its balance sheet will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of DXL common stock outstanding.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the implementation of the reverse stock split, the DXL Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act, and DXL will continue to be subject to the periodic reporting and other requirements of the Exchange Act after giving effect to the reverse stock split.

No Appraisal Rights

Under the DGCL, stockholders will not be entitled to appraisal rights with respect to the proposed amendment to effect the reverse stock split, and DXL does not intend to provide stockholders with any such rights.

Interests of Certain Persons in this Proposal 2

Certain of DXL’s officers and directors have an interest in this proposal as a result of their ownership of shares of DXL common stock. However, DXL does not believe that such officers or directors have interests in this proposal that are different from or greater than those of any of DXL’s other stockholders.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

For a summary of the material U.S. federal income tax consequences of the proposed reverse stock split to holders of DXL common stock, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger and the Reverse Stock Split”.

Effect on Other Proposals

Approval of this proposal 2 by DXL stockholders is a separate vote from approval of the share issuance as contemplated by proposal 1, and from the approval of the amendment to the Second Amended and Restated 2016 Incentive Compensation Plan as contemplated by proposal 3. Accordingly, DXL stockholders may vote for proposal 2 and vote against proposal 1.

Although approval of the reverse stock split proposal is not expressly stated in the merger agreement as a condition to the completion of the merger, the merger agreement includes a condition to the merger that the DXL common stock to be issued as merger consideration be authorized for listing on Nasdaq, subject to official notice of issuance. In order to consummate the merger with FBB, DXL must satisfy the Nasdaq initial listing standards, which require, among other things, a minimum bid price of $4.00 per share. On [●], 2026, the last practicable date before the printing of the proxy statement, the closing price per share of DXL common stock as reported on Nasdaq was $[●] per share. Accordingly, although not expressly stated in the merger agreement as a condition precedent to the completion of the merger, approval of the reverse stock split proposal is expected to be necessary to enable DXL to meet the minimum bid price requirement for Nasdaq listing and to satisfy the related Nasdaq-listing condition to the completion of the merger. In addition, regardless of whether the issuance proposal is approved and the merger is consummated, the reverse stock split proposal is imperative to provide DXL with flexibility to regain and maintain compliance with the minimum bid price requirement for continued listing on Nasdaq. If DXL is unable to regain and maintain compliance with Nasdaq listing standards, DXL common stock would become subject to delisting, which would adversely affect the liquidity and marketability of DXL common stock. Accordingly, the DXL Board believes that approval of the reverse stock split proposal is necessary to support DXL’s ongoing capital markets profile and strategic flexibility, regardless of whether the merger is consummated.

Vote Needed for Approval

The affirmative vote of a majority of the votes cast by DXL stockholders, in person or by proxy, is required for the reverse stock split proposal. Abstentions, the failure to vote, and broker non-votes, if any, will have no effect on the outcome of the reverse stock split proposal.

Recommendation

THE DXL BOARD RECOMMENDS THAT YOU VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL 3

2016 PLAN PROPOSAL

At the special meeting, DXL stockholders are being asked to approve and adopt an amendment to the Second Amended and Restated 2016 Incentive Compensation Plan (as amended, effective August 8, 2024, the “2016 plan”) to (a) increase the total number of shares of DXL common stock authorized for issuance under the 2016 plan by 13,500,000 shares; (b) increase the total number of shares of DXL common stock available for issuance upon the exercise of incentive stock options granted under the 2016 plan by 13,500,000 shares; (c) change the share fungible rate from 1.9 shares to 1.5 shares; and (d) remove the annual per participant limitations with respect to the share amount and/or dollar value of awards that can be granted under the 2016 plan. Based on the closing price of DXL common stock on Nasdaq on May 1, 2026 of $0.62 per share, the maximum aggregate market value of these additional shares would be approximately $8.4 million. The 2016 plan was originally approved by DXL stockholders on August 4, 2016. The DXL stockholders subsequently approved amendments to increase the number of shares of common stock authorized for issuance under the 2016 plan, as follows: on August 8, 2019, to increase the number of shares of common stock by 2,800,000 shares; on August 12, 2020, to increase the number of shares of common stock by 1,740,000 shares; on August 5, 2021, to increase the number of shares of common stock by 4,855,000 shares; and on August 8, 2024, to increase the number of shares of common stock by 6,150,000 shares. If DXL stockholders approve the amendments to the 2016 plan, the maximum number of shares that may be issued for awards granted under the 2016 plan will be 34,245,000 shares.

Pursuant to its terms, the 2016 plan will terminate at the earliest of (a) such time as no shares remain available for issuance, (b) termination of the 2016 plan by the DXL Board, or (c) the tenth (10th) anniversary from the date the DXL stockholders approve the amended 2016 plan. If the DXL stockholders approve this proposal 3, the tenth (10th) anniversary of the 2016 plan (as most recently amended herein) will be [●], 2036. If the DXL stockholders do not approve this proposal 3, the 2016 plan will remain in effect, but no further awards may be granted under the 2016 plan after August 8, 2034.

A copy of the proposed amendment to the Second Amended and Restated 2016 Incentive Compensation Plan is attached as Annex D to this proxy statement.

Historical Awards Under the 2016 Plan

Since fiscal 2010, DXL’s primary use of equity compensation has been tied to awards granted pursuant to DXL’s long-term incentive plan program (“LTIP”), which is a sub-plan under the 2016 plan. More recently, the LTIP has been comprised of multiple components consisting of both performance-based and time-based awards. DXL has used LTIPs as a means to provide a source of equity compensation to attract, retain and reward its management team. The 2016 plan provides DXL the ability to give participants important incentive and reward opportunities designed to enhance its profitable growth. Awards granted under the 2016 plan are also used for new hire incentives. The increase in the shares available under the 2016 plan will enable DXL to continue to attract new talent and retain and reward management. The 2016 plan has been a vital component of our compensation program.

The 2016 plan is also needed for the independent directors to satisfy the requirement under the Non-Employee Director Compensation Plan (the “Director Plan”) that its directors receive 60% of their annual retainer in the form of equity (“Required Equity”) if they have not met an ownership of three times their annual retainer. Pursuant to Nasdaq rules, shares under the Director Plan are not available for this purpose; therefore, DXL can only issue Required Equity to DXL directors from a stockholder-approved plan, which is the 2016 plan.

Purpose of Share Request

The DXL Board believes this proposal is important to DXL independent of the merger, for the reasons described below.

The DXL Board believes that the ability to grant equity awards is essential to attracting, retaining, and motivating the talented employees and directors who drive DXL’s long-term success. Equity compensation aligns the interests of DXL’s workforce with those of DXL stockholders and supports a performance-driven culture.

The share reserve under the 2016 plan is no longer sufficient to support DXL’s ongoing equity programs. Due to a lower stock price, fiscal 2025 share utilization was higher than in prior years, accelerating depletion of the remaining shares. At current stock-price levels, DXL will be unable to continue providing competitive equity-based long-term incentive opportunities without an increase in the number of authorized shares.

Additional shares are needed to support DXL’s annual equity awards for employees and executives, which are a central component of DXL’s retention and performance-based compensation strategy. The requested increase is also necessary to support DXL’s director compensation program. As noted above, under the Director Plan, non-employee directors must satisfy a minimum equity ownership requirement, which mandates that 60% of their retainer be paid in equity until the requirement is met. Because shares issued for this mandatory equity component must be drawn from the 2016 plan, director compensation further contributes to the need for additional shares.

If DXL stockholders do not approve this proposal to increase the total number of shares of DXL common stock authorized for issuance under the 2016 plan, DXL will be unable to settle outstanding performance awards in shares if earned, and would instead be required to settle such awards in cash. Moreover, DXL’s ability to attract, retain, and incentivize key talent would be significantly impaired, limiting DXL’s ability to execute its strategic priorities and drive long-term stockholder value. In addition, DXL would have to eliminate the required equity component of its director compensation program.

The approval of this proposal 3 is not a condition to the completion of the merger with FBB. However, approval of the 2016 plan proposal is important to ensure that a sufficient number of shares of DXL common stock are available for issuance to participants under the 2016 plan for DXL. If the merger were to be consummated, additional equity awards may be required in connection with integration and workforce management; however, the DXL Board believes approval of this proposal is important to support DXL’s ongoing compensation programs regardless of whether the merger is consummated.

Impact on Dilution

The DXL Board recognizes the impact of dilution on stockholders and weighs the goal of motivating DXL’s leadership and employees with equity grants against stockholder dilution. If proposal 3 is approved, the issuance of the additional shares would dilute the holdings of stockholders by approximately 9.3%, assuming that all shares granted from the 2016 plan were options or stock appreciation rights, as explained in more detail below.

Expected Duration of Share Reserve

DXL expects that the increased number of shares being requested, if DXL stockholders approve this proposal 3, will be sufficient for one year. Expectations and assumptions regarding future share usage could be impacted by award type, executive hires and promotions, forfeiture of existing grants, and the impact of the merger between DXL and FBB. The share pool was increased in 2024 by 6,150,000 shares.

Adjustments Upon Certain Changes

If proposal 2 is approved and there is a decrease in the number of issued shares of DXL common stock as a result of the reverse stock split, the number of shares of common stock authorized for issuance under the 2016 plan and the price per share of common stock covered by an outstanding non-qualified stock option shall be proportionately adjusted. The changes to the number of shares in the pool that would occur if the merger is approved do not affect the number of shares being requested in this proposal 3. DXL has no outstanding incentive stock options.

Change in Control

If proposal 1 is approved, the transaction would meet the conditions of a Change in Control pursuant to the terms of the 2016 plan. Each share of DXL common stock, each option to purchase DXL common stock, each DXL restricted stock unit award, and DXL performance stock unit that is issued and outstanding at the effective time of the merger would remain issued and outstanding and would be unaffected by the merger, other than adjustments for the reverse stock split and those shares subject to acceleration upon the consummation of the merger. The DXL compensation committee did not take any action with respect to outstanding DXL performance stock unit awards or the time-vested portion of the current LTIP, which awards would be treated in accordance with their terms.

Share Reserve

At May 2, 2026, 3,700,396 shares of DXL common stock remained available for issuance under the 2016 plan.

DXL recommends approval of the amendments to the 2016 plan so that it may continue to provide equity compensation to attract, motivate, retain and reward high-quality executives and other key employees, officers and directors. For a description of DXL’s long-term incentive program, please refer to the section entitled “Compensation Discussion and Analysis—Long-Term Incentive Plans” set forth in DXL’s Annual Report on Form 10-K/A for the fiscal year ended January 31, 2026 as filed with the SEC on May 26, 2026.

Alignment of 2016 Plan with Stockholders’ Interests

The 2016 plan is designed to reinforce the alignment of DXL’s equity opportunities for management with the interest of DXL stockholders and includes a number of provisions that DXL believes are consistent with good governance and compensation practice, including:

•	Minimum vesting period of one year from the date of grant covering 95% of all awards;

•	No repricing of stock options or stock appreciation rights without stockholder approval;

•	No discounted stock options;

•	No dividends paid on unvested equity awards;

•	No evergreen provision;

•	No automatic grants or reload;

•	No liberal share recycling;

•	A stated clawback provision;

•	“Double-trigger” vesting for change in control; and

•	No tax gross-ups.

Key Data

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term
New shares requested under amendment to the 2016 plan	13,500,000
Shares as of May 2, 2026:
2016 Plan
Shares remaining available for issuance	3,700,396
Time-based stock options outstanding	2,961,292	$0.64	4.4 yrs.
Time-based unvested full-value awards outstanding	830,465		1.7 yrs.	(2)
Deferred stock awards payable to directors	642,431
Performance stock units with market condition	573,000		0.2 yrs.

Total full value awards outstanding	2,045,896
Non-Employee Director Compensation Plan(1)	511,477
Other data:(2)
Value-Adjusted Burn Rate - 3 yr. average	1.6%
Dilution - assuming all shares are granted on a 1:1 basis	9.3%
Overhang	15.2%
Shareholder Transfer Value (New + Available)	10.3%
Shareholder Transfer Value (New + Available + Outstanding)	13.5%

(1)	Represents shares available for stock issuances in lieu of cash for director fees.
(2)	The following percentages were calculated using DXL’s pro forma common stock outstanding, on a post-merger basis, of approximately 123.7 million shares.
(3)	Average remaining vesting period of time-based awards.

Burn Rate

The following table sets forth information regarding grants of annual time-based awards, performance stock units, and performance-based awards granted and earned for each of the past three fiscal years and the average three-year burn rate:

Fiscal Year	Performance Stock Units Granted (1)	Performance Stock Units Earned (2)	Time- Based Option Awards Granted	Full Value Awards Granted and Earned for Achievement of Performance- Based Metrics	Time- Based Full Value Awards Granted	Shares Granted to Directors as Compensation	Deferred Shares Granted to Directors as Compensation	Weighted Average Common Shares (Basic)	Value Adjusted Burn Rate (3)
2025	—	—	—	799,349	915,124	213,729	109,657	54,104,000	3.2%
2024	—	—	—	—	388,650	49,304	44,132	56,779,000	0.7%
2023	573,000	—	1,317	267,219	339,923	29,650	—	61,018,000	1.0%
3-yr average									1.6%

(1)

Represents PSUs granted to Mr. Kanter in August 2023 in connection with the amendment and extension of his employment agreement. All PSUs were unvested as of January 31, 2026 and any unvested PSUs that remain outstanding at August 11, 2026 will expire.

(2)

For fiscal 2025 and fiscal 2023, amounts represent awards granted and vested for the achievement of the performance targets for the performance-based component of the 2022-2024 LTIP and the 2020-2022 LTIP, respectively.

(3)

Value-Adjusted Burn Rate is calculated as (i) the sum of (a) number of full-value awards (including PSUs earned) * the 200-day average stock price as of the last day of the applicable Fiscal Year plus (b) number of stock options * Black Scholes valuation assuming market price is equal to the 200-day average stock price as of the last day of the applicable Fiscal Year (ii) divided by the weighted average common shares * the 200-day average stock price as of the last day of the applicable Fiscal Year.

DXL is Committed to Managing Dilution

The DXL Board recognizes the impact of dilution on DXL stockholders and, in evaluating the 2016 plan, sought to balance this concern with DXL’s ability to provide its management team with equity compensation as part of DXL’s long-term growth initiatives which, in time, DXL would expect to increase stockholder value. If this proposal 3 is approved, the issuance of the additional shares to be reserved under the 2016 plan would dilute the holdings of stockholders by approximately 9.3%, assuming that all shares granted from the 2016 plan were options or stock appreciation rights.

The DXL Board is committed to managing dilution. Over the past three fiscal years, DXL repurchased an aggregate 10.3 million shares for a total cost of $38.3 million. One impact of the stock repurchase programs has been that it decreased the number of shares of common stock outstanding, making burn rates, as discussed above, appear higher because the burn rate is based on shares outstanding.

DXL also manages dilution by permitting its employees the option to satisfy their tax withholding obligations related to equity awards by withholding shares from those shares otherwise issuable. Over the past three fiscal years, DXL has withheld an aggregate 0.3 million shares to satisfy its employee’s tax withholding obligations related to equity awards for a total cost of $1.0 million. The DXL Board believes the potential dilution to DXL stockholders that could result from the approval of the amendments to the 2016 plan is reasonable and sustainable to meet DXL’s strategic growth initiatives.

	Potential Voting Power Dilution		Shareholder Value Transfer (2)
	Shares	Dilution (1)	Average Award Value	Fair Value	Shareholder Value Transfer
As of May 2, 2026:
Aggregate outstanding stock options, RSUs, PSUs and deferred stock	5,007,188		$0.85	$4,256,110
Shares available under 2016 plan	3,700,396		$0.79	$2,923,313
New shares requested under 2016 plan (3)	13,500,000	9.3%	$0.79	$10,665,000
Total equity dilution including new shares (overhang)	22,207,584	15.2%
Shareholder Value Transfer (new and available)				$13,588,313	10.3%
Shareholder Value Transfer				$17,844,423	13.5%
Pro forma common shares outstanding assuming May 2, 2026 closing date	123,726,643		$1.07	$132,387,508

(1)

Dilution for the additional shares requested under the 2016 plan is calculated as the additional shares requested divided by the sum of shares of DXL’s pro forma common shares outstanding, outstanding stock options, deferred stock, PSUs and RSUs outstanding, shares remaining available for issuance under the 2016 plan and the additional shares requested. Overhang is calculated as the total equity dilution per the table divided by the sum of shares of DXL’s pro forma common shares outstanding, outstanding stock options, deferred stock and RSUs outstanding and shares remaining available for issuance under the 2016 plan and the additional shares requested.

(2)

Shareholder Value Transfer is the sum of the fair value of shares available for grant, shares outstanding under existing awards and new shares requested, the sum of which is then divided by the value of total shares of DXL’s pro forma common shares outstanding at January 31, 2026. The average award value for shares available under the 2016 plan and the new shares requested of $0.79 was calculated using the 200-day average stock price of the DXL common stock at March 1, 2026 of $1.07 divided by a fungible break-even ratio of 1.35.

(3)

This dilution calculation assumes all shares granted from the 2016 plan are options or stock appreciation rights. However, if approved, each grant of a full-value award will utilize 1.5 shares from the share reserve. Therefore, if all 13,500,000 shares requested were full-value awards, only 9.0 million actual shares would affect dilution to DXL stockholders, and the effect of dilution would approximately 6.4% in the table.

Grant History

DXL’s incentive-based compensation program is broad-based and not heavily concentrated to only its CEO and/or named executive officers. Based on the grant activity for the past three fiscal years, equity awards granted to DXL’s CEO, exclusive of the PSUs that were granted to Mr. Kanter in fiscal 2023, in connection with his amended and extended employment agreement, were approximately 28.1% of all equity awards granted under the 2016 plan. Grants to DXL’s other named executive officers, excluding Mr. Kanter, represented approximately 22.3% of the total equity awards granted under the 2016 plan over the past three fiscal years.

Fiscal Year	CEO Grants (1)	All Other NEO Grants	Total Grants to All Participants	CEO Ratio	All Other NEO Ratio
2025	488,264	387,973	1,714,473	28.5%	22.6%
2024	101,760	84,259	388,650	26.2%	21.7%
2023	172,745	131,563	608,459	28.4%	21.6%
3-yr average				28.1%	22.3%

(1)

For fiscal 2023, the grants to the CEO exclude 573,000 performance stock units (PSUs) that were granted to Mr. Kanter in August 2023 in connection with his amended and extended employment agreement. As a result of this amended and extended employment agreement, Mr. Kanter agreed to the extension of his employment agreement through August 2026. The PSUs are subject to a market condition which is tied to DXL’s stock price. The award will vest, if at all, in nine installments, when the trailing 30-day volume-weighted average closing price of a share of DXL’s common stock meets or exceeds $6.50, $6.75, $7.00, $7.25, $7.50, $7.75, $8.00, $8.25, and $8.50. All 573,000 PSUs remain unvested and outstanding at January 31, 2026. The PSUs will expire in August 2026, if unvested.

Equity Compensation Plan Information

The following is a summary of information with respect to DXL’s equity compensation plans as of May 2, 2026:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	5,007,188	$0.64	(2)	3,700,396
Equity compensation plans not approved by security holders (3)	—	—		511,477

Total	5,007,188	$0.64		4,211,873

(1)	Includes 2,961,292 outstanding stock options, 830,465 outstanding RSUs, 573,000 outstanding PSUs and 642,431 outstanding deferred stock awards.
(2)	The weighted-average exercise price is calculated solely based upon outstanding stock options and excludes RSUs, PSUs and deferred stock awards.
(3)

Reflects activity under the Director Plan. Pursuant to the Director Plan, DXL has 1,500,000 shares authorized for stock issuances in lieu of cash director fees, of which 511,477 shares were available at May 2, 2026.

Summary of the Second Amended and Restated 2016 Incentive Compensation Plan, as Amended Effective ([XXX, XX, 2026])

The following is a summary of the 2016 plan and is qualified in its entirety by reference to the full text of the 2016 plan as proposed to be amended, which is attached as Annex D to this proxy statement. The summary of the 2016 plan may not contain all the information that is important to you and you should read Annex D carefully before you decide how to vote.

Purpose

The purpose of the 2016 plan is to:

•	assist DXL in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to DXL;

•	enable persons participating in the 2016 plan to acquire or increase a proprietary interest in DXL in order to strengthen the mutuality of interests between them and DXL stockholders, and

•	provide persons participating in the plan with performance incentives to expend their maximum efforts in the creation of stockholder value.

Eligible Participants

The persons eligible to receive awards under the 2016 plan are DXL’s officers, directors, employees and consultants or other persons who provide services to DXL. An employee on leave of absence may be considered as still employed for purposes of eligibility for participation in the 2016 plan. As of the date of this proxy statement, there are approximately 30 employees (7 executive officers, 5 senior vice presidents and 18 vice presidents), 6 non-employee directors as well as service providers of DXL and its affiliates who would be eligible to participate in the 2016 plan.

Administration

The DXL Board has selected the DXL compensation committee to administer the 2016 plan. All DXL compensation committee members must be “non-employee directors” as defined by Rule 16b-3 of the Exchange Act. The DXL Board may in its discretion elect to administer the 2016 plan, provided that it is administered only by those directors who are independent within the meaning of the 2016 plan. Subject to the terms of the 2016 plan, the DXL compensation committee is authorized to select eligible persons to participate in the 2016 plan, grant awards, determine the type and number of awards to be granted and the number of shares of common stock to which awards will relate, specify times at which awards will be exercisable or settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations for administration of the 2016 plan and make all other determinations that it deems necessary or advisable for the administration of the 2016 plan.

Shares Available for Awards

The shares to be delivered under the 2016 plan may be authorized but unissued shares of DXL common stock or treasury shares. Under the 2016 plan, as proposed to be amended pursuant to this proposal 3, the total number of shares of DXL common stock that may be subject to the granting of awards under the 2016 plan shall be equal to the sum of (i) 34,245,000 shares, plus (ii) 525,538 shares that were available for issuance but not granted under the 2006 plan that rolled into the 2016 plan on August 4, 2016. As of May 2, 2026, 3,700,396 shares of DXL common stock remained available for issuance under the 2016 plan.

Shares issued in respect of any full-value award, such as restricted stock and RSUs, are counted against the share limit as 1.5 shares of stock for every one share issued. Each share issued in respect of stock options or stock appreciation rights (SARs) are counted against the share limit as one share of stock for every one share issued.

Any shares of stock that again become available for award under the 2016 plan shall be added as one share for every one share of stock options or SARs and 1.5 shares for every one full-value award.

Awards that are settled or exercised through the payment of shares, and shares withheld for the payment of taxes on awards, are counted in full against the number of shares available for award under the 2016 plan, regardless of the number of shares actually issued upon settlement or exercise of any such award.

Awards with respect to shares that are granted to replace outstanding awards or other similar rights that are assumed or replaced by awards under the 2016 plan pursuant to the acquisition of a business are not subject to, and do not count against, the foregoing limit.

Subject to the increase in the share reserve described above, the maximum aggregate number of shares that may be delivered under the 2016 plan as a result of the exercise of ISOs is 34,245,000 shares. In addition, a director who is not an employee or a consultant may not be granted an award that has a fair value, as of the date of grant, which exceeds $300,000 in the aggregate.

Equitable Adjustments

The DXL compensation committee is authorized to adjust the limitations described in the preceding paragraph and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants.

The DXL compensation committee is also authorized to adjust the limitations on the amount of certain awards in the event of any merger, consolidation or other reorganization in which DXL does not survive, or in the event of any change in control (as defined in the 2016 plan), by taking any of the following approaches, without the requirement of obtaining consent from any plan participant: (1) continuation of the outstanding awards by DXL, if DXL is the surviving entity, (2) the assumption or substitution for the outstanding awards by the surviving entity, (3) full exercisability or vesting and accelerated expiration of the outstanding awards, or (4) settlement of the value of the outstanding awards in cash or cash equivalents or other property followed by cancellation of such awards.

Minimum Vesting Requirement

Except with respect to 5% of the shares of common stock available for awards under the 2016 plan, no award will become exercisable or otherwise non-forfeitable unless such award has been outstanding for a minimum period of one year from its date of grant. The DXL compensation committee reserves the general discretion to accelerate vesting of awards in connection with the participant’s death, disability, termination of service or change in control.

Awards

The 2016 plan authorizes grants of a variety of awards described below. The DXL compensation committee, or the DXL Board, if applicable, determines the terms and conditions of each award at the time of grant, including whether the payment of awards may be subject to the achievement of performance goals, consistent with the terms of the 2016 plan. The material terms and conditions of the awards described below shall be set forth in an award agreement, as established by the DXL compensation committee, consistent with the provisions of the 2016 plan. Each award agreement shall either be (i) in writing in a form approved by the DXL compensation committee and executed by DXL by an officer duly authorized to act on its behalf, or (ii) an electronic notice in a form approved by the DXL compensation committee and recorded by DXL in an electronic recordkeeping system used for tracking awards.

Stock Options and SARs

The DXL compensation committee is authorized to grant stock options, including both incentive stock options (“ISOs”) (which must comply with provisions of Section 422 of the Code and can result in potentially favorable tax treatment to the participant) and non-qualified stock options, as well as stock appreciation rights (SARs), which entitle the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option is determined by the DXL compensation committee, but must not be less than the fair market value of a share of common stock on the date of grant. The grant price of an SAR is determined by the DXL compensation committee, but must not be less than (i) the fair market value of a share of common stock on the date of grant or, (ii) in the case of an SAR issued in tandem with an ISO, the exercise price of the option granted in tandem with the SAR.

For purposes of the 2016 plan, the term “fair market value” means the fair market value of the common stock, awards or other property as determined by the DXL compensation committee or under procedures established by the DXL compensation committee. Unless otherwise determined by the DXL compensation committee or the DXL Board, the fair market value of the common stock as of any given date shall be the closing sales price per share of common stock as reported on the principal stock exchange or market on which the common stock is traded on the date immediately preceding the date as of which such value is being determined or, if there is no sale on that date, the last previous day on which a sale was reported.

The aggregate fair market value with respect to ISOs granted under the plan that become exercisable for the participant during any calendar year shall not exceed $100,000.

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment or service generally are fixed by the DXL compensation committee except that no option or SAR may have a term exceeding 10 years. Options may be exercised by payment of the exercise price in cash, shares, outstanding awards or other property (including notes or other contractual obligations of participants to make deferred payments, so long as such notes or other contractual obligations are not in violation of applicable law), as the DXL compensation committee may determine from time to time. The 2016 plan also permits net share settlement of nonqualified stock options. Methods of exercise and settlement and other terms of the SARs are determined by the DXL compensation committee.

Other than in connection with standard adjustments (as set forth in the 2016 plan), (i) the terms of outstanding options or SARs may not be amended to reduce the exercise or grant price per share of such options or SARs, as applicable (ii) an outstanding option or SAR may not be cancelled, exchanged, substituted, bought out or surrendered in exchange for (a) cash or other awards, in each case, having a fair market value in excess of the amount by which the fair market value of the shares underlying such option or SAR exceeds the aggregate exercise or grant price of such option or SAR as applicable or (b) options or SARs with an exercise or grant price per share that is less than the exercise or grant price per share of the original option or SAR as applicable and (iii) the DXL compensation committee shall not be permitted to take any other action with respect to an option or SAR that may be treated as a repricing, in each case, without approval of DXL stockholders.

Restricted Stock Awards

The DXL compensation committee is authorized to grant restricted stock, which is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the DXL compensation committee. A participant granted restricted stock generally has all of the rights of DXL stockholders, unless otherwise determined by the DXL compensation committee, and has the right to receive dividends.

Deferred Awards, including RSUs

The DXL compensation committee is authorized to grant deferred awards, which include deferred stock and RSUs. An award of deferred stock or RSUs entitles a participant the right to receive shares of common stock at the end of a specified deferral period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock or RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Bonus Stock and Awards in Lieu of Cash Obligations

The DXL compensation committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of DXL’s obligations to pay cash under the 2016 plan or other plans or compensatory arrangements, subject to such terms as the DXL compensation committee may specify.

Dividend Equivalents

The DXL compensation committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the DXL compensation committee. No dividends shall be paid on any unvested awards, and no dividend equivalents granted in connection with another award shall be paid or distributed prior to the vesting date of the related award (or portion thereof giving rise to the dividend equivalent). Notwithstanding the foregoing, in no event shall dividend equivalents be paid in connection with the grant of a performance award until such time as the DXL compensation committee has certified that the performance goals with respect to such performance award have been achieved for the relevant performance period.

Performance Awards

The DXL compensation committee is authorized to grant specific performance awards, which represent a conditional right to receive cash, shares of common stock or other awards upon achievement of certain pre-established performance goals and subjective individual goals, if any, during a specified fiscal year. The DXL compensation committee shall, in its sole discretion, determine and grant awards subject to these provisions. This right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such criteria and performance conditions (including subjective individual goals) as may be specified by the DXL compensation committee. The amount of any performance awards to be distributed shall be conclusively determined by the DXL compensation committee. Performance awards may be paid in a lump sum or in installments following the close of an applicable performance period, or, in accordance with procedures established by the DXL compensation committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code (“Section 409A”).

Subject to the requirements of the 2016 plan, the DXL compensation committee will determine performance award terms, including the required levels of performance with respect to specified criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. Except as otherwise specified by the DXL compensation committee at the time the goals are set, the DXL compensation committee shall exclude the impact of (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to DXL’s operations or not within DXL’s reasonable control of management, (iii) a change in accounting standards required by generally accepted accounting principles, or (iv) any other item or event deemed advisable by the DXL compensation committee. Achievement of performance goals in respect of performance awards shall be measured over a performance period no shorter than 12 months and no longer than 5 years, as further specified by the DXL compensation committee.

In granting performance awards, the DXL compensation committee may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of certain business criteria described in the 2016 plan (including, for example, total stockholder return, net income, pretax earnings, EBITDA, earnings per share, and return on investment). During the first 90 days of a performance period, the DXL compensation committee will determine who will potentially receive performance awards for that performance period, either out of the pool or otherwise.

After the end of each performance period, the DXL compensation committee will determine (i) the amount of any pools and the maximum amount of potential performance awards payable to each participant in the pools and (ii) the amount of any other potential performance awards payable to participants in the 2016 plan. The DXL compensation committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Stock-Based Awards

The DXL compensation committee is authorized to grant awards under the 2016 plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon DXL’s performance or any other factors designated by the DXL compensation committee, and awards valued by reference to the book value of shares of common stock or the value of securities of or the performance of specified subsidiaries or business units. The DXL compensation committee determines the terms and conditions of such awards.

Other Terms of Awards

Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the DXL compensation committee. The DXL compensation committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the DXL compensation committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The DXL compensation committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of DXL’s obligations under the 2016 plan. The DXL compensation committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations.

Awards under the 2016 plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.

Restriction on Repricing

As described above under “—Stock Options and SARs,” repricing of stock options and SARs is not permitted without stockholder approval. The DXL compensation committee may, however, grant awards in exchange for other awards under the 2016 plan or under other Company plans, or other rights to payment from DXL, and may grant awards in addition to such other awards, rights or other awards.

Restrictions on Transferability

Under the 2016 plan, no award can be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the participant to any party, or assigned or transferred by the participant other than by will or the laws of descent and distribution or to a beneficiary upon the participant’s death. Any award or other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to such beneficiaries only if and to the extent such transfers are permitted by the DXL compensation committee pursuant to the express terms of an award agreement, are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the SEC for registration of shares of stock on a Form S-8 registration statement. A Permitted Assignee means (i) the participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or stockholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets.

Clawback

Awards made under the 2016 plan shall be subject to the applicable provisions of DXL’s clawback or recoupment policies as may be in effect from time to time. In addition to the terms of DXL’s clawback policy, the 2016 plan provides that, if a participant, while employed by or providing services to DXL, or after termination of employment or service violates a non-competition, non-solicitation or non-disclosure covenant or agreement, or otherwise engages in activity that is in conflict with or adverse to the interest of DXL, as determined by the DXL compensation committee, then the participant’s awards under the 2016 plan may be forfeited and the DXL compensation committee may require the participant to pay to DXL all or any portion of the gain realized upon exercise or vesting of an award.

Change in Control

In the event of a change in control, the 2016 plan provides that DXL compensation committee in effect immediately preceding the change in control may, in its sole discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award upon a “double trigger” (i.e., upon certain terminations of employment without “justifiable cause” or for “good reason” within 6 months before or 18 months after a change in control). In addition, the DXL compensation committee may provide in an award agreement that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any “change in control,” again upon a “double trigger” as described in this paragraph.

Amendment and Termination

The DXL Board may amend, alter, suspend, discontinue or terminate the 2016 plan or the DXL compensation committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained, no later than the next annual meeting following DXL Board approval for such amendment, for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, DXL stockholder approval may not necessarily be required for every amendment to the 2016 plan which might increase the cost of the 2016 plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to incentive stock options, that condition favorable treatment of participants on such approval, although the DXL Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the DXL Board, the 2016 plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the 2016 plan or (ii) the tenth (10th) anniversary of the effective date.

Federal Income Tax Consequences of Awards

The 2016 plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The following is a brief summary of the principal United States federal income tax consequences of awards under the 2016 plan. This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws.

Non-Qualified Stock Options

On exercise of a non-qualified stock option granted under the 2016 plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is DXL’s employee, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his/her holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of DXL’s stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. The optionee’s tax basis in the number of shares equal to the number of shares delivered on exercise of the option will be equal to his/her tax basis in the shares delivered, and his/her holding period for those shares will include his/her holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

DXL will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for DXL, is reasonable in amount, is not otherwise disallowed by the Code, and either the employee includes that amount in income or DXL timely satisfies DXL’s reporting requirements with respect to that amount.

Incentive Stock Options

The 2016 plan provides for the grant of stock options that qualify as “incentive stock options” as defined in Section 422 of the Code, which DXL refers to as “ISOs.” Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which DXL refers to as the “Required Holding Period”, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which DXL refers to as a “Disqualifying Disposition”, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying

Disposition of those shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

DXL is not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, DXL is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for DXL, is reasonable in amount, is not otherwise disallowed by the Code and either the employee includes that amount in income or DXL timely satisfies DXL’s reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is awarded equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2016 plan (for example, if the employee is required to work for a period of time in order to not forfeit the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service (Section 83(b) election), within 30 days of the stock award, to recognize ordinary compensation income, as of the date the award is granted, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2016 plan, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights

Generally, the recipient of a SAR will not recognize any taxable income at the time the SAR is granted. If the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

In general, there will be no federal income tax deduction allowed to DXL upon the grant or termination of SARs. Upon the exercise of a SAR, however, DXL will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Deferred Awards

The recipient will not have income upon the grant of a RSU or a grant of deferred shares. Also, unlike restricted stock, the recipient is not permitted to make a Section 83(b) election. When the RSU vests or the deferral period lapses on deferred shares, the recipient will have income on the date payment is made or shares are issued, in an amount equal to the fair market value of the stock on such date (or the amount of cash paid). When the stock, if any, is sold the recipient will have a capital gain or loss equal to the sales proceeds less the value of the stock already taken into income. Any capital gain or loss will be long-term if the recipient holds the stock for more than one year; otherwise, it will be short-term.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the dividend equivalent award received. DXL generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 409A

The 2016 plan is intended to comply with Section 409A to the extent that such section would apply to any Award under the 2016 plan. Section 409A governs the taxation of deferred compensation. Any participant that is granted an Award that is deemed to be deferred compensation, such as a grant of RSUs that does not qualify for an exemption from Section 409A, and does not comply with Section 409A, could be subject to taxation on the Award as soon as the Award is no longer subject to a substantial risk of forfeiture (even if the Award is not exercisable) and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A) on the value of the Award.

Importance of Consulting Tax Adviser

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

New Plan Benefits

No shares authorized for issuance under the 2016 plan pursuant to this proposal have been awarded, and no commitments to grant such awards have been made, other than shares required for director compensation as described below. Under DXL’s LTIPs, performance-based awards earned for the 2024–2026 LTIP and the 2025–2027 LTIP may be paid in cash, equity, or a combination thereof, at the discretion of the Compensation Committee. Assuming performance at target, the total award value for each LTIP would be approximately $2.4 million. The portion, if any, payable in equity cannot be determined at this time.

The following table reflects the estimated dollar value and number of equity units that could be issued for non-employee director compensation during the remainder of fiscal 2026, based on annual director elections and minimum equity ownership requirements:

Name and Position	Dollar Value ($) (1)	Number of Units (2)
Harvey S. Kanter, Chief Executive Officer	$—	—
Peter H. Stratton, Jr., Chief Financial Officer and Treasurer	$—	—
Anthony J. Gaeta, Chief Stores and Real Estate Officer	$—	—
Robert S. Molloy, General Counsel and Secretary	$—	—
Allison Surette, Chief Merchandising Officer	$—	—
Executive Group, including NEOs	$—	—
Non-Executive Officer Employee Group	$—	—
Non-Executive Director Group	$275,000	443,548

(1)

Pursuant to the Director Plan, non-employee directors are required to take 60% of their annual retainer in shares of common stock until the minimum equity ownership requirement is satisfied. In addition, the election of any director to receive shares of deferred stock must also be satisfied from shares available from the 2016 plan. Based on the ownership of DXL’s directors as of May 4, 2026, the above represents the expected dollar value of compensation that will be required to be settled in shares of common stock or in shares of deferred stock through the end of fiscal 2026, assuming proposal 1 is not approved by stockholders. If proposal 1 is approved by stockholders, the non-employee directors of the combined company would be required to take 60% of the annual retainer in stock, under the current terms of the Director Plan. Assuming the board of directors of the combined company are in place for the third and fourth quarter payment and further assuming that seven of the eight non-employee directors would be subject to this requirement and one director would receive 100% of his compensation in shares of deferred stock, pursuant to his annual election, the estimated required equity for the remainder of fiscal 2026 would instead be $356,000.

(2)	The estimated number of shares that could be issued is based on the dollar value in the table above and DXL’s closing stock price of $0.62 on May 1, 2026.

Effect on Other Proposals

Approval of this proposal 3 by DXL stockholders is a separate vote from approval of the share issuance as contemplated by proposal 1 and the amendment to the restated certificate of incorporation to effect the reverse stock split as contemplated by proposal 2. Accordingly, DXL stockholders may vote for proposal 3 and vote against proposal 1.

The approval of this proposal 3 is not a condition to the completion of the merger with FBB. However, approval of the 2016 plan proposal is important to ensure that a sufficient number of shares of DXL common stock are available for issuance to participants of the 2016 plan for DXL and the combined company.

Vote Needed for Approval

The affirmative vote of a majority of the votes cast by DXL stockholders, in person or by proxy, is required for the 2016 plan proposal. Abstentions, the failure to vote, and broker non-votes, if any, will have no effect on the outcome of the 2016 plan proposal.

Recommendation

THE DXL BOARD RECOMMENDS THAT YOU VOTE “FOR” THE 2016 PLAN PROPOSAL.

PROPOSAL 4

ADJOURNMENT PROPOSAL

If, at the special meeting, the number of shares of DXL common stock cast at the special meeting is insufficient to approve proposal 1 (the issuance proposal), proposal 2 (the reverse stock split proposal) or proposal 3 (the 2016 plan proposal), DXL may propose to adjourn or postpone the special meeting to a later date or dates to solicit additional proxies with respect to these proposals.

This proposal is a procedural matter intended to provide flexibility in connection with the conduct of the special meeting and does not constitute a recommendation with respect to any other proposal.

If the stockholders approve this proposal, DXL could adjourn or postpone the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit proxies, including proxies from stockholders who have previously voted. Approval of this proposal could also mean that, even if DXL receives proxies indicating a majority of votes cast at the special meeting will be voted against one or more of proposals 1, 2 or 3, DXL could adjourn or postpone the special meeting without a vote on those proposals and use the additional time to solicit proxies with respect to such proposals.

If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time before such proxies are voted at the reconvened special meeting. If the adjournment is for more than thirty (30) days, or if a new record date is fixed for the adjourned meeting, notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

Consequences if the Adjournment Proposal is Not Approved

If the adjournment proposal is not approved by DXL stockholders, DXL may not be able to adjourn or postpone the special meeting to a later date in the event there are insufficient votes at the time of the special meeting to approve one or more of proposals 1, 2 or 3, which could result in one or more proposals not being approved and, in the case of proposal 1, the merger not being consummated.

Vote Needed for Approval

The affirmative vote of a majority of the votes cast by DXL stockholders, in person or by proxy, is required for the approval of the adjournment proposal. Abstentions, the failure to vote, and broker non-votes, if any, will have no effect on the outcome of the adjournment proposal.

Recommendation

THE DXL BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

DXL’S BUSINESS

For a description of DXL’s business, please refer to the section entitled “Item 1. Business” set forth in DXL’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026 as filed with the SEC on March 19, 2026, which section is incorporated by reference herein.

DXL’S EXECUTIVE COMPENSATION

For a description of DXL’s executive compensation, please refer to the section entitled “Item 11. Executive Compensation” set forth in DXL’s Annual Report on Form 10-K/A for the fiscal year ended January 31, 2026 as filed with the SEC on May 26, 2026, which section is incorporated by reference herein.

FBB’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this FBB’s Business section to “FullBeauty Brands,” the “Company,” “we,” “us,” “our” and other similar terms collectively refer to FBB Holdings I, Inc. and its subsidiaries.

Our Company

FullBeauty Brands is one of the largest U.S. pure-play direct-to-consumer operators focused exclusively on the plus-size and extended plus-size women’s and big and tall men’s apparel markets. We are mission led, serving underserved customer segments that we believe remain underpenetrated by traditional retailers. We operate a scaled, multi-brand portfolio supported by a centralized, shared-services platform that integrates merchandising, sourcing, marketing, technology and fulfillment. With a heritage spanning over a century (see “—Our History” below), we have developed deep expertise in fit engineering, grading, and size-inclusive product design. We believe our long-standing dedication to, and deep understanding of, our customer provides a true competitive advantage.

FullBeauty Brands is a portfolio of differentiated yet complementary brands, comprising more than 15 owned and licensed primary brands. Our products are offered under the brands Woman Within®, Roaman’s®, Catherines®, Jessica London®, Ellos®, Joe Browns®, Avenue®, SwimsuitsForAll®, KingSize®, Eloquii®, CUUP®, Dia & Co®, BrylaneHome® and June & Vie®. FullBeauty Brands operates internet sites for each of the brands as well as a dedicated plus-size online marketplace, onestopplus.com, which offers a distinct blend of our original products and third-party brands. Other category-specific marketplaces that we operate on our online platform include Dia Shop™, ShoesforAll®, IntimatesforAll®, ActiveforAll® and FullBeauty Outlet®. Additionally, we sell our products through third-party online marketplaces, such as Amazon, Walmart, Target, Kohl’s, Nordstrom, Macy’s, Lowes and eBay, expanding our customer reach. Each of our brands provides a solution targeted to specific needs of our customers.

NEW MALL

ELOQUII	CUUP	Dia & Co	JUNE +VIE	SWIMSUITS for all
Fashion-first, fit-obsessed elevated pieces	Luxury bras and intimate apparel	Plus-sized fashion collections and styling	Stylish and inclusive clothing	Inclusive swimsuits, intimates, shoes and activewear

CLASSIC MALL

avenue	fullbeauty OUTLET	JESSICA LONDON	JoeBrowns
Fashionable and affordable staples	Everyday savings of up to 90%	Modern, classic and timeless styles	Stylish men and women's clothing
BrylaneHome	**CATHERINES**	**KINGSIZE**	**OneStopPlus**
Colorful and coordinated home decor	Fashionable and coordinated pieces	Relaxed, comfortable easy-care clothing	Ultimate plus-sized destination
ellos	**ROAMAN'S**	**woman within**	
Modern pieces with feminine sensibility	Stylish, feminine and flattering fashions	Comfortable and casual basics

We focus on the intersection of extended-size apparel and the direct-to-consumer sales channel, which based on industry data, we believe positions us within an estimated $143.6 billion total addressable market (“TAM”) as of 2025.

Within this TAM, we focus on two primary customer groups: the Older Generation X and Baby Boomer demographic, and the Millennial and Younger Generation X demographic. We organize our brand portfolio and digital environments to address the distinct preferences and purchasing behaviors of each group. See “—Our Strategy” for additional detail on our multi-demographic segmentation approach.

Our focus on the underserved plus-size market in the United States gives us niche expertise and significant insight into serving this demographic. We employ an integrated team, comprised of highly experienced merchants and technical product and creative designers, who work together to create and deliver an unmatched, well-fitting assortment. Our comfortable, trend-right merchandise is designed to address a variety of lifestyle needs ranging from casual and social wear to career, activewear and swimwear, all at affordable prices. Our well-honed e-commerce platform and distribution capabilities afford us the flexibility to offer one of the largest selections of styles and sizes of any plus-size company, with an assortment of over 225,000 SKUs. We believe the expertise and experience that comes from our plus-size centric approach has enabled us to achieve strong customer repurchase rates and a low merchandise return rate of 14%.

We operate a highly efficient, online-focused business model. Our data-driven marketing capabilities, multi-brand platform and proprietary fit expertise work together to drive customer acquisition, retention and lifetime value see “—Our Strategy” below. Our online direct-to-consumer platform currently generates approximately 80% of our net sales, or $575.9 million in fiscal year 2025. As an online platform business, we have a capital-efficient business model that requires low capital expenditure and delivers strong cash flow generation. See “—Our Strategy” for additional detail on our platform model, marketing capabilities and acquisition strategy.

Our History

We like to say we were size inclusive before anyone was looking. We have been engaged in the sale of plus-size women’s apparel for decades, first serving our customers as the Lane Bryant catalog (later evolving into our Woman Within brand) and today through our proprietary and affiliated brands that all service our size inclusivity mission. In February 2013, we were acquired by a group of investors led by Charlesbank Capital Partners and Webster Capital and organized as a Delaware corporation. In early 2015, we rebranded our company as FullBeauty Brands.

We pride ourselves on sharing a heritage built by the founding mothers of inclusive sizing. In 1901, Lena Bryant founded the direct-to-consumer business that would become Lane Bryant in 1904 with the recognition that a lot of women did not conform to the sizes carried by retail stores, so she created great-fitting stylish clothes that served their needs and became the world’s first and foremost plus-size women’s apparel business. Focused on essentially the same mission, Roaman’s was founded in 1942 by Evelyn Roaman, and Catherines was founded in 1960 by Catherine Weaver, who both sought to bring style, beauty and confidence to women whose fashion choices were limited. In delivering on its mission, FullBeauty continues this legacy by satisfying not simply its customers’ needs but also their wants – every woman wants (and deserves) to feel beautiful and well-dressed, no matter her size. For more than a century, we have remained true to this mission and continue to provide quality plus-size products at affordable prices, while delivering our unparalleled expertise in this underserved segment.

Our Market Opportunity

Female consumers in the plus-size (14W-22W) (46%) and extended plus-size (24W+) (23%) markets comprise 69% of the adult U.S. female population. Extended plus-size outpaced total female population growth by 9.2 times with a 5.4% CAGR from 2015 to 2025. Further, the plus and extended plus-size female population is expected to remain relatively stable in the next 10 years. Direct-to-consumer market share of the plus-size apparel market grew from 25% in 2015 to 37% in 2025.

Male consumers in the big and tall XL-2XL (42%) and 3XL+ (16%) markets comprise 57% of the adult U.S. male population. 3XL+ outpaced total male population growth by 6 times with a 4.0% CAGR from 2015 to 2025. Further, the big and tall male population is projected to grow from 57% to 61% of the total male population in the next 10 years. Direct-to-consumer market share of the big and tall market grew from 30% in 2015 to 35% in 2025, while brick and mortar companies’ market share shrank from 70% to 65%. FullBeauty operates in a growing plus-size apparel, direct-to-consumer segment. Our apparel assortments offer extended sizes through size 44W for women and size 10XL for men, whereas our competition generally does not extend past size 24W for women. We recognize that evolving health trends, including increased adoption of GLP-1 and other weight management medications, may influence apparel purchasing behavior and size demand patterns over time. We believe our broad-size architecture and proprietary fit expertise position us to serve customers across a range of sizing needs, including those with changing size requirements.

As of 2025, we had a 0.9% market share of the $73.7 billion total women’s plus-size market, and a 2.4% market share of the $27.5 billion total direct-to-consumer women’s plus-size market. As of 2025, we had a 0.1% market share of the $69.9 billion total men’s big and tall market and a 0.4% market share of the $24.2 billion direct-to-consumer, men’s big and tall market.

Our Strategy

Our strategy is to grow market share within a large and structurally underpenetrated market by leveraging our scaled, multi-brand, direct-to-consumer platform and proprietary fit expertise to acquire, retain and develop plus-size and extended plus-size customers across demographic segments, product categories and distribution channels. We pursue this objective through five interconnected strategic pillars.

Multi-Brand Platform and Customer Value Development. The central element of our growth strategy is driving customers to purchase across multiple brands and product categories on our integrated platform. Our Universal Cart technology enables customers entering any one of our brand websites to cross-shop all of our brands within a single session and check out in a single transaction, generally receiving one consolidated shipment. We design and develop the majority of our apparel in-house, and substantially all of our product assortment is proprietary to or exclusive to our brands. We believe this product exclusivity, combined with our specialized fit expertise, reinforces customer loyalty and supports strong margins. This dynamic is most pronounced among our extended plus-size customers — those purchasing sizes 2X and above — who represent approximately 45% of our active customers but generate approximately 63% of our active customer sales. Because fit precision matters most at extended sizes, where generalist retailers offer the fewest alternatives, our proprietary fit blocks and grading expertise create a beneficial cycle: initial fit satisfaction drives repeat purchasing, which in turn drives multi-brand and multi-category adoption. Our customers who have purchased four or more times over their lifetime account for approximately 91% of active customer sales and exhibit meaningfully higher rebuy rates, order frequency and average order values. Multi-brand customers generate approximately 3.0 times the demand of single-brand customers, and customers who purchase across multiple categories — for example, apparel together with intimates, swimwear and footwear — generate meaningfully higher lifetime value than single-category purchasers. Today, approximately 21% of our customers shop across multiple brands, accounting for approximately 45% of our revenue. We believe increasing multi-brand and multi-category penetration across our active customer base represents our most significant organic growth opportunity.

Multi-Demographic Segmentation. We organize our brand portfolio and digital environments around two primary demographic segments to address a combined estimated $143.6 billion TAM. Our “Classic Mall” digital platform — anchored by Woman Within, Roaman’s, Catherines, Jessica London, Ellos, KingSize, BrylaneHome and related marketplace sites — serves the Older Generation X and Baby Boomer demographic, which represents our largest and most established revenue base, with the highest customer retention and repeat purchase rates across our portfolio. Our “New Mall” digital marketplace — featuring Eloquii, CUUP, Avenue, Dia & Co, June & Vie, and SwimsuitsForAll — targets the Millennial and Younger Generation X demographic, where our current market share is lower but where we see significant opportunity to replicate the loyalty dynamics we have built in our Classic Mall customer base. Each environment is curated with distinct brand positioning, editorial content and marketing strategies tailored to the preferences and purchasing behaviors of its target customer.

Data-Driven Customer Acquisition, Retention and Lifetime Value Optimization. As permitted by applicable law and our policies, we collect first-party data on our customers. Our analytics teams leverage this data to personalize marketing across digital and print channels, optimize acquisition spend in real time and build predictive models for customer lifetime value investment. A distinctive element of our marketing platform is the integration of data-driven print catalog marketing with our digital marketing channels. We design and produce branded catalogs in-house, and our analytics capabilities enable us to target catalog distribution to specific customer segments based on predicted response rates and lifetime value. This integrated print and digital model drives incremental customer engagement and website traffic at attractive returns, and is a capability that few direct-to-consumer operators maintain at similar scale. In fiscal year 2025, approximately 69% of newly acquired customers were profitable on their first order, our 12-month sales retention rate was approximately 60%, and approximately 76% of our active customers are multi-purchase buyers. We further support customer engagement through our private label and co-branded credit card programs and our membership rewards program, which collectively drive repeat purchase frequency and higher average order values.

Expanding Distribution Through Third-Party Marketplaces. While our owned e-commerce websites remain our primary sales channel, we are actively expanding our presence on third-party digital marketplaces to extend customer reach and support new customer acquisition. We currently sell products through Amazon, Walmart, Target, Kohl’s, Nordstrom, Macy’s, eBay, and other marketplace partners, and during 2025 we added a number of new marketplace relationships. These channels allow us to introduce our brands to customers who may not be aware of our owned platforms. Once acquired, we seek to migrate marketplace customers into our direct ecosystem, where we can develop multi-brand, multi-category relationships and higher lifetime value over time.

Scalable Platform, Capital Efficiency and Disciplined Acquisition Strategy. Our centralized, shared-services infrastructure — spanning sourcing, merchandising, technology, marketing, fulfillment and customer care — is designed to generate operating leverage as revenue scales and to serve as an integration accelerator for brand acquisitions. Since 2020, we have acquired five brands — Catherines, CUUP, Eloquii, Dia & Co and Avenue — and integrated each onto our common platform with limited incremental fixed cost. As an online-focused platform business, we require relatively low capital expenditure. Our merchandise strategy reinforces this financial profile: approximately 80% of our product sales are generated from core, wardrobe replenishment-oriented styles that carry over across seasons, which reduces fashion risk, improves inventory visibility and supports margin stability. We intend to continue selectively pursuing tuck-in acquisitions of complementary inclusive-size brands that can benefit from our platform capabilities, provided such acquisitions meet our return requirements and can be funded from operating cash flow. We believe the combination of our fit expertise, our position in the extended plus-size segment — where we offer the widest size range among our peers — and our multi-brand platform creates meaningful barriers to entry that support durable customer relationships even as health and wellness trends, including the growing adoption of GLP-1 medications, continue to evolve consumer behavior and apparel purchasing patterns.

Merchandising and Inventory

Approximately 56% of our net sales are women’s apparel with intimates 15%, men’s 14%, shoes 6%, swim 5% and home décor 5%, making up the balance. We focus primarily on providing original products, particularly in apparel where the majority of our assortment is exclusive to our brands. We augment our selection with certain third-party branded intimates, footwear and menswear that resonate with our core customer.

Our competitive differentiation begins with fit. Designing for extended sizes requires specialized patternmaking, grading, and fabric selection expertise that differs meaningfully from straight-size apparel design. Our technical design teams develop proprietary fit blocks across multiple body shapes and size ranges, enabling us to deliver consistency and comfort at scale. We believe this technical expertise — developed over decades — represents a meaningful competitive advantage versus retailers that simply extend straight-size patterns. Our product development capabilities extend beyond fit to include category-specific innovation across our assortment. In intimates, we engineer proprietary comfort and support features designed specifically for extended sizes. In footwear, we develop products with extended widths and comfort technologies not widely available from other retailers. Across our apparel brands, we incorporate performance fabrics and functional design elements — such as stretch, moisture-wicking and comfort waistband technologies — that address the specific needs of our customer. We believe this depth of product innovation reinforces the loyalty of our core customer base and supports category expansion over time.

Our merchandising strategy focuses on customer satisfaction through fit, style and quality, yielding FullBeauty a strong 48% repurchase rate in 2025 (i.e., the percentage of customers who transacted on our platform in the prior fiscal year and in the current fiscal year). Our merchandise assortments are offered across a broad size range of plus and extended plus-sizes, and many of our brands complement our apparel offerings with accessories such as jewelry, handbags and footwear for a coordinated look. Products range across casual, social, and vacation wear, as well as technical categories including lingerie, swimwear, and footwear.

We design and develop the majority of our apparel in-house. Our merchandising teams build an overall vision that guides the design and development of our seasonal merchandise assortment, drawing on their experience and consistent study of prevailing market trends. Once our merchandise assortment is selected, our inventory planning teams determine the quantities of each item to purchase in order to meet anticipated demand. To do so, the inventory planning teams analyze information such as historical sales, planned merchandise presentation, and sales projections. We monitor inventory levels on an ongoing basis and use markdowns to clear merchandise as needed. While most inventories are cleared through our own sales channels, certain residual inventory may be liquidated through third-party marketplaces and unaffiliated third parties.

The various brands within FullBeauty generally incorporate on-site photography and real-life settings, coupled with related editorial content describing the merchandise and depicting situations in which it may be used. Our websites serve as integrated storefronts that combine product listings with editorial content to support and enhance the customer shopping experience.

Sourcing

We procure our merchandise globally from a balanced and diversified manufacturing network. We seek to manufacture our merchandise with vendors whom we believe can deliver the best quality, price and delivery terms. We maintain policies applicable to our vendors that promote ethical business practices and we engage third-party compliance auditors who periodically visit and monitor the operations of our vendors. We have a sourcing team that manages merchandise procurement and production management, both directly and through the utilization of agents in select countries. In 2025, our apparel sourcing was geographically balanced with 49% from Pakistan, Bangladesh and India, 36% from China, 9% from Africa, and 6% from other countries in Asia. We maintain policies applicable to our vendors that promote ethical business practices and we engage third-party compliance auditors who periodically visit and monitor the operations of our vendors. See “Risks Related to FBB—Our business is subject to risks associated with global sourcing and manufacturing.”

Sustainability and Social Responsibility

As a driver of long-term business resiliency and growth, we are committed to conducting our business in an environmentally and socially responsible manner. We maintain vendor compliance policies that promote ethical business practices, fair labor standards and safe working conditions across our supply chain, and we engage third-party compliance auditors to periodically monitor vendor operations. We continue to evaluate opportunities to reduce waste and improve sustainability across our packaging, logistics and fulfillment operations.

Fulfillment and Customer Care

Inventory and merchandise fulfillment are managed through our distribution facilities in Indianapolis and Plainfield, Indiana. We contract with third party carriers to ensure the reliable and timely delivery of products to our customers and processing of returns to us. We maintain customer service operations available 24 hours a day, seven days a week (closed on Christmas Day), through our FullBeauty service center located in El Paso, Texas, in combination with customer service operations outsourced to third- party agents, through which we handle inquiries on delivery, order status and product returns.

Technology and E-Commerce Platform

Our technology platform is foundational to our business, serving as the primary storefront, merchandising environment and customer engagement channel across all of our brands. We operate proprietary e-commerce websites for each of our brands, optimized for desktop, mobile and tablet. Our platform integrates merchandising, inventory visibility, order management and customer data across brands, enabling real-time cross-brand shopping, centralized fulfillment and unified customer analytics. Our proprietary Universal Cart technology, described further in ‘— Our Strategy,’ provides the cross-brand shopping and unified checkout capabilities that underpin our multi-brand platform model.

We invest in our technology capabilities on an ongoing basis to improve the customer experience, increase conversion rates and enhance operational efficiency. Our current technology initiatives include the application of machine learning and generative artificial intelligence across marketing, website personalization, CRM investment modeling and product development. We maintain information security programs designed to protect the confidentiality and integrity of our systems and data, including customer personal information. For additional information on cybersecurity and data privacy risks, see “Risks Related to FBB—System interruptions that impair customer access to our sites or other performance failures in our technology infrastructure could damage our business, reputation and brand and substantially harm our business and results of operations,” “Risks Related to FBB—Unauthorized disclosure of sensitive or confidential information, whether through a breach of our computer system or otherwise, could severely hurt our business” and “Risks Related to FBB—Failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection, or the expansion of current or the enactment of new laws, regulations or industry standards relating to privacy, data protection, advertising and consumer protection, could adversely affect our business, financial condition, and results of operations.”

Marketing and Advertising

Our marketing activities focus on customer retention, reactivation and acquisition through an integrated set of digital and print marketing channels. Our digital marketing channels include triggered and promotional emails, social media, paid and natural search, consumer shopping engines, and third-party online marketplaces. Our print marketing channels include catalogs, direct mail, package inserts and space media. We also invest in brand awareness and community-building initiatives, including social media content across platforms such as Instagram and TikTok, influencer and content creator partnerships, public relations campaigns, and brand collaborations. These efforts are particularly important for our newer, fashion-forward brands, where cultural relevance and community engagement drive customer acquisition and brand affinity. Our branded catalogs are designed and produced in-house, enabling each brand to control its production process and reducing lead time. New editions are mailed to targeted customer segments multiple times each year and vary by season. We maintain an extensive proprietary database of customer demographics and purchasing history, which we use to optimize the frequency, timing and content of marketing communications across channels. See “—Our Strategy” for additional detail on our data-driven marketing approach. In 2025, we continued our focus on customers who have purchased from us within the last 12 months (‘Active Customers’). Active Customers totaled 5.1 million in 2025, and during 2025 through our print and digital marketing, we acquired 1.0 million customers, 91% of whom were via our online order channel and 82% of whom were via our digital marketing programs. Our multi-channel marketing is designed to drive our customers to engage and do business with us at their convenience through multiple order channels including our websites (optimized for desktop, mobile and tablet), phone and mail. In 2025, approximately 83% of our demand was online orders and 17% was phone/mail orders.

Additionally, we maintain two primary loyalty programs – our long-standing private label credit card program in which 18.8% of our customers participate, generating 27.8% of our net sales, our co-branded credit card program, added to our portfolio in 2025, in which <1% of our customers participate, as well as our membership rewards program, launched in 2020, in which 11.8% of our customers participate, generating 8.6% of our net sales. Our private label credit card and co-brand credit card programs are each managed through a third party.

Competition

We operate primarily in the plus-size and extended plus-size apparel market and compete against a range of retailers across multiple channels. Our principal competitors include plus-size specialty retailers such as Torrid and Lane Bryant, department stores and mass merchants such as Macy’s, Kohl’s, JCPenney and Target, online marketplaces such as Amazon, Walmart and Shein, and digitally native direct-to-consumer brands. We believe that we compete — and differentiate ourselves — primarily on the basis of size range breadth, proprietary fit expertise, product exclusivity, overall shopping experience and brand recognition. We believe the plus-size specialty segment remains fragmented, and that our scaled multi-brand platform, combined with the widest size range among our peers, positions us as a category leader within this segment.

Properties

We own and lease office and warehouse space throughout the United States. We believe that our facilities are sufficient to meet our projected growth over the next several years. The following table sets forth our principal facilities as of March 31, 2026 and the approximate square footage of each facility.

Location	Primary Use	Leased/Owned	Approximate Square Feet
New York, New York	Corporate Headquarters	Leased	157,000
Indianapolis, Indiana	Logistics and Distribution	Owned	750,000
Plainfield, Indiana	Warehouse	Leased	740,000
El Paso, Texas	Customer Care Center	Leased	50,000

Intellectual Property

We own several service marks and trademarks relating to our businesses, including, among many others, FullBeauty®, Woman Within®, Roaman’s®, Catherines®, Jessica London®, Ellos®, Joe Browns®, Avenue®, SwimsuitsForAll®, KingSize®, Eloquii®, CUUP®, Dia Shop™, Dia & Co®, BrylaneHome®, June & Vie®, OneStopPlus®, ShoesforAll®, IntimatesforAll®, ActiveforAll® and FullBeauty Outlet®. Our intellectual property, including any trademarks, copyrights, domain names, patents, trade dress, trade secrets and proprietary technologies, is an important part of our business. To protect our intellectual property, we rely on a combination of laws and regulations, as well as contractual restrictions and meaningful enforcement practices. We devote resources to the establishment and protection of our trademarks and service marks in the United States and certain foreign jurisdictions, and actively monitor for potential infringement. Our policy is to pursue registration of our trademarks and to take steps to protect against infringement by third parties. We also rely on trade secret laws to protect our proprietary technology and other intellectual property. To further protect our intellectual property, we enter into confidentiality and assignment of invention agreements with employees and certain contractors and confidentiality agreements with other third parties, such as suppliers.

People

As of December 31, 2025, we employed 987 team members. Our New York headquarters are home to approximately 393 associates, while our Indianapolis and El Paso sites have approximately 594 associates combined. Some full-time employees at our Indiana facilities are covered by collective bargaining agreements, and we consider our relationship with our employees, including our unionized employees, to be good.

Our associates are central to our ability to execute our multi-brand, direct-to-consumer strategy. We invest in our workforce through competitive compensation and benefits programs, professional development opportunities, and a culture that emphasizes collaboration, accountability and customer focus. Our integrated platform model enables associates across brands to develop expertise in multiple aspects of our business, including merchandising, marketing, technology and fulfillment. As a company dedicated to serving customers of all sizes, ages, ethnicities and styles, we seek to foster a workforce culture that reflects the diversity of the communities we serve. We believe our mission-driven focus on serving underserved customers fosters strong associate engagement, and we seek to maintain an inclusive workplace environment that attracts and retains the talent necessary to support our growth.

Regulation and Legislation

We are required to comply with numerous laws and regulations at the state, federal and international levels. For instance, we are subject to labor and employment, tax, environmental, data privacy and anti-bribery laws. We are also subject to regulations, trade laws and customs, truth-in-advertising, consumer protection and zoning and occupancy laws and ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise and the operation of warehouse facilities. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

A substantial portion of our products are manufactured outside the United States. These products are imported and are subject to U.S. customs laws, which impose tariffs as well as import quota restrictions for textiles and apparel. The tariff environment for imported apparel has evolved significantly in recent periods, including the imposition of additional tariffs on products sourced from certain countries and retaliatory trade measures. We maintain a geographically diversified sourcing network and actively monitor tariff developments to mitigate the impact of trade policy changes on our cost structure. For additional information, see “Risks Related to FBB—Additional tariffs on product imported to the United States, retaliatory trade actions taken by other countries, and resulting trade wars have had, and may continue to have, a material adverse impact on our business.”

Data Privacy and Security

Given our online-focused operating model, data privacy and information security are core operational priorities. We collect, process, store and use personal information about our customers, employees and other third parties, and our business is subject to an evolving landscape of federal, state and international laws, regulations and industry standards governing the collection, use, transmission and protection of such data. These include, among others, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, as well as comprehensive data privacy statutes enacted in a growing number of other states and data breach notification statues enacted in all 50 states. We are also subject to Federal Trade Commission and state attorney general oversight of our consumer data practices. We maintain privacy and information security programs designed to comply with applicable legal requirements and industry standards, and we monitor regulatory developments to adapt our practices as the legal landscape continues to evolve. For additional information, see “Risks Related to FBB—Failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection, or the expansion of current or the enactment of new laws, regulations or industry standards relating to privacy, data protection, advertising and consumer protection, could adversely affect our business, financial condition, and results of operations.”

Legal Proceedings

From time to time, we may be subject to litigation claims through the ordinary course of business, including matters relating to employment, consumer protection, privacy and data security, advertising and promotional practices, vendor relationships and intellectual property. We do not believe that any such matters, individually or in the aggregate, are expected to have a material adverse effect on our business, financial condition or results of operations; however, the outcome of legal proceedings is inherently uncertain. For additional information, see “Notes to Consolidated Financial Statements – Commitments and Contingencies.”

DXL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For DXL’s management’s discussion and analysis of financial condition and results of operations, please refer to the sections entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in DXL’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026 as filed with the SEC on March 19, 2026 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in DXL’s Quarterly Report on Form 10-Q for the quarter ended May 2, 2026 as filed with the SEC on June 3, 2026.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT DXL’S MARKET RISK

For quantitative and qualitative disclosures about DXL’s market risk, please refer to the sections entitled “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” set forth in DXL’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026 as filed with the SEC on March 19, 2026 and “Item 3. Quantitative and Qualitative Disclosures About Market Risk” set forth in DXL’s Quarterly Report on Form 10-Q for the quarter ended May 2, 2026 as filed with the SEC on June 3, 2026.

FBB’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section includes information regarding FBB, FBB’s business, financial condition and prospects, and the potential benefits of the merger, which has been provided by FBB or its representatives and reflects FBB’s views. FBB continues to support the merger. The merger was previously unanimously approved by the DXL Board in December 2025. The DXL Board has continued to evaluate the merger, including in light of developments since the execution of the merger agreement. As part of that evaluation, the DXL Board has considered, among other things, the increasingly challenging consumer environment since the execution of the merger agreement in December 2025, FBB’s level of indebtedness, concerns regarding FBB’s potential negative equity value, and the substantial economic dilution that DXL stockholders would experience if the merger were consummated on its current terms. Based on these considerations, the DXL Board has determined that the merger and the transactions contemplated by the merger agreement, including the issuance proposal, are no longer advisable and are not in the best interests of DXL and its stockholders. Accordingly, certain statements in this proxy statement regarding FBB, the anticipated benefits of the merger, the combined company or future performance may differ from, and in certain cases may be inconsistent with, the current views of the DXL Board. DXL stockholders should not view the inclusion of information provided by FBB or statements regarding the potential benefits of the merger as a recommendation by the DXL Board or as an indication that the DXL Board believes such statements will be realized. Such statements are subject to significant uncertainties and risks, many of which are outside the control of DXL, and there can be no assurance that any of the anticipated benefits of the merger will be achieved. Accordingly, stockholders are urged to carefully consider the DXL Board’s current recommendation against the issuance proposal, together with the other information contained in this proxy statement, including the risks described under “Risks Related to the Merger,” in determining how to vote on the proposals.

The following is a discussion and analysis of FBB’s financial condition and results of operations as of, and for, the periods presented. You should read the following discussion and analysis of FBB’s financial condition and results of operations together with FBB’s financial statements and related notes appearing at the end of this proxy statement. Certain figures discussed below may not foot due to rounding. Some of the information contained in this discussion and analysis or set forth at the end of this proxy statement includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors—Risks Related to FBB,” FBB’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors—Risks Related to FBB” to gain an understanding of the important factors that could cause actual results to differ materially from FBB’s forward-looking statements. Please also see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this “FBB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “FullBeauty Brands,” the “Company,” “we,” “us,” “our” and other similar terms refer to FBB Holdings I, Inc.

Non-GAAP Financial Measures

We monitor certain financial measures other than those that are in accordance with U.S. generally accepted accounting principles (“GAAP”) on a regular basis in order to track the progress of our business. These non-GAAP financial measures include EBITDA, adjusted EBITDA and adjusted EBITDA margin. We believe that these measures provide helpful information with respect to the Company’s operating performance and that the inclusion of these measures is important to assist investors in comparing our performance for the periods presented. However, these measures may not be comparable to similar measures used by other companies and should not be considered superior to or as a substitute for net income, net income per diluted share or cash flow from operating activities in accordance with GAAP. See “Non-GAAP Reconciliations” below for additional information regarding these non-GAAP financial measures and reconciliations to comparable GAAP financial measures.

Recent Developments

The Merger

The Company continues to advance its pending merger (the “Merger”) with Destination XL Group, Inc. (“DXL”), originally announced on December 11, 2025, as further described in this proxy statement. Under the terms of the transaction, FBB stockholders are expected to own approximately 55% and DXL stockholders approximately 45% of the combined company on a fully diluted basis.

Notwithstanding the updated views of the DXL Board described elsewhere in this proxy statement, FullBeauty Brands continues to support the merger and believes that DXL stockholders should consider FullBeauty Brands’ views regarding the transaction, including the potential strategic and financial benefits of the merger and the expected effects of the private placement and related debt-for-equity exchange, together with the DXL Board’s current recommendation and the other information contained in this proxy statement.

As part of the transaction, the First Lien Term Loan (as defined below) is expected to be reduced by approximately $92 million through equity contributions and debt-for-equity exchanges, with its maturity extended to August 2029.

Tariffs

The Company has experienced several favorable developments related to tariffs. On February 20, 2026, the U.S. Supreme Court ruled that certain tariffs imposed under the International Emergency Economic Powers Act (IEEPA) were unlawful, followed by a March 4, 2026 order from the Court of International Trade directing U.S. Customs and Border Protection (CBP) to issue refunds on affected entries, which was clarified on March 5, 2026. On April 20, 2026, CBP launched the CAPE tool within its ACE Portal to facilitate refund claims, and the Company promptly submitted all eligible entries, which were accepted the same day. Pending potential appeals through early June, the Company has filed a CAPE Declaration seeking approximately $5.3 million in IEEPA duty refunds and, subject to the outcome of any pending appeals, anticipates that eligible refunds, together with statutory interest, would be processed within CBP’s typical 90-day window. No amounts related to the anticipated refunds or associated interest have been recorded as of the Company’s financial statements ended April 4, 2026. As of July 1, 2026, the Company has received $2.8 million in refunds, which will be recorded in the Company’s second quarter financials.

In addition, on May 7, 2026, the Court of International Trade issued a split decision finding the 10% global tariff imposed under Section 122 of the Trade Act of 1974 to be unlawful; however, the scope of the ruling, timing of any refund process, and likelihood of appeal remain uncertain, and the Company is evaluating its exposure and potential recovery. Looking ahead, management continues to monitor potential new tariff actions, including those arising from pending Section 301 investigations, which could be announced as early as this summer, though the ultimate impact on import costs remains difficult to predict.

In addition to the IEEPA refund position described above, to the extent current rulings are sustained and not replaced by alternative trade authorities, the lower forward tariff cost structure could represent a tailwind to gross profit in fiscal 2026 and subsequent periods. Fiscal 2025 results reflected the impact of the tariff actions that were subsequently ruled unlawful.

Overview

The Company’s performance in the thirteen weeks ended April 4, 2026 reflects the execution of five interconnected strategic priorities against a challenging macroeconomic backdrop, consistent with fiscal 2025.

First, the Company advanced its multi-brand platform strategy, with Universal Cart technology enabling customers to cross-shop all brands and check out in a single transaction. Second, the Company continued advancing its dual demographic strategy—investing in both its established Classic Mall platform and its higher-growth New Mall housing its more contemporary brands and targeting Millennial and younger Generation X customers. Third, the Company maintained its analytically sophisticated, data-driven marketing model, deploying digital and print channels based on each customer’s stage in the customer lifecycle. Fourth, the Company expanded its third-party marketplace presence across Amazon, Walmart, Target, Kohl’s, Nordstrom and Macy’s, extending brand reach to plus-size customers across the channels where they already shop. Fifth, the Company continued leveraging its capital-efficient shared-services platform, which has successfully integrated five brand acquisitions since 2020.

Despite the challenging environment, the Company took decisive action across its commercial, organizational, and marketing operations. The Company strengthened its leadership team with the addition of a new Chief Marketing Officer in 2025 and brand leaders for Roaman’s and KingSize hired in 2024. This newer leadership is beginning to have an impact across two of the portfolio’s largest brands. On the revenue and customer front, the Company launched a multi-tender loyalty platform across all brands, redesigned its web checkout experience to improve conversion, enabled Affirm as a new payment option to support customer purchasing flexibility, and activated new marketplace distribution channels to broaden reach. The Company also continued to optimize its marketing performance, reducing investment in underperforming print channels while rebalancing marketing spend toward higher-returning digital channels where the Company continues to gain traction. Looking ahead, the Company intends to continue its deployment of behavioral AI-driven customer decisioning to enhance online discovery and conversion and pursue generative engine optimization initiatives to future-proof the portfolio’s off site search and discovery presence.

Marketing Effectiveness and Customer Economics

The Company deploys an analytical marketing model that leverages first-party customer data to direct the right channel to the right customer at the right moment in their lifecycle. This model is supported by a first-party customer database of approximately 20 million households accumulated over decades of direct-to-consumer engagement, providing the foundation for cohort analysis, lifecycle marketing and customer lifetime value measurement. Digital channels play a growing role in reaching and converting new customers, while the Company’s proprietary print catalog program — designed and produced in-house — drives engagement, repeat purchasing and reactivation among existing customers. Based on the Company’s annual customer cohort analysis for fiscal 2025, approximately 69% of newly acquired customers were profitable on their first order and approximately 76% of active customers were multi-purchase buyers, reflecting the effectiveness of this data-driven lifecycle approach. The ability to operate at scale across both digital and print — optimizing each for its distinct role — is a differentiated capability within the direct-to-consumer apparel sector, and it supports the Company’s ability to build customer lifetime value efficiently across its multi-brand portfolio.

The Company organizes its brand portfolio around two primary demographic groups. The ‘Classic Mall’ platform — anchored by Woman Within and complemented by Roaman’s, Catherines, Jessica London, Ellos, KingSize and BrylaneHome — serves the Older Generation X and Baby Boomer demographic, which represents the Company’s largest and most established revenue base with the highest customer retention and repeat purchase rates across the portfolio. The ‘New Mall’ platform — anchored by Eloquii and complemented by CUUP, Avenue, Dia & Co., June & Vie and SwimsuitsForAll — targets the Millennial and Younger Generation X demographic, where current market share is lower but where the Company sees significant opportunity to replicate the loyalty dynamics built within its Classic Mall customer base. This dual-environment architecture enables distinct brand positioning, editorial content and marketing strategies tailored to the preferences of each target customer.

The Company’s centralized shared-services infrastructure — spanning sourcing, merchandising, technology, marketing, fulfillment and customer care — is designed to generate operating leverage as revenue scales and to serve as an integration platform for brand acquisitions. Since 2020, the Company has acquired five brands — Catherines, Eloquii, CUUP, Dia & Co. and Avenue — and integrated each onto its common platform. This capital-efficient model is further supported by a merchandise strategy weighted toward core, wardrobe replenishment-oriented styles that carry over across seasons, reducing fashion risk, improving inventory visibility and supporting margin stability.

Customer Portfolio Composition

Based on the Company’s annual customer analysis for fiscal 2025, extended plus-size customers (sizes 2X and above) comprised approximately 45% of active customers but generated approximately 63% of active customer sales, reflecting higher order frequency and larger average order values. The Company’s proprietary fit blocks and specialized size grading expertise are the foundational capability driving these economics: initial fit satisfaction — particularly at the most extended sizes where alternatives are fewest — drives repeat purchasing, multi-brand adoption and multi-category engagement over time. Customers who have purchased four or more times over their lifetime accounted for approximately 91% of active customer sales in fiscal 2025. The Company’s continued investment in its extensive size offering reinforces customer loyalty, particularly among its highest-value extended plus-size customers for whom the Company’s depth of sizing is difficult to find elsewhere.

The Company further supports retention and purchase frequency through its private label and co-branded credit card programs and its membership rewards program, which drive higher average order values and reinforce habitual brand engagement. Customers who purchase across product categories — combining apparel with intimates, swimwear, footwear and home décor — generate meaningfully higher lifetime value than single-category purchasers, and the Company’s broad assortment across its brand portfolio is structured to capture this multi-category dynamic.

Industry and Sector Context

The apparel industry remains highly promotional, with persistent traffic volatility and elevated customer acquisition costs in the print and digital channels. Consumers across income cohorts demonstrated increased price sensitivity, with discretionary categories such as apparel facing uneven demand.

In the plus-size segment, structural demand drivers remain intact, including limited specialty competition and strong customer loyalty. At the same time, competitive intensity from mass retailers, third-party marketplaces and digitally native brands continues to characterize the plus-size apparel environment. The Company’s response is grounded in capabilities that we believe are difficult for generalist competitors to replicate at comparable scale — proprietary fit expertise, a substantially exclusive product assortment, a multi-brand platform serving distinct demographics, and a data-driven marketing model built specifically for the plus-size customer — and notably, at a moment when some competitors have moderated their commitment to this demographic in response to health and wellness trends including GLP-1 adoption, the Company has deepened its focus and investment here. That strategic conviction is further evidenced by the pending combination with Destination XL Group, which would create the largest direct-to-consumer platform dedicated to the plus-size, extended plus-size and big & tall market. The Company believes this combination of capabilities and strategic commitment positions it favorably within this environment — operating more than 15 owned and licensed primary brands, purpose-built to serve the plus-size, extended plus-size and big & tall customer across a comprehensive range of sizes, styles and lifestyle needs.

Outlook Considerations

Looking ahead, the Company is navigating 2026 with cautious optimism. Recent legal challenges to the use of the IEEPA as authority for broad tariff actions have introduced uncertainty into U.S. trade policy. The timing for any refund or credit of previously paid IEEPA tariffs remains uncertain though the process has been outlined and all refund requests have been submitted for FullBeauty Brands. Additionally, on May 7, 2026, the Court of International Trade ruled that the 10% global tariff imposed under Section 122 of the Trade Act of 1974 was unlawful. It is not known whether or how any refund process would operate, and the ruling is likely to be appealed to the Supreme Court. As a result of these rulings, the administration is expected to pursue alternative trade authorities to recapture the effect of these tariffs, potentially through Section 301, and the ultimate impact on import cost structures remains difficult to predict. To the extent any judicial limitation on IEEPA or Section 122 tariffs is sustained, it could reduce the risk of abrupt, broad-based import cost increases for apparel retailers and suppliers, potentially creating opportunities for more predictable cost structures and gross profit stability over time. At the same time, the Company remains attentive to ongoing geopolitical uncertainties, including the continued conflict involving Iran and broader tensions in the Middle East, which have the potential to disrupt energy markets, global shipping, and consumer confidence. These and other macro-economic pressures — including inflationary dynamics and discretionary spending patterns — could continue to influence demand and cost conditions across the apparel sector.

Beyond near-term macroeconomic considerations, the Company’s forward outlook is grounded in the structural characteristics of the plus-size and extended plus-size market — a large, historically underserved demographic that we believe continues to represent a meaningful and durable growth opportunity for operators with the scale, fit expertise and brand portfolio to serve it comprehensively. The Company believes that the structural demand dynamics of this market, combined with its platform capabilities and deepened commitment to the plus-size customer, position it to generate long-term growth as near-term headwinds moderate.

The Company’s centralized shared-services model — spanning sourcing, merchandising, technology, fulfillment and customer care across its brand portfolio — is structured to generate meaningful operating leverage as revenue stabilizes and returns to growth. Because the majority of platform infrastructure costs are largely fixed, incremental revenue growth is expected to convert at attractive rates to Adjusted EBITDA and operating cash flow. The Company views its current investment in platform capabilities as establishing the foundation from which this operating leverage can be realized. The fixed cost deleverage that compressed Adjusted EBITDA margin in fiscal 2025 is the same structural characteristic that is expected to drive meaningful margin expansion as revenue stabilizes and recovers.

Against this backdrop, the Company’s strategic positioning provides a foundation for measured optimism. Its multi-brand platform, proprietary fit expertise, data-driven marketing capabilities, and expanding marketplace distribution collectively represent the Company’s foundation for potentially capturing the structural growth opportunity within the plus-size and extended plus-size market. The Company’s capital-efficient operating model, weighted toward core replenishment styles and a centralized shared-services infrastructure, provides operational flexibility to manage through near-term uncertainty while sustaining investment in the capabilities that drive long-term customer acquisition, retention and lifetime value.

RESULTS OF OPERATIONS

Our fiscal year is a 52-week or 53-week period ending on the Saturday closest to December 31. Fiscal 2025 was a 53-week period, fiscal 2024 was a 52-week period and fiscal 2023 was a 52-week period.

Thirteen weeks ended April 4, 2026 Compared to Thirteen weeks ended March 29, 2025

Executive Overview

Results for the first thirteen weeks of fiscal 2026 reflect continued pressure on discretionary apparel demand amid an uncertain macroeconomic environment, including elevated tariff volatility, higher customer acquisition costs, and weather-related disruption early in the quarter. Within this context, the Company remained focused on controlling key operating levers, including inventory management, marketing efficiency, pricing discipline, and conversion optimization.

Net sales declined in the first thirteen weeks of 2026, compared to the first thirteen weeks of 2025, reflecting lower demand and reduced marketing investment, particularly in print channels, as the Company adjusted spend in response to prior period inefficiencies and changing customer behavior. Demand trends improved sequentially over the course of the quarter, with year-over-year declines narrowing each month from January through March, consistent with management’s focus on aligning marketing investment with return thresholds.

Profitability in the quarter was negatively impacted by lower sales volume, gross margin pressure, and fixed cost deleverage, partially offset by reductions in marketing expense and ongoing cost management initiatives. The headwinds affecting the first thirteen weeks of fiscal 2026 reflect the same factors described in Outlook Considerations, with sequential monthly improvement through the quarter consistent with these factors beginning to moderate.

	April 4, 2026	March 29, 2025
	(in millions, except percentage of net sales data)
Net sales	$151.2	$169.5
Net (loss) income and comprehensive (loss) income - net of tax	(26.5)	(16.2)
Adjusted EBITDA (Non-GAAP)	(5.0)	2.1

As a percentage of sales:
Gross Margin	58.8%	61.3%
Selling, general and administrative expenses	63.2%	61.1%
Adjusted EBITDA margin (Non-GAAP)	-3.3%	1.3%

Liquidity:
Cash flow (used in) provided by operating activities	$(26.2)	$(14.7)
Cash flow used in investing activities	$(1.6)	$(1.8)
Cash flow provided by (used in) financing activities	$22.0	$(2.0)

Net Sales

(in thousands)
	April 4, 2026		March 29, 2025
Women’s	$125,557	83.1%	$139,906	82.6%
Men’s	18,729	12.4%	22,268	13.1%
Home Décor	6,888	4.5%	7,308	4.3%
Total Net Sales	$151,174	100.0%	$169,482	100.0%

Net sales for the first thirteen weeks of 2026 were $151.2 million, compared to $169.5 million in the first thirteen weeks of 2025, representing a decrease of approximately 10.8%.

The Company disaggregates net sales by product category (Women’s, Men’s and Home Décor) as management believes this presentation best depicts the nature of the Company’s products and how economic factors affect revenue performance. These categories reflect how the Company evaluates revenue trends and provides meaningful information regarding shifts in customer demand and product mix.

By category, Women’s net sales totaled $125.6 million (83.1% of net sales) in the first thirteen weeks of 2026, compared to $139.9 million (82.5%) in the first thirteen weeks of 2025. Men’s net sales were $18.7 million (12.4%) in the first thirteen weeks of 2026, compared to $22.3 million (13.1%) in the first thirteen weeks of 2025. The Men’s business, anchored by KingSize, applies the Company’s proprietary fit expertise and exclusive assortment model to the big & tall men’s demographic, operating within the Classic Mall platform infrastructure.

Home Décor net sales declined to $6.9 million (4.6%) in the first thirteen weeks of 2026 from $7.3 million (4.3%) in the first thirteen weeks of 2025. The Home Décor business, anchored by BrylaneHome, offers an affordable home furnishings assortment across bedding, bath, furniture and outdoor categories with broad customer appeal, and uniquely extends the Company’s plus-size expertise into the home through a Plus Size Living collection of oversized bedding, oversized furniture and big & tall home essentials. The category mix has remained relatively stable, with Women’s continuing to represent the majority of total net sales.

Early-quarter performance was impacted by unseasonably cold weather conditions, which delayed the typical seasonal transition in customer purchasing patterns, and suppressed demand and traffic across both digital and print channels. In addition, the Company moderated marketing investment in response to changing customer behavior and elevated acquisition costs. Marketing spend was reduced by approximately 11% year-over-year, reflecting actions taken to improve marketing efficiency following lower returns in prior periods, particularly within print channels. The combined effect of weather-driven softness and the deliberate marketing pullback was a material contributor to the year-over-year decline in net sales.

Demand trends improved sequentially over the course of the quarter, with monthly year-over-year declines of approximately 13% in January, 9% in February and 3% in March.

Consistent with prior periods, the Company believes that net sales performance in the quarter was driven primarily by traffic and conversion dynamics rather than changes in pricing, as the Company maintained pricing discipline and did not materially increase promotional intensity.

Gross Profit

Gross profit for the first thirteen weeks of fiscal 2026 was $88.9 million, compared to $103.8 million in the prior year period. Gross margin was 58.8%, compared to 61.3% in the prior year period, representing a decrease of approximately 250 basis points.

The decline in gross margin was primarily attributable to higher tariffs, changes in channel and product mix, lower private label credit income and higher shipping-related costs. These factors were partially offset by continued pricing discipline and the Company’s focus on managing promotional activity in a competitive environment.

Tariffs remained a meaningful headwind during the quarter. The Company has filed for refunds of approximately $5.3 million related to duties previously paid under IEEPA. The timing of such refunds remains subject to ongoing legal and administrative processes though, as of July 1, 2026, the Company has received $2.8 million in refunds. The tariff impact in the first thirteen weeks of fiscal 2026 reflected the IEEPA and Section 122 actions described in ‘Tariffs’ under Recent Developments, which were subsequently ruled unlawful.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses were $95.6 million, or 63.2% of net sales, in the first thirteen weeks of 2026, compared to $103.5 million, or 61.1% of net sales, in the first thirteen weeks of 2025.

SG&A expenses decreased by $8.0 million in the first thirteen weeks of 2026, compared to the first thirteen weeks of 2025. The reductions reflect actions taken to align operating expenses with lower net sales levels.

Notwithstanding the decline in absolute SG&A expense, SG&A increased as a percentage of net sales to 63.2% in the first thirteen weeks of 2026 from 61.1% in the first thirteen weeks of 2025. The increase in SG&A as a percentage of net sales reflects fixed cost deleverage resulting from lower net sales, as expense reductions did not fully offset the impact of declining revenue.

The Company continues to actively align its cost structure with revenue trends and believes its ongoing expense management initiatives position it to improve SG&A leverage and operating margins as net sales stabilize or improve.

Depreciation and Amortization

Depreciation and amortization expense for the first thirteen weeks of 2026 was $3.2 million, as compared to $3.4 million in the first thirteen weeks of 2025. The decrease in 2026 compared to 2025 primarily reflects lower amortization expense associated with the Avenue and Dia customer list intangible assets as a result of the higher amortization recognized in the earlier years of the assets’ useful lives.

Transaction-Related Costs

Transaction-related costs for the first thirteen weeks of 2026 were $1.7 million, primarily related to fees paid for professional services in connection with the Company’s pending Merger, compared to no such costs incurred during the same period in 2025.

Impairment of Intangible Assets, Goodwill and Property, Plant and Equipment

The Company did not record any impairments in the first thirteen weeks of 2026 while it did record $5.9 million of impairment charges related to intangible assets in the first thirteen weeks of 2025. The impairment charges recognized reflect the results of the Company’s impairment assessments performed in accordance with applicable accounting guidance. These assessments incorporate estimates of future cash flows and other valuation assumptions.

The Company will continue to monitor its intangible assets for indicators of impairment in future periods.

Interest expense – net

Interest expense, net, was $11.3 million in the first thirteen weeks of 2026, compared to $9.7 million in the first thirteen weeks of 2025. The increase in 2026 compared to 2025 reflects higher average outstanding balances.

Income Tax expense (benefit)

For the first thirteen weeks of 2026 and 2025, the Company’s effective tax rate was (16.3%) and 12.8%, respectively. The shift to a negative effective tax rate in the first thirteen weeks of 2026 reflects the absence of tax benefit on the current period pre-tax loss attributable to disallowed interest carryforwards, as the Company continues to maintain a full valuation allowance against the related deferred tax asset under the Section 163(j) interest limitation, originally established in fiscal 2025.

The Company evaluates the recoverability of its deferred tax assets on an ongoing basis. Any valuation allowance recorded is based on estimates and assumptions regarding future taxable income and a determination of the magnitude of deferred tax assets that are more likely than not to be realized. During fiscal 2025, the Company recorded a valuation allowance of $19.0 million against its deferred tax asset related to disallowed interest carryforwards. Over the past two years, the plus-size apparel sector has been adversely affected by general economic weakness, including higher interest rates and rising costs, which have reduced discretionary consumer spending. Consistent with these trends, the Company experienced declining revenue over the past two years, generated an operating loss in fiscal 2025, and continued to incur operating losses during the first thirteen weeks of fiscal 2026.

While the Company believes profitability will return over the longer term, management currently expects near-term operating performance to remain under pressure. Based on the weight of available evidence, including recent operating losses and current forecasts, management concluded that the negative evidence outweighed the available positive evidence regarding the realizability of the deferred tax asset related to disallowed interest carryforwards and, accordingly, recorded a valuation allowance. The Company will continue to monitor its tax position and reassess recognition of the deferred tax asset for disallowed interest carryforwards in subsequent reporting periods. If estimates and related assumptions change in future periods, the Company may be required to record additional valuation allowances against its deferred tax assets, which could increase the effective tax rate and materially adversely affect the Company’s financial position and results of operations.

Net Income (Loss)

The Company reported a net loss of $26.5 million in the first thirteen weeks of 2026, compared to a net loss of $16.2 million in the first thirteen weeks of 2025. The wider net loss in the 2026 period reflects, in part, a lower tax benefit relative to pre-tax loss, as the Company continues to maintain a full valuation allowance against deferred tax assets related to disallowed interest carryforwards established in fiscal 2025; no such valuation allowance was in place during the first thirteen weeks of 2025.

Adjusted EBITDA (Non-GAAP)

Adjusted EBITDA decreased to ($5.0) million in the first thirteen weeks of 2026 from $2.1 million in the first thirteen weeks of 2025.

Adjusted EBITDA margin declined to (3.3%) in the first thirteen weeks of 2026, compared to 1.3% in the first thirteen weeks of 2025. The margin compression reflects the combined impact of declining net sales, gross profit variability, and operating expense deleverage.

The Company views Adjusted EBITDA as one of the key indicators of its platform’s operating performance, as it reflects the cash-generative characteristics of the shared-services model before the effects of capital structure, non-cash charges and non-recurring items.

Year Ended January 3, 2026 Compared to Year Ended December 28, 2024 and Year Ended December 28, 2024 Compared to Year Ended December 30, 2023

Executive Overview – Fiscal 2025

	Fiscal 2025	Fiscal 2024	Fiscal 2023
	(in millions, except percentage of net sales and per share data)
Net sales	$720.3	$805.1	$918.6
Net (loss) income and comprehensive (loss) income - net of tax	(56.7)	1.5	0.5
Adjusted EBITDA (Non-GAAP)	36.3	62.6	82.7

As a percentage of sales:
Gross Margin	59.8%	62.7%	61.8%
Selling, general and administrative expenses	56.4%	55.4%	53.4%
Adjusted EBITDA margin (Non-GAAP)	5.0%	7.8%	9.0%

Liquidity:
Cash flow (used in) provided by operating activities	$(11.2)	$36.4	$77.3
Cash flow used in investing activities	$(8.1)	$(23.4)	$(17.1)
Cash flow used in financing activities	$(7.7)	$(53.5)	$(31.3)

Fiscal 2025 results reflected a challenging year for the apparel sector, characterized by cautious consumer spending, digital traffic volatility, and heightened competitive intensity across online channels. As a digitally native plus-size retailer, the Company continued to serve a loyal and underserved customer base; however, macroeconomic pressures and softer discretionary demand weighed on overall performance.

Net Sales

Net sales for fiscal 2025 were $720.3 million, compared to $805.1 million in fiscal 2024, representing a decline of approximately 10.5%. The decrease primarily reflects lower demand and reduced traffic across digital and print channels, as consumers moderated discretionary apparel spending amid ongoing inflationary pressures and economic uncertainty. While difficult to quantify, we believe that the increased availability and acceptance of GLP-1 medications also negatively impacted demand. At the same time, the Company’s broad size offering — spanning an exceptionally wide range of sizes across its brand portfolio — and its proprietary fit expertise position it to serve customers across a range of sizing needs, including those whose size requirements may change over time.

As the broader apparel industry remained promotional, the Company maintained pricing discipline and while it did strategically lean into key item price points, the Company did not materially increase promotional intensity. The Company’s ability to maintain this discipline reflects, in part, the proprietary and exclusive nature of its product assortment. Because substantially all products are designed in-house and exclusive to its brands, customers cannot directly price-compare the Company’s offerings against competitors. This product exclusivity, combined with fit expertise and brand loyalty, supports the Company’s approach to margin management even during periods of elevated competitive intensity. As a result, we believe net sales trends were influenced more by traffic and conversion dynamics than by pricing actions. Within the plus-size segment, customers remained engaged with the brand’s differentiated fit, quality, and assortment; however, basket sizes and purchase frequency reflected more cautious spending behavior.

Profitability and Margins

Gross profit declined to 59.8% in fiscal 2025 from 62.7% in fiscal 2024. The decrease was primarily attributable to the impact of higher tariffs, changes in channel and product mix, lower private label credit income and higher shipping expenses. The Company did not materially increase promotional activity year-over-year, and margin performance reflects continued pricing discipline in a highly competitive online apparel environment.

Multi-brand customers — those engaged across more than one brand in the portfolio — represented approximately 21% of customers but generated approximately 45% of net sales in fiscal 2025, reflecting materially higher engagement per customer relative to single-brand shoppers. This dynamic represents a significant organic growth opportunity as the Company works to increase multi-brand penetration across its active customer base. If consummated, the pending combination with Destination XL Group is expected to extend this multi-brand customer engagement opportunity to the men’s big & tall demographic by bringing KingSize and the DXL brands within a single combined platform.

SG&A expenses increased to 56.4% of net sales, compared to 55.4% in fiscal 2024. The increase as a percentage of net sales was primarily driven by fixed cost deleverage on lower revenue, including technology infrastructure, performance marketing, and corporate overhead. The Company continued to invest in digital platform optimization, customer analytics, and other initiatives intended to support long-term growth and customer retention. During fiscal 2025, the Company also executed a meaningful reduction in its technology cost structure through offshore outsourcing of certain technology and other corporate functions, capturing labor cost arbitrage that is expected to yield further SG&A savings in fiscal 2026 and beyond.

The Company reported a net loss of $56.7 million, compared to net income of $1.5 million in fiscal 2024.

Adjusted EBITDA (Non-GAAP) decreased to $36.3 million, compared to $62.6 million in fiscal 2024, with margin compressing to 5.0% from 7.8%. The decline reflects the combined impact of lower net sales, gross profit pressure, and fixed cost deleverage.

Liquidity and Cash Flow

Liquidity metrics reflected the impact of reduced profitability and working capital dynamics. Net cash used in operating activities was $11.2 million in fiscal 2025, compared to generating $36.4 million in fiscal 2024.

Net cash used in investing activities totaled $8.1 million, entirely used for capital expenditures while fiscal 2024 reflected investment activities of $23.4 million with $9.6 million used for capital expenditures and $13.8 million used as payment for the acquisitions of Dia and Avenue.

Net cash used in financing activities totaled $7.7 million, compared to $53.5 million in the prior year, primarily due to reduced voluntary paydown of the term loan in 2025 as compared to 2024.

The Company continues to prioritize balance sheet flexibility, disciplined inventory management, and controlled capital expenditures in light of ongoing macroeconomic uncertainty. The approximately $92 million reduction in First Lien Term Loan principal through equity contributions and debt-for-equity exchanges, together with the extension of the remaining maturity to August 2029, is expected to reduce leverage, address the near-term refinancing maturity, and provide additional financial flexibility to support investment in the combined platform.

As of September 27, 2025, the Company was not in compliance with the total leverage ratio covenant under its First Lien Term Loan. The Company received a covenant waiver effective through the earlier of consummation of the pending Merger or termination of the Merger Agreement. See Note 1 to our annual audited consolidated financial statements included elsewhere in this proxy statement.

Net Sales

(in thousands)
	Fiscal 2025		Fiscal 2024		Fiscal 2023
Women’s	$588,168	81.7%	$658,303	81.8%	$742,016	80.8%
Men’s	98,371	13.7%	105,832	13.1%	123,816	13.5%
Home Décor	33,793	4.6%	40,962	5.1%	52,758	5.7%
Total Net Sales	$720,332	100.0%	$805,097	100.0%	$918,590	100.0%

Net sales decreased to $720.3 million in fiscal 2025 from $805.1 million in fiscal 2024 and $918.6 million in fiscal 2023. The 10.5% decline in fiscal 2025 follows a 12.4% decline in fiscal 2024 compared to fiscal 2023, reflecting continued softness in demand.

The Company disaggregates net sales by product category (Women’s, Men’s and Home Décor) as management believes this presentation best depicts the nature of the Company’s products and how economic factors affect revenue performance. These categories reflect how the Company evaluates revenue trends and provides meaningful information regarding shifts in customer demand and product mix.

By category, Women’s net sales totaled $588.2 million (81.7% of net sales) in fiscal 2025, compared to $658.3 million (81.8%) in fiscal 2024 and $742.0 million (80.8%) in fiscal 2023. Men’s net sales were $98.4 million (13.7%) in fiscal 2025, compared to $105.8 million (13.1%) in fiscal 2024 and $123.8 million (13.5%) in fiscal 2023. The Men’s business, anchored by KingSize, applies the Company’s proprietary fit expertise and exclusive assortment model to the big & tall men’s demographic, operating within the Classic Mall platform infrastructure. Home Décor net sales declined to $33.8 million (4.6%) in fiscal 2025 from $41.0 million (5.1%) in fiscal 2024 and $52.8 million (5.7%) in fiscal 2023. The Home Décor business, anchored by BrylaneHome, offers an affordable home furnishings assortment across bedding, bath, furniture and outdoor categories with broad customer appeal, and uniquely extends the Company’s plus-size expertise into the home through a Plus Size Living collection of oversized bedding, oversized furniture and big & tall home essentials. The category mix has remained relatively stable, with Women’s continuing to represent the majority of total net sales.

The Company’s revenue decline in both fiscal 2025 as compared to fiscal 2024 as well as fiscal 2024 as compared to fiscal 2023 reflects primarily the impact of reduced traffic and new customer acquisition headwinds rather than deterioration in its core customer relationships. The Company’s most engaged customers — those purchasing four or more times over their lifetime — continue to drive approximately 91% of active customer sales, and approximately 76% of active customers are multi-purchase buyers. These retention dynamics may suggest the Company’s brand loyalty and fit-driven customer relationships remain intact, with fiscal 2025 revenue performance more closely tied to top-of-funnel traffic and acquisition conditions than to meaningful erosion of its established customer base.

Gross Profit

Gross profit totaled approximately $430.5 million in fiscal 2025, compared to $504.4 million in fiscal 2024 and $567.6 million in fiscal 2023. Gross profit was 59.8% in fiscal 2025, compared to 62.7% in fiscal 2024 and 61.8% in fiscal 2023. The 290 basis point decline in fiscal 2025 compared to fiscal 2024 follows a 90 basis point increase in fiscal 2024 compared to fiscal 2023. The decline in 2025 was driven by a 190 basis point decrease in product margin as product mix and promotion pressure caused a decrease in selling price of 2.7% while tariffs contributed to an increase in average unit cost of 2.8%. Shipping costs per order were also up in 2025 due to an increase in split shipments. In 2024, the increase was a result of an 80 basis point increase in product margin due to lower product costs. The Company’s merchandise strategy, weighted toward core replenishment styles that carry over across seasons, is designed to reduce markdown exposure and support margin stability over time as transitory headwinds moderate.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses were $406.2 million, or 56.4% of net sales, in fiscal 2025, compared to $445.8 million, or 55.4% of net sales, in fiscal 2024 and $490.3 million, or 53.4% of net sales, in fiscal 2023.

SG&A expenses decreased by $39.6 million in fiscal 2025 compared to fiscal 2024 and decreased by $44.5 million in fiscal 2024 compared to fiscal 2023. The reductions reflect actions taken to align operating expenses with lower net sales levels.

Notwithstanding the decline in absolute SG&A expense, SG&A increased as a percentage of net sales to 56.4% in fiscal 2025 from 55.4% in fiscal 2024 and 53.4% in fiscal 2023. The increase in SG&A as a percentage of net sales reflects fixed cost deleverage resulting from lower net sales, as expense reductions did not fully offset the impact of declining revenue.

The Company continues to actively align its cost structure with revenue trends and believes its ongoing expense management initiatives position it to improve SG&A leverage and operating margins as net sales stabilize or improve.

Notwithstanding the pressure from fixed cost deleverage, the Company continued to make deliberate investments in capabilities central to its long-term platform strategy, including technology infrastructure supporting the Universal Cart and multi-brand cross-shopping, digital marketing analytics and customer lifetime value modeling, and ongoing product development in fit and proprietary design. During fiscal 2025, the Company also executed a meaningful reduction in its technology cost structure through offshore outsourcing of certain technology and other corporate functions, capturing labor cost arbitrage that is expected to yield further benefit to SG&A in fiscal 2026 and beyond. The Company believes that maintaining investment in its core platform capabilities while actively managing its cost base positions it to capture operating leverage as demand stabilizes and revenue returns to growth.

Depreciation and amortization

Depreciation and amortization expense for fiscal 2025 was $13.6 million, as compared to $12.1 million in fiscal 2024 and $14.4 million in fiscal 2023. The increase in fiscal 2025 compared to fiscal 2024 reflects the increase in capital expenditures in 2024 relative to 2023 generating more depreciation in 2025. The decrease in fiscal 2024 compared to fiscal 2023 reflects the decrease in amortization of the customer list intangible assets.

Transaction-Related Costs

Transaction-related costs for fiscal 2025 were $4.8 million and primarily related to fees paid for professional services in connection with the Company’s pending Merger.

Impairment of Intangible Assets, Goodwill and Property, Plant and Equipment

During fiscal 2025, the Company recorded $5.9 million of impairment charges related to intangible assets and $10.1 million of goodwill impairment. No impairment charges were recorded in fiscal 2024. In fiscal 2023, the Company recorded $14.8 million of impairment charges related to tradenames of $11.5 million and property, plant and equipment of $3.3 million.

The impairment charges recognized in fiscal 2025 reflect the results of the Company’s impairment assessments performed in accordance with applicable accounting guidance. These assessments incorporate estimates of future cash flows and other valuation assumptions. The impairment charge recorded in fiscal 2023 similarly resulted from the Company’s evaluation of the recoverability of certain intangible assets.

The Company will continue to monitor its intangible assets for indicators of impairment in future periods.

Interest expense – net

Interest expense, net, was $38.8 million in fiscal 2025, compared to $41.8 million in fiscal 2024 and $48.1 million in fiscal 2023. The decrease in fiscal 2025 compared to fiscal 2024, and in fiscal 2024 compared to fiscal 2023, reflects lower average outstanding debt balances and changes in interest rates over the three-year period.

Loss on extinguishment of debt

There was no loss on extinguishment of debt in fiscal 2025, as compared to $3.2 million in fiscal 2024 and $1.7 million in fiscal 2023. The losses in 2024 and 2023 were related to early paydowns of debt.

Income Tax expense (benefit)

For fiscal 2025, fiscal 2024 and fiscal 2023, the Company’s effective tax rate was (16.4%), 35.5% and (506.7%) respectively. The decrease in the effective tax rate in fiscal 2025 compared to fiscal 2024 was primarily due to a $19.0 million valuation allowance recorded in 2025. The effective tax rate before the valuation allowance was 22.5% for fiscal 2025. The Company’s effective tax rate for fiscal 2023 was distorted by the fact that income was close to zero. The most significant item affecting the effective tax rate in 2023 was a nontaxable revaluation of the Company’s outstanding warrants.

The Company estimates the likelihood of the recoverability of its deferred tax assets. Any valuation allowance recorded is based on estimates and assumptions of taxable income in future periods and a determination is made of the magnitude of deferred tax assets which are more likely than not to be realized. In fiscal 2025, the Company recorded a valuation allowance of $19.0 million against its deferred tax asset for disallowed interest carryforwards. Over the past two years, the plus-size apparel sector has been adversely affected by general economic weakness, including higher interest rates and rising costs, which has reduced discretionary consumer spending. Consistent with these trends, the Company has experienced declining revenue over the past two years and generated an operating loss in fiscal 2025. While we believe that profitability will return over the longer term, in the near term we are forecasting operating losses. Management concluded that this negative evidence outweighs available positive evidence regarding realizability of its disallowed interest carryforward and consequently recorded a valuation allowance. We will continue to monitor our tax position and will reassess recognition of the deferred tax asset for disallowed interest carryforwards in subsequent reporting periods. If these estimates and related assumptions change in the future, the Company may be required to record additional valuation allowances against its deferred tax assets and its effective tax rate may increase which could result in a material adverse impact on the Company’s financial position and results of operations.

Net Income (Loss)

The Company reported a net loss of $56.7 million in fiscal 2025, compared to net income of $1.5 million in fiscal 2024 and $0.5 million in fiscal 2023.

Fiscal 2025 results included $5.9 million of intangible asset impairment charges and $10.1 million of goodwill impairment, which adversely impacted net income for the year. In fiscal 2023, the Company recorded $14.8 million of impairment charges related to tradenames of $11.5 million and property, plant and equipment of $3.3 million while no impairment charges were recorded in fiscal 2024. There was a charge related to adjusting our valuation allowance of $19.0 million in 2025 while neither 2024 nor 2023 had a valuation allowance.

Adjusted EBITDA (Non-GAAP)

Adjusted EBITDA decreased to $36.3 million in fiscal 2025 from $62.6 million in fiscal 2024 and $82.7 million in fiscal 2023.

Adjusted EBITDA margin declined to 5.0% in fiscal 2025, compared to 7.8% in fiscal 2024 and 9.0% in fiscal 2023. The margin compression reflects the combined impact of declining net sales, gross profit variability, and operating expense deleverage.

The Company views Adjusted EBITDA as one of the key indicators of its platform’s operating performance, as it reflects the cash-generative characteristics of the shared-services model before the effects of capital structure, non-cash charges and non-recurring items. The compression in Adjusted EBITDA margin from 7.8% to 5.0% in fiscal 2025 reflects the fixed cost deleverage inherent in a platform business during a period of revenue decline. This was evident in the decrease from 9.0% in fiscal 2023 to 7.8% in fiscal 2024 as well. The Company’s continued positive Adjusted EBITDA generation during fiscal 2025, despite the magnitude of revenue pressure, reflects the resilience of its underlying business economics and its disciplined approach to cost management.

Seasonality

Our business shows relative consistency by semester with net sales in spring summer, fiscal January through fiscal June, and fall winter, fiscal July through fiscal December, being very comparable and approximately an even split of the annual results. A comparison of net sales by semester for each of the past three fiscal years is presented below.

(in thousands)	Fiscal 2025		Fiscal 2024		Fiscal 2023
First half	$360,580	50.1%	$410,715	51.0%	$461,157	50.2%
Second half	359,752	49.9%	394,382	49.0%	457,433	49.8%

Total Net Sales	$720,332	100.0%	$805,097	100.0%	$918,590	100.0%

LIQUIDITY AND CAPITAL RESOURCES

Our primary sources of liquidity are our cash and cash equivalents, cash generated from operations and availability under our ABL Credit Facility, as discussed below. We believe that our cash, cash equivalents, cash generated from operations, and borrowings available to us under our ABL Credit Facility will be adequate to meet our liquidity needs and capital expenditure requirements for at least the next 12 months assuming the Merger closes.

The following table sets forth financial data regarding our liquidity position at the end of the first fiscal quarter of 2026 and 2025, respectively:

(in millions)	April 4, 2026	March 29, 2025
Cash flow used in operating activities (GAAP basis)	$(26.2)	$(14.7)
Capital expenditures	$(1.6)	$(1.8)
Net cash used in investing activities	$(1.6)	$(1.8)
Net cash provided by/(used in) financing activities	$22.0	$(2.0)
Cash and cash equivalents, at period end	$5.6	$19.8
Total debt, net of unamortized debt issuance costs	$276.2	$254.3
Unused excess availability under Credit Facility	$53.0	$77.5

Cash flow from operating activities was a use of $26.2 million for the first thirteen weeks of 2026, compared to a use of $14.7 million for the first thirteen weeks of 2025. The increase in cash used in operating activities was primarily driven by the higher net loss in the current-year period.

Net cash used in investing activities was $1.6 million for the first thirteen weeks of 2026, compared to $1.8 million for the first thirteen weeks of 2025, primarily reflecting capital expenditures in both periods.

Net cash provided by financing activities was $22.0 million for the first thirteen weeks of 2026, compared to a use of $2.0 million for the first thirteen weeks of 2025, primarily reflecting higher net borrowings under the ABL facility during the 2026 period.

The following table sets forth financial data regarding our liquidity position at the end of the past three fiscal years:

(in millions)	Fiscal 2025	Fiscal 2024	Fiscal 2023
Cash flow (used in)/provided by operating activities (GAAP basis)	$(11.2)	$36.4	$77.3
Capital expenditures	$(8.1)	$(9.6)	$(8.2)
Net cash used in investing activities	$(8.1)	$(23.4)	$(17.1)
Net cash used in financing activities	$(7.7)	$(53.5)	$(31.3)
Cash and cash equivalents, at year end	$11.3	$38.3	$78.7
Total debt, net of unamortized debt issuance costs	$252.9	$254.8	$298.9
Unused excess availability under Credit Facility	$66.9	$75.4	$83.0

The decrease in cash flow from operating activities for fiscal 2025 compared to fiscal 2024 was primarily driven by a net loss of $(56.7) million in the current year, including non-cash impairment charges of $10.1 million related to goodwill and $5.9 million related to intangible assets, partially offset by favorable changes in working capital, particularly a $6.4 million reduction in merchandise inventories. For fiscal 2024, cash flow from operating activities decreased to $36.4 million as compared to $77.3 million for fiscal 2023. The decrease in cash flow from operating activities in fiscal 2024 compared to fiscal 2023 was primarily due to unfavorable changes in working capital, which generated $9.8 million in 2024 versus $42.5 million in 2023.

Net cash used in investing activities was $8.1 million for fiscal 2025 as compared to $23.4 million for fiscal 2024. The decrease was primarily due to $13.8 million use of cash as payment for the acquisitions of Dia and Avenue in 2024. Net cash used in investing activities was $23.4 million for fiscal 2024 as compared to $17.1 million for fiscal 2023. The increase was primarily due to the acquisition costs of Dia and Avenue which totaled $13.8 million in 2024, compared to the acquisitions of Eloquii and CUUP in 2023, which totaled $8.9 million.

Net cash used in financing activities for fiscal 2025, 2024 and 2023 was $7.7 million, $53.5 million and $31.3 million, respectively, and was primarily for debt repayments.

Non-GAAP Reconciliations

We monitor certain non-GAAP financial measures on a regular basis in order to track the progress of our business, including the measures below. These non-GAAP financial measures include EBITDA, adjusted EBITDA and adjusted EBITDA margin. We believe that these measures provide helpful information with respect to the Company’s operating performance to stockholders, investors and analysts, and that the inclusion of these non-GAAP measures is important to assist investors in comparing our performance in the periods presented, on a comparable basis. However, these measures may not be comparable to similar measures used by other companies and should not be considered superior to or as a substitute for operating net income, net income per diluted share or cash flows from operating activities in accordance with GAAP. Certain amounts in the following tables may not foot due to rounding.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

EBITDA, Adjusted EBITDA and adjusted EBITDA margin are presented because we believe that these measures are useful to investors in evaluating our performance. Management uses adjusted EBITDA as a key metric to measure profitability and economic productivity. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and before any impairment (gain) of assets, accrual for estimated non-recurring legal settlement costs, severance tied to restructuring, transaction expenses and other non-recurring expenses, such as one time workforce transformation costs, stock compensation expenses and specialized one-time consulting charges. The adjustments are excluded from adjusted EBITDA due to their unusual and non-recurring nature. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales.

The following table is a reconciliation of net income on a GAAP basis to EBITDA and then adjusted EBITDA and adjusted EBITDA margin, on a non-GAAP basis, for each fiscal year as well as the first thirteen weeks of fiscal 2026 and 2025:

	Fiscal Year 2025	Fiscal Year 2024	Fiscal Year 2023	Thirteen Weeks Ended
				April 4, 2026	March 29, 2025
Net income, on a GAAP basis	$(56.7)	$1.5	$0.5	$(26.5)	$(16.2)
Add back:
Interest expense, net	38.8	41.8	48.1	11.3	9.7
Loss on Extinguishment of Debt	—	3.2	1.7	—	—
Gain on fair value adjustment of warrants	(0.2)	(0.7)	(1.7)	—	—
Income tax (benefit) expense	8.0	0.8	(0.5)	3.7	(2.4)
Depreciation and amortization	13.6	12.1	14.4	3.2	3.4

EBITDA	$3.5	$58.6	$62.5	$(8.3)	$(5.5)

Impairment of intangible assets	5.9	—	11.5	—	5.9
Impairment of goodwill	10.1	—	—	—	—
Impairment of property, plant, and equipment - net	—	—	3.3	—	—
Compensation related expenses	—	0.3	1.6	—	—
Severance	1.5	0.7	0.5	0.2	—
Litigation	1.1	0.6	0.4	0.8	—
Transaction Expenses	4.8	1.2	2.9	1.7	0.0
Nonrecurring Expenses	9.5	1.2	—	0.6	1.8

Adjusted EBITDA, on a non-GAAP basis	$36.3	$62.6	$82.7	$(5.0)	$2.1

Net sales	$720.3	$805.1	$918.6	$151.2	$169.5
Net income margin	-7.9%	0.2%	0.1%	-17.5%	-9.6%
Adjusted EBITDA margin, on a non-GAAP basis:	5.0%	7.8%	9.0%	-3.3%	1.3%

For the first thirteen weeks of 2026, Adjusted EBITDA increased to ($5.0) million from reported EBITDA of ($8.3) million, primarily reflecting transaction expenses related to the Merger of $1.7 million. The Company also excluded $0.8 million in one-time litigation-related expenses, $0.6 million of charges in connection with a cost reduction initiative expected to deliver future SG&A savings and $0.2 million on severance.

For fiscal year 2025, Adjusted EBITDA increased to $36.3 million from reported EBITDA of $3.5 million, primarily reflecting the exclusion of non-cash impairment charges and certain items not considered indicative of ongoing operations. Adjustments included $10.1 million related to goodwill impairment and $5.9 million related to intangible asset impairments, both of which were non-cash charges resulting from a reassessment of asset values.

The Company also excluded $9.5 million of expenses associated with discrete initiatives and nonrecurring events, including $6.7 million of charges incurred in connection with a cost reduction initiative expected to deliver future SG&A savings, $1.7 million related to a private label credit card renewal, and $1.1 million associated with an abandoned acquisition-related contract in 2024. In addition, the Company excluded $4.8 million of transaction-related expenses, primarily legal fees incurred in connection with the pending Merger.

Additional adjustments included $1.5 million of severance costs and $1.1 million of litigation-related expenses. Management believes these adjustments provide a clearer view of underlying operating performance; however, such items may recur in future periods.

ABL Revolving Credit Facility

In February 2019, FBB Holdings III, Inc. (the “Borrower”), a wholly owned subsidiary of the Company, entered into a senior secured asset-based revolving credit facility (the “ABL Facility”). The ABL Facility was amended in May 2021 to extend the maturity date and was further amended in December 2022 to increase total commitments to $120.0 million and extend the maturity to the earlier of December 2027 or 91 days prior to the maturity of the Company’s First Lien Term Loan (as defined below). The ABL Facility provides for borrowings of up to $120.0 million, subject to a borrowing base derived primarily from eligible inventory, in-transit inventory, and certain credit card receivables, and is reduced by outstanding letters of credit.

As of April 4, 2026, availability under the ABL Facility was $53.0 million, reflecting total capacity of $81.7 million, less $4.9 million of outstanding letters of credit and $23.8 million of outstanding borrowings.

Borrowings under the ABL Facility bear interest, at the Borrower’s option, at either a base rate (based on the greatest of the Prime Rate, the Federal Funds rate plus 0.50%, or SOFR plus 1.00%) or a SOFR-based rate, in each case plus an applicable margin that varies based on excess availability. The Borrower is also required to pay a commitment fee on unused commitments and customary letter of credit and agency fees. There is no scheduled amortization under the ABL Facility. Obligations under the ABL Facility are guaranteed by the Borrower and substantially all of its wholly owned domestic subsidiaries and are secured by the assets of the Borrower and the other loan parties. The ABL Facility contains customary representations and warranties, affirmative covenants and events of default and, among other things and subject to certain exceptions, restricts the ability of the Borrower and its subsidiaries to incur additional indebtedness or liens, make investments or acquisitions, dispose of assets, pay dividends, or engage in transactions with affiliates, and requires the Borrower to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 under certain circumstances.

The ABL Facility is described in more detail in Note 11 to our annual audited consolidated financial statements included elsewhere in this proxy statement.

First Lien Term Loan Credit Facility

In August 2022, in connection with entering into a First Lien Security Agreement (the “First Lien Term Loan”), the Company raised $350.0 million and used the proceeds to repay its existing first lien and second lien debt facilities, including accrued interest. In addition, the Company used a portion of the proceeds to pay a dividend to shareholders, pay lender fees and original issue discount, and issue warrants to the debt holders. The First Lien Term Loan has a maturity date of August 2027.

Borrowings under the First Lien Term Loan bear interest, at the Company’s option, at either a base rate (based on the highest of the Prime Rate, the Federal Funds rate plus 0.50%, adjusted one-month SOFR plus 1.00%, or 2.00%) or a SOFR-based rate, in each case plus an applicable margin, subject to a 1.00% floor. The First Lien Term Loan requires scheduled quarterly amortization payments of $1.75 million, as well as an annual payment based on a percentage of excess cash flow, subject to certain leverage thresholds and reductions for voluntary prepayments, with the remaining balance due at maturity. Obligations under the First Lien Term Loan are guaranteed by the borrower and substantially all of its existing wholly owned domestic subsidiaries and are required to be guaranteed by certain future domestic subsidiaries.

The First Lien Term Loan includes customary representations and warranties, affirmative covenants, and events of default, and contains covenants that, among other things and subject to certain exceptions, restrict the ability of the Company and its subsidiaries to incur additional indebtedness or liens, make investments or acquisitions, dispose of assets, engage in affiliate transactions, or pay dividends, and requires the Company to maintain a maximum total leverage ratio of 6.0 to 1.0.

As of September 27, 2025, the Company was not in compliance with the total leverage ratio covenant under its First Lien Term Loan. The Company received a covenant waiver effective through the earlier of consummation of the pending Merger with DXL or termination of the Merger Agreement. See Note 1 to our annual audited consolidated financial statements included elsewhere in this proxy statement. The First Lien Term Loan is described in more detail in Note 11 to our consolidated financial statements included elsewhere in this proxy statement.

Cash interest paid was $7.9 million in the first thirteen weeks of 2026 and $8.6 million in the first thirteen weeks of 2025. Cash interest paid was $33.0 million for fiscal 2025, $38.4 million for fiscal 2024 and $43.8 million for fiscal 2023.

Off-balance sheet arrangements

We have no off-balance sheet arrangements as defined by 303(b) of Regulation S-K.

Capital expenditures

Capital expenditures were $1.6 million in the first thirteen weeks of 2026, compared to $1.8 million in the first thirteen weeks of 2025. Capital expenditures were $8.1 million in fiscal 2025, compared to $9.6 million in fiscal 2024 and $8.2 million in fiscal 2023.

Capital investments during 2025 and continuing into the first thirteen weeks of 2026 were primarily focused on the technology infrastructure supporting the Company’s multi-brand platform strategy, including continued development of its Universal Cart and cross-shopping capabilities, customer data and analytics systems, and e-commerce platform enhancements. The Company also continued to invest in robotic automation and other fulfillment center initiatives designed to improve throughput efficiency and reduce unit fulfillment costs over time.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed. These estimates are based on historical experience, current business conditions, and various other assumptions that we believe to be reasonable under the circumstances. However, because future events and economic conditions are inherently uncertain, actual results may differ materially from these estimates.

We consider an accounting estimate to be critical if it requires significant judgment and involves a high degree of estimation uncertainty, and if changes in the estimate could have a material impact on our consolidated financial statements. Our most significant critical accounting estimates are described below.

Merchandise Inventories

Merchandise inventories consist primarily of purchased finished goods and are stated at the lower of cost or net realizable value. Cost is determined using a standard cost method, which includes the cost of merchandise and import-related costs such as freight, duties, and agent commissions. Inventory is relieved on a first-in, first-out (“FIFO”) basis.

The determination of net realizable value requires significant management judgment. We continually evaluate merchandise inventory to assess whether the carrying value exceeds its estimated net realizable value. This evaluation requires us to make assumptions and estimates based on a variety of factors, including the age of the inventory, the average selling cycle, current and anticipated economic conditions and estimated loss rates.

When we determine that the carrying value of inventory is not recoverable, we record a write-down to reduce inventory to its estimated net realizable value.

As of January 3, 2026, merchandise inventories totaled $117.2 million, compared to $123.6 million as of December 28, 2024. Given the significance of inventory to our consolidated financial statements, changes in assumptions regarding demand, pricing, or macroeconomic conditions could have a material impact on inventory valuation and gross profit.

Valuation of Intangible Assets

Our intangible assets consist primarily of tradenames (indefinite-lived). Indefinite-lived intangible assets are not amortized but are evaluated for impairment annually, or more frequently if events or changes in circumstances indicate potential impairment.

We may first perform a qualitative assessment to determine whether it is more likely than not that the asset is impaired. If necessary, a quantitative assessment is performed by comparing the estimated fair value of the asset to its carrying value. Fair value is determined using the relief-from-royalty method, which requires significant assumptions, including projected revenue growth, long-term growth rates, royalty rates and discount rates.

These assumptions are inherently subjective and highly sensitive to changes in market conditions and business performance.

During the year ended January 3, 2026, we recorded an impairment expense of $5.9 million related to certain tradenames, primarily driven by declines in demand for certain brands. No impairment was recorded in 2024. Changes in future operating performance or market conditions could result in additional impairment charges.

Valuation of Goodwill

Goodwill represents the excess of purchase price over the fair value of identifiable net assets acquired and is not amortized. Goodwill is tested for impairment at least annually, or more frequently if triggering events occur.

We perform either a qualitative assessment or a quantitative assessment. Qualitative factors may include, but are not limited to, economic conditions, industry and market considerations, expense factors, overall financial performance, entity specific and reporting unit events, capital markets and pricing and breakeven multiples. The quantitative test compares the fair value of the reporting unit to its carrying value. Fair value is estimated using valuation techniques that incorporate significant assumptions, including projected future cash flows, discount rates, growth rates, market multiples and comparable transactions.

These estimates require significant judgment and are sensitive to changes in financial performance and macroeconomic conditions.

During the year ended January 3, 2026, we recorded a goodwill impairment charge of $10.1 million following a quantitative assessment triggered by declines in net sales and gross profit. No impairment was recorded in 2024.

Income Taxes – Valuation Allowance

We account for income taxes using the asset and liability method, which requires recognition of deferred tax assets and liabilities for temporary differences between the financial statement and tax bases of assets and liabilities.

We evaluate the realizability of deferred tax assets on a periodic basis by assessing whether it is more likely than not that such assets will be realized. This assessment requires significant judgment and is based on historical operating results, forecasted future taxable income, reversal of existing temporary differences and available tax planning strategies.

When it is determined that some or all of a deferred tax asset is not realizable, a valuation allowance is recorded.

As of January 3, 2026, we recorded a valuation allowance of $19.0 million against deferred tax assets related to disallowed interest carryforwards, reflecting our assessment that it is more likely than not that these assets will not be realized. No valuation allowance was recorded as of December 28, 2024. Changes in our profitability assumptions or tax planning strategies could materially impact the valuation allowance and our effective tax rate in future periods.

RECENT ACCOUNTING PRONOUNCEMENTS

We have reviewed accounting pronouncements and interpretations thereof that have effective dates during the periods reported and in future periods. See Note 2 to our consolidated annual financial statements included elsewhere in this proxy statement for information on recent accounting pronouncements and the impact of impending standards on our future filings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We are exposed to market risk in the form of changes in interest rates, as our outstanding debt is subject to interest computed based upon variable interest rates. A 1% increase in the base interest rate applied to our debt outstanding at January 3, 2026 would result in an annual increase to interest expense of $2.6 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On December 11, 2025, Destination XL Group, Inc., a Delaware corporation (“DXL”), Divine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of DXL (the “merger subsidiary”), and FBB Holdings I, Inc., a Delaware corporation (“FBB”), entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which the merger subsidiary will merge with and into FBB, with FBB continuing as the surviving corporation and a wholly owned subsidiary of DXL (the “merger”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information assumes that the merger is accounted for as a reverse acquisition under the acquisition method of accounting for business combinations in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), with FBB as the accounting acquirer pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Accordingly, the unaudited pro forma condensed combined financial information also assumes that the assets and liabilities of DXL will be recorded by FBB at their respective fair values as of the effective date. The historical financial statements of FBB and DXL have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give pro forma effect to the transaction accounting adjustments which are necessary to account for the merger (the “Transaction Accounting Adjustments”) and other transactions (the “Other Transaction Accounting Adjustments”, collectively the “Transactions”), in accordance with U.S. GAAP. See the “Description of the Concurrent Financing and Equity Transactions” section below for further explanation of the Other Transaction Accounting Adjustments. The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable.

The unaudited pro forma condensed combined balance sheet gives effect to the Transaction Accounting Adjustments and Other Transaction Accounting Adjustments (collectively, the “Adjustments”) as if those transactions had been completed on May 2, 2026 and combines the unaudited condensed consolidated balance sheet of FBB as of April 4, 2026 with DXL’s unaudited consolidated balance sheet as of May 2, 2026.

The unaudited pro forma condensed combined statement of operations for the three months ended May 2, 2026 and the fiscal year ended January 31, 2026 gives effect to the Transactions as if those Transactions had occurred on February 2, 2025. The unaudited pro forma condensed combined statement of operations for the three months ended May 2, 2026 combines the unaudited condensed consolidated statement of operations of FBB for the thirteen weeks ended April 4, 2026 and DXL’s unaudited consolidated statement of operations for the three months ended May 2, 2026. The unaudited pro forma condensed combined statement of operations for the fiscal year ended January 31, 2026 combines the audited consolidated statement of operations of FBB for the fiscal year ended January 3, 2026 and DXL’s audited consolidated statement of operations for the fiscal year ended January 31, 2026. Amounts, including share amounts, in the unaudited pro forma financial information below may not foot due to immaterial rounding differences.

The unaudited pro forma condensed combined financial information has been compiled using, and should be read in conjunction with the following:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•	The separate unaudited financial statements of FBB as of and for the thirteen weeks ended April 4, 2026 and the related notes, included elsewhere in this proxy statement;

•	The separate audited financial statements of FBB as of and for the fiscal year ended January 3, 2026 and the related notes, included elsewhere in this proxy statement;

•

The separate unaudited financial statements of DXL as of and for the three months ended May 2, 2026 and the related notes, included in DXL’s Quarterly Report on Form 10-Q for the period ended May 2, 2026, as filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2026;

•

The separate audited financial statements of DXL as of and for the fiscal year ended January 31, 2026 and the related notes, included in DXL’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, as filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2026.

Description of the Merger

On December 11, 2025, DXL, merger subsidiary, and FBB, entered into the merger agreement, pursuant to which the merger subsidiary will merge with and into FBB, with FBB continuing as the surviving corporation as a wholly owned subsidiary of DXL.

Under the terms of the merger agreement, if the merger is consummated, at the effective time of the merger, each share of common stock, par value $0.01 per share, of FBB (“FBB common stock”) (excluding (i) any shares held as treasury stock by FBB or held or owned by DXL or any subsidiary of DXL or FBB (“Excluded Shares”), (ii) any dissenting shares (“Appraisal Shares”), and (iii) any shares held by a FBB stockholder that is an unaccredited investor (“Unaccredited Investor Shares”) would be converted into the right to receive that number of fully paid and nonassessable shares of the common stock, par value $0.01 per share, of DXL (“DXL common stock”) equal to the exchange ratio, which would be calculated based on the total number of the new issuance of DXL common stock (which would be the number of shares equal to the fully diluted DXL shares multiplied by the quotient of fifty-five percent (55%) divided by forty-five percent (45%) divided by the number of FBB common stock issued and outstanding immediately prior to the effective time of the merger. If the merger is consummated, immediately following the effective time of the merger, FBB stockholders would be expected to own or hold rights to acquire 55% of the combined company (as defined below) and DXL stockholders would be expected to own or hold rights to acquire 45% of the combined company, in each case, on a fully diluted basis using the treasury stock method and subject to certain assumptions, including, but not limited to: (i) the closing date and (ii) FBB issuing approximately 111.4 million shares of common stock in the private placement. The post-closing equity split is subject to certain adjustments, including the closing date, the number of shares of FBB common stock issued in the private placement, and to account for the effect of a reverse stock split. If the merger is consummated, DXL would continue to operate under the same name.

Pursuant to the merger agreement, each share of FBB common stock held immediately prior to the effective time by an FBB stockholder that is an unaccredited investor, the Unaccredited Investor Shares, will be converted into the right to receive cash (without any interest) equal to the product of (a) the exchange ratio and (b) the DXL stock price. The DXL stock price is the dollar value of the average of the daily volume-weighted average sales price per share of DXL common stock (as reported by Bloomberg L.P.) for each of the 10 consecutive trading days immediately preceding the trading day 2 days before the closing date of the merger. No unaccredited investor will receive any stock consideration in the merger.

For purposes of the unaudited pro forma condensed combined financial information, the estimated number of shares of DXL common stock that DXL expects to issue to FBB’s stockholders (ignoring rounding of fractional shares) is determined as follows, prior to giving effect to the proposed reverse stock split:

(shares, in thousands)	Amount	% of Shares Held at Close
Shares of FBB common stock issued and outstanding at April 4, 2026(1)	885
Shares of preferred stock converted into common stock immediately prior to close(2)	133
Shares of FBB common stock that will be sold and issued for the private placement prior to closing	111,426

	112,444
Exchange ratio(3)	0.6103

Estimated shares of DXL common stock expected to be issued to FBB upon closing	68,623	55%

Estimated shares of DXL on closing, on a diluted basis	56,146	45%

Estimated total shares of DXL upon closing, on a diluted basis	124,769	100%

(1)	Excludes the following FBB common stock, due to immaterial impact; (i) Excluded Shares, (ii) Appraisal Shares, and (iii) Unaccredited Investor Shares.
(2)

As discussed elsewhere in the proxy statement, Holders of Preferred Stock will convert their shares to common stock at a pro-rata conversion equal to 15% of outstanding common stock as of April 4, 2026.

(3)

The exchange ratio calculation assumes that there were 56,146,116 outstanding shares of DXL common stock on a fully diluted basis using the treasury stock method as of May 2, 2026 for purposes of the unaudited pro forma condensed combined financial information.

The number of shares of DXL common stock expected to be issued in connection with the merger is preliminary, and the estimated number of shares utilized in the unaudited pro forma condensed combined financial information is based upon FBB and DXL common stock outstanding as of their respective fiscal year-end dates presented above and estimated common stock in connection with the merger. The actual number of shares issued at closing will depend on the number of shares outstanding immediately prior to the effective time of the merger, including shares issued in connection with the private placement, as well as any changes in equity structure or other adjustments in accordance with the merger agreement. Accordingly, the final number of shares issued at closing may differ from the amounts presented herein.

In connection with the merger, DXL will seek the approval of its stockholders to, among other things:

●

a proposal to approve the issuance of shares of DXL common stock as the merger consideration pursuant to the terms of the merger agreement and the resulting “change of control” under the Nasdaq rules; and

●

a proposal to approve and adopt an amendment to the restated certificate of incorporation of DXL to effect a reverse stock split at a ratio of not less than 1-for-2 and not more than 1-for-30, as discussed below.

Treatment of DXL Equity and Performance-Based Awards

Each share of DXL common stock, each option to purchase DXL common stock and each DXL restricted stock unit award, that is issued and outstanding at the effective time of the merger will remain issued and outstanding and will be unaffected by the merger, other than adjustments for the reverse stock split and those shares subject to acceleration upon the consummation of the merger. The consideration transferred has been updated to include the fair value of these awards attributable to pre-combination service. The DXL performance stock unit award will be treated in accordance with its existing terms. DXL’s deferred stock automatically vest upon a change in control and the fair value at the closing date is attributable to pre-combination service and included in consideration transferred.

Each DXL performance-based award that is issued and outstanding under the DXL long-term incentive plan at the effective time of the merger (a) will be cancelled and paid out on a pro rata basis equal to the product of (i) the earned amount of the award based on actual achievement of the applicable performance metrics through the latest practicable date prior to the closing of the merger and (ii) a fraction, the numerator of which is the number of calendar days elapsed from the first day of the performance period to the closing of the merger and the denominator of which is the total number of calendar days in the applicable performance period and (b) the payment will be made in a combination of cash (up to a maximum aggregate value of $1.4 million) and the remainder in shares of DXL common stock. The performance conditions are not considered probable of vesting and there is no impact to stock-based compensation expense or purchase consideration.

Treatment of FBB Equity Awards

Under the terms of the merger agreement, prior to the effective time of the merger, FBB may take all actions deemed necessary and permissible to permit and effectuate vesting, settlement and payment of any FBB restricted stock awards (including any accrued dividends or dividend equivalents thereon) held by employees of FBB. Vesting of FBB’s equity awards was accelerated in connection with the merger. As a result, the related stock-based compensation expense has been reflected in the pro forma financial information.

Description of the Concurrent Financing and Equity Transactions

As stipulated in the merger agreement, FBB will issue and sell FBB common stock for aggregate gross proceeds of approximately $92 million (the “private placement”). The proceeds of the private placement will be used to cancel a portion of FBB’s indebtedness by certain commitment and subscription agreements with certain of its existing stockholders and lenders prior to the closing of the effective date of the merger.

Around the date of the merger agreement, FBB entered into commitment and subscription agreements with the purchasers named therein (the “private placement investors”), pursuant to which the private placement investors agreed to purchase, and FBB agreed to sell, shares of FBB common stock for an aggregate purchase price of approximately $92 million. In addition, in connection with the private placement, the private placement investors were granted certain registration rights with respect to the shares of FBB common stock purchased in the private placement, which will be exchanged for shares of DXL common stock at the effective time. Such registration rights will require the combined company to use reasonable best efforts to prepare and file a registration statement with the SEC as soon as practicable following the closing of the merger but in no event later than the 30th day following such closing to register the resale of the shares purchased in the private placement. The closing of the private placement is expected to occur immediately prior to the closing of the merger. The closing of the private placement is a condition to closing the merger.

In addition, DXL and FBB are each required to use reasonable best efforts to cooperate with the other party in connection with (i) the amendment and restatement of FBB’s existing term loan facility to authorize and give effect to the merger and the capital structure of the surviving company following the closing, and (ii) the establishment, documentation and closing of a combined asset-based revolving credit facility for the surviving company and its subsidiaries, whether through an amendment or amendment and restatement of the Existing FBB ABL Agreement (as defined in the merger agreement) or, if reasonably determined by FBB in consultation with DXL, an amendment or amendment and restatement of the Existing DXL ABL Agreement (as defined in the merger agreement) or a new ABL credit agreement. Following the closing date of the Merger, the intent is for

FBB and DXL, as a combined company, to enter into a new ABL credit agreement, cancelling the Existing FBB ABL Agreement and Existing DXL ABL Agreement, and draw on the new ABL to pay off a portion of the FBB term loan and Existing FBB ABL. In connection with the Merger, FBB and DXL have entered into a commitment agreement with Bank of America, N.A., providing a $150 million ABL, including a $50 million accordion and $20 million sub-limit for letters of credit (the “New ABL”), bearing an interest rate of SOFR plus 1.25 percent to 1.50 percent.

These debt and equity transactions contemplated in the merger agreement and this proxy statement, as well as the reverse stock split are referred to herein as the Other Transaction Accounting Adjustments.

Accounting for the Merger

The merger is being accounted for as a business combination, and reverse acquisition, using the acquisition method in accordance with ASC 805, where FBB, the legal acquiree, is determined to be the accounting acquirer of DXL. Refer to Note 1 - Basis of Presentation for more information. Under this method of accounting, the aggregate merger consideration will be allocated to DXL’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the merger. The process of valuing the aggregate merger consideration and net assets of DXL immediately prior to the merger, as well as evaluating accounting policies for conformity, is preliminary. Any excess or shortfall between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill or gain on bargain purchase, respectively. Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision as additional information becomes available, change in market conditions, and management’s final determinations of fair value. Refer to Note 1 - Basis of Presentation for more information.

All financial data included in the accompanying notes to the unaudited combined financial information is presented in millions of U.S. Dollars, unless otherwise stated, and has been prepared on the basis of U.S. GAAP. Refer to Note 1 - Basis of Presentation for more information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger and the private placement had been completed on the dates set forth above, nor is it indicative of the future results or financial position of the combined company. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies, dissynergies, operating efficiencies or cost savings that may result from the merger or any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable under the circumstances.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of May 2, 2026

($ in thousands)

	Destination XL Group, Inc. Reclassed As of May 2, 2026 (Note 2)	FBB Holdings I, Inc. As of April 4, 2026	Transaction Accounting Adjustments	(Note 4)		Other Transaction Accounting Adjustments	(Note 5)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$11,098	$5,565	$(1,145)	(a	)	$(1,000)	(a	)	$14,518
Short-term investments	5,078	—	—			—			5,078
Accounts receivable	1,774	5,816	—			—			7,590
Merchandise inventories	81,394	122,473	—			—			203,867
Other current assets	9,503	18,524	(76)	(b	)	—			27,951

Total current assets	108,847	152,378	(1,221)			(1,000)			259,004
Noncurrent assets:
Property, plant, and equipment - net	58,301	31,898	(43,894)	(c	)	—			46,305
Operating lease right-of-use assets	197,078	26,590	(17,395)	(d	)	—			206,273
Intangible assets - net	1,150	130,417	(1,150)	(e	)	—			130,417
Other non-current assets	744	1,349	(258)	(f	)	725	(b	)	2,560
Deferred tax assets	—	16,595	—	(g	)	—			16,595

Total assets	$366,120	$359,227	$(63,918)			$(275)			$661,154

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,064	$47,561	$—			$—			$77,625
Accrued expenses and other current liabilities	20,237	50,077	2,886	(h	)	—			73,200
Short-term operating lease liabilities	36,273	7,982	—			—			44,255
Current portion of long-term debt	—	7,000	—			—			7,000

Total current liabilities	86,574	112,620	2,886			—			202,080

Noncurrent liabilities:
Other noncurrent liabilities	166	3,446	(976)	(i	)	—			2,636
Long-term debt	—	269,217	—			(69,530)	(c	)	199,687
Long-term operating lease liabilities	176,810	21,721	—			—			198,531

Total non-current liabilities	176,976	294,384	(976)			(69,530)			400,854

Total liabilities	263,550	407,004	1,910			(69,530)			602,934

Commitments and contingencies	—	—	—			—			—
Stockholders’ equity:
Convertible preferred stock	—	21,712	(21,712)	(j	)	—			—
Common stock	810	9	(255)	(j	)	680	(d	)	1,244
Additional paid-in capital	331,439	203,614	(268,239)	(j	)	68,850	(d	)	335,664
Treasury stock	(143,985)	—	143,985	(j	)	—			—
Accumulated deficit	(85,694)	(273,112)	80,393	(j	)	(275)	(d	)	(278,688)

Total stockholders’ equity	102,570	(69,489)	(44,116)			69,255			58,220

Total liabilities and stockholders’ equity	$366,120	$359,227	$(63,918)			$(275)			$661,154

See the accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended May 2, 2026

($ in thousands, except per share data)

	Destination XL Group, Inc. Reclassed Three Months Ended May 2, 2026 (Note 2)	FBB Holdings I, Inc. Thirteen Weeks Ended April 4, 2026	Transaction Accounting Adjustments	(Note 4)	Other Transaction Accounting Adjustments	(Note 5)	Pro Forma Combined
Net sales	$103,335	$151,174	$—		$—		$254,509
Cost of merchandise sold	58,022	62,230	(777)	(k)	—		119,475

Gross profit	45,313	88,944	777		—		135,034
Expenses:
Selling, general and administrative expenses	46,043	95,553	—		—		141,596
Depreciation and amortization	3,968	3,153	(2,886)	(m)	—		4,235
Transaction-related expenses	1,241	1,703	—		—		2,944

Total expenses	51,252	100,409	(2,886)		—		148,775

Operating (loss) income	(5,939)	(11,465)	3,663		—		(13,741)

Interest expense, net	(62)	11,332	(19)	(o)	(7,193)	(e)	4,058

(Loss) income before income taxes	(5,877)	(22,797)	3,682		7,193		(17,799)
Income tax expense	62	3,709	895	(p)	1,749	(g)	6,415

Net (loss) income - net of tax	$(5,939)	$(26,506)	$2,787		$5,444		$(24,214)

Net loss per share (Note 6):
Net loss per share – basic and diluted	$(0.11)						$(0.20)
Weighted-average number of common shares outstanding (Note 6):
Basic and diluted	54,916						123,539

See the accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended January 31, 2026

($ in thousands, except per share data)

	Destination XL Group, Inc. Reclassed Year Ended January 31, 2026 (Note 2)	FBB Holdings I, Inc. Year Ended January 3, 2026	Transaction Accounting Adjustments	(Note 4)	Other Transaction Accounting Adjustments	(Note 5)	Pro Forma Combined
Net sales	$435,017	$720,332	$—		$—		$1,155,349
Cost of merchandise sold	247,645	289,854	(3,106)	(k)	—		534,393

Gross profit	187,372	430,478	3,106		—		620,956
Expenses:
Selling, general and administrative expenses	185,762	406,227	2,415	(l)	—		594,404
Depreciation and amortization	15,331	13,592	(11,543)	(m)	—		17,380
Transaction-related expenses	4,228	4,816	2,886	(n)	—		11,930
Impairment (gain) of assets	210	—	—		—		210
Impairment of intangible assets	—	5,857	—		—		5,857
Impairment of goodwill	—	10,108	—		—		10,108
Total expenses	205,531	440,600	(6,242)		—		639,889

Operating (loss) income	(18,159)	(10,122)	9,348		—		(18,933)

Interest expense, net	(810)	38,777	(113)	(o)	(22,053)	(e)	15,801
Gain on fair value adjustment of warrants	—	(214)	—		214	(f)	—
(Loss) income before income taxes	(17,349)	(48,685)	9,461		21,839		(34,734)
Income tax expense	18,559	8,006	2,301	(p)	5,311	(g)	34,177

Net (loss) income - net of tax	$(35,908)	$(56,691)	$7,160		$16,528		$(68,911)

Net loss per share (Note 6):
Net loss per share – basic and diluted	$(0.66)						$(0.56)

Weighted-average number of common shares outstanding (Note 6):
Basic and diluted	54,104						122,727

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

DXL and FBB’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align DXL and FBB’s financial statement presentation. Management is currently in the process of evaluating the alignment of accounting policies, which will be finalized upon completion of the merger, or as more information becomes available. As a result of that review, additional differences could be identified between the accounting policies of the two companies. With the information currently available, FBB has determined that no significant adjustments are necessary to conform DXL’s financial statements to the accounting policies used by FBB.

The merger is accounted for as a business combination and a reverse acquisition pursuant to ASC 805, where FBB, the legal acquiree, is determined to be the accounting acquirer of DXL based upon an evaluation of the following primary factors:

●	Upon completion of the merger, FBB shareholders will have approximately 55% of the voting rights in the combined company;

●	FBB surpasses DXL in size as measured in key performance metrics including revenue, assets and Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”);

●

FBB’s existing senior management team is expected to have greater influence and control, including the FBB Chief Executive Officer continuing as the Chief Executive Officer and becoming a director of the combined company; and

●

The board of directors of DXL and committees thereof will be comprised of four members designated by DXL, four members designated by FBB, including the FBB Chief Executive Officer, and an additional board member to be appointed upon approval of both DXL and FBB.

Under the reverse acquisition method of accounting, the assets and liabilities of DXL as of the closing date will be recognized by FBB at their respective fair values, and the excess or shortfall of the purchase price consideration over the fair value of DXL’s net assets will be recognized as goodwill or gain on bargain purchase, respectively. Fair value is defined in Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. Upon consummation of the merger, the historical financial statements of FBB will become the historical consolidated financial statements of the combined company.

The measurement and allocation of the aggregate merger consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate merger consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the merger could differ materially from the preliminary allocation of aggregate merger consideration. The final valuation will be based on the actual net tangible and intangible assets of DXL existing at the acquisition date.

The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if those Transactions had been completed on May 2, 2026 and combines the unaudited condensed consolidated balance sheet of FBB as of April 4, 2026 with DXL’s unaudited consolidated balance sheet as of May 2, 2026. The unaudited pro forma condensed combined statement of operations for the three months ended May 2, 2026 and fiscal year ended January 31, 2026 gives effect to the Transactions as if those Transactions had occurred on February 2, 2025, the beginning of DXL’s fiscal year ended and combines the historical results of FBB and DXL.

DXL’s fiscal year ends on January 31, 2026 and FBB’s fiscal year ends on January 3, 2026. The unaudited pro forma condensed combined financial information has been prepared utilizing periods that differ by less than one quarter, as permitted by SEC rules and regulations.

The unaudited pro forma condensed combined financial statements presented are for illustrative purposes only and are not necessarily indicative of what the condensed combined statements of operations would have been had the merger and other related transactions been consummated as of the dates indicated or will be for any future periods. The unaudited pro forma condensed combined financial statements do not purport to project the future results of operations of the combined companies following the closing date of the merger. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dissynergies, operating efficiencies or cost savings that may result from the merger or any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that FBB and DXL believe are reasonable under the circumstances. FBB is not aware of any material transactions between FBB and DXL during the period presented. Accordingly, adjustments to eliminate transactions between FBB and DXL have not been reflected in the unaudited pro forma condensed combined financial information.

Note 2 - FBB and DXL Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of DXL’s and FBB’s financial information to identify material differences in accounting policies and differences in financial statement presentation. With the information currently available, management has determined that no significant adjustments are necessary to conform accounting policies of the combined companies. However, certain reclassification adjustments have been made to conform historical financial statement presentation to the financial statement presentation of the combined company. Following the merger, the combined company will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Refer to the table below for a summary of reclassification adjustments made to present DXL’s balance sheet as of May 2, 2026 to conform with that of FBB’s (in thousands):

Destination XL Group, Inc. Historical Consolidated Balance Sheet Line Items	FBB Holdings I, Inc. Historical Consolidated Balance Sheet Line Items	Destination XL Group, Inc. Reclassed As of May 2, 2026
Cash and cash equivalents	Cash and cash equivalents	$11,098
Short-term investments		5,078
Accounts receivable	Accounts receivable	1,774
Inventories	Merchandise inventories	81,394
Prepaid expenses and other current assets	Other current assets	9,503
Property and equipment, net of accumulated depreciation and amortization	Property, plant, and equipment - net	58,301
Operating lease right-of-use assets	Operating lease right-of-use assets	197,078
Intangible assets, net	Intangible assets - net	1,150
Other assets	Other non-current assets	744
Accounts payable	Accounts payable	30,064
Accrued expenses and other current liabilities	Accrued expenses and other liabilities	20,237
Operating leases, current	Short-term operating lease liabilities	36,273
Operating leases, noncurrent	Long-term operating lease liabilities	176,810
Other long-term liabilities	Other non-current liabilities	166
Common stock	Common stock	810
Additional paid-in capital	Additional paid-in capital	331,439
Treasury stock		(143,985)
Accumulated deficit	Accumulated deficit	(85,694)

Refer to the table below for a summary of adjustments made to present DXL’s statement of operations for the three months ended May 2, 2026 to conform with that of FBB’s (in thousands):

Destination XL Group, Inc. Historical Consolidated Statement of Operations Line Items	FBB Holdings I, Inc. Historical Consolidated Statement of Operations Line Items	Destination XL Group, Inc. Three Months Ended May 2, 2026	Reclassification			Destination XL Group, Inc. Reclassed Three Months Ended May 2, 2026
Sales	Net sales	$103,335	$—			$103,335
Cost of goods sold, including occupancy costs	Cost of merchandise sold	57,583	439	(a, b	)	58,022
Selling, general and administrative	Selling, general and administrative expenses	46,482	(439)	(a, b	)	46,043
Transaction-related costs	Transaction-related expenses	1,241	—			1,241
Depreciation and amortization	Depreciation and amortization	3,968	—			3,968
Interest income (expense), net	Interest expense - net	62	—			62
Provision for income taxes	Income tax expense (benefit)	62	—			62

a)	Reclassification of $0.8 million of sourcing costs from selling, general, and administrative to cost of merchandise sold.
b)	Reclassification of $0.4 million of third-party commissions from cost of goods sold to selling, general, and administrative.

Refer to the table below for a summary of adjustments made to present DXL’s statement of operations for the year ended January 31, 2026 to conform with that of FBB’s (in thousands):

Destination XL Group, Inc. Historical Consolidated Statement of Operations Line Items	FBB Holdings I, Inc. Historical Consolidated Statement of Operations Line Items	Destination XL Group, Inc. Year Ended January 31, 2026	Reclassification			Destination XL Group, Inc. Reclassed Year Ended January 31, 2026
Sales	Net sales	$435,017	$—			$435,017
Cost of goods sold, including occupancy costs	Cost of merchandise sold	246,030	1,615	(a, b	)	247,645
Selling, general and administrative	Selling, general and administrative expenses	187,377	(1,615)	(a, b	)	185,762
Transaction-related costs	Transaction-related expenses	4,228	—			4,228
Impairment (gain) of assets		210	—			210
Depreciation and amortization	Depreciation and amortization	15,331	—			15,331
Interest income (expense), net	Interest expense - net	810	—			810
Provision for income taxes	Income tax expense (benefit)	18,559	—			18,559

a)	Reclassification of $3.4 million of sourcing costs from selling, general, and administrative to cost of merchandise sold.
b)	Reclassification of $1.7 million of third-party commissions from cost of goods sold to selling, general, and administrative.

Note 3 – Preliminary Purchase Price Allocation

Estimated Aggregate Merger Consideration

The accounting acquiree DXL’s stock price is used to measure the consideration transferred in this reverse acquisition, as DXL’s stock price is more reliably measurable than the value of the equity interest of the accounting acquirer FBB, which is a privately held entity. The following table presents the calculation of the estimated preliminary merger consideration:

(in thousands, except stock price)	Amount
DXL shares issued and outstanding as of May 2, 2026, on a fully diluted basis using the treasury stock method	56,146
DXL stock price (1)	$0.69

Preliminary purchase price consideration for DXL’s stock outstanding	$38,741

Cash consideration payable for FBB Unaccredited Investor Shares and Appraisal Shares	—
Fair value of DXL stock-based compensation awards attributable to pre-combination service	1,056

Estimated preliminary aggregate merger consideration	$39,797

(1)	The DXL closing stock price on June 23, 2026 is used as proxy for the market price of DXL shares on the closing date.

The preliminary estimated aggregate merger consideration could significantly differ from the amounts presented, principally due to movements in the DXL share price up to the closing date. A sensitivity analysis related to the fluctuation in the DXL share price was performed to assess the impact a hypothetical change of 10% on the closing price of DXL common stock on June 23, 2026 would have on the estimated preliminary aggregate merger consideration as of the closing date:

(in thousands, except stock price)	Stock Price	Total Estimated Consideration
10% increase	$0.76	$43,671
10% decrease	$0.62	$35,923

Preliminary Estimated Aggregate Merger Consideration Allocation

The assumed accounting for the merger, including the estimated preliminary aggregate merger consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of DXL, management used a combination of publicly available benchmarking information as well as market-based and cost-based valuation approaches and inputs representative of market participant assumptions based on information available at the timing of filing of this proxy statement. Management expects to use updated inputs and information as of the merger close date in conjunction with widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the merger. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The purchase price adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed, and the actual amounts eventually recorded may differ materially from the information presented, which may result in an increase or decrease the fair value of identifiable assets as well as result in the recognition of goodwill or a gain on bargain purchase.

The following table summarizes the preliminary aggregate merger consideration allocation as of May 2, 2026:

(in thousands)	Amount
Assets:
Cash and cash equivalents	$11,098
Short-term investments	5,078
Accounts receivable	1,774
Merchandise inventories	81,394
Other current assets	9,427
Property and equipment - net	14,407
Operating lease right-of-use assets	179,683
Other non-current assets	486
Liabilities:
Accounts payable	30,064
Accrued expenses and other current liabilities	20,237
Short-term operating lease liabilities	36,273
Other non-current liabilities	166
Long-term operating lease liabilities	176,810

Net assets acquired	39,797

Estimated aggregate merger consideration	$39,797

Note 4 – Adjustments to the Unaudited Pro Forma Condensed Combined Financial Statements

Explanations of the Transaction Accounting Adjustments to the unaudited condensed combined pro financial statements are as follows:

4.a Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of May 2, 2026

Transaction Accounting Adjustments

a)	Reflects the adjustments to cash and cash equivalents for the following:

Description (in thousands)	Amount
Payment of accrued dividends to FBB’s equity awards with accelerated vesting in connection with the Merger	$(976)
Estimated anti-dilution protection compensation payment triggered by the Transactions	(169)

Pro forma net adjustment to Cash and cash equivalents	$(1,145)

b)	Represents the write-off of $0.1 million of DXL’s capitalized debt issuance costs pursuant to ASC Topic 805.
c)	Reflects the preliminary purchase accounting adjustment for property, plant, and equipment based on the acquisition method of accounting, adjusted to their preliminary estimated fair value.

Description (in thousands)	Amount
Preliminary fair value of property, plant, and equipment acquired	$14,407
Elimination of DXL’s historical net carrying value of property, plant, and equipment	(58,301)

Pro forma net adjustment to Property, plant, and equipment - net	$(43,894)

d)

Reflects the preliminary purchase accounting adjustment to right-of-use assets of $16.0 million, to measure the operating lease right-of-use assets at the same amount as the associated lease liability in accordance with the acquisition method of accounting, which is offset by an adjustment of $33.4 million related to the net unfavorable terms of the leases when compared with market terms. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.

e)	Reflects the preliminary purchase accounting adjustment of $1.2 million to reduce the fair value of intangible assets to zero.
f)	Represents the write-off of $0.3 million of DXL’s capitalized debt issuance costs pursuant to ASC Topic 805.
g)

FBB has considered the impact of the business combination fair value and other pro forma adjustments that impact deferred taxes, and due to the significant valuation allowances at DXL, no adjustments to the deferred taxes are needed. As such, post-merger, there will be a full valuation allowance against DXL’s deferred tax assets resulting in no overall impact on deferred taxes. The effective tax rate of the combined company could be different (either higher or lower) depending on post-merger activities and valuation allowance assessments, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in reporting periods subsequent to completion of the merger.

h)

FBB’s estimated transaction costs to be incurred in order to consummate the merger amounts to $2.9 million. These costs are non-recurring in nature and are not expected to have a continuing impact on the combined company’s results of operations beyond twelve months following the closing date.

i)	Reflects the payment of accrued dividends for FBB’s equity awards with accelerated vesting in connection with the merger of $1.0 million.
j)	Reflects the adjustments to stockholders’ equity, including elimination of the acquiree’s historical equity and transaction costs.

Description (in thousands)	Preferred stock	Common Stock	Treasury Stock	Additional Paid-in Capital	Accumulated Deficit
Elimination of DXL’s historical equity	$—	$(810)	$143,985	$(331,439)	$85,694
Recapitalization of FBB equity	(21,712)	(3)	—	21,715	—
Issuance / exchange of shares to DXL	—	558	—	39,239	—
Estimated transaction costs	—	—	—	—	(2,886)
Estimated FBB share-based compensation expense related to accelerated vesting in connection with the Merger	—	—	—	2,246	(2,246)
Estimated anti-dilution protection compensation payment triggered by the Transactions	—	—	—	—	(169)

Pro forma net adjustment to stockholders’ equity	$(21,712)	$(255)	$143,985	$(268,239)	$80,393

4.b Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended May 2, 2026 and year ended January 31, 2026

k)

Reflects the adjustment of $0.8 million and $3.1 million for the three months ended May 2, 2026 and the year ended January 31, 2026, respectively, to cost of merchandise sold for lease expense related to the remeasurement of the right-of-use assets, including the fair value of the off-market component.

l)

Reflects the adjustment of $2.4 million for the year ended January 31, 2026 to selling, general and administrative expenses for FBB’s share-based compensation expense, and anti-dilutive protection that was triggered as a result of the Transactions. These costs are non-recurring in nature and are not expected to have a continuing impact on the combined company’s results of operations beyond twelve months following the closing date.

m)

Reflects the adjustment of $2.9 million and $11.5 million for the three months ended May 2, 2026 and the year ended January 31, 2026, respectively, to eliminate historical depreciation and amortization expense related to the write-down of property and equipment.

n)

Reflects the adjustment of $2.9 million for the year ended January 31, 2026 related to FBB’s transaction-related expenses. Additionally, transaction-related expenses incurred by DXL and FBB during the applicable historical periods are reflected in the respective historical financial statements included herein. These costs are non-recurring in nature and are not expected to have a continuing impact on the combined company’s results of operations beyond twelve months following the closing date.

o)

Reflects the reversal of $19.1 thousand and $0.1 million for the three months ended May 2, 2026 and the year ended January 31, 2026, respectively, of interest expense related to the write-off of DXL’s capitalized debt issuance costs.

p)	To record the income tax impact of the pro forma adjustments utilizing the statutory income tax rate of approximately 24% for the periods presented.

Note 5 – Other Transaction Accounting Adjustments

5.a Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of May 2, 2026

a)	Reflects the adjustments to cash and cash equivalents for the following:

Description (in thousands)	Amount
Draw on New ABL to fund additional term loan payment	$44,075
Cash from private placement used to paydown term loan	9,720
Paydown on term loan	(30,000)
Settlement of Existing FBB ABL loan	(23,795)
New ABL deferred financing costs	(1,000)

Pro forma net adjustment to Cash and cash equivalents	$(1,000)

b)

Reflects the adjustment to other non-current assets for $1.0 million of New ABL deferred financing costs net of the $0.3 million related to the write-off of deferred financing costs associated with the Existing FBB ABL loan.

c)	Reflects the adjustments to long-term debt for the following:

Description (in thousands)	Amount
Capitalization of debt with the private placement	$(81,664)
Adjustment to original issuance discount/premium related to the private placement	21,854
Draw on New ABL to fund loan payments	44,075
Paydown on term loan	(30,000)
Settlement of Existing FBB ABL loan	(23,795)

Pro forma net adjustment to Long-term debt	$(69,530)

d)

Reflects the adjustments of $0.7 million and $68.8 million to common stock and additional paid-in capital related to the private placement and payoff of the term loan, respectively, as well as the adjustment of $0.3 million to accumulated deficit related to the write-off of deferred financing costs associated with the Existing FBB ABL loan.

5.b Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended May 2, 2026 and year ended January 31, 2026

e)	The new interest expense on transaction financing adjustments included in the unaudited pro forma condensed combined statements of operations reflects the following:

Description (in thousands)	Three Months Ended May 2, 2026	Year Ended January 31, 2026
Elimination of FBB’s historical interest expense and fee amortization	$(11,153)	$(38,173)
Write-off of deferred financing costs associated with the Existing FBB ABL loan	—	275
Interest expense including amortization of premium related to debt capitalization with respect to the private placement and New ABL including amortization of deferred financing costs	3,960	15,845

Pro forma net financing adjustment to Interest expense, net	$(7,193)	$(22,053)

A one-eighth of a percentage point increase or decrease in the interest rate would result in a change in interest expense of approximately $0.1 million and $0.3 million for the three months ended May 2, 2026 and for year ended January 31, 2026, respectively.

f)	Reflects the adjustment of $0.2 million for the year ended January 31, 2026 to eliminate the historical gain on the fair value adjustment of warrants.

g)	To record the income tax impact of the pro forma adjustments utilizing the statutory income tax rate of approximately 24% for the periods presented.

Note 6 – Earnings per Share

As the unaudited pro forma condensed combined statement of operations assumes that the Transactions as if those Transactions had occurred on February 2, 2025, the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the merger and Other Transaction Accounting Adjustments have been outstanding for the entirety of the period presented.

The table below presents the components of the pro forma earnings per share calculation:

(in thousands, except per share amounts)	Three Months Ended May 2, 2026	Year Ended January 31, 2026
Pro forma net loss	$(24,214)	$(68,911)
Basic and diluted shares:
DXL historical weighted average shares outstanding, basic and diluted (1)	54,916	54,104
Issuance / exchange of shares to FBB	68,623	68,623

Pro forma weighted average common shares outstanding, basic and diluted	123,539	122,727
Pro forma loss per share, basic and diluted	$(0.20)	$(0.56)

(1)

Represents the total estimated DXL historical weighted average shares outstanding as of May 2, 2026 and January 31, 2026. Due to the pro forma condensed combined company’s net loss, the DXL historical weighted average shares outstanding excludes deferred shares and stock options that would be considered dilutive.

To present the effect of the proposed reverse stock split range, the unaudited pro forma condensed combined financial earnings per share has been prepared using the assumptions below:

For the three months ended May 2, 2026

Proposed Reverse Stock Split (in thousands, except per share amounts)	Minimum (1 for 2)	Mid (1 for 16)	Maximum (1 for 30)
Basic and diluted shares:
DXL historical weighted average shares outstanding, basic and diluted	27,458	3,432	1,831
Issuance / exchange of shares to FBB	34,312	4,289	2,287

Pro forma weighted average common shares outstanding, basic and diluted	61,770	7,721	4,118
Pro forma loss per share, basic and diluted	$(0.39)	$(3.14)	$(5.88)

For the year ended January 31, 2026

Proposed Reverse Stock Split (in thousands, except per share amounts)	Minimum (1 for 2)	Mid (1 for 16)	Maximum (1 for 30)
Basic and diluted shares:
DXL historical weighted average shares outstanding, basic and diluted	27,052	3,382	1,803
Issuance / exchange of shares to FBB	34,312	4,289	2,287

Pro forma weighted average common shares outstanding, basic and diluted	61,364	7,671	4,090
Pro forma loss per share, basic and diluted	$(1.12)	$(8.98)	$(16.85)

DESCRIPTION OF DXL’S CAPITAL STOCK

The following description of DXL’s common stock and preferred stock summarizes the material terms and provisions of DXL common stock and preferred stock. The following description of DXL’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, DXL’s restated certificate of incorporation, as amended, referred to in this section as the restated certificate of incorporation, and DXL’s By-Laws, as may be amended, referred to in this section as the By-Laws, which are incorporated by reference to Exhibits 3.2 and 3.3, respectively, of DXL’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026 as filed with the SEC on March 19, 2026, and does not include changes resulting from the adoption of DXL’s amendment to the restated certificate of incorporation to effect a reverse stock split of DXL common stock. The terms of DXL common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

The total authorized stock of DXL is 126,000,000 shares, consisting of 125,000,000 shares of DXL common stock, par value $0.01 per share, and 1,000,000 shares of DXL preferred stock, par value of $0.01 per share. As of the record date, there were (1) [●] shares of DXL common stock issued and outstanding (not including shares held in treasury), (2) [●] shares of DXL common stock held in the treasury of DXL or by its subsidiaries, (3) [●] shares of DXL common stock subject to outstanding DXL options, all of which are exercisable, (4) [●] shares of DXL common stock subject to outstanding DXL restricted stock unit awards, (5) [●] shares of DXL common stock subject to DXL deferred stock awards, (6) [●] shares of DXL common stock subject to outstanding DXL performance stock unit awards, and (7) no shares of DXL preferred stock issued and outstanding. Each outstanding share of DXL common stock is duly and validly issued, fully paid and non-assessable.

Common Stock

Dividends

Subject to the prior rights of any series of DXL preferred stock, which may from time to time be outstanding, the holders of DXL’s common stock are entitled to receive such dividends, if any, as may be declared from time to time by DXL’s Board out of legally available funds.

Distributions on Liquidation

In the event DXL is liquidated, dissolved or DXL’s affairs are wound up, the holders of DXL’s common stock will be entitled to share pro rata in the net assets available for distribution to holders of DXL common stock after satisfaction of the prior claims of the holders of DXL preferred stock or any other class of capital stock ranking senior to the DXL common stock.

Voting Rights

Each holder of DXL common stock is entitled to one vote per share on all matters submitted to a vote of DXL stockholders. Generally, a matter submitted for stockholder action shall be approved if the votes cast “for” the matter exceed the votes cast “against” such matter, unless a greater or different vote is required by statute, any applicable law or regulation, or DXL’s restated certificate of incorporation or DXL’s By-Laws. Other than in a contested election where directors are elected by a plurality vote, a director nominee shall be elected to the DXL Board by the majority of the votes properly cast at a meeting of stockholders at which a quorum is present.

Other Rights

Subject to the preferential rights of any other class or series of DXL stock, all shares of DXL common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of DXL common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of DXL’s securities.

Restrictions on Alienability of DXL Common Stock

The DXL restated certificate of incorporation contains provisions that generally restrict any person or entity from attempting to transfer DXL stock, without prior permission from the DXL Board, to the extent that such transfer would (i) create or result in an individual or entity becoming a five-percent stockholder of DXL stock, or (ii) increase DXL stock ownership percentage of any existing five-percent stockholder. These provisions provide that any transfer that violates such provisions shall be null and void and would require the purported transferee to, upon demand by DXL, transfer the shares that exceed the five percent limit to an agent designated by DXL for the purpose of conducting a sale of such excess shares. By requiring prior permission from the DXL Board, this restriction attempts to prevent certain future transfers of DXL capital stock that could adversely affect DXL’s ability to utilize its net operating loss carryforwards to reduce federal income taxes of DXL.

Relationship to Preferred Stock

The DXL Board is authorized, subject to limitations prescribed by law, to issue preferred stock in series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of each series and any of their qualifications, limitations or restrictions. The authority of the DXL Board with respect to each series includes, but is not limited to, determination of the number of shares and the designation of each series, dividend rights, voting rights, conversion rights, redemption rights and liquidation rights, among others.

While DXL does not currently have any plans for the issuance of DXL preferred stock, the issuance of such DXL preferred stock could adversely affect the rights of the holders of DXL common stock and, therefore, reduce the value of the DXL common stock. Although it is not possible to state the actual effect of the issuance of DXL preferred stock on the rights of holders of the DXL common stock until the DXL Board determines the specific rights of the holders of the DXL preferred stock, these effects may adversely affect the dividend rights, voting power or liquidation rights on the DXL common stock or delay or prevent a change of control of DXL.

Provisions of DXL Charter and By-Laws That May Have Anti-Takeover Effects

Special Meetings of DXL Stockholders

The By-Laws provide that, except as otherwise required by law and subject to the rights, if any, of the holders of any series of DXL preferred stock, only the DXL Board may call a special meeting of stockholders.

Advance Notice of Director Nominations and Stockholder Proposals

The By-Laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal, which a stockholder wishes to make at an annual meeting of DXL stockholders. Generally, for business to be properly brought before an annual meeting, a stockholder’s notice will be timely if delivered to the DXL corporate secretary at the principal executive offices of DXL not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.

Blank Check Preferred Stock

DXL has shares of preferred stock available for future issuance without stockholder approval, except to the extent holders of DXL preferred stock have a consent right under the terms of their preferred stock. The existence of authorized but unissued shares of DXL preferred stock may enable the DXL Board to render more difficult or to discourage an attempt to obtain control of DXL by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the DXL Board were to determine that a takeover proposal is not in the best interests of DXL or the DXL stockholders, the DXL Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the DXL restated certificate of incorporation grants the DXL Board broad power to establish the rights and preferences of authorized and unissued shares of DXL preferred stock. The issuance of shares of DXL preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of DXL common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of DXL.

Listing

DXL common stock is publicly traded and listed on The Nasdaq Global Market tier of the Nasdaq under the symbol “DXLG”. On [●], 2026, the last reported sale price for DXL common stock on Nasdaq was $[●] per share. As of [●], 2026, DXL had approximately [●] stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for DXL common stock is EQ, LLC.

EXECUTIVE OFFICERS AND DIRECTORS FOLLOWING THE MERGER

Executive Officers and Directors of the Combined Company Following the Consummation of the Merger

If the merger is consummated, the combined company’s board of directors would initially be fixed at nine members, composed of four directors designated by DXL (the “DXL nominee directors”), four directors designated by FBB (the “FBB nominee directors”), and one director mutually agreed to by DXL and FBB (the “independent director,” and together with the DXL nominee directors and the FBB nominee directors, the “post-closing directors”). Each of the post-closing directors would be required to have completed a background check reasonably satisfactory to DXL and be “independent” for purposes of Nasdaq rules (excluding, for the avoidance of doubt, those rules applicable solely to audit committee members), and otherwise comply with applicable Nasdaq and SEC rules and requirements governing directors. It is expected that Lionel F. Conacher would serve as chairman of the combined company’s board of directors.

Additionally, if the merger is consummated, at the effective time of the merger, DXL and FBB would cooperate to take all reasonable actions necessary to cause (i) the chief executive officer of FBB immediately prior to the effective time to serve as the chief executive officer of the combined company following the merger, and (ii) the officers of the combined company after the merger to be such individuals as DXL and FBB may agree, through a process overseen by the chief executive officer of FBB in consultation with the DXL nominee directors and FBB nominee directors, who would cooperate in good faith to identify such individuals prior to the effective time of the merger. Each executive officer would serve until the earlier of their death, resignation, or removal, or until their respective successors are duly elected and qualified.

The following table lists the names and ages as of June 15, 2026, and positions of the individuals who are expected to serve as executive officers and directors of the combined company if the merger is consummated upon consummation of the merger:

Name	Age	Position(s)
Executive Officers
Jim Fogarty	58	Chief Executive Officer, Director
Peter H. Stratton, Jr.	54	Chief Financial Officer
Non-Employee Directors(1)
Lionel F. Conacher	64	Director
Carmen R. Bauza	64	Director
Jack Boyle	58	Director
Willem Mesdag	72	Director
Yasir Anwar	46	Director
Steven Tesoriere	48	Director
Josh Beer	48	Director

(1)	One additional independent director is expected to be appointed by mutual agreement between DXL and FBB.

Executive Officers

Jim Fogarty has been the Chief Executive Officer and a director of FULLBEAUTY Brands, Inc., a privately held branded multichannel retailer focused on fashion apparel and home goods for plus-sized women and men, since June 2019. Previously, he was the Chief Executive Officer and a director of Orchard Brands, a multi-channel marketer of apparel and home products, from 2011 until its sale in 2015, at which time he became a Senior Advisor to Bluestem Group Inc., the acquirer of Orchard Brands, through 2015. Prior to that, Mr. Fogarty was a private investor from 2010 to 2011. From 2009 until 2010, Mr. Fogarty was President, Chief Executive Officer and director of Charming Shoppes, Inc., a multi-brand, specialty apparel retailer. Other prior executive positions held by Mr. Fogarty include Managing Director of Alvarez & Marsal, an independent global professional services firm, from 1994 until 2009, President and Chief Operating Officer of Lehman Brothers Holdings (subsequent to its Chapter 11 bankruptcy filing) from 2008 until 2009, President and Chief Executive Officer of American Italian Pasta Company, the largest producer of dry pasta in North America, from 2005 through 2008, Chief Financial Officer of Levi Strauss & Co., a brand-name apparel company, from 2003 until 2005, and from 2001 through 2003, Senior Vice President and Chief Financial Officer and for a period a director of The Warnaco Group, a global apparel maker.

Peter H. Stratton, Jr. has been the executive vice president, chief financial officer and treasurer of DXL since November 2017. Peter was appointed senior vice president, chief financial officer and treasurer in June 2014. Prior to that, he was senior vice president of finance, corporate controller, and chief accounting officer since August 2009. Mr. Stratton joined DXL in June 2009 as vice president of finance. From May 2007 to June 2009, he served as senior director of corporate accounting at BearingPoint, Inc. Prior to May 2007, Mr. Stratton held various finance and accounting leadership positions at Legal Sea Foods, Inc., Shaw’s Supermarkets, Inc., and Cintas Corporation. Mr. Stratton holds a B.S. in Accounting from Babson College and an M.B.A. in Finance from Miami University.

Non-Employee Directors

Lionel F. Conacher has been a director of DXL since June 2018 and Chairman of the DXL Board since August 2020. In March 2026, Mr. Conacher joined the board of directors of Metatek-Group Ltd., a publicly traded company, and serves as the chair of their governance and nomination committee. From September 2021 until October 2025, Mr. Conacher served as a member of the board of directors for SRx Health Solutions, Inc. (formerly Better Choice Company Inc.), a publicly traded company, and served as a member of their audit and compensation committees. From September 2022 until May 2023, he served as their interim chief executive officer. Mr. Conacher was a managing partner of Next Ventures, GP from August 2018 until February 2021. From January 2011 to June 2018, Mr. Conacher was a senior advisor for Altamont Capital Partners LLC (“ACP”), a private equity firm. Prior to joining ACP, from April 2008 until July 2010, Mr. Conacher was the president and chief operating officer of Thomas Weisel Partners, an investment bank. Additionally, Mr. Conacher served as the chairman of Wunderlich Securities, an investee company of ACP, from December 2013 until July 2017. Mr. Conacher previously served as a member of the board of directors for AmpHP Inc., a venture-backed human performance company. He also formerly served as a member of the board of directors of Mervin Manufacturing, a leading designer and manufacturer of snowboards and other board sports equipment, and PowerDot, Inc., a consumer electronics company that markets a muscle recovery and performance tool. The DXL Board believes that Mr. Conacher brings extensive financial and operational experience, and his significant experience as a director for other publicly traded companies qualifies him to serve on the combined company’s board of directors.

Carmen R. Bauza has been a director of DXL since December 2021. In March 2023, Ms. Bauza joined the board of directors of OneWater Marine Inc., a publicly traded company, and serves as a member of their audit and compensation committees. Since May 2022, Ms. Bauza has also served on the board of directors of Zumiez, Inc., a publicly traded company, and serves as a member of their audit and governance and nominating committees. Ms. Bauza also formerly served as a member of the board of managers of Claire’s Holdings LLC. Most recently, Ms. Bauza was the chief merchandising officer at Fanatics, Inc. from January 2019 until April 2021. Prior to that, she was the chief merchandising officer at HSN, Inc. from November 2016 until December 2017 and the senior vice president, general merchandise manager consumables, health and wellness at Walmart from June 2007 to October 2016. She previously held roles at Bath & Body Works, Inc., Five Below, Inc. and The Walt Disney Company. Ms. Bauza currently serves as a member of the board of trustees at Seton Hill University and as a member of the advisory board of RoundTable Healthcare Partners Council. The DXL Board believes that Ms. Bauza’s extensive retail and merchandising experience qualifies her to serve on the combined company’s board of directors.

Jack Boyle has been a director of DXL since August 2017. In July 2025, Mr. Boyle joined the board of directors of Wolverine World Wide, Inc., a publicly traded company, and serves as a member of their compensation and human capital committees. Since June 2025, Mr. Boyle has been the managing partner of Fam Bam Sports. Mr. Boyle was the president, buying and North America for Fanatics, Inc., a market leader for officially licensed sports merchandise from January 2024 until his retirement in July 2025. From February 2019 to January 2024, Mr. Boyle was the global co-president of direct to consumer/omni-channel for Fanatics, Inc. Mr. Boyle originally joined Fanatics as president of merchandising in June 2012, and from December 2017 to February 2019, he served as the co-president of North America direct-to-consumer/omni-channel. From February 2005 to June 2012, Mr. Boyle was the executive vice president, general merchandising manager of women’s apparel, intimate, cosmetics and accessories for Kohl’s Corporation. From October 2003 to February 2005, he served as the senior vice president, divisional merchandise manager of women’s apparel for Kohl’s Corporation, the vice president of junior sportswear from July 2000 to October 2003 and the vice president of planning/allocation for women’s apparel from December 1999 to July 2000. From June 1990 to December 1999, Mr. Boyle held various merchandise positions, including divisional merchandise manager of women’s, at May Company. The DXL Board believes that Mr. Boyle’s extensive experience in merchandising, brand management and omni-channel leadership qualifies him to serve on the combined company’s board of directors.

Willem Mesdag has been a director of DXL since January 2014. Mr. Mesdag is the managing partner of Red Mountain Capital Partners LLC, an investment management firm, and since May 2019, has also served as a Senior Advisor for HPS Investment Partners, a global investment firm. Prior to founding Red Mountain in 2005, Mr. Mesdag was a partner and managing director of Goldman Sachs & Co., which he joined in 1981. Prior to Goldman Sachs, he was a securities lawyer at Ballard, Spahr, Andrews & Ingersoll, which he joined in 1978. From February 2016 to May 2025, Mr. Mesdag served on the board of Heidrick & Struggles International, Inc., a publicly traded company, for which he chaired the audit and finance committee and served on the human resources and compensation committee. He also previously served on the boards of 3i Group plc, Cost Plus, Inc., Encore Capital Group, Inc., Nature’s Sunshine Products, Inc., Skandia AB and Yuma Energy, Inc., all of which are or were publicly traded companies. Having had an extensive career in international investment banking and finance and having served on domestic and international public company boards, the DXL Board believes that Mr. Mesdag brings significant knowledge and experience related to business and financial issues, and his corporate governance and investor’s perspective qualify him to serve on the combined company’s board of directors.

Yasir Anwar has served as a director of FBB since February 2019. Since May 2024, Mr. Anwar has served as Chief Technology & AI Acceleration Officer of Inspire Brands, a multi-brand restaurant company whose portfolio includes more than 33,000 Arby’s, Baskin-Robbins, Buffalo Wild Wings, Dunkin’, Jimmy John’s, and SONIC restaurants worldwide. Prior to Inspire Brands, from February 2018 to February 2024, Mr. Anwar served as Chief Technology and Digital Officer for Williams-Sonoma, Inc. Before Williams-Sonoma, from February 2017 to February 2018, Mr. Anwar was the Chief Technology Officer for Macy’s. His experience also includes senior engineering and architecture roles at Walmart, Wells Fargo, and several other companies. The DXL Board believes that Mr. Anwar’s extensive experience leading technology transformation and digital innovation across major retail and consumer brands qualifies him to serve on the combined company’s board of directors.

Steven Tesoriere has served as a director of FBB, as designee of Oaktree, since February 2019. Mr. Tesoriere joined Oaktree, a global asset management firm specializing in alternative investment strategies, in July 2016, where he serves as a Managing Director and Portfolio Manager. Prior to Oaktree, Mr. Tesoriere was Managing Principal and Portfolio Manager of Altai Capital Management, an investment manager he co-founded in 2009, which focused on investing in distressed debt and event-driven equities. Previously, Mr. Tesoriere worked at Anchorage Capital Group, a registered investment adviser, for six years, where he was a founding analyst. He began his career with Blackstone in the Restructuring and Reorganization Group before working at Goldman Sachs in distressed debt research. Mr. Tesoriere joined the board of directors of Garrett Motion Inc. in April 2021 and currently serves as a member of their talent management and compensation committee. The DXL Board believes that Mr. Tesoriere brings significant knowledge and experience in distressed debt, restructuring and reorganization, and that his perspective as a portfolio manager qualifies him to serve on the combined company’s board of directors.

Josh Beer is a private investor and advisor with extensive experience in private equity and corporate strategy. He previously spent more than 20 years at Charlesbank Capital Partners, a private investment firm focused on management-led buyouts and growth capital investments in middle-market companies, where he served as a Managing Director from July 2016 to October 2024, and then as a Senior Advisor until his retirement in December 2025. During his tenure, Mr. Beer was responsible for sourcing, evaluating, and overseeing investments across a range of industries and partnering with management teams to drive operational and strategic growth initiatives. He began his career with Bain & Company, advising corporate clients on strategy, performance improvement, and operational effectiveness. The DXL Board believes that Mr. Beer’s extensive experience in private equity, including overseeing middle-market investments and partnering with management teams to drive strategic and operational growth, qualifies him to serve on the combined company’s board of directors.

Family Relationships

There are no family relationships among any of the current DXL directors and executive officers, and there are no family relationships among any of the proposed combined company directors and officers. Except as provided in the merger agreement, there are no arrangements or understandings with another person under which the directors and executive officers of the combined company were or are to be selected as a director or executive officer. Additionally, no director or executive officer of the combined company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Composition of the Board of Directors of the Combined Company Following the Merger

If the merger is consummated, immediately after the effective time of the merger, the combined company’s board of directors would be composed of nine members, with four designated by DXL, including Lionel F. Conacher, Carmen R. Bauza, Jack Boyle, and Willem Mesdag, and four designated by FBB, including Jim Fogarty, Yasir Anwar, Steven Tesoriere, and Josh Beer, and one director mutually agreed to by DXL and FBB. It is expected that Lionel F. Conacher would serve as chairman of the combined company’s board of directors.

Director Independence

Rule 5605 of the Nasdaq rules requires a majority of a listed company’s board of directors to be composed of independent directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Exchange Act. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2) of the Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the DXL Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with DXL or any of its subsidiaries or affiliates.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the DXL Board believes that each of the directors of the combined company, with the exception of Jim Fogarty, would be an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq rules following the consummation of the transaction with FBB.

Committees of the Combined Company’s Board of Directors

If the merger is consummated, we expect that the following individuals would serve as chair of the audit committee, compensation committee and nominating and corporate governance committee of the combined company’s board of directors:

•	Audit Committee Chair: Willem Mesdag

•	Compensation Committee Chair: Josh Beer

•	Nominating and Governance Committee Chair: Steven Tesoriere

Each member of the audit committee must be an independent director under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and under Rule 10A-3 under the Exchange Act. Each member of the audit committee must be able read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the DXL Board will examine each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The financial expert serving on the audit committee must qualify as a financial expert within the meaning of SEC regulations and must meet the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the DXL Board will consider the financial expert’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management will periodically meet privately with the audit committee.

Each member of the compensation committee must be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the Nasdaq independence requirements.

PRINCIPAL STOCKHOLDERS OF DXL

The following table sets forth information relating to the beneficial ownership of DXL common stock as of June 15, 2026 by:

•	each person, or group of affiliated persons, known by DXL to beneficially own more than 5% of the outstanding shares of DXL common stock;

•	each of DXL directors;

•	each of DXL named executive officers; and

•	all current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of June 15, 2026 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of DXL common stock held by such persons.

The percentage of shares beneficially owned is computed on the basis of 54,982,673 shares of DXL common stock outstanding as of June 15, 2026. Shares of DXL common stock that a person has the right to acquire within 60 days of June 15, 2026 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o Destination XL Group, Inc., 555 Turnpike Street, Canton, Massachusetts 02021.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class (1)
Directors and Named Executive Officers:
Lionel F. Conacher	423,568	(2)	*
Chairman of the Board
Harvey S. Kanter	1,716,317	(3)	3.1%
President and Chief Executive Officer and Director
Peter H. Stratton,	634,149	(4)	1.1%
Jr. Executive Vice President, Chief Financial Officer and Treasurer
Anthony J. Gaeta
Chief Stores and Real Estate Officer	421,842	(5)	*
Robert S. Molloy	511,214	(6)	*
General Counsel and Secretary
Allison Surette	359,190	(7)	*
Chief Merchandising Officer
Jack Boyle, Director	636,707	(2)	1.2%
Carmen R. Bauza, Director	181,135		*
Willem Mesdag, Director	3,294,562	(8)	5.9%
Ivy Ross, Director	337,351		*
Elaine K. Rubin, Director	272,647		*
Directors and executive officers as a group (13 persons)	9,326,645	(9)	16.1%

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class (1)
5% or Greater Stockholders:
AWM Investment Company, Inc. c/o Special Situations Funds 527 Madison Avenue, Suite 2600 New York, New York 10022	9,399,297	(10)	17.0%
Fund 1 Investments, LLC 100 Carr 115 Unit 1900 Rincon, Puerto Rico 00677	5,758,261	(11)	10.4%
Nantahala Capital Management, LLC 130 Main St., 2nd Floor New Canaan, Connecticut 06840	4,505,000	(12)	8.2%

*	Less than 1%
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, and shares of deferred stock are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 55,273,092 shares of our common stock outstanding as of June 15, 2026.

(2)	Includes 15,000 shares subject to stock options exercisable within 60 days.
(3)	Includes 914,853 shares subject to stock options exercisable within 60 days.
(4)	Includes 286,096 shares subject to stock options exercisable within 60 days.
(5)	Includes 217,688 shares subject to stock options exercisable within 60 days.
(6)	Includes 190,597 shares subject to stock options exercisable within 60 days.
(7)	Includes 225,114 shares subject to stock options exercisable within 60 days.
(8)

Includes 700,804 shares of deferred stock receivable upon the earlier of Mr. Mesdag’s separation from the DXL Board or the closing of the merger. Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of Red Mountain Capital Management, Inc. Of the 2,593,758 shares owned, (i) 420,286 shares are held by the Mesdag Family Limited Partnership, (ii) 97,529 shares are held by the Mesdag Family Foundation, (iii) 44,746 shares are held by the 2012 Mesdag Trust, (iv) 1,763,373 shares are held by Red Mountain Capital Partners LLC, and (v) 267,824 shares are held by Red Mountain Capital Management Inc. Mr. Mesdag disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein.

(9)	Includes 2,115,120 shares subject to stock options exercisable within 60 days and 700,804 shares of deferred stock.
(10)

Based on Amendment No. 4 to Schedule 13G filed February 14, 2025. AWM Investment Company, Inc. is the investment adviser to Special Situations Fund III QP, L.P. (“SSFQP”), Special Situations Cayman Fund, L.P. (“SSCF”) and Special Situations Private Equity Fund, L.P. (“SSPE,” and together with SSFQP and SSCF, “the Funds”). Of these shares (i) 5,729,930 shares are held directly by SSFQP, (ii) 1,799,797 shares are held directly by SSCF and (iii) 1,869,570 shares are held directly by SSPE. As the investment adviser to the Funds, AWM holds sole voting and investment power over these shares.

(11)	Based on Amendment No. 5 to Schedule 13D filed January 22, 2025, Fund 1 Investments, LLC holds sole voting power for 5,758,261 shares and sole dispositive power for 5,758,261 shares.
(12)

Based on Schedule 13G filed November 11, 2025. Nantahala Capital Management, LLC, Wilmot B. Harkey, and Daniel Mack hold shared voting power for 4,505,000 shares and shared dispositive power for 4,505,000 shares.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

DXL files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can review DXL’s electronically filed reports, proxy and information statements on the SEC’s website at http://www.sec.gov or on DXL’s website at https://investor.dxl.com. Information included on DXL’s website is not a part of this proxy statement.

You should rely only on the information contained in this proxy statement or on information to which DXL has referred you. DXL has not authorized anyone else to provide you with any information. DXL provided the information concerning DXL, and FBB provided the information concerning FBB, appearing in this proxy statement.

HOUSEHOLDING

DXL has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive the proxy materials electronically will receive only one copy of the proxy materials unless DXL receives contrary instructions from one or more of such stockholders. Upon oral or written request, DXL will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If you are a stockholder of record at a shared address to which DXL delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the special meeting or for DXL’s future meetings, or if you are a stockholder at a shared address to which DXL delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to EQ, LLC at P.O. Box 500, Newark, New Jersey, 07101, by telephone at (800) 937-5449. If you are a beneficial stockholder, please contact your bank, broker or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

FUTURE STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in DXL’s Proxy Statement

Pursuant to Rule 14a-8 of the Exchange Act, to be considered for inclusion in DXL’s proxy statement and proxy card for the DXL 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), stockholder proposals must have been received by DXL’s corporate secretary at DXL’s principal executive offices by March 2, 2026, unless the date of the 2026 Annual Meeting is accelerated or delayed by more than 30 days from August 7, 2026, in which case the deadline for submission of the stockholder proposal is a reasonable time before DXL begins to print and disseminate its definitive proxy materials.

As the March 2, 2026 deadline has now passed, any proposal received after March 2, 2026 will not be considered for inclusion in DXL’s proxy statement for the 2026 Annual Meeting, unless the date of the 2026 Annual Meeting is accelerated or delayed by more than 30 days from August 7, 2026, in which case the deadline for submission of the stockholder proposal is a reasonable time before DXL begins to print and disseminate its definitive proxy materials.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

The By-Laws provide that any stockholder proposal (including director nominations) that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2026 Annual Meeting, must be delivered to DXL’s principal executive offices no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”). Accordingly, to submit any such proposal, DXL stockholders must submit the required notice no earlier than the close of business on April 9, 2026, and no later than the close of business on May 8, 2026, except as described above. In each case, the notice must include the information specified in the By-Laws.

If the 2026 Annual Meeting is held more than 30 days before or more than 60 days after the Anniversary Date, notice must be delivered no later than the close of business on the later of the 90th day prior to the 2026 Annual Meeting or the 10th day after the date on which a public announcement of the date of the 2026 Annual Meeting is first made by DXL.

The By-Laws also provide that for business to be properly brought before an annual meeting of stockholders (or any special meeting), a stockholder must: (i) give timely written notice to the DXL corporate secretary describing any proposal to be brought before such meeting; and (ii) be present at such annual meeting, either in person or by a representative.

In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2026 Annual Meeting, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of the By-Laws, and must include all information required by the By-Laws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act.

The procedural requirements for submitting stockholder proposals and director nominations are fully set forth in Section 3.13 of the By-Laws. Copies of the By-Laws are available upon request from the corporate secretary at the DXL principal executive offices.

INFORMATION INCORPORATED BY REFERENCE

Certain information has been “incorporated by reference” into this proxy statement, which means that DXL has disclosed important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this proxy statement contain important information that you should read about DXL.

The following documents are incorporated by reference into this proxy statement:

•	DXL’s Annual Report on Form 10-K for the year ended January 31, 2026 as filed with the SEC on March 19, 2026;

•	DXL’s Annual Report on Form 10-K/A for the year ended January 31, 2026 as filed with the SEC on May 26, 2026;

•	DXL’s Quarterly Report on Form 10-Q for the quarter ended May 2, 2026 as filed with the SEC on June 3, 2026;

•	DXL’s Current Reports on Form 8-K as filed with the SEC on February 6, 2026 and May 15, 2026; and

•

the description of DXL’s common stock contained in its registration statement on Form 8-A, filed with the SEC on September 7, 2021, including all amendments and reports filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC by DXL, such information or exhibit is specifically not incorporated by reference.

In addition, all reports and other documents that DXL subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement and prior to the special meeting will be deemed to be incorporated by reference into this proxy statement and to be part of this proxy statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Documents incorporated by reference are also available, without charge. You may obtain documents incorporated by reference in this proxy statement by requesting them by telephone or in writing at the following address:

Destination XL Group, Inc.

c/o Secretary

555 Turnpike Street

Canton, Massachusetts 02021

Tel: (781) 828-9300

E-Mail: investor.relations@dxlg.com

MISCELLANEOUS

Your vote is important. You may vote by submitting a proxy via the Internet or by telephone, as specified in the Internet and telephone voting instructions on your proxy card, returning your proxy card using the postage prepaid envelope provided, or attending the special meeting and voting at the meeting. If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

MacKenzie Partners, Inc.

7 Penn Plaza, Suite 503

New York, New York 10001

Tel (for stockholders): (800) 322-2885

Tel (for banks or brokers): (212) 929-5500

E-Mail: proxy@mackenziepartners.com

Please note, however, that if your shares are held of record by a brokerage firm, bank, trust or other nominee and you wish to vote at the special meeting, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares or obtain a proxy issued in your name from that record holder.

THE PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY OFFER OR SOLICITATION IN THAT JURISDICTION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

DXL HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR DXL THAT IS DIFFERENT FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS DXL HAS PUBLICLY FILED WITH THE SEC. DXL IS NOT RESPONSIBLE FOR, AND CAN PROVIDE NO ASSURANCES AS TO THE RELIABILITY OF, ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

FBB HOLDINGS I, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Financial Statements

Independent Auditor’s Report	F-2

Consolidated Balance Sheets as of January 3, 2026 and December 28, 2024	F-4

Consolidated Statements of Operations and Comprehensive (Loss) Income for the years ended January 3, 2026, December 28, 2024 and December 30, 2023	F-5

Consolidated Statements of Convertible Preferred Stock and Stockholders’ (Deficit) Equity for the years ended January 3, 2026, December 28, 2024 and December 30, 2023	F-6

Consolidated Statements of Cash Flows for the years ended January 3, 2026, December 28, 2024 and December 30, 2023	F-7

Notes to Consolidated Financial Statements	F-8

Unaudited Financial Statements

Condensed Consolidated Balance Sheets as of April 4, 2026 and January 3, 2026 (unaudited)	F-31

Condensed Consolidated Statements of Operations and Comprehensive Loss for the Thirteen Weeks ended April 4, 2026 and March 29, 2025 (unaudited)	F-32

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ (Deficit) Equity for the Thirteen Weeks ended April 4, 2026 and March 29, 2025 (unaudited)	F-33

Condensed Consolidated Statements of Cash Flows for the Thirteen Weeks ended April 4, 2026 and March 29, 2025 (unaudited)	F-34

Notes to the Condensed Consolidated Financial Statements (unaudited)	F-35

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of FBB Holdings I, Inc.

Opinion

We have audited the consolidated financial statements of FBB Holdings I, Inc. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of January 3, 2026 and December 28, 2024, the related consolidated statements of operations and comprehensive (loss) income, convertible preferred stock and stockholders’ (deficit) equity, and cash flows for each of the three years in the period ended January 3, 2026, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of January 3, 2026 and December 28, 2024, and the results of its operations and its cash flows for each of the three years in the period ended January 3, 2026 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, at January 3, 2026, the Company is not in compliance with certain covenants of its long-term loan agreement, does not have sufficient capital to repay such loans, if they become due, and has stated that substantial doubt exists about its ability to continue as a going concern.

Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

April 1, 2026

FBB HOLDINGS I, INC.

CONSOLIDATED BALANCE SHEETS

As of January 3, 2026 and December 28, 2024

(In thousands, except per share amounts)

	January 3, 2026	December 28, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,331	$38,308
Accounts receivable	4,096	5,580
Merchandise inventories	117,174	123,611
Other current assets	19,476	15,680

Total current assets	152,077	183,179
Property, plant, and equipment -net	31,884	34,682
Operating lease right-of-use assets	28,560	36,425
Intangible assets - net	131,064	139,651
Goodwill	—	10,108
Other non-current assets	495	570
Deferred tax assets	17,859	27,632

TOTAL ASSETS	$361,939	$432,247

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$47,128	$44,147
Accrued expenses and other liabilities (includes $2,508 and $2,731 to related parties, respectively)	47,961	55,614
Short-term operating lease liabilities	8,104	8,153
Current portion of long-term debt (includes $5,800 and $5,800 to related parties, respectively)	7,000	7,000

Total current liabilities	110,193	114,914
Other non-current liabilities (includes $0 and $178 to related parties, respectively)	3,618	2,311
Long-term debt (includes $203,710 and $205,347 to related parties, respectively)	245,857	247,833
Long-term operating lease liabilities	23,572	31,396

Total liabilities	383,240	396,454
COMMITMENTS AND CONTINGENCIES (See Note 16)
CONVERTIBLE PREFERRED STOCK:
Convertible preferred stock ($0.01 par value, 170 authorized; 49 and 73 shares issued and outstanding at January 3, 2026 and December 28, 2024, respectively)	21,712	31,205
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par value, 1,700 authorized; 885 and 1,174 shares issued and outstanding at January 3, 2026 and December 28, 2024)	9	10
Additional paid in capital	203,614	194,120
Accumulated deficit	(246,636)	(189,542)

Total stockholders’ (deficit) equity	(43,013)	4,588

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY	$361,939	$432,247

The accompanying notes are an integral part of these consolidated financial statements.

FBB HOLDINGS I, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE (LOSS) INCOME

for the years ended January 3, 2026, December 28, 2024 and December 30, 2023

(in thousands)

	January 3, 2026	December 28, 2024	December 30, 2023
Net sales	$720,332	$805,097	$918,590
Cost of merchandise sold	289,854	300,654	350,982

Gross profit	430,478	504,443	567,608
Selling, general and administrative expenses	406,227	445,802	490,299
Depreciation and Amortization	13,592	12,083	14,364
Transaction-related expenses	4,816	—	—
Impairment of property, plant, and equipment - net	—	—	3,275
Impairment of intangible assets	5,857	—	11,532
Impairment of goodwill	10,108	—	—

Operating (loss) income	(10,122)	46,558	48,138
Interest expense - net (includes $31,503, $35,285, and $40,784 to related parties, respectively)	38,777	41,837	48,112
Loss on extinguishment of debt (includes $0, $2,625, and $1,387 to related parties, respectively)	—	3,168	1,674
Gain on fair value adjustment of warrants (includes $178, $589 and $1,440 to related parties, respectivel	(214)	(711)	(1,738)

(Loss) Income before income taxes	(48,685)	2,264	90

Income tax expense (benefit)	8,006	804	(456)

Net (loss) income and comprehensive (loss) income - net of tax	$(56,691)	$1,460	$546

The accompanying notes are an integral part of these consolidated financial statements.

FBB HOLDINGS I, INC.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ (Deficit) Equity

for the years ended January 3, 2026, December 28, 2024 and December 30, 2023

(in thousands)

	Convertible Preferred Stock		Stockholders’ (Deficit) Equity
	Preferred Stock		Common Stock		Additional Paid In Capital	(Accumulated Deficit)	Total
	Shares	Amount	Shares	Amount
BALANCE—December 31, 2022	73	$31,026	1,181	$10	$195,131	$(190,239)	$4,902
Dividends ($13.47 per convertible preferred share)						(600)	(600)
Convertible preferred stock issuance	—	179					—
Noncash equity-based compensation			7		142		142
Share repurchase			(8)		(942)		(942)
Net Income						546	546

BALANCE—December 30, 2023	73	$31,205	1,180	$10	$194,331	$(190,293)	$4,048

Dividends ($13.32 per convertible preferred share)						(709)	(709)
Noncash equity-based compensation			—		1		1
Share repurchase			(6)		(212)		(212)
Net Income						1,460	1,460

BALANCE—December 28, 2024	73	$31,205	1,174	$10	$194,120	$(189,542)	$4,588

Dividends ($9.99 per convertible preferred share)						(403)	(403)
Forfeitures	(24)	(9,493)	(289)	(1)	9,494		9,493
Net Loss						(56,691)	(56,691)

BALANCE—January 3, 2026	49	$21,712	885	$9	$203,614	$(246,636)	$(43,013)

The accompanying notes are an integral part of these consolidated financial statements.

FBB HOLDINGS I, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended January 3, 2026, December 28, 2024 and December 30, 2023

(Dollars in thousands)

	January 3, 2026	December 28, 2024	December 30, 2023
OPERATING ACTIVITIES:
Net (loss) income	$(56,691)	$1,460	$546
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	13,592	12,083	14,364
Gain on sale of fixed assets	—	(41)	—
Amortization of operating right-of-use assets	8,242	8,745	9,190
Impairment of property, plant, and equipment - net	—	—	3,275
Impairment of intangible assets	5,857	—	11,532
Impairment of goodwill	10,108	—	—
Deferred income taxes, net of valuation allowance	9,773	(3,311)	(9,943)
Amortization of debt issue costs (includes $4,358, $4,361 and $4,636 to related parties, respectively)	5,259	5,264	5,595
Loss on extinguishment of debt (includes $0, $2,625 and $1,387 to related parties, respectively)	—	3,168	1,674
Gain on fair value adjustment of warrants (includes $178, $589 and $1,440 to related parties, respectively)	(215)	(711)	(1,738)
Noncash convertible preferred stock expense	—	—	179
Noncash equity-based compensation	—	1	142
Changes in working capital:
Accounts receivable	1,484	(1,073)	1,444
Merchandise inventories	6,437	29,952	51,910
Accounts payable	2,981	(5,757)	(10,529)
Accrued expenses and other liabilities (includes ($224), ($947) and $3,532 to related parties, respectively)	(7,653)	(9,329)	(2,602)
Operating lease liabilities, net	(8,250)	(8,771)	(9,221)
Other assets and liabilities	(2,107)	4,743	11,520

Net cash (used in) provided by operating activities	(11,183)	36,423	77,338

INVESTING ACTIVITIES:
Capital expenditures	(8,064)	(9,606)	(8,235)
Payment for acquisitions	—	(13,768)	(8,875)

Net cash used in investing activities	(8,064)	(23,374)	(17,110)

FINANCING ACTIVITIES:
Proceeds from borrowings	48,382	—	—
Repayments of debt (includes $5,800, $43,293 and $22,537 to related parties, respectively)	(55,382)	(52,250)	(27,200)
Payment of debt financing costs (includes $0, $0 and $126 to related parties, respectively)	—	—	(152)
Dividends paid	(730)	(988)	(3,041)
Purchase of common stock	—	(212)	(942)

Net cash used in financing activities	(7,730)	(53,450)	(31,335)

CHANGE IN CASH AND CASH EQUIVALENTS	(26,977)	(40,401)	28,893
CASH AND CASH EQUIVALENTS — Beginning of year	38,308	78,709	49,816

CASH AND CASH EQUIVALENTS — End of year	$11,331	$38,308	$78,709

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash dividend payable	$1,006	$1,334	$1,612
Non-cash common stock forfeitures	1	—	—
Non-cash convertible preferred stock forfeitures	24	—	—

The accompanying notes are an integral part of these consolidated financial statements.

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

FBB Holdings I, Inc. (the “Company”) is a national online, direct-to-consumer company offering apparel, accessories, and home décor for women and men principally in the plus and extended plus-size demographic. Our products are offered under the brands Woman Within, Roaman’s, Catherines, Jessica London, ellos, Avenue, Swimsuits for All, KingSize, ELOQUII, CUUP, Dia & Co., BrylaneHome, OneStopPlus, ShoesforAll, IntimatesforAll, ActiveforAll, June & Vie and FullBeauty Outlet. The Company operates internet sites for each of our brands and sells through third-party marketplaces.

Basis of Presentation—Going Concern

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and assume the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business.

As of the third quarter of fiscal year 2025, the Company was not in compliance with the total leverage ratio covenant under its First Lien Term Loan Credit Facility (“First Lien”). On December 11, 2025, the Company entered into a definitive merger agreement with Destination XL Group, Inc. (“DXL”) (see Footnote 3). The Company received a covenant waiver from its First Lien lenders that remains effective through the earlier of (i) consummation of the merger with DXL or (ii) termination of the merger agreement (but no later than September 11, 2026). Accordingly, during the waiver period the Company is not subject to enforcement remedies related to the leverage covenant. If the merger is not completed and the waiver expires, the Company expects it would not be in compliance with the total leverage ratio covenant, which would constitute an event of default under the First Lien. In such circumstances, the Company does not currently have sufficient liquidity to repay the outstanding balance of the First Lien. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Under the terms of the merger agreement, and subject to shareholder approval and other customary closing conditions, the transaction will result in (i) a reduction of approximately $92 million of First Lien indebtedness through committed equity contributions and debt-to-equity conversions by certain First Lien debtholders and members of management, and (ii) an extension of the remaining term loan maturity to August 2029. Following the anticipated deleveraging, management expects the combined company to be in compliance with its financial covenants and to have sufficient liquidity to support operations for at least twelve months following the date these financial statements are available to be issued.

In the event the merger is not completed, the First Lien credit agreement provides for potential covenant cures and includes recapitalization provisions under which lenders may convert outstanding indebtedness into equity; however, such actions are at the discretion of the lenders and are not within the Company’s control.

Because completion of the merger or any potential lender recapitalization are not entirely within the Company’s control and cannot be considered probable for purposes of GAAP, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are available to be issued.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Reclassifications—Certain prior period amounts have been reclassified for consistency with the current period presentation.

The Company reclassified the following amounts in the Consolidated Balance Sheets:

	December 28, 2024
	As Reported	Previously Reported
Accounts receivable	$5,580	$—
Prepaid catalog costs	—	8,766
Merchandise inventories	123,611	122,100
Other current assets	15,680	14,005
Property, plant, and equipment - net	34,682	24,728
Intangible assets - net	139,651	149,605
Accrued expenses and other liabilities	55,614	55,074
Income taxes payable	—	540

•	Certain amounts previously classified as Other current assets have been reclassified to Accounts receivable.

•	Prepaid catalog costs have been reclassified to Other current assets.

•	Assets related to estimated merchandise returns have been reclassified from Other current assets to Merchandise inventories.

•	Software has been reclassified from Intangible assets – net to Property, plant, and equipment

•	Income taxes payable have been reclassified to Accrued expenses and other liabilities.

The Company reclassified the following amounts in the Consolidated Statements of Operations and Comprehensive (Loss) Income:

	December 28, 2024		December 30, 2023
	As Reported	Previously Reported	As Reported	Previously Reported
Selling, general and administrative expenses	$445,802	$457,885	$490,299	$504,663
Depreciation and Amortization	12,083	—	14,364	—
Impairment of Property, plant, and equipment - net	—	—	3,275	—
Impairment of intangible assets	—	—	11,532	14,807
Interest expense	41,837	$41,126	48,112	46,374
Gain on fair value adjustment of warrants	(711)	—	(1,738)	—

The Company reclassified the following amounts in the Consolidated Statements of Cash Flows:

	December 28, 2024		December 30, 2023
		Previously		Previously
	As Reported	Reported	As Reported	Reported
Impairment of property, plant, and equipment - net	$—	$—	$3,275	$—
Impairment of intangible assets	—	—	11,532	14,807
Accounts receivable	(1,073)	—	1,444	—
Prepaid catalog costs	—	3,650	—	9,722
Merchandise inventories	29,952	29,853	51,910	51,871
Income tax receivable and payable	—	(530)	—	5,443
Accrued expenses and other liabilities	(9,329)	(8,800)	(2,602)	(3,672)
Other assets and liabilities	4,743	120	11,520	(1,092)

•	As of December 28, 2024, reclassifications on the Consolidated Balance Sheets resulted in corresponding changes to line items within the Consolidated Statements of Cash Flows.

•

As of December 30, 2023, the Company reclassified a portion of the Impairment of intangible assets into Impairment of property, plant, and equipment – net. Additionally, reclassifications on the Consolidated Balance Sheets resulted in corresponding changes to line items within the Consolidated Statements of Cash Flows.

Fiscal Year—The Company utilizes a 52-53 week fiscal year end ended on the Saturday closest to December 31. Fiscal year 2025 ended on January 3, 2026 and reflected a 53-week period. Fiscal years 2024 and 2023 ended on December 28, 2024 and December 30, 2023 respectively, and each reflected a 52-week period. References to years in the consolidated financial statements and notes relate to fiscal years rather than calendar years.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Acquisitions— We make certain judgments to determine whether transactions should be accounted for as acquisitions of assets or as business combinations. If it is determined that substantially all of the fair value of gross assets acquired in a transaction is concentrated in a single asset (or a group of similar assets), the transaction is treated as an acquisition of assets. We evaluate the inputs, processes, and outputs associated with the acquired set of activities and assets. If the assets in a transaction include an input and a substantive process that together significantly contribute to the ability to create outputs, the transaction is treated as an acquisition of a business.

In transactions accounted for as asset acquisitions, the cost of an asset acquisition, including transaction costs, are allocated to identifiable assets acquired and liabilities assumed based on a relative fair value basis. Goodwill is not recognized in an asset acquisition. Any difference between the cost of an asset acquisition and the fair value of the net assets acquired is allocated to the non-monetary identifiable assets based on their relative fair values.

Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company also considers receivables from financial institutions related to credit card purchases to be cash equivalents due to the high credit quality and short settlement period, which generally settle within two to four business days.

Merchandise Inventories—Merchandise inventory consists of purchased finished goods and is valued at the lower of cost or net realizable value, with cost determined using a standard cost method and relieved using a first-in first-out basis. We reduce the value of our inventory to its estimated net realizable value where cost exceeds the estimated future selling price.

Prepaid Catalog Costs—Prepaid catalog costs consist of catalog production that have not yet been received by the customer and prepaid paper inventory used in catalog production and are recorded in Other current assets on our Consolidated Balance Sheets. Prepaid catalog costs are expensed based on the in-home date.

Advertising Costs—Advertising costs for certain direct response mail and media campaigns are expensed based on the in-home date or when they are otherwise presented to the customer. Other advertising costs are expensed as incurred. Advertising costs are recorded in Selling, general, and administrative expenses and were $228,000, $271,300 and $311,352 for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively.

Cloud Computing Arrangements—Costs incurred to implement cloud computing arrangements hosted by third-party vendors are capitalized when incurred during the application development phase and amortized on a straight-line basis over the contractual term, plus any reasonably certain renewal periods, of the cloud computing arrangement and are included in Selling, general, and administrative expenses. Capitalized amounts related to such arrangements are recorded within Other current assets on our Consolidated Balance Sheets.

Fair Value of Financial Instruments—Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments requires disclosure of the fair value of certain financial instruments. ASC Topic 820, Fair Value Measurements and Disclosures defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.

The valuation techniques utilized are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related asset or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities.

See Note 18, for information regarding the fair value of certain financial assets.

Operating Leases—We determine if an arrangement is a lease at inception. We account for lease agreements as either operating or finance leases depending on certain defined criteria. Operating leases are recognized in Operating lease right-of-use (“ROU”) assets, Short-term operating lease liabilities, and Long-term operating lease liabilities on our consolidated balance sheets. The Company does not have any Finance leases. Lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. Operating lease ROU assets are based on the lease liability adjusted for prepaid rent, deferred rent, and tenant allowances received from certain of the Company’s landlords. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. We recognize lease costs on a straight-line basis over the lease term without regard to deferred payment terms. Our lease terms may include options to extend or terminate the lease, and we adjust our measurement of the lease when it is reasonably certain that we will exercise that option. Operating lease liabilities are amortized based upon the effective interest method. Operating ROU assets are amortized based upon straight-line expense less interest on the lease liability.

The Company’s lease agreements may contain variable costs such as common area maintenance, operating expenses or other costs. Variable lease costs are expensed as incurred on the consolidated statements of operations. To the extent that these charges are fixed within the lease or increase based upon an index or a rate, these lease components are included in the measurement of the lease liability. The Company’s lease agreements generally do not contain any residual value guarantees or restrictive covenants. The Company elected the short-term lease recognition which allows Companies to exclude leases with a term of 12 months or less from the balance sheet. We also elected the practical expedient to not separate lease and non-lease components for our leases.

Operating ROU assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the estimated undiscounted future cash flows related to the Operating ROU assets are less than the carrying value, the Company recognizes a loss equal to the difference between the carrying value and the fair value.

Property, Plant, and Equipment Net—Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property, plant, and equipment is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 5 to 30 years for buildings and improvements, and 3 to 10 years for other property and equipment and is included in Selling, general and administrative expenses, on the Consolidated Statements of Operations and Comprehensive (Loss)

Income. The Company also has leasehold improvements which are amortized over the lesser of 15 years or the life of the lease, including renewal periods, if reasonably assured. Repairs and maintenance are expensed as incurred. Costs incurred to develop internally developed software for internal use are capitalized and amortized over the estimated useful life of the software, which ranges from 3 to 5 years. Costs related to the design or maintenance of internally developed software is expensed as incurred. Additions and improvements which extend service lives are capitalized.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. When impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. When a decision is made to abandon property, plant, and equipment prior to the end of the previously estimated useful life, depreciation or amortization estimates are revised to reflect the use of the asset over the shortened estimated useful life. At the time of disposal, the cost of assets sold or retired and the related accumulated depreciation or amortization are removed from the accounts and any resulting loss. Certain software was impaired in 2023 resulting in an immaterial impairment and are recorded in Impairment of property, plant, and equipment – net on the Consolidated Statements of Operations and Comprehensive (Loss) Income.

Intangible Assets - net—Intangible assets are recorded at their fair market values at the date of acquisition and finite-lived intangibles are amortized over their estimated useful lives.

The Company’s indefinite-lived intangible assets consist of our tradenames and are evaluated for impairment annually similarly to goodwill. When evaluating for impairment, we may first perform a qualitative assessment to determine whether it is more likely than not that there is an impairment. If we do not perform a qualitative assessment, or if we determine that it is more likely than not that the carrying value exceeds its fair value, we will perform a quantitative assessment to determine the estimated fair value. The quantitative impairment evaluation for the Company’s indefinite-lived intangible assets involves comparing the estimated fair value of the assets to the carrying amounts, to determine if fair value is lower and a write-down required. If the carrying amount of the asset exceeds its estimated fair value, an impairment charge is recognized in an amount equal to the excess. The fair value of these assets is determined using the relief from royalty method, which is a form of the income approach. The estimates and assumptions used in the determination of the fair value of each tradename included their respective projected revenue growth, long-term growth rate, the royalty rate and discount rate. See Note 8 for additional discussion of the Company’s annual impairment test of indefinite-lived assets.

The Company’s finite-lived intangible assets consist of the value of customer lists which are amortized over three years.

Goodwill—Goodwill is the cost of an acquisition in excess of the fair value of acquired assets and liabilities, and is recorded as an asset on our Consolidated Balance Sheets. Goodwill is not subject to amortization but must be tested for impairment at least annually. The annual process for assessing the carrying value of goodwill begins with a qualitative assessment that is similar to the assessment performed for indefinite-lived intangibles. We may first perform a qualitative assessment to determine whether it is more likely than not that there is an impairment. If we do not perform a qualitative assessment, or if we determine that it is more likely than not that the carrying value exceeds its fair value, we will perform a quantitative assessment to determine the estimated fair value. The quantitative test requires us to assign goodwill to an appropriate reporting unit and to determine if the carrying amount of the reporting unit, including goodwill, exceeds its fair value. The Company evaluates goodwill for impairment as of the fourth quarter. Determination of the fair value of a reporting unit is based on management’s assessment, considering independent third-party appraisals when necessary. Furthermore, this determination is judgmental in nature and often involves the use of significant estimates and assumptions, which include projected future cash flows, discount rates, growth rates and determination of appropriate market comparables and recent transactions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and the amount of any such charge. We also evaluate goodwill for impairment to the extent events or conditions indicate a risk of possible impairment during the interim periods subsequent to our annual impairment test.

During fiscal 2025, the Company determined there were circumstances that indicated an impairment may have occurred, including a decline in the Company’s net sales and declining margins, and performed a quantitative goodwill assessment. As a result, the Company recognized an impairment charge to goodwill of $10,108 for the year ended January 3, 2026. The Company elected a qualitative assessment for our fiscal fourth quarter 2024 goodwill impairment testing and determined that it was more likely than not that the fair value of the reporting unit was greater than its carrying amount, and as a result, no impairment for goodwill was required for the year ended December 28, 2024. See Note 9 for additional discussion of the Company’s annual impairment test.

Convertible Preferred Stock— In prior years, the Convertible Preferred Stock was classified within permanent equity and has been reclassified to temporary equity in the periods presented herein as the preferred stock can be redeemed upon a Deemed Liquidation Event which includes, amongst other items, a change in control which includes the consummation of a merger, reorganization, and certain other events as defined within Preferred Stockholders Agreement. As a Deemed Liquidation Event is outside of the Company’s control, the Convertible Preferred Stock is classified as temporary equity. It is generally not probable that a Deemed Liquidation Event will occur until the transaction has been consummated, because such transaction requires the agreement of a third party and substantive contingencies are associated with the transaction. Therefore, the Convertible Preferred Stock does not require subsequent remeasurement since it is not currently redeemable or probably of becoming redeemable at issuance.

Revenue Recognition—The Company generally recognizes revenue from internet, phone and mail sales upon shipment of the product. Revenue recognition occurs at a point in time, when performance obligations under the terms of a customer purchase order are satisfied. See Note 4 for additional discussion of our revenue recognition policies as well as additional disclosures on revenue from contracts with customers.

Cost of Merchandise Sold—Cost of merchandise sold consists of the merchandise, merchandise acquisition costs (primarily commissions and import fees), sourcing costs, and freight to the distribution centers. These costs are determined to be directly or indirectly incurred in bringing inventory available for sale. Additionally, promotional free gift expense and the direct costs associated with shipping goods to customers through outbound carriers are recorded as a component of Cost of merchandise sold. Depreciation and amortization are not considered components of Costs of merchandise sold and are included in Depreciation and Amortization in the Consolidated Statements of Operations and Comprehensive (Loss).

Selling, General, and Administrative Expenses—Selling, general, and administrative expenses consist of compensation and benefit-related costs for operation and administrative personnel. Selling, general, and administrative expenses also include costs for advertising and marketing, information technology, administrative facilities, insurance, legal, and administrative services. Costs associated with preparing the merchandise for shipping, such as picking, packing, warehousing and order charges (“handling costs”) are also recorded as a component of Selling, general, and administrative expenses. Handling costs were $50,121, $50,375 and $56,984 for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively.

Income Taxes— Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse. The Company evaluates the recoverability of deferred tax assets by assessing the likelihood of future profitability and available tax planning strategies that could be implemented to realize the deferred tax assets. The Company records a valuation allowance when it is determined that it is more likely than not that some portion (or all) of the deferred tax asset will not be realized. The valuation allowance is based on the Company’s best estimate of future taxable income and the amount of deferred taxes ultimately realizable. Future events could change management’s assessment.

The Company records tax benefits for uncertain tax positions based upon management’s evaluation of the information available at the reporting date. To be recognized in the consolidated financial statements, a tax benefit must be at least more likely than not of being sustained based on technical merits. The benefit for positions meeting the recognition threshold is measured as the largest benefit more likely than not of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. As of January 3, 2026, the Company’s federal and various state income tax returns for 2019 through 2024 are subject to examination by the applicable tax authorities.

Equity-Based Compensation— The Management Incentive Plan (“MIP”) provides for the grant of Restricted Stock Awards of the Company. The Company recognizes the cost resulting from equity-based compensation transactions at their grant date fair value. Equity-based compensation expense is recognized for the portion of the award that is ultimately expected to vest. The Company accounts for forfeitures as they occur rather than estimating future forfeitures.

Related Parties—Related parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management, board members and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Impact of Recently Issued Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in this update provide increased transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This update also includes certain other amendments to improve the effectiveness of income tax disclosures. We prospectively adopted ASU 2023-09 in 2025, see Note 15.

In November 2024, the FASB issued Accounting Standards Update ASU 2024-03, Disaggregation of Income Statement Expenses. The ASU requires financial statement footnote disclosure of specified information about certain costs and expenses, including purchases of inventory, employee compensation, depreciation, and intangible asset amortization. The ASU is effective for fiscal years beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Public business entities are required to apply the guidance prospectively, however, retrospective application is permitted. The Company is currently evaluating the impact of this standard; however, we do not expect it to have a material impact on our consolidated financial statements.

In September 2025, the FASB issued Accounting Standards Update (ASU) No. 2025-06, Intangibles - Goodwill and Other-Internal-Use Software (Topic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. This amendment modernizes and makes targeted improvements to the accounting for software costs found under Topic 350-40, effective for fiscal years and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements and disclosures.

3.	MERGERS AND ACQUISITIONS

2026 Pending Merger with Destination XL Group, Inc.

On December 11, 2025, Divine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of Destination XL Group, Inc. (“DXL”), and the Company, entered into an Agreement and Plan of Merger (the

“Merger Agreement”). The Merger Agreement provides that, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with Company continuing as the surviving corporation as a wholly owned subsidiary of the DXL (the “Merger”).

At the effective time of the Merger, each share of common stock, par value $0.01 per share, of the Company (“FBB Common Stock”) will be converted into the right to receive that number of fully paid and nonassessable shares of the common stock, par value $0.01 per share, of DXL (the “DXL Common Stock”) equal to the Exchange Ratio, as defined in the Merger Agreement. A holder of FBB Common Stock who would otherwise be entitled to receive a fraction of a share of DXL Common Stock will have such fractional share rounded up to one whole share of DXL Common Stock. Following the consummation of the Merger, holders of FBB Common Stock will own 55% of the combined company and holders of DXL Common Stock will own 45% of the combined company. In conjunction with the Merger, the Company’s First Lien debt will be reduced by approximately $92,000 in exchange for DXL Common Stock. Additionally, all outstanding preferred stock of the Company will be converted to DXL Common Stock.

The Merger, which is expected to close during the second quarter of fiscal 2026, is subject to customary closing conditions, including approval by DXL stockholders. Costs incurred in connection with this Merger, primarily related to professional service fees, of $4,816, were included in Transaction-related expenses on the Consolidated Statements of Operations and Comprehensive (Loss) Income for fiscal 2025.

2024 Acquisitions

In March 2024, the Company acquired the assets and some liabilities of Dia & Co. The Dia Shop marketplace joined our new digital mall, which we created in 2023 and greatly expanded our new mall brand offerings – as our Dia Shop site indicates “over 100 brands, over 1,000 styles”. In addition, the Dia Style business and platform brought us a subscription box styling capability we intend to leverage with our existing, classic mall customer base. The acquisition was accounted for as a business combination under GAAP.

In July 2024, the Company acquired the assets and some liabilities of Avenue, which presented a unique opportunity to expand our offerings to our classic, digital mall customers as well as introduces our classic mall and new mall customers to Avenue. Similar to our 2020 acquisition of Catherines, Avenue brings a legacy brick and mortar brand awareness which similarly we plan to leverage. Avenue was accounted for as an asset acquisition and included transaction costs of $1,827 in its calculation of the purchase price. Together, these acquisitions totaled $13,768. The acquisitions were immaterial individually and in the aggregate.

2023 Acquisitions

In May 2023, the Company acquired the assets of ELOQUII, a digitally native vertical brand that offers size-inclusive fashion and on-trend apparel. That was followed by the acquisition of the assets of CUUP in July 2023, a digitally native size-inclusive intimates brand that aims to disrupt the category by creating intimates that are made to accentuate customers’ natural form and bring confidence, comfort and stylish support. These two acquisitions, accounted for as business combinations under GAAP, were acquired in the amount of $8,875, were moved to our new digital mall. The acquisitions were immaterial individually and in the aggregate.

4.	REVENUE

Accounting Policy and Performance Obligations

Product sales to customers, including amounts billed to customers for shipping fees are included in Net sales on the Consolidated Statements of Operations and Comprehensive (Loss) Income. This occurs at the time of shipment when control of the promised goods or services is transferred to the customer, in the amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

Amounts related to shipping and handling that are billed to customers are recorded in Net sales, and the related costs are recorded in Cost of merchandise sold, on the Consolidated Statements of Operations and Comprehensive (Loss) Income.

The Company sells merchandise directly to customers primarily via its e-Commerce platform, telephone orders, and through the use of third party websites. As such, 99% of the Company’s revenue is from shipped sales and shipping revenue which is recognized at the point of shipment. The remaining 1% of sales comes from gift card breakage, marketing our credit card program, and breakage from loyalty programs, which are recognized over time which is consistent with prior periods.

Gift cards issued by the Company are recorded as a deferred liability until they are redeemed, at which point revenue is recognized. Gift cards do not have expiration dates. Gift card breakage is included in Net sales in the accompanying Consolidated Statements of Operations and Comprehensive (Loss) Income and was $9,246, $11,904 and $14,525 for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively.

We entered into an agreement with a credit card issuer in connection with our private label credit cards whereby we receive cash incentives and reimbursements in exchange for promised services, such as marketing the credit card program to customers. The Company has identified separate performance obligations related to our private label credit card agreement that includes both providing a license and an obligation to redeem loyalty points issued under the loyalty program. The Company maintains customer loyalty programs associated with our private label credit cards which customers earn points towards rewards for qualifying purchases. Upon reaching specified point values, customers are issued a certificate. Points earned and certificates expire after a period of time. Our obligation to provide a license is satisfied when the subsequent sale or usage occurs and our obligation to redeem loyalty points is deferred until those loyalty points and certificates are redeemed. The Company received a signing bonus from our private label credit card issuer which is recognized over the life of the contract. Net sales are recognized over time as we transfer promised services throughout the contract term.

Transaction Price and Payment Terms

The transaction price is the amount of consideration we expect to receive from our customers and is reduced by any stated promotional discounts at the time of purchase. The transaction price may be variable due to terms that permit customers to exchange or return products for a refund. The implicit contract with the customer reflected in the transaction receipt states the final terms of the sale, including the description, quantity, and price of each product purchased. The customer agrees to a stated price in the contract that does not vary over the term of the contract and may include revenue to offset shipping costs. Sales tax collected from customers and remitted to taxing authorities is excluded from Net sales and is included as part of Accrued expenses and other liabilities on the Consolidated Balance Sheets.

Returns and Refunds

The standard terms and conditions of a customer purchase order include general rights of return and product warranty provisions related to nonconforming merchandise. Depending on the circumstances, the merchandise is either replaced or a refund is issued. Such warranties do not represent a separate performance obligation. The Company records a reserve for estimated merchandise returns based on prior customer return patterns and various other assumptions, which is recorded in Accrued expenses and other liabilities on our Consolidated Balance Sheets and was $5,822 and $6,422 as of January 3, 2026 and December 28, 2024, respectively. The asset related to anticipated returned merchandise is included in Merchandise inventories on the Consolidated Balance Sheets and was $1,293 and $1,511 as of January 3, 2026 and December 28, 2024, respectively.

Contract Liabilities

The Company recognizes income for unredeemed gift cards, referred to as gift card breakage, in proportion to the anticipated redemptions and when the Company determines that it does not have a legal obligation to remit the value of the unredeemed gift card to the relevant jurisdiction as unclaimed or abandoned property. We expect the revenue associated with these liabilities to be recognized in proportion to the pattern of customer redemptions within two years.

The Company received signing bonuses from its private label credit card issuer in 2025, 2018 and 2015, which are deferred and recognized in Net Sales on a straight line basis over the life of each contract.

The Company defers a portion of merchandise sales related to the Company’s loyalty programs based on the estimated stand-alone selling price of the points earned and certificates issued. This deferred revenue is recognized in Net sales on the Consolidated Statements of Operations and Comprehensive (Loss) Income as certificates are redeemed or expire. The deferred revenue related to our loyalty programs is not material for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively.

The following details certain contract liabilities representing unearned revenue:

	January 3, 2026	December 28, 2024	December 30, 2023
Gift card liability	$3,477	$3,944	$6,620
Signing bonus liability	2,708	—	3,200

The following table details recognized revenue associated with prior period contact liabilities as of:

	January 3, 2026	December 28, 2024	December 30, 2023
Revenue associated with gift card redemptions and gift card breakage	$1,866	$3,870	$5,911
Revenue associated with amortizing the signing bonus	—	3,200	3,200

Disaggregation of Revenue

The following represents the Company’s net sales disaggregated by product category for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively.

	January 3, 2026		December 28, 2024		December 30, 2023
Women’s (1)	$588,168	81.7%	$658,303	81.8%	$742,016	80.8%
Men’s (2)	98,371	13.7%	105,832	13.1%	123,816	13.5%
Home Décor (3)	33,793	4.6%	40,962	5.1%	52,758	5.7%

Net sales	$720,332	100.0%	$805,097	100.0%	$918,590	100.0%

(1)	$8,370, $12,983 and $14,999 of net sales for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively, relate to sales recognized over time.
(2)	$914, $1,539 and $2,038 of net sales for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively, relate to sales recognized over time.
(3)	$268, $597 and $688 of net sales for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively, relate to sales recognized over time.

5.	OTHER CURRENT ASSETS

The Company’s other current assets as of January 3, 2026 and December 28, 2024 is as follows:

	January 3, 2026	December 28, 2024
Prepaid catalog costs	$3,874	$3,914
Catalog paper inventory	4,129	4,852
Prepaid assets	5,011	5,749
Income tax receivable	3,427	—
Other	3,035	1,165

Total other current assets	$19,476	$15,680

6.	LEASES

The Company has offices, warehouse space, and equipment leased under non-cancelable operating leasing arrangements which expire at various dates through 2031. If the lease contains a renewal period at the Company’s option, the renewal period is included in the lease term if determined the option is reasonably certain to be exercised.

Some of the Company’s leases contain real estate taxes, common area maintenance, and similar items that are billed as pass-through charges from its landlords. These payments are not included in the measurement of the lease liability but are recognized as variable lease cost in the period incurred.

The weighted-average discount rate as of January 3, 2026 and December 28, 2024 was 5.7% and 5.6%, respectively. The rate implicit in the lease is not readily determinable in the lease agreements; therefore, the Company estimated the incremental borrowing rate, at the commencement date of each lease, which is the rate of interest it would have to borrow on a collateralized basis over a similar term with similar payments.

The components of lease expense are as follows:

	January 3, 2026	December 28, 2024	December 30, 2023
Operating lease cost	$9,858	$9,993	$9,994
Variable lease cost	1,405	1,345	1,282
Sublease income	—	—	(365)

Total lease cost	$11,263	$11,338	$10,911

Supplemental operating cash flow information is as follows:

	January 3, 2026	December 28, 2024	December 31, 2022
Cash paid included in the measurement of operating lease liabilities	$9,866	$10,019	$10,026
Right-of-use assets obtained in exchange for new operating lease liabilities	377	1,563	—

Maturity of lease liabilities under our non-cancellable operating leases as of January 3, 2026, are as follows:

Fiscal Years
2026	$10,350
2027	8,533
2028	8,113
2029	8,003
2030	7,689
Thereafter	2,562

Total lease payments	45,250
Less interest	(13,574)

Present value of lease payments	$31,676

The weighted-average remaining lease term is 4.9 years, 5.7 years and 6.6 years as of January 3, 2026, December 28, 2024 and December 30, 2023, respectively.

As of January 3, 2026, there were no executed leases in which the Company did not have control of the underlying asset.

7.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment as of January 3, 2026 and December 28, 2024, consisted of the following:

	January 3, 2026	December 28, 2024
Land, building, and improvements	$30,486	$29,689
Technical equipment	21,085	18,266
Furniture and fixtures	6,457	6,392
Internal Software	50,278	45,674
Work in process	1,185	1,526

Total property and equipment	109,491	101,547
Less accumulated depreciation and amortization	77,607	66,865

Total net property and equipment	$31,884	$34,682

Depreciation and amortization expense for property, plant, and equipment was $10,862, $9,459 and $9,508 for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively.

8.	OTHER INTANGIBLE ASSETS

The following is a summary of the Company’s intangible assets other than tradename and goodwill as of January 3, 2026 and December 28, 2024:

	January 3, 2026
	Gross Amount	Accumulated Amortization	Total Net Book Value
Finite-lived intangible assets (life):
Customer List (3 years)	$81,051	$78,766	$2,285

Total finite-lived intangible assets	$81,051	$78,766	2,285

Indefinite-lived intangible assets - tradenames			128,779

Total intangible assets - net			$131,064

	December 28, 2024
	Gross Amount	Accumulated Amortization	Total Net Book Value
Finite-lived intangible assets (life):
Customer List (3 years)	$81,051	$76,036	$5,015

Total finite-lived intangible assets	$81,051	$76,036	5,015

Indefinite-lived intangible assets - tradenames			134,636

Total intangible assets - net			$139,651

In the year ended January 3, 2026, based on a combination of factors, predominantly driven by the reduction of demand of certain of the Company’s brand products, the Company concluded that the carrying value of its tradenames exceeded their fair values and recorded a non-cash intangible asset impairment charge of $5,857. Based on the results of the Company’s annual impairment testing of its indefinite-lived intangible assets for the year ended December 28, 2024, no impairment charges were deemed necessary. In the year ended December 30, 2023, based on a combination of factors, predominantly driven by the reduction of customer demand for one of the Company’s brand products, the Company concluded that the carrying value of one of its tradenames exceeded their fair values and recorded a non-cash intangible asset impairment charge of $11,532.

Finite-lived intangible assets are amortized on a straight-line method over their expected lives, except customer lists which were amortized on an accelerated method. The Company recorded amortization expense of $2,730, $2,624 and $4,856 for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively. The estimated aggregated future amortization expense for all amortizable intangibles is as follows:

Fiscal Years
2026	$1,852
2027	434

Total	$2,285

9.	GOODWILL

The changes in the carrying amount of goodwill are as follows:

Balance at December 31, 2022
Goodwill	$40,215
Accumulated impairment losses	(30,837)

Balance at December 31, 2022	9,378
Additions in fiscal 2023	578
Balance at December 30, 2023
Goodwill	40,793
Accumulated impairment losses	(30,837)

Balance at December 30, 2023	9,956
Additions in fiscal 2024	152
Balance at December 28, 2024
Goodwill	40,945
Accumulated impairment losses	(30,837)

Balance at December 28, 2024	10,108
Goodwill impairment loss in fiscal 2025	(10,108)
Balance at January 3, 2026
Goodwill	40,945
Accumulated impairment losses	(40,945)

Balance at January 3, 2026	$—

During the year ended January 3, 2026, the Company recorded an impairment charge of $10,108 in order to adjust carrying value to estimated fair value. No impairment charge was recorded for the year ended December 28, 2024 or December 30, 2023, respectively. See Note 2 for more information about our annual impairment test of goodwill.

10.	ACCRUED EXPENSES AND OTHER LIABILITIES

The Company’s accrued expenses as of January 3, 2026 and December 28, 2024 is as follows:

	January 3, 2026	December 28, 2024
Gift cards and customer credits	$4,705	$5,095
Compensation related	6,402	8,014
Other tax liabilities	5,608	9,357
Advertising	9,524	9,487
External services	9,009	9,595
Returns reserve	5,822	6,422
Deferred revenue	2,260	2,592
Interest (includes $2,508 and $2,731 to related parties, respectively)	3,031	3,296
Other	1,600	1,756

Total accrued expenses and other liabilities	$47,961	$55,614

11.	DEBT

Debt as of January 3, 2026 and December 28, 2024 consists of the following:

	January 3, 2026	December 28, 2024
ABL Revolving Credit Facility	$—	$—
First Lien Term Loan Credit Facility (includes $217,293 and $223,093 to related parties, respectively)	262,250	269,250
Less: Debt issuance costs and original issue discount (includes $7,783 and $11,946 to related parties, respectively)	(9,393)	(14,417)

Total	252,857	254,833
Less: Current portion (includes $5,800 and $5,800 to related parties, respectively)	(7,000)	(7,000)

Total long-term debt (includes $203,710 and $205,347 to related parties, respectively)	$245,857	$247,833

Summary of Key Debt Terms

The following is a summary of key debt features as of January 3, 2026:

	Interest Rate	Maturity	Priority
ABL Revolving Credit Facility	7.25%	May 2027	1
First Lien Term Loan Credit Facility	11.47	August 2027	2

ABL Revolving Credit Facility

Overview

In February 2019, FBB Holdings III, Inc. (the “Borrower”), a wholly owned subsidiary of the Company, entered into a credit agreement and related security and other agreements for a senior secured asset-based revolving credit facility (the “ABL Facility”). The ABL Facility was amended in May 2021 to extend the maturity date to November 2023 from the previous maturity date of November 2021. In December 2022, the ABL Facility was amended to increase the borrowing capacity to $120,000 and extend the maturity to the earliest of December 2027 or 91 days prior to the expiration of the First Lien Term Loan Credit Facility.

The ABL Facility provides senior secured financing of up to $120,000, subject to a borrowing base. A number of the Borrower’s domestic subsidiaries are co-borrowers under the ABL Facility. Availability under the ABL Facility is subject to the assets of FBB Holdings III, Inc., its co-borrowers and any subsidiary guarantors (as described below) that are available to collateralize the borrowing and is reduced by the level of outstanding letters of credit. The borrowing base for the ABL Facility at any time equals the sum of 90% of the appraised net orderly liquidation value of eligible inventory and eligible in-transit inventory, plus 90% of eligible credit card receivables, plus 90% of eligible marketplace receivables, plus 90% of eligible deferred credit card receivables, minus reserves established and modified from time to time in the permitted discretion of the administrative agent. As of January 3, 2026, the borrowing base for the ABL Facility was $120,000 and availability under the ABL Facility was $66,864, which reflects capacity of $71,805 less $4,941 of outstanding letters of credit and $0 outstanding borrowings under the revolving credit line.

The ABL Facility provides the Borrower with the right to request additional commitments under this facility, subject to customary conditions.

Interest Rate and Fees. Borrowings under the ABL Facility bear interest at a rate per annum equal to, at the Borrower’s option, either (a) a base rate determined by reference to the greatest of (1) the prime rate, (2) the Federal Funds rate plus 0.50% and (3) a SOFR Rate plus 1.00% or (b) a SOFR rate plus an applicable rate. The applicable rate is subject to adjustment each fiscal quarter, based on excess availability and ranges from 0.50% to 1.00% for loans bearing interest at the base rate and 1.50% to 2.00% for loans bearing interest at the SOFR Rate.

The Borrower is required to pay a commitment fee in respect of the unutilized commitments under the ABL Facility of 0.250% to 0.375% per annum, depending on usage under the facility. The Borrower must also pay customary letter of credit fees and agency fees.

Amortization. There is no scheduled amortization under the ABL Facility.

Guarantees. All obligations under the ABL Facility are unconditionally guaranteed by the Borrower and substantially all of its existing 100%-owned domestic subsidiaries and will be required to be guaranteed by certain of future domestic 100%-owned subsidiaries.

Certain Covenants and Events of Default. The ABL Facility contains certain customary covenants that, among other things and subject to certain exceptions, restrict the Borrower’s ability and the ability of its subsidiaries to incur liens; make investments, loans and acquisitions; incur additional indebtedness; consolidate, merge or liquidate; dispose of assets; pay dividends on capital stock or redeem, repurchase or retire capital stock or certain other junior lien indebtedness; prepay indebtedness; alter the business conducted; engage in transactions with affiliates; and create restrictions on the payment of dividends or other amounts from restricted subsidiaries or the ability to incur liens on the Borrower’s assets.

In addition, the ABL Facility requires the Borrower to maintain a Fixed Charge Coverage Ratio (as defined in the ABL Facility) of at least 1.0 to 1.0. The ABL Facility also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default.

First Lien Term Loan Credit Facility

Overview

In August 2022, in connection with the First Lien, the Company raised $350,000 to payoff the existing Exchanged First Lien Debt and Second Lien Term Loan Credit Facility, including accrued interest, of $104,001 and $19,724, respectively. Additionally, the Company paid a dividend of $200,661, paid $27,937 in lender fees and original issue discount, and issued warrants to debt holders.

The First Lien maturity date is August 2027.

Related Parties: As of January 3, 2026 and December 28, 2024, approximately 82.9% and 82.9%, respectively, of the Company’s institutional debt holders also hold an equity interest in the Company, have representation on the Board of Directors, or otherwise exert significant influence over the Company.

Interest Rate and Fees. Borrowings under the First Lien bear interest at a rate per annum equal to, at the Borrower’s option, either (a) a base rate determined by reference to the highest of (1) the Prime Rate, (2) the Federal Funds rate plus 0.50%, (3) adjusted term SOFR for one month plus 1.00%, and (4) 2.00% or (b) SOFR rate plus an applicable rate of 7.50%. The base rate and the SOFR Rate are subject to a floor of 1.00%.

Amortization. The Borrower is required to make scheduled quarterly payments of $1,750, plus an annual payment equal to (a). 75% of the excess cash flow for the immediately preceding fiscal year in which indebtedness to adjusted EBITDA ratio is greater than or equal to 2.50 :1.00; or (b) 50 % of the excess cash flow for the immediately preceding fiscal year in which the funded indebtedness to adjusted EBITDA Ratio is less than 2.50 :1.00, less voluntary prepayments, with final payment at maturity.

Guarantees. All obligations under the First Lien are unconditionally guaranteed by the Borrower and substantially all of its existing 100%-owned domestic subsidiaries and will be required to be guaranteed by certain of any future domestic 100%-owned subsidiaries.

Certain Covenants and Events of Default. The First Lien contains certain customary covenants that, among other things and subject to certain exceptions, restrict the ability of the Company and its subsidiaries to incur liens; make investments, loans and acquisitions; incur additional indebtedness; consolidate, merge or liquidate; dispose of assets; pay dividends on its capital stock or redeem, repurchase or retire the capital stock or certain other junior lien indebtedness; alter the business the Borrower conducts; engage in transactions with its affiliates; and create restrictions on the payment of dividends or other amounts from its restricted subsidiaries or the ability to incur liens on the assets. The First Lien requires the Borrower not to exceed a total leverage ratio of 6.0 to 1.0.

The First Lien also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default.

The following is a maturity table for debt obligations as of January 3, 2026:

Fiscal Years
2026 (includes $ 5,800 to related parties)	$7,000
2027 (includes $ 211,493 to related parties)	255,250

Total	$262,250

Debt issuance costs and original issue discount are amortized over the respective terms of the ABL Facility and First Lien and recorded as a component of Interest Expense, net, in the accompanying Consolidated Statements of Operations and Comprehensive (Loss) Income.

Cash interest paid was $33,179, $38,443 and $43,717, for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively. Of total cash paid, $27,369, $31,853 and $36,223 for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively, relates to cash interest paid to related parties.

12.	CONVERTIBLE PREFERRED STOCK

The Company authorized the issuance of 170 Convertible Preferred Stock (Preferred Stock”) shares with a par value of $0.01. A total of 49 shares of Preferred Stock have been issued through 2025. The holders of the Preferred Stock were entitled to the following rights:

Voting Rights—The holder of each share of Preferred Stock has no voting rights.

Priority—Preferred Stock shall rank senior to all classes of Common Stock and junior to all existing and future indebtedness of the Company.

Liquidation Preference—In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Stock are entitled to certain payments in respect of such Preferred Stock before any other distribution or payment on other securities. The initial Aggregate Liquidation Preference was $250.00 per share and totals $20,164. This preference amount is increased over time to the extent any Accruing Dividends are not declared and paid by the Company. The total liquidation preference issued and outstanding as of January 3, 2026 and December 28, 2024 is $13,229 and $19,460, respectively. During fiscal 2025, 24 shares of Preferred Stock were forfeited by departing holders, resulting in a reduction to the carrying value of Convertible Preferred Stock of $9,493 and a corresponding increase to Additional paid-in capital. As of January 3, 2026 and December 28, 2024, 49 and 73 shares of Preferred Stock, respectively, were issued and outstanding. The Preferred Stock is redeemable only upon the occurrence of a liquidation event and, therefore, has not been adjusted to its redemption value.

Redemptions—Convertible Preferred Stock is redeemable for cash or other assets upon the occurrence of certain events determined to not be within the control of the Company. In accordance with ASC 480, all shares of Convertible Preferred Stock were classified as mezzanine equity.

Dividends—The holders of Preferred Stock are entitled to cumulative dividends, which accrued at a rate per annum of 5.0%, compounded quarterly. At the discretion of the Board of Directors, cumulative dividends can be paid in cash, or added to the preference amount. The Preferred Stock is also entitled to participate in all common stock dividends on a 1:1 as converted basis. The Company paid dividends of $730, $974 and $985 for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively.

Conversion—Holders of Preferred Stock may convert their shares to common stock at a pro-rata conversion equal to 15% and 16% as of January 3, 2026 and December 28, 2024, respectively, of the total outstanding shares of common stock.

13.	EQUITY-BASED COMPENSATION

The Company’s Management Incentive Plan (“MIP”) provides for the grant of Restricted Stock Awards (“RSA’s”) of the Company. In addition, the MIP provides for recipients to receive anti-dilution protection.

Restricted Stock Awards

The Company’s MIP provides for the grant of RSA’s of the Company. RSA’s generally consist of two components, time-based (“Time-Based Shares”) and performance-based (“Performance-Based Shares”).

The Time-Based shares generally vest over four years of continuous service. For Time-Based Shares, noncash RSA expense is calculated based on the grant-date fair value of the Shares and is recognized in expense straight-line over the service period. All Time-Based shares vested as of December 28, 2024.

The Performance-Based Shares generally vest either on the achievement of certain predefined levels of EBITDA, or the date of a Liquidation Event in which Total Enterprise Value exceeds certain predefined hurdles. Compensation expense for Performance-Based Shares is recognized when it is probable that the performance condition will be achieved. All EBITDA and Total Enterprise Values hurdles from Shares issued from 2020 and prior were achieved prior to 2022 resulting in full vesting of those Performance-Based Shares and therefore no incremental expense was incurred during either fiscal year 2025, 2024, or 2023. All Performance-Based Shares granted from 2021 through 2025 vest on the achievement of a Liquidation Event.

Due to the terms of the agreement with each RSA holder and each parties’ respective rights thereunder, the Awards are accounted for as a substantive class of equity. The aggregate number of RSA’s authorized for issuance against the MIP was 161 and 161 on January 3, 2026 and December 28, 2024, respectively.

The following tables summarize the Performance-Based Share awards and activity of the Shares for the year ended January 3, 2026:

	Number of Shares	Weighted Average Fair Value per Share
Outstanding at December 28, 2024	16	$170.01
Granted	1	31.30
Vested	—	—
Forfeited	(3)	(142.88)

Outstanding at January 3, 2026	14	$166.36

The Company recognized expense of $0, $1 and $142 related to RSA’s in the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively, and is recorded in Selling, General, and Administrative Expenses. For the years ended January 3, 2026, December 28, 2024 and December 30, 2023, the Company recognized a corresponding tax expense of $0, $0 and $183, respectively.

The fair value of the RSA’s was estimated on the date of grant using the Black-Scholes based option valuation model that used the following assumptions. Expected volatility was estimated based on the leverage adjusted historical volatility of certain of our peer companies over a historical term commensurate with the remaining expected holding period. Expected dividend yield is zero percent as the Company does not anticipate paying future dividends. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of the grant.

The assumptions used in the Black-Scholes option-pricing model to estimate fair value of Awards granted, which requires the input of both subjective and objective assumptions, were as follows:

	2025	2024	2023
Expected volatility	75.0%	75.0%	75.0%
Expected dividends	—	—	—
Expected term (in years)	2.0	2.0	2.0
Risk-free rate	3.5%	4.3%	4.5%

As of January 3, 2026, there was $0 of RSA compensation expense expected to be recognized in future periods related to unvested shares.

14.	RETIREMENT PLAN

The Company currently sponsors a defined contribution retirement savings plan which is available to certain employees who meet the eligibility requirements. Eligible employees may contribute a percentage of their annual compensation, subject to certain limitations under the Internal Revenue Code. The Company may, at its discretion, make matching contributions, which vest immediately. The Company’s expense under this Retirement Plan was $1,012, $938 and $869 for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively.

Certain employees of the Company are eligible for the Company’s Deferred Compensation Plan, a nonqualified plan. The Company has amended the Deferred Compensation Plan and no longer allows for new participants or allows existing participants to contribute to the plan. The participants earn interest based upon the 10-Year U.S. Treasury Note rate. Expenses associated with the plan for the years ended January 3, 2026, December 28, 2024 and December 30, 2023 were not material. The Company’s liabilities under this plan were $47 and $672 as of January 3, 2026 and December 28, 2024, respectively, and is included in other non-current liabilities.

The Company participates in a multi-employer plan, The Legacy Plan of the National Retirement Fund (Employer Identification Number 13-6130178), that provides benefits for its union employees. As of January 3, 2026 and December 28, 2024, the multi-employer plan was in critical status as the plan is projected to have an accumulated funding deficiency within nine years. The Company paid a surcharge of 10% for the year ended January 3, 2026 and is required to pay a 10% surcharge for each succeeding year thereafter in which the plan is in critical status. The Company’s expenses for this plan were $617, $588 and $560 for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively. There was a collective bargaining agreement effective from February 28, 2021 through February 29, 2024. In March 2024, and Company entered into a new collective agreement with the union that expires on February 28, 2027. Additional information regarding the plan for the years ended January 3, 2026, December 28, 2024 and December 30, 2023 is as follows:

	2025	2024	2023
Company contributions	$617	$588	$560
Are Company’s contributions more than 5% of the total contributions?	No	No	No
Funded Status	96%	99%	92%

15.	INCOME TAXES

On July 4, 2025, President Trump signed into law the One Big Beautiful Bill Act (the “OBBB”). The OBBB made key elements of the Tax Cuts and Jobs Act permanent, including 100% bonus depreciation, domestic research cost expensing and the business interest expense limitation. Accounting Standards Codification Topic No. 740, “Income Taxes”, requires that we recognize the effects of changes in tax rates and laws in the period in which the legislation is enacted. Consequently, our Fiscal 2025 results reflect an increase in deferred tax expense, primarily due to the impact of the 100% bonus depreciation, offset by reductions in our current tax expense. Enactment of the OBBB did not have a material impact on our financial statements, including our Fiscal 2025 effective tax rate.

The provision for income taxes for the years ended January 3, 2026, December 28, 2024 and December 30, 2023 consists of the following:

	Year ended January 3, 2026	Year ended December 28, 2024	Year ended December 30, 2023
Federal	$(2,209)	$3,677	$8,883
State and local	442	438	604

Current tax provision	(1,767)	4,115	9,487

Federal	8,542	(3,363)	(9,168)
State and local	1,231	52	(775)

Deferred tax benefit	9,773	(3,311)	(9,943)

Total tax expense (benefit)	$8,006	$804	$(456)

The Company had no foreign operating income or taxes.

The reconciliation between the statutory federal income tax rate and the effective income tax rate as applied for the year ended January 3, 2026 is as follows:

	Year ended January 3, 2026
Statutory federal income tax rate	$(10,224)	21.0%
State and local income taxes — net of federal tax benefit (1)	1,581	(3.2)
Nontaxable or nondeductible items	16	(0.0)
Changes in valuation allowance	17,865	(36.7)
Goodwill impairment	(1,205)	2.5
Other	(27)	0.1

Effective income tax rate	$8,006	(16.4%)

(1)	State and local taxes in New York and Texas make up the majority (greater than 50 percent) of this category.

As previously disclosed, prior to the adoption of ASU 2023-09, the reconciliation between the statutory federal income tax rate and the effective income tax rate as applied for the years ended December 28, 2024 and December 30, 2023 is as follows:

	December 28, 2024		December 30, 2023
Statutory federal income tax rate	$475	21.0%	$19	21.0%
State and local income taxes — net of federal tax benefit	388	17.1	(135)	(150.0)
Nondeductible qualified transportation fringe benefit	50	2.2	55	61.1
Change in fair value of warrants	(149)	(6.6)	(365)	(405.6)
Disallowed meals and entertainment	16	0.8	16	17.9
Tax credits	(12)	(0.5)	(51)	(56.7)
Adjustment for prior year’s return	32	1.4	2	2.2
WOTC wage reduction	3	0.1	3	3.3
Other	1	0.0	—	—

Effective income tax rate	$804	35.5%	$(456)	(506.7%)

Major components of deferred tax assets (liabilities) as of January 3, 2026 and December 28, 2024 are as follows:

	January 3, 2026	December 28, 2024
Deferred tax assets:
Accrued expenses and reserves	$2,339	$3,885
Deferred revenue	642	58
Depreciation/amortization and basis differences	14,932	12,551
163(j) carryforwards	18,967	14,754
Credit carryforwards	—	730
Loss carryforwards	6,210	—
Deferred compensation	36	36
Lease obligation	7,062	8,806

Subtotal	50,188	40,820

Less: Valuation Allowance	(18,967)	—

Total net deferred tax assets	31,221	40,820

Deferred tax liabilities:
Prepaid expenses	(2,396)	(1,967)
Inventory	(4,598)	(3,110)
Lease right of use asset	(6,368)	(8,111)

Total deferred tax liabilities:	(13,362)	(13,188)

Net deferred tax assets	$17,859	$27,632

The Company estimates the likelihood of the recoverability of its deferred tax assets. Any valuation allowance recorded is based on estimates and assumptions of taxable income in future periods and a determination is made of the magnitude of deferred tax assets which are more likely than not to be realized. If these estimates and related assumptions change in the future, the Company may be required to record additional valuation allowances against its deferred tax assets and its effective tax rate may increase which could result in a material adverse impact on the Company’s Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive (Loss) Income. Valuation allowances are applied against certain deferred income tax assets where the Company has assessed that the realization of such assets does not meet the “more likely than not” criteria.

The Company recorded deferred tax assets for disallowed interest carryforwards of $18,967 and $14,754 as of January 3, 2026 and December 28, 2024, respectively. The Company also recorded federal and state net operating loss carryforwards of $6,210 and $0 as of January 3, 2026 and December 28, 2024, respectively. The company believes that it is more likely than not that a portion of its deferred tax assets will not be realized and has recorded a valuation allowance of $18,967 against its disallowed interest carryforward for the period ending January 3, 2026. The company did not record a valuation allowance for the year ending December 28, 2024.

After evaluating open tax years, the Company has concluded no uncertain tax positions require recognition in the financial statements. This assessment is not expected to change materially in the next 12 months, and no related interest or penalties have been recognized.

The following table summarizes income taxes paid during the year ending January 3, 2026, net of refunds, by jurisdiction.

January 3, 2026
Federal	$2,000
State and local
Texas	132
Other	68

Net cash taxes paid	$2,200

As previously disclosed, prior to the adoption of ASU 2023-09, the Company’s income tax cash payments were $4,645 and $4,044 for the years ending December 28, 2024 and December 30, 2023, respectively.

16.	COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be subject to litigation claims through the ordinary course of business operations regarding, but not limited to, employment matters, product safety standards, product liability claims, security of customer and employee personal information, advertising and promotional practices, contractual relations with vendors, marketing and infringement of trademarks and other intellectual property rights, and compliance with other regulatory requirements. Although the amount of any liability with respect to these proceedings cannot be determined, it is the opinion of management that, after consultation with legal counsel, any such liability is not expected to have a material adverse effect on the financial position or results of operations of the Company.

At January 3, 2026 and December 28, 2024, the Company has outstanding letters of credit of $4,941 and $4,981, respectively, with financial institutions primarily related to a security deposit for an office lease and as security for the purchase of inventory which expire on various dates through December 2026.

17.	RELATED PARTY TRANSACTIONS

At January 3, 2026 and December 28, 2024, 82.9% and 82.9%, respectively, of our First Lien was owned by equity shareholders. Cash interest paid on the First Lien attributable to related parties was $27,369, $31,853 and $36,223 for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively, representing 82.9% of total cash interest paid. See Note 11. Additionally, at January 3, 2026 and December 28, 2024, 82.9% and 82.9%, respectively, of the Company’s outstanding warrants are owned by equity shareholders or held by board members and are classified as Other non-current liabilities on the Consolidated Balance Sheets.

18.	FAIR VALUE MEASUREMENTS

Financial Instruments Recognized at Fair Value on a Recurring Basis— The Company’s financial liabilities consist of warrants that are marked to market each reporting period with fair value based on observable market inputs using standard calculations, such as the Company’s future enterprise value and volatility, and are classified within Level 3 of the fair value hierarchy. In August 2022, the Company issued 50 warrants pursuant to the terms of the Warrant Agreement. Each warrant has a 5-year term expiring in August 2027 and are exercisable for one share of Common Stock at an exercise price of $722.70 per share. The Warrant Agreement contains customary anti-dilution adjustments including, but not limited to, cash dividends, reorganizations, and business combination transactions. All warrants remain outstanding as of January 3, 2026 and December 28, 2024. The fair value of the warrants was $0 and $215 as of January 3, 2026 and December 28, 2024, respectively, and was recorded in Other Non-Current Liabilities. The change in fair value of the warrants is included in Gain on fair value adjustment of warrants in the accompanying Consolidated Statements of Operations and Comprehensive (Loss) Income and was a gain of $215, $711 and $1,738 for the years ended January 3, 2026, December 28, 2024 and December 30, 2023, respectively.

Non-Recurring Fair Value Measurements—Certain assets are measured at fair value on a non-recurring basis such as property and equipment, intangible assets, goodwill and debt. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments when events or circumstances indicate a significant adverse effect on the fair value of the asset. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs. No non-recurring fair value measurements occurred during the years ended January 3, 2026, December 28, 2024 and December 30, 2023 except in connection with the impairment of software, the impairment of Tradenames and the impairment of Goodwill. The categorization of the framework to price these assets is within Level 3 due to the subjective nature of unobservable inputs. Refer to Note 2, Note 8 and Note 9 for discussion of the impairment of software, the impairment of Tradenames and the impairment of Goodwill, respectively.

Financial Instruments Not Carried at Fair Value—The carrying value of the short-term financial instruments, including cash deposit accounts, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the relatively short maturity and immaterial non-performance risk of such instruments.

The following tables summarize the Company’s financial assets and liabilities measured at fair value in the accompanying consolidated balance sheets as of:

	Carrying Value	Unadjusted Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
January 3, 2026
Warrants	$—	$—	$—	$—
December 28, 2024
Warrants	$215	$—	$—	$215

19.	SUBSEQUENT EVENTS

On February 20, 2026, the U.S. Supreme Court ruled that certain tariffs imposed by the current administration under the International Emergency Economic Powers Act (“IEEPA”) were unlawful. Following the ruling, the current administration indicated it would discontinue collection of such IEEPA-based duties and announced its intent to impose additional tariffs under other statutory authorities, including newly announced temporary global tariffs in addition to existing non-IEEPA tariffs. The availability, timing, and amount of any potential refunds of previously paid IEEPA-related duties remain uncertain and may depend on further legal, regulatory, and administrative processes. The duration, scope, and rates of existing and newly announced tariff measures, as well as the potential for modifications, suspensions, or additional retaliatory actions, are also uncertain and could affect the Company’s operations, supply chain, and cost structure. The Company is monitoring these developments and assessing their potential impact on its business, financial condition, and results of operations.

The consolidated financial statements reflect management’s evaluation of the subsequent events through April 1, 2026, the date the consolidated financial statements were available to be issued.

FBB HOLDINGS I, INC.

Condensed Consolidated Balance Sheets

As of April 4, 2026 and January 3, 2026

(In thousands, except per share amounts)

(unaudited)

	April 4, 2026	January 3, 2026
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,565	$11,331
Accounts receivable	5,816	4,096
Merchandise inventories	122,473	117,174
Other current assets	18,524	19,476

Total current assets	152,378	152,077
Property, plant, and equipment - net	31,898	31,884
Operating lease right-of-use assets	26,590	28,560
Intangible assets - net	130,417	131,064
Other non-current assets	1,349	495
Deferred tax assets	16,595	17,859

TOTAL ASSETS	$359,227	$361,939

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$47,561	$47,128
Accrued expenses and other liabilities (includes $4,016 and $2,508 to related parties, respectively)	50,077	47,961
Short-term operating lease liabilities	7,982	8,104
Current portion of long-term debt (includes $5,800 and $5,800 to related parties, respectively)	7,000	7,000

Total current liabilities	112,620	110,193
Other non-current liabilities	3,446	3,618
Long-term debt (includes $203,350 and $203,710 to related parties, respectively)	269,217	245,857
Long-term operating lease liabilities	21,721	23,572

Total liabilities	$407,004	383,240
COMMITMENTS AND CONTINGENCIES (See Note 9)
CONVERTIBLE PREFERRED STOCK:
Convertible preferred stock ($0.01 par value, 170 authorized; 49 and 49 shares issued and outstanding at April 4, 2026 and January 3, 2026, respectively)	21,712	21,712
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par value, 1,700 authorized; 885 and 885 shares issued and outstanding at April 4, 2026 and January 3, 2026)	9	9
Additional paid in capital	203,614	203,614
Accumulated deficit	(273,112)	(246,636)

Total stockholders’ deficit	(69,489)	(43,013)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$359,227	$361,939

The accompanying notes are an integral part of these condensed consolidated financial statements.

FBB HOLDINGS I, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

for the thirteen weeks ended April 4, 2026 and March 29, 2025

(in thousands)

(unaudited)

	April 4, 2026	March 29, 2025
Net sales	$151,174	$169,482
Cost of merchandise sold	62,230	65,645

Gross profit	88,944	103,837
Selling, general and administrative expenses	95,553	103,509
Depreciation and Amortization	3,153	3,372
Transaction-related expenses	1,703	3
Impairment of intangible assets	—	5,857

Operating loss	(11,465)	(8,904)
Interest expense - net (includes $8,915 and $7,963 to related parties, respectively)	11,332	9,725

Loss before income taxes	(22,797)	(18,629)

Income tax expense (benefit)	3,709	(2,392)

Net loss and comprehensive loss - net of tax	$(26,506)	$(16,237)

The accompanying notes are an integral part of these condensed consolidated financial statements.

FBB HOLDINGS I, INC.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ (Deficit) Equity

for the thirteen weeks ended April 4, 2026 and March 29, 2025

(in thousands)

(unaudited)

	Convertible
	Preferred Stock		Stockholders’ Deficit
					Additional Paid In Capital	(Accumulated Deficit)
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount			Total
BALANCE—January 3, 2026	49	$21,712	885	$9	$203,614	$(246,636)	$(43,013)
Dividend forfeitures						30	30
Net Loss						(26,506)	(26,506)

BALANCE—April 4, 2026	49	$21,712	885	$9	$203,614	$(273,112)	$(69,489)

	Convertible
	Preferred Stock		Stockholders’ (Deficit) Equity
					Additional Paid In Capital	(Accumulated Deficit)
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount			Total
BALANCE—December 28, 2024	73	$31,205	1,174	$10	$194,120	$(189,542)	$4,588
Dividends ($3.33 per convertible preferred share)						(243)	(243)
Net Loss						(16,237)	(16,237)

BALANCE—March 29, 2025	73	$31,205	1,174	$10	$194,120	$(206,022)	$(11,892)

The accompanying notes are an integral part of these condensed consolidated financial statements.

FBB HOLDINGS I, INC.

Condensed Consolidated Statements of Cash Flows

for the thirteen weeks ended April 4, 2026 and March 29, 2025

(in thousands)

(unaudited)

	April 4, 2026	March 29, 2025
OPERATING ACTIVITIES:
Net loss	$(26,506)	$(16,237)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,153	3,372
Amortization of operating right-of-use assets	1,970	2,080
Impairment of intangible assets	—	5,857
Deferred income taxes, net of valuation allowance	1,264	(2,215)
Amortization of debt issue costs (includes $1,090 and $992 to related parties, respectively)	1,375	1,256
Changes in working capital:
Accounts receivable	(1,720)	4
Merchandise inventories	(5,299)	(6,081)
Accounts payable	(516)	4,369
Accrued expenses and other liabilities (includes $1,509 and ($132) to related parties, respectively)	2,116	(4,262)
Operating lease liabilities, net	(1,973)	(2,081)
Other assets and liabilities	(103)	(794)

Net cash used in operating activities	(26,239)	(14,732)

INVESTING ACTIVITIES:
Capital expenditures	(1,571)	(1,787)

Net cash used in investing activities	(1,571)	(1,787)

FINANCING ACTIVITIES:
Proceeds from borrowings	61,846	—
Repayments of debt (includes $1,450 and $1,450 to related parties, respectively)	(39,802)	(1,750)
Dividends paid	—	(243)

Net cash provided by (used in) financing activities	22,044	(1,993)

CHANGE IN CASH AND CASH EQUIVALENTS	(5,766)	(18,512)
CASH AND CASH EQUIVALENTS — Beginning of period	11,331	38,308

CASH AND CASH EQUIVALENTS — End of period	$5,565	$19,796

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$7,938	$8,576
Cash (received) paid for income taxes	(73)	—
Capital expenditures in accounts payable	949	233
Non-cash dividend payable	976	1,334
Non-cash dividend forfeitures	30	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

FBB Holdings I, Inc. (the “Company”) is a national online, direct-to-consumer company offering apparel, accessories, and home décor for women and men principally in the plus and extended plus-size demographic. Our products are offered under the brands Woman Within, Roaman’s, Catherines, Jessica London, ellos, Avenue, Swimsuits for All, KingSize, ELOQUII, CUUP, Dia & Co., BrylaneHome, OneStopPlus, ShoesforAll, IntimatesforAll, ActiveforAll, June & Vie and FullBeauty Outlet. The Company operates internet sites for each of our brands and sells through third-party marketplaces.

Basis of Presentation

In the opinion of management of the Company, the information reflects all adjustments, consisting of normal recurring adjustments, which are necessary for a fair statement of the interim periods presented. The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s business has historically been seasonal in nature, and the results of the interim periods presented are not necessarily indicative of the results to be expected for the full year.

These condensed consolidated financial statements do not include all disclosures associated with annual financial statements and, accordingly, should be read in conjunction with the notes to the Company’s audited Consolidated Financial Statements for the fiscal year ended January 3, 2026.

Going Concern

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and assume the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business.

As of the third quarter of fiscal year 2025, the Company was not in compliance with the total leverage ratio covenant under its First Lien Term Loan Credit Facility (“First Lien”). On December 11, 2025, the Company entered into a definitive merger agreement with Destination XL Group, Inc. (“DXL”) (see Footnote 2). The Company received a covenant waiver from its First Lien lenders that remains effective through the earlier of (i) consummation of the merger with DXL or (ii) termination of the merger agreement (but no later than September 11, 2026). Accordingly, during the waiver period the Company is not subject to enforcement remedies related to the leverage covenant. If the merger is not completed and the waiver expires, the Company expects it would not be in compliance with the total leverage ratio covenant, which would constitute an event of default under the First Lien. In such circumstances, the Company does not currently have sufficient liquidity to repay the outstanding balance of the First Lien. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Under the terms of the merger agreement, and subject to shareholder approval and other customary closing conditions, the transaction will result in (i) a reduction of approximately $92 million of First Lien indebtedness through committed equity contributions and debt-to-equity conversions by certain First Lien debtholders and members of management, and (ii) an extension of the remaining term loan maturity to August 2029. Following the anticipated deleveraging, management expects the combined company to be in compliance with its financial covenants and to have sufficient liquidity to support operations for at least twelve months following the date these condensed consolidated financial statements are available to be issued.

In the event the merger is not completed, the First Lien credit agreement provides for potential covenant cures and includes recapitalization provisions under which lenders may convert outstanding indebtedness into equity; however, such actions are at the discretion of the lenders and are not within the Company’s control.

Because completion of the merger or any potential lender recapitalization are not entirely within the Company’s control and cannot be considered probable for purposes of GAAP, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern within one year after the date these condensed consolidated financial statements are available to be issued.

The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation—The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Fiscal Year—The Company utilizes a 52-53 week fiscal year end ended on the Saturday closest to December 31. References to the fiscal quarters ended April 4, 2026 and March 29, 2025 refer to the thirteen week periods ended on those dates.

Critical Accounting Policies

Our significant accounting policies are detailed in Note 2. Summary of Significant Accounting Policies of the Audited Consolidated Financial Statements for the year ended January 3, 2026. There have been no significant changes to these policies that have had a material impact on the Unaudited Condensed Consolidated Financial Statements and the accompanying disclosure notes for the three months ended April 4, 2026.

Impact of Recently Issued Accounting Standards

In November 2024, the FASB issued Accounting Standards Update ASU 2024-03, Disaggregation of Income Statement Expenses. The ASU requires financial statement footnote disclosure of specified information about certain costs and expenses, including purchases of inventory, employee compensation, depreciation, and intangible asset amortization. The ASU is effective for fiscal years beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Public business entities are required to apply the guidance prospectively, however, retrospective application is permitted. The Company is currently evaluating the impact of this standard; however, we do not expect it to have a material impact on our consolidated financial statements.

In September 2025, the FASB issued Accounting Standards Update (ASU) No. 2025-06, Intangibles—Goodwill and Other-Internal-Use Software (Topic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. This amendment modernizes and makes targeted improvements to the accounting for software costs found under Topic 350-40, effective for fiscal years and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements and disclosures.

2.	MERGERS AND ACQUISITIONS

2026 Pending Merger with Destination XL Group, Inc.

On December 11, 2025, Divine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of Destination XL Group, Inc. (“DXL”), and the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with Company continuing as the surviving corporation as a wholly owned subsidiary of the DXL (the “Merger”).

At the effective time of the Merger, each share of common stock, par value $0.01 per share, of the Company (“FBB Common Stock”) will be converted into the right to receive that number of fully paid and nonassessable shares of the common stock, par value $0.01 per share, of DXL (the “DXL Common Stock”) equal to the Exchange Ratio, as defined in the Merger Agreement. A holder of FBB Common Stock who would otherwise be entitled to receive a fraction of a share of DXL Common Stock will have such fractional share rounded up to one whole share of DXL Common Stock. Following the consummation of the Merger, holders of FBB Common Stock will own 55% of the combined company and holders of DXL Common Stock will own 45% of the combined company. In conjunction with the Merger, the Company’s First Lien debt will be reduced by approximately $92,000 in exchange for DXL Common Stock. Additionally, all outstanding preferred stock of the Company will be converted to DXL Common Stock. Additionally, all outstanding preferred stock of the Company will be converted to DXL Common Stock. In connection with the Merger, the Company and DXL have entered into a commitment agreement with Bank of America, N.A., providing a $150 million ABL, including a $50 million accordion and $20 million sub-limit for letters of credit (the “New ABL”), bearing an interest rate of SOFR plus 1.25 percent to 1.50 percent.

The Merger, which is expected to close during the third quarter of fiscal 2026, is subject to customary closing conditions, including approval by DXL stockholders. Costs incurred in connection with this Merger, primarily related to professional service fees, of $1,703, were included in Transaction-related expenses on the Condensed Consolidated Statements of Operations and Comprehensive Loss for the thirteen weeks ended April 4, 2026.

3.	REVENUE

Remaining Performance Obligations

The following details certain contract liabilities representing unearned revenue:

	April 4, 2026	January 3, 2026	March 29, 2025	December 28, 2024
Gift card liability	$3,354	$3,477	$3,731	$3,944
Signing bonus liability	2,583	2,708	1,000	—

The following table details recognized revenue associated with gift card breakage and signing bonus:

	April 4, 2026	March 29, 2025
Revenue associated with gift card breakage	$2,255	$2,693
Revenue associated with amortizing the signing bonus	125	—

Disaggregation of Revenue

The following represents the Company’s net sales disaggregated by product category for the thirteen weeks April 4, 2026 and March 29, 2025, respectively.

	April 4, 2026		March 29, 2025
Women’s (1)	$125,557	83.1%	$139,906	82.6%
Men’s (2)	18,729	12.4%	22,268	13.1%
Home Décor (3)	6,888	4.5%	7,308	4.3%

Net sales	$151,174	100.0%	$169,482	100.0%

(1)	$2,044 and $2,322 of net sales for the periods ended April 4, 2026 and March 29, 2025, respectively, relate to sales recognized over time.
(2)	$262 and $278 of net sales for the periods ended April 4, 2026 and March 29, 2025, respectively, relate to sales recognized over time.
(3)	$74 and $93 of net sales for the periods ended April 4, 2026 and March 29, 2025, respectively, relate to sales recognized over time.

4.	OTHER INTANGIBLE ASSETS

In the thirteen weeks ended April 4, 2026, no impairment charges were deemed necessary of the Company’s indefinite-lived intangible assets. In the thirteen weeks ended March 29, 2025 based on a combination of factors, predominantly driven by the reduction of demand of certain of the Company’s brand products, the Company concluded that the carrying value of its tradenames exceeded their fair values and recorded a non-cash intangible asset impairment charge of $5,857.

5.	GOODWILL

Goodwill is the cost of an acquisition in excess of the fair value of acquired assets and liabilities, and is recorded as an asset on our Consolidated Balance Sheets. Goodwill is not subject to amortization but must be tested for impairment at least annually. The annual process for assessing the carrying value of goodwill begins with a qualitative assessment that is similar to the assessment performed for indefinite-lived intangibles. We may first perform a qualitative assessment to determine whether it is more likely than not that there is an impairment. If we do not perform a qualitative assessment, or if we determine that it is more likely than not that the carrying value exceeds its fair value, we will perform a quantitative assessment to determine the estimated fair value. The quantitative test requires us to assign goodwill to an appropriate reporting unit and to determine if the carrying amount of the reporting unit, including goodwill, exceeds its fair value. We also evaluate goodwill for impairment to the extent events or conditions indicate a risk of possible impairment during the interim periods subsequent to our annual impairment test.

During the thirteen weeks ended March 29, 2025, there were circumstances that indicated an impairment may have occurred, including a decline in the Company’s net sales and declining margins, and the Company performed a quantitative goodwill assessment and determined the fair value of the reporting unit was greater than its carrying amount.

6.	DEBT

Debt as of April 4, 2026 and January 3, 2026 consists of the following:

	April 4, 2026	January 3, 2026
ABL Revolving Credit Facility	$23,795	$—
First Lien Term Loan Credit Facility (includes $215,843 and $217,293 to related parties, respectively)	260,500	262,250
Less: Debt issuance costs and original issue discount (includes $6,693 and $7,783 to related parties, respectively)	(8,078)	(9,393)

Total	276,217	252,857
Less: Current portion (includes $5,800 and $5,800 to related parties, respectively)	(7,000)	(7,000)

Total long-term debt (includes $203,350 and $203,710 to related parties, respectively)	$269,217	$245,857

ABL Revolving Credit Facility

Overview

In February 2019, FBB Holdings III, Inc. (the “Borrower”), a wholly owned subsidiary of the Company, entered into a credit agreement and related security and other agreements for a senior secured asset-based revolving credit facility (the “ABL Facility”). The ABL Facility was amended in May 2021 to extend the maturity date to November 2023 from the previous maturity date of November 2021. In December 2022, the ABL Facility was amended to increase the borrowing capacity to $120,000 and extend the maturity to the earliest of December 2027 or 91 days prior to the expiration of the First Lien Term Loan Credit Facility.

The ABL Facility provides senior secured financing of up to $120,000, subject to a borrowing base. A number of the Borrower’s domestic subsidiaries are co-borrowers under the ABL Facility. Availability under the ABL Facility is subject to the assets of FBB Holdings III, Inc., its co-borrowers and any subsidiary guarantors (as described below) that are available to collateralize the borrowing and is reduced by the level of outstanding letters of credit. The borrowing base for the ABL Facility at any time equals the sum of 90% of the appraised net orderly liquidation value of eligible inventory and eligible in-transit inventory, plus 90% of eligible credit card receivables, plus 90% of eligible marketplace receivables, plus 90% of eligible deferred credit card receivables, minus reserves established and modified from time to time in the permitted discretion of the administrative agent. As of April 4, 2026, the borrowing base for the ABL Facility was $120,000 and availability under the ABL Facility was $52,953, which reflects capacity of $81,659 less $4,911 of outstanding letters of credit and $23,795 outstanding borrowings under the revolving credit line.

First Lien Term Loan Credit Facility

Overview

In August 2022, in connection with the First Lien, the Company raised $350,000 to payoff the existing Exchanged First Lien Debt and Second Lien Term Loan Credit Facility, including accrued interest, of $104,001 and $19,724, respectively. Additionally, the Company paid a dividend of $200,661, paid $27,937 in lender fees and original issue discount, and issued warrants to debt holders.

The First Lien maturity date is August 2027.

Related Parties: As of April 4, 2026 and January 3, 2026, approximately 82.9% and 82.9%, respectively, of the Company’s institutional First Lien debt holders also hold an equity interest in the Company, have representation on the Board of Directors, or otherwise exert significant influence over the Company.

7.	CONVERTIBLE PREFERRED STOCK

The Company authorized the issuance of 170 Convertible Preferred Stock (Preferred Stock”) shares with a par value of $0.01. A total of 49 shares of Preferred Stock have been issued through April 4, 2026. The holders of the Preferred Stock were entitled to the following rights:

Voting Rights—The holder of each share of Preferred Stock has no voting rights.

Priority—Preferred Stock shall rank senior to all classes of Common Stock and junior to all existing and future indebtedness of the Company.

Liquidation Preference—In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Stock are entitled to certain payments in respect of such Preferred Stock before any other distribution or payment on other securities. The initial Aggregate Liquidation Preference was $250.00 per share and totals $20,164. This preference amount is increased over time to the extent any Accruing Dividends are not declared and paid by the Company. The total liquidation preference issued and outstanding as of April 4, 2026 and March 29, 2025 is $13,394 and $19,460, respectively. As of April 4, 2026 and March 29, 2025, 49 and 73 shares of Preferred Stock, respectively, were issued and outstanding. The Preferred Stock is redeemable only upon the occurrence of a liquidation event and, therefore, has not been adjusted to its redemption value.

Redemptions—Convertible Preferred Stock is redeemable for cash or other assets upon the occurrence of certain events determined to not be within the control of the Company. In accordance with ASC 480, all shares of Convertible Preferred Stock were classified as mezzanine equity.

Dividends—The holders of Preferred Stock are entitled to cumulative dividends, which accrued at a rate per annum of 5.0%, compounded quarterly. At the discretion of the Board of Directors, cumulative dividends can be paid in cash, or added to the preference amount. The Preferred Stock is also entitled to participate in all common stock dividends on a 1:1 as converted basis. The Company paid dividends of $0 and $243 for the thirteen weeks ended April 4, 2026 and March 29, 2025, respectively.

Conversion—Holders of Preferred Stock may convert their shares to common stock at a pro-rata conversion equal to 15% and 16% as of April 4, 2026 and March 29, 2025, respectively, of the total outstanding shares of common stock.

8.	INCOME TAXES

The provision for income taxes for interim periods is based on an estimate of the annual effective tax rate adjusted to reflect the impact of discrete items. Management judgment is required in projecting ordinary income to estimate the Company’s annual effective tax rate. The effective tax rate for the thirteen weeks ended April 4, 2026, was (16.27%), compared to 12.84% for the thirteen weeks ended March 29, 2025. The shift to a negative effective tax rate in the first three months of 2026 reflects the absence of tax benefit on the current period pre-tax loss attributable to disallowed interest carryforwards, as the Company continues to maintain a full valuation allowance against the related deferred tax asset under the Section 163(j) interest limitation, originally established in fiscal 2025.

9.	COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be subject to litigation claims through the ordinary course of business operations regarding, but not limited to, employment matters, product safety standards, product liability claims, security of customer and employee personal information, advertising and promotional practices, contractual relations with vendors, marketing and infringement of trademarks and other intellectual property rights, and compliance with other regulatory requirements. Although the amount of any liability with respect to these proceedings cannot be determined, it is the opinion of management that, after consultation with legal counsel, any such liability is not expected to have a material adverse effect on the financial position or results of operations of the Company.

At April 4, 2026 and January 3, 2026 the Company has outstanding letters of credit of $4,911 and $4,941, respectively, with financial institutions primarily related to a security deposit for an office lease and as security for the purchase of inventory which expire on various dates through December 2026.

10.	RELATED PARTY TRANSACTIONS

At April 4, 2026 and January 3, 2026, 82.9% and 82.9%, respectively, of our First Lien was owned by equity shareholders. Cash interest paid on the First Lien attributable to related parties for the thirteen weeks ended was $6,316 and $7,106 for the periods ended April 4, 2026 and March 29, 2025, respectively, representing 82.9% of total cash interest paid. Additionally, at April 4, 2026 and January 3, 2026, 82.9% and 82.9%, respectively, of the Company’s outstanding warrants are owned by equity shareholders, have representation on the Board of Directors, or otherwise exert significant influence over the Company and are classified as Other non-current liabilities on the Condensed Consolidated Balance Sheets.

11.	FAIR VALUE MEASUREMENTS

Financial Instruments Recognized at Fair Value on a Recurring Basis— The Company’s financial liabilities consist of warrants that are marked to market each reporting period with fair value based on observable market inputs using standard calculations, such as the Company’s future enterprise value and volatility, and are classified within Level 3 of the fair value hierarchy. In August 2022, the Company issued 50 warrants pursuant to the terms of the Warrant Agreement. Each warrant has a 5-year term expiring in August 2027 and are exercisable for one share of Common Stock at an exercise price of $722.70 per share. The Warrant Agreement contains customary anti-dilution adjustments including, but not limited to, cash dividends, reorganizations, and business combination transactions. All warrants remain outstanding as of April 4, 2026 and January 3, 2026. The fair value of the warrants was $0 and $0 as of April 4, 2026 and January 3, 2026, respectively. There was no change in fair value of the warrants for the thirteen weeks ended April 4, 2026 and March 29, 2025, respectively.

Non-Recurring Fair Value Measurements—Certain assets are measured at fair value on a non-recurring basis such as property and equipment, intangible assets, goodwill and debt. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments when events or circumstances indicate a significant adverse effect on the fair value of the asset. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs. No non-recurring fair value measurements occurred during the thirteen weeks ended April 4, 2026 and March 29, 2025 except in connection with the impairment of Tradenames. The categorization of the framework to price these assets is within Level 3 due to the subjective nature of unobservable inputs. Refer to Note 4 for discussion of the impairment of Tradenames.

Financial Instruments Not Carried at Fair Value—The carrying value of the short-term financial instruments, including cash deposit accounts, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the relatively short maturity and immaterial non-performance risk of such instruments.

The following tables summarize the Company’s financial assets and liabilities measured at fair value in the accompanying consolidated balance sheets as of:

	Carrying Value	Unadjusted Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
April 4, 2026
Warrants	$—	$—	$—	$—
January 3, 2026
Warrants	$—	$—	$—	$—

12.	SUBSEQUENT EVENTS

The Company has experienced several favorable developments related to tariffs. On February 20, 2026, the U.S. Supreme Court ruled that certain tariffs imposed under the International Emergency Economic Powers Act (IEEPA) were unlawful, followed by a March 4, 2026 order from the Court of International Trade directing U.S. Customs and Border Protection (CBP) to issue refunds on affected entries, which was clarified on March 5, 2026. On April 20, 2026, CBP launched the CAPE tool within its ACE Portal to facilitate refund claims, and the Company promptly submitted all eligible entries, which were accepted the same day. Pending potential appeals through early June, the Company has filed a CAPE Declaration seeking approximately $5,300 in IEEPA duty refunds and, subject to the outcome of any pending appeals, anticipates that eligible refunds, together with statutory interest, would be processed within CBP’s typical 90-day window. No amounts related to the anticipated refunds or associated interest have been recorded in the Company’s condensed consolidated financial statements as of April 4, 2026.

In addition, on May 7, 2026, the Court of International Trade issued a split decision finding the 10% global tariff imposed under Section 122 of the Trade Act of 1974 to be unlawful; however, the scope of the ruling, timing of any refund process, and likelihood of appeal remain uncertain, and the Company is evaluating its exposure and potential recovery. Looking ahead, management continues to monitor potential new tariff actions, including those arising from pending Section 301 investigations, which could be announced as early as this summer, though the ultimate impact on import costs remains difficult to predict.

The condensed consolidated financial statements reflect management’s evaluation of the subsequent events through July 9, 2026, the date the condensed consolidated financial statements were available to be issued.

ANNEX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

DESTINATION XL GROUP, INC.

DIVINE MERGER SUB I, INC.

and

FBB HOLDINGS I, INC.

Dated as of December 11, 2025

A-i

A-ii

A-iii

Execution Copy

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2025 (this “Agreement”), is by and among Destination XL Group, Inc., a Delaware corporation (“DXL”), Divine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of DXL (“Merger Sub”), and FBB Holdings I, Inc., a Delaware corporation (“FBB”).

WHEREAS, the board of directors of DXL (the “DXL Board”) has unanimously adopted this Agreement and determined that the terms of this Agreement, including the Merger, are fair to, and in the best interests of, DXL and its stockholders;

WHEREAS, the respective boards of directors of Merger Sub and FBB (the “FBB Board”) have unanimously approved this Agreement and declared it advisable that Merger Sub and FBB, respectively, enter into this Agreement and consummate the Transactions, including the Merger, and have recommended that their respective stockholders, approve and adopt this Agreement, the Merger and the other Transactions;

WHEREAS, the DXL Board has recommended that its stockholders approve this Agreement and certain transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, with respect to which each of DXL, Merger Sub, and FBB are a “party to a reorganization” under Section 368(b) of the Code, and by executing this Agreement, the parties hereto intend that this Agreement be adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”);

WHEREAS, in connection with the Transactions and as an inducement to the willingness of DXL to enter into this Agreement, certain stockholders of FBB have entered into Lock-Up Agreements with FBB, substantially in the form attached hereto as Exhibit B;

WHEREAS, in connection with the Transactions and as an inducement to the willingness of FBB to enter into this Agreement, certain stockholders of DXL, including each of the directors and certain officers of DXL, in their respective capacities as stockholders of DXL, have entered into Voting Agreements with FBB substantially in the form attached hereto as Exhibit C;

WHEREAS, in connection with the Transactions and as an inducement to the willingness of each of DXL and Merger Sub to enter into this Agreement, effective following the execution of this Agreement, the FBB Investors and certain other stockholders of FBB are expected to deliver to FBB the FBB Written Consent, representing not less than the FBB Stockholder Approval in accordance with this Agreement; and

WHEREAS, DXL, Merger Sub and FBB desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into FBB (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and FBB shall continue as the surviving corporation in the Merger (the “Surviving Company”). As a result of the Merger, FBB shall (a) become a wholly owned subsidiary of DXL, (b) continue to be governed by the Laws of the State of Delaware, (c) have a registered office in the State of Delaware, and (d) possess and be subject to all of the rights, properties and obligations of Merger Sub in accordance with the DGCL.

SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing (the “Closing”) of the Merger shall take place by electronic exchange of all executed documents and other deliverables required by this Agreement to be delivered at Closing, including pursuant to Article VII) at 10:00 a.m., Eastern time, on the third (3rd) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between DXL and FBB. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03 Effective Time. The Merger shall become effective upon the filing of a certificate of merger in respect of the Merger (the “Certificate of Merger“) with the Secretary of State of the State of Delaware, or such later date and time as may be specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

SECTION 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and as specified in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of FBB and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of FBB and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

SECTION 1.05 Organizational Documents.

(a) Effective as of the Effective Time, the certificate of incorporation of FBB, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit A hereto, and, as so amended and restated, will be the certificate of incorporation of the Surviving Company (the “Surviving Company Charter”), until thereafter amended in accordance with its terms, the terms of this Agreement and applicable Law.

(b) At the Effective Time, the bylaws of the Surviving Company shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, which shall conform with the rights and responsibilities of the Surviving Company under this Agreement, including the provisions of Section 6.11.

SECTION 1.06 Directors and Officers of the Surviving Company. At the Effective Time, the directors and officers of the Surviving Company, each to hold office in accordance with the Surviving Company Charter and until their earlier resignation or removal or until their respective successors are duly elected or appointed and qualified, shall be such individuals as set forth on Exhibit D hereto.

ARTICLE II

EFFECT ON FBB CAPITAL STOCK; EXCHANGE OF CERTIFICATES

SECTION 2.01 Effect on FBB Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of DXL, Merger Sub or FBB, or the holders of any FBB Capital Stock:

(i) Merger Consideration. Each share of FBB Common Stock, other than Excluded Shares, Appraisal Shares and Unaccredited Investor Shares, shall be converted into the right to receive that number of fully paid and nonassessable shares of DXL Common Stock equal to the Exchange Ratio with that number of shares of DXL Common Stock to be received by a holder of FBB Common Stock pursuant to this Section 2.01(a) who would otherwise be entitled to receive a fraction of a share of a DXL Common Stock (after aggregating all fractional DXL Common Stock issuable to such holder in connection with the Merger) to be rounded up to the nearest whole number of shares of DXL Common Stock. All shares of DXL Common Stock to be issued pursuant to this Section 2.01(a), together with the Unaccredited Investor Cash Consideration, are collectively referred to herein as the “Merger Consideration”. Each holder of a physical certificate (a “Certificate”) that immediately prior to the Effective Time represented any FBB Common Stock or non-certificated shares of FBB Common Stock held in book-entry form (each, a “Book-Entry Share”), in each case, converted pursuant to this Section 2.01(a) shall cease to have any rights with respect thereto, except the right to receive the portion of the Merger Consideration to which such shares of FBB Common Stock are entitled pursuant hereto and any dividends or other distributions to which holders become entitled upon the surrender of such Certificates or Book-Entry Shares in accordance with Section 2.02(d), in each case without interest and less, subject to Section 2.02(h), any applicable withholding Taxes.

(ii) Treatment of Excluded Shares. Each share of FBB Capital Stock that is directly owned by FBB as treasury stock or otherwise, by DXL or Merger Sub, or by any Subsidiary of any of the foregoing immediately prior to the Effective Time (the “Excluded Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Treatment of Unaccredited Investor Shares. Notwithstanding any other provision of this Agreement, each share of FBB Common Stock held immediately prior to the Effective Time by a FBB Stockholder that is an Unaccredited Investor (each, an “Unaccredited Investor Share”) shall be converted into the right to receive the Unaccredited Investor Cash Consideration, without any interest thereon. For the avoidance of doubt, no Unaccredited Investor shall receive any stock consideration in the Merger.

(iv) Treatment of FBB Warrants. Contingent on and with effect immediately prior to the Effective Time, all FBB Warrants outstanding immediately prior to the Effective Time shall, without any further action on the part of any holder thereof, be cancelled, terminated, and extinguished in their entirety in accordance with the terms and conditions of those certain warrant termination agreements duly executed and delivered by each holder of FBB Warrants to FBB prior to the Closing Date.

(b) Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of FBB Capital Stock that are issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such shares held by any such holder (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of Appraisal Shares shall be entitled to receive payment of the fair value of Appraisal Shares in accordance with the provisions of Section 262 of the DGCL, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Appraisal Shares will thereupon be no longer considered Appraisal Shares under this Agreement and will be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Company shall remain liable for payment of the Merger Consideration for such shares. At the Effective Time, any holder of Appraisal Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the number of outstanding DXL Common Stock or FBB Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio shall be appropriately and proportionately adjusted to provide to the holders of DXL Common Stock and the holders of FBB Common Stock and FBB Warrants the same economic effect as contemplated by this Agreement prior to such event; provided that this Section 2.01(c) shall not affect or supersede the provisions of Section 5.01 or Section 5.02.

(d) Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of and simultaneously with the Merger and without any further action on the part of DXL, Merger Sub or FBB, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Company and such shares shall constitute the only outstanding shares of capital stock of the Surviving Company. Each certificate evidencing ownership of such shares of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Company.

SECTION 2.02 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, DXL and FBB shall appoint a commercial bank, trust company or stockholder service provider to be mutually agreed upon by them to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration to holders of FBB Common Stock (together with any cash in respect of any other dividends or distributions that such holders have the right to receive pursuant to Section 2.02(d)). Promptly following the Effective Time, FBB shall provide DXL (with a copy to the Exchange Agent) the stockholders registry of FBB updated as of immediately prior to the Effective Time, following the conversion of the FBB Preferred Stock into FBB Common Stock in accordance with their respective terms (the “Final Stockholders Registry”), including addresses, tax identification numbers and other information reasonably required by the Exchange Agent. At or prior to the Effective Time, DXL shall deposit with the Exchange Agent, for the benefit of holders of Certificates or Book-Entry Shares appearing in the Final Stockholders Registry, for exchange in accordance with this Article II through the Exchange Agent, the DXL Common Stock (in certificated or book-entry form) to be delivered as the Merger Consideration (the “Exchange Fund”). Immediately following the Effective Time, DXL shall instruct the Exchange Agent to timely pay the Merger Consideration (including the Unaccredited Investor Cash Consideration) and such other amounts in accordance with this Agreement.

(b) Deposit of Unaccredited Investor Cash Consideration. At least two (2) Business Days prior to the Closing Date, FBB shall deliver to DXL a schedule (the “Unaccredited Investor Schedule”), setting forth (A) the name and address of each holder of Unaccredited Investor Shares as of immediately prior to the Effective Time, (B) the number of Unaccredited Investor Shares held by each such holder, and (C) the mailing address for each such holder. Promptly following the Effective Time, DXL shall deposit, or cause to be deposited, with the

Exchange Agent, for the benefit of holders of Unaccredited Investor Shares, cash in immediately available funds in an amount equal to the total amount of Merger Consideration to be paid to the Unaccredited Investors.

(c) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, DXL shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book Entry-Share whose shares will be or were transferred pursuant to Section 2.01(a) in consideration for the right to receive the Merger Consideration (i) a letter of transmittal in customary form as reasonably agreed by the parties which (A) shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry-Share shall pass, only upon delivery of the letter of transmittal and, if applicable, Certificates to the Exchange Agent and (B) shall have such other provisions as DXL and FBB may reasonably specify and (ii) instructions for effecting the surrender of the Certificates or Book Entry-Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate to the Exchange Agent, if applicable, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor either the (A) Unaccredited Investor Cash Consideration or (B) a physical certificate or uncertificated book-entry representing that number of whole DXL Common Stock that such holder has the right to receive in respect of the aggregate number of FBB Common Stock previously represented by such Certificate or Book Entry- Share pursuant to Section 2.01(a) and a check representing any dividends or distributions that the holder has the right to receive pursuant to Section 2.02(d) in respect of such Certificate or Book Entry-Share, and the Certificate so surrendered or the Book-Entry Share shall immediately be canceled. Until surrendered as contemplated by this Section 2.02, if applicable, each Certificate or Book Entry-Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder of such Certificate or Book Entry-Share has the right to receive in respect of such Certificate or Book Entry-Share pursuant to Section 2.01(a) (together with any cash in respect of any dividends or distributions that the holder has the right to receive pursuant to Section 2.02(d) in respect of such Certificate or Book Entry-Share). No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book Entry-Share pursuant to Section 2.01(a).

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to DXL Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry-Share with respect to the DXL Common Stock issuable upon surrender or cancellation thereof, and no cash in respect of any unpaid dividends or distributions with a record date prior to the Effective Time that have been declared with respect to the FBB Common Stock shall be paid to any such holder, until the surrender of such Certificate or Book Entry-Share in accordance with this Article II. Subject to escheat or other applicable Law, following surrender of any such Certificate or Book Entry-Share, there shall be paid to the holder of the Certificate or Book Entry-Share, without interest, at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to each share of DXL Common Stock that such holder has the right to receive pursuant to Section 2.01(a).

(e) No Further Ownership Rights in FBB Common Stock. The DXL Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any FBB Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares. From and after the Effective Time, (i) all holders of any FBB Common Stock shall cease to have any rights as stockholders of FBB other than the right to receive the Merger Consideration and any dividends or other distributions that holders have the right to receive upon surrender of such Certificates or Book Entry-Shares in accordance with Section 2.02(d), without interest, and (ii) the share registry of FBB shall be closed with respect to all FBB Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the share registry of the Surviving Company of FBB Common Stock that were outstanding immediately prior to the Effective Time and FBB Common Stock outstanding immediately prior to the Effective Time shall, from and after the Effective Time, be deemed for all purposes to evidence solely the right in accordance with the terms of this Agreement to receive the allocable Merger Consideration. If, after the Effective Time, any Certificates or Book Entry-Shares formerly representing FBB Common Stock are presented to DXL, the Surviving Company or the Exchange Agent for any reason, such Certificates or Book Entry-Shares shall be canceled and exchanged as provided in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates or Book Entry-Shares by the date that is twelve (12) months after the Effective Time shall be delivered to DXL, upon demand, and any holder of Certificates or Book Entry-Shares who has not theretofore complied with this Article II shall thereafter look only to DXL for satisfaction of its claim for Merger Consideration and any cash in respect of any dividends or distributions that the holder has the right to receive pursuant to Section 2.02(d).

(g) No Liability. None of DXL, Merger Sub, FBB or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration to be paid in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any Merger Consideration to be paid in respect of such Certificate or Book Entry- Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of DXL, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding Rights. Each of DXL, the Exchange Agent, or anyone on their behalf (each a “Payor”) (without duplication) shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law; provided, however, that a Payor that intends to withhold shall use commercially reasonable efforts to provide FBB with reasonable advance notice of any such withholding (other than where such deduction or withholding is with respect to an amount treated as compensation under the Code or is due to a failure of the payee to provide any applicable Tax forms required under the letter of transmittal described under Section 2.02(c) or the failure of FBB to provide the certificate described in Section 6.08(b)) and shall reasonably cooperate with FBB to eliminate or reduce any such required deduction or withholding. Any amounts so deducted, withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i) Lost or Unissued Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as DXL or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash in respect of any dividends or distributions that the holder has the right to receive pursuant to Section 2.02(d).

SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of FBB shall be closed and there shall be no further registration of transfers of FBB Common Stock thereafter on the records of FBB. From and after the Effective Time, the holders of Certificates representing FBB Common Stock or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such FBB Common Stock or Book-Entry Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or DXL for any reason shall be cancelled and exchanged as provided in Section 2.02.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DXL AND MERGER SUB

Except as disclosed in the correspondingly numbered section or subsection of the DXL Disclosure Schedule (it being understood that any disclosure set forth in one section or subsection of the DXL Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to qualify, (i) the section or subsection of this Agreement to which it corresponds in number and (ii) each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection), or as disclosed or identified in the DXL SEC Reports publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System at least two Business Days before the date of this Agreement (excluding (1) any forward-looking disclosures contained in the “Forward-Looking Statements” and “Risk Factors” sections of the DXL SEC Reports, but including any historical or factual matters disclosed in such sections, and (2) any other statement or other disclosure that is similarly predictive or forward-looking), DXL and Merger Sub hereby represent and warrant to FBB as follows:

SECTION 3.01 Corporate Organization.

(a) DXL.

(i) DXL is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware. DXL has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be material.

(ii) A true and complete copy of each of the DXL Charter and DXL Bylaws has previously been made available to FBB. DXL is not in violation of any of the provisions of the DXL Charter or DXL Bylaws.

(iii) Each DXL Subsidiary (A) is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in clause (B) as would not, individually or in the aggregate, be material.

(b) Merger Sub.

(i) A true and complete copy of the certificate of incorporation of Merger Sub, as amended and in effect as of the date of this Agreement, has previously been made available to FBB.

(ii) Merger Sub is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other Transactions.

SECTION 3.02 Capitalization.

(a) Authorized and Issued Shares.

(i) The authorized share capital of DXL is 126,000,000 shares of capital stock, consisting of 125,000,000 shares of DXL Common Stock and 1,000,000 shares of DXL Preferred Stock (together, the “DXL Capital Stock”). As of the date of this Agreement, there were (1) 54,656,415 shares of DXL Common Stock issued and outstanding (not including shares held in treasury), (2) 25,908,333 shares of DXL Common Stock held in the treasury of DXL or by its Subsidiaries, (3) 2,961,796 shares of DXL Common Stock subject to outstanding DXL Options, all of which are exercisable, (4) 1,257,986 shares of DXL Common Stock subject to outstanding DXL Restricted Stock Unit Awards, (5) 589,357 shares of DXL Common Stock subject to DXL Deferred Stock Awards, (6) 573,000 shares of DXL Common Stock subject to outstanding DXL Performance Share Awards, and (7) no shares of DXL Preferred Stock issued and outstanding. Except as set forth in the second sentence of this Section 3.02(a)(i), (i) there are no outstanding or authorized restricted stock, restricted stock unit, stock appreciation right, phantom stock or other equity-based compensation awards with respect to DXL Common Stock, (ii) no other Equity Interests of DXL were issued, reserved for issuance or outstanding, and (iii) DXL has no other options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts, arrangements or commitments of any kind, including any stockholder rights plan, relating to, or the value of which is determined in reference to, the issued or unissued DXL Capital Stock (or any other Equity Interest of DXL) or the Equity Interests of any DXL Subsidiary, obligating DXL or any DXL Subsidiary to issue, transfer or sell, or cause to be issued, transferred or sold, any Equity Interests of DXL or any DXL Subsidiary. All of the issued and outstanding shares of DXL Capital Stock are duly authorized and validly issued and fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DXL Charter or any Contract to which DXL is a party or by which it is otherwise bound.

(b) No bonds, debentures, notes or other Indebtedness, or securities convertible into or exchangeable for, or other rights to acquire, any such bonds, debentures, notes or other Indebtedness, of DXL having the right to vote on any matters on which stockholders may vote (“DXL Voting Debt”) are issued or outstanding.

(c) Except for the Equity Interests of the DXL Subsidiaries, which are identified by name, jurisdiction of incorporation or formation, and ownership thereof (including the percentage of such ownership) on Section 3.02(c) of the DXL Disclosure Schedule, DXL does not own, beneficially or of record, directly or indirectly any Equity Interests in any Person, nor does DXL or any DXL Subsidiary have any Contract or other obligation requiring that DXL or any DXL Subsidiary acquire any Equity Interest in any Person.

SECTION 3.03 Authority; No Violation.

(a) DXL has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to receipt of the Required DXL Stockholder Vote, to consummate the Merger and the other Transactions hereunder. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly approved and adopted by the DXL Board. The DXL Board (at meetings duly called and held) has: (a) determined that the Transactions are fair to, advisable and in the best interests of DXL and its stockholders; (b) approved and declared advisable this Agreement and the Transactions, including the issuance of the Merger Consideration pursuant to the terms of this Agreement; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of DXL vote to approve the DXL Stockholder Matters. This Agreement has been duly and validly executed and delivered by DXL and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of DXL, enforceable against DXL in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws affecting the rights of creditors generally and the availability of equitable remedies (collectively, the “Enforceability Exceptions”)).

(b) The affirmative vote of a majority of the votes cast at a meeting of the holders of DXL Common Stock to approve the issuance of DXL Common Stock as the Merger Consideration pursuant to the terms of this Agreement (the “DXL Stockholder Matters,” and such meeting, the “DXL Stockholders Meeting”)

is the only vote of the holders of any Equity Interests of DXL necessary to approve the Merger and the Transactions, including the issuance of the Merger Consideration pursuant to the terms of this Agreement (the “Required DXL Stockholder Vote”).

(c) Neither the execution and delivery of this Agreement by DXL and Merger Sub nor the consummation by DXL and Merger Sub of the Merger or the other Transactions, nor compliance by DXL and Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the DXL Charter or DXL Bylaws or the certificate of incorporation or bylaws of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 3.04 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to DXL, any of the DXL Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of DXL or any of the DXL Subsidiaries under, any of the terms, conditions or provisions of any Contract, note, bond, mortgage, indenture, deed of trust, DXL License, lease, agreement or other instrument or obligation to which DXL or any of the DXL Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, other than, in the case of clause (ii), that would not have, individually or in the aggregate, a Material Adverse Effect on DXL.

(d) Merger Sub has full corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other Transactions and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly approved by the board of directors of Merger Sub. The board of directors of Merger Sub has determined that this Agreement, the Merger and the other Transactions are in the best interests of Merger Sub and its sole stockholder, and that considering the financial position of Merger Sub and FBB, no reasonable concern exists that the Surviving Company will be unable to fulfill both the obligations of Merger Sub to its creditors, adopted this Agreement, recommended that its sole stockholder vote in favor of the approval of this Agreement and directed that this Agreement be submitted to its sole stockholder for approval in connection with the consummation of the Merger and the other Transactions. Except for the approval of this Agreement by DXL as the sole stockholder of Merger Sub, no other corporate proceeding on the part of Merger Sub or any other vote by the sole stockholder of Merger Sub is necessary to approve or adopt this Agreement or to consummate the Merger and the other Transactions (except for the filing of the appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

SECTION 3.04 Consents and Approvals. Except for (a) the furnishing with the SEC of the Proxy Statement, and the filing with the SEC of such other reports required in connection with the Merger and the other Transactions under, and such other compliance with, the Exchange Act and the Securities Act, (b) the filing of the Certificate of Merger in accordance with the DGCL, (c) compliance with notices and filings, if any, under all applicable antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”), (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of DXL Common Stock constituting the Merger Consideration, (e) any filings required under the rules and regulations of The Nasdaq Stock Market, Inc. (“Nasdaq”) (including, inter alia, to permit the DXL Common Stock that are to be issued as the Merger Consideration to be listed thereon) and (f) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not have, individually or in the aggregate, a Material Adverse Effect on DXL, no consents, approvals of, filings or registrations with, or orders, authorizations or authority of any federal, state, local or foreign government, court of competent jurisdiction, agency, commission, department, bureau, tribunal, board or other governmental authority, regulatory commission or instrumentality (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by DXL and Merger Sub of this Agreement and (ii) the consummation by DXL and Merger Sub of the Transactions.

SECTION 3.05 Reports. DXL and each of the DXL Subsidiaries have timely filed all submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto and all exhibits and other information incorporated therein, that they were required to file since January 29, 2023, with (a) the SEC (all such documents filed with, or furnished to, the SEC, the “DXL SEC Reports”), (b) any state or other federal regulatory authority (other than any Tax Authority, which is covered by Section 3.10) and (c) any foreign regulatory authority (other than any Tax Authority, which is covered by Section 3.10) (collectively, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees or assessments, would not, individually or in the aggregate, reasonably be expected to be material to DXL or any of the DXL Subsidiaries. As of their respective dates, the DXL SEC Reports (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act of 2002 (the “Sarbanes- Oxley Act”) and the applicable rules and regulations of the SEC thereunder. None of the DXL Subsidiaries is currently required to file any forms, reports or other documents with the SEC. As of the date hereof, DXL does not have any unresolved comments from the SEC with respect to the DXL SEC Reports.

SECTION 3.06 Financial Statements.

(a) The consolidated financial statements of DXL filed in, or furnished with, the DXL SEC Reports have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied by DXL for the periods and at and as of the dates presented (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC), and fairly present in all material respects the consolidated financial position of DXL as of the dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements, none of which are material, individually or in the aggregate). Each of the consolidated financial statements of DXL (including all related notes or schedules) included in the DXL SEC Reports complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC.

(b) Since January 29, 2023, (i) neither DXL nor any of its Subsidiaries nor, to the Knowledge of DXL, any director, officer, employee, auditor, accountant, consultant or Representative of DXL or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, that DXL or any of its Subsidiaries has engaged in accounting or auditing practices in violation of applicable Law or applicable requirements of GAAP, and (ii) no current or former attorney representing DXL or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by DXL or any of its officers, directors, employees or agents to the board of directors of DXL or any committee thereof or to any director or executive officer of DXL.

(c) Since January 29, 2023, neither DXL nor any of its Subsidiaries (nor, to the Knowledge of DXL, any employee thereof) nor DXL’s independent auditors has identified or been made aware of any (i) significant deficiency or material weakness in the system of internal accounting controls utilized by DXL and its Subsidiaries; (ii) fraud, whether or not material, that involves DXL’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by DXL and its Subsidiaries; or (iii) claim or allegation regarding any of the foregoing.

(d) Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of DXL as of February 1, 2025, or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and (iii) for liabilities and obligations incurred in connection with this Agreement, DXL and its Subsidiaries do not have any liabilities that, individually or in the aggregate, are material to DXL and its Subsidiaries, taken as a whole.

(e) Neither DXL nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among DXL or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any off-balance sheet arrangement, which, the case of any of the foregoing, would be required to be disclosed pursuant to Item 303(b) of Regulation S-K promulgated by the SEC.

(f) As of the date hereof, (i) to the Knowledge of DXL, no employee of DXL or any of its Subsidiaries has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by DXL or any of its Subsidiaries and (ii) neither DXL nor any of its Subsidiaries nor, to the Knowledge of DXL, any director, officer, employee, contractor, subcontractor or agent of DXL or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of DXL or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

SECTION 3.07 Advisors’ Fees. None of DXL, any DXL Subsidiary or any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor (each, an “Advisor”), or incurred any liability for any broker’s fees, commissions, finder’s fees or other Advisor fees, in connection with the Merger or other Transactions, other than Guggenheim Securities, LLC (“DXL’s Financial Advisor“). DXL retained DXL’s Financial Advisor pursuant to an engagement letter and has delivered to FBB a true and complete copy of such engagement letter.

SECTION 3.08 Absence of Certain Changes or Events.

(a) Since February 1, 2025, through the date of this Agreement, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL.

(b) Except in connection with the execution and delivery of this Agreement and the Transactions, from February 1, 2025 through the date of this Agreement, DXL and the DXL Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, consistent with past practice.

SECTION 3.09 Legal Proceedings.

(a) As of the date hereof, none of DXL nor any of the DXL Subsidiaries is a party to any, and there are no pending or, to DXL’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature (collectively, “Proceedings”) against DXL or any of the DXL Subsidiaries, or, to DXL’s Knowledge, any of the directors, officers or employees of DXL of any of its Subsidiaries in their respective capacities as such; and, since January 30, 2022, neither DXL nor any of its Subsidiaries has settled or compromised any proceeding or claim, whether filed or threatened, which settlement or compromise is or was material to DXL or any of its Subsidiaries.

(b) There is no Injunction, judgment or regulatory restriction imposed upon DXL, any of the DXL Subsidiaries or the assets of DXL or any of the DXL Subsidiaries.

SECTION 3.10 Taxes and Tax Returns.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL:

(i) All Tax Returns required by Law to be filed by DXL and the DXL Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete.

(ii) All amounts of Taxes shown due on any Tax Returns of DXL and the DXL Subsidiaries and all other amounts of Taxes owed by DXL and the DXL Subsidiaries have been timely paid.

(iii) DXL and the DXL Subsidiaries have (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority.

(iv) Neither DXL nor the DXL Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Tax Authority with respect to Taxes. Neither DXL nor the DXL Subsidiaries has received any written notice from a Tax Authority of a proposed deficiency of any amount of Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Tax Authority in a jurisdiction where DXL or the DXL Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of DXL or the DXL Subsidiaries, and no written request for any such waiver or extension is currently pending.

(v) Neither DXL nor the DXL Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(vi) Neither DXL nor the DXL Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(vii) Neither DXL nor the DXL Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Tax Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing outside of the ordinary course of business; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; (F) any transactions effected or investments made prior to the Closing that results in taxable income pursuant to Section 951(a) or 951A of the Code (or any similar provision of Law); or (G) any election under Section 965 of the Code.

(viii) Neither DXL nor the DXL Subsidiaries has any liability for the Taxes of any Person (other than the DXL or the DXL Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(ix) Neither DXL nor the DXL Subsidiaries is party to, or bound by, or has any obligation to, any Tax Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(x) DXL and the DXL Subsidiaries have complied in all material respects with respect to all applicable Laws relating to the reporting and payment of amounts relating to escheat or abandoned or unclaimed property obligations or similar Laws and have no liability pursuant to any such Laws.

(xi) DXL is classified as a corporation for U.S. federal income tax purposes.

(xii) Neither DXL nor the DXL Subsidiaries has taken or agreed to take any action or believes or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying for the Intended Tax Treatment.

SECTION 3.11 Employee Benefit Plans.

(a) For purposes of this Agreement, “DXL Benefit Plan” shall mean each benefit or compensation plan, arrangement, agreement, policy or program, including any “employee welfare plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, or program, of any kind (whether written or oral, tax- qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated), that is sponsored, maintained or contributed to by DXL (or required to be maintained or contributed to by DXL) for the benefit of current or former directors, officers or employees of, or consultants to, DXL or with respect to which DXL, directly or indirectly, has any liability, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). Section 3.11(a) of the DXL Disclosure Schedule contains a true and complete list of each material DXL Benefit Plan; provided, for the avoidance of doubt, that the following need not be set forth on Section 3.11(a) of the DXL Disclosure Schedule: (i) any employment agreement, equity plan or award, or other DXL Benefit Plan in each case which is disclosed and filed with the SEC and (ii) any plan or arrangement sponsored or maintained by a Governmental Entity or required to be provided to a service provider pursuant to applicable Law. With respect to each DXL Benefit Plan, DXL has provided or made available to FBB true and complete copies of: (x) such DXL Benefit Plan, if written, or a description of such DXL Benefit Plan, if not written and (y) to the extent applicable to such DXL Benefit Plan: (i) all trust agreements, insurance contracts or other funding arrangements; (ii) the most recent Form 5500 (including all schedules thereto) required to have been filed with the Department of Labor and all schedules thereto; (iii) the most recent IRS determination, advisory or opinion letter; (iv) the most recent summary plan descriptions; (v) all material non-routine communications to or from any Governmental Entity related to any DXL Benefit Plan (including a written description of any oral communication) within the last calendar year, or for any matter that remains unresolved as of the date hereof; and (vi) all amendments and modifications to any such document.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL, (i) each DXL Benefit Plan is in compliance with all applicable Laws, including ERISA, the Code, and the terms of such DXL Benefit Plan; (ii) each DXL Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, advisory or opinion letter from the Internal Revenue Service, or with respect to a pre-approved plan, can rely on an advisory or opinion letter from the Internal Revenue Service to the pre-approved plan sponsor, to the effect that such DXL Benefit Plan is so qualified with respect to its form and that the plan and the trust related thereto qualify in form to be exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, advisory or opinion letter has been revoked, no revocation has been threatened and DXL is aware of no event occurring after the date of such determination that could reasonably be expected to cause the revocation of such letter or result in the loss of such qualification; (iii) no condition exists that is reasonably likely to subject DXL or any DXL ERISA Affiliate to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the DXL Benefit Plans; (iv) there are no pending or, to DXL’s Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the DXL Benefit Plans or any trusts related thereto; (v) no DXL Benefit Plan is, or within the last three (3) years has been, the subject of an examination or audit by a Governmental Entity and to DXL’s Knowledge, no fact or event exists or could reasonably be expected to give rise to any such investigation, audit or other administrative proceeding with respect to a DXL Benefit Plan; and (vi) all contributions, premiums and other similar payments to, and payments from, the DXL Benefit Plans which are required to have been made by DXL or any of its Subsidiaries with respect to any period ending on or before the Closing Date, in accordance with the DXL Benefit Plans, have been timely made or accrued in accordance with GAAP.

(c) Neither DXL nor any DXL ERISA Affiliate has, within the past six (6) years, maintained, sponsored, contributed to, been required to contribute to or has or could reasonably be expected to have any liability with respect to a, (i) “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (ii) “single employer pension plan” as defined in Section 4001(a)(15) of ERISA, (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iv) “multiple employer plan” subject to Section 413(c) of the Code. Neither DXL nor any DXL ERISA Affiliate has any current or contingent liability or obligation with respect to any plan that is or was within the past six (6) years subject to Title IV of ERISA or Sections 412 or 430 of the Code.

(d) Except as set forth on Section 3.11(d) of the DXL Disclosure Schedule, no DXL Benefit Plan provides, nor does DXL nor any Subsidiary have any obligation to provide, post-termination medical, health, life insurance or other welfare-type benefits for retired, former or current employees or beneficiaries or dependents thereof, including any post-employment or retiree health or welfare benefits, except for continued medical benefit coverage mandated by Part 6 of Subtitle B of Title I of ERISA, required under Section 4980B or as required under state or other applicable continuation coverage law, in each case for which the covered individual pays the full cost of coverage.

(e) Except as provided by this Agreement or as set forth on Section 3.11(e) of the DXL Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any payment becoming due to any current or former director, officer or any employee, consultant or individual service provider of DXL or any DXL Subsidiary, including any severance pay, change of control benefit or any other payment from DXL or any FBB Subsidiary, (ii) increase any benefits otherwise payable under any DXL Benefit Plan or materially increase compensation, (iii) result in or cause the vesting, exercisability, acceleration of the time of payment, funding or vesting of any such benefits, or forfeiture of or increase the amount or value of, any compensation or benefits due to any employee, officer, director or consultant, (iv) result in the triggering or imposition of any restrictions or limitations on the rights of DXL to amend, merge or terminate any DXL Benefit Plan or (v) trigger any other obligation under, or result in the breach or violation of, any DXL Benefit Plan.

(f) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL, each DXL Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been established, operated and maintained in compliance with Section 409A of the Code and any proposed and final guidance promulgated under Section 409A of the Code. No additional Tax under Section 409A(a)(1)(B) of the Code has been incurred by a participant in any such DXL Benefit Plan.

(g) Neither DXL nor any DXL Subsidiary is a party to, nor does any of them have any obligation under any DXL Benefit Plan to compensate or otherwise indemnify any Person for any gross-up, make-whole or excise Taxes payable pursuant to Section 409A or Section 4999 of the Code.

(h) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any current or former employee or natural person independent contractor of DXL would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 or the Code. Neither DXL nor any DXL Subsidiary has any legally binding plan or commitment to create any additional DXL Benefit Plan or to modify or change any existing DXL Benefit Plan that would be reasonably expected to result in material liabilities to DXL or any DXL Subsidiary, except as may be required by applicable Law.

(i) Each Multiemployer Plan maintained, sponsored or contributed to, or required to be contributed to, by DXL, any DXL Subsidiary or any DXL ERISA Affiliate (a “DXL Multiemployer Plan”), as of the date of this Agreement, is listed in Section 3.11(i) of the DXL Disclosure Schedule. With respect to any DXL Multiemployer Plan, neither DXL nor any DXL ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on DXL. With respect to each DXL Multiemployer Plan, neither DXL nor any DXL Subsidiary or DXL ERISA Affiliate has been informed of: (i) any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA); (ii) any fact that would adversely affect the tax qualified status of such DXL Multiemployer Plan; or (iii) any completed or partial termination (whether by mass withdrawal or otherwise).

(j) All contributions required to be made by DXL or any DXL Subsidiary under each DXL Multiemployer Plan have been timely made and all obligations in respect of each DXL Multiemployer Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the DXL SEC Reports, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on FBB.

SECTION 3.12 Labor and Employment.

(a) Section 3.12(a) of the DXL Disclosure Schedule sets forth, as of the close of business on November 26, 2025, a complete and correct list of all current employees of DXL and the DXL Subsidiaries (“DXL Employees”), including their respective titles, whether such employee is classified as exempt or non-exempt pursuant to the Fair Labor Standards Act (“FLSA”), current compensation (including base salary (if classified as exempt) or hourly wage rate (if classified as non-exempt), current target bonus entitlement and other incentive or contingent compensation), status as full-time or part- time, age, work location, and amount of accrued but unused vacation, and whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status, and, if applicable, the anticipated date of return to active employment. DXL has taken reasonable steps to ensure that all individuals who are or were performing consulting or other services for DXL are or were correctly classified under all applicable Laws by DXL as either “independent contractors” (or comparable status in the case of a non-U.S. entity) or “employees” as the case may be, and, at the Closing Date, with respect to those individuals still performing consulting services for DXL as of the Closing Date, such individuals will qualify for such classification and would not be entitled to the rights of an employee of DXL. DXL has taken reasonable steps to ensure that all individuals who are or were classified as “employees” of DXL are or were correctly classified under all applicable Laws by DXL, as exempt or non-exempt from overtime payments, as the case may be. Except as otherwise required by Law or as expressly contemplated by this Agreement, there is no former director, officer, employee, independent contractor or consultant of DXL who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from DXL) relating to such former service provider’s relationship with DXL.

(b) Neither DXL nor any DXL Subsidiary is party to a collective bargaining agreement, no collective bargaining agreement is presently being negotiated, and no collective bargaining agreement is applicable to any employees of DXL or any DXL Subsidiary. To the Knowledge of DXL, since January 1, 2023, until the date of this Agreement, there are and have been no material labor union organizing activities or representation campaigns of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent pending or, threatened with respect to any of the employees of DXL or any DXL Subsidiary. There is no and during the three (3) year period prior to the date hereof there has been no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to DXL’s Knowledge, threatened against or affecting DXL or any DXL Subsidiary or (ii) lockout, strike, slowdown, work stoppage or, to DXL’s Knowledge, threat thereof by or with respect to any employees of DXL or any DXL Subsidiary.

(c) In the three (3) years prior to the date hereof, neither DXL or any DXL Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of DXL or any DXL Subsidiary, or (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility of DXL or any DXL Subsidiary. Neither DXL or any DXL Subsidiary has incurred any liability or obligation under WARN or any similar state, local or foreign Law that remains unsatisfied.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL, DXL is, and at all relevant times has been, in compliance with all applicable Laws and orders with respect to labor relations, employment and employment practices, including occupational safety and health standards, terms and conditions of employment or services, payment of wages or other compensation, minimum wages, overtime, classification of employees, employment equality, age discrimination, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not engaged in any unfair labor practice (“Employment Matters”). The employment or services of each former employee, consultant or contractor of DXL was terminated in material compliance with all applicable Laws, and DXL does not have, and would not reasonably be expected to have, any liability with respect to any such former employees, consultants or contractors for any such termination of employment or services.

(e) Except as would not reasonably be expected to be material to DXL and its Subsidiaries, taken as a whole, there are no, and in the past five years there have been no pending or, to DXL’s Knowledge, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of DXL or any DXL Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity or arbitration board or panel relating to any Employment Matters.

(f) To DXL’s Knowledge, no employee at or above the level of Vice President has informed DXL or any DXL Subsidiary, either orally or in writing, of any plans to terminate their employment or relationship with DXL or any DXL Subsidiary generally or as a result of the Transactions or otherwise.

(g) Each employee of DXL and each DXL Subsidiary is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States specifically for DXL or any DXL Subsidiary or for any United States employer. DXL and each DXL Subsidiary have completed a Form I-9 (Employment Eligibility Verification) for each employee, and each Form I-9 has since been updated, in each case, as required by applicable Law and is correct and complete. For each employee of DXL and each DXL Subsidiary employed in the United States, an authorized official of the company has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable Laws and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation.

SECTION 3.13 Internal Control. Except as would not reasonably be expected to be material to DXL and its Subsidiaries, taken as a whole, DXL has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of DXL’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that DXL’s receipts and expenditures are being made only in accordance with authorizations of DXL’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of DXL’s assets that could have a material effect on DXL’s financial statements. Except as would not reasonably be expected to be material to DXL and its Subsidiaries, taken as a whole, DXL (a) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by DXL in the reports that it will file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to DXL’s management as appropriate to allow timely decisions regarding required disclosure and (b) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to DXL’s auditors and the board of directors of DXL (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect DXL’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in DXL’s internal control over financial reporting. Since February 1, 2025, none of DXL, DXL’s auditors, the DXL Board or the audit committee of the DXL Board has received any oral or written notification of any matter set forth in the preceding clause (i) or (ii).

SECTION 3.14 Compliance with Laws; Licenses.

(a) Since January 29, 2023, except as would not reasonably be expected to be material to DXL and its Subsidiaries, taken as a whole, (i) the businesses of each of DXL and the DXL Subsidiaries have been conducted in compliance with all applicable federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, Injunctions, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (each, a “Law” and collectively, “Laws”) and with all applicable Privacy Laws, posted or internal agreements or policies with respect to customer, user, private or personal data, or data or system privacy or security and (ii) there has been no misuse, unauthorized intrusion, cyberattack or breach of the IT Assets owned or controlled by DXL that has not since been resolved without any ongoing material liability for DXL. No investigation or review by any Governmental Entity with respect to DXL or any of the DXL Subsidiaries is pending or, to DXL’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. As of the date hereof, to the Knowledge of DXL and the DXL Subsidiaries, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any applicable Law. Each of DXL and the DXL Subsidiaries has all material governmental permits, authorizations, registrations, waivers, licenses, franchises, variances, exemptions and orders issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, “Licenses” and the terms “DXL Licenses” and “FBB Licenses” will mean Licenses of DXL or any of the DXL Subsidiaries or FBB, respectively) necessary to conduct its business as presently conducted.

(b) Since January 29, 2023, DXL and each of the DXL Subsidiaries are in material compliance with (i) their respective obligations under each of the material DXL Licenses and (ii) the rules and regulations of the Governmental Entity issuing such material DXL Licenses. There is no pending or, to DXL’s Knowledge, threatened by or before any Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against DXL or any of the DXL Subsidiaries relating to any of the material DXL Licenses. To the Knowledge of DXL and the DXL Subsidiaries, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any DXL License, and to the Knowledge of DXL and the DXL Subsidiaries, there are no facts or circumstances which could form the basis for any such default or violation. The actions of the applicable Governmental Entities granting all material DXL Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to DXL’s Knowledge, threatened, any material application, petition, objection or other pleading with any Governmental Entity that challenges or questions the validity of or any rights of the holder under any material DXL License.

SECTION 3.15 Material Contracts.

(a) Section 3.15(a) of the DXL Disclosure Schedule sets forth a complete list of each currently effective Contract to which DXL or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (other than any DXL Benefit Plan) (each, a “DXL Material Contract”):

(i) that is a material contract as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) relating to leases of real property;

(iii) that is a Contract with a DXL Top Supplier;

(iv) (a) any pledge, security agreement, deed of trust or other Contracts that impose a Lien on any of DXL’s or any of its Subsidiaries’ assets; (b) loan or credit agreement, indenture, debenture, note or other Contracts that create, incur or guarantee any Indebtedness, or (c) Contracts under which DXL or any of its Subsidiaries assumes, or otherwise becomes liable for, the Indebtedness of any other Person;

(v) that is any partnership agreement, joint venture agreement or other similar Contract (excluding, for the avoidance of doubt, marketplace agreements with vendors);

(vi) relating to Indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $500,000 in the aggregate;

(vii) which by its terms limits in any material respect (i) the localities, market or business in which all or any significant portion of the business and operations of DXL or DXL’s Subsidiaries or, following the consummation of the Transactions, the business and operations of Surviving Company, DXL or any Affiliate of DXL, is or would be conducted, (ii) the Persons DXL or any of its existing or future Subsidiaries, may hire (other than Contracts with contract research organizations or other contractors or vendors that provide services to DXL in the ordinary course of DXL’s business and that contain provisions that prevent DXL from soliciting or hiring any personnel of such contract research organizations or such other contractors or vendors), (iii) the Persons to whom DXL or any of its existing or future Subsidiaries may sell products or deliver services, or (iv) the scope of the business and operations of DXL and its Subsidiaries, taken as a whole;

(viii) any Contract that (i) provides for the grant to DXL of any license or other right to or under any material Intellectual Property Rights, other than (A) non-exclusive license agreements for commercially available off-the- shelf software or technology services, (B) employee proprietary invention assignment agreements and (C) commercial agreements where the license of Intellectual Property Rights is incidental to the main agreement or (ii) contains a license or other right to use material DXL IP Rights other than non-exclusive licenses to a contractor or service provider of DXL or the DXL Subsidiaries entered in the ordinary course of business;

(ix) any Contract that waives any material rights, grants any material releases, resolves or settles any material actual or threatened Proceedings or provides for any material injunctive or non-monetary relief (including co-existence agreements);

(x) containing any royalty, dividend or similar arrangement based on the revenues or profits of DXL or any of its Subsidiaries;

(xi) with any Governmental Entity or a subcontractor to any Governmental Entity in connection with such DXL Material Contract;

(xii) any Contract with (a) an executive officer or director of DXL or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of DXL or (c) to the Knowledge of DXL, any “related party” (within the meaning of Item 404 of Regulation S- K promulgated by the SEC) of any such officer, director or owner (other than DXL or its Subsidiaries);

(xiii) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Transactions;

(xiv) relating to the acquisition or disposition of any material interest in, or any material amount of, securities, property or assets of DXL or any of its Subsidiaries or any other Person, or for the grant to any Person of any preferential rights to purchase any such securities, property or assets;

(xv) establishing powers of attorney or agency agreements; and

(xvi) other than as set forth elsewhere on Section 3.15(a) of the DXL Disclosure Schedule, and excluding customary confidentiality and non-disclosure agreements, all other Contracts that are material to the business or operations of DXL and its Subsidiaries and commitments or agreements to enter into any of the foregoing.

(b) DXL has delivered or made available to FBB accurate and complete copies of all DXL Material Contracts, including all amendments thereto. There are no DXL Material Contracts that are not in written form. Neither DXL nor any Subsidiary of DXL has, nor to DXL’s Knowledge, has any other party to a DXL Material Contract breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any DXL Material Contract, except where the breach, violation, default or notice thereof of any the foregoing, thereunder has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL. As to DXL and DXL’s Subsidiaries, as of the date of this Agreement, each DXL Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions, except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL. The consummation of the Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from DXL, any Subsidiary of DXL, or the Surviving Company to any Person under any DXL Material Contract or give any Person the right to terminate or alter the provisions of any DXL Material Contract. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL, no Person (A) is renegotiating any material amount paid or payable to DXL or any of its Subsidiaries under any DXL Material Contract or any other material term or provision of any DXL Material Contract or (B) has provided notice to DXL or any of its Subsidiaries that it intends to terminate any DXL Material Contract or with respect to any breach or default in any material respect of any DXL Material Contract.

SECTION 3.16 Environmental Liability.

(a) Each of DXL and the DXL Subsidiaries possesses and is in compliance with all Environmental Permits necessary in all material respects to conduct its businesses and operations as currently conducted.

(b) To the Knowledge of DXL, each of DXL and the DXL Subsidiaries is in compliance and has complied in all material respects with all applicable Environmental Laws, and neither DXL nor any DXL Subsidiary has received any communication from any Governmental Entity or other Person that alleges that DXL or any DXL Subsidiary has violated or is liable under any Environmental Law in any material respect.

(c) There are no material Environmental Claims pending or, to DXL’s knowledge, threatened against DXL or any of the DXL Subsidiaries and neither DXL nor any of the DXL Subsidiaries has contractually retained or assumed any liabilities or obligations that would reasonably be expected to result in any Environmental Claim against DXL or any of the DXL Subsidiaries nor there is any circumstance involving DXL or any of its Subsidiaries that would reasonably be expected to result in Environmental Claim.

(d) To the Knowledge of DXL, there have been no Releases of, or exposure to, any Hazardous Materials that would reasonably be expected result in any material Environmental Claim or liability.

(e) Definitions.

(i) “Environmental Claims” means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other Person alleging responsibility or liability (including responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (x) the presence, Release of, or exposure to, any Hazardous Materials at any location or (y) any failure to comply with any Environmental Law or Environmental Permit.

(ii) “Environmental Laws” means all applicable Laws issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or, as it relates to the environment, the Release of or exposure to hazardous or toxic materials or protection of worker health from such exposure.

(iii) “Environmental Permits” means all Licenses required under applicable Environmental Laws.

(iv) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes that in relevant form or concentration are regulated pursuant to any Environmental Law.

(v) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 3.17 Takeover Laws. Assuming the representations and warranties of FBB set forth in Section 4.02 are true and correct, as of the date hereof, the DXL Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL will be inapplicable to the execution, delivery and performance of this Agreement. There are no other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulations (each, a “Takeover Statute”) or any takeover-related provision in the DXL Charter applicable to the Merger or the other Transactions.

SECTION 3.18 DXL Information. The information relating to DXL that is provided by DXL or DXL’s Representatives for inclusion in the Proxy Statement, or in any other document filed with any other

Regulatory Agency in connection with the Merger and the other Transactions, will not in the case of the Proxy Statement, at the date it is first furnished by DXL to the DXL stockholders or at the time of the DXL Stockholders Meeting or in the case of any other document at the time of the filing of such document, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

SECTION 3.19 Affiliate Transactions. Except as disclosed in DXL’s most recently filed annual report on Form 10-K, as of the date of this Agreement, there are no material transactions, Contracts or understandings between DXL or any of the DXL Subsidiaries, on the one hand, and either (i) any holder of any Equity Interest in DXL or any of the DXL Subsidiaries, (ii) any officer or director of DXL or any of the DXL Subsidiaries (other than any DXL Benefit Plan) or (iii) any of DXL’s other Affiliates (other than wholly owned DXL Subsidiaries), on the other hand, that would be required to be disclosed by DXL under Item 404 of Regulation S-K promulgated by the SEC.

SECTION 3.20 Intellectual Property.

(a) Each of DXL and the DXL Subsidiaries owns, or has a valid license to use, free and clear of all Liens, other than Permitted Liens, all material Intellectual Property Rights used in the operation of their respective businesses as currently conducted (provided that the foregoing will not be read as a representation of non-infringement, which is solely covered by Section 3.20(b) below) and such (i) ownership or (ii) right to use such Intellectual Property Rights will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions. All material Registered IP included in the DXL IP Rights is currently subsisting, and, to the Knowledge of DXL, valid and enforceable.

(b) (i) The conduct of the business as currently conducted, and as has been conducted since January 29, 2023, by DXL and the DXL Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person in any material respect; (ii) there are no material Proceedings pending against DXL or any of the DXL Subsidiaries and, to DXL’s Knowledge, there is no material claim, action or proceeding threatened against DXL or any of the DXL Subsidiaries, in each case alleging that DXL or the DXL Subsidiaries is or has been infringing, misappropriating or otherwise violating any Intellectual Property Rights of any third Person; and (iii) since January 29, 2023, neither DXL nor the DXL Subsidiaries have received any material written invitations to license, cease-and-desist letters or indemnity claims relating to any infringement, misappropriation or violation of the Intellectual Property Rights of any third Person.

(c) Since January 29, 2023, neither DXL nor any of the DXL Subsidiaries have filed or threatened in writing any claim against, or sent an invitation to license, cease-and-desist letter or indemnity claim to, any third Person alleging that such Person is infringing, misappropriating or otherwise violating any DXL IP Rights in any material respect, and to DXL’s knowledge, no third Person is infringing, misappropriating or otherwise violating, or since January 29, 2023 has infringed, misappropriated or otherwise violated, any DXL IP Rights in any material respect.

(d) DXL and each of the DXL Subsidiaries has taken commercially reasonable precautions, including the use of binding confidentiality and nondisclosure agreements, to protect and maintain the confidentiality of material nonpublic information included in the DXL IP Rights, including material Trade Secrets of DXL and the DXL Subsidiaries.

(e) Section 3.20(e) of the DXL Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of Registered IP included in the DXL IP Rights.

(f) All current and former employees and consultants of DXL or any of the DXL Subsidiaries who contributed to the discovery, creation or development of any DXL IP Rights did so (i) within the scope of his or her employment such that it constituted a work made for hire under the U.S. Copyright Act (17 USC 101) and all

Intellectual Property Rights arising therefrom became the exclusive property of DXL or any of DXL Subsidiaries, as applicable, or (ii) pursuant to a written agreement, which assigned all of his or her Intellectual Property Rights arising therein to DXL or any of the DXL Subsidiaries, as applicable.

SECTION 3.21 Title to Assets. Each of DXL and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected in the DXL SEC Reports; and (b) all other assets reflected in the books and records of DXL or any of its Subsidiaries as being owned by DXL or such Subsidiary, in each case, other than as would not reasonably be expected to be material to DXL and its Subsidiaries, taken as a whole. All of such assets are owned or, in the case of leased assets, leased by DXL or any of its Subsidiaries, free and clear of any Liens other than Permitted Liens.

SECTION 3.22 Real Property; Leasehold.

(a) Section 3.22(a) of the DXL Disclosure Schedule contains, as of the date of this Agreement, a complete and correct list of all real property owned in whole or in part by DXL and its Subsidiaries (such real property, together with all buildings, structures, fixtures and improvements erected or located thereon, the “DXL Owned Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL, (i) DXL or its Subsidiaries have good and valid fee simple title to all of the DXL Owned Real Property, free and clear of Liens, except Permitted Liens, and (ii) to DXL’s Knowledge, there is no pending or threatened condemnation or similar action affecting any of the DXL Owned Real Property by DXL and its Subsidiaries. Neither DXL nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any DXL Owned Real Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any DXL Owned Real Property or any portion thereof or interest therein. There is no formerly owned real property that was owned by DXL or any of its Subsidiaries in respect of which DXL or any of its Subsidiaries may have any material liability. Neither DXL nor any of its Subsidiaries is bound by any Contract requiring it to acquire or dispose of any interest in real property.

(b) Section 3.22(b) of the DXL Disclosure Schedule contains, as of the date of this Agreement, a complete and correct list of the DXL Leased Real Property by DXL and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL, (i) DXL or its Subsidiaries have valid leasehold interests to all real property leased or subleased by DXL and its Subsidiaries (the “DXL Leased Real Property”), free and clear of all Liens, except for Permitted Liens; (ii) as of the date hereof, each lease or sublease with respect to the DXL Leased Real Property (each, a “DXL Real Property Lease”) is in full force and effect and enforceable in accordance with its respective terms against DXL or its Subsidiaries that are party thereto and, to DXL’s Knowledge, to the other parties thereto (in each case subject to the Enforceability Exceptions); and (iii) neither DXL nor any of its Subsidiaries is in material breach or material default under any of the DXL Real Property Leases and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination of, modification of or acceleration of rent under any DXL Real Property Lease or otherwise cause such DXL Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing (subject only to the Enforceability Exceptions). Neither DXL nor any of its

Subsidiaries has subleased, licensed, sublicensed or otherwise granted any Person any beneficial interest in or the right to use or occupy any DXL Leased Real Property or any portion thereof. DXL has made available to FBB true, correct and complete copies of each DXL Real Property Lease. Neither DXL nor any of its Subsidiaries owes, nor, based on existing DXL Real Property Leases or other Contracts as currently in effect, will owe in the future, any brokerage commissions or finder’s fees with respect to any DXL Leased Real Property. No landlord or tenant (as applicable) under any DXL Real Property Lease is an Affiliate of DXL or any of its Subsidiaries.

(c) The DXL Owned Real Property set forth on Section 3.22(a) of the DXL Disclosure Schedule and the DXL Leased Real Property set forth on Section 3.22(b) of the DXL Disclosure Schedule comprise all of the land, buildings, improvements, fixtures or other real property necessary for, and currently used by, the operation of the business of DXL and the DXL Subsidiaries. None of the DXL Owned Real Property or DXL Leased Real Property is used for any purpose other than the operation of the business of DXL and the DXL Subsidiaries. Neither DXL nor any of its Subsidiaries uses any land, buildings, improvements, fixtures or other real property for which ownership or a lease would ordinarily be required, other than that which is included in the definition of DXL Owned Real Property or DXL Leased Real Property.

(d) To DXL’s Knowledge, each DXL Owned Real Property and DXL Leased Real Property is supplied with utilities and other services reasonably necessary for the operation of the business of DXL and its Subsidiaries as currently conducted at each such DXL Owned Real Property and DXL Leased Real Property, and, to DXL’s Knowledge, no fact or condition exists that would result in the termination or impairment of the furnishing of service to any such DXL Owned Real Property or DXL Leased Real Property of water, sewer, gas, electric, telephone, drainage and other such utility services. To DXL’s Knowledge, the DXL Owned Real Property and DXL Leased Real Property and all improvements thereon, including the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonably good working condition and repair, subject only to ordinary wear and tear and normal, scheduled maintenance and are reasonably sufficient for the operation thereof for its current use, in each case, except as would not reasonably be expected to be material to DXL and its Subsidiaries, taken as a whole.

(e) To DXL’s Knowledge, there are no material structural or other physical defects or deficiencies in the condition of the DXL Owned Real Property and DXL Leased Real Property, and there are no facts or conditions that would, individually or in the aggregate, materially interfere in any respect with the use or occupancy of such DXL Owned Real Property and DXL Leased Real Property or any portion thereof in the operation of the business of DXL and its Subsidiaries as currently conducted thereon.

(f) Neither DXL nor any of its Subsidiaries has received any written notice from a Governmental Entity of any special Tax, levy or assessment for benefits or betterments that affect the DXL Owned Real Property or DXL Leased Real Property and no such special Taxes, levies or assessments are pending or contemplated. Neither the DXL Owned Real Property, the DXL Leased Real Property nor the use or occupancy thereof violates in any way any applicable permits, licenses, certificates of occupancy, covenants, conditions or restrictions, whether federal, state, local or private, and the DXL Owned Real Property or the DXL Leased Real Property or DXL or its applicable Subsidiary holding the fee, leasehold or other interest therein has received all required permits, certificates of occupancy, licenses, authorizations and approvals in connection with the use and occupancy thereof, whether in connection with the business of DXL, its Subsidiaries or otherwise.

(g) Each DXL Owned Real Property and DXL Leased Real Property enjoys direct or indirect legal ingress and egress from dedicated public highways or streets, and no action has been instituted or is pending or threatened that would impair or curtail such legal ingress and egress and, to DXL’s Knowledge, there is no reasonable basis for any such action.

(h) Neither DXL nor any of its Subsidiaries has received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any DXL Owned Real Property or DXL Leased Real Property or requesting the performance of any material work or alteration with respect to any DXL Owned Real Property or DXL Leased Real Property.

SECTION 3.23 Anti-Corruption Laws. None of DXL or any of its Subsidiaries or any of their respective directors, officers, employees or agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption Law (collectively, the “Anti-Corruption Laws”). Neither DXL nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Entity with respect to potential violations of Anti-Corruption Laws.

SECTION 3.24 Fairness Opinion. Prior to the execution of this Agreement, the DXL Board has received the oral opinion (to be confirmed in writing) of DXL’s Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications, restrictions and limitations upon the review undertaken by DXL’s Financial Advisor in preparing its opinion, the Merger Consideration to be paid by DXL in the Merger pursuant to this Agreement is fair, from a financial point of view, to the stockholders of DXL (the “DXL Fairness Opinion”). Such DXL Fairness Opinion has not been amended or rescinded as of the date of this Agreement. Copies of the written opinion of DXL’s Financial Advisor will be delivered to FBB for informational purposes only reasonably promptly following receipt thereof by DXL.

SECTION 3.25 Insurance. Section 3.25 of the DXL Disclosure Schedule contains a complete and accurate list of all material policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or otherwise applicable, as of the date of this Agreement, to the assets, properties or operations of DXL and the DXL Subsidiaries, and DXL has heretofore made available to FBB and its Representatives a complete and accurate copy of all such policies, including all occurrence based policies applicable to the assets, properties or operations of DXL and the DXL Subsidiaries for all periods prior to the Effective Time. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are valid and subsisting and in full force and effect in accordance with their terms, all premiums with respect thereto covering all periods up to and including the Effective Time have been paid, and no notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. Such policies are sufficient for compliance by DXL and the DXL Subsidiaries with (i) all requirements of applicable Law and (ii) all Contracts to which any of DXL or any of the DXL Subsidiaries is a party, and each of DXL and each of the DXL Subsidiaries has complied in all material respects with the provisions of such policy under which DXL or such DXL Subsidiary, as applicable is an insured party. Neither DXL nor any of the DXL Subsidiaries is in default under any of such insurance policies, and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. Neither DXL nor any of the DXL Subsidiaries has been refused any insurance or suffered the cancellation of any insurance with respect to the assets, properties or operations of DXL or such DXL Subsidiary, as applicable, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years. There are no pending or, to the Knowledge of DXL, outstanding or reasonably anticipated material claims under any insurance policy.

SECTION 3.26 No Other Representations or Warranties; Reliance. Except for the express representations and warranties contained in this Agreement, none of DXL, Merger Sub, any of their Subsidiaries or Affiliates nor any other Person makes any express or implied representation or warranty on behalf of DXL, Merger Sub, their Subsidiaries or Affiliates or any other Person, and each of DXL, Merger Sub and their Subsidiaries and Affiliates hereby disclaims any such representation or warranty whether by DXL, Merger Sub or their Subsidiaries or Affiliates. Each of DXL and Merger Sub has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by FBB or any of its Affiliates or Representatives, except as expressly set forth in Article IV and those certificates delivered by FBB pursuant to this Agreement. DXL has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of FBB and its Subsidiaries. DXL acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to FBB and its Subsidiaries for such purpose.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FBB

Except as disclosed in the correspondingly numbered section or subsection of the FBB Disclosure Schedule (it being understood that any disclosure set forth in one section or subsection of the FBB Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to qualify, (i) the section or subsection of this Agreement to which it corresponds in number and (ii) each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection), FBB hereby represents and warrants to DXL and Merger Sub as follows:

SECTION 4.01 Corporate Organization.

(a) FBB is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware. FBB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be material.

(b) A true and complete copy of each of the FBB Charter and FBB Bylaws has previously been made available to DXL. FBB is not in violation of any of the provisions of the FBB Charter or FBB Bylaws.

(c) Each FBB Subsidiary (A) is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in clause (B) as would not, individually or in the aggregate, be material.

SECTION 4.02 Capitalization.

(a) Authorized and Issued Shares.

(i) The authorized share capital of FBB is 1,870,000 shares of capital stock, consisting of 1,700,000 shares of FBB Common Stock and 170,000 shares of FBB Preferred Stock (together, the “FBB Capital Stock”). As of the date hereof, there were (1) 1,155,007 shares of FBB Common Stock issued and outstanding, including 14,200 FBB Restricted Stock Awards, (2) 73,156 shares of FBB Preferred Stock issued and outstanding and (3) 50,367 shares of FBB Common Stock issuable upon exercise of the FBB Warrants. As of the Effective Time, there will be no issued or outstanding shares of FBB Preferred Stock or FBB Warrants. Except as set forth in the second sentence of this Section 4.02(a)(i), (i) there are no outstanding or authorized restricted stock, restricted stock unit, stock appreciation right, phantom stock, “Emergence Awards” or other equity-based compensation awards with respect to FBB Common Stock, (ii) no other Equity Interests of FBB were issued, reserved for issuance or outstanding, and (iii) FBB has no other options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts, arrangements or commitments of any kind, including any stockholder rights plan, relating to, or the value of which is determined in reference to, the issued or unissued FBB Capital Stock (or any other Equity Interest of FBB) or the Equity Interests of any FBB Subsidiary, obligating FBB or any FBB Subsidiary to issue, transfer or sell, or cause to be issued, transferred or sold, any Equity Interests of FBB or any FBB Subsidiary. All of the issued and outstanding shares of FBB Capital Stock are duly authorized and validly issued and fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the FBB Charter or any Contract to which FBB is a party or by which it is otherwise bound. Section 4.02(a) of the FBB Disclosure Schedule contains a true, correct and complete ledger of all holders of the FBB Capital Stock as of the date hereof, including the name and address of each holder, the number and class of shares held by each such holder.

(b) No bonds, debentures, notes or other Indebtedness, or securities convertible into or exchangeable for, or other rights to acquire, any such bonds, debentures, notes or other Indebtedness, of FBB having the right to vote on any matters on which stockholders may vote (“FBB Voting Debt”) are issued or outstanding.

(c) Except for the Equity Interests of the FBB Subsidiaries, which are identified by name, jurisdiction of incorporation or formation, and ownership thereof (including the percentage of such ownership) on Section 4.02(c) of the FBB Disclosure Schedule, FBB does not own, beneficially or of record, directly or indirectly any Equity Interests in any Person, nor does FBB or any FBB Subsidiary have any Contract or other obligation requiring that FBB or any FBB Subsidiary acquire any Equity Interest in any Person.

SECTION 4.03 Authority; No Violation.

(a) FBB has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and, subject to receipt of the FBB Stockholder Approval, to consummate the Merger and the other Transactions hereunder. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly approved and adopted by the FBB Board (at meetings duly called and held or pursuant to a unanimous written consent). The FBB Board has (a) determined that this Agreement and the Merger and the other Transactions are fair to, advisable and in the best interests of FBB and its stockholders; (b) approved and declared advisable this Agreement and the Transactions; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of FBB consent to approve the FBB Stockholder Approval. Except for the approval of this Agreement, the Merger, the FBB Charter Amendment, the COD Amendment and the other Transactions by the FBB Board, including at least one “Oaktree Designee” and at least one “GS Designee” (each as defined in the FBB Stockholders Agreement), which has been obtained, and by the holders of not less than (i) a majority of the voting power of the outstanding FBB Capital Stock, (ii) a majority of the outstanding FBB Preferred Stock, and (iii) a majority of the “Liquidation Preference” (as defined in the Certificate of Designation) of all of the shares of FBB Preferred Stock (clauses (i), (ii) and (iii) collectively, the “FBB Stockholder Approval”), no other corporate proceedings on the part of FBB or any other vote by the holders of any class or series of FBB Capital Stock are necessary to approve or adopt this Agreement or to consummate the Merger and the other Transactions. This Agreement has been duly and validly executed and delivered by FBB and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of FBB, enforceable against FBB in accordance with its terms, subject to the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement by FBB nor the consummation by FBB of the Merger, the FBB Charter Amendment, the COD Amendment or the other Transactions, nor compliance by FBB with any of the terms or provisions of this Agreement, will (i) violate any provision of the FBB Charter or FBB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.04 are duly obtained and/or made, (A) violate any Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to FBB, any of the FBB Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FBB or any of the FBB Subsidiaries under, any of the terms, conditions or provisions of any Contract, note, bond, mortgage, indenture, deed of trust, FBB License, lease, agreement or other instrument or obligation to which FBB or any of the FBB Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, other than, in the case of clause (ii), that would not have, individually or in the aggregate, a Material Adverse Effect on FBB.

SECTION 4.04 Consents and Approvals. Except for (a) the filing of the Certificate of Merger in accordance with the DGCL, (b) compliance with notices and filings, if any, under any Antitrust Laws of any applicable jurisdiction, (c) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of DXL Common Stock constituting the Merger Consideration, (d) any filings required under the rules and regulations of Nasdaq and (e) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not have, individually or in the aggregate, a Material Adverse Effect on FBB, no authorizations or authority of any Governmental Entity are necessary in connection with (i) the execution and delivery by FBB of this Agreement, and (ii) the consummation by FBB of the Transactions.

SECTION 4.05 Financial Statements.

(a) Section 4.05(a) of the FBB Disclosure Schedule includes true and complete copies of FBB’s (i) unaudited balance sheet as of September 27, 2025 and the related unaudited statements of operations, cash flows and changes in stockholders’ equity as of and for the nine months ended September 30, 2025 and (ii) audited balance sheet as of December 28, 2024, December 30, 2023 and December 31, 2022, and the related audited statements of operations, cash flows and changes in stockholders’ equity for the years ended December 28, 2024, December 30, 2023 and December 31, 2022, together with the notes thereto and the reports and opinions of FBB’s independent auditor relating thereto, prepared in accordance with GAAP (such financial statements described in the immediately preceding clauses (i) and (ii), collectively, the “FBB Financial Statements”). The FBB Financial Statements (x) were prepared in all material respects in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (y) fairly present, in all material respects, the financial condition, the cash flows and operating results of FBB as of the dates and for the periods indicated therein (subject to normal year-end adjustments in the case of any unaudited interim financial statements, none of which are material, individually or in the aggregate).

(b) Since January 1, 2023, neither FBB nor any of its Subsidiaries nor, to the knowledge of FBB, any director, officer, employee, auditor, accountant, consultant or Representative of FBB or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, that FBB or any of its Subsidiaries has engaged in accounting or auditing practices in violation of applicable Law or applicable requirements of GAAP.

(c) Since January 1, 2023, neither FBB nor any of its Subsidiaries (nor, to the Knowledge of FBB, any employee thereof) nor FBB’s independent auditor has identified or been made aware of any (i) significant deficiency or material weakness in the system of internal accounting controls utilized by FBB and its Subsidiaries; (ii) fraud, whether or not material, that involves FBB’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by FBB and its Subsidiaries; or (iii) claim or allegation regarding any of the foregoing.

(d) Except (i) for those liabilities that are reflected or reserved against on FBB’s balance sheet as of December 28, 2024 or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and (iii) for liabilities and obligations incurred in connection with this Agreement, FBB and its Subsidiaries do not have any liabilities that, individually or in the aggregate, are material to FBB and its Subsidiaries, taken as a whole.

(e) FBB is not a party to, nor does it have any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between FBB, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any off-balance sheet arrangement, which, the case of any of the foregoing, would (if FBB were subject to the reporting requirements of Section 13a of the Exchange Act) be required to be disclosed pursuant to Item 303(b) of Regulation S-K promulgated by the SEC.

SECTION 4.06 Advisors’ Fees. None of FBB, any FBB Subsidiary or any of their respective officers or directors has employed any Advisor, or incurred any liability for any broker’s fees, commissions, finder’s fees or other Advisor fees, in connection with the Merger or other Transactions, other than Rothschild & Co (“FBB’s Financial Advisor”). FBB retained FBB’s Financial Advisor pursuant to an engagement letter and has delivered to DXL a true and complete copy of such engagement letter.

SECTION 4.07 Absence of Certain Changes or Events.

(a) Since December 28, 2024, through the date of this Agreement, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB.

(b) Except in connection with the execution and delivery of this Agreement and the Transactions, from December 28, 2024 through the date of this Agreement, FBB and the FBB Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, consistent with past practice.

SECTION 4.08 Legal Proceedings.

(a) As of the date hereof, none of FBB nor any of the FBB Subsidiaries is a party to any, and there are no pending or, to FBB’s Knowledge, threatened Proceedings against FBB or any of the FBB Subsidiaries, or, to FBB’s Knowledge, any of the directors, officers or employees of FBB of any of its Subsidiaries in their respective capacities as such; and, since January 1, 2022, neither FBB nor any of its Subsidiaries has settled or compromised any proceeding or claim, whether filed or threatened, which settlement or compromise is or was material to FBB or any of its Subsidiaries.

(b) There is no Injunction, judgment or regulatory restriction imposed upon FBB, any of the FBB Subsidiaries or the assets of FBB or any of the FBB Subsidiaries.

SECTION 4.09 Taxes and Tax Returns.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB:

(i) All Tax Returns required by Law to be filed by FBB and the FBB Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete.

(ii) All amounts of Taxes shown due on any Tax Returns of FBB and the FBB Subsidiaries and all other amounts of Taxes owed by FBB and the FBB Subsidiaries have been timely paid.

(iii) FBB and the FBB Subsidiaries have (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority.

(iv) Neither FBB nor the FBB Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Tax Authority with respect to Taxes. Neither FBB nor the FBB Subsidiaries has received any written notice from a Tax Authority of a proposed deficiency of any amount of Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Tax Authority in a jurisdiction where FBB or the FBB Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of FBB or the FBB Subsidiaries, and no written request for any such waiver or extension is currently pending.

(v) Neither FBB nor the FBB Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(vi) Neither FBB nor the FBB Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(vii) Neither FBB nor the FBB Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Tax Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing outside of the ordinary course of business; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; (F) any transactions effected or investments made prior to the Closing that results in taxable income pursuant to Section 951(a) or 951A of the Code (or any similar provision of Law), or (G) any election under Section 965 of the Code.

(viii) Neither FBB nor the FBB Subsidiaries has any liability for the Taxes of any Person (other than the FBB or the FBB Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(ix) Neither FBB nor the FBB Subsidiaries is party to, or bound by, or has any obligation to, any Tax Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(x) A valid and timely Section 83(b) election was filed with respect to each outstanding award granted under the FBB Equity Plan or other equity or equity-related right or interest of FBB or any of its Subsidiaries to the extent such award, right or interest was subject to a substantial risk of forfeiture (including, for the avoidance of doubt, with respect to any FBB Restricted Stock Award).

(xi) FBB and the FBB Subsidiaries have complied in all material respects with respect to all applicable Laws relating to the reporting and payment of amounts relating to escheat or abandoned or unclaimed property obligations or similar Laws and have no liability pursuant to any such Laws.

(xii) FBB is classified as a corporation for U.S. federal income tax purposes.

(xiii) Neither FBB nor the FBB Subsidiaries has taken or agreed to take any action or believes or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying for the Intended Tax Treatment.

SECTION 4.10 Employee Benefit Plans.

(a) For purposes of this Agreement, “FBB Benefit Plan” shall mean each benefit or compensation plan, arrangement, agreement, policy or program, including any “employee welfare plan” within the meaning of Section 3(a) of ERISA, whether or not subject to ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock option, severance, employment, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, or program, of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated), that is sponsored, maintained or contributed to by FBB (or required to be maintained or contributed to by FBB) for the benefit of current or former directors, officers or employees of, or consultants to, FBB or with respect to which

FBB, directly or indirectly, has any liability, excluding, in each case, any Multiemployer Plan. Section 4.10(a) of the FBB Disclosure Schedule contains a true and complete list of each material FBB Benefit Plan. With respect to each FBB Benefit Plan, FBB has provided or made available to DXL true and complete copies of: (x) such FBB Benefit Plan, if written, or a description of such FBB Benefit Plan, if not written and (y) to the extent applicable to such FBB Benefit Plan: (i) all trust agreements, insurance contracts or other funding arrangements; (ii) the most recent Form 5500 (including all schedules thereto) required to have been filed with the Department of Labor and all schedules thereto; (iii) the most recent IRS determination, advisory or opinion letter; (iv) the most recent summary plan descriptions; (v) all material non- routine communications to or from any Governmental Entity related to any FBB Benefit Plan (including a written description of any oral communication) within the last calendar year, or for any matter that remains unresolved as of the date hereof; and (vi) all amendments and modifications to any such document.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB, (i) each FBB Benefit Plan is in compliance with all applicable Laws, including ERISA, the Code, and the terms of such FBB Benefit Plan; (ii) each FBB Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, advisory or opinion letter from the Internal Revenue Service, or with respect to a pre-approved plan, can rely on an advisory or opinion letter from the Internal Revenue Service to the pre-approved plan sponsor, to the effect that such FBB Benefit Plan is so qualified with respect to its form and that the plan and the trust related thereto qualify in form to be exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, advisory or opinion letter has been revoked, no revocation has been threatened and FBB is aware of no event occurring after the date of such determination that could reasonably be expected to cause the revocation of such letter or result in the loss of such qualification; (iii) no condition exists that is reasonably likely to subject FBB or any FBB ERISA Affiliate to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the FBB Benefit Plans; (iv) there are no pending or, to FBB’s Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the FBB Benefit Plans or any trusts related thereto; (v) no FBB Benefit Plan is, or within the last three (3) years has been, the subject of an examination or audit by a Governmental Entity and to FBB’s Knowledge, no fact or event exists or could reasonably be expected to give rise to any such investigation, audit or other administrative proceeding with respect to an FBB Benefit Plan; and (vi) all contributions, premiums and other similar payments to, and payments from, the FBB Benefit Plans which are required to have been made by FBB or any of its Subsidiaries with respect to any period ending on or before the Closing Date, in accordance with the FBB Benefit Plans, have been timely made or accrued in accordance with GAAP.

(c) Neither FBB nor any FBB ERISA Affiliate has, within the past six (6) years, maintained, sponsored, contributed to, been required to contribute to or has or could reasonably be expected to have any liability with respect to a, (i) “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (ii) “single employer pension plan” as defined in Section 4001(a)(15) of ERISA, (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iv) “multiple employer plan” subject to Section 413(c) of the Code. Neither FBB nor any FBB ERISA Affiliate has any current or contingent liability or obligation with respect to any plan that is or was within the past six (6) years subject to Title IV of ERISA or Sections 412 or 430 of the Code.

(d) Except as provided by this Agreement or as set forth on Section 4.10(d) of the FBB Disclosure Schedule, no FBB Benefit Plan provides, nor does FBB nor any Subsidiary have any obligation to provide, post-termination medical, health, life insurance or other welfare-type benefits for retired, former or current employees or beneficiaries or dependents thereof, including any post-employment or retiree health or welfare benefits, except for continued medical benefit coverage mandated by Part 6 of Subtitle B of Title I of ERISA, required under Section 4980B or as required under state or other applicable continuation coverage law, in each case for which the covered individual pays the full cost of coverage.

(e) Except as provided by this Agreement or as set forth on Section 4.10(e) of the FBB Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any payment becoming due to any current or former director, officer or any employee, consultant or individual service provider of FBB or any FBB Subsidiary, including severance pay, change of control benefit or any other payment from FBB or any FBB Subsidiary, (ii) increase any benefits otherwise payable under any FBB Benefit Plan or materially increase compensation, (iii) result in or cause the vesting, exercisability, acceleration of the time of payment, funding or vesting of any such benefits, or forfeiture of or increase the amount or value of, any compensation or benefits due to any such employee, officer, director or consultant, (iv) result in the triggering or imposition of any restrictions or limitations on the rights of FBB to amend, merge or terminate any FBB Benefit Plan or (v) trigger any other obligation under, or result in the breach or violation of, any FBB Benefit Plan.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB, each FBB Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) and has been established, operated and maintained in compliance with Section 409A of the Code and any proposed and final guidance promulgated under Section 409A of the Code. No additional Tax under Section 409A(a)(1)(B) of the Code has been incurred by a participant in any such FBB Benefit Plan.

(g) Neither FBB nor any FBB Subsidiary is a party to, nor does any of them have any obligation under any FBB Benefit Plan to compensate or otherwise indemnify any Person for any gross-up, make-whole or excise Taxes payable pursuant to Section 409A or Section 4999 of the Code.

(h) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any current or former employee or natural person independent contractor of FBB would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 or the Code. Neither FBB nor any FBB Subsidiary has any legally binding plan or commitment to create any additional FBB Benefit Plan or to modify or change any existing FBB Benefit Plan that would be reasonably expected to result in material liabilities to FBB or any FBB Subsidiary, except as may be required by applicable Law.

(i) Each Multiemployer Plan maintained, sponsored or contributed to, or required to be contributed to, by FBB, any FBB Subsidiary or any FBB ERISA Affiliate (a “FBB Multiemployer Plan”), as of the date of this Agreement, is listed in Section 4.10(i) of the FBB Disclosure Schedule. With respect to any FBB Multiemployer Plan, neither FBB nor any FBB ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on FBB. With respect to each FBB Multiemployer Plan, neither FBB nor any FBB Subsidiary or FBB ERISA Affiliate has been informed of: (i) any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA); (ii) any fact that would adversely affect the tax qualified status of such Multiemployer Plan; or (iii) any completed or partial termination (whether by mass withdrawal or otherwise).

(j) All contributions required to be made by FBB or any FBB Subsidiary under each FBB Multiemployer Plan have been timely made and all obligations in respect of each FBB Multiemployer Plan have been properly accrued and reflected in FBB’s most recent audited balance sheet, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on FBB.

SECTION 4.11 Labor and Employment.

(a) Section 4.11(a) of the FBB Disclosure Schedule sets forth, as of the close of business on November 28, 2025, a complete and correct list of all current employees of FBB and the FBB Subsidiaries

(“FBB Employees”), including their respective titles, whether such employee is classified as exempt or non-exempt pursuant to the FLSA, current compensation (including base salary (if classified as exempt) or hourly wage rate (if classified as non-exempt), current target bonus entitlement and other incentive or contingent compensation), status as full-time or part-time, age, work location, and amount of accrued but unused vacation, and whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status, and, if applicable, the anticipated date of return to active employment. FBB has taken reasonable steps to ensure that all individuals who are or were performing consulting or other services for FBB are or were correctly classified under all applicable Laws by FBB as either “independent contractors” (or comparable status in the case of a non-U.S. entity) or “employees” as the case may be, and, at the Closing Date, with respect to those individuals still performing consulting services for FBB as of the Closing Date, such individuals will qualify for such classification and would not be entitled to the rights of an employee of FBB. FBB has taken reasonable steps to ensure that all individuals who are or were classified as “employees” of FBB are or were correctly classified under all applicable Laws by FBB, as exempt or non-exempt from overtime payments, as the case may be. Except as otherwise required by Law or as expressly contemplated by this Agreement, there is no former director, officer, employee, independent contractor or consultant of FBB who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from FBB) relating to such former service provider’s relationship with FBB.

(b) Section 4.11(b) of the FBB Disclosure Schedule lists all collective bargaining agreements to which FBB or any FBB Subsidiary is party to. To the Knowledge of FBB, within the past three (3) years, through the date of this Agreement, there are and have been no material labor union organizing activities or representation campaigns of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent pending or, threatened with respect to any of the employees of FBB or any FBB Subsidiary. There is no and during the three (3) year period prior to the date hereof there has been no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to FBB’s Knowledge, threatened against or affecting FBB or any FBB Subsidiary or (ii) lockout, strike, slowdown, work stoppage or, to FBB’s Knowledge, threat thereof by or with respect to any employees of FBB or any FBB Subsidiary.

(c) In the three (3) years prior to the date hereof, neither FBB or any FBB Subsidiary has effectuated (i) a “plant closing” (as defined in WARN or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of FBB or any FBB Subsidiary, or (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility of FBB or any FBB Subsidiary. Neither FBB or any FBB Subsidiary has incurred any liability or obligation under WARN or any similar state, local or foreign Law that remains unsatisfied.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB, FBB is, and at all relevant times has been, in compliance with all applicable Laws and orders with respect to Employment Matters. The employment or services of each former employee, consultant or contractor of FBB was terminated in material compliance with all applicable Laws, and FBB does not have, and would not reasonably be expected to have, any liability with respect to any such former employees, consultants or contractors for any such termination of employment or services.

(e) Except as would not reasonably be expected to be material to FBB and its Subsidiaries, taken as a whole, there are no, and in the past five years there have been no pending or, to FBB’s Knowledge, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of FBB or any FBB Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity or arbitration board or panel relating to any Employment Matters.

(f) To FBB’s Knowledge, no employee at or above the level of Vice President has informed FBB or any FBB Subsidiary, either orally or in writing, of any plans to terminate their employment or relationship with FBB or any FBB Subsidiary generally or as a result of the Transactions or otherwise.

(g) Each employee of FBB and each FBB Subsidiary is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States specifically for FBB or any FBB Subsidiary or for any United States employer. FBB and each FBB Subsidiary have completed a Form I- 9 (Employment Eligibility Verification) for each employee, and each Form I-9 has since been updated, in each case, as required by applicable Law and is correct and complete. For each employee of FBB and each FBB Subsidiary employed in the United States, an authorized official of the company has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable Laws and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation.

SECTION 4.12 Internal Control. Except as would not reasonably be expected to be material to FBB and its Subsidiaries, taken as a whole, FBB has designed and maintains a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for internal purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of FBB’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that FBB’s receipts and expenditures are being made only in accordance with authorizations of FBB’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of FBB’s assets that could have a material effect on FBB Financial Statements. Except as would not reasonably be expected to be material to FBB and its Subsidiaries, taken as a whole, FBB has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to FBB’s auditors and the FBB Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect FBB’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in FBB’s internal control over financial reporting. Since January 1, 2025, none of FBB, FBB’s auditors, the FBB Board or the audit committee of the FBB Board has received any oral or written notification of any matter set forth in the preceding clause (i) or (ii).

SECTION 4.13 Compliance with Laws; Licenses.

(a) Since January 1, 2023, except as would not reasonably be expected to be material to FBB and its Subsidiaries, taken as a whole, (i) the businesses of each of FBB and the FBB Subsidiaries have been conducted in compliance with all Laws applicable to its business and with all applicable Privacy Laws, posted or internal agreements or policies with respect to customer, user, private or personal data, or data or system privacy or security and (ii) there has been no misuse, unauthorized intrusion, cyberattack or breach of the IT Assets owned or controlled by FBB that has not since been resolved without any ongoing material liability for FBB. No investigation or review by any Governmental Entity with respect to FBB or any of the FBB Subsidiaries is pending or, to FBB’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Knowledge of FBB and the FBB Subsidiaries, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any applicable Law. Each of FBB and the FBB Subsidiaries has all material Licenses necessary to conduct its business as presently conducted.

(b) Since January 1, 2023, FBB and each of the FBB Subsidiaries are in material compliance with (i) their respective obligations under each of the material FBB Licenses and (ii) the rules and regulations of the Governmental Entity issuing such material FBB Licenses. There is no pending or, to FBB’s Knowledge, threatened by or before any Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against FBB or any of the FBB Subsidiaries relating to any of the material FBB Licenses. To the Knowledge of FBB and the FBB Subsidiaries, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any FBB License, and to the Knowledge of FBB and the FBB Subsidiaries, there are no facts or circumstances which could form the basis for any such default or violation. The actions of the applicable Governmental Entities granting all material FBB Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to FBB’s Knowledge, threatened, any material application, petition, objection or other pleading with any Governmental Entity that challenges or questions the validity of or any rights of the holder under any material FBB License.

SECTION 4.14 Material Contracts.

(a) Section 4.14(a) of the FBB Disclosure Schedule sets forth a complete list of each currently effective Contract to which FBB or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (other than any FBB Benefit Plan) (each, an “FBB Material Contract”):

(i) that is a material contract as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) relating to leases of real property;

(iii) that is a Contract with a FBB Top Supplier;

(iv) that is a Contract with a FBB Top Customer;

(v) (a) any pledge, security agreement, deed of trust or other Contracts that impose a Lien on any of FBB’s or any of its Subsidiaries’ assets; (b) loan or credit agreement, indenture, debenture, note or other Contracts that create, incur or guarantee any Indebtedness, or (c) Contracts under which FBB or any of its Subsidiaries assumes, or otherwise becomes liable for, the Indebtedness of any other Person;

(vi) that is any partnership agreement, joint venture agreement or other similar Contract (excluding, for the avoidance of doubt, marketplace agreements with vendors);

(vii) relating to Indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $500,000 in the aggregate;

(viii) which by its terms limits in any material respect (i) the localities, market or business in which all or any significant portion of the business and operations of FBB or FBB’s Subsidiaries or, following the consummation of the Transactions, the business and operations of Surviving Company or FBB, is or would be conducted, (ii) the Persons FBB or any of its existing or future Subsidiaries, may hire (other than Contracts with contract research organizations or other contractors or vendors that provide services to FBB in the ordinary course of FBB’s business and that contain provisions that prevent FBB from soliciting or hiring any personnel of such contract research organizations or such other contractors or vendors), (iii) the Persons to which FBB or any of its existing or future Subsidiaries may sell products or deliver services, or (iv) the scope of the business and operations of FBB and its Subsidiaries, taken as a whole;

(ix) any Contract that (i) provides for the grant to FBB of any license or other right to or under any material Intellectual Property Rights, other than (A) non-exclusive license agreements for commercially available off-the- shelf software or technology services, (B) employee proprietary invention assignment agreements and (C) commercial agreements where the license of Intellectual Property Rights is incidental to the main agreement or (ii) contains a license or other right to use material FBB IP Rights other than non-exclusive licenses to a contractor or service provider of FBB or the FBB Subsidiaries entered in the ordinary course of business;

(x) any Contract that waives any material rights, grants any material releases, resolves or settles any material actual or threatened Proceedings or provides for any material injunctive or non-monetary relief (including co-existence agreements);

(xi) containing any royalty, dividend or similar arrangement based on the revenues or profits of FBB or any of its Subsidiaries;

(xii) with any Governmental Entity or a subcontractor to any Governmental Entity in connection with such FBB Material Contract;

(xiii) any Contract with (a) an executive officer or director of FBB or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of FBB or (c) to the Knowledge of FBB, any “related party” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any such officer, director or owner (other than FBB or its Subsidiaries);

(xiv) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Transactions;

(xv) relating to the acquisition or disposition of any material interest in, or any material amount of, securities, property or assets of FBB or any of its Subsidiaries or any other Person, or for the grant to any Person of any preferential rights to purchase any of any such securities, property or assets;

(xvi) establishing powers of attorney or agency agreements; and

(xvii) other than as set forth elsewhere on Section 4.14(a) of the FBB Disclosure Schedule, and excluding customary confidentiality and non-disclose agreements, all other Contracts that are material to the business or operations of FBB and its Subsidiaries and commitments or agreements to enter into any of the foregoing.

(b) FBB has delivered or made available to DXL accurate and complete copies of all FBB Material Contracts, including all amendments thereto. There are no FBB Material Contracts that are not in written form. Neither FBB nor any Subsidiary of FBB has, nor to FBB’s Knowledge, has any other party to an FBB Material Contract breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any FBB Material Contract, except where the breach, violation, default or notice thereof of any the foregoing, thereunder has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB. As to FBB and FBB’s Subsidiaries, as of the date of this Agreement, each FBB Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions, except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB. The consummation of the Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from FBB, any Subsidiary of FBB, or the Surviving Company to any Person under any FBB Material Contract or give any Person the right to terminate or alter the provisions of any FBB Material Contract. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB, no Person (A) is renegotiating any material amount paid or payable to FBB or any of its Subsidiaries under any FBB Material Contract or any other material term or provision of any FBB Material Contract or (B) has provided notice to FBB or any of its Subsidiaries that it intends to terminate any FBB Material Contract or with respect to any breach or default in any material respect of any FBB Material Contract.

SECTION 4.15 Environmental Liability.

(a) Each of FBB and the FBB Subsidiaries possesses and is in compliance with all Environmental Permits necessary in all material respects to conduct its businesses and operations as currently conducted.

(b) To the Knowledge of FBB, each of FBB and the FBB Subsidiaries is in compliance and has complied in all material respects with all applicable Environmental Laws, and neither FBB nor any FBB Subsidiary has received any communication from any Governmental Entity or other Person that alleges that FBB or any FBB Subsidiary has violated or is liable under any Environmental Law in any material respect.

(c) There are no material Environmental Claims pending or, to FBB’s Knowledge, threatened against FBB or any of the FBB Subsidiaries, and neither FBB nor any of the FBB Subsidiaries has contractually retained or assumed any liabilities or obligations that would reasonably be expected to result in any Environmental Claim against FBB or any of the FBB Subsidiaries nor there is any circumstance involving FBB or any of its Subsidiaries that would reasonably be expected to result in any Environmental Claim.

(d) To the Knowledge of FBB, there have been no Releases of, or exposure to, any Hazardous Materials that would reasonably be expected to result in any material Environmental Claim or liability.

SECTION 4.16 Takeover Laws. To FBB’s Knowledge, there are no Takeover Statutes or any takeover-related provision in the FBB Charter applicable to the Merger or the other Transactions.

SECTION 4.17 FBB Information. The information relating to FBB that is provided by FBB or FBB’s Representatives for inclusion in the Proxy Statement, or in any other document filed with any other Regulatory Agency in connection with the Merger and the other Transactions, will not in the case of the Proxy Statement, at the date it is first furnished by DXL to the SEC or at the time of the DXL Stockholders Meeting or in the case of any other document at the time of the filing of such document, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

SECTION 4.18 Affiliate Transactions. To FBB’s Knowledge, as of the date of this Agreement, there are no material transactions, Contracts or understandings between FBB, or any of the FBB Subsidiaries on the one hand, and either (i) any holder of any Equity Interest in FBB or any of the FBB Subsidiaries, (ii) any officer or director of FBB or any of the FBB Subsidiaries (other than any FBB Benefit Plan) or (iii) any of FBB’s other Affiliates (other than wholly owned FBB Subsidiaries), on the other hand, that would be required to be disclosed by FBB under Item 404 of Regulation S-K promulgated by the SEC if FBB were to be subject to such regulation.

SECTION 4.19 Intellectual Property.

(a) Each of FBB and the FBB Subsidiaries owns, or has a valid license to use, free and clear of all Liens, other than Permitted Liens, all material Intellectual Property Rights used in the operation of their respective businesses as currently conducted (provided that the foregoing will not be read as a representation of non-infringement, which is solely covered by Section 4.19(b) below) and such (i) ownership or (ii) right to use such Intellectual Property Rights will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions. All material Registered IP included in the FBB IP Rights is currently subsisting, and, to the Knowledge of FBB, valid and enforceable.

(b) (i) The conduct of the business as currently conducted, and as has been conducted since January 1, 2023, by FBB and the FBB Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person in any material respect; (ii) there are no material Proceedings pending against FBB or any of the FBB Subsidiaries, and, to FBB’s Knowledge, there is no material claim, action or proceeding threatened against FBB or any of the FBB Subsidiaries, in each case alleging that FBB or the FBB Subsidiaries is or has been infringing, misappropriating or otherwise violating any Intellectual Property Rights of any third Person; and (iii) since January 1, 2023, neither FBB nor the FBB Subsidiaries have received any material written invitations to license, cease-and-desist letters or indemnity claims relating to any infringement, misappropriation or violation of the Intellectual Property Rights of any third Person.

(c) Since January 1, 2023, neither FBB nor any of the FBB Subsidiaries have filed or threatened in writing any claim against, or sent an invitation to license, cease-and-desist letter or indemnity claim to, any third Person alleging that such Person is infringing, misappropriating or otherwise violating any FBB IP Rights in any material respect, and to FBB’s knowledge, no third Person is infringing, misappropriating or otherwise violating, or since January 1, 2023, has infringed, misappropriated or otherwise violated, any FBB IP Rights in any material respect.

(d) FBB and each of the FBB Subsidiaries has taken commercially reasonable precautions, including the use of binding confidentiality and nondisclosure agreements, to protect and maintain the confidentiality of material nonpublic information included in the FBB IP Rights, including material Trade Secrets of FBB and the FBB Subsidiaries.

(e) Section 4.19(e) of the FBB Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of Registered IP included in the FBB IP Rights.

(f) All current and former employees and consultants of FBB or any of the FBB Subsidiaries who contributed to the discovery, creation or development of any FBB IP Rights did so (i) within the scope of his or her employment such that it constituted a work made for hire under the U.S. Copyright Act (17 USC 101) and all Intellectual Property Rights arising therefrom became the exclusive property of FBB or any of FBB Subsidiaries, as applicable, or (ii) pursuant to a written agreement, which assigned all of his or her Intellectual Property Rights arising therein to FBB or any of the FBB Subsidiaries, as applicable.

SECTION 4.20 Title to Assets. Each of FBB and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected in the FBB Financial Statements; and (b) all other assets reflected in the books and records of FBB or any of its Subsidiaries as being owned by FBB or such Subsidiary, in each case, other than as would not reasonably be expected to be material to FBB and its Subsidiaries, taken as a whole. All of such assets are owned or, in the case of leased assets, leased by FBB or any of its Subsidiaries, free and clear of any Liens other than Permitted Liens.

SECTION 4.21 Real Property; Leasehold.

(a) Section 4.21(a) of the FBB Disclosure Schedule contains, as of the date of this Agreement, a complete and correct list of all real property owned in whole or in part by FBB and its Subsidiaries (such real property, together with all buildings, structures, fixtures and improvements erected or located thereon, the “FBB Owned Real Property”) . Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB, (i) FBB or its Subsidiaries have good and valid fee simple title to all of the FBB Owned Real Property, free and clear of Liens, except Permitted Liens, and (ii) to FBB’s Knowledge, there is no pending or threatened condemnation or similar action affecting any of the FBB Owned Real Property by FBB and its Subsidiaries. Neither FBB nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any FBB Owned Real Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any FBB Owned Real Property or any portion thereof or interest therein. There is no formerly owned real property that was owned by FBB or any of its Subsidiaries in respect of which FBB or any of its Subsidiaries may have any material liability. Neither FBB nor any of its Subsidiaries is bound by any Contract requiring it to acquire or dispose of any interest in real property.

(b) Section 4.21(b) of the FBB Disclosure Schedule contains, as of the date of this Agreement, a complete and correct list of the FBB Leased Real Property by FBB and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB, (i) FBB or its Subsidiaries have valid leasehold interests to all real property leased or subleased by FBB and its Subsidiaries (the “FBB Leased Real Property”), free and clear of all Liens, except for Permitted Liens; (ii) as of the date hereof, each lease or sublease with respect to the FBB Leased Real Property (each, an “FBB Real Property Lease”) is in full force and effect and enforceable in accordance with its respective terms against FBB or its Subsidiaries that are party thereto and, to FBB’s Knowledge, to the other parties thereto (in each case subject to the Enforceability Exceptions); and (iii) neither FBB nor any of its Subsidiaries is in material breach or material default under any of the FBB Real Property Leases and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination of, modification of or acceleration of rent under any FBB Real Property Lease or otherwise cause such FBB Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing (subject only to the Enforceability Exceptions) . Neither FBB nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted any Person any beneficial interest in or the right to use or occupy any FBB Leased Real Property or any portion thereof. FBB has made available to DXL true, correct and complete copies of each FBB Real Property Lease. Neither FBB nor any of its Subsidiaries owes, nor, based on existing FBB Real Property Leases or other Contracts as currently in effect, will owe in the future, any brokerage commissions or finder’s fees with respect to any FBB Leased Real Property. No landlord or tenant (as applicable) under any FBB Real Property Lease is an Affiliate of FBB or any of its Subsidiaries.

(c) The FBB Owned Real Property set forth on Section 4.21(a) of the FBB Disclosure Schedule and the FBB Leased Real Property set forth on Section 4.21(b) of the FBB Disclosure Schedule comprise all of the land, buildings, improvements, fixtures or other real property necessary for, and currently used by, the operation of the business of FBB and the FBB Subsidiaries. None of the FBB Owned Real Property or FBB Leased Real Property is used for any purpose other than the operation of the business of FBB and the FBB Subsidiaries. Neither FBB nor any of its Subsidiaries uses any land, buildings, improvements, fixtures or other real property for which ownership or a lease would ordinarily be required, other than that which is included in the definition of FBB Owned Real Property or FBB Leased Real Property.

(d) To FBB’s Knowledge, each FBB Owned Real Property and FBB Leased Real Property is supplied with utilities and other services reasonably necessary for the operation of the business of FBB and its Subsidiaries as currently conducted at each such FBB Owned Real Property and FBB Leased Real Property, and, to FBB’s Knowledge, no fact or condition exists that would result in the termination or impairment of the furnishing of service to any such FBB Owned Real Property or FBB Leased Real Property of water, sewer, gas, electric, telephone, drainage and other such utility services. To FBB’s Knowledge, the FBB Owned Real Property and FBB Leased Real Property and all improvements thereon, including the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonably good working condition and repair, subject only to ordinary wear and tear and normal, scheduled maintenance and are reasonably sufficient for the operation thereof for its current use, in each case, except as would not reasonably be expected to be material to FBB and its Subsidiaries, taken as a whole.

(e) To FBB’s Knowledge, there are no material structural or other physical defects or deficiencies in the condition of the FBB Owned Real Property and FBB Leased Real Property, and there are no facts or conditions that would, individually or in the aggregate, materially interfere in any respect with the use or occupancy of such FBB Owned Real Property and FBB Leased Real Property or any portion thereof in the operation of the business of FBB and its Subsidiaries as currently conducted thereon.

(f) Neither FBB nor any of its Subsidiaries has received any written notice from a Governmental Entity of any special Tax, levy or assessment for benefits or betterments that affect the FBB Owned Real Property or FBB Leased Real Property and no such special Taxes, levies or assessments are pending or contemplated. Neither the FBB Owned Real Property, the FBB Leased Real Property nor the use or occupancy thereof violates in any way any applicable permits, licenses, certificates of occupancy, covenants, conditions or restrictions, whether federal, state, local or private, and the FBB Owned Real Property or the FBB Leased Real Property or FBB or its applicable Subsidiary holding the fee, leasehold or other interest therein has received all required permits, certificates of occupancy, licenses, authorizations and approvals in connection with the use and occupancy thereof, whether in connection with the business of FBB, its Subsidiaries or otherwise.

(g) Each FBB Owned Real Property and FBB Leased Real Property enjoys direct or indirect legal ingress and egress from dedicated public highways or streets, and no action has been instituted or is pending or threatened that would impair or curtail such legal ingress and egress and, to FBB’s Knowledge, there is no reasonable basis for any such action.

(h) Neither FBB nor any of its Subsidiaries has received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any FBB Owned Real Property or FBB Leased Real Property or requesting the performance of any material work or alteration with respect to any FBB Owned Real Property or FBB Leased Real Property.

SECTION 4.22 Anti-Corruption Laws. None of FBB or any of its Subsidiaries or any of their respective directors, officers, employees or agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Anti-Corruption Laws. Neither FBB nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Entity with respect to potential violations of Anti-Corruption Laws.

SECTION 4.23 Insurance. Section 4.23 of the FBB Disclosure Schedule contains a complete and accurate list of all material policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or otherwise applicable, as of the date of this Agreement, to the assets, properties or operations of FBB and the FBB Subsidiaries, and FBB has heretofore made available to DXL and its Representatives a complete and accurate copy of all such policies, including all occurrence based policies applicable to the assets, properties or operations of FBB and the FBB Subsidiaries for all periods prior to the Effective Time. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are valid and subsisting and in full force and effect in accordance with their terms, all premiums with respect thereto covering all periods up to and including the Effective Time have been paid, and no notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. Such policies are sufficient for compliance by FBB and the FBB Subsidiaries with (i) all requirements of applicable Law and (ii) all Contracts to which any of FBB or any of the FBB Subsidiaries is a party, and each of FBB and each of the FBB Subsidiaries has complied in all material respects with the provisions of such policy under which FBB or such FBB Subsidiary, as applicable is an insured party. Neither FBB nor any of the FBB Subsidiaries is in default under any of such insurance policies, and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. Neither FBB nor any of the FBB Subsidiaries has been refused any insurance or suffered the cancellation of any insurance with respect to the assets, properties or operations of FBB or such FBB Subsidiary, as applicable, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years. There are no pending or, to the Knowledge of FBB, outstanding or reasonably anticipated material claims under any insurance policy.

SECTION 4.24 Pre-Closing Investment. FBB has delivered to DXL true, correct and complete copies of any Commitment and Subscription Agreements that have been entered as of the date hereof. As of the date hereof, the Commitment and Subscription Agreement with each FBB Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by FBB. Each Commitment and Subscription Agreement is a legal, valid and binding obligation of FBB, enforceable against FBB in accordance with its terms subject to the Enforceability Exceptions and, to the Knowledge of FBB, is a legal, valid and binding obligation of each FBB Investor, enforceable against each FBB Investor in accordance with its terms subject to the Enforceability Exceptions. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of FBB under any material term or condition of any Commitment and Subscription Agreement and, as of the date hereof, FBB has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Commitment and Subscription Agreement. The Commitment and Subscription Agreements

contain all of the conditions precedent to the obligations of the FBB Investors to purchase the shares of FBB Common Stock in the Pre-Closing Investment in the commitment amount set forth in the Commitment and Subscription Agreements on the terms therein.

SECTION 4.25 FBB Stockholders. As of the date hereof and as of the Closing Date, there are, and will be, less than thirty (30) FBB Stockholders who are not “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act.

SECTION 4.26 No Other Representations or Warranties. Except for the express representations and warranties contained in this Agreement, none of FBB, any of its Subsidiaries, FBB’s Affiliates nor any other Person makes any express or implied representation or warranty on behalf of FBB, its Subsidiaries or FBB’s Affiliates or any other Person, and each of FBB, its Subsidiaries and FBB’s Affiliates hereby disclaims any such representation or warranty whether by FBB, its Subsidiaries or its Affiliates. FBB has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by DXL, Merger Sub or any of their Affiliates or Representatives, except as expressly set forth in Article III and those certificates delivered by DXL pursuant to this Agreement. FBB has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of DXL and its Subsidiaries. FBB acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to DXL and its Subsidiaries for such purpose.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, except (i) as required by Law, (ii) as expressly contemplated or permitted by this Agreement, (iii) as specifically set forth in Section 5.01 of the DXL Disclosure Schedule or the FBB Disclosure Schedule, as applicable, (iv) as necessary to effectuate the items set forth in Section 6.19 or (v) as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of DXL and FBB will, and will cause each of their respective Subsidiaries to, use commercially reasonable efforts to (a) conduct its business solely in the ordinary course of business consistent with past practice, (b) keep available the services of current officers and employees and (c) maintain and preserve intact its business organization and advantageous business relationships. Notwithstanding the foregoing provisions of this Section 5.01, (i) neither party will take any action prohibited by Section 5.02 or Section 5.03, as applicable, in order to satisfy such party’s obligations under this Section 5.01 and (ii) each party shall be deemed not to have failed to satisfy its obligations under this Section 5.01 to the extent such failure resulted, directly or indirectly, from such party’s failure to take any action prohibited by Section 5.02 or Section 5.03, as applicable, where consent for such action hereunder was requested in writing and not given by the other party.

SECTION 5.02 DXL Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, except as required by Law, as expressly contemplated or permitted by this Agreement and all attachments, schedules and exhibits thereto, as specifically set forth in Section 5.02 of the DXL Disclosure Schedule or as consented to in writing by FBB (such consent not to be unreasonably withheld, conditioned or delayed), DXL will not, and will not permit any of the DXL Subsidiaries to:

(a) incur any Indebtedness in excess of $250,000 in the aggregate, or make any loan or advance to any Person (other than advances of expenses to employees in the ordinary course of business) or enter into any swap or hedging transaction;

(b) make, declare or pay any dividend, or make any other distribution (including interest) on, or directly or indirectly redeem, purchase or otherwise acquire, any Equity Interests;

(c) reclassify, combine, split, subdivide or issue, deliver, sell, grant, pledge (other than equity interests that are required to be pledged in accordance with any existing loan document) or otherwise encumber or subject to any Lien (i) any Equity Interests of DXL or any DXL Subsidiary or any DXL Voting Debt or (ii) any rights that are linked in any way to the price of any share capital of, or to the value of or of any part of, or to any dividends or distributions paid on any share capital of, DXL or any DXL Subsidiary;

(d) except as required under the terms of any DXL Benefit Plan or Contract as in effect on the date of this Agreement (i) materially increase the compensation or benefits of any of its directors, officers or employees, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice or (z) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, (ii) engage any independent contractor that is a natural person; provided, however, that DXL may engage independent contractors who are natural persons who are terminable at will within fourteen (14) days notice; and provided, further, that the aggregate annualized compensation or wage rate for all such hires may not exceed $500,000, (iii) enter into, establish, adopt, amend or terminate any DXL Benefit Plan other than as required by applicable Law or pursuant to the terms of such DXL Benefit Plan as in effect on the date of this Agreement; provided, however, that DXL may amend any DXL Equity Plan solely to increase the number of shares available for issuance thereunder, subject to any required approvals, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any DXL Benefit Plan, (v) terminate the employment or services of any DXL Restricted Employee, other than for cause, (vi) hire or promote any individual who would be a DXL Restricted Employee, other than as a replacement hire receiving substantially similar terms of employment as the departed employee, (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any DXL Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (viii) pay, grant or award any DXL equity awards or other incentive awards, or (ix) loan or advance any money or other property to any current or former employee or other service provider of DXL or any DXL Subsidiary (other than advances for reimbursable employee expenses in the ordinary course of business and in accordance with DXL’s expense reimbursement policies);

(e) recognize any union or other labor organization, certify any collective bargaining or similar contract, enter into any collective bargaining or similar Contracts, appraise or oppose any union organizing campaign, file any unfair labor practice charges, or take any other action similar to the foregoing or in anticipation of the foregoing, in each case, with respect to DXL, any DXL Subsidiary or any of their respective current or former employees;

(f) effectuate (i) a “plant closing” (as defined in WARN or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of DXL or any DXL Subsidiary, or (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility of DXL or any DXL Subsidiary;

(g) (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its tangible properties or assets in any transaction or series of transactions to any Person other than DXL or a DXL Subsidiary, other than in the ordinary course of business consistent with past practice, or (ii) cancel, release or assign to any such Person any material Indebtedness or any material claim held by DXL or any DXL Subsidiary, other than in the ordinary course of business consistent with past practice;

(h) sell, transfer, assign, pledge, license, convey, subject to any Lien (other than Permitted Liens) or otherwise dispose of any DXL IP Rights, in each case, other than non-exclusive licenses of Intellectual Property Rights granted to a contractor or service provider of DXL or its Subsidiaries in the ordinary course of business;

(i) change or amend any data privacy or information security policies or practices of DXL or the DXL Subsidiaries, except as required by applicable Law;

(j) enter into any new line of business;

(k) settle any claim, action or proceeding if such settlement would require any payment by DXL or any DXL Subsidiary of an amount in excess of $100,000 individually or $250,000 in the aggregate, or would obligate DXL or any DXL Subsidiary to admit any wrongdoing, to grant any material rights (other than agreement to pay the cash settlement amount agreed upon), to take any material action or impose any material restrictions or material liabilities on the business of DXL or any of the DXL Subsidiaries, or would not provide DXL and its Subsidiaries with a full release from any and all liability arising in connection with any such claim, action or proceeding;

(l) other than in the ordinary course of business consistent with past practice, directly or indirectly make, or agree to directly or indirectly make, any acquisition or investment whether by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person;

(m) other than as set forth in the DXL CapEx Budget, make any capital expenditures in excess of $1,000,000 in the aggregate;

(n) (i) amend the DXL Charter (or the organizational documents of any DXL Subsidiary), except as contemplated by Section 6.09 or otherwise as specifically set forth in this Agreement, or (ii) otherwise take any action to exempt any Person (other than FBB), or any action taken by any such Person, from any Takeover Statute or similarly restrictive provisions of its organizational documents;

(o) (x) implement or adopt any material change in its Tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law or GAAP or regulatory guidelines or to consummate the Transactions or (y) make, change or revoke any material Tax election, except, in the case of each of clauses (x) and (y), in the ordinary course of business;

(p) fail to keep or cause to be kept its material existing insurance policies (or substantial equivalents) in such amounts substantially as in force as of the date hereof; or

(q) agree, commit, resolve or propose to take any of the actions prohibited by this Section 5.02.

SECTION 5.03 FBB Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, except as required by Law, as expressly contemplated or permitted by this Agreement and all attachments, schedules and exhibits thereto, as necessary to effectuate the items set forth in Section 6.19, as specifically set forth in Section 5.03 of the FBB Disclosure Schedule or as consented to in writing by DXL (such consent not to be unreasonably withheld, conditioned or delayed), FBB will not, and will not permit any of the FBB Subsidiaries to:

(a) incur any Indebtedness in excess of $250,000 in the aggregate, or make any loan or advance to any Person (other than advances of expenses to employees in the ordinary course of business) or enter into any swap or hedging transaction, in each case, except for (i) borrowings under credit facilities existing as of the date hereof, including that certain ABL Credit Agreement, dated as of July 30, 2019 (as amended), in accordance with the terms thereof and in the ordinary course of business for working capital management; (ii) among FBB and its wholly owned FBB Subsidiaries entered into in the ordinary course of business; and (iii) letters of credit or performance bonds entered into in connection with customer orders in the ordinary course of business;

(b) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its Equity Interests;

(c) reclassify, combine, split, subdivide or issue, deliver, sell, grant, pledge (other than equity interests that are required to be pledged in accordance with any existing loan document) or otherwise encumber or subject to any Lien (i) any Equity Interests of FBB or any FBB Subsidiary or any FBB Voting Debt or (ii) any rights that are linked in any way to the price of any share capital of, or to the value of or of any part of, or to any dividends or distributions paid on any share capital of, FBB or any FBB Subsidiary;

(d) except as required under the terms of any FBB Benefit Plan or Contract as in effect on the date of this Agreement (i) materially increase the compensation or benefits of any of its directors, officers or employees, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice or (z) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, (ii) engage any independent contractor that is a natural person; provided, however, that FBB may engage independent contractors who are natural persons who are terminable at will with fourteen (14) days notice; and provided, further, that the aggregate annualized compensation or wage rate for all such hires may not exceed $500,000, (iii) enter into, establish, adopt, amend or terminate any FBB Benefit Plan other than as required by applicable Law or pursuant to the terms of such FBB Benefit Plan as in effect on the date of this Agreement; provided, however, that FBB may amend any FBB Equity Plan solely to increase the number of shares available for issuance thereunder, subject to any required approvals, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any FBB Benefit Plan, (v) terminate the employment or services of any FBB Restricted Employee, other than for cause, (vi) hire or promote any individual who would be an FBB Restricted Employee, other than as a replacement hire receiving substantially similar terms of employment as the departed employee, (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any FBB Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (viii) pay, grant or award any FBB equity awards or other incentive awards, or (ix) loan or advance any money or other property to any current or former employee or other service provider of FBB or any FBB Subsidiary (other than advances for reimbursable employee expenses in the ordinary course of business and in accordance with FBB’s expense reimbursement policies); recognize any union or other labor organization, certify any collective bargaining or similar contract, enter into any collective bargaining or similar Contracts, appraise or oppose any union organizing campaign, file any unfair labor practice charges, or take any other action similar to the foregoing or in anticipation of the foregoing, in each case, with respect to FBB, any FBB Subsidiary or any of their respective current or former employees;

(e) effectuate (i) a “plant closing” (as defined in WARN or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of FBB or any FBB Subsidiary, or (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility of FBB or any FBB Subsidiary;

(f) (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its tangible properties or assets in any transaction or series of transactions to any Person other than FBB or an FBB Subsidiary, other than in the ordinary course of business consistent with past practice, or (ii) cancel, release or assign to any such Person any material Indebtedness or any material claim held by FBB or any FBB Subsidiary, other than in the ordinary course of business consistent with past practice;

(g) sell, transfer, assign, pledge, license, convey, subject to any Lien (other than Permitted Liens) or otherwise dispose of any FBB IP Rights, in each case, other than non-exclusive licenses of Intellectual Property Rights granted to a contractor or service provider of FBB or its Subsidiaries in the ordinary course of business;

(h) change or amend any data privacy or information security policies or practices of FBB or the FBB Subsidiaries, except as required by applicable Law;

(i) enter into any new line of business;

(j) settle any claim, action or proceeding if such settlement would require any payment by FBB or any FBB Subsidiary of an amount in excess of $100,000 individually or $250,000 in the aggregate, or would obligate FBB or any FBB Subsidiary to admit any wrongdoing, to grant any material rights (other than agreement to pay the cash settlement amount agreed upon), to take any material action or impose any material restrictions or material liabilities on the business of FBB or any of the FBB Subsidiaries, or would not provide FBB and its Subsidiaries with a full release from any and all liability arising in connection with any such claim, action or proceeding;

(k) other than in the ordinary course of business consistent with past practice, directly or indirectly make, or agree to directly or indirectly make, any acquisition or investment either by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person;

(l) other than as set forth in the FBB CapEx Budget, make any capital expenditures in excess of $1,000,000 in the aggregate;

(m) amend the FBB Charter in a manner that would reasonably be expected to prevent or hinder or delay the consummation of the Transactions;

(n) (i) implement or adopt any material change in its Tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law or GAAP or regulatory guidelines or to consummate the Transactions or (ii) make, change or revoke any material Tax election, except, in the case of each of clauses (i) and (ii), in the ordinary course of business;

(o) fail to keep or cause to be kept its material existing insurance policies (or substantial equivalents) in such amounts substantially as in force as of the date hereof;

(p) agree, commit, resolve or propose to take any of the actions prohibited by this Section 5.03.

SECTION 5.04 Control of Other Party’s Business. Nothing contained in this Agreement will give DXL, directly or indirectly, the right to control FBB or direct the business or operations of FBB prior to the Effective Time. Nothing contained in this Agreement will give FBB, directly or indirectly, the right to control DXL or any of the DXL Subsidiaries or direct the business or operations of DXL or any of the DXL Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of DXL and FBB will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place FBB or DXL in violation of any rule, regulation or policy of any Regulatory Agency or applicable Law.

SECTION 5.05 FBB No Solicitation.

(a) FBB will not, will cause its Subsidiaries not to, and will cause each of its Representatives not to, and on becoming aware of it will use its reasonable best efforts to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly facilitate any communications, inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, an FBB Takeover Proposal, (ii) engage or otherwise participate in any communications, discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, or for the purpose of facilitating, any inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, an FBB Takeover Proposal or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or any other agreement (other than an Acceptable

Confidentiality Agreement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any FBB Takeover Proposal. FBB will, will cause its Subsidiaries to, and will cause each of its Representatives to immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to an FBB Takeover Proposal, or any inquiry, request, proposal or offer that would reasonably be expected to lead to an FBB Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with an FBB Takeover Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, its Subsidiaries or its Representatives.

(b) As used in this Agreement, an “FBB Takeover Proposal” means, in each case other than an Excluded Transaction, any proposal or offer from any Person or group with respect to, in a single transaction or series of related transactions, any (i) direct or indirect acquisition, lease, exchange, transfer, license, sublicense, sale or disposition of 20% or more of the consolidated assets of FBB and the FBB Subsidiaries (based on the fair market value thereof), (ii) direct or indirect acquisition or sale of outstanding or newly issued FBB Common Stock or other securities of FBB (including any outstanding or newly issued options, rights or warrants to purchase, or securities convertible into or exchangeable for, FBB Common Stock or other securities representing such voting power) representing (after giving effect to such acquisition) 20% or more of the outstanding FBB Common Stock or of the outstanding voting power of FBB, or any other direct or indirect acquisition of 20% or more of the outstanding voting power of FBB, regardless of the method, form or structure of such other direct or indirect acquisition, (iii) tender offer or exchange offer that if consummated would result, directly or indirectly, in any Person or group (or the stockholders of any Person or group) beneficially owning (the term or concept of “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) 20% or more of the outstanding FBB Common Stock or of the outstanding voting power of FBB or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving FBB or any FBB Subsidiary which would result in any Person or group (or the stockholders of any Person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding voting power of FBB or of the surviving entity in a merger involving FBB or the resulting direct or indirect parent of FBB or such surviving entity (or outstanding options, rights or warrants to purchase, or outstanding securities convertible into or exchangeable for, securities representing such voting power). For the avoidance of doubt, neither the Merger nor the other Transactions shall be deemed an FBB Takeover Proposal. Wherever the term “group” is used in this Section 5.05, it is used as defined in Rule 13d-3 under the Exchange Act.

(c) As used in this Agreement, an “Excluded Transaction” means any direct or indirect acquisition or sale of outstanding or newly issued FBB Common Stock by FBB, including pursuant to the Pre-Closing Investment (and which FBB Common Stock, for the avoidance of doubt, shall be issued prior to the Merger and be converted into the Merger Consideration in connection with the Merger).

(d) FBB will promptly (but in any event within forty-eight (48) hours) (i) notify DXL in writing in the event that FBB or any of its Subsidiaries or Representatives receives an FBB Takeover Proposal (including an FBB Takeover Proposal received by any FBB stockholder and forwarded to FBB or any of its Subsidiaries or Representatives) and (ii) provide to DXL (x) an unredacted copy of any such FBB Takeover Proposal made in writing (including any financing commitments or other agreements related thereto) and unredacted copies of all other material written materials constituting or containing terms or conditions with respect to such FBB Takeover Proposal exchanged between FBB (or any of its Subsidiaries or Representatives) and such Person (or any of its Affiliates or its or their Representatives) or otherwise received by FBB (or any of its Subsidiaries or Representatives or any stockholder of FBB), in each case in connection with such FBB Takeover Proposal (except for redactions of proprietary information of such Person that does not relate to the material terms or conditions of such FBB Takeover Proposal) and (y) a written summary of all material terms and conditions of any such FBB Takeover Proposal to the extent not made in writing (and in each case including the identity of the Person or group making such FBB Takeover Proposal). From and after such notification, FBB will keep DXL informed on a prompt basis (and in any event within forty-eight (48) hours) of any material developments with respect to any such FBB Takeover Proposal (including any changes to the material terms or conditions thereof) or any material substantive discussions or negotiations relating thereto. FBB will not, and will cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits FBB from providing to DXL any of the information required to be provided to DXL under this Section 5.05 within the time periods contemplated hereby.

(e) It is understood and agreed that any violation of this Section 5.05 by any of FBB’s Representatives or Subsidiaries will be deemed to be a breach of this Section  5.05 by FBB.

SECTION 5.06 DXL No Solicitation.

(a) DXL will not, will cause its Subsidiaries not to, and will cause each of its Representatives not to, and on becoming aware of it will use its reasonable best efforts to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly facilitate any communications, inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, a DXL Takeover Proposal, (ii) engage or otherwise participate in any communications, discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, or for the purpose of facilitating, any inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, a DXL Takeover Proposal (other than upon receipt of a bona fide, unsolicited written DXL Takeover Proposal from any Person that did not result from a breach of this Section 5.06, solely to the extent necessary to ascertain facts or clarify terms with respect to a DXL Takeover Proposal for the DXL Board to be able to have sufficient information to make the determination described in Section 5.06(d)) or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or any other agreement (other than an Acceptable Confidentiality Agreement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any DXL Takeover Proposal (a “DXL Acquisition Agreement”). DXL will, will cause its Subsidiaries to, and will cause each of its Representatives to immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a DXL Takeover Proposal, or any inquiry, request, proposal or offer that would reasonably be expected to lead to a DXL Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a DXL Takeover Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, its Subsidiaries or its Representatives.

(b) As used in this Agreement, a “DXL Takeover Proposal” means any proposal or offer from any Person or group with respect to, in a single transaction or series of related transactions, any (i) direct or indirect acquisition, lease, exchange, transfer, license, sublicense, sale or disposition of 20% or more of the consolidated assets of DXL and the DXL Subsidiaries (based on the fair market value thereof), (ii) direct or indirect acquisition or sale of outstanding or newly issued DXL Common Stock or other securities of DXL (including any outstanding or newly issued options, rights or warrants to purchase, or securities convertible into or exchangeable for, DXL Common Stock or other securities representing such voting power) representing (after giving effect to such acquisition) 20% or more of the outstanding DXL Common Stock or of the outstanding voting power of DXL, or any other direct or indirect acquisition of 20% or more of the outstanding voting power of DXL, regardless of the method, form or structure of such other direct or indirect acquisition, (iii) tender offer or exchange offer that if consummated would result, directly or indirectly, in any Person or group (or the stockholders of any Person or group) beneficially owning (the term or concept of “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) 20% or more of the outstanding DXL Common Stock or of the outstanding voting power of DXL or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving DXL or any DXL Subsidiary which would result in any Person or group (or the stockholders of any Person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding voting power of DXL or of the surviving entity in a merger involving DXL or the resulting direct or indirect parent of DXL or such surviving entity (or outstanding options, rights or warrants to purchase, or outstanding securities convertible into or exchangeable for, securities representing such voting power). For the avoidance of doubt, neither the Merger nor the other Transactions shall be deemed a DXL Takeover Proposal. Wherever the term “group” is used in this Section 5.06, it is used as defined in Rule 13d-3 under the Exchange Act.

(c) DXL will promptly (but in any event within forty-eight (48) hours) (i) notify FBB in writing in the event that DXL or any of its Subsidiaries or Representatives receives a DXL Takeover Proposal (including a DXL Takeover Proposal received by any DXL stockholder and forwarded to DXL or any of its Subsidiaries or Representatives) and (ii) provide to FBB (x) an unredacted copy of any such DXL Takeover Proposal made in writing (including any financing commitments or other agreements related thereto) and unredacted copies of all other material written materials constituting or containing terms or conditions with respect to such DXL Takeover Proposal exchanged between DXL (or any of its Subsidiaries or Representatives) and such Person (or any of its Affiliates or its or their Representatives) or otherwise received by DXL (or any of its Subsidiaries or Representatives or any stockholder of DXL), in each case in connection with such DXL Takeover Proposal (except for redactions of proprietary information of such Person that does not relate to the material terms or conditions of such DXL Takeover Proposal) and (y) a written summary of all material terms and conditions of any such DXL Takeover Proposal to the extent not made in writing (and in each case including the identity of the Person or group making such DXL Takeover Proposal). From and after such notification, DXL will keep FBB informed on a prompt basis (and in any event within forty-eight (48) hours) of any material developments with respect to any such DXL Takeover Proposal (including any changes to the material terms or conditions thereof) or any material substantive discussions or negotiations relating thereto. DXL will not, and will cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits DXL from providing to FBB any of the information required to be provided to FBB under this Section 5.06 within the time periods contemplated hereby.

(d) Notwithstanding anything contained in this Section 5.06 to the contrary, if at any time prior to obtaining the Required DXL Stockholder Vote, the DXL stockholders, DXL or any of its Subsidiaries or Representatives receives a bona fide written DXL Takeover Proposal, which DXL Takeover Proposal did not result from a breach of this Section 5.06, and the DXL Board or any committee thereof determines in good faith, after consultation with its financial advisor and outside counsel, that such DXL Takeover Proposal constitutes or would reasonably likely lead to a DXL Superior Proposal and the failure to take the actions in (x) or (y) below regarding such DXL Takeover Proposal would reasonably be expected to violate the fiduciary duties of DXL’s directors under applicable Law, then DXL, its Subsidiaries and its Representatives may, following written notice to FBB, (x) enter into an Acceptable Confidentiality Agreement with the Person or group making the DXL Takeover Proposal and thereafter furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to DXL and its Subsidiaries to the Person or group making such DXL Takeover Proposal; provided, that DXL shall promptly (but in any event within forty-eight (48) hours) provide to FBB any written information that is provided to any Person or group given such access which was not previously provided to FBB and (y) engage in or otherwise participate in discussions or negotiations with the Person or group making such DXL Takeover Proposal.

(e) For purposes of this Agreement, the term “DXL Superior Proposal” means any bona fide written DXL Takeover Proposal, which DXL Takeover Proposal did not result from a breach of this Section 5.06, made by a third party and which, if consummated, would result in such third party (or in the case of a direct merger between such third party or an Affiliate of such third party and DXL, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of DXL and the issued and outstanding DXL Capital Stock or more than 50% of the consolidated assets of DXL and its Subsidiaries (based on the fair market value thereof), including in any such case through the acquisition of one or more DXL Subsidiaries owning such assets, for consideration consisting of cash and/or securities that the DXL Board or any committee thereof determines in good faith (after consultation with its financial advisor and outside counsel) would be more favorable from a financial point of view to DXL’s stockholders (in their capacities as such) than the Transactions, taking into account (i) any changes to the terms of the Transactions irrevocably and timely proposed by FBB in response to such offer, (ii) all legal, regulatory, financial and other aspects of such proposal and of this Agreement deemed relevant by the DXL Board or any such committee in good faith and (iii) the obligation to pay the DXL Termination Fee.

(f) Neither the DXL Board nor any committee thereof will (i) withhold, withdraw or modify in a manner adverse to FBB the recommendation to stockholders of DXL that they give the Required DXL Stockholder Vote, (ii) recommend or approve the approval of, or publicly propose to recommend or approve the approval of, any DXL Takeover Proposal, (iii) refrain from recommending against any DXL Takeover Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof (each such action set forth in clauses (i), (ii) and (iii) being referred to herein as a “DXL Adverse Recommendation Change”) or (iv) enter into or propose publicly to execute or enter into (or cause or permit DXL or any of its Subsidiaries to execute or enter into or propose publicly to execute or enter into) a DXL Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with this Section 5.06). Notwithstanding anything to the contrary in this Section 5.06, prior to the time the Required DXL Stockholder Vote is obtained, but not after, the DXL Board or any committee thereof may (I) make a DXL Adverse Recommendation Change or (II) cause DXL to enter into a DXL Acquisition Agreement with respect to a DXL Takeover Proposal, which DXL Takeover Proposal did not result from a breach of this Section 5.06 and terminate this Agreement pursuant to Section 8.01(j), in either case if the DXL Board or any committee thereof determines in good faith, after consultation with its financial advisor and outside counsel, that (A) to do otherwise would be reasonably expected to violate the fiduciary duties of DXL’s directors under applicable Law, and (B) in the case of clause (I) where the DXL Adverse Recommendation Change is made in response to a DXL Takeover Proposal or in the case of both clauses (I) and (II), such DXL Takeover Proposal constitutes a DXL Superior Proposal; provided, that the DXL Board (or any committee thereof) shall not, and shall cause DXL not to, take any action set forth in clause (I) or clause (II) unless (1) DXL has provided written notice to FBB (a “Notice of DXL Adverse Recommendation Change”) advising FBB that the DXL Board (or such committee) intends to take such action and the reasons therefor, (2) in the case of any Notice of DXL Adverse Recommendation Change provided in connection with a DXL Takeover Proposal, such Notice of DXL Adverse Recommendation Change specifies the material terms and conditions of such DXL Takeover Proposal, and includes a copy of the most current version of the agreement or proposal and all material related documentation with respect to such DXL Takeover Proposal, (3) a period of at least five (5) Business Days has elapsed following FBB’s receipt of such Notice of DXL Adverse Recommendation Change (it being understood that any amendment or modification (other than an immaterial amendment or modification) to any of the terms of a DXL Takeover Proposal that is the basis for such proposed action shall require a new Notice of DXL Adverse Recommendation Change and an additional four (4) Business Day period), (4) if requested by FBB, DXL has negotiated, and has caused its Subsidiaries and Representatives to negotiate, in good faith with FBB during such five (5) Business Day period (as extended pursuant to clause (3)) with respect to any changes to the terms of this Agreement proposed by FBB during such period and (5) taking into account any changes to the terms of this Agreement irrevocably and timely proposed by FBB, the DXL Board or any committee thereof has determined in good faith, after consultation with its financial advisor and outside counsel, that the failure to take such action would continue to be reasonably expected to violate the fiduciary duties of DXL’s directors under applicable Law, and that, in the case of any Notice of DXL Adverse Recommendation Change provided in connection with a DXL Takeover Proposal, the DXL Takeover Proposal would continue to constitute a DXL Superior Proposal even if such changes irrevocably offered by FBB were to be accepted by DXL; and provided, further that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 8.01(j) and DXL pays FBB the DXL Termination Fee.

It is understood and agreed that any violation of this Section 5.06 by any of DXL’s Representatives or Subsidiaries will be deemed to be a breach of this Section 5.06 by DXL.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Preparation of the Proxy Statement; Stockholder Approvals; Listing Application.

(a) DXL and FBB each understand and agree that the shares of DXL Common Stock to be issued and transferred as contemplated in this Agreement to FBB Stockholders have not been registered under the securities Laws of the United States, including the Securities Act, or any other jurisdiction and will be issued and transferred pursuant to a “private placement” exemption from registration under the Securities Act by virtue of Regulation D promulgated thereunder. The shares of DXL Common Stock will be characterized as “restricted securities” under the Securities Act and may only be transferred pursuant to a registration statement or an applicable exemption under the Securities Act. Any book entries recording the record ownership of shares of DXL Common Stock shall bear such annotations as DXL may reasonably deem necessary in connection therewith.

(b) DXL and FBB shall prepare, and DXL shall file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the DXL Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). DXL covenants and agrees that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of DXL and FBB agrees, as to itself and its Affiliates, that none of the information supplied by it or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of DXL or at the time of the DXL Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. DXL shall promptly notify FBB of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to FBB copies of all written correspondence between DXL and/or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. DXL and FBB shall each use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and DXL shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date that the Proxy Statement is cleared by the SEC for mailing to DXL’s stockholders (the “Clearance Date”). Notwithstanding the foregoing, prior to filing or distributing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC or the staff of the SEC with respect thereto, DXL (A) shall provide FBB with a reasonable opportunity to review and comment on such document or response, including the proposed final version of such document or response (unless, in the case of responding to comments from the SEC or the staff of the SEC, pursuant to a telephone call initiated by the SEC), (B) shall in good faith consider for inclusion in such document or response all comments reasonably proposed by FBB and (C) shall not file or distribute such document or respond to the SEC prior to receiving the approval of FBB, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by DXL that are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to FBB or its business, financial condition or results of operations, or the combined entity. Each of FBB and DXL shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(c) FBB shall use its reasonable best efforts to obtain the FBB Stockholder Approval and deliver a written consent of holders of FBB Capital Stock representing the FBB Stockholder Approval (the “FBB Written Consent”) as soon as reasonably practicable following the execution of this Agreement, but in no event more than forty-eight (48) hours following such execution.

(d) Promptly following the date of the FBB Stockholder Approval, FBB shall mail a notice (the “FBB Stockholder Notice”) to every holder of shares of FBB Capital Stock that did not execute the FBB Written Consent. The FBB Stockholder Notice shall (i) be a statement to the effect that the FBB Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of FBB and unanimously approved and adopted this Agreement, the Merger, the FBB Charter Amendment, the COD Amendment and the other Transactions, (ii) provide the stockholders of FBB to whom it is sent with notice of the actions taken in the FBB Written Consent, including the approval and adoption of this Agreement, the Merger, the FBB Charter Amendment, the COD Amendment and the other Transactions in accordance with Section 228(e) of the DGCL and the FBB Charter and (iii) notify such stockholders of their appraisal rights pursuant to Section 262 of the DGCL. The FBB Stockholder Notice shall include therewith a copy of, or hyperlink to, Section 262 of the DGCL and all such material information and other information as DXL shall reasonably request, and the date on which the FBB Stockholder Notice is given shall be the start of the twenty (20) day period during which a stockholder of FBB must demand appraisal of such stockholder’s FBB Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the stockholders of FBB in accordance with this Section 6.01(d) shall be subject to DXL’s advance review and reasonable approval, which approval shall not be unreasonably withheld or delayed.

(e) As soon as reasonably practicable following the execution of this Agreement, FBB and DXL shall jointly prepare and deliver to all holders of FBB Common Stock who are not “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act an information statement (“Information Statement”) containing the information with respect to the DXL Common Stock required to comply with the information and disclosure requirements set forth in Rules 502 and 506 of Regulation D promulgated under the Securities Act. Each of DXL and FBB shall furnish all information (including financial statements) concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation and delivery of the Information Statement. DXL shall provide a draft of the Information Statement and related materials to FBB within a reasonable period of time prior to the dispatch thereof and will consider in good faith any comments proposed by FBB.

(f) As soon as reasonably practicable following the execution of this Agreement, DXL shall provide and FBB shall distribute to each FBB Stockholder an investor questionnaire in form and substance reasonably satisfactory to FBB regarding whether such FBB Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. FBB shall use commercially reasonable efforts to cause each FBB Stockholder to return the investor questionnaires by the tenth (10th) Business Day following the date on which the investor questionnaire form was delivered.

(g) Simultaneously with the execution of this Agreement, DXL, as the sole stockholder of Merger Sub, has executed and delivered a written consent approving this Agreement effective after the execution and delivery of this Agreement in accordance with the DGCL and provided a copy of such written consent to FBB.

(h) DXL shall (i) as soon as reasonably practicable (but in any event within seven (7) Business Days) following the Clearance Date, establish a record date for, duly call and give notice of, and commence mailing (if required by applicable law) of the Proxy Statement to the DXL stockholders as of the record date established for, the DXL Stockholders Meeting and (ii) as soon as reasonably practicable (but in any event within twenty-five (25) Business Days) following the furnishing of the Proxy Statement to the SEC, convene and hold the DXL Stockholders Meeting; provided that DXL may adjourn or postpone the DXL Stockholders Meeting to a later date to the extent DXL believes in good faith that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the Proxy Statement is provided to the DXL stockholders within a reasonable amount of time in advance of the DXL Stockholders Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Required DXL Stockholder Vote, (iii) to ensure that there are sufficient shares of DXL Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the DXL Stockholders Meeting or (iv) otherwise to comply with applicable Law (provided, that, unless agreed in writing by DXL and FBB, all such adjournments, recesses or postponements shall be for periods of no more than twenty (20) Business Days each (not to exceed twenty (20) Business Days in the aggregate without FBB’s written consent)). DXL shall use its reasonable best efforts to solicit the Required DXL Stockholder Vote and shall, through the DXL Board, recommend to its stockholders that they give the Required DXL Stockholder Vote and shall include such recommendation in the Proxy Statement.

SECTION 6.02 Resale Registration Statement.

(a) DXL shall use reasonable best efforts to prepare and file with the SEC within thirty (30) calendar days of the Closing a registration statement of DXL (the “Resale Registration Statement”) registering the resale by the FBB Stockholders (the “FBB Selling Stockholders”) of the Merger Consideration issued in connection with this Agreement and the Transactions. DXL will use its reasonable best efforts to ensure that the Resale Registration Statement, together with the documents incorporated by reference therein, complies as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as applicable.

(b) If the Resale Registration Statement is not an Automatic Shelf Registration Statement, DXL shall use its reasonable best efforts to have the Resale Registration Statement declared effective under the Securities Act as soon as practicable after such Resale Registration Statement is filed. Once declared effective, or, if DXL is eligible to file the Resale Registration Statement on Form S-3 pursuant to Rule 462(e) under the Securities Act (an “Automatic Shelf Registration Statement”), and such Resale Registration Statement is an Automatic Shelf Registration Statement, once the Resale Registration Statement is filed, DXL shall, subject to the other applicable provisions of this Agreement, use reasonable best efforts to cause the Resale Registration Statement to be continuously effective and usable until the date that is the 36-month anniversary of the Closing Date, or such earlier time as (i) all shares of DXL Common Stock covered by such Resale Registration Statement (as used in this Section 6.02, “Registrable Securities”) have been sold pursuant to such Resale Registration Statement or otherwise or (ii) no FBB Significant Stockholder is an “affiliate” of DXL or owns at least 1% of the total DXL Common Stock then outstanding; provided, that if, during the period between (1) the 36-month anniversary and (2) the first date that no FBB Significant Stockholder (A) on an individual basis, directly holds five percent (5%) or more of the total DXL Common Stock then outstanding and (B) is an Affiliate of DXL (regardless of ownership percentage), DXL has not yet completed the Maximum Number of Takedowns at the request of any FBB Significant Stockholder permitted pursuant to Section 6.02(d) hereof, DXL shall, upon receipt of a valid Demand Notice delivered at least ten (10) Business Days in advance by any FBB Significant Stockholder requesting that DXL facilitate a takedown pursuant to Section 6.02(d) hereof, again file a Resale Registration Statement (or a registration statement on any such other form as DXL deems appropriate), which may be an Automatic Shelf Registration Statement, if DXL is so eligible, and facilitate a “takedown” (which may include Underwritten Offerings) pursuant to this Section 6.02, and shall have no further obligation to cause such Resale Registration Statement (or such other form) to be effective and usable beyond the completion of such takedown; provided, further, however, that DXL shall not be deemed to have breached its obligations under this Section 6.02, (x) if DXL shall fail to fulfill its obligations under this Section 6.02 at a time when trading of DXL Common Stock has been suspended under DXL’s insider trading policies, including if DXL reasonably believes that it is in possession of material nonpublic information involving DXL, the failure of which to be disclosed in the prospectus included in the Resale Registration Statement could result in a violation of applicable Law or (y) if FBB has failed to perform or comply with its covenants in this Section 6.02; provided, that the number of such suspensions or delays under this Section 6.02(b) shall not exceed two in any twelve (12) month period following the Closing Date (and in total the suspensions or delays shall not exceed a suspension or delay of more than ninety (90) calendar days during any such twelve (12) month period).

(c) Prior to the Effective Time, FBB shall cooperate (and use its reasonable best efforts to cause its Representatives to cooperate) with DXL, and use reasonable best efforts to promptly furnish to DXL (and use its reasonable best efforts to cause its Representatives to furnish) all information concerning it as is required by the SEC to be included in the Resale Registration Statement (including any financial statements required to be included therein or incorporated therein by reference) or in connection with DXL’s SEC reporting obligations related to this Agreement or the Transactions. Without limiting the foregoing, prior to the Effective Time, FBB shall use reasonable best efforts to provide (and use its reasonable best efforts to cause its Representatives to provide, as applicable) (i) audited annual and unaudited interim financial statements (including footnotes) that are timely reviewed by FBB’s independent auditor for the periods required to be included or incorporated by reference in the Resale Registration Statement, (ii) the consent of FBB’s independent auditor to include or incorporate by reference audited financial statement reports in the Resale Registration Statement, (iii) information necessary to enable DXL to prepare required pro forma financial statements and related footnotes and (iv) any other information required to be included or incorporated by reference in the Resale Registration Statement, or in connection with DXL’s SEC reporting obligations related to this Agreement or the Transactions. FBB shall use its commercially reasonable efforts to cause each FBB Stockholder, no later than thirty (30) calendar days prior to the Closing, to deliver all documentation, in form and substance reasonably acceptable to DXL, necessary to determine whether or not such FBB Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act). Notwithstanding the foregoing, DXL may determine in its reasonable discretion that any such FBB Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).

(d) Upon the written request (each, a “Demand Notice”) delivered at least ten (10) Business Days in advance by any FBB Significant Stockholder who (x) on an individual basis, directly holds five percent (5%) or more of the total DXL Common Stock then outstanding, or (y) is an Affiliate of DXL (regardless of ownership percentage), at any time and from time to time that the Resale Registration Statement is effective, DXL shall use commercially reasonable efforts to facilitate a “takedown” (which may include Underwritten Offerings) of all or any portion of such FBB Significant Stockholder’s Registrable Securities off of such Resale Registration Statement, based on the dollar amount or number of Registrable Securities specified in writing by such FBB Significant Stockholder to DXL. Notwithstanding the foregoing, DXL shall not be obligated to facilitate (i) a takedown unless such takedown shall include Registrable Securities proposed to be sold by such FBB Significant Stockholder with a total offering price reasonably expected to equal or exceed, in the aggregate, $10,000,000 (or, if less, 33% of the total number of Registrable Securities received by the FBB Significant Stockholder which submitted the Demand Notice) or (ii) more than the Maximum Number of Takedowns per such FBB Significant Stockholder under this Section 6.02(d) and, in any event, shall not be obligated to facilitate a takedown under this Section 6.02(d) during a closed trading window period or if DXL reasonably believes that it is or may be in possession of material nonpublic information involving DXL, the failure of which to be disclosed in the prospectus included in the Resale Registration Statement or the documents incorporated by reference therein could result in a violation of applicable Law, in which case the filing of the applicable prospectus or prospectus supplement may be delayed until the earlier of the second Business Day after DXL ceases to be in such possession and the ninetieth (90th) calendar day after receipt by DXL of the written request from such FBB Significant Stockholder to effect a takedown under this Section 6.02(d); provided, that the number of any such delays or any delay pursuant to Section 6.02(b) shall not exceed two in any twelve (12) month period following the Closing Date (and no more than ninety (90) calendar days in any twelve (12) month period). In connection with any takedown pursuant to this Section 6.02(d), DXL will as expeditiously as possible enter into such customary agreements (including an underwriting agreement in customary form with underwriters selected by such FBB Significant Stockholder and reasonably agreeable to DXL that shall consist of reputable nationally recognized investment banks), which shall include (x) customary indemnification provisions and procedures and (y) customary representations and warranties to the underwriters, with respect to the business of DXL and its Subsidiaries, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and take such other actions as the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities. A FBB Significant Stockholder that delivers a Demand Notice shall have the right to terminate (x) on a reasonable basis, any takedown pursuant to Section 6.02 at least two (2) Business Days prior to the “launch” of any marketing efforts of such takedown, and DXL shall not be deemed to have facilitated a takedown pursuant to Section 6.02 (i.e., it will not count as one of the Maximum Number of Takedowns to which such FBB Significant Stockholder is entitled); and (y) one takedown in any twelve (12)-month period pursuant to Section 6.02 after the “launch” of any marketing efforts of such takedown but before completion of such takedown, and DXL shall not be deemed to have facilitated a takedown pursuant to Section 6.02 (i.e., it will not count as one of the Maximum Number of Takedowns to which such FBB Significant Stockholder is entitled); in both cases, whether or not any other FBB Significant Stockholder or DXL has elected to include Registrable Securities in such takedown as provided in Section 6.02(e); provided, that, in both cases, any Registration Expenses in connection with any such terminated takedown shall be borne by such FBB Significant Stockholder.

(e) Upon receipt of a validly submitted Demand Notice or upon DXL’s initiation of any registration of DXL Common Stock for its own account or for the account of any other stockholder (other than a registration relating solely to employee benefit plans or a registration relating solely to a transaction under Rule 145 of the Securities Act) (“DXL Initiated Registration”), DXL shall give written notice (each, a “Piggyback Notice”) of its proposed registration to all FBB Significant Stockholders who are holders of Registrable Securities as soon as practicable, which notice shall (x) describe the amount of DXL Common Stock to be included in such registration, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such registration, and (y) offer to such FBB Significant Stockholders the opportunity to include in such registration such number of Registrable Securities as such FBB Significant Stockholders may request in writing within five (5) calendar days after receipt of such Piggyback Notice (such registered takedown, a “Piggyback Registration”). DXL shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Registrable Securities requested by such FBB Significant Stockholders pursuant to this Section 6.02(e) to be included therein on the same terms and conditions as any other Registrable Securities included in such registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any FBB Significant Stockholder’s Registrable Securities in a Piggyback Registration shall be subject to such FBB Significant Stockholder’s agreement to enter into an underwriting agreement in customary form with the underwriter(s) selected for such registration pursuant to Section 6.02(d) hereof, as negotiated in good faith and agreed upon among DXL, the FBB Significant Stockholder participating in such registration and such underwriter(s). Notwithstanding the foregoing, if the managing underwriter or underwriters in a registration that is to be a Piggyback Registration, in good faith, advise DXL and the FBB Significant Stockholders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Registrable Securities exceeds the number of Registrable Securities which can reasonably be expected to be sold in such registration without adversely affecting the success of the registration (including the price, timing or distribution of the Registrable Securities to be sold in such registration), DXL shall include in such Piggyback Registration: (i) in the case of a Piggyback Registration initiated pursuant to a Demand Notice, (1) first, the Registrable Securities that the holder that submitted the Demand Notice proposes to sell in such registration, (2) second, any Registrable Securities requested to be included therein by any other FBB Significant Stockholder, allocated pro rata among such FBB Significant Stockholders on the basis of the number of Registrable Securities initially proposed to be included by each such holder in such registration, up to the number of Registrable Securities, if any, that the managing underwriters determine can be included in the registration without reasonably being expected to adversely affect the success of the registration (including the price, timing or distribution of the securities to be offered in such registration), and (3) third, if applicable, any shares of DXL Common Stock proposed to be sold for the account of DXL or any other stockholder in such registration not otherwise included pursuant to a DXL Initiated Registration; and (ii) in the case of a Piggyback Registration initiated pursuant to a DXL Initiated Registration, (1) first, shares of DXL Common Stock proposed to be sold pursuant to such DXL Initiated Registration, (2) second, any Registrable Securities requested to be included therein by any FBB Significant Stockholder, allocated pro rata among such FBB Significant Stockholders, up to the number of Registrable Securities, if any, that the managing underwriters determine can be included in the registration without reasonably being expected to adversely affect the success of the takedown (including the price, timing or distribution of the securities to be offered in such registration), and (3) third, if applicable, any shares of DXL Common Stock proposed to be sold for the account of DXL or any other stockholder in such registration not otherwise included pursuant to a DXL Initiated Registration. Each FBB Significant Stockholder that holds Registrable Securities agrees that in connection with any underwritten registration pursuant to Section 6.02(d) or this Section 6.02(e), and upon written request from the managing underwriter(s) for such registration, such holder shall not, without the prior written consent of such managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than seven (7) calendar days prior to and sixty (60) calendar days after the pricing of such offering), effect any public sale or distribution of any similar securities to those being registered, including any sale under Rule 144. Beginning one (1) year after the Closing Date, the Piggyback Notice contemplated herein shall not be required to be delivered to any FBB Significant Stockholder who is able to sell all of its Registrable Securities without restriction pursuant to Rule 144. In addition, to the extent the offering contemplated by the party submitting a Demand Notice or by DXL or any other stockholder is an overnight or one-day block trade or bought deal, the Piggyback Notice and other provisions contained in this Section 6.02(e) shall not be applicable.

(f) In connection with a takedown, DXL agrees to (i) provide counsel to the applicable FBB Significant Stockholder and the lead managing underwriters, if any, commercially reasonable opportunity to review each prospectus (including any prospectus supplement) and such other opportunities to conduct a customary and reasonable due diligence investigation (in the context of a Underwritten Offering) of DXL, including reasonable access to (including responses to any reasonable inquiries by the lead managing underwriters and their counsel) DXL’s books and records, officers, accountants and other advisors; (ii) use commercially reasonable efforts to negotiate in good faith and execute all customary indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, including using commercially reasonable efforts to procure customary legal opinions and auditor “comfort” letters and (iii) where the takedown contemplates marketing efforts, use commercially reasonable efforts to cooperate and make its senior officers available for participation in such marketing efforts.

(g) DXL hereby agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each FBB Selling Stockholder, and their respective Affiliates, directors, officers, employees, partners, equityholders, managers and each other Person, if any, who controls such FBB Selling Stockholder within the meaning of the Securities Act (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings and reasonable and documented expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon: (x) any untrue statement or alleged untrue statement of any material fact contained in the Resale Registration Statement or, in the light of the circumstances under which such statements were made, in any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or related document or report, or any issuer free writing prospectus; or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of a prospectus or issuer free writing prospectus, in the light of the circumstances under which such statements were made; and DXL shall reimburse such Indemnified Party for any reasonable out of pocket legal fees or other reasonable and documented expenses incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, that DXL shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or, in the light of the circumstances under which such statements were made, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto, or any issuer free writing prospectus, in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to DXL or FBB by such Indemnified Party expressly for use in the preparation thereof.

(h) If the indemnification provided for hereunder from the indemnifying party is insufficient or unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein for reasons other than those described in the proviso in Section 6.02(g), then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 6.02(h) as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any reasonable out of pocket legal fees or other reasonable an documented expenses incurred by such party in connection with any investigation or proceeding. Any obligation of FBB Selling Stockholders to contribute pursuant to this Section 6.02(h) shall be several in the same proportion that the dollar amount of the proceeds actually received by each such FBB Selling Stockholder bears to the total dollar amount of the proceeds received by all FBB Selling Stockholders and not joint. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.02(h) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6.02(h). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(i) With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of Registrable Securities of DXL to the public without registration, DXL agrees:

(i) to use its commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of DXL under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(ii) subject to receipt by DXL of customary representations and other documentation reasonably acceptable to DXL in connection therewith, upon the earlier of such time as the Registrable Securities (x) have been sold or transferred pursuant to an effective registration statement, (y) have been sold pursuant to Rule 144 or (z) are eligible for resale under Rule 144(b)(1) or any successor provision, to take any actions reasonably requested, and to use commercially reasonable efforts to cause its transfer agent to take any actions reasonably requested, including delivery of customary instructions and certificates and legal opinions of DXL’s counsel, in order to facilitate the removal of restrictive legends from the Registrable Securities;

(j) DXL shall pay all Registration Expenses and the FBB Significant Stockholder who has sent the Demand Notice, together with each FBB Significant Stockholder participating in a Piggyback Registration, as applicable, shall pay all Selling Expenses in connection with this Section 6.02; provided, for the avoidance of doubt, that any holder of Registrable Securities participating in an offering shall pay the fees and expenses of its own legal counsel and any applicable underwriting fees, discounts, selling commissions, agency fees, brokers’ commissions and transfer taxes, if any, on the Registrable Securities sold by such holder and similar charges.

(k) DXL covenants and agrees that it shall not, without the prior written consent of each FBB Significant Stockholder (such consent not to be unreasonably withheld, conditioned or delayed), grant, issue or enter into any agreement to grant or issue any registration rights to any person or entity that are senior or superior to the registration rights granted to the FBB Significant Stockholders under this Section 6.02.

(l) The covenants contained in this Section 6.02 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the FBB Selling Stockholders and their respective heirs and assigns (from and after Closing) and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

(m) In the event that DXL or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or engages in any division transaction, conversion or redomestication or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, DXL shall take commercially reasonable efforts to ensure that the successors or assigns or transferees of DXL or the Surviving Company, as the case may be, shall assume the obligations with respect to indemnification and contribution of the FBB Selling Stockholders as set forth in this Section 6.02.

SECTION 6.03 Access to Information; Confidentiality. From the date of this Agreement until the Effective Time, upon reasonable notice and subject to applicable Law, each of FBB and DXL shall, and shall cause each of their respective Subsidiaries to, afford to the other party and such other party’s Subsidiaries and their Representatives reasonable access to all their respective properties, books, Contracts, senior management and records and, during such period, each of FBB and DXL shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other party information concerning their respective businesses, finances, properties and personnel, in each case, as such other party may reasonably request solely for the purposes of integration planning or the consummation of the Transactions; provided that in any event such access shall not include (i) employee personnel files or (ii) any requested books and records that are stored in an offsite archive location pursuant to the ordinary course document storage policies. Any access pursuant to this Section 6.03 shall be coordinated through the respective General Counsels of DXL and FBB or their respective designees thereof, and shall be conducted under the supervision of appropriate personnel of each of DXL and FBB and in such manner as not to unreasonably interfere with the conduct of the business of DXL or FBB. No investigation or access permitted or granted pursuant to this Section 6.03 shall affect or be deemed to modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Transactions in accordance with the terms and provisions hereof or otherwise limit, prejudice or affect in any way the rights and remedies available to DXL and FBB, nor shall any such information, knowledge or investigation be deemed to affect or modify DXL and FBB’s reliance on the representations, warranties, covenants and agreements made by the other in this Agreement. Notwithstanding the foregoing, either party may withhold any document or information (a) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided that, in any case, the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (b) the disclosure of which would violate any Law (provided that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law) or (c) that is subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege). If any material is withheld by any party as permitted by the immediately preceding sentence, then such party shall inform the other party as to the general nature of what is being withheld. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the other party (which consent may be withheld for any reason), (x) neither party shall, and shall cause its Affiliates and its representatives not to, contact any vendor, supplier or customer of the other party regarding such other party’s business, operations, or prospects or this Agreement or the Transactions, and (y) neither party shall have the right to perform invasive or subsurface investigations of the properties or facilities of the other party. All information exchanged pursuant to this Section 6.03 shall be subject to that certain Mutual Confidentiality and Non-Disclosure Agreement, dated as of February 12, 2024, by and among DXL, FULLBEAUTY Brands, Inc., Oaktree Opportunities Fund Xb Holdings (Delaware), L.P., Oaktree Opportunities Fund XI Holdings (Delaware), L.P., and Goldman Sachs Specialty Lending Group, L.P., as amended by that certain First Amendment to Mutual Confidentiality and Non-Disclosure Agreement, dated as of October 18, 2024 (as amended, the “Confidentiality Agreement”).

SECTION 6.04 Required Actions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use their respective commercially reasonable efforts to take, and cause their respective Affiliates to take, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, permits, waivers, approvals, clearances and authorizations orders of, or non-actions by (collectively, “Consents”) from, or participation in other discussions or negotiations with, third parties, including as required under any DXL Material Contract or FBB Material Contract, and (ii) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided, however, that neither the DXL, FBB nor any of their respective

Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

(b) Without limiting the generality of Section 6.04(a), each of DXL and FBB shall use commercially reasonable efforts to (i) take all action necessary to ensure that no Takeover Statute or similar statute or regulation is or becomes applicable to this Agreement or any Transaction and (ii) if any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or any Transaction, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) Without limiting the generality of Section 6.04(a), each of DXL and FBB shall use commercially reasonable efforts to, and, to the extent any of DXL’s Affiliates are required to under applicable Laws, DXL shall use commercially reasonable efforts to cause such Affiliates to, (i) provide all necessary notices, reports, registrations, submissions of information, applications and other filings, and obtain as promptly as practicable all Consents from any Governmental Entity and any other Person that are required to be effected or obtained by DXL, Merger Sub or FBB, or any of their respective Subsidiaries, in connection with the consummation of the Transactions, and take all necessary actions to obtain any such Consents from any Governmental Entity that are required to be so effected or obtained, (ii) to prosecute all such filings and Consents with all appropriate diligence, (iii) furnish all information required to be furnished in connection with the Consents of or filings with any Governmental Entity, and promptly cooperate with and furnish information in connection with any such requirements imposed upon either of them or any of their respective Subsidiaries in connection with this Agreement and the Transactions, (iv) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement, (v) facilitate obtaining any final order, writ, judgment or decree approving the Transactions consistent with this Agreement, and (vi) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other in doing, all things necessary to avoid or eliminate each and every legal impediment asserted by any Governmental Entity so as to enable the parties hereto to consummate and make effective, as promptly as practicable, the Merger and the other Transactions in accordance with the terms hereof; provided, that notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require DXL or FBB or any of their respective Affiliates to (or permit DXL and its Affiliates, on the one hand, or FBB and its Affiliates, on the other hand, without the consent of the other of DXL or FBB, as applicable, to agree or accept), any action or remedy that would be material and adverse to DXL and its Subsidiaries (including FBB) following the Merger.

(d) Subject to applicable Law and the instructions of any Governmental Entity, DXL and FBB shall each advise the other promptly, but in any event within two (2) Business Days, of (and shall promptly furnish the other with copies of) any notice or other communication received by such party or any of its Affiliates from any Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with any Governmental Entity in connection with the Transactions, and each party shall generally keep the other apprised of the status of matters relating to completion of the Transactions. Subject to applicable Law, neither DXL nor FBB shall, and each shall not permit any of its Subsidiaries or Representatives to, participate in any substantive or material meeting, telephone conversation or other communication with any Governmental Entity in respect of any filings, investigation or other inquiry or proceeding with respect to the Transactions, unless, to the extent reasonably practicable under the circumstances, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, conversation or other communication. Each of DXL and FBB shall (i) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (ii) subject to applicable Law, furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and their respective Subsidiaries and Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Transactions.

SECTION 6.05 Stockholder Litigation. Each party shall give each other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the Transactions contemplated by this Agreement, and shall give each other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that each other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Company or any of its affiliates.

SECTION 6.06 DXL Stockholders Meeting.

(a) Without limiting anything contained in, and subject to, Section 6.01(a), DXL shall take all action necessary under all applicable Laws to set a record date for, call, give notice of and hold the DXL Stockholders Meeting for purposes of seeking the Required DXL Stockholder Vote. Subject to the notice requirements under all applicable Laws and under the DXL Charter, the DXL Stockholders Meeting shall be held (on a date selected by DXL and consented to by FBB (such consent not to be unreasonably withheld, conditioned or delayed)) as promptly as practicable after the date hereof and no later than the date that the DXL Stockholders Meeting is required to be held in accordance with Section 6.01(h). DXL shall use reasonable best efforts to solicit from its stockholders proxies for voting on the matters to be voted on at the DXL Stockholders Meeting as contemplated under this Agreement, including the issuance of the DXL Common Stock to be issued in respect of the Merger Consideration. DXL shall call, notice, convene, hold, conduct and solicit all proxies in connection with the DXL Stockholders Meeting in compliance with all applicable Laws, including the DGCL and the DXL Charter.

(b) The DXL Board shall recommend without reservation that DXL’s stockholders provide the Required DXL Stockholder Vote; and neither the DXL Board nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner materially adverse to FBB or which would prevent or delay consummation of the Merger, the recommendation of the DXL Board that DXL’s stockholders provide the Required DXL Stockholder Vote.

SECTION 6.07 Fees and Expenses.

(a) Except as otherwise explicitly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions will be paid by the party incurring such costs and expenses.

(b) In the event that:

(i) this Agreement is terminated by DXL pursuant to Section 8.01(j) (accepting a DXL Superior Proposal);

(ii) this Agreement is terminated by FBB pursuant to Section 8.01(k) (change in DXL Board recommendation); or

(iii) (x) a DXL Takeover Proposal shall have been publicly announced or disclosed or otherwise communicated to DXL or the DXL Board after the date of this Agreement but prior to the termination of this Agreement and this Agreement is terminated pursuant to Section 8.01(c) (failure to obtain Required DXL Stockholder Vote), Section 8.01(e) (lapse of End Date) or Section 8.01(g) (DXL breach) and (y) within twelve (12) months after the date of such termination, DXL enters into an agreement with respect to, or consummates, a Subsequent Transaction in respect of the DXL Takeover Proposal referred to in the immediately preceding clause (x);

then DXL shall pay FBB a fee equal to $2,500,000 (the “DXL Termination Fee”), by wire transfer of same day funds to an account designated by FBB, in each case substantially concurrently with, or prior to, such termination (in the case of a termination referred to in Section 6.07(b)(i) or Section 6.07(b)(ii)) or within two (2) Business Days following the earlier of entering into the agreement in respect of, or consummation of, the Subsequent Transaction referred to in Section 6.07(b)(ii).

(c) In the event that:

(i) this Agreement is terminated by DXL or FBB pursuant to Section 8.01(c) (failure to obtain Required DXL Stockholder Vote); or

(ii) there is any payment of the DXL Termination Fee in accordance with Section 6.07(b)(i) -(iii);

(iii) then DXL shall reimburse FBB for all reasonable out of pocket fees and expenses incurred by FBB in connection with the negotiation of this Agreement and the Transactions, up to a maximum of $950,000, by wire transfer of same day funds to an account designated by FBB, in each case substantially concurrently with, or prior to, such termination.

(d) In the event that this Agreement is terminated by DXL pursuant to Section 8.01(h), then FBB shall pay DXL a fee equal to $2,500,000, by wire transfer of same day funds to an account designated by DXL, substantially concurrently with, or prior to, such termination, and FBB shall reimburse DXL for all reasonable out of pocket fees and expenses incurred by DXL in connection with the negotiation of this Agreement and the Transactions contemplated hereby, up to a maximum of $950,000, by wire transfer of same day funds to an account designated by DXL, substantially concurrently with, or prior to, such termination. For the avoidance of doubt, in the event DXL does not exercise its right to terminate this Agreement pursuant to Section 8.01(h), but there is a breach by FBB or failure by FBB to perform in any material respect any of its covenants and agreements set forth in Section 6.16 and Section 6.19 which would result in the failure of the condition set forth in Section 7.01(d), then DXL shall maintain all of its rights and remedies set forth in this Agreement, including, but not limited to, Section 9.11.

(e) If either DXL or FBB fails to pay when due any amount payable under this Section 6.07, then (i) either DXL or FBB, as applicable, shall reimburse the other party for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by such other party of its rights under this Section 6.07, and (ii) either DXL or FBB, as applicable, shall pay interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to prime rate quoted in the print edition of The Wall Street Journal, “Money Rates” section on the date such overdue amount was originally required to be paid.

SECTION 6.08 Certain Tax Matters.

(a) The parties intend that, for United States federal income tax purposes, the Merger shall qualify for the Intended Tax Treatment. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, and no party shall take any position on any Tax Return that is inconsistent with the Intended Tax Treatment, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Tax Law). The parties’ right to take any action disclosed in Section 5.01, 5.02 or 5.03 of the DXL Disclosure Schedule or the FBB Disclosure Schedule, as applicable, shall be subject to and subordinate to the parties’ respective obligations under this Section 6.08(a).

(b) At the Effective Time, FBB shall deliver to DXL and Merger Sub a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897- 2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to DXL and Merger Sub.

(c) Each of DXL, Merger Sub and FBB shall use commercially reasonable efforts to promptly notify the other party if such party becomes aware of any non-public fact or circumstance that, to such party’s Knowledge, would reasonably be likely to prevent or impede the Merger from qualifying for the Intended Tax Treatment. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as qualifying for the Intended Tax Treatment. Each of DXL, FBB and Merger Sub shall use their respective reasonable best efforts to cause the Merger to qualify for, and will not take any action or cause any action to be taken (whether prior to, on or subsequent to the Closing Date) which action would reasonably be expected to prevent the Merger from qualifying for or jeopardize the Intended Tax Treatment.

SECTION 6.09 Governance Matters.

(a) Prior to the Effective Time, DXL shall take all such action within its power as may be necessary or appropriate such that effective upon and immediately following the Effective Time, the Board of Directors of DXL and committees thereof shall be comprised of the following individuals: (i) four (4) members of the Board of Directors designated by DXL (the “DXL Nominee Directors”), (ii) four (4) members of the Board of Directors designated by FBB, one of which shall be the Chief Executive Officer of FBB as of the date hereof (the “FBB Nominee Directors”), and (iii) one (1) member of the Board of Directors mutually agreed to by both DXL and FBB (the “Independent Director,” and together with the DXL Nominee Directors and the FBB Nominee Directors, the “Post-Closing Directors”); provided that such Post-Closing Directors shall have completed a background check reasonably satisfactory to DXL and be “independent” directors for purposes of Nasdaq rules (which, for the avoidance of doubt, shall not include such rules as are applicable to audit committee members) and otherwise in compliance with the Nasdaq and SEC rules and requirements governing directors. Promptly following the date of this Agreement, but in any event no later than the Effective Time, DXL Nominee Directors shall, in consultation with the FBB Nominee Directors, appoint the initial Chairperson of the Board of Directors of DXL.

(b) DXL and FBB shall cooperate to take all reasonable actions necessary to cause, effective as of the Effective Time, (i) the Chief Executive Officer of FBB immediately prior to the Effective Time to serve as the Chief Executive Officer of DXL from and after the Effective Time and (ii) the officers of DXL from and after the Effective Time to be such individuals as DXL and FBB shall agree, through a process overseen by the Chief Executive Officer of FBB in consultation with the DXL Nominee Directors and FBB Nominee Directors, cooperating in good faith to identify such individuals prior to the Effective Time, in the case of each of clauses (i) and (ii), serving until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

SECTION 6.10 Employment Matters.

(a) Commencing on the Effective Time and thereafter during the periods specified below, unless otherwise mutually determined by FBB and DXL, DXL shall provide, or shall cause the DXL Subsidiaries (including, without limitation, the Surviving Corporation) to provide to each DXL Employee and each FBB Employee who at the Effective Time are an employee of DXL or the DXL Subsidiaries (including, without limitation, the Surviving Corporation) (the “Continuing Employees”) with the following compensation and benefits: (i) for the period commencing at the Effective Time and ending on the one-year anniversary of the Closing Date, (A) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the Effective Time, and (B) annual cash or other short-term incentive compensation opportunities that are no less favorable than the annual cash or other short-term incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time and (ii) for the period commencing on the Effective Time until such time as the Surviving Company in the Merger and DXL adopt the New Benefit Plans (as defined below), employee benefits (other than defined benefit plans, retiree welfare plans, change in control plans, deferred compensation plans, equity or equity-based compensation plans) that are substantially similar in the aggregate to the employee benefits provided to similarly situated employees of DXL immediately prior to the Effective Time (provided that DXL may satisfy its obligations under this Section 6.10(c)(ii) for a transitional period through December 31 of the year in which the Effective Time occurs by providing (x) for Continuing Employees who were FBB Employees immediately prior to the Effective Time, employee benefits under the FBB Benefit Plans in effect as of the Closing and (y) for Continuing Employees who were DXL Employees immediately prior to the Effective Time, employee benefits under the DXL Benefit Plans in effect as of the Closing). Notwithstanding anything in this Agreement to the contrary, with respect to any Continuing Employees who are covered by a collective bargaining agreement or other agreement with a union, DXL’s obligations under this Section 6.10 shall be in addition to, and not in contravention of, any obligations under the applicable collective bargaining agreement or union agreement or applicable Law.

(b) Prior to the Closing, FBB and DXL shall cooperate in reviewing, evaluating and analyzing the DXL Benefit Plans and FBB Benefit Plans with a view towards developing appropriate new benefit plans with respect to Continuing Employees (collectively, the “New Benefit Plans”) for the Continuing Employees covered thereby, which New Benefit Plans will, to the extent permitted by applicable law, and among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by DXL Benefit Plans, on the one hand, and those covered by FBB Benefit Plans, on the other hand, at the Effective Time.

(c) In the event any Continuing Employee first becomes eligible to participate under any employee benefit plan or compensation plan maintained by DXL or a DXL Subsidiary (including, without limitation, the Surviving Company) (each a “New Plan”), or any DXL Benefit Plan, following the Effective Time, DXL shall (i) waive any pre-existing condition, exclusions, actively-at-work requirements, and waiting periods with respect to participation and coverage requirements applicable to any Continuing Employee under any Surviving Company or DXL Benefit Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under any similar FBB Benefit Plan in which the Continuing Employees participated immediately prior to coverage under the Surviving Company or DXL Benefit Plan; and (ii) use commercially reasonable efforts to provide each Continuing Employee with full credit for any co-payments, out-of-pocket expenditures and deductibles or similar payments paid or incurred prior to the Continuing Employees’ coverage under New Plan or DXL Benefit Plan during the plan year in which the Effective Time occurs, to the same extent such credit was given under any similar FBB Benefit Plan that Continuing Employees participated in immediately prior to the Effective Time, for the plan year in which the Effective Time occurs.

(d) As of the Closing Date, DXL and DXL Subsidiaries (including, without limitation, the Surviving Company) shall recognize all service of each Continuing Employee prior to the Closing Date to DXL and any of its Subsidiaries or FBB and any of its Subsidiaries, as applicable, to the same extent such service was recognized by DXL and FBB, respectively, for each Continuing Employee immediately prior to the Closing Date for purposes of eligibility, participation, vesting and level of benefits (except not for purposes of benefit accrual under any defined benefit pension plan, vesting under any equity or equity-based compensation plan or to the extent that such credit would result in a duplication of benefits).

(e) Prior to making any communications to any employees of either party or their respective Subsidiaries regarding the Transactions or any related compensation or benefit matters, each of DXL and its Subsidiaries and FBB and its Subsidiaries shall provide the other party with copies of the text of the intended communication and the other party must have a reasonable opportunity to review and comment on such communications (and the relevant party must consider any such comments in good faith) prior to distribution.

(f) The parties acknowledge and agree that all provisions contained in this Section 6.10 with respect to DXL Employees and FBB Employees are included for the sole benefit of the respective parties to this Agreement and shall not (i) create any right in any other Person, including current employees, former employees, any participant or any beneficiary thereof, under this Agreement, DXL Benefit Plan or in any FBB Benefit Plan, (ii) create any right to continued employment with FBB, DXL, the Surviving Company or their respective Subsidiaries or Affiliates, (iii) prevent or restrict in any way the right of DXL or any DXL Subsidiary (including without limitation, the Surviving Company) to terminate the service of any Continuing Employee at any time following the Closing; (iv) be deemed to establish, amend, modify or cause to be adopted any DXL Benefit Plan, FBB Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by DXL or any of its Affiliates, or (v) limit the ability of DXL, any DXL Subsidiary (including without limitation, the Surviving Company) or any of its Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Closing.

SECTION 6.11 Directors’ and Officers’ Indemnification and Insurance.

(a) DXL and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of any Person who was or becomes prior to the Effective Time a current or former director, officer or employee of FBB, including any person who is or was serving at the request of FBB as a current or former officer, director or employee of a Subsidiary of FBB (the “D&O Indemnified Parties”) as provided in the FBB Charter or in the Charter Documents of any Subsidiary of FBB (in each case, as in effect on the date of this Agreement) shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the Surviving Company shall, and DXL shall cause the Surviving Company to, (i) cause the Surviving Company’s Charter Documents and the Charter Documents of any Subsidiary of FBB to contain provisions with respect to indemnification and exculpation of, and advancement of expenses to, D&O Indemnified Parties that are at least as favorable to such D&O Indemnified Parties, in all material respects, as the indemnification, exculpation and advancement of expenses provisions contained in the Charter Documents of FBB, as applicable, as in effect on the date of this Agreement and (ii) maintain any indemnification agreements of FBB and its Subsidiaries with any D&O Indemnified Party existing prior to the date of this Agreement and set forth on Section 6.11 of the FBB Disclosure Schedule on the terms set forth in such agreements.

(b) In addition to the other rights provided for in this Section 6.11 and not in limitation thereof, at or prior to the Effective Time, FBB shall, with DXL’s prior written consent (not to be unreasonably withheld), purchase a six (6) year “tail” policy with terms, conditions, and coverage that are no less favorable than the terms, conditions and coverage provided to the D&O Indemnified Parties under FBB’s existing policies as of the date of this Agreement (the “Tail Policy”). The Surviving Company and DXL shall cause the Tail Policy to be maintained in full force and effect, for its full term; provided that, if the Tail Policy becomes unavailable, DXL shall cause the Surviving Company to obtain the greatest coverage available for a cost not exceeding an annual premium equal to the foregoing maximum premium.

(c) The covenants contained in this Section 6.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and assigns and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

(d) In the event that DXL or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or engages in any division transaction, conversion or redomestication or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, adequate provision shall be made so that the successors or assigns or transferees of DXL or the Surviving Company, as the case may be, shall assume the obligations with respect to indemnification, exculpation and advancement of expenses to the D&O Indemnified Parties as set forth in this Section 6.11.

SECTION 6.12 Financial StatementsAs soon as available, but in any event within forty-five (45) calendar days after the end of each fiscal quarter prior to the Closing, on an as-reported basis, FBB shall deliver, or cause to be delivered, to DXL unaudited condensed consolidated balance sheets and related statements of operations, statements of stockholders’ equity and statements of cash flows of FBB and its Subsidiaries for the period from the beginning of the fiscal quarter to the end of such fiscal quarter, and all such statements shall be derived from FBB and its Subsidiaries’ financial statements and shall be prepared in accordance with GAAP (except for the absence of footnotes).

(b) As soon as available, but in any event no later than one-hundred and twenty (120) calendar days after the end of each fiscal year prior to Closing, FBB shall deliver, or cause to be delivered, to DXL audited consolidated balance sheets and related statements of operations, statements of stockholders’ equity and statements of cash flows of FBB and its Subsidiaries as of the end of such fiscal year, including the notes thereto, prepared in accordance with GAAP.

(c) The financial statements delivered by FBB hereunder shall comply with the applicable accounting requirements and rules and regulations of the SEC, the Exchange Act and Securities Act, as applicable, including Rule 3-05 of Regulation S-X under the Securities Act.

(d) DXL and FBB shall reasonably cooperate with one another, and each shall cause its officers and employees to reasonably cooperate with the other, in the preparation of any pro forma financial statements required to be included or incorporated by reference in the Proxy Statement or Resale Registration Statement.

SECTION 6.13 Notification of Certain Matters. Prior to the Effective Time, DXL shall give prompt notice to FBB, and FBB shall give prompt notice to DXL, of (a) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected, individually or in the aggregate, to be material to FBB, the Surviving Company, DXL, Merger Sub or the Merger, (b) any legal proceeding commenced or, to either the Knowledge of FBB or the Knowledge of DXL, threatened in writing against any party that relates to this Agreement or the Transactions and (c) any Change that (i) has had or would reasonably be expected to result in any Material Adverse Effect on FBB or (ii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied; provided that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect any rights or remedies available to the party receiving such notice or be deemed to amend or supplement the FBB Disclosure Schedule or the DXL Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

SECTION 6.14 Obligations of Merger Sub. DXL shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

SECTION 6.15 Payment for Third Party Consents. Each of DXL and FBB shall pay all amounts, which payments are expressly required by the terms of any Contract, payable by DXL or FBB, as applicable, in connection with third-party consents, waivers, amendments, and the like, required for the Transactions (if any).

SECTION 6.16 Financing; Cooperation.

(a) Prior to Closing, FBB shall use reasonable best efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Commitment and Subscription Agreements, including maintaining in effect such Commitment and Subscription Agreements and shall use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such party in such Commitment and Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) consummate the transactions contemplated by such Commitment and Subscription Agreements at or prior to Closing, and in each case of clauses (i) and (ii), DXL shall cooperate with FBB in such efforts.

(b) In the event that all conditions in the Commitment and Subscription Agreements have been satisfied, FBB shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Commitment and Subscription Agreements on or prior to the Closing on the terms described therein, including (i) to enforce the rights of FBB under the Commitment and Subscription Agreements to cause the FBB Investors to pay to (or as directed by) FBB the applicable purchase price under each FBB Investor’s applicable Commitment and Subscription Agreement in accordance with its terms; (ii) confer with DXL regarding timing of the expected Closing Date (as defined in the Commitment and Subscription Agreements); and (iii) deliver notices to counterparties to the Commitment and Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Commitment and Subscription Agreements.

(c) Each of DXL and FBB (for the purposes of this Section 6.16(c), (d) and (e) each, a “Cooperating Party”) shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to cooperate with the other Cooperating Party in connection with (i) the amendment and restatement of FBB’s Existing Term Loan Facility (including any related guarantees or security arrangements) to authorize and give effect to the Transactions and the capital structure of the Surviving Company following the Closing (the “A&R Term Loan Amendment”) and (ii) the establishment, documentation and closing of a combined asset-based revolving credit facility for the Surviving Company and its Subsidiaries on the Closing Date, whether through (A) an amendment or amendment and restatement of the Existing FBB ABL Agreement or (B), if reasonably determined by FBB in consultation with DXL, an amendment or amendment and restatement of the Existing DXL ABL Agreement or a new ABL credit agreement (each, the “Combined ABL Facility”, and, together with the Existing Term Loan Facility and A&R Term Loan Facility, the “Debt Financing”). For the avoidance of doubt, no Cooperating Party shall be required, in connection with the cooperation contemplated by this Section 6.16, to incur incremental out-of-pocket expenses (other than de minimis amounts), prepare financial information not customarily prepared or readily available in the ordinary course, or take any action that would reasonably be expected to conflict with its organizational documents or applicable law. FBB and its advisors shall take the lead in the negotiations of the terms of A&R Term Loan Amendment and the Combined ABL Facility; provided, that, (1) the leading Cooperating Party shall reasonably consult with the other Cooperating Party, consider in good faith its comments and keep it reasonably informed of material developments, (2) no material economic or structural term affecting the Surviving Company or its Subsidiaries shall be agreed without DXL’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and (3) the parties shall coordinate in good faith regarding the substance and timing of all lender communications, draft deliverables and closing requirements.

(d) Without limiting the generality of Section 6.16(c), each Cooperating Party, as applicable, shall, and shall cause its Subsidiaries to, use reasonable best efforts to:

(i) furnish to the other Cooperating Party, its Representatives and Debt Financing Sources such financial, corporate, organizational and collateral information regarding such Cooperating Party and its Subsidiaries as is reasonably requested in connection with the preparation, effectiveness and implementation of the A&R Term Loan Amendment and the Combined ABL Facility;

(ii) provide customary certificates, organizational documents, schedules, instruments and other deliverables reasonably requested by lenders, including information necessary to add such Cooperating

Party and its Subsidiaries as obligors under the A&R Term Loan Facility and Combined ABL Facility, as applicable, at or following the Closing; provided that such deliverables shall be limited to those necessary for such purpose and shall not require the preparation of financial or other information not customarily prepared or readily available in the ordinary course of the Cooperating Party’s business;

(iii) reasonably participate in customary diligence and coordination sessions relating to the A&R Term Loan Amendment and the Combined ABL Facility;

(iv) to the extent requested in writing at least eight (8) Business Days prior to the Closing Date, provide to the Debt Financing Sources, at least four (4) Business Days prior to the Closing Date, all documentation and information regarding such Cooperating Party and its Subsidiaries and its beneficial owners that is reasonably requested in connection with applicable “know-your-customer,” and anti-money laundering rules and regulations, including the USA Patriot Act, and the requirements of 31 C.F.R. §1010.230; and

(v) executing and delivering as of Closing (but not prior to Closing) any guarantee, pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by the leading Cooperating Party or the Debt Financing Sources; it being understood that such documents shall only be effective at Closing, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of any Debt Financing.

(e) Notwithstanding anything to the contrary in this Agreement, nothing in Section 6.16(c) or (d) shall require any Cooperating Party or any of its Subsidiaries to (i) pay any commitment, arrangement or similar fee, (ii) incur any liability, guarantee, indemnity or other obligation under any credit or financing agreement prior to the Closing, or (iii) take any action that would materially and unreasonably interfere with the ongoing operations of such Cooperating Party or its Subsidiaries.

(f) Each Cooperating Party and their Subsidiaries consent to the reasonable use of their logos in connection with the Debt Financing if such logos are used solely in a customary manner that is not intended to or reasonably likely to harm or disparage either Cooperating Party or any of their respective Affiliates or Subsidiaries or the reputation or goodwill of any of the foregoing. Each Cooperating Party shall be permitted to disclose information subject to the Confidentiality Agreement to rating agencies, the Debt Financing Sources and its other financing sources and prospective lenders, investors and financing sources, subject to the Debt Financing Sources, financing sources and such prospective lenders, investors and financing sources entering into customary confidentiality undertakings with respect to such information.

SECTION 6.17 Updated Capitalization Information. At least three (3) Business Days prior to the Closing, and again immediately prior to the Closing, DXL shall deliver to FBB a written document that sets forth all of the information that DXL would have been required to include in Section 3.02 of the DXL Disclosure Schedule in order to make the representations and warranties set forth in Section 3.02 of this Agreement true, correct and complete as of the Closing if such representations and warranties were being made as of the date of the Closing (and, solely for purposes of complying with this Section 6.17, all references in Section 3.02 to the date of this Agreement shall be deemed to be references to the date of the Closing). At least three (3) Business Days prior to the Closing, and again immediately prior to the Closing, FBB shall deliver to DXL a written document that sets forth all of the information that FBB would have been required to include in Section 4.02 of the FBB Disclosure Schedule in order to make the representations and warranties set forth in Section 4.02 of this Agreement true, correct and complete as of the Closing if such representations and warranties were being made as of the date of the Closing (and, solely for purposes of complying with this Section 6.17, all references in Section 4.02 to the date of this Agreement shall be deemed to be references to the date of the Closing). Notwithstanding the foregoing, nothing contained in this Section 6.17, including the delivery by DXL to FBB and FBB to DXL of the updated capitalization information required by this Section 6.17, shall (i) update any information contained in the DXL Disclosure Schedule or the FBB Disclosure Schedule, (ii) modify, amend or affect any representation or warranty contained in this Agreement or (iii) permit action or non-action otherwise prohibited by Section 5.01, Section 5.02 or Section 5.03.

SECTION 6.18 Listing of DXL Common Stock on Nasdaq. Prior to the Effective Time, DXL shall prepare and submit to the Nasdaq a listing application or notification, as applicable, covering the shares of DXL Common Stock to be issued as Merger Consideration, and shall use its reasonable best efforts (including paying all applicable listing fees) to cause the DXL Common Stock to be issued as Merger Consideration to be authorized for listing on Nasdaq, subject to official notice of issuance, and FBB shall reasonably cooperate with DXL in connection with the foregoing, including by providing information reasonably requested by DXL in connection therewith.

SECTION 6.19 FBB Corporate Actions. Prior to the Effective Time, FBB shall (i) amend the FBB Charter to increase the total number of authorized shares sufficient to permit the consummation of the Pre-Closing Investment (the “FBB Charter Amendment”), (ii) amend the certificate of designation of the FBB Preferred Stock (the “Certificate of Designation”) pursuant to an amendment (the “COD Amendment”) to cause the conversion of all issued and outstanding shares of FBB Preferred Stock into shares of FBB Common Stock and (iii) take all actions necessary to cause the conversion of all issued and outstanding shares of FBB Preferred Stock into shares of FBB Common Stock.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

(a) FBB Stockholder Approval. The FBB Stockholder Approval shall have been obtained.

(b) Required DXL Stockholder Vote. The Required DXL Stockholder Vote shall have been obtained.

(c) Listing. The DXL Common Stock to be issued as Merger Consideration shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(d) Pre-Closing Investment. The Pre-Closing Investment shall have been consummated pursuant to, and in the amounts set forth in, the Commitment and Subscription Agreements.

(e) No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Merger or any of the other Transactions shall be in effect. No statute, rule, regulation or Injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

SECTION 7.02 Conditions to Obligations of DXL. The obligation of DXL to effect the Merger is also subject to the satisfaction, or waiver by DXL, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of FBB (other than as set forth in Section 4.01 (Corporate Organization), 4.01(b) (Capitalization), 4.03 (Authority; No Violation), 4.06 (Advisors’ Fees), and 4.07(a) (Absence of Certain Changes or Events)) set forth in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on FBB, (ii) the representations and warranties of FBB set forth in Section 4.01 (Corporate Organization), 4.02 (Capitalization),

4.03 (Authority; No Violation) and 4.06 (Advisors’ Fee) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date, and, with respect to Section 4.02 (Capitalization), subject to any transactions contemplated and permitted under this Agreement), and (iii) the representations and warranties of FBB set forth in Section 4.07(a) (Absence of Certain Changes or Events) shall be true and correct as of the date of this Agreement.

(b) Performance of Obligations of FBB. FBB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Absence of Material Adverse Effect on FBB. Since the date of this Agreement, no event or events or developments shall have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB.

(d) Officer’s Certificate. The Chief Executive Officer or Chief Financial Officer of FBB shall have delivered to DXL a certificate certifying the satisfaction of the conditions contained in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(e) Certain FBB Corporate Actions. The actions set forth in Section 6.19 shall have been duly effected.

SECTION 7.03 Conditions to Obligations of FBB. The obligation of FBB to effect the Merger is also subject to the satisfaction, or waiver by FBB, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of DXL (other than as set forth in Sections 3.01 (Corporate Organization), 3.02 (Capitalization), 3.03 (Authority; No Violation), Section 3.07 (Advisors’ Fees) and 3.08(a) (Absence of Certain Changes or Events)) set forth in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on DXL, (ii) the representations and warranties of DXL set forth in Sections 3.01 (Corporate Organization), 3.03 (Authority; No Violation) and Section 3.07 (Advisors’ Fees) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of DXL set forth in Section 3.02 (Capitalization) shall be true and correct in all respects on the date of this Agreement and as of the Closing Date, as if made at and as of such date, subject only to de minimis inaccuracies on the date of this Agreement, and as of the Closing Date and (iv) the representations and warranties of DXL set forth in Section 3.08(a) (Absence of Certain Changes or Events) shall be true and correct as of the date of this Agreement.

(b) Performance of Obligations of DXL. DXL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Absence of Material Adverse Effect on DXL. Since the date of this Agreement, no event or events or development or developments shall have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL.

(d) Officer’s Certificate. The Chief Executive Officer or Chief Financial Officer of DXL shall have delivered to FBB a certificate certifying the satisfaction of the conditions contained in Section 7.03(a), Section 7.03(b), and Section 7.03(c).

ARTICLE VIII

TERMINATION AND AMENDMENT

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the FBB Stockholder Approval or the Required DXL Stockholder Vote, by action taken or authorized by the board of directors of the terminating party or parties:

(a) by mutual consent of DXL and FBB in a written instrument;

(b) by either DXL or FBB if any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable order permanently enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions;

(c) by either DXL or FBB if the Required DXL Stockholder Vote shall not have been obtained at the DXL Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken; provided that DXL may not terminate this Agreement pursuant to this Section 8.01(c) if DXL’s breach of its obligations under this Agreement proximately contributed to the failure to have obtained the Required DXL Stockholder Vote at the DXL Stockholders Meeting or any adjournment or postponement thereof;

(d) by either DXL or FBB if the FBB Stockholder Approval shall not have been obtained within five (5) calendar days of the date hereof; provided that FBB may not terminate this Agreement pursuant to this Section 8.01(d) if FBB’s breach of its obligations under this Agreement proximately contributed to the failure to have obtained the FBB Stockholder Approval;

(e) by either DXL or FBB if the Merger shall not have been consummated on or before September 11, 2026 (the “End Date”), subject to extension in accordance with the provisions set forth in this Section 8.01(e) and Section 8.04; provided that no party may terminate this Agreement pursuant to this Section 8.01(e) if such party’s breach of its obligations under this Agreement proximately contributed to the failure of the Closing to occur by the End Date (or any extension of the End Date in accordance with the provisions set forth in this Section 8.01(e) and Section 8.04);

(f) by DXL if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of FBB, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.02(a) or (b), and such breach or inaccuracy is incapable of being cured, or is not cured, by FBB by the End Date (as the End Date may be extended in accordance with Section 8.01(e)) or, if capable of being cured by the End Date (as the End Date may be extended in accordance with Section 8.01(e)), FBB shall not have commenced good faith efforts to cure the breach or inaccuracy within ten (10) calendar days following receipt of written notice from DXL and thereafter be continuing such good faith efforts;

(g) by FBB if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of DXL, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.03(a) or (b), and such breach or inaccuracy is incapable of being cured, or is not cured, by DXL by the End Date (as the End Date may be extended in accordance with Section 8.01(e)) or, if capable of being cured by the End Date (as the End Date may be extended in accordance with Section 8.01(e)), DXL shall not have commenced good faith efforts to cure the breach or inaccuracy within ten (10) calendar days following receipt of written notice from FBB and thereafter be continuing such good faith efforts;

(h) by DXL if there shall have been a breach or failure to perform on the part of FBB in any material respect any of its covenants and agreements set forth in Section 6.16(a), Section 6.16(b) and

Section 6.19, which breach or failure, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.01(d) , and such breach or failure to perform is incapable of being cured, or is not cured, by FBB by the End Date (as the End Date may be extended in accordance with Section 8.01(e)) or, if capable of being cured by the End Date (as the End Date may be extended in accordance with Section 8.01(e)), FBB shall not have commenced good faith efforts to cure the breach or inaccuracy within ten (10) calendar days following receipt of written notice from DXL and thereafter be continuing such good faith efforts;

(i) by FBB if Nasdaq shall have informed FBB or DXL, whether orally or in writing, that Nasdaq will not list the Merger Consideration upon consummation of the Merger and otherwise at the Effective Time;

(j) by DXL, at any time prior to the receipt of the Required DXL Stockholder Vote in connection with entering into a DXL Acquisition Agreement in accordance with Section 5.06(f); provided, that DXL concurrently pays FBB the DXL Termination Fee in accordance with Section 6.07(b); or

(k) by FBB, at any time prior to the receipt of the Required DXL Stockholder Vote in the event of a DXL Adverse Recommendation Change.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement by either DXL or FBB in accordance with Section 8.01, this Agreement shall forthwith become void and have no effect, and none of DXL, FBB, any of their respective Subsidiaries or Affiliates or any of the officers or directors of any of the foregoing shall have any liability of any nature whatsoever under this Agreement, or in connection with the Merger and the other Transactions, except that (a) Section 6.07, this Section 8.02, and Article IX (other than Section 9.13) and the last sentence of Section 6.03, as well as the Confidentiality Agreement, shall survive any termination of this Agreement and (b) notwithstanding any termination or any contrary provision contained in this Agreement, neither DXL nor FBB shall be relieved or released from liability resulting from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or for fraud.

SECTION 8.03 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by DXL, Merger Sub and FBB, by action taken or authorized by their respective boards of directors, at any time before or after the FBB Stockholder Approval or the Required DXL Stockholder Vote; provided that (1) after the FBB Stockholder Approval has been obtained, any amendment of this Agreement that by applicable Law requires the further approval by the stockholders of FBB shall be effective only with the approval of such stockholders and (2) after the Required DXL Stockholder Vote has been obtained, any amendment of this Agreement that by applicable Law requires the further approval by the stockholders of DXL shall be effective only with the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything herein to the contrary, any amendment to this Section 8.03 or Section 9.14 (and, in each case, the related definitions in this Agreement used therein) that is adverse to any Financing Related Party shall not be made without the prior written consent of the affiliated Financing Source (to the extent there is any).

SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, DXL (on behalf of itself and Merger Sub) and FBB may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of DXL or Merger Sub, in the case of FBB, or FBB, in the case of DXL, (b) waive any inaccuracies in the representations and warranties of DXL or Merger Sub, in the case of FBB, or FBB, in the case of DXL, contained in this Agreement, and (c) waive compliance by DXL or Merger Sub, in the case of FBB, or FBB, in the case of DXL, with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 Notices. To be effective under this Agreement, all notices, requests, claims, demands and other communications under this Agreement shall be sent by facsimile transmission or email of a .pdf (or similar) attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that any notice received by facsimile or email transmission or otherwise at the addressee’s location on any Business Day after 6:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day:

(a)	if to DXL or Merger Sub, to:

Destination XL Group, Inc.

555 Turnpike Street

Canton, MA 02021

Attn: Harvey S. Kanter

Email: hkanter@dxlg.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

2375 E. Camelback Rd., Suite 800

Phoenix, AZ 85016

Attention: Brian H. Blaney

E-mail: blaneyb@gtlaw.com

(b)	if to FBB, to:

FBB Holdings I, Inc.

One New York Plaza

Attn: Jim Fogarty (CEO); General Counsel

E-mail: jfogarty@fbbrands.com; generalcounsel@fbbrands.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Paul J. Shim

E-mail: pshim@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP

650 California St, Suite 2400

San Francisco, CA 94108

Attn: Benet J. O’Reilly

E-mail: boreilly@cgsh.com

SECTION 9.03 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“A&R Term Loan Facility” means that certain First Lien Term Loan Credit Agreement, dated as of August 2, 2022, among the FBB Holdings III, Inc., as borrower, FBB Holdings II, Inc., as holdings, the lenders from time to time party thereto and CB Corporate Finance, LLC as administrative agent (the “Existing Term Loan Facility”); as amended and restated pursuant to the A&R Term Loan Amendment, as in effect immediately following the Closing.

“Acceptable Confidentiality Agreement” means with respect to Section 5.06 a confidentiality agreement determined by the DXL Board in good faith to provide for terms substantially no less restrictive to DXL’s counterparty thereto than those contained in the Confidentiality Agreement that are applicable to FBB (it being understood that such confidentiality agreement need not include any “standstill” or similar provision).

“Accredited Investor” means a Person that FBB reasonably believes is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment and Subscription Agreement” means a Contract executed by an FBB Investor in connection with the Pre-Closing Investment.

“Contract” means any contract, subcontract, agreement, binding commitment, note, bond, mortgage, indenture, lease, license, sublicense, franchise or other legally binding instrument, obligation or arrangement, whether oral or in writing.

“Debt Documents” means any definitive agreement with respect to the Debt Financing.

“Debt Financing” has the meaning set forth in Section 6.16(c).

“Debt Financing Sources” means any agent, arranger, lender or other entity that has committed to provide, arrange, underwrite or place, or has entered into definitive agreements related to, the Debt Financing, and the parties to any joinder agreements, amendments or credit agreements entered into pursuant thereto or relating thereto.

“DXL Bylaws” means the Fourth Amended and Restated Bylaws of DXL, as amended and in effect as of the date hereof.

“DXL CapEx Budget” means that certain capital expenditures budget of DXL and its Subsidiaries set forth in Section 5.02(i) of the DXL Disclosure Schedule.

“DXL Charter” means the Restated Certificate of Incorporation of DXL, as amended and in effect as of the date hereof.

“DXL Common Stock” means the common stock of DXL, par value $0.01 per share.

“DXL Deferred Stock Award” means each award of deferred DXL Common Stock granted to non-employee directors under the DXL Equity Plans.

“DXL Disclosure Schedule” means the disclosure schedule delivered by DXL and Merger Sub to FBB in connection with the execution of this Agreement.

“DXL Equity Plans” means (i) the 2006 Incentive Compensation Plan, as amended and/or restated from time to time, and any successor plan thereto, (ii) the Second Amended and Restated 2016 Incentive Compensation Plan, as amended and/or restated from time to time, and any successor plan thereto, (iii) the Fourth Amended and Restated Long Term Incentive Plan, and (iv) the Seventh Amended and Restated Non-Employee Director Compensation Plan, as amended and/or restated from time to time, and any successor plan thereto.

“DXL ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with DXL or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code and/or Section 4001(b)(1) of ERISA.

“DXL IP Rights” means all Intellectual Property Rights owned or purported to be owned by DXL or any of the DXL Subsidiaries.

“DXL Option” means each option to purchase shares of DXL Common Stock granted under the DXL Equity Plans.

“DXL Performance Share Award” means each performance share award with respect to shares of DXL Common Stock granted under the DXL Equity Plans.

“DXL Preferred Stock” means the preferred stock of DXL, par value $0.01 per share.

“DXL Restricted Employee” means any employee of DXL whose annual base compensation is excess of $300,000, that is an “officer” as defined under Section 16(a) of the Exchange Act, or any other employee of DXL with the title of “senior vice president” or a substantially equivalent title.

“DXL Restricted Stock Unit Award “ means each time-vesting restricted stock unit award in respect of DXL Common Stock granted under the DXL Equity Plans.

“DXL Stock Price” means the dollar value of the average of the daily volume-weighted average sales price per share of DXL Common Stock, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days immediately preceding the trading day two (2) days prior to the Closing Date.

“DXL Top Supplier” shall mean a top twenty vendor or supplier of DXL and its Subsidiaries, taken as a whole, based on expenditures during the twelve months ended December 31, 2025.

“Equity Documents” means any definitive agreement with respect to the Pre-Closing Investment, including the Commitment and Subscription Agreements.

“Equity Interest” of any Person means any (i) capital stock, membership or partnership interest, unit or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing, (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or (iv) Contracts, commitments, and agreements relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” means the New Issuance divided by the number of shares of FBB Common Stock issued and outstanding immediately prior to the Effective Time.

“Existing DXL ABL Agreement” means that certain Credit Agreement, dated as of October 28, 2021, among Destination XL Group, Inc., as Lead Borrower, the other Borrowers and Guarantors party thereto, the lenders from time to time party thereto, and Citizens Bank, N.A., as Administrative Agent and Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date of this Agreement).

“Existing FBB ABL Agreement” means that certain ABL Credit Agreement, dated as of February 7, 2019, among FBB Holdings III, Inc., the other borrowers party thereto, FBB Holdings II, Inc., the lenders party thereto and Citizens Bank, N.A., as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Existing Term Loan Facility” has the meaning set forth in the definition of “A&R Term Loan Facility”.

“FBB Bylaws” means the Amended and Restated Bylaws of FBB, as amended and in effect as of the date hereof.

“FBB CapEx Budget” means that certain capital expenditures budget of FBB and its Subsidiaries set forth in Section 5.03(i) of the FBB Disclosure Schedule.

“FBB Charter” means the Amended and Restated Certificate of Incorporation of FBB, as amended and in effect as of the date hereof.

“FBB Common Stock” means the common stock of FBB, par value $0.01 per share.

“FBB Disclosure Schedule” means the disclosure schedule delivered by FBB to DXL and Merger Sub in connection with the execution of this Agreement.

“FBB Equity Plan” means the 2019 Management Incentive Plan of FBB Holdings I, Inc., as amended and in effect as of the date hereof.

“FBB ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with FBB as a “single employer” within the meaning of Section 414 of the Code and/or Section 4001(b)(1) of ERISA.

“FBB Investors” means Persons that have entered into Commitment and Subscription Agreements to acquire shares of FBB Common Stock.

“FBB IP Rights” means all Intellectual Property Rights owned or purported to be owned by FBB or any of the FBB Subsidiaries.

“FBB Preferred Stock” means the preferred stock of FBB, par value $0.01 per share.

“FBB Restricted Employee” means any employee of FBB whose annual base compensation is excess of $300,000 or any other employee of FBB with the title of “senior vice president” or a substantially equivalent title.

“FBB Restricted Stock Award” means each award in respect of a share of FBB Common Stock subject to vesting, repurchase or other lapse restriction.

“FBB Significant Stockholders” means, collectively, the FBB Investors.

“FBB Stockholder” means any Person who is a holder of FBB Common Stock.

“FBB Stockholders Agreement” means that certain Stockholders Agreement of FBB, dated as of February 7, 2019, as amended from time to time.

“FBB Top Customer” shall mean a top twenty customer of FBB and its Subsidiaries, taken as a whole, based on revenues during the twelve months ended December 31, 2025.

“FBB Top Supplier” shall mean a top twenty vendor or supplier of FBB and its Subsidiaries, taken as a whole, based on expenditures during the twelve months ended December 31, 2025.

“FBB Warrants” means each warrant to purchase shares of FBB Common Stock.

“Financing” means, collectively, (i) the Debt Financing and (ii) the Pre-Closing Investment.

“Financing Related Parties” means the Financing Sources and any of such Person’s Affiliates or its or their respective officers, directors, employees or representatives, partners, trustees, shareholders, controlling Persons, agents, successors or assigns.

“Financing Sources” means, collectively, (i) the Debt Financing Sources and (ii) the FBB Investors.

“Fully Diluted DXL Shares” means the number of outstanding shares of DXL Common Stock as of immediately before the Effective Time on a fully- diluted, as converted and as exercised basis in accordance with the treasury stock method, including (i) shares of DXL Common Stock underlying outstanding exercisable DXL Options, (ii) shares of DXL Common Stock underlying outstanding DXL Restricted Stock Unit Awards, (iii) shares of DXL Common Stock underlying outstanding DXL Performance Share Awards and (iv) any other outstanding securities convertible into or exercisable for shares of DXL Common Stock.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person, whether direct or indirect, (a) for borrowed money (including overdraft facilities), (b) for liabilities secured by any Lien existing on property owned or acquired and subject thereto, (c) evidenced by notes, bonds, debentures or similar Contracts, (d) for the deferred purchase price of property, goods or services, including in connection with the acquisition of any business or non-competition agreement (other than trade payables or accruals incurred in the ordinary course of business), (e) under capital leases (in accordance with GAAP), (f) in respect of letters of credit and bankers’ acceptances, (g) for Contracts relating to interest rate protection, swap agreements, factoring, hedging and collar agreements, (h) in the nature of premiums (prepayment or otherwise) or penalties in connection with the obligations described in clauses (a) through (g) above, and (i) in the nature of guarantees of the obligations described in clauses (a) through (g) above of any other Person.

“Intellectual Property Rights” means all intellectual property and associated rights in any jurisdiction, including all (a) trademarks, service marks, trade names, corporate names, company names,

business names, fictitious business names, trade styles, logos, slogans, trade dress and all other source or business identifiers and all applications and registrations and renewals for, and goodwill associated with and symbolized by, any of the foregoing, (b) Internet domain names (including top level domain names and global top level domain names) and social media identifiers, handles and tags, (c) patent disclosures, patent applications, patents and inventions (whether or not patentable) and all registrations, continuations, continuations-in- part, divisionals, re-examinations, renewals, extensions and reissues and counterparts thereof, (d) trade secrets and know-how, including all proprietary or confidential inventions, improvements, processes, methods, techniques, protocols, formulae, recipes, compositions, models, layouts, designs, drawings, plans, specifications, methodologies and other proprietary or other confidential information (collectively, “Trade Secrets”), (e) works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, promotion and marketing materials, copyrights in software, databases and database rights, and (f) rights of publicity.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all computers, computer software, computer programs and applications (including mobile applications), and computerized databases in any form, including all source code and object code, firmware, hardware (including computers, servers, databases, telecommunications equipment), middleware, workstations, routers, hubs, switches, data communications lines, networks, platforms and other information technology equipment or systems.

“Knowledge” or “knowledge” means (i) with respect to FBB, the actual knowledge of those persons set forth on Section 9.03 of the FBB Disclosure Schedule and (ii) with respect to DXL, the actual knowledge of those persons set forth on Section 9.03 of the DXL Disclosure Schedule, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

“Lien” means any lien, pledge, mortgage, option, right of first refusal, deed of trust, security interest or any similar encumbrance.

“Material Adverse Effect” with respect to any Person means any change, event, violation, effect inaccuracy, circumstance or developments (a “Change”) that, individually or in the aggregate with all other Changes that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, and regardless of whether or not such Change constitutes a breach of the representations or warranties made by such Person, have, or are reasonably expected to have, a material adverse effect on the business, properties, assets (including intangible assets), condition (financial or otherwise), prospects, capitalization, liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below): (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) changes in conditions in the industries in which such Persons generally conduct business; (iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world; (v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism (including cyberattacks or cyberterrorism) or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world; (vii) any Change resulting from the announcement of this Agreement or the pendency of the Merger and the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Persons with employees, labor unions, suppliers, customers, lessors, partners, vendors or any other third Person; (viii) the compliance by any party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement; (ix) any action taken or refrained from being taken, in each case which such Person has expressly approved, consented to or requested in writing following the date hereof; (x) changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing); (xi) changes in the price or trading volume of the DXL Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred, to the extent not otherwise excluded hereunder); and (xii) any failure, in and of itself, by such Person to meet (A) any public estimates or expectations of revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred, to the extent not otherwise excluded hereunder) except, with respect to clauses (i), (ii), (iv), (v), (vi) and (x), to the extent that such Change has had a disproportionate adverse effect on such Person relative to other companies of a similar size operating in the industries in which such Person conducted business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect.

“Maximum Number of Takedowns” means, as to each FBB Significant Stockholder, a number equal to the quotient of (a) the percent of the total DXL Common Stock held by such FBB Significant Stockholder immediately after the Effective Time divided by (b) five percent (5%).

“New Issuance” means a number of shares equal to (a) the Fully Diluted DXL Shares multiplied by (b) the quotient of fifty five percent (55%) divided by forty five percent (45%).

“Permitted Lien” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens imposed by Law and arising or incurred in the ordinary course of business and for amounts which are not yet due and payable or delinquent, and for which appropriate reserves have been established in accordance with GAAP, (ii) easements, rights of way, covenants, conditions, restrictions and other similar non-monetary charges and encumbrances of record, including those identified on title policies or preliminary title reports, in each case, which (a) individually or in the aggregate, are not violated in any material respect and do not and would not reasonably be expected to interfere materially with the ordinary course of business of the applicable company or the use, value, marketability or occupancy of any real property, (b) do not secure the payment of a sum of money and (c) are not violated and, (iii) Liens for Taxes not yet due and payable or delinquent or for Taxes that the taxpayer is contesting in good faith by appropriate action or proceeding and for which appropriate reserves have been established in the financial statements in accordance with GAAP, (iv) purchase money Liens securing rental payments under capital lease arrangements, (v) zoning, building and other generally applicable land use Laws imposed by any Governmental Entity having jurisdiction over such parcel of real property which are not violated in any material respect, and (vi) non-exclusive licenses of Intellectual Property Rights granted to contractors or service providers in the ordinary course of business.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” means all data and information that, alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, to a particular individual or household or any other information that constitutes “personal data,” “personal information”, “personal health information,” or any similar defined term.

“Pre-Closing Investment” means the issuance and sale by FBB to the FBB Investors of an aggregate number of shares of FBB Common Stock pursuant to those certain Commitment and Subscription Agreements for an aggregate purchase price as set forth in such Commitment and Subscription Agreements (as may be reduced as set forth therein), in one or more private placements to be consummated substantially concurrently with, but immediately prior to, the Closing, on the terms and subject to the conditions set forth in the Commitment and Subscription Agreements, and including any preemptive rights or rights offering that may, at FBB’s sole discretion, be conducted for additional sales of FBB Common Stock.

“Privacy Laws” means all data protection, privacy and other applicable Laws that concern the Processing of any Personal Information.

“Processing” means any operation or set of operations which is performed upon Personal Information, by any means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Registration Expenses” means all expenses incurred in connection with the performance of or compliance with Section 6.02, including (a) all SEC, stock exchange or FINRA registration and filing fees (excluding, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA, and of its counsel); (b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications and FINRA registration of the Registrable Securities); (c) all printing, messenger and delivery expenses, and fees and expenses of DXL’s transfer agent; (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange; (e) the reasonable fees and disbursements of counsel for DXL and of its independent public accountants, including any comfort letters required by or incident to such performance and compliance; and (f) the costs and expenses of DXL relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities.

“Registered IP” means all Intellectual Property Rights that are registered, applied-for, issued or granted under the authority of, with or by any Governmental Entity or registrar (in the case of internet domain names).

“Representative” means, with respect to any Person, such Person’s and each of its respective Subsidiaries’ and controlled Affiliates’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities, any fees and disbursements of underwriters and fees and expenses of legal counsel engaged by any FBB Significant Stockholder in respect of the sale of Registrable Securities.

“Subsequent Transaction” means, as applicable a transaction with respect to or pursuant to a DXL Takeover Proposal (with all references to 20% in the definition of “DXL Takeover Proposal” being treated as references to 50% for these purposes).

“Subsidiary,” when used with respect to any Person, means any other Person, whether incorporated or unincorporated, (A) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (B) a majority of the Equity Interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. The term “DXL Subsidiary” means any direct or indirect Subsidiary of DXL and the term “FBB Subsidiary” means any direct or indirect Subsidiary of FBB.

“Tax” means (a) any taxes (including foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital gains, land betterment, purchase, alternative minimum, profit, value added, net worth, documentary stamp, production, business and occupation, disability, employment, health tax, national insurance, payroll or severance), levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Entity, including any interest, linkage differentials, indexing, additions to tax or penalties applicable thereto, (b) any liability for Taxes described in clause (a) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) and (c) any liability for Taxes described in clause (a) or (b) as a transferee or successor.

“Tax Authority” means the IRS and any other Governmental Entity responsible for the administration of Tax.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns) relating to Taxes, including any amendments thereof.

“Transactions” means, collectively, the Merger and the other transactions contemplated by this Agreement.

“Unaccredited Investor” means any FBB Stockholder that is not an Accredited Investor.

“Unaccredited Investor Cash Consideration” means, with respect to each share of FBB Common Stock owned by a FBB Stockholder that is an Unaccredited Investor, an amount in cash equal to the product of (a) the Exchange Ratio and (b) the DXL Stock Price.

“Underwritten Offering” means a sale of Registrable Securities to an underwriter or underwriters for reoffering to the public, including in a block trade or overnight “bought deal” offered and sold through an underwriter or underwriters.

SECTION 9.04 Other Defined Terms. The following capitalized terms have the meanings in the locations within this Agreement indicated below.

Defined Term	Location
Advisor	Section 3.07
Agreement	Preamble
Anti-Corruption Laws	Section3.23
Antitrust Laws	Section 3.04
Appraisal Shares	Section 2.01(b)
Automatic Shelf Registration Statement	Section 6.02(b)
Book-Entry Share	Section2.01(a)(i)
Certificate	Section 2.01(a)(i)
Certificate of Designation	Section 6.19
Certificate of Merger	Section 1.03
Clearance Date	Section 6.01(b)

Defined Term	Location
Closing	Section 1.02
Closing Date	Section 1.02
COD Amendment	Section 6.19
Confidentiality Agreement	Section 6.02
Consents	Section 6.04(a)
Demand Notice	Section 6.02(d)
DGCL	Section 1.01
Dispute	Section 9.09
DXL	Preamble
DXL Acquisition Agreement	Section 5.06(a)
DXL Adverse Recommendation Change	Section 5.06(f)
DXL Benefit Plan	Section 3.11(a)
DXL Board	Recitals
DXL Capital Stock	Section 3.02(a)(i)
DXL Employees	Section 3.12(a)
DXL Fairness Opinion	Section 3.24
DXL Initiated Registration	Section 6.02(e)
DXL Leased Real Property	Section 3.22(b)
DXL Licenses	Section 3.14(a)
DXL Material Contract	Section 3.15(a)
DXL Nominee Directors	Section 6.09(a)
DXL Owned Real Property	Section 3.22(a)
DXL Real Property Lease	Section 3.22(b)
DXL SEC Reports	Section 3.05
DXL Stockholder Matters	Section 3.03(b)
DXL Stockholders Meeting	Section 3.03(b)
DXL Superior Proposal	Section 5.06(e)
DXL Takeover Proposal	Section 5.06(b)
DXL Termination Fee	Section 6.07(b)
DXL Voting Debt	Section 3.02(b)
DXL’s Financial Advisor	Section 3.07
D&O Indemnified Parties	Section 6.11(a)
Effective Time	Section 1.03
Employment Matters	Section 3.12(d)
End Date	Section 8.01(e)
Enforceability Exceptions	Section 3.03(a)
Environmental Claims	Section 3.16(e)(i)
Environmental Laws	Section 3.16(e)(ii)
Environmental Permits	Section 3.16(e)(iii)
ERISA	Section 3.11(a)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Excluded Shares	Section 2.01(a)(ii)
Excluded Transaction	Section 5.05(c)
FBB	Preamble
FBB Benefit Plan	Section 4.10(a)
FBB Board	Recitals
FBB Capital Stock	Section 4.02(a)(i)
FBB Employees	Section 4.11(a)
FBB Equity Awards..............................................................	Section 4.02(a)(i)
FBB Financial Statements......................................................	Section 4.05(a)

Defined Term	Location
FBB IP Rights	Section 4.19(a)
FBB Leased Real Property	Section 4.21(b)
FBB Licenses	Section 3.14(a)
FBB Material Contract	Section 4.14(a)
FBB Nominee Directors	Section 6.09(a)
FBB Owned Real Property	Section 4.21(a)
FBB Real Property Lease	Section 4.21(b)
FBB Restricted Stock Awards	Section 4.02(a)(i)
FBB Selling Stockholders	Section 6.02(a)
FBB Stockholder Approval	Section 4.03(a)
FBB Stockholder Notice	Section 6.01(d)
FBB Takeover Proposal	Section 5.05(b)
FBB Voting Debt	Section 4.02(b)
FBB Written Consent	Section 6.01(c)
FBB’s Financial Advisor	Section 4.06
Final Stockholders Registry	Section 2.02(a)
FLSA	Section 3.12(a)
GAAP	Section 3.06(a)
Governmental Entity	Section 3.04
Hazardous Materials	Section 3.16(e)(iv)
Indemnified Party	Section 6.02(g)
Independent Director	Section 6.09(a)
Information Statement	Section 6.01(e)
Injunction	Section 3.03(c)
Intended Tax Treatment	Recitals
Law	Section 3.14(a)
Licenses	Section 3.14(a)
Lien	Section 3.03(c)
Merger	Section 1.01
Merger Consideration	Section 2.01(a)(i)
Merger Sub	Preamble
Multiemployer Plan	Section 3.11(a)
Nasdaq	Section 3.04
New Benefit Plan	Section 6.10(b)
New Plan	Section 6.10(c)
Notice of DXL Adverse Recommendation Change	Section 5.06(f)
Payor	Section 2.02(h)
PCBs	Section 3.16(e)(iv)
Piggyback Notice	Section 6.02(e)
Piggyback Registration	Section 6.02(e)
Post-Closing Directors	Section6.09(a)
Proxy Statement	Section 6.01(b)
Registrable Securities	Section 6.02(b)
Regulatory Agencies	Section 3.05
Release	Section 3.16(e)(v)
Required DXL Stockholder Vote	Section 3.03(b)
Resale Registration Statement	Section 6.02(a)
Sarbanes-Oxley Act	Section3.05
Surviving Company	Section 1.01
Surviving Company Charter	Section 1.05(a)

Defined Term	Location
Tail Policy	Section 6.11(b)
Takeover Statute	Section 3.17
WARN	Section 3.12(c)

SECTION 9.05 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms contained in Section 9.04 and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule, Annex or Exhibit, but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The term “made available” and words of similar import mean that the relevant documents, instruments or materials were (a) posted and made available to the other party on the applicable due diligence data site, maintained by a party for the purpose of the Merger and the other Transactions, in each case prior to the date hereof, or (b) publicly available by virtue of the relevant party’s filing of a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed with the SEC pursuant to the Securities Act or the Exchange Act at least one (1) Business Day prior to the date hereof. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any party hereto. The DXL Disclosure Schedule and the FBB Disclosure Schedule set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the DXL Disclosure Schedule or FBB Disclosure Schedule, as the case may be, relates; provided that any fact or item that is disclosed in any section or subsection of the DXL Disclosure Schedule or the FBB Disclosure Schedule so as to make its relevance to the information called for by other sections or subsections of the DXL Disclosure Schedule or the FBB Disclosure Schedule reasonably apparent on the face of such disclosure shall be deemed to be disclosed in such other sections or subsections of the DXL Disclosure Schedule or the FBB Disclosure Schedule, as the case may be, notwithstanding the omission of any appropriate cross-reference thereto; provided, further that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in either such disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on DXL or FBB, as the case may be. Except where the context otherwise requires, references to the “other party” or “either party” will be deemed to refer to DXL and Merger Sub, collectively, on the one hand, and FBB, on the other hand. All electronic communications from a Person delivered in accordance with Section 9.02 shall be deemed to be “written” for purposes of this Agreement.

SECTION 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner adverse in any material respect to any party or such party waives its rights under this Section 9.06 with respect thereto.

SECTION 9.07 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile or other electronically scanned and transmitted signatures, including by email attachment, shall be deemed originals for all purposes of this Agreement.

SECTION 9.08 Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Confidentiality Agreement and the other agreements entered into in connection with preserving the confidentiality of information, (a) constitutes the entire agreement, and supersedes all prior agreements (other than the Confidentiality Agreement and the other agreements entered into in connection with preserving the confidentiality of information) and understandings, both written and oral, among the parties with respect to the Merger and the other Transactions and (b) is not intended to, and does not, confer upon any Person other than the parties any rights or remedies. The FBB Disclosure Schedule and the DXL Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL; provided, that, to the fullest extent permitted by Section 268 of the DGCL, the FBB Disclosure Schedule, the DXL Disclosure Schedule, and any other exhibit, schedule, or other document or instrument delivered in connection with this Agreement shall not be deemed part of this Agreement for purposes of any provision of the DGCL but shall have the effects provided in this Agreement. Notwithstanding anything to the contrary in this Agreement, following the Effective Time, (i) the provisions of Article II relating to the payment of the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(d) shall be enforceable by holders of FBB Capital Stock at the Effective Time as provided therein, (ii) the FBB Selling Stockholders are intended third party beneficiaries of Section 6.02 and (iii) the D&O Indemnified Parties are intended third party beneficiaries of Section 6.11(a).

SECTION 9.09 Governing Law. This Agreement and any dispute, controversy or claim based upon, arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, any transaction contemplated by this Agreement, any representation or warranty made in or in connection with this Agreement, any inducement to enter into this Agreement, or the breach or alleged breach hereof (whether in contract, statute, tort or otherwise) (a “Dispute”) shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction.

SECTION 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 9.11 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.01, the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.12, without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 9.11 are an integral part of the Merger and the other Transactions and that, without these agreements, the parties would not have entered into this Agreement. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 9.12 Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the State or Federal courts of the United States of America sitting in Delaware, and any appellate court from any thereof, in any Dispute or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any Dispute, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the other State or Federal courts of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any Dispute may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the other State courts or the Federal courts of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Dispute in such courts, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any Dispute in such courts. Each of the parties agrees that a final, non-appealable judgment or determination of the courts described in this Section 9.12 shall be conclusive and may be enforced in other jurisdictions and any court of competent jurisdiction by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY “DISPUTE” (AS DEFINED IN THIS AGREEMENT). EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 9.12. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12.

SECTION 9.13 Publicity. The parties agree that the initial press release to be issued with respect to the Merger and the other Transactions shall be a joint press release to be reasonably agreed upon by DXL and FBB. Except with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 9.13 or any communications plan or strategy previously agreed on by the parties, DXL and FBB shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law (including applicable securities laws), court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 9.14 Financing Related Parties. Notwithstanding anything in this Agreement to the contrary, DXL, on behalf of itself and DXL’s Subsidiaries, and FBB, on behalf of itself and FBB’s Subsidiaries, each hereby:

(a) agree that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Related Parties, arising out of or relating to, this Agreement, the Financing or any of the Debt Documents or Equity Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court;

(b) agree that any such action described in the foregoing clause (a) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any debt commitment letters, any other applicable Debt Document, any Commitment and Subscription Agreement or any other Equity Document;

(c) agree that service of process upon DXL, DXL’s Subsidiaries, FBB or FBB’s Subsidiaries in any such action described in the foregoing clause (a) shall be effective if notice is given in accordance with Section 9.02;

(d) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any action described in the foregoing clause (a) in any such court;

(e) waive to the fullest extent permitted by applicable law trial by jury in any action brought against any of the Financing Related Parties in any way arising out of or relating to, this Agreement, the Financing, any related debt commitment letters, the A&R Term Loan Amendment, any other Debt Document, the Commitment and Subscription Agreements, any other Equity Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(f) agree that none of the Financing Related Parties will have any liability to DXL or DXL’s Subsidiaries or any of their respective Affiliates or Representatives, or any of their respective current, former or future officers, directors, employees, agents, Representatives, stockholders, limited partners, managers, members or partners relating to or arising out of this Agreement, the Financing, any debt commitment letters, the A&R Term Loan Amendment, any other Debt Document, the Commitment and Subscription Agreements, any other Equity Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or otherwise, whether in law or in equity, whether in contract or in tort or otherwise, and neither DXL, nor any of its Subsidiaries or Affiliates will have any rights or claims against any of the Financing Related Parties hereunder or thereunder prior to the Closing (other than, after giving effect to the Closing, pursuant to, and to the extent of, any Debt Document or Equity Document they are party to);

(g) agree that the Financing Related Parties are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.14, Section 9.11 and Section 8.03; and

(h) none of this Section 9.14 and Section 8.03 (or any other provision of this Agreement the amendment or waiver of which has the effect of modifying such provisions) may be amended, modified, terminated or waived in a manner that is materially adverse to any Financing Related Party without the prior written consent of such Financing Related Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

DESTINATION XL GROUP, INC.

By:	/s/ Harvey S. Kanter
Name:	Harvey S. Kanter
Title:	Chief Executive Officer

DIVINE MERGER SUB I, INC.

By:	/s/ Harvey S. Kanter
Name:	Harvey S. Kanter
Title:	President

FBB HOLDINGS I, INC.

By:	/s/ Jim Fogarty
Name:	Jim Fogarty
Title:	CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Certificate of Incorporation of the Surviving Company

[Attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIVINE MERGER SUB I, INC.

ARTICLE I.

The name of the corporation (the “Corporation”) is:

DIVINE MERGER SUB I, INC.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808 in the County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV.

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share (the “Common Stock”). Each holder of Common Stock shall be entitled to one vote for each share held.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire Board of Directors

ARTICLE VI.

Elections of directors need not be by written ballot.

ARTICLE VII.

The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL) the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this Article VII shall not eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit; provided further, however, that if in the future the DGCL is amended or modified (including, but not limited to, Section 102(b)(7)) to permit the elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article VII shall be deemed to be automatically amended to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII.

a. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director, manager or officer of the Corporation or any of its Subsidiaries (each, a “Corporation Group Entity”) or while a director, manager or officer of a Corporation Group Entity, is or was serving at the request of such Corporation Group Entity as a director, officer, manager, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager, employee or agent, or in any other capacity while serving as a director, officer, manager, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by law (and, specifically in the case of the DGCL, as such law is amended, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than previous to such amendment) against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Covered Person in connection therewith.

b. In addition to the right to indemnification conferred by clause (a) of this Article VIII, costs, charges and expenses (including, without limitation, attorneys’ fees) incurred by a Covered Person in defending, testifying, or otherwise participating in any such proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay all amounts so advanced in the event that it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. The majority of the disinterested directors may, and upon approval of such Covered Person, authorize the Corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

c. If a claim under clause (a) or clause (b) of this Article VIII is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by (i) the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in the DGCL as the same exists or as hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment). Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL as the same exists or as hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment), nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

d. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under applicable law, this Restated Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person.

e. The Corporation may maintain insurance, at its expense, to protect itself and/or any person who is or was or has agreed to become a Covered Person against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL and this Article VIII.

f. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Covered Persons. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the board of directors of the Corporation (the “Board”), grant rights to indemnification and to the advancement of expenses to any director, officer, manager, employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, manager, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise or nonprofit entity, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Covered Persons under this Article VIII.

g. Any amendment, repeal or modification of this Article VIII, or any amendment, repeal or modification of relevant provisions of the DGCL or any other applicable laws, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Covered Persons on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing under this Article VIII in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

h. For purposes of this Article VIII, (i) references to “other enterprise” shall include any employee benefit plan; (ii) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (iii) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to another corporation, or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, its participants, or beneficiaries; (iv) references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any Covered Person of such a constituent corporation or is or was serving at the request of such constituent corporation as a Covered Person of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or nonprofit entity, including service with respect to an employee benefit plan, shall stand in the same position under the provisions of this Article VIII, with respect to the resulting or surviving corporation, as a Covered Person would if the Covered Person had served the resulting or surviving corporation in the same capacity; and (v) person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation.”

i. The rights provided to Covered Persons pursuant to this Article VIII (i) shall be contract rights based upon good and valuable consideration, pursuant to which a Covered Person may bring suit as if the provisions of this Article VIII were set forth in a separate written contract between the Covered Person and the Corporation, (ii) shall fully vest at the time the Covered Person first assumes his or her position as an incorporator, resident agent, director, officer, manager, employee or agent of the Corporation and (iii) are intended to be retroactive and shall be available with respect to any act or omission occurring prior to the adoption of this Article VIII.

j. Notwithstanding anything in this Article VIII to the contrary, other than a proceeding to enforce his or her rights under this Article VIII, the Corporation shall not be required to indemnify or advance expenses to any Covered Person in connection with a proceeding or part thereof initiated by such Covered Person unless the initiation of such proceeding was authorized by the Board.

k. If any term or provision of this Article VIII or the application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Article VIII and the application of such provision to other Persons and circumstances shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by law.

ARTICLE IX.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification, insurance and/or advancement of expenses provided by a stockholder of the Corporation or its Affiliates (other than any Corporation Group Entity) (directly or through insurance obtained by any such entity) (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Covered Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for the full amount of any losses, claims, damages, liabilities and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, penalties and amounts paid or to be paid in settlement) to the extent legally permitted and, as required by law, the terms of this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, any other agreement between the Corporation and any Covered Persons or otherwise, without regard to any rights the Covered Persons may have against the Stockholder Indemnitors and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. The rights provided in this Article IX shall be contract rights. The Corporation and each Covered Person agree that Stockholder Indemnitors are express third-party beneficiaries of Articles VIII and IX.

ARTICLE X.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.”

ARTICLE XI.

a. “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

b. “Subsidiary” of any Person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership interest and the power to direct the policies, management and affairs thereof.

Exhibit B

Form of Lock-Up Agreement

[Attached]

Execution Version

Lock-Up Agreement

December 10, 2025

Ladies and Gentlemen:

The undersigned (the “Stockholder”) understands that: (i) Destination XL Group, Inc., a Delaware corporation (“DXL”), has entered into an Agreement and Plan of Merger, dated as of December 10, 2025 (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), with Divine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of DXL (“Merger Sub”), and FBB Holdings I, Inc., a Delaware corporation (“FBB”), pursuant to which Merger Sub will be merged with and into FBB (the “Merger”) and the separate corporate existence of Merger Sub will cease and FBB will continue as the surviving corporation in the Merger and as a wholly owned subsidiary of DXL; and (ii) in connection with the Merger, stockholders of FBB will receive DXL Common Stock. Capitalized terms used but not otherwise defined in this letter agreement (the “Agreement”) will have the meanings ascribed to such terms in the Merger Agreement. This letter agreement shall not be effective until the effective time of the Merger (the “Effective Time”).

As a material inducement to the willingness of each of DXL and FBB to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees that the Stockholder will not, subject to the exceptions set forth in this Agreement, during the period commencing on the Effective Time and ending 90 days after the Closing Date (the “Restricted Period”), (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any DXL Common Stock, or any securities convertible into or exercisable or exchangeable for DXL Common Stock, including, without limitation, DXL Common Stock or such other securities which may be deemed to be beneficially owned by the Stockholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities of DXL which may be issued upon exercise of a stock option or warrant (collectively, the “Stockholder’s Shares”), or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the DXL Common Stock or such other securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of DXL Common Stock or such other securities, in cash or otherwise, in each case other than (i) transfers of the Stockholder’s Shares as charitable gifts or donations, (ii) transfers or dispositions of the Stockholder’s Shares directly as a gift to a member of the Stockholder’s immediate family, or to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (iii) transfers or dispositions of the Stockholder’s Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (iv) transfers of the Stockholder’s Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (v) transfers that occur by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, (vi) transfers or dispositions not involving a change in beneficial ownership, and (vii) if the Stockholder is a trust, transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary; provided that, in each case, the transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides DXL with a copy of such agreement promptly upon consummation of any such transfer; and provided, further, that in each case, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than filings made in respect of involuntary transfers or dispositions or a filing on a Form 5 made after the expiration of the Restricted Period) and any such transfer or distribution shall not involve a disposition for value. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Notwithstanding the restrictions imposed by this Agreement, the Stockholder may (a) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of DXL Common Stock, provided that such plan does not provide for any transfers of DXL Common Stock during the Restricted Period, and (b) transfer or dispose of DXL Common Stock acquired on the open market following the Effective Time; provided that, with respect to (a) above, no filing under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with the establishment of such a plan, provided that reasonable notice shall be provided to DXL prior to any such filing, and provided further that, for the avoidance of doubt, the underlying DXL Common Stock shall continue to be subject to the restrictions on transfer set forth in this Agreement.

An attempted transfer in violation of this Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement, and will not be recorded on the stock transfer books of DXL. In order to ensure compliance with the restrictions referred to herein, the Stockholder agrees that DXL may issue appropriate “stop transfer” certificates or instructions. DXL may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Stockholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Stockholder hereby represents and warrants that the Stockholder has full power and authority to enter into this Agreement. All authority conferred or agreed to be conferred and any obligations of the Stockholder under this Agreement will be binding upon the successors, assigns, heirs or personal representatives of the Stockholder.

Upon the release of any of the Stockholder’s Shares from this Agreement, DXL will cooperate with the Stockholder to facilitate the timely preparation and delivery of certificates representing the Stockholder’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

The Stockholder understands that each of DXL and FBB is relying upon this Agreement in proceeding toward consummation of the Merger. The Stockholder also understands that other individuals or entities are executing similar Lock-Up Agreements in connection with the Merger Agreement (each, a “Similar Agreement”). It is further understood and agreed that (a) no amendment or modification will be made to any Similar Agreement unless the Stockholder is afforded the opportunity to receive the same amendment or modification to this Agreement, and (b) no signatory to any Similar Agreement will be released from its obligations thereunder without notice being provided to the Stockholder. The Stockholder further understands that this Agreement is irrevocable and is binding upon the Stockholder’s heirs, legal representatives, successors and assigns.

Nothing contained in this Agreement shall be deemed to vest in DXL or FBB any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder’s Shares. All rights, ownership and economic benefits of and relating to the Stockholder’s Shares shall remain vested in and belong to the Stockholder, and DXL and FBB shall have no authority solely by virtue of this Agreement to direct the Stockholder in the voting or disposition of any of the Stockholder’s Shares, except as otherwise provided herein.

If the Merger Agreement is terminated in accordance with its terms, the Stockholder will be released from all obligations and liabilities under this Agreement automatically and without notice or other action by any Person.

This Agreement and any dispute, controversy or claim based upon, arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, any transaction contemplated by this Agreement, any representation or warranty made in or in connection with this Agreement, any inducement to enter into this Agreement, or the breach or alleged breach hereof (whether in contract, statute, tort or otherwise) shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction.

This Agreement may be executed by facsimile or electronic (i.e., PDF) transmission, which is deemed an original.

[Signature Page Follows]

Execution Version

Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

By:

Name:

Title:

SIGNATURE PAGE TO LOCK-UP AGREEMENT

Exhibit C

Form of Voting Agreement

[Attached]

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 10, 2025 by and among each of the persons set forth on Schedule A hereto (each, a “Stockholder,” and collectively, the “Stockholders”) of Destination XL Group, Inc., a Delaware corporation (“DXL”), and FBB Holdings I, Inc., a Delaware corporation (“FBB”). FBB and Stockholders are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, concurrently with or following the execution hereof, FBB, DXL, and Divine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of DXL (“Merger Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which the Merger Sub will be merged with and into FBB (the “Merger”), with FBB being the surviving corporation in the Merger; and

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.01 per share, of DXL (“DXL Common Stock”), set forth opposite such Stockholder’s name on Schedule A (all such shares of DXL Common Stock, together with any shares of DXL Common Stock or other voting equity securities of DXL that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by such Stockholder prior to the Expiration Time (as defined below) (the “After-Acquired Shares”), such Stockholder’s “Covered Shares”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms have the meanings set forth below:

“Adverse Proposal” means: (i) any DXL Takeover Proposal; (ii) any change in the present capitalization of DXL or any amendment or other change to the DXL Charter or the DXL Bylaws; (iii) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of DXL set forth in the Merger Agreement; or (iv) any other action, proposal or transaction that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or prevent the consummation of, or otherwise adversely affect, the Merger, the other transactions contemplated hereby or thereby.

“Controlled Affiliate” means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls such person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interests of an entity shall be conclusive evidence that control exists.

“Transfer” means any direct or indirect (i) sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), voluntarily or involuntarily, or entry into any contract, option or other arrangement or understanding with respect to any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer pursuant to this Agreement or the Merger Agreement) or any right, title or interest therein; (ii) (x) deposit of any Covered Shares into a voting trust, (y) entry into a voting agreement with respect to any Covered Shares (other than this Agreement) or (z) grant of any irrevocable or revocable proxy, corporate representative appointment or power of attorney (or other consent or authorization) with respect to any Covered Shares; or (iii) entry into an agreement, arrangement, understanding or commitment (whether or not in writing) to take any of the actions referred to in the foregoing sub-paragraphs (i) or (ii).

2. No Transfer; No Inconsistent Arrangements.

2.1 Each Stockholder agrees not to Transfer any of such Stockholder’s Covered Shares; provided, however, if any involuntary Transfer of any of such Stockholder’s Covered Shares shall occur (including a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Time. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio.

2.2 Each Stockholder hereby authorizes and instructs DXL to cause DXL’s transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to all of the Covered Shares or other capital stock or any securities convertible into or exercisable or exchangeable for Covered Shares or other capital stock of DXL owned or held (of record or beneficially) by such Stockholder during the term of this Agreement.

2.3 Each Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing or materially delaying such Stockholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, impairing or materially delaying, the consummation of the Merger or the other transactions or the performance by DXL of its obligations under the Merger Agreement.

3. Agreement to Vote. Each Stockholder irrevocably and unconditionally agrees that, at every meeting of the stockholders of DXL, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of DXL, such Stockholder shall, in each case, to the fullest extent that such Stockholder’s Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares (i) in favor of (A) the issuance of DXL Common Stock as the Merger Consideration pursuant to the terms of the Merger Agreement and (B) any other matters that would reasonably be expected to facilitate the Merger, including any proposal to adjourn or postpone any meeting of the stockholders of DXL to a later date; and (ii) against any Adverse Proposal; provided, that for the avoidance of doubt, any adjournment or postponement of the DXL Stockholders Meeting permitted by Section 6.01(h) of the Merger Agreement or by Section 3(b)(i)(B) hereof shall not constitute an Adverse Proposal. Such Stockholder shall retain at all times the right to vote such Stockholder’s Covered Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 3 that are at any time or from time to time presented for consideration to the stockholders of DXL generally. For the avoidance of doubt, the foregoing commitments in this Section 3 apply to any Covered Shares held by any trust, limited partnership or other entity directly or indirectly holding Covered Shares over which the applicable Stockholder exercises direct or indirect voting control (if any).

4. Proxy and Power of Attorney. Solely in the event of a failure by any Stockholder to act in accordance with such Stockholder’s obligations as to voting pursuant to Section 3 hereof, such Stockholder hereby appoints Jim Fogarty and Lauren Gee (each, an “Attorney”), in their capacities as officers of FBB, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), as its proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or act by written consent during the term of this Agreement with respect to the Covered Shares in accordance with Section 3 hereof in the event such Stockholder fails to comply with its obligation under this Agreement or attempts or purports to vote (or provide consent with respect to), or cause any other person to vote or provide consent with respect to, such Stockholder’s Covered Shares in a manner inconsistent with the terms of this Agreement. This proxy and power of attorney is given to secure the performance of the duties of the Stockholders under this Agreement. Any applicable Stockholder shall take such further actions or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by any applicable Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by such Stockholder with respect to the Covered Shares. The power of attorney granted by any applicable Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement. Any applicable Stockholder irrevocably undertakes to ratify any act committed in the exercise of the power under this Section 4 if called upon to do so. Any applicable Stockholder undertakes and agrees: (i) to indemnify the Attorney against all actions, claims, demands, proceedings, costs, charges, expenses and other liabilities whatsoever which may be made against the Attorney or for which the Attorney may become liable by reason of acting pursuant to this power of attorney; and (ii) that the Attorney shall not be liable to such Stockholder for any loss or damage occurring as a result of any act or omission made by the Attorney by reason of acting pursuant to this power of attorney.

5. No Limit on Fiduciary Duties as Director. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent any Stockholder from exercising his or her duties and obligations as a director of the Company or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of the Company. Each Stockholder is executing this Agreement solely in its capacity as a stockholder.

6. Additional Covenants.

6.1 No Solicitation. From the date hereof until the Expiration Time, each Stockholder shall not, and shall cause its Controlled Affiliates not to, and its and their respective officers, agents and other representatives not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any DXL Takeover Proposal; (ii) engage or participate in any negotiations with any person concerning any DXL Takeover Proposal; (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any DXL Takeover Proposal (other than the parties to the Merger Agreement and their Representatives); (iv) approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, voting or support agreement, or other agreement (whether written or oral, binding or nonbinding) in connection with or relating to any DXL Takeover Proposal; or (v) become a member of a “group” (as defined in Section 13(d)(3) under the Exchange Act) with respect to any voting securities of DXL for the purpose of opposing, discouraging or competing with or taking any actions inconsistent with the transactions contemplated by this Agreement or the Merger Agreement. Each Stockholder shall, and shall cause its Controlled Affiliates to, and shall cause its respective officer, agents and other representatives to, immediately cease and cause to be terminated any existing solicitations of, or discussions or negotiations with, any third party relating to any DXL Takeover Proposal. For purposes of this Section 6.1, “DXL Takeover Proposal” shall have the meaning ascribed to such term in the Merger Agreement but shall also include any Transfer of any of such Stockholder’s Covered Shares.

6.2 Waiver of Certain Actions. Each Stockholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FBB, DXL, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger) or (b) alleging a breach of any duty of the Board of Directors of DXL in connection with the Merger Agreement, this Agreement, the transactions contemplated hereby or thereby.

6.3 Notice of Certain Events. Each Stockholder agrees to notify FBB of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of such Stockholder set forth in Section 7. Promptly upon the acquisition of any After-Acquired Shares, such Stockholder shall notify FBB of the number of After-Acquired Shares so acquired; it being understood that any such shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof and the representation and warranties in Section 7 below shall be true and correct as of the date that such After-Acquired Shares are acquired.

6.4 Documentation and Information. Each Stockholder shall not, and shall cause such Stockholder’s Controlled Affiliates and such Stockholder’s and such Stockholder’s Controlled Affiliates’ respective officers, agents and other representatives not to, make any public announcement or other communication to a third party regarding this Agreement, the Merger Agreement, or the transactions contemplated thereby or hereby without the prior written consent of FBB except in accordance with Section 9.13 of the Merger Agreement. Each Stockholder consents to and authorizes DXL and FBB to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that DXL or FBB reasonably determines to be necessary or advisable in connection with the Merger, the other transactions contemplated by the Merger Agreement or any other transactions contemplated by this Agreement, such Stockholder’s identity and ownership of such Stockholder’s Covered Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that DXL and FBB may file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Each Stockholder agrees to promptly give FBB and DXL any information that is in such Stockholder’s possession that FBB or DXL may reasonably request for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify FBB and DXL of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that such Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

7. Representations and Warranties of Each Stockholder. Each Stockholder represents and warrants to FBB, as to such Stockholder with respect to such Stockholder’s Covered Shares, on a several basis, that:

7.1 Due Organization; Authority.

(a) Such Stockholder is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) such Stockholder has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement, (iii) the execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Stockholder, and (iv) no other proceedings on the part of such Stockholder are necessary to authorize the execution, delivery and performance of this Agreement by such Stockholder or to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by FBB, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any proceeding seeking enforcement may be brought.

7.2 Ownership of the Covered Shares; Voting Power. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of such Stockholder’s Covered Shares and has good and marketable title to all of such Stockholder’s Covered Shares, free and clear of any Liens in respect of such Covered Shares, other than those created by this Agreement or those imposed by applicable securities Law (collectively, “Permitted Liens”). The Covered Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of capital stock of DXL or any other securities of DXL beneficially owned by such Stockholder as of the date hereof. As of the date hereof, such Stockholder has not entered into any agreement to Transfer any such Covered Shares. Such Stockholder has full voting power with respect to all of such Stockholder’s Covered Shares, and full power of disposition with respect to Covered Shares, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Covered Shares. None of such Stockholder’s Covered Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or Lien with respect to the voting of such Covered Shares, except as expressly provided herein (including Permitted Liens).

7.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (a) violate, contravene or conflict with or result in any breach of any provision of the certificate of formation or operating agreement or equivalent organizational documents of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of, any Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Covered Shares may be bound, (d) result in the creation or imposition of any Lien (other than any Permitted Liens or Lien created by FBB) on any of such Stockholder’s Covered Shares or (e) violate any Law applicable to such Stockholder or by which any of such Stockholder’s Covered Shares are bound, except, in the case of each of clauses (c), (d) and (e), as would not, individually or in the aggregate, reasonably be expected to prevent, impair or delay the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise prevent, impair or delay such Stockholder’s ability to perform such Stockholder’s obligations hereunder.

7.4 No Legal Proceedings. There are no legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending against or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of such Stockholder’s properties or assets (including any of such Stockholder’s Covered Shares) that would, individually or in the aggregate, reasonably be expected to prevent, impair or delay the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise prevent, impair or delay such Stockholder’s ability to perform its obligations hereunder.

7.5 Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Stockholder’s own choosing. Such Stockholder understands and acknowledges that FBB and DXL are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

8. Termination. This Agreement shall terminate automatically and shall have no further force or effect as of the earliest to occur of the following (the “Expiration Time”): (a) the Effective Time; (b) the date and time that the Merger Agreement is validly terminated in accordance with the terms and provisions thereof; and (c) the termination of this Agreement by mutual written consent of the Parties. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 8 shall relieve any Party from liability for fraud or any intentional breach of this Agreement prior to termination hereof and (y) the provisions of Section 9 shall survive any termination of this Agreement.

9. Miscellaneous.

9.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.2 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9.3 Amendment and Modification; Waiver. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by a Party or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights.

9.4 Enforcement Remedies.

(a) Except as otherwise expressly provided herein, any remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Section 8, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief. The Parties hereby waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and, in any action for specific performance, the defense of adequacy of a remedy at Law.

9.5 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given in the manner described in Section 9.02 of the Merger Agreement, addressed as follows: (i) if to FBB, to the email addresses set forth in Section 9.02 of the Merger Agreement, and (ii) if to a Stockholder, to such Stockholder’s email address set forth on a signature page hereto, or to such other email address as such Party may hereafter specify for the purpose by notice to each other Party.

9.6 Governing Law; Jurisdiction.

(a) This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for such Party and such Party’s property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent such Party may legally and effectively do so, any objection that such Party may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.6(b) in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

9.7 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) SUCH PARTY MAKES SUCH WAIVERS VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Entire Agreement; Third Party Beneficiaries.

(a) This Agreement, together with the Merger Agreement (together with the Exhibits, FBB Disclosure Schedule and the other documents delivered pursuant thereto) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Nothing in this Agreement, express or implied, is intended to confer upon any person (other than the Parties) any rights or remedies hereunder.

9.9 Counterparts. This Agreement may be executed in multiple counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including, but not limited to, DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.10 Mutual Drafting; Interpretation.

(a) Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

(b) Headings of the articles and sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever. Except as otherwise indicated, all references in this Agreement to “Sections,” are intended to refer to Sections of this Agreement. The schedule attached to this Agreement constitutes a part of this Agreement and is incorporated in this Agreement for all purposes.

(c) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. The words “include,” “includes” or “including” mean “including without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not any particular section in which such words appear. The words “shall” and “will” have the same meaning. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive, and shall be interpreted as “and/or”. The term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

9.11 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.12 Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use such Stockholder’s reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform such Stockholder’s obligations under this Agreement.

9.13 Stockholder Obligations Several and Not Joint. Except if a Stockholder is an affiliate of another Stockholder, the obligations of each Stockholder under this Agreement shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FBB HOLDINGS I, INC.

By:
Name:	Jim Fogarty
Title:	CEO

SIGNATURE PAGE TO VOTING AGREEMENT (DIRECTORS)

LIONEL F. CONACHER	WILL MESDAG

By:	By:
Name:	Name:
Email:	Email:

HARVEY S. KANTER	IVY ROSS

By:	By:
Name:	Name:
Email:	Email:

CARMEN R. BAUZA	ELAINE RUBIN

By:	By:
Name:	Name:
Email:	Email:

JACK BOYLE

By:
Name:
Email:

SIGNATURE PAGE TO VOTING AGREEMENT (DIRECTORS)

Schedule A

Stockholder	Shares of DXL Common Stock
Lionel F. Conacher	346,312
Harvey S. Kanter	729,857
Carmen R. Bauza	118,879
Jack Boyle	547,154
Will Mesdag	2,593,758
Ivy Ross	275,095
Elaine Rubin	210,391

VOTING AGREEMENT - SCHEDULE A

Exhibit D

Directors and Officers of the Surviving Company

Board of Directors:

Jim Fogarty

Peter H. Stratton, Jr.

Officers:

Jim Fogarty, Chief Executive Officer

Peter H. Stratton, Jr., Chief Financial Officer

ANNEX B

On May 26, 2026, following the discussion between and among the DXL Board and its outside legal and financial advisors regarding the May 2026 Supplemental Financial Analyses (as defined and described in the section entitled “The Merger—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”), Guggenheim Securities advised the DXL Board that, in light of the May 2026 DXL-Provided Financial Projections and the May 2026 Synergy Estimates (each as described in the section entitled “The Merger—May 2026 Supplemental Financial Analyses Prepared by Guggenheim Securities, Financial Advisor to DXL”) and the May 2026 Supplemental Financial Analyses, THE DXL BOARD SHOULD NO LONGER RELY ON THE DECEMBER 2025 OPINION EXPRESSED IN GUGGENHEIM SECURITIES’ DECEMBER 10, 2025 LETTER TO THE DXL BOARD OR ON THE FINANCIAL ANALYSES GUGGENHEIM SECURITIES REVIEWED WITH THE DXL BOARD AT THE DECEMBER 10, 2025 DXL BOARD MEETING IN CONNECTION WITH THE DECEMBER 2025 OPINION.

The December 2025 Opinion was rendered only on and as of December 10, 2025 and has not been and will not be updated. DXL STOCKHOLDERS SHOULD NOT RELY ON THE DECEMBER 2025 OPINION AND IT DOES NOT CONSTITUTE ADVICE OR A RECOMMENDATION TO ANY DXL STOCKHOLDER AS TO HOW ANY DXL STOCKHOLDER SHOULD VOTE OR ACT IN CONNECTION WITH THE MERGER OR OTHERWISE. The December 2025 Opinion and the summary of the financial analyses underlying the December 2025 Opinion should be read only together with the May 2026 Supplemental Financial Analyses .

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

December 10, 2025

The Board of Directors

Destination XL Group, Inc.

555 Turnpike Street

Canton, MA 02021

Members of the Board:

We understand that Destination XL Group, Inc. (“Destination XL”) and FBB Holdings I, Inc. (“FBB”) intend to enter into an Agreement and Plan of Merger to be dated as of December 11, 2025 (the “Agreement”) pursuant to which Divine Merger Sub I, Inc., a wholly owned subsidiary of Destination XL (“Merger Sub”), will be merged with and into FBB (the “Merger”) and FBB will become a wholly owned subsidiary of Destination XL. Pursuant to the Agreement, each of the issued and outstanding shares of the common stock, par value $0.01 per share, of FBB (“FBB Common Stock”), subject to certain exceptions, will be converted into the right to receive that number of shares of the common stock, par value $0.01 per share, of Destination XL (“DXL Common Stock”) equal to (i) the number of shares of DXL Common Stock outstanding immediately before the Merger multiplied by (y) the quotient of fifty-five per cent (55%) divided by (z) forty-five per cent (45%) then (ii) divided by the number of shares of FBB Common Stock outstanding immediately before the Merger, with the aggregate shares of DXL Common Stock to be issued in the Merger referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the stockholders of Destination XL.

In connection with rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated as of December 9, 2025;

•	Reviewed certain publicly available business and financial information regarding Destination XL;

The Board of Directors

Destination XL Group, Inc.

December 10, 2025

•

Reviewed certain non-public business and financial information regarding Destination XL and FBB and their respective businesses and future prospects (including (i) certain financial projections for Destination XL on a stand-alone basis for the fiscal years ending January 31, 2026 through January 31, 2035, (ii) certain financial projections for FBB on a stand-alone basis for the calendar years ending December 31, 2025 through December 31, 2034, (iii) certain estimates as to potentially realizable existing net operating loss carry-forwards expected to be utilized by Destination XL and (iv) certain estimates as to potentially realizable benefits under Section 163(j) of the Code (as defined below) available and expected to be utilized by FBB (together, the ”Destination XL-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for our use by Destination XL’s senior management (collectively with the Synergy Estimates (as defined below), the “Destination XL-Provided Information”);

•

Reviewed certain non-public business and financial information regarding FBB and its business and future prospects (including certain financial projections for FBB on a stand-alone basis for the calendar years ending December 31, 2025 through December 31, 2029 (the “FBB-Provided Financial Projections” and together with the Destination XL-Provided Financial Projections, the “Financial Projections”) and certain other estimates and other forward looking information), all as prepared by and discussed with FBB’s senior management and reviewed by, discussed with and approved for our use by Destination XL’s senior management (collectively, the “FBB-Provided Information”);

•

Reviewed certain estimated cost savings, operating synergies and other combination benefits expected to result from the Merger and estimated costs to achieve the same (collectively, the “Synergy Estimates” or the “Synergies”), all as prepared by and discussed with Destination XL’s and FBB’s respective senior management and approved for our use by Destination XL’s senior management;

•

Discussed with Destination XL’s senior management their strategic and financial rationale for the Merger as well as their views of Destination XL’s and FBB’s respective businesses, operations, historical and projected financial results, liquidity, funding needs, access to capital and future prospects and the commercial and competitive dynamics in the consumer sector;

•

Discussed with FBB’s senior management their strategic and financial rationale for the Merger as well as their views of FBB’s business, operations, historical and projected financial results, liquidity, funding needs, access to capital and future prospects and the commercial and competitive dynamics in the consumer sector;

•	Performed discounted cash flow analyses with respect to Destination XL, FBB and the Synergies based on the Destination XL-Provided Financial Projections and the Synergy Estimates;

•	Reviewed the historical prices, certain trading multiples and the trading activity of the Destination XL Common Stock;

•

Compared the financial performance of Destination XL and FBB and certain trading multiples and the trading activity of the Destination XL Common Stock with corresponding data for certain publicly traded companies that we deemed relevant in evaluating Destination XL and FBB;

•	Reviewed the pro forma financial results, financial condition and capitalization of Destination XL giving effect to the Merger; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or

The Board of Directors

Destination XL Group, Inc.

December 10, 2025

discussed with Destination XL or FBB (including, without limitation, the Destination XL-Provided Information and the FBB-Provided Information) or obtained from public sources, data suppliers and other third parties.

•

We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Destination XL-Provided Information or the FBB-Provided Information), (ii) express no view or opinion regarding the reasonableness or achievability of the Financial Projections, the Synergy Estimates, any other estimates or any other forward-looking information provided by Destination XL or FBB or the assumptions upon which any of the foregoing are based and (iii) have relied upon the assurances of Destination XL’s senior management that they are (in the case of the Destination XL-Provided Information) and have assumed that FBB’s senior management are (in the case of the FBB-Provided Information) unaware of any facts or circumstances that would make the Destination XL-Provided Information or the FBB-Provided Information incomplete, inaccurate or misleading.

•

We (i) have been advised by Destination XL’s senior management, and have assumed, that the Destination XL-Provided Financial Projections have been (y) reasonably prepared on bases reflecting the best currently available estimates and judgments of Destination XL’s senior management as to the expected future performance of Destination XL and FBB and (z) reviewed by Destination XL’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion, (ii) have been advised by Destination XL’s senior management, and have assumed, that the Synergy Estimates have been (y) reasonably prepared on bases reflecting the best currently available estimates and judgments of Destination XL’s and FBB’s respective senior management as to the expected amounts and realization of the Synergies and (z) reviewed by Destination XL’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion, (iii) have assumed that the FBB-Provided Financial Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of FBB’s senior management as to the expected future performance of FBB on a stand-alone basis and (iv) have assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained by us from public sources, data suppliers and other third parties are reasonable and reliable.

During the course of our engagement, we were asked by Destination XL’s Board of Directors to solicit indications of interest from various potential third-party transaction counterparties regarding a potential extraordinary corporate transaction with or involving Destination XL, and we have considered the results of such solicitation process in rendering our opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Destination XL, FBB or any other entity or the solvency or fair value of Destination XL, FBB or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Destination XL’s senior management, FBB’s senior management and Destination XL’s other professional advisors with respect to such matters. We have assumed that the Merger will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Destination XL, FBB or their respective securityholders.

The Board of Directors

Destination XL Group, Inc.

December 10, 2025

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Destination XL, FBB and Merger Sub will comply with all terms and provisions of the Agreement and (iii) the representations and warranties of Destination XL, FBB and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Destination XL, FBB or the Merger (including its contemplated benefits) in any way meaningful to our analyses or opinion. Further, in rendering our opinion we have assumed in all respects meaningful to our analyses that concurrently with, but immediately prior to, the Merger, those certain Commitment and Subscription Agreements (as defined in the Agreement) by and between FBB and certain FBB investors will be consummated on the terms and subject to the conditions set forth in such Commitment and Subscription Agreements, such that the aggregate amount of indebtedness of FBB upon consummation of the Merger shall be as reflected in the Destination XL-Provided Information.

In rendering our opinion, we do not express any view or opinion as to (i) the prices at which the shares of Destination XL Common Stock, FBB Common Stock or other securities or financial instruments of or relating to Destination XL or FBB may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Destination XL or FBB, their respective securities or other financial instruments or the Merger or (iii) the impact of the Merger on the solvency or viability of Destination XL, FBB or Merger Sub or the ability of Destination XL, FBB or Merger Sub to pay their respective obligations when they come due.

We have acted as a financial advisor to Destination XL in connection with the Merger and will receive a customary fee for such services, an installment of which is payable upon the rendering of our opinion and an additional installment may be payable upon successful consummation of the Merger. In addition, Destination XL has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As previously disclosed, (i) aside from our current engagement by Destination XL, we have not been previously engaged during the past two years by Destination XL to provide financial advisory or investment banking services for which we received fees and (ii) we have not been previously engaged during the past two years by FBB to provide financial advisory or investment banking services for which we received fees, except that we acted as financial advisor to FBB in connection with its July 2024 acquisition of Avenue, for which we received agreed upon fees. We may in the future seek to provide Destination XL and FBB or their respective affiliates with financial advisory and investment banking services unrelated to the Merger, for which services we would expect to receive compensation.

We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to Destination XL, FBB, other participants in the Merger or their respective affiliates, for which services we and our affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Destination XL, FBB, other participants in the Merger or their respective affiliates. Furthermore, our and our

The Board of Directors

Destination XL Group, Inc.

December 10, 2025

affiliates’ and related entities’ respective directors, officers, employees, consultants and agents may have investments in Destination XL, FBB, other participants in the Merger or their respective affiliates.

Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Destination XL, FBB, other participants in the Merger or their respective affiliates or the Merger that differ from the views of our investment banking personnel.

Our opinion has been provided to Destination XL’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the stockholders of Destination XL in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Destination XL’s Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any stockholder of Destination XL as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Destination XL’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Destination XL or the effects of any other transaction in which Destination XL might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (y) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement or (z) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Destination XL or FBB. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Destination XL’s or FBB’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of Destination XL.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

ANNEX C

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

DESTINATION XL GROUP, INC.

Destination XL Group, Inc, a Delaware corporation (the “Corporation”), hereby certifies that:

1. The certificate of incorporation of the Corporation is hereby amended by inserting the following at the beginning of Article FOURTH thereof:

Effective immediately upon the effectiveness of the Certificate of Amendment adding this paragraph to this Restated Certificate of Incorporation (the “Effective Time”), each two (2) to thirty (30) shares of Common Stock that are issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid, and non-assessable share of Common Stock, with the exact ratio within such range to be determined by the Board of Directors prior to the Effective Time and notice of such ratio to be given by the Corporation to its stockholders (the “Reverse Split”). The Reverse Split shall occur automatically without any further action by the Corporation or its stockholders and whether or not any certificate representing such shares immediately prior to the Effective Time (the “Old Certificate”) is surrendered to the Corporation.”

2. This Certificate of Amendment has been adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3. On ______ __, 2026, the Board of Directors of the Corporation determined that each ____ (__) shares of the Corporation’s Common Stock that are issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified and combined into one (1) validly issued, fully paid, and non-assessable share of Common Stock, pursuant to the amendment set forth in this Certificate of Amendment. The Corporation gave notice to its stockholders of this ratio on ______ __, 2026.

4. [This Certificate of Amendment shall be effective on ______ __, 2026 at __:__ [a][p].m. Eastern Time.]

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this certificate on the date set forth below.

DESTINATION XL GROUP, INC.

By:
Name:
Title:
Date:

C-2

ANNEX D

Explanatory Note: This Annex D contains a copy of the Destination XL Group, Inc. Second Amended and Restated 2016 Incentive Compensation Plan as proposed to be amended by Proposal 3 included in this Proxy Statement to which this Annex D is attached.

Editing Guide:

Proposed additions are shown in blue, bold and as underlined text;

Proposed deletions are shown in red, bold and as strike-throughs; and

Existing text, which has been moved, is shown in green, as lighter bold with underlined text or strike-through, as applicable.

DESTINATION XL GROUP, INC.

SECOND AMENDED AND RESTATED

2016 INCENTIVE COMPENSATION PLAN

AS AMENDED EFFECTIVE ([XXX, XX, 2026] ~~AUGUST 8, 2024~~)

DESTINATION XL GROUP, INC.

SECOND AMENDED AND RESTATED

2016 INCENTIVE COMPENSATION PLAN

AS AMENDED EFFECTIVE ([XXX, XX, 2026])

DESTINATION XL GROUP, INC.

SECOND AMENDED AND RESTATED

2016 INCENTIVE COMPENSATION PLAN

AS AMENDED EFFECTIVE ([XXX, XX, 2026])

(1)

Purpose. The purpose of this SECOND AMENDED AND RESTATED DESTINATION XL GROUP, INC. 2016 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist DESTINATION XL GROUP, INC., a Delaware corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. The Plan replaced the 2006 Incentive Compensation Plan which was last amended effective as of August 1, 2013. The Plan was originally adopted effective as of August 4, 2016 and was amended effective as of August 8, 2019, August 12, 2020, ~~and~~ August 5, 2021 and August 8, 2024.

(2)	Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a)

“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Deferred Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

(b)	“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(c)

“Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s estate.

(d)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e)	“Board” means the Company’s Board of Directors.

(f)	“Change in Control” means a Change in Control as defined in Section 9(b) of the Plan.

(g)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(h)

“Committee” means a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. The Committee shall consist of at least two directors, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, and (ii)”Independent”; provided, however, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(i)

“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(j)

“Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(k)

“Deferred Stock” means a right to receive Shares, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period, which right is not subject to a substantial risk of forfeiture (other than the potential clawback of benefits under Section 8(f) hereof).

(l)	“Deferred Award” means an Award of Deferred Stock or Restricted Stock Units granted to a Participant under Section 7(e) hereof.

(m)	“Director” means a member of the Board or the board of directors of any Related Entity.

(n)	“Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(o)

“Dividend Equivalent” means a right, granted to a Participant under Section 7(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(p)	“Effective Date” means the effective date of the Plan, which shall be the Shareholder Approval Date.

(q)

“Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan. Notwithstanding the foregoing, a Person shall not be an Eligible Person if the identity of such person would preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(r)

“Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (conditioned upon and effective not earlier than, such person becoming an employee of the Company or any Related Entity). The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(s)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(t)

“Fair Market Value” means the fair market value of Shares, Awards or other property on the date as of which the value is being determined, as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market

Value of a Share as of any given date shall be the closing sale price per Share reported on the principal stock exchange or market on which Shares are traded on the date immediately preceding the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(u)	“Full Value Award” means any Award other than an option or a Stock Appreciation Right and that is settled in Shares.

(v)

“Good Reason” means the same definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement with the Company, if any, that is in effect at the time the determination is being made. If the Participant does not have an employment agreement with the Company at that time, or there is no definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement at that time, or the Committee determines, in its sole and absolute discretion, that the right to any payment or benefit under this Plan that is subject to Section 409A of the Code pursuant to a termination of Continuous Service by a Participant for Good Reason would not be treated as a right to a payment or benefit pursuant to an involuntary separation from service for purposes of Section 409A of the Code if the definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement at that time is applied to the Participant’s termination of Continuous Service, then Good Reason means the occurrence of any of the following in the absence of Justifiable Cause by the Company: (i) a material diminution in the Participant’s base salary, unless such material diminution in the Participant’s base salary is made pursuant to a reduction in base salary that affects all similarly situated employees in a similar manner and is made at least six months prior to a Change in Control, in which case such material diminution in the Participant’s base salary shall not constitute Good Reason; (ii) a material change in the geographic location at which the Participant must perform his or her job functions to which the Participant does not agree; or (iii) solely in the case of a Section 16 Officer, a material diminution in the Participant’s authority, duties, or responsibilities. For purposes of this Plan, Good Reason shall not be deemed to exist unless the termination of Continuous Service by a Participant for Good Reason occurs within 180 days following the initial existence of one of the conditions specified in clauses (i) through (iii) above, the Participant provides the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition, and the Company fails to remedy the condition within 30 days after its receipt of such notice.

(w)	“Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(x)

“Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the NASDAQ Stock Market or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the NASDAQ Stock Market

(y)	“Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) of the Plan.

(z)

“Justifiable Cause” means the same definition as used in the Participant’s employment agreement, if any, that is in effect at the time the determination is being made. If the Participant does not have an employment agreement at that time, or there is no definition of Justifiable Cause, or any substantially similar term, in the Participant’s employment agreement at that time, then Justifiable Cause means any material failure by the Participant in performing his or her necessary job functions; any breach of any material written policies, rules or regulations which have been adopted by the Company; the Participant’s performance of any act or failure to act, as to which if the Participant was prosecuted and convicted, a crime or offense involving money or property of the Company or any Related Entity, or a crime or offense constituting a felony in the jurisdiction involved, would have occurred; the Participant’s embezzlement of funds or assets of the Company or any of its Subsidiaries or Affiliates; the Participant’s conviction of, pleas of guilty to, or pleas of nolo contendere to any felony; the Participant’s unauthorized disclosure to any person, firm or corporation of any confidential information of the Company or any Related Entity; the Participant’s usurpation of a corporate opportunity of the Company or any of its Related Entity; or the Participant’s engaging in any business other than the business of the Company or any Related Entity which materially interferes with the performance of his or her duties.

(aa)

“Listing Market” means the NASDAQ Stock Market or any national securities exchange on which the Company’s securities are listed for trading and, if not listed for trading on the NASDAQ Stock Market or a national securities exchange, then the NASDAQ Stock Market.

(bb)	“Option” means a right granted to a Participant under Section 7(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(cc)	“Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(dd)	“Other Stock-Based Awards” means Awards granted to a Participant under Section 7(i) hereof.

(ee)	“Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ff)	“Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Section 7(h).

(gg)

“Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(hh)

“Performance Share” means any grant pursuant to Section 7(h) of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(ii)

“Performance Unit” means any grant pursuant to Section 7(h) of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(jj)

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(kk)	“PriorPlan” means the Company’s 2006 Incentive Compensation Plan.

(ll)

“Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Committee in which the Company, or a Subsidiary holds a substantial ownership interest, directly or indirectly and with respect to which the Company may offer or sell securities pursuant to the Plan in reliance upon either Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(mm)

“Restricted Stock” means any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(nn)	“Restricted Stock Award” means an Award of Restricted Stock granted to a Participant under Section 7(d) hereof.

(oo)

“Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period, which right is subject to a risk of forfeiture.

(pp)	“Restricted Stock Unit Award” means an Award of Restricted Stock Unit granted to a Participant under Section 7(e) hereof.

(qq)	“Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(rr)

“Shareholder Approval Date” means the date on which this Plan is approved by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of 422 of the Code, Rule 16b-3 under the Exchange Act and applicable requirements under the rules of the Listing Market.

(ss)	“Shares” means the shares of common stock of the Company, par value $.01 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(tt)	“Stock Appreciation Right” means a right granted to a Participant under Section 7(c) hereof.

(uu)

“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(vv)

“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines.

3.	Administration.

a.

Authority of the Committee. The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case the Plan shall be administered by only those directors who are Independent Directors, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of other Eligible Persons or Participants.

b.

Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act; and (ii) with respect to any Award to an Independent Director. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Eligible Persons, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to members of the Board, or officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. The Committee may appoint agents to assist it in administering the Plan.

c.

Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.	Shares Subject to Plan.

a.

Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the aggregate number of Shares reserved and available for delivery under the Plan shall be equal to the sum of (i) ~~20,745,000~~ 34,245,000 Shares plus (ii) the number of Shares available for issuance but not granted under the Prior Plan, and (iii) the number of Shares that are credited back to the maximum Share limitation under Section 4(c)(i) hereof. Shares issued in respect of any Full Value Award granted under the Plan shall be counted against the share limit as ~~1.9~~1.5 Shares of stock for every one Share actually issued in connection with such Full Value Award. Each Share issued in respect of Options and SARs shall be counted against the share limit as one Share. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

b.

Application of Limitation to Grants of Award. No Award may be granted if the number of Shares that would be counted against the Share limit in Section 4(a) hereof as a result of such an Award exceeds the number of Shares remaining available for Award under the Plan. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

c.	Availability of Shares Not Delivered under Awards and Adjustments to Limits.

i.

If any Shares subject to an Option or SAR granted under the Plan or the Prior Plan are forfeited or such Option or SAR is settled in cash or otherwise expires or terminates without the delivery of such Shares, the maximum Share limitation of Section 4(a) hereof shall be credited with one Share for each Share subject to such Option or SAR and such number of credited Shares may again be made available for Awards under the Plan, subject to Section 4(c)(iv) below. If any Shares subject to a Full Value Award granted under the Plan or the Prior Plan are forfeited or such Full Value Award is settled in cash or otherwise expires or terminates without the delivery of such Shares, the maximum share limitation of Section 4(a) hereof shall be credited with ~~1.9~~1.5 Shares for each Share subject to such Full

Value Award, and such number of credited Shares may again be made available for Awards under the Plan, subject to Section 4(c)(iv) below.

ii.

Awards that are settled or exercised through the payment of Shares shall be counted against the number of Shares available for award under the Plan in accordance with Section 4(a) hereof, regardless of the number of Shares actually issued upon settlement or exercise of any such Award. Awards that are settled in cash shall not be counted against the number of Shares available for Award under this Plan.

iii.

Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan if and to the extent that the use of such Shares would not require approval of the Company’s shareholders under the rules of the Listing Market. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

iv.

(Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be ~~20,745,000~~ 34,245,000 Shares. In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

v.

Notwithstanding anything in this Section 4 to the contrary, but subject to adjustment as provided in Section 10(c) hereof, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceed $300,000 in the aggregate.

d.	No Further Awards Under Prior Plan. No further awards shall be made under the Prior Plan after July 31, 2016.

5.

Eligibility~~; Per-Participant Limitations~~. Awards may be granted under the Plan only to Eligible Persons. ~~Subject to adjustment as provided in Section 10(c) of this Plan, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options and/or Stock Appreciation Rights with respect to more than 1,000,000 Shares or (ii) Performance Shares, with respect to more than 1,000,000 Shares. In addition, the maximum dollar value payable to any one Participant with respect to Performance Units is (x) $3,000,000 with respect to any 12 month Performance Period (pro-rated for any Performance Period that is less than 12 months based upon the ratio of the number of days in the Performance Period as compared to 365), and (y) with respect to any Performance Period that is more than 12 months, $3,000,000 multiplied by the number of full 12 months periods that are in the Performance Period.~~

6.	Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 9 of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Shares available pursuant to Section 4(a) may be granted to any one or more Eligible Persons without respect to such minimum vesting provisions. Nothing in this Section 6 shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, disability, termination of Continuous Service or the consummation of a Change in Control.

7.	Specific Terms of Awards.

a.

General. Awards may be granted on the terms and conditions set forth in this Section 7. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

b.	Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

i.

Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 10(c), (A) the terms of outstanding Options may not be amended to reduce the exercise price per Share of such Options, (B) an outstanding Option may not be cancelled, exchanged, substituted, bought out or surrendered in exchange for (i) cash or other Awards, in each case, having a Fair Market Value in excess of the amount by which the Fair Market Value of the Shares underlying such Option exceeds the aggregate exercise price of such Option or (ii) Options with an exercise price per Share that is less than the exercise price per Share of the original Option and (C) the Committee shall not be permitted to take any other action with respect to an Option that may be treated as a repricing, in each case, without approval of the Company’s shareholders.

ii.

Time and Method of Exercise. Subject to the maximum term of any Option set forth in Section 8(b), the Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or Awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

iii.	Form of Settlement. The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

iv.

Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

A.

the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

B.

the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

C.

if shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

c.

Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person (a “Freestanding Stock Appreciation Right”), upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

i.	Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a tandem Stock Appreciation Right. Other than pursuant to Section 10(c), (A) the terms of outstanding Stock Appreciation Rights may not be amended to reduce the grant price per Share of such Stock Appreciation Rights, (B) an outstanding Stock Appreciation Right may not be cancelled, exchanged, substituted, bought out or surrendered in exchange for (i) cash or other Awards, in each case, having a Fair Market Value in excess of the amount by which the Fair Market Value of the Shares underlying such Stock Appreciation Right exceeds the aggregate grant price of such Stock Appreciation Right or (ii) Stock Appreciation Rights with a grant price per Share that is less than the grant price per Share of the original Stock Appreciation Right and (C) the Committee shall not be permitted to take any other action with respect to a Stock Appreciation Right that may be treated as a repricing, in each case, without approval of the Company’s shareholders.

ii.

Other Terms. Subject to the maximum term of any Stock Appreciation Right set forth in Section 8(b), the Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

d.	Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

i.

Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan, covering a period of time specified by the Committee (the “Restriction Period”). The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 10(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

ii.

Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that, subject to the limitations set forth in Section 6 hereof, the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and subject to the limitations in Section 6 hereof, the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

iii.

Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

iv.

Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan, or except as otherwise provided in Section 7(h)(v) hereof, may require that payment be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash dividend is payable, in each case in a manner that does not violate the requirements of Section 409A of the Code. Notwithstanding any provision herein to the contrary, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

e.	Deferred Award. The Committee is authorized to grant “Deferred Awards,” which include Deferred Stock and Restricted Stock Unit Awards, to any Eligible Person on the following terms and conditions.

i.

Award and Restrictions. Satisfaction of a Deferred Award shall occur upon expiration of the deferral period specified for such Deferred Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Deferred Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Award, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Deferred Award, a Deferred Award carries no voting or dividend or other rights associated with Share ownership. Prior to satisfaction of a Deferred Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Deferred Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

ii.

Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that, subject to the limitations set forth in Section 7 hereof, the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and, subject to the limitations in Section 6 hereof, the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

iii.

Dividend Equivalents. Unless otherwise determined by the Committee at the date of grant, and except as otherwise provided in Section 7(h)(v) hereof, any Dividend Equivalents that are granted with respect to any Deferred Award shall be either (A) paid with respect to such Deferred Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, but only to the extent such Deferred Award is then vested, or (B) deferred with respect to such Deferred Award and the amount or value thereof automatically deemed reinvested in additional Deferred Award, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect. The applicable Award Agreement shall specify whether any Dividend Equivalents shall be paid at the dividend payment date (subject to the limitation described above), deferred or deferred at the election of the Participant. If the Participant may elect to defer the Dividend Equivalents, such election shall be made within 30 days after the grant date of the Deferred Award, but in no event later than 12 months before the first date on which any portion of such Deferred Award vests (or at such other times prescribed by the Committee as shall not result in a violation of Section 409A of the Code).

f.

Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

g.

Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. Except as otherwise provided in Section 7(h)(v)hereof, the Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at some later date, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify, provided that Dividend Equivalents granted in connection with another Award shall not be paid or distributed prior to the vesting date of the related Award (or portion thereof giving rise to the Dividend Equivalent). Any such determination by the Committee shall be made at the grant date of the applicable Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

h.	Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee.

i.	The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each

Performance Award. The Committee shall determine the circumstances in which Awards shall be paid, if at all, or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

ii.	Except as~~-~~may be provided in an Award Agreement, Performance Awards will be distributed or settled only after the end of the relevant Performance Period.

iii.

The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon any criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. Achievement of performance goals in respect of Performance Awards shall generally be measured over a Performance Period of at least 12 months and not longer than 5 years, as specified by the Committee. Generally, performance goals shall be established within 90 days after the beginning of any Performance Period applicable to Performance Awards.

iv.

The Committee will determine, by resolution or other appropriate action, whether the performance criteria and any other material terms previously established by the Committee or set forth in the Plan have been satisfied. The amount of the Award to be distributed shall be conclusively determined by the Committee. Except as otherwise specified by the Committee, the Committee shall exclude the impact of: (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (iii) a change in accounting standards required by generally accepted accounting principles, or (iv) any other item or event deemed advisable by the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards.

v.

Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code.

i.

Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Except as otherwise provided in Section 7(h)(v)hereof, the Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 7(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of the Sarbanes Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

8.	Certain Provisions Applicable to Awards.

a.

Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to be exempt from or comply with Section 409A of the Code.

b.

Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

c.

Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, all applicable rules of the Listing Market and any other applicable law, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 10(e) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

d.

Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

e.	Code Section 409A. The following provisions shall apply to any Award that is or may potentially be subject to the requirements of Section 409A of the Code.

i.	The Award Agreement for any Award that the Committee reasonably determines to constitute a “non-qualified deferred compensation plan” under Section 409A of the Code (a

“Section 409A Plan”), and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with, the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

ii.	If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

A.

Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeable emergency”;

B.

The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

C.

Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

D.

In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

iii.

Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

f.	Clawback of Certain Compensation and Benefits.

i.

The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements (and/or awards issued under the Prior Plan~~s~~) may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

ii.

If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.

9.	Change in Control.

•

Effect of “Change in Control”. Unless otherwise provided in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement, or to the extent otherwise determined by the Committee in effect immediately preceding the Change in Control, in its sole discretion and without any requirement that each Participant be treated consistently, in the event of a Change in Control and within 6 months before or 18 months after the Change in Control, the Participant’s Continuous Service is terminated by the Company or any Related Entity without Justifiable Cause or by the Participant for Good Reason, or there is a termination of Continuous Service because of the Participant’s death or Disability, the following shall occur: (i) if the portion of the Participant’s Award(s) or any award(s) that is substituted therefor that is subject only to time-based vesting has not previously been vested or paid to the Participant, then such portion shall immediately vest (in the case of any Award or substitute therefor that is subject to vesting) and any cash payable as a result of such vesting shall be paid to the Participant, as soon as practicable (but in no event more than 5 business days) after the later of the Change in Control or the termination of the Participant’s Continuous Service; and (ii) if the portion of the Participant’s Award(s) or any award(s) that is substituted therefor that is subject to performance-based vesting has not previously been vested or paid to the Participant, then the pro-rata portion for the time elapsed in the ongoing performance period(s) of the Award or substitute therefor, shall immediately vest and any cash payable as a result of such vesting shall be paid to the Participant, as soon as practicable (but in no event more than 5 business days) after the later of the Change in Control or the termination of the Participant’s Continuous Service. Each Share that is received upon the exercise, vesting or settlement of an Award or substitute therefor that vests pursuant to this Section 9(a) shall be immediately redeemed by the Company (or its successor) for cash payable by the Company (or its successor) in an amount (the “Redemption Price Per Share”) equal to, as applicable, (x) if the Shares have not been cancelled, exchanged or converted into other securities or property as a result of the Change in Control and are publicly-traded, the Fair Market Value of a Share on the date of the termination of the Participant’s Continuous Service, or (y) if the Shares have been cancelled, exchanged or converted into other securities or property as a result of the Change in Control, the greater of (i) the fair market value per Share of the consideration received pursuant to the Change in Control by the holders of Shares on the date of the Change in Control and (ii) if the consideration received by the holders of Shares pursuant to the Change in Control consisted, in whole or in part, of other securities which are publicly traded, the sum of (A) the fair market value of the number of such securities received for each Share pursuant to the Change in Control on the date of the termination of the Participant’s Continuous Service and (B) the fair market value of any other consideration received for each Share pursuant to the Change in Control. Each Option that vests pursuant to this Section 9(a) shall be immediately cancelled in exchange for cash payable by the Company for each Share subject to the cancelled Option equal to the amount, if any, by which the Redemption Price Per Share exceeds the exercise price per Share of the Option.

•

Definition of “Change in Control”. Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Subsidiary, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

•

The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) below; or

•

During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

•

Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) or any of its Subsidiaries, or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity securities of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such

Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the Board of Directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

10.	General Provisions.

a.

Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

b.

Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement. For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

c.	Adjustments.

i.

Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem appropriate and equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate in order to prevent the reduction or enlargement of benefits under any Award. Notwithstanding the foregoing, in the case of any “equity restructuring” (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation, formerly known as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) or any other applicable accounting standard), the Committee shall make such adjustments to Awards on account of such equity restructuring as shall be necessary in order that the “fair value” of the adjusted Award immediately following the equity restructuring shall be equal to the “fair value” of the original Award immediately prior to the equity restructuring, based on the Share price and other pertinent factors on the effective date of the equity restructuring. For purposes of the preceding sentence, “fair value” shall be determined in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation or any other applicable accounting standard.

ii.	Adjustments in Case of Certain Transactions.

A.

In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (and subject to the provisions of Section 9of this Plan relating to the vesting of Awards in the event of any Change in Control), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (1) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (2) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (3) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (4) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his/her exercise of any Awards upon the consummation of the transaction.

B.

For purposes of this Section 10(c)(ii), an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Deferred Award or Other Stock-Based Award immediately prior to the Change in Control, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

iii.

Other Adjustments. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

d.

Award Agreements. Each Award Agreement shall either be (i) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

e.	Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments equal in value to the Shares withheld or received from the Participant in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The amount of withholding tax paid with respect to an Award by the withholding of Shares otherwise deliverable pursuant to the Award or by delivering Shares already owned shall not exceed the maximum statutory withholding required with respect to that Award.

f.

Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award.

g.

Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity’s in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Shares awarded pursuant to this Plan unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of their respective officers, directors, representatives or agents are granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

h.

Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

i.

Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

j.

Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

k.

Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.

l.

Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

m.

Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date which is the date the Plan was approved by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Section 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

n.

Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

o.

Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

DESTINATION XL GROUP, INC.

Notice of Special Meeting of

Stockholders and Proxy Statement

[●], [●], 2026

[●] A.M. Eastern Time

Destination XL Group, Inc.

555 Turnpike Street

Canton, Massachusetts 02021

Please sign your proxy and

return it in the enclosed

postage-paid envelope so

that you may be represented

at the Special Meeting.

SPECIAL MEETING OF STOCKHOLDERS OF

DESTINATION XL GROUP, INC.

[●], 2026

GO GREEN

e-consent makes it easy to go paperless. With e-consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on [•], 2026:

The Proxy Statement is available at https://investor.dxl.com/financial-information/annual-reports.

PLEASE SIGN, DATE AND MAIL

YOUR PROXY CARD IN THE ENVELOPE

PROVIDED AS SOON AS POSSIBLE.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.	To approve the issuance of shares of DXL common stock as the merger consideration pursuant to the terms of the merger agreement and the resulting “change of control” under the Nasdaq rules (“proposal 1 or issuance proposal”). THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 1.	For ☐	Against ☐	Abstain ☐

2.	To approve and adopt an amendment to the restated certificate of incorporation of DXL to effect a reverse stock split at a ratio of not less than 1-for-2 and not more than 1-for-30 pursuant to the amendment set forth in Section 1 on Annex C to the proxy statement (“proposal 2” or “reverse stock split proposal”). THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.	For ☐	Against ☐	Abstain ☐

3.	To approve and adopt an amendment to the Second Amended and Restated 2016 Incentive Compensation Plan to (a) increase the total number of shares of DXL common stock available for issuance under the 2016 plan by 13,500,000 shares; (b) increase the total number of shares of DXL common stock available for issuance upon the exercise of incentive stock options granted under the 2016 plan by 13,500,000 shares; (c) change the share fungible rate from 1.9 shares to 1.5 shares; and (d) remove the annual per participant limitations with respect to the share amount and/or dollar value of awards that can be granted under the 2016 plan (“proposal 3” or “2016 plan proposal”). THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.	For ☐	Against ☐	Abstain ☐

4.	To approve an adjournment or postponement of the special meeting for the purpose of soliciting proxies with respect to the issuance proposal, the reverse stock split proposal and/or the 2016 plan proposal (“proposal 4” or “adjournment proposal”). THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.	For ☐	Against ☐	Abstain ☐

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, IT WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC DIRECTION IS GIVEN FOR PROPOSAL 1, IT WILL NOT BE VOTED. IF NO SPECIFIC DIRECTION IS GIVEN FOR PROPOSALS 2, 3 OR 4, IT WILL BE VOTED “FOR” EACH SUCH PROPOSAL. RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT OF DESTINATION XL GROUP, INC. DATED [●], 2026.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE SPECIAL MEETING.		☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature of Stockholder	Date	Signature of Stockholder	Date

DESTINATION XL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

This Proxy Is Solicited On Behalf Of The Board Of Directors

For The Special Meeting Of Stockholders To Be Held On [●], 2026

The undersigned stockholder(s) of Destination XL Group, Inc. (the “Company”) hereby appoint(s) Lionel F. Conacher and Peter H. Stratton, Jr., and each of them, as proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders (the “Special Meeting”) to be held on [●], [●], 2026 at [●] A.M. Eastern Time at the corporate offices of the Company, 555 Turnpike Street, Canton, Massachusetts 02021, and any adjournment or postponement thereof, with all powers that the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for the Special Meeting, and, in their discretion, upon all such other matters as may properly come before the Special Meeting. The undersigned hereby revoke(s) all proxies, if any, hitherto given by the undersigned for the Special Meeting.

(Continued and to be signed on reverse side.)